As filed with the Securities and Exchange Commission on December 13, 2021

No. 333-258693

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	84-4730610 (I.R.S. Employer Identification No.)

405 West 14th Street

Austin, TX 78701

(512) 340-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Steven Hicks

Chief Executive Officer

Capstar Special Purpose Acquisition Corp.

405 West 14th Street

Austin, TX 78701

(512) 340-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christopher S. Auguste, Esq. Ernest S. Wechsler, Esq.	Ettore A. Santucci, Esq. James T. Barrett, Esq.
Kramer Levin Naftalis & Frankel LLP	Jocelyn M. Arel, Esq.
1177 Avenue of the Americas New York, New York 10036 Tel: (212) 715-9100	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570-1000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.   ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
New Gelesis Common Stock(1)	96,876,625	$963,922,419	$105,163.94(5)
Total	96,876,625	$963,922,419	$105,163.94 (5)

(1)

Based on the maximum number of shares of common stock, $0.0001 par value per share (the “New Gelesis Common Stock”), of New Gelesis (as defined below) issuable upon a business combination (the “Business Combination”) involving Capstar Special Purpose Acquisition Corp. (“CPSR”) and Gelesis, Inc. (“Gelesis”). This number is based on 96,876,625, the maximum number of shares of New Gelesis Common Stock that are expected to be issued pursuant to the Business Combination to the Gelesis Equityholders, which includes: (i) 74,363,251, the maximum aggregate number of shares of New Gelesis Common Stock to be issued to the holders of Gelesis Common Stock; (ii) 18,186,435, the maximum aggregate number of shares of New Gelesis Common Stock that may become issuable under certain Gelesis Options that are to be assumed by New Gelesis and become exercisable for shares of New Gelesis Common Stock upon consummation of the Business Combination; and (iii)4,326,939, the maximum aggregate number of shares of New Gelesis Common Stock that may become issuable upon the settlement of certain Gelesis Warrants outstanding as of November 15, 2021, which Gelesis Warrants will be cancelled in exchange for warrants to purchase shares of New Gelesis Common Stock upon consummation of the Business Combination. “New Gelesis” refers to CPSR after giving effect to the consummation of the Business Combination.

(2)

Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock of CPSR on the New York Stock Exchange on November 18, 2021 ($9.95 per share of Class A Common Stock). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(5)	Registration fee of $116,844.54 was previously paid on August 10, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED DECEMBER 13, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

PROSPECTUS FOR

96,876,625 SHARES OF COMMON STOCK OF

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

The board of directors of Capstar Special Purpose Acquisition Corp., a Delaware corporation (“CPSR”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated July 19, 2021, as amended on November 8, 2021 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among CPSR, CPSR Gelesis Merger Sub, Inc., a Delaware corporation, and wholly-owned subsidiary of CPSR (“Merger Sub”), and Gelesis, Inc., a Delaware corporation (“Gelesis”), a copy of which is attached to this proxy statement/prospectus as Annex A and Annex A-1. As described in this proxy statement/prospectus, CPSR’s stockholders are being asked to consider a vote upon the Business Combination, among other items. As used in this proxy statement/prospectus, “New Gelesis” refers to CPSR after giving effect to the consummation of the Business Combination. On November 8, 2021, in response to current market conditions of special purpose acquisition companies resulting in lower trading prices and higher average redemption rates, CPSR, Merger Sub and Gelesis entered into an amendment to the Business Combination Agreement, which, among other things, adjusted the equity valuation of Gelesis from $900 million to $675 million. See the section entitled “Business Combination Proposal — Background to the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of the amendment to the Business Combination Agreement.

On the date of closing of the Business Combination, Merger Sub will merge with and into Gelesis, with Gelesis as the surviving company in the Business Combination and, after giving effect to the Business Combination, Gelesis will be a wholly-owned subsidiary of CPSR (the time that the Business Combination becomes effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, based on an implied equity value of $675 million (i) each share of CPSR Class A Common Stock and CPSR Class B Common Stock issued and outstanding immediately prior to the Effective Time will become one share of New Gelesis Common Stock, (ii) each share of Gelesis outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into a right to receive shares of New Gelesis Common Stock, (iii) each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of New Gelesis Common Stock, (iv) all vested and unvested Gelesis Options will be assumed by New Gelesis and thereafter be settled or exercisable for shares of New Gelesis Common Stock and (v) each Gelesis Warrant will be assumed by New Gelesis and thereafter be a warrant to purchase shares of New Gelesis Common Stock. In addition, each holder of shares of Gelesis Common Stock, Gelesis Options and Gelesis Warrants will receive its pro rata portion of 23,483,250 restricted earn out shares of New Gelesis Common Stock, which will vest (in part) in equal thirds if the trading price of New Gelesis Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any 20 trading days within any 30-trading day period on or prior to the date that is five years following the Effective Time and will also vest in connection with any Change of Control Transaction (as defined in the Business Combination Agreement) with respect to New Gelesis if the applicable thresholds are met in such Change of Control Transaction during the same five-year deadline. In addition, our Sponsor has agreed to forfeit certain of the shares of CPSR Class B Common Stock held by the Sponsor to CPSR immediately prior to the Effective Time, and at the Effective Time, a corresponding number of additional shares of New Gelesis Common Stock will be issued to Gelesis equityholders on a pro rata basis as part of the transaction share consideration under the Business Combination Agreement. The market value of the shares to be issued could vary significantly from the market value of the shares as of the date of this proxy statement/prospectus.

It is anticipated that, upon completion of the Business Combination, (i) the Gelesis stockholders, will own, collectively, approximately 64.3% of the outstanding New Gelesis Common Stock, (ii) the stockholders participating in the concurrent private placement in public equity, will own, collectively, 7.8% of the outstanding New Gelesis Common Stock and (iii) CPSR’s public stockholders will own approximately 23.7% of the outstanding New Gelesis Common Stock, in each case, assuming that none of CPSR’s outstanding Public Shares are redeemed in connection with the Business Combination, or approximately 83.0%, 10.0%, and 1.6%, respectively, assuming that all of CPSR’s outstanding Public Shares are redeemed in connection with the Business Combination, except for such outstanding Public Shares the value of which are required to satisfy the Minimum Cash Condition as contemplated by the Business Combination Agreement.

This proxy statement/prospectus covers up to 96,876,625 shares of New Gelesis Common Stock, which represents the maximum number of shares that may be issued to holders of shares of Gelesis Common Stock, Gelesis Options and Gelesis Warrants in connection with the Business Combination (as more fully described in this proxy statement/prospectus).

CPSR’s Units, Public Shares and Public Warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “CPSR.U,” “CPSR” and “CPSR WS,” respectively. CPSR will apply for listing, to be effective at the time of the Business Combination, of New Gelesis Common Stock and the Public Warrants on the NYSE under the proposed symbols “GLS” and “GLS WS”, respectively. New Gelesis will not have Units traded following the Closing of the Business Combination. It is a condition of the consummation of the Business Combination that CPSR receive confirmation from the NYSE that New Gelesis has been conditionally approved for listing on the NYSE, but there can be no assurance such listing condition will be met or that CPSR will obtain such confirmation from the NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides stockholders of CPSR with detailed information about the Business Combination and other matters to be considered at the special meeting of CPSR. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated              , 2021, and is first being mailed to CPSR’s stockholders on or about              , 2021.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

405 West 14th Street

Austin, Texas 78701

Dear Capstar Special Purpose Acquisition Corp. Stockholders:

You are cordially invited to attend the Special Meeting of stockholders (the “Special Meeting”) of Capstar Special Purpose Acquisitions Corp., a Delaware corporation (“CPSR”), being held virtually on January 5, 2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

At the Special Meeting, CPSR stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement (and the transactions contemplated thereby), dated as of July 19, 2021, as amended on November 8, 2021 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among CPSR, CPSR Gelesis Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of CPSR, and Gelesis, Inc., a Delaware corporation (“Gelesis”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1.

On the date of the closing of the Business Combination (the “Closing Date”), Merger Sub will merge with and into Gelesis (the “Business Combination”), with Gelesis as the surviving company in the Business Combination and, after giving effect to such Business Combination, Gelesis will be a wholly-owned subsidiary of CPSR. We refer to CPSR following the closing of the Business Combination as New Gelesis. In connection with the Business Combination, CPSR will be renamed “Gelesis Holdings, Inc.”, and Gelesis will retain its name “Gelesis, Inc.”

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, CPSR has entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and CPSR has agreed to issue and sell to the PIPE Investors, an aggregate of 9,000,000 shares of CPSR Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $90 million (the “PIPE Financing”). The shares of CPSR Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. CPSR has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

CPSR stockholders are being asked to vote on the following matters (the “Proposals”):

1.	to (a) adopt and approve the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, and (b) approve the Business Combination.

Subject to the terms and conditions set forth in the Business Combination Agreement, at the Effective Time, based on an implied equity value of $675 million:

(i)	each share of CPSR Class A Common Stock and CPSR Class B Common Stock issued and outstanding immediately prior to the Effective Time will become one share of New Gelesis Common Stock;
(ii)	each share of Gelesis outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into a right to receive shares of New Gelesis Common Stock;
(iii)	each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of New Gelesis Common Stock;
(iv)	all vested and unvested Gelesis Options will be assumed by New Gelesis and thereafter be settled or exercisable for shares of New Gelesis Common Stock;
(v)	each Gelesis Warrant will be assumed by New Gelesis and thereafter be a warrant to purchase shares of New Gelesis Common Stock;
(vi)	each holder of shares of Gelesis Common Stock, Gelesis Options and Gelesis Warrants will receive its pro rata portion of 23,483,250 restricted earn out shares of New Gelesis Common Stock, which will vest (in part) in equal thirds if the trading price of New Gelesis Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any 20 trading days within any 30-trading day period on or prior to the date that is five years following the Effective Time and will also vest in connection with any Change of Control Transaction (as defined in the Business Combination Agreement) with respect to New Gelesis if the applicable thresholds are met in such Change of Control Transaction during the same five-year deadline; and
(vii)	the Sponsor has agreed to forfeit certain of the shares of CPSR Class B Common Stock held by the Sponsor to CPSR immediately prior to the Effective Time, and at the Effective Time, a corresponding number of additional shares of New Gelesis Common Stock will be issued to Gelesis equityholders on a pro rata basis as part of the transaction share consideration under the Business Combination Agreement.

We refer to this Proposal as the “Business Combination Proposal”;

2.	to approve, assuming the Business Combination Proposal is approved and adopted, a proposed amended and restated certificate of incorporation (the “Proposed Charter”), which will amend and restate CPSR’s current amended and restated certificate of incorporation (the “Current Charter”), and which Proposed Charter will be in effect when duly filed with the Secretary of the State of Delaware in connection with the Closing (the “Charter Amendment Proposal”);
3.	to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as seven (7) separate sub-proposals (the “Advisory Charter Amendment Proposals”):
(a)	Advisory Charter Proposal A — to change the corporate name of New Gelesis to “Gelesis Holdings, Inc.”;
(b)	Advisory Charter Proposal B — to increase CPSR’s capitalization so that it will have 900,000,000 authorized shares of common stock and 250,000,000 authorized shares of preferred stock;
(c)	Advisory Charter Proposal C — to divide the New Gelesis board of directors into three classes with staggered three-year terms;
(d)	Advisory Charter Proposal D — to provide that the removal of any director be only for cause and only by the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares entitled to vote at an election of directors;
(e)	Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of at least 66 2∕3% of New Gelesis’ then outstanding shares of each class entitled to vote thereon as a class;
(f)	Advisory Charter Proposal F — to make New Gelesis’ corporate existence perpetual as opposed to CPSR’s corporate existence, which is required to be dissolved and liquidated twenty-four (24) months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to blank check companies; and
(g)	Advisory Charter Proposal G — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.
4.	to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Section 312 of the NYSE Listed Company Manual, (a) the issuance of up to 96,876,625 newly issued shares of New Gelesis Common Stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus under the heading titled “Business Combination Proposal — Ownership of New Gelesis” and (b) the PIPE Financing (the “NYSE Stock Issuance Proposal”);
5.	to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of eight directors who, upon consummation of the Business Combination, will become directors of New Gelesis (the “Director Election Proposal”);
6.	to approve, assuming the Business Combination Proposal is approved and adopted, the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan, a copy of which is appended to the accompanying proxy statement/prospectus as Exhibit H to the

Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which will become effective the day prior to the Closing (the “Equity Incentive Plan Proposal”); and
7.	to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Stock Issuance Proposal, the Director Election Proposal, or the Equity Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

CPSR is providing the accompanying proxy statement/prospectus and accompanying proxy card to CPSR’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by CPSR’s stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, all of CPSR’s stockholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in its entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of CPSR has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to CPSR’s stockholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these Proposals by the board of directors of CPSR, you should keep in mind that CPSR’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of CPSR’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to CPSR’s current bylaws, a majority of the shares entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the DGCL, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Special Meeting.

The approval of the Business Combination Proposal, the Advisory Charter Amendment Proposals, the NYSE Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CPSR Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CPSR Common Stock, voting together as a single class. The parties have also agreed to condition the Charter Amendment Proposal on the affirmative vote of the holders of a majority of the issued and outstanding shares of CPSR Class A Common Stock, voting separately as a single class.

The approval of the Director Election Proposal requires a plurality vote of the CPSR Common Stock present (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If the Business Combination Proposal is not approved, the NYSE Stock Issuance Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Director Election Proposal and the Equity Incentive Plan Proposal will not be presented to the CPSR stockholders for a vote. The approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal are preconditions to the Closing.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CPSR’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

HOLDERS OF UNITS MUST ELECT TO SEPARATE THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES. IF HOLDERS HOLD THEIR UNITS IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, HOLDERS MUST NOTIFY THEIR BROKER OR BANK THAT THEY ELECT TO SEPARATE THE UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS, OR IF A HOLDER HOLDS UNITS REGISTERED IN ITS OWN NAME, THE HOLDER MUST CONTACT THE TRANSFER AGENT, DIRECTLY AND INSTRUCT IT TO DO SO.

On behalf of CPSR’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

/s/ R. Steven Hicks

R. Steven Hicks

Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                                , 2021 and is first being mailed to
CPSR stockholders on or about                 , 2021.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

405 West 14th Street

Austin, Texas 78701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 5, 2022

TO THE STOCKHOLDERS OF CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.: NOTICE IS HEREBY GIVEN that the Special Meeting will be held on January 5, 2022, at 10:00 a.m. Eastern time, via live webcast at the following address https://www.cstproxy.com/capstarspac/2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. CPSR recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting for the following purposes:

CPSR stockholders are being asked to vote on the following proposals (the “Proposals”):

1.   to (a) adopt and approve the Business Combination Agreement, dated as of July 19, 2021, as amended on November 8, 2021 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), among CPSR, CPSR Gelesis Merger Sub, Inc., and Gelesis, pursuant to which Merger Sub will merge with and into Gelesis, Inc., a Delaware corporation (“Gelesis”), with Gelesis surviving the merger as a wholly-owned subsidiary of CPSR (the “Business Combination”) and (b) approve such merger and the other transactions contemplated by the Business Combination Agreement. In connection with the Business Combination, CPSR will be renamed “Gelesis Holdings, Inc.”, and Gelesis will retain its name “Gelesis, Inc.” We refer to CPSR following the closing of the Business Combination as New Gelesis.

Subject to the terms and conditions set forth in the Business Combination Agreement, at the Effective Time, based on an implied equity value of $675 million:

(i)   each share of CPSR Class A Common Stock and CPSR Class B Common Stock issued and outstanding immediately prior to the Effective Time will become one share of New Gelesis Common Stock;

(ii)   each share of Gelesis outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into a right to receive shares of New Gelesis Common Stock;

(iii)   each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of New Gelesis Common Stock;

(iv)   all vested and unvested Gelesis Options will be assumed by New Gelesis and thereafter be settled or exercisable for shares of New Gelesis Common Stock;

(v)   each Gelesis Warrant will be assumed by New Gelesis and thereafter be a warrant to purchase shares of New Gelesis Common Stock;

(vi)   each holder of shares of Gelesis Common Stock, Gelesis Options and Gelesis Warrants will receive its pro rata portion of 23,483,250 restricted earn out shares of New Gelesis Common Stock, which will vest (in part) in equal thirds if the trading price of New Gelesis Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any 20 trading days within any 30-trading day period on or prior to the date that is five years following the Effective Time and will also vest in connection with any Change of Control Transaction (as defined in the Business Combination Agreement) with respect to New Gelesis if the applicable thresholds are met in such Change of Control Transaction during the same five-year deadline; and

(vii)  the Sponsor has agreed to forfeit certain of the shares of CPSR Class B Common Stock held by the Sponsor to CPSR immediately prior to the Effective Time, and at the Effective Time, a corresponding number of additional shares of New Gelesis Common Stock will be issued to Gelesis equityholders on a pro rata basis as part of the transaction share consideration under the Business Combination Agreement.

We refer to this Proposal as the Business Combination Proposal. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1;

2.   to approve, assuming the Business Combination Proposal is approved and adopted, a proposed amended and restated certificate of incorporation (the “Proposed Charter”), which will amend and restate CPSR’s current amended and restated certificate of incorporation (the “Current Charter”), and which Proposed Charter will be in effect when duly filed with the Secretary of the State of the State of Delaware in connection with the Closing (the “Charter Amendment Proposal”);

3.   to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as seven (7) separate sub-proposals:

(a)   Advisory Charter Proposal A — to change the corporate name of New Gelesis to “Gelesis Holdings, Inc.”;

(b)   Advisory Charter Proposal B — to increase CPSR’s capitalization so that it will have 900,000,000 authorized shares of common stock and 250,000,000 authorized shares of preferred stock;

(c)   Advisory Charter Proposal C — to divide the New Gelesis board of directors into three classes with staggered three-year terms;

(d)   Advisory Charter Proposal D — to provide that the removal of any director be only for cause and only by the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares entitled to vote at an election of directors;

(e)   Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of at least 66 2∕3% of New Gelesis’ then outstanding shares of each class entitled to vote thereon as a class;

(f)   Advisory Charter Proposal F — to make New Gelesis’ corporate existence perpetual as opposed to CPSR’s corporate existence, which is required to be dissolved and liquidated twenty-four (24) months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to blank check companies; and

(g)   Advisory Charter Proposal G — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.

4.   to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Section 312 of the NYSE Listed Company Manual, (a) the issuance of up to 96,876,625 newly issued shares of New Gelesis Common Stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus under the heading titled “Business Combination Proposal — Ownership of New Gelesis” and (b) the issuance and sale of 9,000,000 newly issued shares of CPSR Class A Common Stock in connection with the PIPE Financing concurrent with the Business Combination (the “NYSE Stock Issuance Proposal”);

5.   to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of eight directors who, upon consummation of the Business Combination, will become directors of New Gelesis (the “Director Election Proposal”);

6.   to approve, assuming the Business Combination Proposal is approved and adopted, the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan, a copy of which is appended to the accompanying proxy statement/prospectus as Exhibit H to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which will become effective the day prior to the Closing (the “Equity Incentive Plan Proposal”); and

7.   to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Stock Issuance Proposal, the Director Election Proposal, or the Equity Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

Only holders of record of CPSR Common Stock at the close of business on November 15, 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of CPSR stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of CPSR for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, CPSR is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, the shares of CPSR Class A Common Stock issued in the Initial Public Offering (and such shares, the “Public Shares”) then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the trust account that holds the proceeds (including interest but less franchise and income taxes payable) of the Initial Public Offering (the “Trust Account”). For illustrative purposes, based on funds in the Trust Account of approximately $276,178,675 on the Record Date, the estimated per share redemption price would have been approximately $10.01. Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Holders of Public Shares may elect to redeem Public Shares even if they vote for the Business Combination Proposal. A holder of Public Shares, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to fifteen percent (15%) or more of the shares of CPSR Class A Common Stock issued in the Initial Public Offering.

The Sponsor, R. Steven Hicks, Rodrigo de la Torre, Jamie Weinstein, Kathryn Cavanaugh, John Ghiselli, James Whittenburg and the PIMCO Private Funds, the other holders of the Founders Shares, have agreed to vote any shares of CPSR Common Stock owned by them in favor of the Business Combination Proposal, which represent approximately 25.7% of the voting power of CPSR as of the Record Date.

Pursuant to CPSR’s current bylaws, a majority of the shares entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the DGCL, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Special Meeting.

The approval of the Business Combination Proposal, Advisory Charter Amendment Proposals, NYSE Stock Issuance Proposal, Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CPSR Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CPSR Common Stock, voting together as a single class. The parties have also agreed to condition the Charter Amendment Proposal on the affirmative vote of the holders of a majority of the issued and outstanding shares of CPSR Class A Common Stock, voting separately as a single class.

The approval of the Director Election Proposal requires a plurality vote of the CPSR Common Stock present (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

If the Business Combination Proposal is not approved, the NYSE Stock Issuance Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Director Election Proposal and the Equity Incentive Plan Proposal will not be presented to the CPSR stockholders for a vote. The approval of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposal, the Director Election Proposal and the Equity Incentive Plan Proposal are preconditions to the closing of the Business Combination.

As of the Record Date, there was approximately $276,178,675 in the Trust Account. Each redemption of Public Shares by the holders of Public Shares will decrease the amount in the Trust Account. CPSR will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (512) 340-7800.

, 2021

By Order of the Board of Directors

/s/ R. Steven Hicks

R. Steven Hicks

Chief Executive Officer and Chairman of the Board of Directors

i

ADDITIONAL INFORMATION

This document, which forms part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by CPSR (File No. 333-258693) (the “Registration Statement”), constitutes a prospectus of CPSR under Section 5 of the Securities Act, with respect to the shares of New Gelesis Common Stock to be issued to Gelesis Equityholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting, at which CPSR stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to CPSR stockholders nor the issuance of New Gelesis Common Stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding CPSR has been provided by CPSR and information contained in this proxy statement/prospectus regarding Gelesis has been provided by Gelesis.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

CPSR files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read CPSR’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

405 West 14th Street

Austin, TX 78701

Attn: Chief Financial Officer

Tel: (512) 340-7800

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Phone: (800) 322-2885

Email: proxy@mackenziepartners.com

If you are a stockholder of CPSR and would like to request documents, please do so by December 28, 2021 (five (5) business days prior to the Special Meeting) to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

ii

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and CPSR’s and Gelesis’ own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Notwithstanding the foregoing, we are responsible for all disclosure provided in this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Board” means the CPSR’s board of directors, unless the context otherwise requires.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of July 19, 2021, by and among CPSR, Merger Sub and Gelesis, as amended on November 8, 2021, as may be further amended from time to time.

“Capstar Sale Price” means the price per share for one (1) share of New Gelesis Common Stock in a Change of Control Transaction, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earn outs or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not listed on any securities exchange, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the OTC Markets Group, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on the NYSE or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer taxes payable in connection with such sale) and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer taxes payable in connection with such sale).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any person(s), directly or indirectly, acquires or otherwise purchases (i) another person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another person, including by way of an equity or similar investment in such person, (b) that results, directly or indirectly, in the stockholders of a person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such person (or any successor or parent company of such person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Class A Common Stock” means the Class A common stock of CPSR, par value $0.0001 per share.

“Class B Common Stock” means the Class B common stock of CPSR, par value $0.0001 per share, which is convertible into shares of Class A Common Stock on a one-for-one basis.

“Closing” means the closing of the Business Combination.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Continental” means Continental Stock Transfer & Trust Company, transfer agent for CPSR.

“CPSR” means Capstar Special Purpose Acquisition Corp., a Delaware corporation.

“CPSR Common Stock” means the Class A Common Stock and Class B Common Stock of CPSR.

“Current Bylaws” means CPSR’s Bylaws, as the same may be amended or restated from time to time.

“Current Charter” means CPSR’s amended and restated certificate of incorporation, as the same may be amended or restated from time to time

“DGCL” means the Delaware General Corporation Law, as amended.

“Dollars” or “$” means U.S. dollars, except where otherwise noted.

“Earn Out Period” means the five (5) year period immediately following the Closing.

“Earn Out Shares” means the twenty-three million four hundred eighty-three thousand two hundred and fifty (23,483,250) restricted shares of New Gelesis Common Stock to be issued to Gelesis stockholders, holders of Gelesis Warrants and holders of Gelesis Options, pro rata with the portion of the Transaction Share Consideration allocated to each Gelesis stockholder, holder of Gelesis Options and holder of Gelesis Warrants, subject to certain vesting conditions as set forth in the Business Combination Agreement.

“Effective Time” means the effective time of the Business Combination.

“Equity Incentive Plan” means the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan, approved by the Board, effective as of the date immediately preceding, and contingent on the consummation of, the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“FTC” means the United States Federal Trade Commission.

“Founders Shares” mean the shares of Class B Common Stock initially purchased by the Sponsor, and the shares of Class A Common Stock issuable upon conversion thereof.

“Gelesis” means Gelesis, Inc., a Delaware corporation.

“Gelesis Board” means the board of directors of Gelesis.

“Gelesis Common Stock” or “Gelesis Stock” means the common stock, par value $0.0001 per share, of Gelesis.

“Gelesis Equityholders” means the holders of Gelesis Common Stock, Gelesis Options and Gelesis Warrants.

“Gelesis Equity Plan” means the Gelesis, Inc. 2016 Stock Option and Grant Plan and the Gelesis 2006 Stock Incentive Plan.

“Gelesis Options” means options to purchase Gelesis Common Stock, whether vested or unvested.

“Gelesis Warrants” means warrants to purchase Gelesis Common Stock.

“Governing Documents” mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Public Offering” means the initial public offering of CPSR, which closed on July 7, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merger of Merger Sub with and into Gelesis, with Gelesis as the surviving corporation in the Merger and, after giving effect to the Merger, Gelesis being a wholly-owned subsidiary of CPSR.

“Merger Sub” means CPSR Gelesis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPSR.

“New Gelesis” refers to CPSR following the consummation of the Business Combination.

“New Gelesis Common Stock” means the common stock, par value $0.0001 per share, of New Gelesis.

“New Gelesis Preferred Stock” means the preferred stock, par value $0.0001 per share, of New Gelesis.

“NYSE” means The New York Stock Exchange.

“PIMCO” means, collectively, Pacific Investment Management Company LLC and its Affiliates.

“PIMCO Private Funds” means GCCU VI LLC, a Delaware limited liability company and TOCU XXIX LLC, a Delaware limited liability company, which are members of the Sponsor.

“PIPE Financing” means the private placement of an aggregate of 9,000,000 shares of Class A Common Stock to the PIPE Investors pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, for a purchase price of $10.00 per share, resulting in an aggregate amount of $90 million to CPSR, pursuant to Subscription Agreements with the PIPE Investors, including the PIMCO Private Funds.

“PIPE Investors” means those investors participating in the PIPE Financing.

“Private Placement Warrants” means the 7,520,000 warrants issued to our Sponsor concurrently with our Initial Public Offering, each of which is exercisable for one share of CPSR Class A Common Stock.

“Proposals” means the proposals to be voted on by CPSR’s stockholders at the Special Meeting.

“Proposed Bylaws” means the proposed amended and restated bylaws of New Gelesis to be effective following consummation of the Business Combination.

“Public Stockholders” means holders of Class A Common Stock issued in the Initial Public Offering.

“Public Warrants” means the warrants included in the Units issued in the Initial Public Offering, each of which is exercisable for one share of CPSR Class A Common Stock, in accordance with its terms.

“Rollover Option” means each vested and unvested Gelesis Option which, at the Effective Time, by virtue of the Merger and without any action of any party or any other person, but subject to the terms of the Business Combination Agreement, will cease to represent the right to purchase shares of Gelesis Common Stock and will be canceled in exchange for an option to purchase shares of New Gelesis Common Stock. Each Rollover Option will be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Gelesis Option immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) or (B) to the extent they conflict with the Gelesis Equity Plan and (ii) such other immaterial administrative or ministerial changes as the CPSR Board (or the compensation committee of the CPSR Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.

“Rollover Warrant” means each Gelesis Warrant which, at the Effective Time, by virtue of the Merger and without any action of any party or any other person, will cease to represent the right to purchase shares of Gelesis Common Stock and will be canceled in exchange for a warrant to purchase shares of New Gelesis Common Stock. Each Rollover Warrant will be subject to the same terms and conditions that applied to the corresponding Gelesis Warrant immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the warrants) and (ii) such other immaterial administrative or ministerial changes as the CPSR Board (or the compensation committee of the CPSR Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Warrants.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of stockholders of CPSR, scheduled to be held on                   , 2021.

“Sponsor” means Capstar Sponsor Group, LLC, a Delaware limited liability company.

“Transaction Share Consideration” means an aggregate number of shares of New Gelesis Common Stock equal to (a)(1) $675,000,000, divided by (2) $10.00, minus (b) the number of shares of New Gelesis Common Stock to which the holders of vested Company Options and Company Warrants would be entitled at the Effective Time in respect of such vested Company Options and Company Warrants if such vested Company Options and Company Warrants were exercised in full (and not on a net-exercise basis) in exchange for shares of Gelesis Common Stock immediately prior to the Closing, plus (c) the number of Founders Shares forfeited by the Sponsor to CPSR in accordance with the Sponsor Letter Agreement.

“Trust Account” means the trust account maintained by Continental, acting as trustee, that holds the proceeds from CPSR’s Initial Public Offering and the private placement of the Private Placement Warrants and established for the benefit of holders of Class A Common Stock in connection with the Initial Public Offering.

“Units” means the units of CPSR, each consisting of one (1) share of CPSR Class A Common Stock and one-half (1/2) of one Public Warrant of CPSR.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Gelesis has been provided by Gelesis and its management, and forward-looking statements include statements relating to the expectations, hopes, beliefs, intentions or strategies regarding the future of Gelesis and its management team, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	our ability to complete the Business Combination with Gelesis or, if we do not consummate such Business Combination, any other initial business combination;
●	satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our stockholders of the Proposals necessary to consummate the Business Combination being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; and (iii) CPSR having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing;
●	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against CPSR and Gelesis following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;
●	the financial and business performance of New Gelesis following the Business Combination, including projected financial information and business metrics;
●	the ability to obtain and/or maintain the listing of New Gelesis Common Stock and the New Gelesis Warrants on the NYSE, and the potential liquidity and trading of such securities;
●	the amount of redemptions made by public stockholders;
●	the risk that the proposed Business Combination disrupts current plans and operations of Gelesis as a result of the announcement and consummation of the proposed Business Combination;
●	the risk that the proposed Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of CPSR’s securities;
●	the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of New Gelesis to grow and manage growth profitably and retain its key employees;
●	costs related to the proposed Business Combination;
●	our ability to raise financing in the future, if and when needed;
●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

●	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;
●	the ability of Gelesis to achieve and maintain widespread market acceptance of Plenity, including building brand recognition and loyalty, increasing sales, and achieving commercial success;
●	the impact of current and future applicable laws and regulations, whether in the United States or foreign countries, and our ability to comply with such laws and regulations;
●	the ability of Gelesis to produce adequate supply of Plenity, including its ability to continue to invest in manufacturing capacity and to build additional manufacturing sites;
●	risks related to the development of the telehealth market and regulations related to remote healthcare;
●	global economic, political and social conditions and uncertainties in the markets that Gelesis serves, including risks and uncertainties caused by the COVID-19 pandemic or other natural or man-made disasters;
●	the ability of Gelesis to enter into additional strategic collaborations with third parties, to acquire businesses or products or form strategic alliances in the future and to realize the benefits of such collaborations, acquisitions and alliances;
●	ability of Gelesis to adequately protect its proprietary technology or maintain issued patents that are sufficient to protect Plenity and its ability to prevent third parties from infringing on its proprietary technology;
●	the risk that a third-party’s activities, including with respect to third parties that Gelesis has granted outlicenses to or granted limited exclusive or non-exclusive commercial rights, may overlap or interfere with the commercialization of Plenity or that Gelesis becomes dependent on such arrangements;
●	the ability of Gelesis to successfully develop and expand its operations and manufacturing and to effectively manage such growth;
●	risks related to our suppliers and distributors, including the loss of such suppliers or distributors, or their inability to provide adequate supply of materials or distribution;
●	the ability of Gelesis to retain its senior executive officers and to attract and keep senior management and key scientific and commercial personnel;
●	the ability of Gelesis to identify and discover additional product candidates and to obtain and maintain regulatory approval for such candidates;
●	risks related to potential product liability exposure for Plenity or other future product candidates;
●	risks related to adverse publicity in the weight management industry, changes in the perception of the Gelesis brands, and the impact of negative information or inaccurate information about Gelesis on social media;
●	the ability of Gelesis to generate product sales and to reduce operating losses going forward;
●	the ability of Gelesis to accurately forecast revenue and appropriately monitor its expenses in the future;
●	the ability of Gelesis to compete against other weight management and wellness industry participants or other more effective or more favorably perceived weight management methods, including pharmaceuticals, devices and surgical procedures;
●	foreign currency fluctuations;

●	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;
●	our ability to successfully protect against security breaches and other disruptions to our information technology structure;
●	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and
●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Gelesis. There can be no assurance that future developments affecting us and/or Gelesis will be those that we and/or Gelesis have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Gelesis) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Gelesis undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any stockholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF CPSR

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to CPSR’s stockholders. We urge stockholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in its entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which will be held on January 5, 2022.

Q.	Why am I receiving this proxy statement/prospectus?
A.

CPSR stockholders are being asked to consider and vote upon a Proposal to approve and adopt the Business Combination Agreement, and other Proposals described in this proxy statement/prospectus. CPSR has entered into the Business Combination Agreement as a result of which Merger Sub, a wholly-owned subsidiary of CPSR, will merge with and into Gelesis with Gelesis surviving such merger, and as a result of which Gelesis will become a wholly-owned subsidiary of CPSR. We refer to this merger as the “Business Combination.” CPSR urges its stockholders to read the Business Combination Agreement in its entirety, which is attached to this proxy statement/prospectus as Annex A and Annex A-1 and a copy of the preliminary proxy card is attached to this proxy statement/prospectus as Annex B.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:	Why is CPSR proposing the Business Combination?
A:	CPSR was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Based on its due diligence investigations of Gelesis and the industries in which it operates, including the financial and other information provided by Gelesis in the course of CPSR’s due diligence investigations, the Board believes that the Business Combination with Gelesis is in the best interests of CPSR and its stockholders.

See “Business Combination Proposal — The Board’s Reasons for the Business Combination” for a discussion of the factors considered by the Board in making its decision.

Q:	What matters will be considered at the Special Meeting?
A:	The following is a list of the Proposals upon which CPSR stockholders will be asked to vote at the Special Meeting:
1.	The Business Combination Proposal — to adopt and approve the Business Combination Agreement and approve the Business Combination.
2.	The Charter Amendment Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will amend and restate the Current Charter, and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.
3.	The Advisory Charter Amendment Proposals — to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven (7) separate sub-proposals:
(a)	Advisory Charter Proposal A — to change the corporate name of New Gelesis to “Gelesis Holdings, Inc.”;
(b)	Advisory Charter Proposal B — to increase CPSR’s capitalization so that it will have 900,000,000 authorized shares of common stock and 250,000,000 authorized shares of preferred stock;

(c)	Advisory Charter Proposal C — to divide the New Gelesis board of directors into three classes with staggered three-year terms;
(d)	Advisory Charter Proposal D — to provide that the removal of any director be only for cause and only by the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares entitled to vote at an election of directors;
(e)	Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of at least 66 2∕3% of New Gelesis’ then outstanding shares of each class entitled to vote thereon as a class;
(f)	Advisory Charter Proposal F — to make New Gelesis’ corporate existence perpetual as opposed to CPSR’s corporate existence, which is required to be dissolved and liquidated twenty-four (24) months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to blank check companies; and
(g)	Advisory Charter Proposal G — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.
4.	The NYSE Stock Issuance Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Section 312 of the NYSE Listing Company Manual, (a) the issuance of up to 96,876,625 newly issued shares of New Gelesis Common Stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus under the heading titled “Business Combination Proposal — Ownership of New Gelesis” and (b) the issuance and sale of 9,000,000 newly issued shares of CPSR Class A Common Stock in connection with the PIPE Financing.
5.	The Director Election Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of eight directors who, upon consummation of the Business Combination, will become directors of New Gelesis.
6.	The Equity Incentive Plan Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Equity Incentive Plan, a copy of which is appended to this proxy statement/prospectus as Exhibit H to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which will become effective as of the date immediately preceding the date of the Closing.
7.	The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Stock Issuance Proposal, the Director Election Proposal, or the Equity Incentive Plan Proposal, or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived.
Q:	When and where will the Special Meeting take place?
A:

The CPSR Special Meeting will be held on January 5, 2022, via live webcast, at the following address: https://www.cstproxy.com/capstarspac/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Q:	Is my vote important?
A:

Yes. The Business Combination cannot be completed unless the Business Combination Agreement is adopted by the CPSR stockholders holding a majority of the votes cast on such proposal and the other condition precedent Proposals to the Business Combination achieve the necessary vote outlined below. Only CPSR stockholders as of the close of business on the Record Date are entitled to vote at the Special Meeting. The Board unanimously recommends that such CPSR stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Amendment Proposals, “FOR” the approval of the NYSE Stock Issuance

Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, if presented.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CPSR believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide.

Q:	What vote is required to approve the Proposals presented at the Special Meeting?
A:

The approval of the Business Combination Proposal, the Advisory Charter Amendment Proposals, the NYSE Stock Issuance Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CPSR Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CPSR Common Stock, voting together as a single class. Accordingly, a CPSR’s stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal. The parties have also agreed to condition the Charter Amendment Proposal on the affirmative vote of the holders of a majority of the issued and outstanding shares of CPSR Class A Common Stock, voting separately as a single class.

The approval of the Director Election Proposal requires a plurality vote of the CPSR Common Stock present (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

A CPSR stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting will not be counted towards the number of shares of CPSR Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Advisory Charter Amendment Proposals, the NYSE Stock Issuance Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, or the Adjournment Proposal.

Q:	Are the Proposals conditioned on one another?
A:

Unless the Business Combination Proposal is approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the NYSE Stock Issuance Proposal, the Director Election Proposal, and the Equity Incentive Plan Proposal will not be presented to the stockholders of CPSR at the Special Meeting. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Stock Issuance Proposal, the Director Election Proposal, and the Equity Incentive Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If CPSR does not consummate the Business Combination and fails to complete an initial business combination by July 7, 2022, CPSR will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Q:	What conditions must be satisfied to complete the Business Combination?
A:

There are a number of Closing conditions in the Business Combination Agreement, including the approval by the stockholders of CPSR of the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Stock Issuance Proposal, the Director

Election Proposal, and the Equity Incentive Plan Proposal. The Charter Amendment Proposal, the NYSE Stock Issuance Proposal, the Director Election Proposal, and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Condition Precedent Proposals. Subject to needing to satisfy those Closing conditions that are required by applicable law (such as the applicable waiting periods under the HSR Act having expired, or there being no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions), the other Closing conditions that are required for CPSR to close can be waived by CPSR and the other Closing conditions that are required for Gelesis to close can be waived by Gelesis, but neither party is required to waive any Closing conditions. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “Business Combination Proposal — The Business Combination Agreement.”

If CPSR were to waive certain other Closing conditions that are not required to be satisfied by applicable law (such as waiving the requirement that New Gelesis’ listing application be accepted by the NYSE, waiving the requirement that the representations and warranties of Gelesis must be true and correct as of the Closing or waiving the requirement that since the date of the Business Combination Agreement, no Gelesis Material Adverse Event has occurred that is continuing), and following such waiver did not elect to re-solicit stockholder approval, such decision may have a material adverse effect on the CPSR stockholders. For a summary of the potential material adverse effects on the CPSR stockholders, see the section titled “Risk Factors — Risks Related to CPSR and the Business Combination — CPSR or Gelesis may waive one or more of the Closing conditions without re-soliciting stockholder approval.”

Q:	What will happen in the Business Combination?
A:

At the closing of the Business Combination, Merger Sub will merge with and into Gelesis, with Gelesis surviving such merger as the surviving entity. Upon the Closing, Gelesis will become a wholly-owned subsidiary of CPSR. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by the Public Stockholders and the proceeds from the PIPE Financing will be used to pay (i) CPSR stockholders who properly exercise their redemption rights, (ii) the underwriters, Citigroup Global Markets, Inc. ("Citigroup"), UBS Securities LLC ("UBS") and BTIG, LLC ("BTIG"), their deferred underwriting commissions from the Initial Public Offering, (iii) certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by CPSR or Gelesis in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement, (iv) unpaid franchise and income taxes of CPSR, and (v) for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:	What amendments were made to the Business Combination Agreement since it was originally entered into in July 2021?
A:

On November 8, 2021, CPSR, Merger Sub and Gelesis entered into an amendment to the original Business Combination Agreement, which, among other things, (i) adjusted the equity valuation of Gelesis from $900 million to $675 million, (ii) increased the number of Earn Out Shares available to be issued to Gelesis Equityholders from 15,000,000 to 23,483,250, (iii) provided for the issuance of 1,983,750 additional shares of Class A Common Stock to Gelesis Equityholders, equal to the number of Founders Shares forfeited by the Sponsor and certain affiliates of the Sponsor in accordance with the Sponsor Letter Agreement, and (iv) extended the termination date from January 18, 2022 to January 31, 2022. The adjustment in the equity valuation of Gelesis from $900 million to $675 million was made in response to current market conditions, resulting in lower trading prices and higher average redemption rates among special purpose acquisition companies, or SPACs. See the section entitled “Business Combination Proposal — Background to the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of the amendment to the Business Combination Agreement.

Q:	What equity stake will current stockholders of CPSR and Gelesis Equityholders hold in New Gelesis after the Closing?
A:

It is anticipated that, upon completion of the Business Combination and based on ownership as of the Record Date, the Public Stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 23.7% in New Gelesis, the PIPE Investors will own approximately 7.8% of New Gelesis (such that Public Stockholders, including PIPE Financing investors, will own approximately 31.5% in New Gelesis) and the Gelesis Equityholders will own approximately 64.3% in New Gelesis. The ownership percentage with respect to New Gelesis following the Business Combination does not take into account (i) the redemption of any shares by the Public Stockholders, (ii) Public Warrants and Private Placement Warrants that will remain outstanding immediately following the Business Combination, (iii) the issuance of any shares upon the Closing under the Equity Incentive Plan or (iv) the potential forfeiture of any Earn Out Shares issued to Gelesis Equityholders and/or certain Founders Shares held by our Sponsor, in each case, in the event certain trading price thresholds are not met during the applicable vesting periods. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by CPSR’s existing stockholders in New Gelesis will be different.

There are currently outstanding an aggregate of 21,320,000 warrants to acquire shares of CPSR Class A Common Stock, which are comprised of 7,520,000 Private Placement Warrants held by our initial stockholders and 13,800,000 Public Warrants. Each of our outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of the Initial Public Offering, which occurred on July 7, 2020, for one share of Class A Common Stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New Gelesis Common Stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New Gelesis Common Stock is issued as a result of such exercise, with payment to New Gelesis of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 21,320,000 shares, with approximately $245,180,000 paid to exercise the warrants.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q.	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.

The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The Board also determined, without seeking a valuation from a financial advisor, that Gelesis’ fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). Accordingly, investors will be relying on the judgment of the Board as described above in valuing Gelesis’ business and assuming the risk that the Board may not have properly valued such business. For further information, see the section entitled “Business Combination Proposal — Satisfaction of 80% Test.”

Q:	Why is CPSR providing stockholders with the opportunity to vote on the Business Combination?
A:

Under the Current Charter, CPSR must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of CPSR’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, CPSR has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, CPSR is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q:	Are there any arrangements to help ensure that New Gelesis will have sufficient funds, together with the proceeds in its Trust Account, to fund the Business Combination?
A:

Yes. CPSR has entered into subscription agreements with the PIPE Investors named therein providing for the issuance by CPSR of 9,000,000 shares of Class A Common Stock through the PIPE Financing (subject to certain conditions, including that all conditions precedent to the Closing will have been satisfied or waived (other than those conditions that are to be satisfied at the Closing)), for gross proceeds to CPSR of $90 million.

To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. CPSR will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Financing and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of New Gelesis.

Q:	How many votes do I have at the Special Meeting?
A:

CPSR stockholders are entitled to one (1) vote at the Special Meeting for each share of CPSR Common Stock held as of the Record Date. As of the close of business on the Record Date, there were 34,500,000 outstanding shares of CPSR Common Stock.

Q:	What constitutes a quorum at the Special Meeting?
A:

Holders of a majority in voting power of CPSR Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Special Meeting. As of the Record Date, 17,250,001 shares of CPSR Common Stock would be required to achieve a quorum.

Q:	May CPSR, the Sponsor or CPSR’s directors, officers, advisors or their affiliates purchase shares or warrants in connection with the Business Combination?
A:

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares and/or warrants from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of CPSR’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgment that such stockholder, although still the record holder of CPSR shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:	How will the Sponsor, directors and officers vote?
A:

The Sponsor, R. Steven Hicks, Rodrigo de la Torre, Jamie Weinstein, Kathryn Cavanaugh, John Ghiselli, James Whittenburg and the PIMCO Private Funds, the other holders of the Founders Shares, have agreed to vote their shares in favor of the Business Combination. The members of our Sponsor include R. Steven Hicks, Clayton Christopher, Benjamin Hanson, Rodrigo de la Torre, John Ghiselli and the PIMCO Private Funds. As of the Record Date, the Sponsor and such other stockholders own approximately 25.7% of the issued and outstanding shares of CPSR Common Stock, including all of the Founders Shares, and will be able to vote all such shares at the Special Meeting. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and such other stockholders had agreed to vote their shares of CPSR Common Stock in accordance with the majority of the votes cast by Public Stockholders.

Q:	What interests do CPSR’s current officers, directors and advisors have in the Business Combination?
A:

The Sponsor, members of the Board and our executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

●	Unless CPSR consummates an initial business combination by July 7, 2022, CPSR will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay CPSR’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CPSR’s remaining stockholders and the Board, liquidate and dissolve, subject in each case to CPSR’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

●	Our Sponsor paid an aggregate of $25,000 for the Founders Shares, including 63,000 Founders Shares which were subsequently transferred to our independent directors, and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $68.7 million (including shares subject to forfeiture under the terms of the Sponsor Letter Agreement), based on the closing price of shares of CPSR Class A Common Stock of $9.95 per share on November 18, 2021.
●	Our independent directors own an aggregate of 63,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at $626,850 (including shares subject to forfeiture under the terms of the Sponsor Letter Agreement), based on the closing price of shares of CPSR Class A Common Stock of $9.95 per share on November 18, 2021.
●	Concurrently with the closing of the Initial Public Offering, our Sponsor purchased 7,520,000 Private Placement Warrants, at a price of $1.00 per warrant in a private placement. The Private Placement Warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our Initial Public Offering, which occurred on July 7, 2020, for one share of CPSR Class A Common Stock at $11.50 per share. The warrants held by our Sponsor had an aggregate market value of approximately $7,226,720 based upon the closing price of $0.961 per Public Warrant on the NYSE on November 5, 2021. Accordingly, applying the foregoing assumptions, the aggregate return on the Private Placement Warrants would be $0 (i.e., an amount equal to (i) the $7,226,720 aggregate market value of the Private Placement Warrants minus (ii) the $7,520,000 aggregate purchase price of the Private Placement Warrants). If CPSR does not consummate a business combination transaction by July 7, 2022, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the Private Placement Warrants held by the Sponsor will be worthless.
●	The Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment of $0.004 per Founders Share as of the consummation of the Initial Public Offering. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our Public Stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our Public Stockholders. Our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Gelesis Common Stock trades below the price initially paid for the Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination.
●	The Sponsor and CPSR’s officers and directors will lose their entire investment in CPSR if CPSR does not complete a business combination by July 7, 2022. Certain of them may continue to serve as officers and/or directors of CPSR after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.
●	CPSR’s initial stockholders and officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares and Private Placement Warrants if CPSR fails to complete a business combination by July 7, 2022.
●	The members of our Sponsor, which include Steven Hicks, Clayton Christopher, Benjamin Hanson, Rodrigo de la Torre, John Ghiselli and the PIMCO Private Funds, will be entitled to an allocation from the Sponsor of its Founders Shares and/or Private Placement Warrants, which allocation will be made pro rata in accordance with their respective capital contributions and Private Placement Warrant contribution commitments, as applicable, following the successful completion of the Business Combination in accordance with the terms and subject to the conditions of the Sponsor's operating agreement. In addition to being a member of our Sponsor, Mr. Christopher serves as a special advisor to CPSR, and in such role Mr. Christopher participated in meetings between CPSR management, its representatives and advisors on the one hand, and Gelesis' management team and advisors, on the other hand, as described more fully under the section "Background to the Business Combination" in this proxy statement/prospectus, however he has no employment, consulting fee or other similar compensation arrangements with CPSR. Mr. Christopher has agreed to serve on the board of directors of New Gelesis following the consummation of the Business Combination.

●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable. This liability will not apply with respect to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account or to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act.
●	Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to CPSR and remain outstanding. As of the date of this proxy statement/prospectus, there are no outstanding advances from the Sponsor to us for working capital expenses. If CPSR does not complete an initial business combination within the required period, CPSR may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.
●	Following the Closing, CPSR will continue to indemnify CPSR’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.
●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, CPSR’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CPSR from time to time, made by the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, none of the Sponsor, CPSR’s officers or directors, or any of their respective affiliates, has incurred any out-of-pocket expenses or extended any loans to CPSR that remain outstanding. All expenses related to identifying, investigating and consummating an initial business combination were paid directly by CPSR in the ordinary course of business.
●	Citigroup served as Gelesis' sell-side advisor and UBS served as CPSR's buy-side advisor in the Business Combination, and in such capacities will be entitled to receive advisory fees upon completion of the Business Combination. Citigroup and UBS also served as Placement Agents in the PIPE Financing, and in such capacities will be entitled to receive placement agent fees upon completion of the Business Combination. Citigroup and UBS also served as lead underwriters in CPSR's Initial Public Offering, and in connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by the Public Stockholders and the proceeds from the PIPE Financing, will be used in part to pay to Citigroup, UBS and BTIG their deferred underwriting commissions from CPSR's Initial Public Offering of approximately $9.66 million. Because Citigroup and UBS will only receive their deferred underwriting commissions upon the consummation of CPSR's initial business and their respective advisory fees and placement agent fees upon the consummation of the Business Combination, Citigroup and UBS have an interest in the Business Combination being consummated. Such interest may have presented, and may in the future present, a conflict of interest.

These interests may influence CPSR’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I sell my shares of CPSR Common Stock before the Special Meeting?
A:

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of CPSR Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon Closing. If you transfer your shares of CPSR Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What happens if I vote against the Business Combination Proposal?
A:

Pursuant to the Current Charter, if the Business Combination Proposal is not approved and CPSR does not otherwise consummate an alternative business combination by July 7, 2022, CPSR will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q:	Do I have redemption rights?
A:

Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of the Record Date, based on funds in the Trust Account of approximately $276,178,675, this would have amounted to approximately $10.01 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CPSR’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of CPSR — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:

No. You may exercise your redemption rights whether you vote your Public Shares “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q:	How do I exercise my redemption rights?
A:

In order to exercise your redemption rights, you must (i)(a) hold Public Shares or (b) hold Public Shares through Units and elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares, and (ii) prior to January 3, 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that CPSR redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental directly and instruct them to do so.

In the written request to redeem your Public Share for cash to Continental Stock Transfer & Trust Company, please provide a “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the shares of Class A Common Stock issued in the Initial Public Offering, which is referred to as the “15% threshold” in this proxy statement/prospectus. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CPSR’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, CPSR does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CPSR’s consent, until the closing of the Business Combination. If you deliver your Public Shares for redemption to CPSR’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CPSR’s transfer agent return the Public Shares (physically or electronically). You may make such request by contacting CPSR’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any CPSR warrants that you may hold.

Q:	If I am a holder of Units, can I exercise redemption rights with respect to my Units?
A:

No. Holders of outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact Continental, CPSR’s transfer agent, directly and instruct them to do so. If you fail to cause your Units to be separated and delivered to Continental, CPSR’s transfer agent, by January 3, 2022 (two (2) business days before the Special Meeting), you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

The U.S. federal income tax consequences of CPSR stockholders who exercise their redemption rights to receive cash in exchange for their Public Shares depend on the stockholder’s particular facts and circumstances. Such stockholder generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent not in excess of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed Public Shares, and any remaining amount will be treated as gain realized on the sale or other disposition of Public Shares. These tax consequences are described in more detail in the section titled “U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations of the Redemption and Business Combination to CPSR Equityholders.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:	Do I have dissenter rights if I object to the proposed Business Combination?
A:

No. CPSR stockholders are not entitled to exercise dissenters’ rights under Delaware law in connection with the Business Combination. Dissenters’ rights are unavailable under Delaware law in connection with the Business Combination to holders of Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of Class A Common Stock, which will become an equal number of shares of Common Stock of New Gelesis after giving effect to the Business Combination). Holders of Class A Common Stock may vote against the Business Combination Proposal or redeem their Public Shares if they are not in favor of the adoption of the Business Combination Agreement or the Business Combination. Dissenters’ rights are unavailable under Delaware law in connection with the Business Combination to holders of Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:	What happens to the funds held in the Trust Account upon Closing?
A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:
●	CPSR stockholders who properly exercise their redemption rights;
●	the underwriters, Citigroup, UBS and BTIG, their deferred underwriting commissions;
●	certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by CPSR or Gelesis in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;
●	unpaid franchise and income taxes of CPSR; and
●	for general corporate purposes, including for maintenance or expansion of operations of New Gelesis, the payment of principal or interest due on indebtedness incurred in completing the Business Combination, to fund the purchase of other companies or for working capital.
Q:	What happens if the Business Combination is not consummated?
A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “Business Combination Proposal — The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If the Business Combination Agreement is not adopted by CPSR stockholders or if the Business Combination is not completed for any other reason by January 31, 2022, then we will seek to consummate an alternative initial business combination prior to July 7, 2022. If, as a result of the termination of the Business Combination Agreement or otherwise, CPSR is unable to complete the Business Combination or another initial business combination transaction by July 7, 2022, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CPSR to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CPSR’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to CPSR’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. If we do not consummate an initial business combination by July 7, 2022, we will cease all operations except for the purpose of winding up and redeem our Public Shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

CPSR expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to CPSR’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. If we do not consummate an initial business combination by July 7, 2022, our warrants will expire worthless. Holders of Founders Shares have waived any right to any liquidating distribution with respect to those shares.

Q:	When is the Business Combination expected to be completed?
A:

The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination”; or (b) such other date as agreed to by CPSR and Gelesis in writing, in each case, subject to the satisfaction or waiver (where permitted by applicable law) of the Closing conditions. The Business Combination Agreement may be terminated by either CPSR or Gelesis if the Closing has not occurred by January 31, 2022, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?
A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?
A.

If you were a holder of record of CPSR Common Stock on November 15, 2021, the Record Date, you may vote with respect to the applicable Proposals online at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the Special Meeting, you can vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/capstarspac/2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. CPSR recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental Stock Transfer & Trust Company at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the special meeting online should contact Continental no later than 72 hours prior to the Special Meeting to obtain this information.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?
A:

At the Special Meeting, CPSR will count a properly executed proxy card marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal. The failure to vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on any of the Business Combination Proposal, the NYSE Stock Issuance Proposal, the Advisory Charter Amendment Proposals, the Director Election Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:

Signed and dated proxies received by CPSR without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q.	How can I attend the Special Meeting?
A:

You may attend the Special Meeting and vote your shares online during the Special Meeting via live webcast by visiting https://www.cstproxy.com/capstarspac/2021. As a registered stockholder, you received a proxy card from Continental, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact Continental at (917) 262-2373 or e-mail Continental at proxy@continentalstock.com. Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting online by following the instructions below.

You can pre-register to attend the Special Meeting online starting January 1, 2022 (4 days prior to the Special Meeting). Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number and will also be prompted to enter your 12-digit meeting control number if you vote online during the Special Meeting. CPSR recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact Continental at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing (877) 770-3647 (within the United States and Canada) (toll-free) or (312) 780-0854 (outside of the United States and Canada) (standard rates apply), and when prompted, the passcode for telephone access is 14252511#. This is listen only and you will not be able to vote or enter questions during the Special Meeting.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?
A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

In order to exercise your redemption rights, you must properly demand redemption and deliver your Public Shares (either physically or electronically) to our transfer agent at least two (2) business days prior to the Special Meeting. See “— How do I exercise my redemption rights” above.

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. If you are a stockholder of record of CPSR Common Stock as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

●	submit a new proxy card bearing a later date;
●	give written notice of your revocation to CPSR’s corporate secretary, which notice must be received by CPSR’s corporate secretary prior to the vote at the Special Meeting; or
●	vote electronically at the Special Meeting by visiting https://www.cstproxy.com/capstarspac/2021 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:

CPSR will pay the cost of soliciting proxies for the Special Meeting. CPSR has engaged MacKenzie Partners, Inc., a proxy solicitor, to assist in the solicitation of proxies for the Special Meeting. CPSR has agreed to pay MacKenzie Partners $17,500, plus disbursements for their proxy solicitation services. CPSR will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CPSR Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the CPSR Common Stock and in obtaining voting instructions from those owners. CPSR’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Are there any risks that I should consider as a CPSR stockholder in deciding how to vote or whether to exercise my redemption rights?
A:	Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” in this proxy statement/prospectus.
Q:	Who can help answer my questions?
A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call us at (512) 340-7800.

You may also contact our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Phone: (800) 322-2885

Email: proxy@mackenziepartners.com

To obtain timely delivery, CPSR stockholders must request the materials no later than five (5) business days prior to the Special Meeting.

You may also obtain additional information about CPSR from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to CPSR’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights”. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in its entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Business Combination Agreement.”

The Parties to the Business Combination

CPSR

Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to CPSR and its subsidiaries prior to the Business Combination and to New Gelesis and its consolidated subsidiaries after giving effect to the Business Combination.

We are a blank check company incorporated on February 14, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, otherwise referred to as our “initial business combination”.

Our principal executive offices are located at 405 West 14th Street, Austin, Texas 78701 and our telephone number is (512) 340-7800. Our corporate website address is https://www.capstarspac.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Gelesis

Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to Gelesis and its subsidiaries prior to the Business Combination and to New Gelesis and its consolidated subsidiaries after giving effect to the Business Combination.

We are a biotherapeutics company built for consumer engagement. We aim to transform weight management through our proprietary biomimetic hydrogel technology, inspired by the compositional and mechanical properties of raw vegetables.

Our first product, Plenity®, and our other product candidates are based on a proprietary hydrogel technology that works mechanically, as opposed to via a chemical mode of action, and exclusively in the gastrointestinal, or GI, tract rather than systemically or through surgical intervention. Plenity is indicated for over 150 million Americans, the largest number of adults struggling with excess weight (i.e., a body mass index (kg/m2), or BMI, of 25-40) of any prescription oral weight-management aid and the only one indicated for the entire range of overweight population, including those without co-morbidities such as diabetes and cardiovascular diseases. Plenity is marketed directly to potential members, who access it through telehealth and traditional healthcare provider services in a manner unprecedented among available prescription therapies for weight management. We refer to those who are prescribed Plenity as our members — not customers — because we view our relationship with them as a long-term journey of support, not as a transactional relationship. This consumer-directed model is uniquely enabled by Plenity’s strong safety and tolerability profile. Our business is built on a subscription model, as monthly Plenity kits are delivered to our members’ homes. We leverage the latest technologies with telehealth, mail-order distribution, consumer engagement, and our native digital technology platform. Plenity is an orally administered capsule that employs multiple mechanisms of action along the GI tract to aid in weight management by creating small firm 3D structures, similar to ingested raw vegetables, which create a sensation of feeling fuller. Using a biomimetic approach, we developed the first-of-its-kind superabsorbent hydrogel technology, inspired by the composition (e.g., water and cellulose) and mechanical properties (e.g. elasticity or firmness) of ingested raw vegetables. We designed our hydrogels to address several critical challenges of the modern diet: portion size, caloric density, and food composition. For optimal safety and efficacy, these hydrogel particles are engineered to rapidly absorb and release water at specific locations in the GI tract. Plenity does not act systemically and is not absorbed by the body. Instead, it acts locally in the GI tract by changing the volume, firmness, and reducing the caloric density of ingested meals. Because it acts mechanically and it is the first of its kind, Plenity is regulated as a novel medical device (de novo pathway). Our product pipeline also includes multiple other potential therapeutic candidates for common chronic conditions affected by gut health that are currently in clinical and preclinical testing, including diabetes, nonalcoholic fatty liver disease, or NAFLD, nonalcoholic steatohepatitis, or NASH, and functional constipation, or FC, all based on the same hydrogel technology.

Obesity and obesity-related metabolic diseases represent a global health challenge for which there are few safe and effective interventions. These conditions are associated with comorbidities such as type 2 diabetes, hypertension, and heart disease. Based on a report from the U.S. Centers for Disease Control and Prevention, or CDC, between 2017 and 2018, 42.5% and 31% of the U.S. adult population 20 years of age and older had obesity or overweight, respectively. Of the existing overweight population, many of these individuals are expected to cross the threshold into obesity in the near future. In the United States, obesity-related medical care costs were an estimated $147 billion in 2008 dollars. Globally, there were more than 1.9 billion adults 18 years of age and older that had an unhealthy weight, of which approximately 650 million in 2016 had obesity, according to the World Health Organization, or WHO.

There are limited available treatments that address the overweight and obesity epidemic safely and effectively. Available therapies include pharmaceuticals and surgical interventions, including device implantation. These approaches are associated with safety concerns that limit their use. Conversely, we believe our hydrogel technology presents a breakthrough in material science as it is the first and only superabsorbent hydrogel that is constructed from building blocks used in foods and specifically engineered to achieve its medical purpose. Our first commercial product based on this technology, Plenity, is clinically validated and was granted de novo classification by the FDA to aid in weight management in adults with overweight or obesity, when used in conjunction with diet and exercise. The types of FDA marketing authorization available to a medical device are premarket notification (also called 510(k) when a predicate device exists) and premarket approval (also called PMA) for higher risk Class III devices. The de novo classification is a pathway to market for low to medium risk novel devices for which there is no predicate. Plenity’s de novo clearance included clinical trials and other data that demonstrated assurance of safety and effectiveness. Plenity has the broadest label of any FDA-regulated weight management approach as it is indicated for the largest number of adults struggling with excess weight, offering a safe, convenient and effective oral treatment option.

Our biomimetic hydrogel, which is engineered to rapidly absorb and release water at specific locations in the GI tract, is synthesized through a multi-step, proprietary process using a specific form of modified cellulose and citric acid, both of which are generally recognized as safe, or GRAS, by the Food and Drug Administration, or FDA, and are commonly used in the food industry. In our manufacturing process, we crosslink the modified cellulose with citric acid to form a three-dimensional matrix, resulting in the desired properties of Plenity. Each Plenity capsule contains thousands of hydrogel particles, with each particle approximately the size of a grain of salt. We designed the Plenity capsule to be ingested with water before a meal. In the stomach, the hydrogel particles are released from the capsules and rapidly absorb water, hydrating to approximately 100 times their original size. When fully hydrated, each gel particle is, on average, approximately 2 mm in diameter and its elastic response (a measurement of the ability of matter to recover its original shape after deformation) is similar to that of ingested raw vegetables. The hydrogel particles mix homogeneously with food and travel through the GI tract and are designed to induce satiety and improve glycemic control through multiple mechanisms of action. Once in the large intestine, the particles partially degrade and release most of the water, which is reabsorbed by the body. The remaining degraded particles are then eliminated by the body in the same manner as raw vegetables.

As of the date of this prospectus/proxy statement, we expect that our existing cash and cash equivalents will only be sufficient to fund our operating expenses and capital expenditure requirements into the first quarter of 2022. As a result, we concluded that there was substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2020 as to the substantial doubt about our ability to continue as a going concern. Our financial statements, which have been prepared in accordance with U.S. GAAP, contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gelesis — Liquidity and Capital Resources” for further information.

Our principal executive offices are located at 501 Boylston Street, Suite 6102, Boston, Massachusetts 02116 and our telephone number is (617) 456-4718. Our corporate website address is https://www.gelesis.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

Merger Sub is a Delaware corporation and wholly-owned subsidiary of CPSR formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at CPSR’s principal executive offices at 405 West 14th Street, Austin, Texas 78701.

Proposals to be Presented to the Stockholders of CPSR at the Special Meeting

The following is a summary of the Proposals to be presented to our stockholders at the Special Meeting. Each of the Proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal and the Condition Precedent Proposals are approved at the Special Meeting.

As discussed in this proxy statement/prospectus, CPSR is asking its stockholders to approve the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, Merger Sub will merge with and into Gelesis, with Gelesis as the surviving company in the Business Combination and, after giving effect to such Business Combination, Gelesis will be a wholly-owned subsidiary of CPSR.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

●	Gelesis is a high-growth, consumer and healthcare-oriented business that is disrupting a large addressable market. There is a large addressable market for weight loss in the United States with nearly 150 million people classified as either clinically overweight or obese. Gelesis has developed a patented, FDA-cleared, hydrogel in Plenity, a unique, proven solution to address weight management and the obesity crisis, with 6 out of 10 adults having lost on average 10% of their weight in a double-blind trial. Gelesis views Plenity as being highly disruptive to the weight loss market because of its safety profile, accessibility and affordability, especially relative to other weight management options, and its effectiveness, with proven trials and strong early consumer acceptance. In addition, we believe that the technology developed by Gelesis has highly effective applications to address other health and wellness issues in the future.
●	CPSR is well positioned to add value to Gelesis. The Gelesis management team has created a compelling product and the team at CPSR is comprised of individuals with extensive brand building accomplishments. Because Plenity is a prescribed product, there will be a significant amount of consumer and physician education required to create and build brand awareness. We believe that the brand building and distribution expertise at CPSR, with a broad network of influencers that we can utilize to help raise awareness and engagement, combined with Gelesis’ team and product, will be a productive combination.
●	Attractive Valuation. The Board reviewed the market capitalization, enterprise value and implied valuation multiples of two primary public company peer sets, Health and Wellness Consumer (Beyond Meat, Inc., Simply Good Foods Co, Bellring Brands, Inc.) and Health and Wellness Direct-to-Consumer (Establishment Labs Holdings Inc., Hims & Hers Health, Inc., Inmode Ltd.), which CPSR management deemed relevant based on its professional judgment and expertise. CPSR compared the same to the implied enterprise value of Gelesis determined in accordance with the internal valuation analysis of CPSR management and its advisers. CPSR management found that Gelesis’ implied pre-money equity value of approximately $900 million equaled 2.2x estimated 2023 revenue and 3.4x estimated 2023 gross profit, an attractive valuation relative to the peer set especially in light of Gelesis’ early growth and projected margin profile. Given the nature of Gelesis’ business profile and ramp-up in revenue and earnings following commercialization, CPSR felt that 2023 would be an appropriate year on which to base its primary valuation. In November 2021, CPSR management believed that a reduction to Gelesis' previously agreed to pre-money equity valuation was warranted due to prevailing market conditions, resulting in a revised equity valuation to Gelesis shareholders of $675 million. CPSR management believed that the revised valuation cut was reflective of market conditions since the announcement of the transaction. The revised valuation implied 1.7x estimated 2023 revenue and

2.7x estimated 2023 gross profit, which continued to represent an attractive valuation relative to the peer set. The revised equity valuation was not based on any adverse changes to Gelesis’ business, its prospects or financial conditions.
●	Financial Condition. The Board also considered factors such as Gelesis’ business operations, general outlook, the expected length of time that Gelesis would be able to continue operating its business in the normal course based on its current cash and cash equivalents and expected cash to be received from the Trust Account and the PIPE Financing in connection with the closing of the Business Combination. The Board received and reviewed financial projections from Gelesis. Gelesis’ management expects that the net proceeds from the Business Combination and PIPE Financing, together with Gelesis’ available resources and existing cash and cash equivalents, will enable it to fund its operating expenses and capital expenditure requirements over next few years.
●	Stockholder Liquidity. The obligation in the Business Combination Agreement to have CPSR Common Stock issued as merger consideration listed on the NYSE, a major U.S. stock exchange, has the potential to offer CPSR stockholders greater liquidity.
●	Lock-Up. The Sponsor has agreed to be subject to a twelve (12)-month lockup in respect of its New Gelesis Common Stock and certain current equityholders, officers and directors of Gelesis have agreed to be subject to a six (6)-month lockup in respect of their New Gelesis Common Stock, in each case, subject to certain customary exceptions, which will provide important stability to the leadership and governance of New Gelesis.
●	Significant Commercial Due Diligence. The Board considered the significant amount of commercial due diligence that was undertaken by CPSR management and its advisors.
●	Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to CPSR, that the Business Combination represents the best initial business combination for CPSR and the most attractive opportunity for CPSR’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s belief that such process has not presented a better alternative.
●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between CPSR and Gelesis.

The Board identified and considered the following factors and risks as weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

●	Dependence on Success of Plenity. The success of Gelesis’ business is heavily dependent on the success of the full commercial launch of Plenity. Plenity is just reaching commercial production and has only modest sales to date following its beta launch in October 2020.
●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
●	Liquidation of CPSR. The risks and costs to CPSR if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in CPSR being unable to effect a business combination by July 7, 2022 and force CPSR to liquidate.
●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits CPSR from soliciting or engaging in discussions regarding other business combination proposals, which restricts CPSR’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.
●	COVID-19. Uncertainties regarding the potential impacts and disruptions of the COVID-19 virus, including with respect to personnel required to staff the production line at Gelesis’ Italian locations.

●	Stockholder Vote. The risk that CPSR’s stockholders may fail to provide the votes necessary to effect the Business Combination.
●	Redemption Risk. The potential that a significant number of CPSR stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the existing Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to New Gelesis following the Closing.
●	Post-Business Combination Corporate Governance; Terms of the Registration Rights Agreement. The Board considered the corporate governance provisions of the Business Combination Agreement, the Registration Rights Agreement and the material provisions of the Charter Amendment Proposals. In particular, they considered the nomination rights that certain stockholders would have in New Gelesis, and that these rights are not generally available to Public Stockholders, including stockholders that may hold a large number of shares.
●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within CPSR’s control, including the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated, approval by CPSR stockholders and approval by the NYSE of the initial listing application in connection with the Business Combination.
●	CPSR Stockholders Receiving a Minority Position in Gelesis. CPSR stockholders will hold a minority position in New Gelesis.
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
●	Other Risks. Various other risks associated with the Business Combination, the business of CPSR and the business of Gelesis described under the section entitled “Risk Factors.”

After consideration of the factors described above and additional items discussed in the section entitled “Business Combination Proposal — The Board’s Reasons for the Business Combination,” the Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its Initial Public Offering, including that the business of Gelesis had a fair market value of at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to Gelesis Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, based on an implied equity value of $675 million, (i) each share of CPSR Class A Common Stock and CPSR Class B Common Stock issued and outstanding immediately prior to the Effective Time will become one share of New Gelesis Common Stock, (ii) each share of Gelesis Common Stock as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into a right to receive shares of New Gelesis Common Stock, (iii) each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of New Gelesis Common Stock, (iv) all Gelesis Options will be assumed by New Gelesis and thereafter be settled or exercisable for shares of New Gelesis Common Stock and (v) all Gelesis Warrants will be exchanged for comparable warrants to purchase shares of New Gelesis Common Stock. In addition, each holder of Gelesis Common Stock, Gelesis Options and Gelesis Warrants will receive its pro rata portion of 23,483,250 restricted Earn Out Shares of New Gelesis Common Stock, which will vest (in part) in equal thirds if the trading price of New Gelesis Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any 20 trading days within any 30-trading day period on or prior to the expiration of the five-year Earn Out Period and will also vest in connection with any Change of Control Transaction with respect to New Gelesis if the applicable thresholds are met in such Change of Control

Transaction during the Earn Out Period. In addition, our Sponsor has agreed to forfeit certain of its Founders Shares to CPSR immediately prior to the Effective Time, and at the Effective Time, a corresponding number of additional shares of New Gelesis Common Stock will be issued to Gelesis Equityholders on a pro rata basis as part of the Transaction Share Consideration under the Business Combination Agreement.

For further details, see “Business Combination Proposal — The Business Combination Agreement.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our stockholders of the Business Combination Agreement and the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) CPSR having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iv) the approval by the NYSE of our initial listing application in connection with the Business Combination; and (v) the total cash of CPSR at the Effective Time, after giving effect to the PIPE Financing, including the funds remaining in the Trust Account after giving effect to required CPSR stockholder redemptions, but prior to the payment of certain CPSR and Gelesis transaction and related expenses or any unpaid or contingent liabilities of CPSR (the “Available Cash”) must not be less than $105 million (the “Minimum Cash”, and such condition also referred to herein as the “Minimum Cash Condition”). Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about CPSR, Sponsor, Gelesis or any other matter.

CPSR stockholders will be asked to vote on the following Proposals at the Special Meeting:

1.	The Business Combination Proposal — to adopt and approve the Business Combination Agreement and approve the Business Combination.
2.	The Charter Amendment Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will amend and restate the Current Charter, and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.
3.	The Advisory Charter Amendment Proposals — to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven (7) separate sub-proposals:
(a)	Advisory Charter Proposal A — to change the corporate name of New Gelesis to “Gelesis Holdings, Inc.”;
(b)	Advisory Charter Proposal B — to increase CPSR’s capitalization so that it will have 900,000,000 authorized shares of common stock and 250,000,000 authorized shares of preferred stock;

(c)	Advisory Charter Proposal C — to divide the New Gelesis board of directors into three classes with staggered three-year terms;
(d)	Advisory Charter Proposal D — to provide that the removal of any director be only for cause and only by the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares entitled to vote at an election of directors;
(e)	Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of at least 66 2∕3% of New Gelesis’ then outstanding shares of each class entitled to vote thereon as a class;
(f)	Advisory Charter Proposal F — to make New Gelesis’ corporate existence perpetual as opposed to CPSR’s corporate existence, which is required to be dissolved and liquidated twenty-four (24) months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to blank check companies; and
(g)	Advisory Charter Proposal G — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.
4.	The NYSE Stock Issuance Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Section 312 of the NYSE Listed Company Manual, (a) the issuance of up to 96,876,625 newly issued shares of New Gelesis Common Stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus under the heading titled “Business Combination Proposal — Ownership of New Gelesis” and (b) the issuance and sale of 9,000,000 newly issued shares of Class A Common Stock in connection with the PIPE Financing.
5.	The Director Election Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of eight directors who, upon consummation of the Business Combination, will become directors of New Gelesis.
6.	The Equity Incentive Plan Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Gelesis Holdings, Inc. 2021 Stock and Incentive Plan, a copy of which is appended to this proxy statement/prospectus as Exhibit H to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which will become effective as of the date immediately preceding the date of the Closing.
7.	The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the NYSE Stock Issuance Proposal, the Director Election Proposal, or the Equity Incentive Plan Proposal, or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived.

Emerging Growth Company

CPSR is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. CPSR has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, CPSR, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CPSR’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of CPSR’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three (3)-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 32. Some of these risks that relate to Gelesis include, but are not limited to:

Risks Related to Product Development, Regulatory Approval and Commercialization

●	Gelesis is dependent on the success of its hydrogel therapeutics for Plenity, which is currently its only marketed and FDA authorized product.
●	Plenity may cause undesirable side effects that could result in significant negative consequences, including product liability or other litigation, that may be costly to Gelesis and/or adversely impact the commercial success of Plenity.
●	The broad prescription pharmaceutical and medical device market for overweight and obesity is strictly regulated. Several competitors have attempted unsuccessfully to generate significant, sustainable sales in that market.
●	Gelesis is, and will continue to be, subject to ongoing and extensive regulatory requirements. Any failure to comply with applicable laws and regulations, including those pertaining to the advertising and promotion of healthcare products, could expose Gelesis to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings, and substantially harm Gelesis’ business.
●	Plenity is currently regulated as a medical device by the FDA and may become subject to similar or other therapeutic regulatory requirements outside the United States.
●	Recently enacted and future legislation may increase the difficulty and cost for us to further commercialize Plenity and any other products Gelesis may develop in the future and decrease the prices Gelesis may obtain for its approved products.
●	Gelesis is responsible for manufacturing Plenity and it currently has one active production site and two additional product sites under development in southern Italy. Gelesis will continue to invest in manufacturing capacity at these sites and possibly build additional manufacturing sites to meet increased demand as Plenity is launched through new channels or in new markets. Gelesis’ inability to produce an adequate supply of Plenity, due to the loss of these facilities or other future facilities or any material limitation of production at these facilities, could materially and adversely impact the commercial growth and success of Plenity and, consequently, could cause Gelesis’ revenue, earnings or reputation to suffer.
●	There is no guarantee that Gelesis will be able to successfully commercialize Plenity through the channels, or in the markets, it is targeting or at all.
●	The telehealth market is immature and volatile, and if it does not develop, if it develops more slowly than Gelesis expects, or if it encounters negative publicity, Gelesis’ ability to fully commercialize Plenity and grow its business will be harmed.
●	Successful commercialization of Plenity is dependent on the willingness of the ultimate patient to pay out-of-pocket. If there is not sufficient patient demand for Plenity, Gelesis’ financial results and future prospects will be harmed.
●	Competing products and technologies could emerge, including pharmaceuticals, devices, and surgical procedures, that adversely affect Gelesis’ opportunity to generate sales of Plenity and achieve profitability.

Risks Relating to Intellectual Property Rights

●	If Gelesis is unable to adequately protect its proprietary technology or maintain issued patents that are sufficient to protect Plenity, or if competitors are able to market competitive products without infringing Gelesis’ protected intellectual property rights, others could compete against Gelesis in ways that would have a material adverse impact on Gelesis’ business, results of operations, financial condition and prospects.
●	Gelesis has licensed Plenity to third party partners (e.g. for launch in the Chinese market) and has also granted limited licenses to practice patent rights for noncommercial, research purposes. Gelesis may continue to outlicense its intellectual property and may agree under certain circumstances to grant limited exclusive or non-exclusive commercial rights as well. There can be no guarantee that the third party’s activities will not in any way overlap or interfere with the commercialization of Plenity. Additionally, there is always the possibility that Gelesis may become dependent on obtaining access to third party intellectual property in connection with the commercialization of Plenity or for other new product candidates in the future.
●	Gelesis may infringe the intellectual property rights of others, which may prevent or delay its development efforts or stop Gelesis from commercializing or increase the costs of commercializing Plenity.
●	Gelesis may be involved in lawsuits to protect or enforce its patents, which could be expensive, time-consuming, and unsuccessful.
●	Issued patents covering Plenity could be found invalid or unenforceable if challenged in court.
●	Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Gelesis’ ability to protect its products.

Risks Related to Our Business and Strategy

●	Gelesis will need to continue to develop and expand its company, and if it fails to manage such development and expansion effectively, its expenses could increase more than expected, its revenue may not increase sufficiently to generate sustainable profits and it may be unable to successfully execute on its growth initiatives, business strategies or operating plans.
●	Gelesis’ ability to identify, engage with, and retain Plenity patients is essential to its ability to grow and sustain its sales.
●	Gelesis relies on a limited number of channels for the distribution of Plenity, with a few qualified distributors currently accounting for substantially all of its revenue. The loss of one or more of such qualified distributors would materially harm its business.

●	Gelesis’ future success depends on its ability to retain its senior executive officers, and to attract and keep senior management and key scientific and commercial personnel.
●	Gelesis may not be successful in its efforts to identify or discover additional product candidates.
●	Gelesis faces potential product liability exposure and, if claims are brought against Gelesis, it may incur substantial liability.
●	If Gelesis does not continually enhance its brand recognition, increase distribution of Plenity, attract new patients and introduce new and innovative products, either on a timely basis or at all, its business may suffer.
●	Gelesis’ international operations for the supply chain of Plenity pose certain political, legal and compliance, operational, regulatory, economic and other risks to its business that may be different from or more significant than risks associated with its U.S. operations.
●	Competition from other weight management and wellness industry participants or the development of more effective or more favorably perceived weight management methods could result in decreased demand for Plenity.

Risks Related to Financial Position and Financing Needs

●	Gelesis is a commercial stage biotherapeutics company, but to date has generated limited product sales. Gelesis has incurred significant operating losses since its inception and anticipates that it will continue to incur continued losses for the next several years.
●	Gelesis may be unable to accurately forecast revenue and appropriately plan its expenses in the future.
●	In order to support its business, Gelesis has and may need to incur additional indebtedness or seek capital through new equity or debt financings, which sources of additional indebtedness or capital may not be available on acceptable terms, if at all, and the failure to obtain this additional funding when needed may force Gelesis to delay, limit or terminate its product development efforts or other operations.

Risks Related to CPSR and the Business Combination

●	Investors may not have the same benefits as an investor in an underwritten public offering.
●	The ability to execute CPSR’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Gelesis and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of CPSR Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Gelesis and the notes to the financial statements included herein.

Risks Related to Gelesis’ Business and Industry

Unless the context otherwise requires, all references in this “Risks Related to Gelesis’ Business and Industry” section to “we,” “us,” or “our” refer to Gelesis, Inc.

Risks Related to Product Development, Regulatory Approval and Commercialization

Gelesis is dependent on the success of our hydrogel therapeutics for Plenity, which is currently our only marketed and FDA-authorized product.

Plenity is currently our only marketed FDA de novo authorized product and our business depends on the successful commercialization of Plenity. We may never be able to achieve widespread market acceptance of Plenity or, if we do, be able to develop additional indications for Plenity, which will require substantial additional clinical development, testing and regulatory approval before we are permitted to commercialize those indications. The manufacturing and marketing of Plenity is subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to market Plenity. Because our business is almost entirely dependent upon Plenity and its underlying hydrogel technology, any setback in our pursuit of commercialization of Plenity would have a material adverse effect on our business and prospects.

Plenity may cause undesirable side effects that could result in significant negative consequences, including product liability or other litigation, that may be costly to Gelesis and/or adversely impact the commercial success of Plenity.

Undesirable side effects caused by Plenity could cause us, the FDA or European regulatory authorities to interrupt, delay or halt the continued commercialization of Plenity and could result in more restrictive labeling, or withdrawal or limitations on Plenity’s marketing approval. To date, the main adverse events in patients taking Plenity have been bloating, flatulence, abdominal pain and diarrhea. However, there have been no serious adverse events attributed to Plenity and the difference in adverse events between Plenity and placebo has been negligible. If we or others identify other undesirable side effects caused by Plenity, a number of potentially significant consequences could result, including:

●	the FDA or European notified bodies may withdraw or limit their marketing approval of the product;
●	the FDA or European notified bodies may require the addition of labeling statements, such as a black box warning or a contraindication;
●	we may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;
●	we may decide to remove the products from the marketplace;
●	we could be sued and held liable for injury caused to individuals using our product; and
●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of Plenity and could substantially increase the costs of commercializing the product and/or significantly impact our ability to successfully commercialize and generate product sales.

The broad prescription pharmaceutical and medical device market for overweight and obesity is strictly regulated.

Even though we obtained the required regulatory approval in the United States, our ability to generate product sales is dependent on our ability to market and sell Plenity, which depends upon the awareness and acceptance of Plenity among the medical community, including physicians and patients. If Plenity does not achieve an adequate level of acceptance by patients and physicians, we will not generate sufficient product sales of Plenity to become or remain profitable. Our efforts to educate the medical community about the benefits of Plenity may require significant resources and may never be successful.

Gelesis is, and will continue to be, subject to ongoing and extensive regulatory requirements, and its failure to comply with these requirements could substantially harm its business.

We are, and will continue to be, subject to ongoing FDA requirements and continued regulatory oversight and review, including routine inspections by the FDA of our manufacturing facilities and compliance with requirements such as the Quality System Regulation, or QSR, which establishes extensive requirements for quality assurance and control as well as manufacturing procedures; requirements pertaining to the registration of our manufacturing facilities and the listing of Plenity with the FDA; continued complaint, adverse event and malfunction reporting; corrections and removals reporting; and labeling and promotional requirements. The promotional claims we are, and will continue to be, able to make for Plenity are limited to the approved indications for use. We may also be subject to additional FDA post-marketing requirements. If we are not able to maintain regulatory compliance, we may not be permitted to market Plenity and/or may be subject to enforcement by the FDA such as the issuance of warning or untitled letters, the imposition of fines, injunctions, and civil penalties; the recall or seizure of products; the imposition of operating restrictions; and the institution of criminal prosecution. In addition, we will be subject to similar regulatory regimes in Europe for Plenity. Adverse EU Competent Authority or FDA action in any of these areas could significantly increase our expenses and limit our product sales and profitability.

The FDA and other regulatory authorities actively enforce the laws and regulations pertaining to the advertising and promotion of healthcare products. If Gelesis is found to have improperly promoted off-label uses, including for the use of an unapproved indication or in an unapproved age group or dosage, Gelesis may become subject to significant liability and corresponding litigation.

The FDA and European regulatory authorities strictly regulate the promotional claims that may be made about prescription products, such as Plenity. In particular, a medical device may not be promoted for uses that are not approved by the FDA or other regulatory authorities as reflected in the product’s approved labeling. For example, we are not allowed to make claims for Plenity pertaining to diabetes management or glycemic control in prediabetic and type 2 diabetic patients without approval of specific labeling regarding such use. Even though we received marketing approval for Plenity to aid in weight management in overweight and obese adults with a body mass index (kg/m2), or BMI, of 25 – 40, when used in conjunction with diet and exercise, physicians may nevertheless prescribe Plenity to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to enforcement action by the FDA, including warning or untitled letters. In addition, the federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of Plenity, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Healthcare laws and regulations expose Gelesis to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings, and its direct marketing strategy could enhance such exposure.

Healthcare providers, physicians and others play a primary role in the recommendation and prescription of Plenity. Any arrangements with third party payors will expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute Plenity. Restrictions under applicable federal and state healthcare laws and regulations include the following:

●	The federal anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid.
●	The federal False Claims Act imposes criminal and civil penalties, including those from civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government.
●	The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.
●	The federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.
●	The federal transparency requirements, sometimes referred to as the “Sunshine Act,” under the Patient Protection and Affordable Care Act, require manufacturers of drugs, medical devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests.
●	Analogous state laws and regulations, such as state anti-kickback and false claims laws and transparency laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers. Some state laws require medical device companies to comply with the medical device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring device manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and pricing, with the reported information to be made publicly available on a searchable website.
●	Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including current or future activities to be conducted by our or a collaborator’s sales team, were found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines and exclusion from government funded healthcare programs, such as Medicare and Medicaid, any of which could substantially disrupt our operations. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Plenity is currently regulated as a medical device by the FDA and may become subject to similar or other therapeutic regulatory requirements outside the United States.

Plenity is currently regulated by the FDA as a medical device, and may become subject to similar or other therapeutic regulatory requirements outside of the United States. We expect to expand the sales of Plenity internationally, and as we do so we will also become subject to similar regulations by foreign governments. Government regulations specific to medical devices are wide ranging and govern, among other things:

●	product design, development and manufacture;

●	laboratory, preclinical and clinical testing, labeling, packaging, storage, and distribution;
●	premarketing clearance or approval or de novo authorization;
●	record keeping;
●	product marketing, promotion and advertising, sales and distribution; and
●	post-marketing surveillance, including reporting of deaths, serious injuries and product malfunctions, recalls, corrections and removals.

Before a new medical device, or a new intended use for a device in commercial distribution, can be marketed in the United States, a company must first submit and receive either 510(k) clearance pursuant to section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, unless an exemption applies; approval of a premarket approval, or PMA, application from the FDA; or de novo classification or authorization. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, in order to clear the proposed device for marketing. To be substantially equivalent, the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence. Failure to demonstrate substantial equivalence to a predicate device to the FDA’s satisfaction will require the submission and approval by the FDA of a PMA application. However, the FDA can reclassify, or use “de novo classification” for, a device for which there was no predicate device if the device is low or moderate risk. The FDA will identify “special controls” that the manufacturer must implement, which often include labeling and other restrictions. Subsequent applicants can rely on the de novo product as a predicate for a 510(k) clearance. The FDA’s 510(k) clearance process usually takes from three to 12 months, but may last longer. The process for obtaining a PMA approval takes from one to three years, or even longer, from the time the PMA is submitted to the FDA until an approval is obtained. Any delay or failure to obtain necessary regulatory approvals, authorizations, or clearances for new product offerings, if any, could have a material adverse effect on our business, financial condition and results of operations. Material modifications to the intended use or technological characteristics of Plenity may also require new 510(k) clearances, premarket approvals, or de novo authorizations prior to implementing the modifications, or require us to recall or cease marketing Plenity until these clearances, approvals or authorizations are obtained.

In addition, we are required to timely submit various reports with the FDA, including reports that Plenity may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. If these reports are not filed in a timely manner, regulators may impose sanctions and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business, financial condition and results of operations. Any corrective actions can be costly, time-consuming, and divert resources from other portions of our business. Furthermore, the submission of these reports could be used by competitors against us, which could harm our reputation.

The FDA and the FTC also regulate the advertising and promotion of Plenity and services to ensure that the claims we make are consistent with our marketing authorizations, that there is adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising are neither false nor misleading. If the FDA or FTC determines that any of our advertising or promotional claims are misleading, not substantiated or not permissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.

Recently enacted and future legislation may increase the difficulty and cost for us to further commercialize Plenity and any other products we may develop in the future and decrease the prices we may obtain for our approved products.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our products, restrict or regulate post-approval activities, and affect our ability to profitably sell our approved products and any product candidates for which we obtain marketing approval.

In March 2010, the Patient Protection and Affordable Care Act, or ACA, was enacted into law. The ACA is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional health policy reforms.

Among the provisions of the ACA of importance to Plenity and other product candidates are the following:

●	expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for non-compliance;
●	extension of manufacturers’ Medicaid rebate liability;
●	expansion of eligibility criteria for Medicaid programs;
●	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;
●	requirements to report financial arrangements with physicians and teaching hospitals; and
●	a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to reform through legislation and executive orders by the previous U.S. presidential administration and to judicial challenges. In 2012, the U.S. Supreme Court heard challenges to the constitutionality of the individual mandate and the viability of certain provisions of the ACA. The U.S. Supreme Court’s decision upheld most of the ACA and determined that requiring individuals to maintain “minimum essential” health insurance coverage or pay a penalty to the Internal Revenue Service was within Congress’s constitutional taxing authority. However, as a result of tax reform legislation enacted into law in late December 2017, the individual mandate has been eliminated, effective January 1, 2019. On December 14, 2018, a U.S. District Court judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the 2017 Tax Reform Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review this case, and held oral arguments on November 10, 2020. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the U.S. Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for the purpose of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact our business.

Other legislative changes have also been proposed and adopted since the ACA was enacted that, directly or indirectly, affect or are likely to affect, the pharmaceutical industry and the commercialization of our products, including the Budget Control Act of 2011, or BCA, the American Taxpayer Relief Act of 2012, or ATRA, and the Middle Class Tax Relief and Job Creation Act of 2012. In August 2011, the BCA, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional Congressional action is taken.

However, the Medicare sequester reductions under the BCA have been suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic. The ATRA, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for our products that obtain marketing approval. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost-containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. The implementation of cost-containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from our products and product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop future product candidates. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations, and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our product and product candidates, if approved;
●	our ability to receive or set a price that we believe is fair for our products;
●	our ability to generate revenue and achieve or maintain profitability;
●	the amount of taxes that we are required to pay; and
●	the availability of capital.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that we receive for our approved products. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our product and product candidates, if approved. Litigation and legislative efforts to change or repeal the ACA are likely to continue, with unpredictable and uncertain results.

Gelesis is responsible for manufacturing Plenity and it currently has one active production site and two additional product sites under development in southern Italy. Gelesis will continue to invest in manufacturing capacity at these sites and possibly build additional manufacturing sites to meet increased demand as Plenity is launched through new channels or in new markets. Gelesis’ inability to produce an adequate supply of Plenity, due to the loss of these facilities or other future facilities or any material limitation of production at these facilities, could materially and adversely impact the commercial growth and success of Plenity and, consequently, could cause Gelesis’ revenue, earnings or reputation to suffer.

We have developed proprietary processes and manufacturing technologies for the production of Plenity. Our subsidiary, Gelesis S.r.l., operates manufacturing and research and development facilities in southern Italy that produce Plenity. These facilities are currently our sole supplier of Plenity and while we currently plan to triple the output of this facility by early 2022 to meet the near term demands associated with the commercialization of Plenity there are no assurances that we will be able to do so successfully or at all. Any performance failure by us could delay or otherwise adversely affect the commercialization of Plenity and we may encounter difficulties involving the production yields, regulatory compliance, lot release, quality control and quality assurance, as well as shortages of qualified personnel. Moreover, the ability to manufacture and supply Plenity adequately and in a timely manner is dependent on the uninterrupted and efficient operation of Gelesis S.r.l., which may be impacted by many manufacturing variables, including, but not limited to:

●	availability of raw materials from suppliers;
●	contamination of raw materials and components used in the manufacturing process;
●	capacity of our facilities or those of our contract manufacturers, if any;
●	the ability to adjust to changes in actual or anticipated use of the facility, including with respect to having sufficient capacity and a sufficient number of qualified personnel;
●	facility contamination by microorganisms or viruses or cross contamination;
●	compliance with regulatory requirements, including inspectional notices of violation and warning letters;
●	changes in actual or forecasted demand;
●	timing and number of production runs;
●	production success rates; and
●	timing and outcome of product quality testing.

In addition, we may encounter delays and problems in manufacturing Plenity for a variety of reasons, including accidents during operations, failure of equipment, delays in receiving materials, natural or other disasters, political or governmental unrest or changes, social unrest, epidemics and pandemics, intentional misconduct or other factors inherent in operating complex manufacturing facilities. We may not be able to operate our manufacturing facility in a cost-effective manner or in a time frame that is consistent with manufacturing needs. If we cease or interrupt production or if other third parties fail to supply materials, products or services to us for any reason, such interruption could delay the commercial supply of Plenity, with the potential for additional costs and lost product sales. If this were to occur, we may also need to seek alternative means to fulfill our manufacturing needs. If we encounter unexpected failures or difficulties in our manufacturing process or require amounts of Plenity in excess of our current estimates we may be unable to manufacture sufficient supplies to support its commercialization, which will adversely impact the growth and success of Plenity and, consequently, could cause our revenue, earnings or reputation to suffer.

Furthermore, we will also be subject to ongoing periodic inspection, which may be unannounced, by the FDA, corresponding state authorities and European regulatory authorities to ensure strict compliance with QSR requirements and other applicable government regulations and corresponding foreign standards. If we fail to maintain compliance or otherwise experience setbacks, we could be subject to enforcement action, including warning or untitled letters or civil or criminal penalties, the production of Plenity could be interrupted or suspended, or Plenity could be recalled or withdrawn, resulting in delays, additional costs and potentially lost product sales.

There is no guarantee that Gelesis will be able to successfully commercialize Plenity through the channels or in the markets it is targeting or at all.

The commercial success of Plenity depends upon the awareness and acceptance of Plenity among the medical community, including physicians and patients. Market acceptance of Plenity depends on a number of factors, including, among others:

●	Plenity’s demonstrated ability to aid in weight management in overweight and obese patients;
●	the perceived advantages and disadvantages of Plenity over existing products and other competitive treatments and technologies for weight management in overweight and obese patients;

●	the prevalence and severity of any adverse side effects associated with Plenity, such as bloating, flatulence, abdominal pain and diarrhea;
●	limitations or warnings contained in the labeling approved for Plenity by the FDA or certain European notified bodies;
●	availability of alternative treatments, including a number of competitive obesity therapies already approved or expected to be commercially launched in the near future;
●	the extent to which physicians prescribe Plenity;
●	the willingness of the target patient population to try new therapies;
●	the strength of marketing and distribution support and timing of market introduction of competitive products;
●	publicity concerning our products or competing products and treatments;
●	pricing and cost effectiveness;
●	the effectiveness of our sales and marketing strategies; and
●	the willingness of patients to pay out-of-pocket in the absence of third party reimbursement.

If Plenity does not achieve an adequate level of acceptance by patients and physicians, we will not generate sufficient product sales of Plenity to become or remain profitable. Our efforts to educate the medical community about the benefits of Plenity may require significant resources and may never be successful.

The telehealth market is immature and volatile, and if it does not develop, if it develops more slowly than Gelesis expects, or if it encounters negative publicity, Gelesis’ ability to fully commercialize Plenity and grow its business will be harmed.

Our ability to fully commercialize Plenity and grow our business will depend, to a certain extent, upon the willingness of patients to use, and extent of their utilization of, telehealth services. The telehealth market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. The outbreak of the COVID-19 pandemic has increased utilization of telehealth services, but it is uncertain whether such increase in demand will continue post-pandemic. Negative publicity concerning the telehealth market as a whole could limit market acceptance of, or ability to generate sales of, Plenity. If patients do not engage with Plenity through telehealth services then our ability to access potential patients and, accordingly, our market, may be limited, may develop more slowly than we expect, or may not develop at all. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telehealth could limit the use of telehealth services to access Plenity. If any of these events occurs, it could have a material adverse effect on our business, financial condition and results of operations.

Gelesis’ ability to market and sell Plenity through telehealth services in a particular jurisdiction is directly dependent on the applicable laws that govern remote healthcare and the practice of medicine and healthcare delivery in general in such jurisdiction, which are subject to changing political, regulatory and other influences that may restrict Gelesis’ use of telehealth services or otherwise negatively impact its business model and growth.

The ability of our qualified distributors to market and sell Plenity through telehealth services in a particular jurisdiction is directly dependent upon the applicable laws in such jurisdiction that govern remote healthcare and the practice of medicine and healthcare delivery in general in such jurisdictions, which are subject to changing political, regulatory and other influences. Some state medical boards have established rules or interpreted existing rules in a manner that may limit or restrict the ability of our qualified distributors to use telehealth services in connection with providing patients with access to Plenity or otherwise negatively impact our business model and growth.

Telehealth offers patients the ability to see a licensed medical professional for advice, diagnosis and treatment of routine health conditions on a remote basis, which has been particularly important during the COVID-19 pandemic. Due to the nature of this service and the provision of medical care and treatment by licensed medical professionals, certain of our qualified distributors and their physicians and healthcare professionals who prescribe our products via telehealth are and may in the future be subject to complaints, inquiries and compliance orders by national and state medical boards. Such complaints, inquiries or compliance orders may result in disciplinary actions taken by these medical boards against the licensed physicians who provide Plenity through these telehealth services, which could include suspension, restriction or revocation of the physician’s medical license, probation, required continuing medical education courses, monetary fines, administrative actions and other conditions and would, in turn, limit the distribution of Plenity and slow our commercialization efforts.

Due to the uncertain regulatory environment, certain states may determine that our qualified distributors and their affiliated physicians or healthcare professionals are in violation of their laws and regulations or such laws and regulations may change. In the event that we must remedy such violations, we may be required to modify how we utilize telehealth services, if at all, in connection with the distribution of Plenity in such states in a manner that undermines our business, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.

In order to sell, market and distribute Plenity, Gelesis may enter into additional strategic collaborations with third parties. Gelesis has limited experience with such collaborations and if Gelesis has problems establishing these relationships, the commercialization of Plenity could be impaired.

We are continually evaluating changing consumer preferences and the competitive environment of the weight management industry and seeking out opportunities to improve our performance through the implementation of selected strategic collaborations. The goal of these efforts is to develop and implement a comprehensive and competitive business strategy that addresses those changes and drives the sale and distribution of Plenity. We may not be able to successfully implement our strategic collaborations and realize the intended business opportunities, growth prospects, including new business channels, and competitive advantages. Our efforts to capitalize on business opportunities may not bring the intended results. Assumptions underlying expected financial results or consumer demand and receptivity may not be met or economic conditions may deteriorate. We also may be unable to attract and retain highly qualified and skilled personnel to implement our strategic collaborations and we have limited experience implementing such arrangements with third parties. If we have problems establishing these relationships or executing thereunder, the commercialization of Plenity could be impaired.

Successful commercialization of Plenity is dependent on the willingness of the ultimate patient to pay out-of-pocket. If there is not sufficient patient demand for Plenity, Gelesis’ financial results and future prospects will be harmed.

We cannot be certain that third party reimbursement will be available for Plenity, and, if reimbursement is available, the amount of any such reimbursement. As a result, we expect that our success will be dependent on the willingness of patients to pay out-of-pocket for Plenity. The decision by a patient to elect to undergo treatment with Plenity may be influenced by a number of factors, such as:

●	the success of any sales and marketing programs, including direct-to-consumer marketing efforts, that we, or any third parties we engage, undertake, and as to which we have limited experience;
●	the extent to which physicians prescribe Plenity for their patients;
●	the extent to which Plenity satisfies patient expectations;
●	the cost, safety, and effectiveness of Plenity as compared to other treatments; and
●	general consumer confidence, which may be impacted by economic and political conditions.

Our financial performance will be materially harmed if we cannot generate significant patient demand for Plenity.

Competing products and technologies could emerge, including pharmaceuticals, devices and surgical procedures, that adversely affect Gelesis’ opportunity to generate sales of Plenity and achieve profitability.

The biotechnology, pharmaceutical and medical device industries are intensely competitive and subject to rapid and significant technological change. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Competitors may invest heavily to quickly discover and develop products that could make Plenity obsolete or economically disadvantageous. Competitors may also choose to develop a substantial equivalent of Plenity and obtain clearance through the FDA’s 510(k) clearance process, taking advantage of our investment and work. A new product that competes with Plenity may need to demonstrate that it is substantially equivalent to Plenity or that it has compelling advantages in efficacy, convenience, tolerability and safety to be commercially successful, which if demonstrated, could adversely affect our sales of Plenity and, therefore, our profitability. Competing products, whether substantially equivalent or not, may also be sold at lower prices. This and other competitive factors could force us to lower prices or could result in reduced sales. In addition, products developed by others could emerge as competitors to Plenity. If we are not able to compete effectively against our competitors, our financial condition and operations will suffer.

Our competitors in the obesity market include drugs that are FDA-approved and currently marketed for the treatment of obesity. Plenity primarily competes with orlistat, phentermine/topiramate and naltrexone/bupropion, three orally administered, marketed pharmaceutical products in the United States for the treatment of obesity, and several older products, indicated for short-term administration, including phentermine, phendimetrazine, benzphetamine and diethylpropion. Orlistat is marketed in the United States by Roche Group under the brand name Xenical and over-the-counter under the brand name alli, at half the prescribed dose, by GlaxoSmithKline. Vivus, Inc. also has a combination product, phentermine/topiramate, which is marketed under the trade name Qsymia, Further, Orexigen Therapeutics, Inc. received FDA approval of naltrexone/bupropion which is marketed under the brand name Contrave in the United States and has also received marketing approval under the name Mysimba in the European Union. Plenity also competes with injectable pharmaceutical obesity therapies, including Saxenda and Wegovy marketed by Novo Nordisk. In addition, other approaches which utilize various implantable devices or surgical tools marketed by Apollo EndoSurgery, Inc., Obalon Therapeutics, Inc., Aspire Bariatrics, Inc., Scientific Intake Limited Co., and BioEnterics Corporation.

Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we have. Competing products could present superior treatment alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any products we may develop. Competitors also may make any products we develop obsolete or noncompetitive before we recover the expense of developing and commercializing our product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.

Risks Related to Intellectual Property Rights

If Gelesis is unable to adequately protect its proprietary technology or maintain issued patents that are sufficient to protect Plenity, or if competitors are able to market competitive products without infringing Gelesis’ protected intellectual property rights, others could compete against Gelesis in ways that would have a material adverse impact on Gelesis’ business, results of operations, financial condition and prospects.

Our commercial success will depend in part on our success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies without infringing on our intellectual property rights and erode or negate any competitive advantage that we may have, which could harm our business and ability to achieve profitability.

As of July 30, 2021, we own nine families of patents and patent applications relating to our hydrogel technology, two of which are directed to methods of treating obesity and reducing caloric intake using certain hydrogels, the hydrogel composition in Plenity and methods of producing hydrogels. The issued U.S. patents in these two families have expiration dates or projected expiration dates ranging from 2028 to 2033. We cannot provide any assurances that competitors will practice the claims in our issued patents, or that claims in our issued patents are valid. Further, we cannot provide any assurances that the scope of the claims is sufficient to protect Plenity or its uses or that competitors will practice the claims. In Europe, there are additional issued patents directed to the hydrogel in Plenity, its production and uses of certain hydrogels to treat obesity and reduce caloric intake. In one of the seven other patent families, we have pending applications directed to treating overweight and obesity with certain hydrogels that are projected to expire in 2035.

We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect Plenity, that they will be sufficient to prevent competitors from marketing competitive products or that any indications obtained for Plenity, now or in the future, will be protected by any issued or future claim. Other parties have developed technologies that may be related or competitive to our approach and may have filed or may file patent applications and may have received or may receive patents that may overlap or conflict with our patent applications, either by claiming the same methods or formulations or by claiming subject matter that could dominate our patent position. The patent positions of biotechnology, pharmaceutical and medical device companies, including our patent position, involve complex legal and factual questions and, therefore, the issuance, scope, validity, and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patent law is continually evolving and rapidly changing, creating uncertainty and risk. Patents, if issued, may be challenged, deemed unenforceable, invalidated, or circumvented or it may be determined that competitive products do not infringe upon our rights. U.S. patents and patent applications may also be subject to interference proceedings, ex parte reexamination, inter partes review proceedings, post-grant review proceedings and challenges in district court. Patents may also be subjected to opposition, post-grant review, or comparable proceedings lodged in various foreign, both national and regional, patent offices. These proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to develop, market or otherwise commercialize Plenity.

Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability, and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar or equivalent products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees. We also may encounter significant problems in protecting our proprietary rights in foreign countries. If these developments were to occur, they could have a material adverse effect on our sales.

Our ability to enforce our patent rights depends on the scope of our claims and our ability to detect infringement. It is difficult to detect infringers who do not advertise the components of their products or how they are made. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s potential competitor’s product or methods of production. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful. Third parties may also assert claims that they do not practice our patents and seek a determination of non-infringement.

In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable, or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering Plenity are invalidated or found unenforceable, our financial position and results of operations would be materially and adversely impacted.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

●	any of our patents, or any of our pending patent applications, if issued, will include claims having a scope sufficient to protect Plenity;
●	any of our pending patent applications will issue as patents;
●	we will be able to successfully commercialize Plenity, before our relevant patents expire;
●	we were the first to make the inventions covered by each of our patents and pending patent applications;
●	we were the first to file patent applications for these inventions;

●	others will not develop similar or alternative technologies that do not infringe our patents;
●	any of our patents will be found to ultimately be infringed;
●	any of our patents will be found to ultimately be valid and enforceable;
●	any patents issued to us will provide a basis for an exclusive market for our commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;
●	we will develop additional proprietary technologies or product candidates that are separately patentable; or
●	that our commercial activities or products will not infringe upon the patents of others.

We also rely upon unpatented trade secrets, unpatented know-how, and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us and have non-compete agreements with some, but not all, of our consultants. It is possible that technology relevant to our business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could otherwise become known or be independently discovered by our competitors, which could adversely affect our business, financial condition and results of operations.

Gelesis has licensed Plenity to third party partners (e.g. for launch in the Chinese market) and has also granted limited licenses to practice patent rights for noncommercial, research purposes. Gelesis may continue to out-license its intellectual property and may agree under certain circumstances to grant limited exclusive or non-exclusive commercial rights as well. There can be no guarantee that the third party’s activities will not in any way overlap or interfere with the commercialization of Plenity. Additionally, there is always the possibility that Gelesis may become dependent on obtaining access to third party intellectual property in connection with the commercialization of Plenity or for other new product candidates in the future.

We have acquired certain patent rights that cover Plenity and these rights impose various obligations on us, including a requirement to make certain milestone and royalty payments and to prosecute and maintain the patent rights. We have also granted a non-exclusive license to practice the patent rights for noncommercial, research purposes, and we have agreed under certain circumstances to grant an additional non-blocking license for the development and commercialization of certain drug delivery products that do not include any composition of matter that is claimed by the patent rights, exclusive of products relating to obesity, weight loss, diabetes, metabolic diseases, GI disorders, laxatives and liquid removal. While we believe that the scope of any non-blocking license will be clearly distinct from our field of interest, there can be no guarantee that a disagreement will not arise over a particular product area, or that such a disagreement could not materially and adversely impact our business. In addition, we have also granted an exclusive, transferable, sublicensable, and royalty-bearing license of our intellectual property to develop, import, register, manufacture, and commercialize Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates.

Additionally, under these agreements, such third parties have agreed to assign to us certain future technology relating to food products that they develop during the term of the agreements, as well as other improvements to our existing intellectual property rights that result from activities they perform under the agreements. There can be no guarantee, however, such third parties will not attempt to act contrary to such obligations or that, if they do, we would succeed in a legal action to stop them from doing so.

We may be required to enter into additional license(s) to use third party intellectual property that we find necessary or useful to our business, or because that third party owner asserts we are infringing on such third party intellectual property. In such a case, even if we are successful in obtaining terms that are commercially reasonable, such a future licensor might also allege that we have breached our license agreement and may accordingly seek to terminate our license with them, or may insist on the right to terminate such a license at will. If successful, any such termination could result in our loss of the right to use the licensed intellectual property, which could materially adversely affect our ability to develop and commercialize a product candidate or product, if approved, as well as harm our competitive business position and our business prospects.

Gelesis may infringe the intellectual property rights of others, which may prevent or delay its development efforts or stop Gelesis from commercializing or increase the costs of commercializing Plenity.

Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. We cannot assure you that our business, products and methods do not or will not infringe the patents or other intellectual property rights of third parties.

The medical device, pharmaceutical and biotechnology industries are characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that Plenity or the use of our technologies infringes patent claims or other intellectual property rights held by them or that we are employing their proprietary technology without authorization. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. Any claim relating to intellectual property infringement that is successfully asserted against us may require us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if we are forced to take a license. In addition, if any such claim were successfully asserted against us and we could not obtain such a license, we may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing Plenity or our other product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court, or redesign our products. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, intellectual property litigation or claims could force us to do one or more of the following:

●	cease selling or otherwise commercializing Plenity;
●	pay substantial damages for past use of the asserted intellectual property;
●	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and
●	in the case of trademark claims, redesign or rename Plenity to avoid infringing the intellectual property rights of third parties, which may not be possible and, even if possible, could be costly and time-consuming.

Any of these risks coming to fruition could have a material adverse effect on our business, results of operations, financial condition and prospects.

Gelesis may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

We may also be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our patents or other intellectual property. For example, each of our patents and patent applications names one or more inventors affiliated with other institutions, any of whom may assert an ownership claim. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Gelesis’ patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Gelesis may be involved in lawsuits to protect or enforce its patents, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

Issued patents covering Plenity could be found invalid or unenforceable if challenged in court.

If we initiated legal proceedings against a third party to enforce a patent covering our product candidate, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness, indefiniteness or non-enablement. Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of our patents in such a way that they do not cover Plenity or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on Plenity. Such a loss of patent protection would have a material adverse impact on our business.

Gelesis does not seek to protect its intellectual property rights in all jurisdictions throughout the world and Gelesis may not be able to adequately enforce its intellectual property rights even in the jurisdictions where it seeks protection.

Filing, prosecuting and defending patents on Plenity and any other product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and we did not pursue intellectual property rights in some countries outside the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as in other jurisdictions. Consequently, we may not be able to prevent third parties from practicing our inventions in all jurisdictions, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is limited. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals and medical devices, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Gelesis’ ability to protect its products.

The United States has implemented the America Invents Act of 2011, which was wide-ranging patent reform legislation. Further, the Federal Circuit and the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, such as with respect to patent claims using “consisting essentially of” transitional language. In addition to increasing uncertainty with regard to our ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents or future patents.

Gelesis may be subject to damages resulting from claims that Gelesis, its employees, consultants or third parties Gelesis engages to manufacture its products have wrongfully used or disclosed alleged trade secrets of its competitors or are in breach of non-competition or non-solicitation agreements with its competitors.

Many of our employees were previously employed at pharmaceutical companies and other medical device companies, including our potential competitors, in some cases until recently. We may be subject to claims that we, our employees, consultants or third parties have inadvertently or otherwise used or disclosed alleged trade secrets or proprietary information of these former employers or competitors. In addition, we may be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction for our management. If our defense to those claims fails, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with third parties. A loss of key personnel or their work product could have an adverse effect on our business, results of operations and financial condition.

Risks Related to Gelesis’ Business and Strategy

Gelesis will need to continue to develop and expand, and if it fails to manage such development and expansion effectively, its expenses could increase more than expected, its revenue may not increase sufficiently to generate sustainable profits and Gelesis may be unable to successfully execute on its growth initiatives, business strategies or operating plans.

As of September 30, 2021, we had 100 full-time employees and 15 consultants and we expect to continue to increase the number of our administrative employees. We also plan to expand the scope of our operations including the development of a commercial-scale manufacturing line and hiring manufacturing staff. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage such development and the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the commercialization of Plenity, and we may not be able to sufficiently increase our revenue to generate sustainable profits. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our product sales could be reduced, and we may not be able to successfully execute on our growth initiatives, business strategies or operating plans. Our future financial performance and our ability to commercialize Plenity and compete effectively will depend in part on our ability to effectively manage the future development and expansion of our company.

Gelesis’ estimated addressable market is subject to inherent challenges and uncertainties. If Gelesis has overestimated the size of its addressable market generally or markets in which it intends to offer Plenity, its future growth opportunities may be limited.

Data regarding the size and potential growth of the addressable market for weight management and weight loss solutions, generally, and the size of the target market for Plenity, specifically in the United States, is based upon, in part, internal estimates, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources, proprietary research studies and management’s knowledge of the industry, and is subject to significant uncertainty and is based on assumptions that may not prove accurate. While these estimates are made in good faith and are based on assumptions and estimates we believe to be reasonable, they may not be accurate and are subject to change. If we have overestimated the size of the addressable market for Plenity, including within the markets in which we intend to offer Plenity, our future growth opportunities may be limited.

Gelesis’ ability to identify, engage with and retain Plenity patients is essential to its ability to grow and sustain its sales.

Sales of Plenity are our sole source of revenue, and our future growth depends upon our ability to identify, engage with, retain and grow our patient base and audience. To do so will require us to address changing consumer demands and developments in technology and improve Plenity, including by developing additional indications, while continuing to provide our distributors and patients with guidance and inspiring them on their weight management journeys by providing a product that provides meaningful results. We have invested and will continue to invest significant resources in these efforts, but there is no assurance that we will be able to successfully maintain and increase our patient base or that we will be able to do so without taking steps such as reducing pricing or incurring manufacturing costs that would affect our revenues, margin and/or profitability.

Gelesis depends on a limited number of third-party suppliers, and the loss of any of these suppliers or their inability to provide Gelesis with an adequate supply of materials or distribution could harm its business.

We rely on a limited number of third party suppliers to provide certain components for the hydrogel technology utilized in the manufacture of Plenity as well as related packaging for Plenity. The supply and price of these components are subject to market conditions and are influenced by many factors beyond our control, including pandemics (such as the COVID-19 pandemic) or other outbreaks of contagious diseases, weather patterns affecting component production, governmental programs and regulations, labor disruptions, and inflation. Although we strive to maintain relationships with suppliers with the objective of ensuring that we have adequate sources for the supply of such components and packaging materials, increases in demand for such items, both within our industry and in general, can result in shortages and higher costs. Our suppliers may not be able to meet our delivery schedules, we may lose a significant supplier, a supplier may not be able to meet performance and quality specifications and we may not be able to purchase such items at a competitive cost. Our freight costs may increase due to factors such as limited carrier availability, increased fuel costs, increased compliance costs associated with new or changing government regulations, pandemics (such as the COVID-19 pandemic) or other outbreaks of contagious diseases and inflation. Higher prices for natural gas, propane, electricity and fuel also may increase our component, production and delivery costs. The prices charged for Plenity may not reflect changes in our component, packaging material, freight, tariff and energy costs at the time they occur, or at all.

The loss of key supply sources, for any reason, our inability to obtain necessary quantities of components and packaging materials or changes in freight or energy costs may limit our ability to maintain existing margins and may have a material adverse effect on our business, financial condition, results of operations and cash flows. If we fail or are unable to hedge and prices subsequently increase, or if we institute a hedge and prices subsequently decrease, our costs may be greater than anticipated or greater than our competitors’ costs, and our business, financial condition, results of operations and cash flows could be adversely affected.

Gelesis relies on a limited number of channels for the distribution of Plenity, with a few qualified distributors currently accounting for substantially all of its revenue. The loss of one or more of such qualified distributors would materially harm Gelesis’ business.

For the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively, we relied on three customers or distributors for the distribution of Plenity accounting for 100% of our revenue. We also rely on our reputation and recommendations from key qualified distributors in order to promote Plenity to potential new patients. The loss of any of our key qualified distributors, or a failure of some of them to renew or expand their relationships with us, could have a significant impact on the growth rate of our revenue, reputation and our ability to obtain new users. In addition, mergers and acquisitions involving our qualified distributors could lead to cancellation or non-renewal of our contracts with those distributors or by the acquiring or combining companies, thereby reducing the number of our existing and potential distributors, which would materially harm our business.

If Gelesis’ existing qualified distributors do not continue or renew their contracts with Gelesis, renew at lower price levels or decline to purchase additional amounts of Plenity from Gelesis, it could have a material adverse effect on Gelesis’ business, financial condition and results of operations.

We expect to derive a significant portion of our revenue from renewal of existing qualified distributor contracts and sales of Plenity to existing distributors. As part of our growth strategy, for instance, we have recently focused on the distribution of Plenity through telehealth services as well as using our sales force to drive sales of Plenity. As a result, increasing sales of Plenity is critical to our future business, revenue growth and results of operations.

Factors that may affect our ability to increase sales of Plenity include, but are not limited to, the following:

●	the price, performance and safety of Plenity;
●	the availability, price, performance and functionality of competing solutions;
●	changes in healthcare laws, regulations, enforcement of such laws and regulations, or other trends; and
●	the business environment of our qualified distributors.

We enter into exclusive supply and distribution agreements with our qualified distributors. Most of our distributors have no obligation to renew their contracts with us after the initial term expires. In addition, our distributors may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these distributors. Our future results of operations also depend, in part, on our ability to expand the number of our distributors. If our distributors fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new products and services from us, our revenue may decline, or our future revenue growth may be constrained.

Gelesis’ future success depends on its ability to retain its senior executive officers and to attract and keep senior management and key scientific and commercial personnel.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management, particularly Yishai Zohar, our Chief Executive Officer and President, as well as other employees and consultants. Although none of these individuals has informed us to date that he intends to retire or resign in the near future, the loss of services of any of these individuals or one or more of our other members of senior management could delay or prevent the successful commercialization of Plenity and the development of future product candidates.

Although we have not historically experienced unique difficulties attracting and retaining qualified employees, we could experience such problems in the future. For example, competition for qualified personnel in the biotechnology, pharmaceutical and medical device field is intense, and we face competition for the hiring of scientific and clinical personnel from other biotechnology and pharmaceutical companies, as well as universities and research institutions. In addition, the consultants and advisors, including scientific and clinical advisors, upon whom we rely to assist us in formulating our research development and commercialization strategy, may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. In addition, we will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, if at all.

Gelesis may not be successful in its efforts to identify or discover additional product candidates.

The success of our business depends primarily upon our ability to identify, develop and commercialize products using our proprietary hydrogel technology. Although Plenity is currently in the early stages of commercialization, our research programs may fail to identify other potential product candidates for clinical development for a number of reasons. Our research methodology may be unsuccessful in identifying potential product candidates or our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

Gelesis’ employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm Gelesis’ business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and European regulatory authorities, provide accurate information to the FDA and applicable non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, as well as the Foreign Corrupt Practices Act, or FCPA, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Gelesis faces potential product liability exposure and if claims are brought against Gelesis, it may incur substantial liability.

The sale of Plenity exposes us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with Plenity. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we become subject to product liability claims and cannot successfully defend ourselves against them, we could incur substantial liabilities.

In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things:

●	withdrawal of patients from our clinical trials;
●	substantial monetary awards to patients or other claimants;
●	decreased demand for Plenity or any future product candidates following marketing approval, if obtained;
●	damage to our reputation and exposure to adverse publicity;

●	increased FDA warnings on product labels;
●	litigation costs;
●	distraction of management’s attention from our primary business;
●	loss of sales; and
●	the inability to successfully commercialize Plenity or any future product candidates, if approved.

Our insurance coverage may be insufficient to reimburse us for any expenses or losses we may suffer. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses, including if insurance coverage becomes increasingly expensive. Significant judgments have been awarded in class action lawsuits based on drugs and medical devices that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial, particularly in light of the size of our business and financial resources. A product liability claim or series of claims brought against us could cause the stock price of Gelesis to decline, and if we are unsuccessful in defending such a claim or claims and the resulting judgments exceed our insurance coverage, our financial condition, business and prospects could be materially adversely affected.

If the weight management industry is subject to adverse publicity, Gelesis’ business could be harmed.

Unfavorable publicity regarding, for example, the weight management industry, the healthcare industry, litigation or regulatory activity, the actions of the entities included or otherwise involved in our platform, negative perceptions of Plenity, our hydrogel technology, pricing, our data privacy or data security practices, telehealth services or our revenue could materially adversely affect our reputation. Such negative publicity also could have an adverse effect on our ability to attract and retain consumers, patients, business partners or employees, and result in decreased revenue, which would materially adversely affect our business, financial condition and results of operations.

If the perception of Gelesis’ brands or business reputation is damaged, customers and the ultimate user may not purchase Plenity, which could materially and adversely affect Gelesis’ business, financial condition and results of operations.

We are building our reputation on the efficacy of Plenity and the high-quality nature of the product, its availability and the limited side effects. We must protect and expand on the value of Plenity to continue to be successful in the future. Any incident that erodes consumer or patient affinity for Plenity could significantly reduce our value and damage our business. For example, negative third-party reports regarding Plenity, related side effects or the quality and availability of the product generally, whether accurate or not, may adversely affect consumer and patient perceptions, which could cause our value to suffer and adversely affect our business. In addition, if we are forced or voluntarily elect to recall Plenity or there are other regulatory actions taken with respect to Plenity, the public perception of the quality, safety and efficacy of Plenity may be diminished. We may also be adversely affected by news or other negative publicity, regardless of accuracy, regarding other aspects of our business, such as public health concerns, illness, safety, security breaches of personal information or employee information, employee-related claims relating to alleged employment discrimination, health care and benefits issues or government or industry findings about our retailers, distributors, manufacturers or others across the industry supply chain.

As part of our marketing initiatives, we have contracted with certain public figures to market and endorse our products. While we maintain specific selection criteria and are diligent in our efforts to seek out public figures that resonate genuinely and effectively with our consumer audience, the individuals we choose to market and endorse Plenity may fall into negative favor with the general public. Because our consumers may associate the public figures that market and endorse Plenity with us, any negative publicity on behalf of such individuals may cause negative publicity about us and Plenity. This negative publicity could materially and adversely affect our brands and reputation and our revenue and profits.

Negative information, including inaccurate information about Gelesis on social media, which may include information attributable to spokespersons with whom Gelesis has a relationship, may harm its reputation and brand, which could have a material adverse effect on its business, financial condition and results of operations.

There has been a marked increase in the use of social media platforms and similar channels, including the use of celebrity endorsements or spokespersons with whom we may have a relationship with, that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its effect. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is potentially limitless. Information about our business and Plenity may be posted on such platforms at any time. Negative views regarding Plenity and its efficacy may continue to be posted in the future, and are out of our control. Regardless of their accuracy or authenticity, such information and views may be adverse to our interests and may harm our reputation and brand. The harm may be immediate without affording an opportunity for redress or correction. Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may materially and adversely affect our business, financial condition and results of operations.

Gelesis must expend resources to maintain consumer awareness of Plenity, build brand loyalty and generate increasing sales. Gelesis’ marketing strategies and channels will evolve and its programs may or may not be successful.

To remain competitive and expand, we may need to increase our marketing and advertising spending to maintain and increase consumer awareness of Plenity, protect and grow our existing market share or promote new products, which could affect our operating results. Substantial advertising and promotional expenditures may be required to maintain or improve our brand’s market position or to introduce new products to the market or new indications for Plenity, when and if available, and participants in our industry are increasingly engaging with non-traditional media, including consumer outreach through social media, celebrity promotions and web-based channels, which may not prove successful and may have a negative impact on perception of Plenity or reduce market acceptance of Plenity. An increase in our marketing and advertising efforts may not maintain or increase our current reputation, or lead to increased brand awareness. Moreover, we may not maintain current awareness of our brand due to any potential fragmentation of our marketing efforts as we continue to focus on a particular target market for weight management patients. Our inability to increase or maintain sales of Plenity could negatively impact our ability to develop other indications for Plenity as well as other product offerings, which may have an adverse effect on our business, financial condition and results of operations.

If Gelesis does not continually enhance its brand recognition, increase distribution of Plenity, attract new patients and introduce new and innovative products, either on a timely basis or at all, Gelesis’ business may suffer.

The weight management industry is subject to rapid and frequent changes in consumer demands and preferences. Because consumers are constantly seeking new products and strategies to achieve their weight goals, our success relies heavily on our ability to enhance our brand awareness through the increased distribution of Plenity, by attracting new patients and by continuing to develop and market new and innovative products that build on Plenity’s commercialization. Since Plenity is currently our only product offering, our ability to generate sales of Plenity and for it to achieve widespread market acceptance is essential to the success of our business. To respond to new and evolving consumer demands and preferences, continue to enhance brand recognition and keep pace with new weight management, technological and other developments, we must constantly introduce new and innovative products into the market, after regulatory approval, some of which may not be accepted by consumers, or may not be achieved in a timely manner that allows us to build off of the commercialization of Plenity. If we cannot commercialize Plenity or other new products, our revenue may not grow as expected, which would materially and adversely affect our business, financial condition and results of operations.

If Gelesis’ security measures fail or are breached and unauthorized access to personal information and data is obtained, Gelesis may incur significant liabilities, Gelesis’ reputation may be harmed and it could lose sales, customers and patients.

Breaches of data security, website defacements and other malicious acts, which are increasingly negatively impacting companies, could result in unauthorized access to personal information or data, or cause interruptions to our manufacturing and supply chain for Plenity and therefore, limited supply of Plenity and access thereto. Such unauthorized access or interruptions could cause us to incur significant liabilities, harm our reputation, and may result in a decrease in sales and/or the loss of existing or potential customers and patients. We rely upon sophisticated information technology systems to operate our business. In the ordinary course of business, we collect, store and utilize personal information and data, and it is critical that we do so in a secure manner to maintain the integrity of such personal information and data as well as to comply with applicable regulatory requirements and contractual obligations.

We also have outsourced the majority of elements that comprise our information technology infrastructure and, as a result, we manage multiple independent vendor relationships with third parties who may or could have access to the personal information and data that we collect. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to security breaches. While we have invested, including by maintaining cybersecurity insurance coverage, and developed systems and processes designed to protect such proprietary or customer information or data, these measures are costly, and there can be no assurance that our efforts will prevent service interruptions or security breaches.

Existing, proposed or new data privacy legislation and regulations, including interpretations thereof, could also significantly affect our business. Data protection and privacy laws have been enacted by the U.S. federal and state governments, including the California Consumer Privacy Act (CCPA), which became effective on January 1, 2020, the Health Insurance Portability and Accountability Act (HIPAA), and other relevant statutes, as well as in Europe, including the European Genera Data Protection Regulation, which took effect in May 2018. These laws also typically include notification obligations and impose significant penalties and potential liability for non-compliance. The data privacy and security regulatory regime continues to evolve and is increasingly demanding. Many U.S. states are considering privacy and security legislation and there are ongoing discussions regarding a national privacy law. Variations in requirements across U.S. and foreign jurisdictions could present compliance challenges, and any failures to comply with such requirements may have an adverse effect on our business or results of operations.

Further, many jurisdictions require that customers be notified if a security breach results in the disclosure of their personal financial account or other information, and additional jurisdictions and governmental entities are considering such laws. In addition, other public disclosure laws may require that material security breaches be reported. If we experience, or in certain cases suspect, a security breach and such notice or public disclosure is required in the future, our reputation, brands and business may be harmed. Prospective and existing customers and patients may have concerns regarding our use of personal information or data collected on our website, such as weight management information, financial data, email addresses and home addresses. These privacy concerns could keep customers and patients from using our website or purchasing Plenity, and third parties from partnering with us.

While no cybersecurity breach or attack to date has had a material impact on our business or results of operations, there can be no assurance that our efforts to maintain the security and integrity of our information technology networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. In addition, the transmission of computer viruses, or similar malware, could adversely affect our information technology systems and harm our business operations. As a result, it may become necessary to expend significant additional amounts of capital and other resources to protect against, or to alleviate, problems caused by security breaches. These expenditures, however, may not prove to be a sufficient protection or remedy and our business, financial condition and results of operations could be materially and adversely impacted.

Any failure of Gelesis’ technology or systems to perform satisfactorily could result in an adverse impact on its business.

We rely on software, hardware, network systems and similar technology, including cloud-based technology, that is licensed from or maintained by third parties to operate our websites, to access Plenity and other services and products to support our business operations, including our manufacturing and supply chain operations. As much of this technology is complex, there may be future errors, defects or performance problems, including when we update our technology or integrate new technology to expand and enhance our capabilities. Our technology may malfunction or suffer from defects that become apparent only after extended use. The integrity of our technology may also be compromised as a result of third-party cyber-attacks, such as hacking, spear phishing campaigns and denial of service attacks, which are increasingly negatively impacting companies. In addition, our operations depend on our ability to protect our information technology systems against damage from third-party cyber-attacks, fire, power loss, water, earthquakes, telecommunications failures and similar unexpected adverse events. Disruptions in our websites, services and products or network systems could result from a number of factors, including unknown technical defects, insufficient capacity and the failure of our third-party providers to provide continuous and uninterrupted service. Such disruptions would be most impactful if they reduced accessibility to Plenity, including by delaying or halting the manufacture of Plenity and access to our supply chain. While we maintain disaster recovery capabilities to return to normal operation in a timely manner and we deploy multiple parallel instances of our applications across multiple computer resources, we do not have a fully redundant system that includes an instantaneous recovery capability. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner, which could have an adverse impact on our business.

As a result of such possible defects, failures, interruptions or other problems, Plenity could be rendered unreliable or be perceived as unreliable by customers, which could result in harm to our reputation and brands. Any failure of our technology or systems could result in an adverse impact on our business.

Gelesis may acquire businesses or products or form strategic alliances in the future, and it may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that following any such acquisition we will achieve the expected synergies to justify the transaction.

Gelesis’ international operations for the supply chain and manufacture of Plenity pose certain political, legal and compliance, operational, regulatory, economic and other risks to its business that may be different from or more significant than risks associated with its U.S. operations.

The international nature of our operations for the supply chain and manufacture of Plenity involves a number of risks, including changes in U.S. and foreign regulations, tariffs, taxes and exchange controls; economic downturns; inflation and political and social instability in the countries in which we operate; weakening or loss of the protection of intellectual property rights in some countries and limitations on our ability to enforce our intellectual property rights under some local laws; and our dependence on foreign personnel. Foreign regulations may also restrict our ability to operate in some countries, acquire new businesses or repatriate cash from foreign subsidiaries back to the United States. If we expand our operations into additional foreign countries, we may be subject to additional risks, including the ability to successfully adapt to local culture and navigate regulatory, economic, political, social and intellectual property risks. We cannot be certain that we will be able to enter and successfully compete in additional foreign markets or that we will be able to continue to compete in the foreign markets in which we currently operate.

Foreign currency exchange rate fluctuations could adversely affect Gelesis’ business, financial condition and results of operations.

A significant portion of our revenues and operating costs are denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses. We do not currently hedge, and have not historically hedged, our exposure to foreign currency fluctuations. Our consolidated financial results are presented in U.S. dollars and therefore, the assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average exchange rate for the period. Translation adjustments arising from the use of differing exchange rates from period to period are recorded in shareholders’ equity as accumulated other comprehensive income (loss). Translation adjustments arising from intercompany receivables and payables with our foreign subsidiaries are generally recorded as a component of other expense (income). Accordingly, changes in currency exchange rates will cause our revenues, operating costs, net income and shareholders’ equity to fluctuate and could adversely affect our business, financial conditions and results of operations.

Competition from other weight management and wellness industry participants or the development of more effective or more favorably perceived weight management methods could result in decreased demand for Plenity.

The weight management and wellness industry is highly competitive. We compete against a wide range of providers of weight management services and products and wellness industry participants. Our competitors include: commercial weight management programs; weight loss and wellness apps; surgical procedures; the pharmaceutical industry; the genetics and biotechnology industry; self-help weight management regimens and other self-help weight management products, services and publications, such as books, magazines, websites and social media influencers and groups; dietary supplements and meal replacement products; healthy living services, coaching, products, content and publications; weight management services administered by doctors, nutritionists and dieticians; government agencies and non-profit groups that offer weight management services; fitness centers; and national drug store chains. As we or others develop new or different weight management services, products, methods or technologies, additional competitors may emerge. Furthermore, existing competitors may enter new markets or expand their current offerings or advertising and marketing programs. More effective or more favorably perceived diet and weight management methods, including pharmaceutical treatments, fat and sugar substitutes or other technological and scientific advancements in weight management methods, also may be developed. This competition may reduce demand for Plenity.

The purchasing decisions of weight management and healthy living consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs, cost, social media presence and sentiment, consumer trends, the digital platform, content and user experience and perception of the efficacy of the product offerings. Moreover, consumers can, and frequently do, change approaches easily and at little cost. Any decrease in demand for Plenity may adversely affect our business, financial condition or results of operations.

If Gelesis fails to comply with environmental, health and safety laws and regulations, Gelesis could become subject to fines or penalties or incur costs that could have a material adverse effect on its business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions, which could have a material adverse effect on our operations.

Changes in federal, state, local or foreign tax law or interpretations of existing tax law, or adverse determinations by tax authorities, could increase Gelesis’ tax burden or otherwise adversely affect its financial condition, results of operations or cash flows.

We are subject to taxation at the federal, state and local levels in the U.S. and other countries and jurisdictions. Our future effective tax rate could be affected by changes in the composition of earnings in jurisdictions with differing tax rates, changes in statutory rates and other legislative changes, changes in the valuation of our deferred tax assets and liabilities, or changes in determinations regarding the jurisdictions in which we are subject to tax. From time to time, the U.S. federal, state and local and foreign governments make substantive changes to tax rules and their application, which could result in materially higher taxes than would be incurred under existing tax law or interpretation and could adversely affect our profitability, financial condition, results of operations or cash flows. State and local tax authorities have also increased their efforts to increase revenues through changes in tax law and audits. Such changes and proposals, if enacted, could increase our future effective income tax rates. We are subject to ongoing and periodic tax audits and disputes in various jurisdictions. An unfavorable outcome from any tax audit could result in higher tax costs, penalties and interest, thereby adversely impacting our financial condition, results of operations or cash flows.

Global economic, political and social conditions and uncertainties in the markets that Gelesis serves, including risks and uncertainties caused by the COVID-19 pandemic, may adversely impact its business.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including risks and uncertainties caused by the COVID-19 pandemic, including, weakened demand for any of our future products and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also result in supply disruption or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Natural or man-made disasters and other similar events may significantly disrupt Gelesis’ business and negatively impact its business, financial condition and results of operations.

Our ability to make, move and sell products in coordination with our suppliers, manufacturer and business partners is critical to our success. Damage or disruption to our collective supply, manufacturing or distribution capabilities resulting from weather, any potential effects of climate change, natural disaster, pandemics (such as the COVID-19 pandemic) or other outbreaks of contagious diseases, fire, explosion, cyber-attacks, terrorism, strikes, repairs or enhancements at facilities manufacturing or delivering Plenity or other reasons could impair our ability to manufacture, sell or timely deliver Plenity to customers and patients.

We rely on a limited number of third party suppliers to provide certain components and packaging materials, and currently have two manufacturing facilities in southern Italy. Adverse events affecting such suppliers or manufacturers may limit our ability to obtain such raw materials, or alternatives for these raw materials, at competitive prices, or at all. Competitors can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when a component or packaging material is sourced from a single location or supplier or produced by a single manufacturer, could adversely affect our business, financial condition, results of operations and/or require additional resources to restore our supply chain or manufacturing capabilities, as applicable.

Risks Related to Financial Position and Financing Needs

Gelesis is a commercial stage biotherapeutic company, but to date has generated limited product sales. Gelesis has incurred significant operating losses since its inception and anticipates that it will continue to incur continued losses for the next several years.

We are a commercial stage biotherapeutics company and to date we have funded our operations through proceeds from collaborations, the issuance of common stock and convertible preferred stock, the issuance of convertible and non-convertible debt and non-dilutive grants received from government agencies. We have incurred losses in each year since our inception, other than fiscal 2013. Our net loss was $74.1 million and $25.9 million for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, and we had an accumulated deficit of $246.1 million and $171.8 million as of September 30, 2021 and December 31, 2020. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital. We expect to incur increasing levels of operating losses over at least the next several years. We expect to continue to incur significant sales and marketing expenses and additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with commercializing Plenity and developing any future product candidates, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our ability to become profitable depends upon our ability to generate product sales. To date, we have generated limited product sales of Plenity, and we do not know when or if we will generate meaningful product sales from Plenity. Our ability to generate product sales depends on a number of factors, including, but not limited to, our ability to:

●	commercialize Plenity by developing a sales force or entering into collaborations with third parties;
●	achieve market acceptance of Plenity in the medical community and with patients, many of whom could be required to pay out-of-pocket for Plenity; and
●	supplement our clinical scale to meet demand in a facility owned or leased by us or by a strategic collaboration partner or third-party manufacturer.

We expect to incur significant sales and marketing costs as we commercialize Plenity and we may not achieve profitability soon after generating product sales, if ever, and we may be unable to continue operations without continued funding. Failure to successfully commercialize Plenity would materially harm our business, financial condition and results of operations.

Gelesis may be unable to accurately forecast revenue and appropriately plan its expenses in the future.

We base our current and future expense levels on our operating forecasts and estimates of future income. Income and results of operations are difficult to forecast because they generally depend on our ability to fully commercialize Plenity, including our ability to quickly and efficiently scale production thereof, which remains uncertain. Additionally, our business is affected by general economic and business conditions around the world, including the impact of the COVID-19 pandemic. A softening in income, whether caused by changes in consumer preferences or a weakening in global economies, may result in decreased demand for Plenity or our ability to generate adequate supply of Plenity, which in turn would negatively impact our revenue levels and make it increasingly difficult to achieve and maintain profitability. If so, and we are unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in the commercialization of Plenity, we could experience lower net income or greater net loss in a given quarter than expected.

In order to support its business, Gelesis has and may need to incur additional indebtedness or seek capital through new equity or debt financings, which sources of additional indebtedness or capital may not be available on acceptable terms, if at all, and the failure to obtain this additional funding when needed may force Gelesis to delay, limit or terminate its product development efforts or other operations.

We are currently commercializing Plenity. Manufacturing and marketing our hydrogel technology is expensive and, accordingly, we expect our manufacturing and marketing expenses to increase substantially in connection with our ongoing commercialization activities. Depending on the progress we make in manufacturing and selling Plenity, we may require additional capital to fund our growth and operating needs. We will also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for Plenity or otherwise expand more rapidly than we presently anticipate.

As of December 31, 2020 and September 30, 2021, our cash and cash equivalents and marketable securities were $72.1 million and $32.0 million, respectively. Assuming consummation of the Business Combination and no significant redemptions in connection with the Business Combination, we believe that the cash that will become available upon consummation of the Business Combination and PIPE Financing will be sufficient to fund our short-term liquidity needs and the execution of our business plan through at least the twelve month-period from the date of Business Combination. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these sources. We will require additional capital to commercialize Plenity and to develop and commercialize any future product candidates. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital through debt or equity financings if market conditions are favorable or if we have specific strategic considerations. There can be no assurance that such debt or equity financings will be available on acceptable terms or will be able to be completed at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gelesis — Liquidity and Capital Resources” for further information.

If we are unable to obtain funding on a timely basis, or at all, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of Plenity or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

If there are a significant number of redemptions in connection with the Business Combination and we are not successful in raising additional capital in a timely manner, we may have insufficient cash and liquidity to pay operating expenses and other obligations. Any such event would have a material adverse effect on our business and financial condition.

From the period beginning on January 1, 2021 through December 3, 2021, redemption percentages have averaged approximately 43% for SPAC transactions that have closed during such period. However, the average redemption percentage for the 28 SPAC transactions that closed in October 2021 and November 2021 was approximately 62%. If there are a significant number of redemptions in connection with the Business Combination in excess of the recent average redemption percentage, we may have insufficient cash and liquidity to pay operating expenses and other obligations six months after the Closing and may need to raise additional capital to fund our operations and our business plan. There can be no assurance that we will be successful in obtaining capital sufficient to meet our operating needs on terms or a timeframe acceptable to us or at all. Further, in the event that market conditions preclude our ability to consummate such a transaction, we may be required to evaluate additional alternatives in restructuring our business and our capital structure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gelesis – Liquidity and Capital Resources” for further information.

Raising additional funding in the future may cause dilution to the stockholders of New Gelesis, restrict its operations or require it to relinquish rights.

We may seek additional capital through a combination of private and public equity and debt offerings, government or other third party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these sources. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest in New Gelesis will be diluted. In addition, the terms of any such securities may include liquidation or other preferences that materially adversely affect your rights as a stockholder. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic partnerships and licensing arrangements with third parties, we may have to relinquish valuable rights to Plenity, our intellectual property or future revenue streams or grant licenses on terms that are not favorable to us.

Gelesis’ ability to use its net operating loss carryforwards and certain tax credit carry forwards may be subject to limitation.

We had federal and state net operating loss carryforwards of $114.4 million (federal) and $114.0 million (state), as of December 31, 2020. Our federal net operating loss carryforwards begin to expire in 2026, and our state net operating loss carryforwards began to expire in 2015. Under Section 382 of the Code, changes in our ownership may limit the amount of our net operating loss carryforwards and research and development tax credit carryforwards that could be utilized annually to offset our future taxable income, if any. Any such limitation may significantly reduce our ability to utilize our net operating loss carryforwards and research and development tax credit carryforwards before they expire. These limitations, whether as the result of the Business Combination, the PIPE Financing, prior private placements, sales of our common stock by our existing stockholders or additional sales of our common stock by us hereafter, could have a material adverse effect on the amount of net operating losses we can utilize to offset future taxable income.

Risks Related to CPSR and the Business Combination

Unless the context otherwise requires, references in this subsection “—  Risks Related to CPSR and the Business Combination” to “we”, “us” and “our” generally refer to CPSR in the present tense or New Gelesis from and after the Business Combination.

Investors may not have the same benefits as an investor in an underwritten public offering.

The post-combination company will become a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of the post-combination company’s securities and differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. The post-combination company’s investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect evaluation of SomaLogic’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the post-combination company’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of the post-combination company’s securities or helping to stabilize, maintain or affect the public price of the post-combination company’s securities following the closing. Moreover, the post-combination company will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the post-combination company’s securities that will be outstanding immediately following the closing. In addition, since the post-combination company will become public through a merger, securities analysts of major brokerage firms may not provide coverage of the post-combination company since there is no incentive to brokerage firms to recommend the purchase of its common shares. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on the post-combination company’s behalf. All of these differences from an underwritten public offering of the post-combination company’s securities could result in a more volatile price for the post-combination company’s securities.

In addition, the Sponsor, certain members of the CPSR Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of the post-combination company’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of the post-combination company’s securities. Such interests may have influenced the CPSR Board in making their recommendation that CPSR shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if the post-combination company became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

CPSR’s Sponsor, directors, officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

CPSR’s Sponsor, officers and directors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from, or in addition to, (and which may conflict with) the interests of the Public Stockholders and warrant holders, which could result in a real or perceived conflict of interest. These interests include, among other things, the interests listed below:

●	If we are unable to complete our initial business combination by July 7, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CPSR to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CPSR’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to CPSR’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial Business Combination by July 7, 2022.

●	Our Sponsor paid an aggregate of $25,000 for the Founders Shares, including 63,000 Founders Shares which were subsequently transferred to our independent directors, and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $68.7 million (including shares subject to forfeiture under the terms of the Sponsor Letter Agreement), based on the closing price of shares of CPSR Class A Common Stock of $9.95 per share on November 18, 2021.
●	Our independent directors own an aggregate of 63,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at $626,850 (including shares subject to forfeiture under the terms of the Sponsor Letter Agreement), based on the closing price of shares of CPSR Class A Common Stock of $9.95 per share on November 18, 2021.
●	Concurrently with the closing of the Initial Public Offering, our Sponsor purchased 7,520,000 Private Placement Warrants, at a price of $1.00 per warrant in a private placement. The Private Placement Warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our Initial Public Offering, which occurred on July 7, 2020, for one share of CPSR Class A Common Stock at $11.50 per share. The warrants held by our Sponsor had an aggregate market value of approximately $7,226,720 based upon the closing price of $0.961 per Public Warrant on the NYSE on November 5, 2021. Accordingly, applying the foregoing assumptions, the aggregate return on the Private Placement Warrants would be $0 (i.e., an amount equal to (i) the $7,226,720 aggregate market value of the Private Placement Warrants minus (ii) the $7,520,000 aggregate purchase price of the Private Placement Warrants). If CPSR does not consummate a business combination transaction by July 7, 2022, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the Private Placement Warrants held by the Sponsor will be worthless.
●	The Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment of $0.004 per Founders Share as of the consummation of the Initial Public Offering. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our Public Stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our Public Stockholders. Our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Gelesis Common Stock trades below the price initially paid for the Units in the Initial Public Offering and the Public Stockholders experience a negative rate of return following the completion of the Business Combination.
●	Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by July 7, 2022. Certain of them may continue to serve as officers and/or directors of CPSR after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.
●	Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Shares if CPSR fails to complete a business combination by July 7, 2022.
●	The members of our Sponsor, which include Steven Hicks, Clayton Christopher, Benjamin Hanson, Rodrigo de la Torre, John Ghiselli and the PIMCO Private Funds, will be entitled to an allocation from the Sponsor of its Founders Shares and/or Private Placement Warrants, which allocation will be made pro rata in accordance with their respective capital contributions and Private Placement Warrant contribution commitments, as applicable, following the successful completion of the Business Combination in accordance with the terms and subject to the conditions of the Sponsor’s operating agreement. In addition to being a member of our Sponsor, Mr. Christopher serves as a special advisor to CPSR, and in such role Mr. Christopher participated in meetings between CPSR management, its representatives and advisors on the one hand, and Gelesis' management team and advisors, on the other hand, as described more fully under the section "Background to the Business Combination" in this proxy statement/prospectus, however he has no employment, consulting fee or other similar compensation arrangements with CPSR. Mr. Christopher has agreed to serve on the board of directors of New Gelesis following the consummation of the Business Combination.

●	The PIMCO Private Funds are contractually entitled to redeem up to 2,000,000 shares of our Class A Common Stock, originally purchased for an aggregate of $20,000,000 at the time of our Initial Public Offering. The PIMCO Private Funds may redeem all or any portion of such shares in their sole discretion. The portfolio managers with investment discretion in respect of securities held by the PIMCO Private Funds may determine to redeem such shares the PIMCO Private Funds have committed to purchase 3,500,000 shares of our Class A Common Stock, at $10.00 per share, in the PIPE Financing. The PIMCO Private Funds will make a determination with respect to whether to redeem all or any portion of such 2,000,000 shares of Class A Common Stock by 5:00 PM Eastern time two (2) business days prior to the Special Meeting. Although CPSR will disclose the aggregate number of redemptions one (1) business day prior to the Special Meeting, you will not know whether or not the PIMCO Private Funds or any other stockholders have elected to redeem, or the aggregate number of redemptions, prior to the redemption deadline and will only have a short period of time in which to determine whether or not to vote in favor of the proposed transaction with Gelesis following CPSR’s public disclosure regarding redemptions. As disclosed elsewhere in this proxy statement/prospectus, the PIMCO Private Funds hold additional interests in CPSR indirectly through the Sponsor, which interests are significant and would be worthless if CPSR fails to complete a business combination prior to July 7, 2022. See “Beneficial Ownership of Securities” for additional discussion of the PIMCO Private Funds’ interest in our Sponsor.
●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable. This liability will not apply with respect to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account or to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act.
●	Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to CPSR and remain outstanding. As of the date of this proxy statement/prospectus, there are no outstanding advances from the Sponsor to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.
●	Following the Closing, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.
●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, CPSR’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CPSR from time to time, made by the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, none of the Sponsor, CPSR’s officers or directors, or any of their respective affiliates, has incurred any out-of-pocket expenses or extended any loans to CPSR that remain outstanding. All expenses related to identifying, investigating and consummating an initial business combination were paid directly by CPSR in the ordinary course of business.
●	Citigroup served as Gelesis' sell-side advisor and UBS served as CPSR's buy-side advisor in the Business Combination, and in such capacities will be entitled to receive advisory fees upon completion of the Business Combination. Citigroup and UBS also served as Placement Agents in the PIPE Financing, and in such capacities will be entitled to receive placement agent fees upon completion of the Business Combination. Citigroup and UBS also served as lead underwriters in CPSR's Initial Public Offering, and in connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by the Public Stockholders and the proceeds from the PIPE Financing, will be used in part to pay to Citigroup, UBS and BTIG their deferred underwriting commissions from CPSR's Initial Public Offering of approximately $9.66 million. Because Citigroup and UBS will only receive their deferred underwriting commissions upon the consummation of CPSR's initial business and their respective advisory fees and placement agent fees upon the consummation of the Business Combination, Citigroup and UBS have an interest in the Business Combination being consummated. Such interest may have presented, and may in the future present, a conflict of interest.

See “Business Combination Proposal — Interests of CPSR’s Directors and Executive Officers in the Business Combination” for additional information on interests of CPSR’s directors and executive officers.

These financial interests of the Sponsor as well as CPSR’s directors and officers may have influenced their motivation in identifying and selecting Gelesis as a business combination target, and their decision to approve the Business Combination. In considering the recommendations of the Board to vote for the Proposals, its stockholders should consider these interests.

Activities taken by CPSR’s affiliates to purchase, directly or indirectly, Public Shares or Public Warrants will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the CPSR’s securities.

CPSR’s Sponsor, directors, officers, advisors or their affiliates may purchase shares or Public Warrants in privately negotiated transactions either prior to or following the Closing, although they are under no obligation to do so. None of CPSR’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of CPSR’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares or Public Warrants, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares or warrants that could be acquired by CPSR’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay, subject to compliance with applicable law and NYSE rules.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares or Public Warrants may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of CPSR’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of CPSR’s securities. In addition, if such purchases are made, the public “float” of Class A Common Stock and the number of beneficial holders of Class A Common Stock may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Class A Common Stock and warrants on a national securities exchange.

Other than as expressly stated herein, there are no current commitments, plans or intentions to engage in any such transactions and no terms or conditions for any such transaction have been formulated. None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions.

Warrants will become exercisable for New Gelesis Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Business Combination, there will be 13,800,000 outstanding Public Warrants to purchase 13,800,000 shares of New Gelesis Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing the later of thirty (30) days following the Closing and twelve (12) months from the closing of our Initial Public Offering, which occurred on July 7, 2020. In addition, there will be 7,520,000 Private Placement Warrants outstanding exercisable for 7,520,000 shares of New Gelesis Common Stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of New Gelesis Common Stock will be issued, which will result in dilution to the holders of New Gelesis Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Gelesis Common Stock, the impact of which is increased as the value of our stock price increases.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New Gelesis will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New Gelesis Common Stock equals or exceeds $18.00 per share for any twenty (20) trading days within a thirty (30) trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by New Gelesis, New Gelesis may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, New Gelesis may redeem your warrants after they become exercisable for a number of shares of New Gelesis Common Stock determined based on the redemption date and the fair market value of New Gelesis Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

Our warrants are accounted for as derivative liabilities and are recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our securities or may make it more difficult for us to consummate the proposed Business Combination.

We have 21,320,000 warrants outstanding (comprised of 13,800,000 Public Warrants as part of the Units offered in the Initial Public Offering and 7,520,000 Private Placement Warrants). We account for both the Public Warrants and the Private Placement Warrants as a warrant liability. At each reporting period (1) the accounting treatment of the warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the Public Warrants and Private Placement Warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock, which may make it more difficult for us to consummate the proposed Business Combination.

Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of New Gelesis Common Stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

CPSR did not obtain an opinion from an independent investment banking or accounting firm, and consequently, there can be no assurance from an independent source that the price CPSR is paying for is fair to CPSR from a financial point of view.

CPSR is not required to obtain an opinion from an independent investment banking or accounting firm that the price CPSR is paying in connection with the Business Combination is fair to CPSR from a financial point of view. The Board did not obtain a third-party valuation or fairness opinion in connection with its initial determination to approve and recommend the Business Combination. Accordingly, investors will be relying solely on the judgment of the Board in valuing Gelesis’ business, and assuming the risk that the Board may not have properly valued the Business Combination.

The Sponsor and the other holders of the Founders Shares have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their founders shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the holders of the Founders Shares, including our Sponsor, R. Steven Hicks, Rodrigo de la Torre, Jamie Weinstein, Kathryn Cavanaugh, John Ghiselli,

James Whittenburg and the PIMCO Private Funds, have agreed, among other things, to vote their shares in favor of the Business Combination. As of the Record Date, the Sponsor and such other stockholders own approximately 25.7% of our outstanding shares prior to the Business Combination. As a result, in addition to the shares held by our Sponsor and the other holders of the Founders Shares, CPSR would need approximately (i) 44.4% of the Public Shares, voting separately as a single class, to be voted in favor of the Charter Amendment Proposal and (ii) 24.4% of the shares of CPSR Common Stock, voting together as a single class, to be voted in favor of the other proposals in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and the other holders of the Founders Shares had agreed to vote their shares of CPSR Common Stock in accordance with the majority of the votes cast by the Public Stockholders.

Following the Closing, New Gelesis’ only significant asset will be ownership of 100% of Gelesis and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on its Common Stock.

Following the Closing, New Gelesis will have no direct operations and no significant assets other than the ownership of 100% of Gelesis. New Gelesis will depend on Gelesis for distributions, loans and other payments to generate the funds necessary to meet New Gelesis’ financial obligations, including expenses related to operating as a publicly traded company, and to pay any dividends with respect to its Common Stock. The earnings from, or other available assets of, Gelesis, may not be sufficient to pay dividends or make distributions or loans to enable New Gelesis to pay any dividends on its Common Stock.

Subsequent to the Closing, CPSR may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although CPSR has conducted due diligence on Gelesis, CPSR cannot assure you that this diligence revealed all material issues that may be present in Gelesis’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of CPSR’s and Gelesis’ control will not later arise. As a result, CPSR may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if CPSR’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with CPSR’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on CPSR’s liquidity, the fact that CPSR reports charges of this nature could contribute to negative market perceptions about New Gelesis’ or CPSR’s securities. In addition, charges of this nature may cause CPSR to be unable to obtain future financing on favorable terms or at all. Accordingly, any CPSR stockholder who chooses to remain a stockholder of New Gelesis following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by CPSR’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

CPSR’s actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus and may not be indicative of what CPSR’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what CPSR’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If third parties bring claims against CPSR or if CPSR files a bankruptcy petition or an involuntary bankruptcy petition is filed against CPSR that is not dismissed, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.00 (which was the offering price in our Initial Public Offering).

CPSR’s placing of funds in trust may not protect those funds from third party claims against CPSR. Although CPSR will seek to have all vendors and service providers (except for our independent registered public accounting firm) CPSR engages and prospective target businesses CPSR negotiates with execute agreements with CPSR waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with CPSR, they may seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders.

Additionally, if CPSR is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against CPSR’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CPSR’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CPSR’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, CPSR may not be able to return to the Public Stockholders at least $10.00 (which was the offering price in our initial public offering). As a result, if any such claims were successfully made against the Trust Account, the funds available for CPSR’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Public Share.

CPSR’s stockholders may be held liable for claims by third parties against CPSR to the extent of distributions received by them.

The Current Charter states that we must complete our initial business combination by July 7, 2022. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes (less up to $100,000 to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If CPSR is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against CPSR which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by CPSR’s stockholders. Furthermore, because CPSR intends to distribute the proceeds held in the Public Shares to the Public Stockholders promptly after expiration of the time CPSR has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from CPSR’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to CPSR’s creditors and/or may have acted in bad faith, and thereby exposing itself and CPSR to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. CPSR cannot assure you that claims will not be brought against it for these reasons.

There can be no assurance that New Gelesis will be able to comply with the continued listing standards of the NYSE.

New Gelesis Common Stock and warrants are expected to be listed on the NYSE following the Business Combination. New Gelesis’ continued eligibility for listing may depend on the number of shares of Class A Common Stock that are redeemed. If, after the Business Combination, the NYSE delists New Gelesis’ securities from trading on its exchange for failure to meet the listing standards, New Gelesis and its stockholders could face significant material adverse consequences including:

●	limited availability of market quotations for New Gelesis’ securities;
●	a determination that New Gelesis Common Stock is a “penny stock” which will require brokers trading in its New Gelesis Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Gelesis Common Stock;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per Public Share.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of New Gelesis’ securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Gelesis’ securities prior to the Closing may decline. The market values of New Gelesis’ securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which CPSR’s stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is fixed and will not be adjusted to reflect any changes in the market price of Class A Common Stock, the market value of New Gelesis stock issued in the Business Combination may be higher or lower than the value of these shares on an earlier date.

The Public Stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of New Gelesis Common Stock as consideration in the Business Combination and the PIPE Financing. Having a minority share position may reduce the influence that CPSR’s current stockholders have on the management of New Gelesis.

It is anticipated that, upon the Closing and based on ownership as of the Record Date, the Public Stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 23.7% in New Gelesis, the PIPE Investors will own approximately 7.8% of New Gelesis (such that Public Stockholders, including PIPE Investors, will own approximately 31.5% of New Gelesis), Sponsor and CPSR’s other initial stockholders will own approximately 4.2% in New Gelesis and the Gelesis Equityholders will own approximately 64.3% of New Gelesis.

There are currently outstanding an aggregate of 21,320,000 warrants to acquire CPSR Class A Common Stock, which comprise 7,520,000 Private Placement Warrants held by CPSR’s initial stockholders at the time of CPSR’s Initial Public Offering and 13,800,000 Public Warrants. Each of CPSR’s outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our Initial Public Offering, which occurred on July 7, 2020, for one share of CPSR Class A Common Stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of CPSR Class A Common Stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully-diluted share capital would increase by a total of 21,320,000 shares, with approximately $245,180,000 paid to exercise the warrants.

The ownership percentage with respect to New Gelesis following the Business Combination does not take into account (i) the redemption of any shares by the Public Stockholders, (ii) Public Warrants and Private Placement Warrants that will remain outstanding immediately following the Business Combination, (iii) the issuance of any shares upon the Closing under the Equity Incentive Plan or (iv) the potential forfeiture of any Earn Out Shares issued to Gelesis Equityholders and/or certain Founders Shares held by our Sponsor, in each case, in the event certain trading price thresholds are not met during the applicable vesting periods. If the actual facts are different than these assumptions, the percentage ownership retained by CPSR’s existing stockholders in New Gelesis will be different.

The Closing of the Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions, including (i) the approval by our stockholders of the Proposals necessary to consummate the Business Combination being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) CPSR having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iv) the approval by the NYSE of our initial listing application in connection with the Business Combination; and (v) the Minimum Cash Condition. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by CPSR stockholders is not obtained, or that other Closing conditions are not satisfied. Subject to needing to satisfy those Closing conditions that are required by applicable law (such as the applicable waiting periods under the HSR Act having expired), the other Closing conditions that are required for CPSR to close can be waived by CPSR and the other Closing conditions that are required for Gelesis to close can be waived by Gelesis, but neither party is required to waive any Closing conditions. If CPSR does not complete the Business Combination, it could be subject to several risks, including:

●	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;
●	negative reactions from the financial markets, including declines in the price of Class A Common Stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and
●	the attention of CPSR’s management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

For more information about the Closing conditions to the Business Combination, see the section titled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

CPSR or Gelesis may waive one or more of the Closing conditions without re-soliciting stockholder approval.

Certain conditions to CPSR’s or Gelesis’ obligations to complete the Business Combination may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by agreement of CPSR and Gelesis. In the event of a waiver of a condition, the Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary.

In the event that the Board, in its own reasonable discretion, determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval, which decision may have a material adverse effect on the CPSR stockholders. For example, if the Board elected to waive the requirement that New Gelesis’ NYSE application be accepted for listing, and elected to proceed to Closing, the shares of Common Stock that CPSR stockholders hold following the Closing will be suspended from trading until the NYSE has approved the New Gelesis listing application. By way of further example, if the Board elected to waive the requirement that there be no Gelesis Material Adverse Effect that has occurred since the date of entry into the Business Combination Agreement that is continuing, the market may react negatively to such news, causing an immediate substantial decline in the price of the New Gelesis Common Stock following the Closing, causing the value of a stockholder’s interest in CPSR to be materially diminished.

For more information about the Closing conditions to the Business Combination, see the section titled “Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Obtaining required regulatory approvals may prevent or delay completion of the Business Combination or reduce the anticipated benefits of the Business Combination or may require changes to the structure or terms of the Business Combination.

Consummation of the Business Combination is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the Business Combination under the HSR Act. At any time before or after the Business Combination is consummated, any of the U.S. Department of Justice, which we refer to as the DOJ, the FTC, or U.S. state attorneys general could take action under the antitrust laws in opposition to the Business Combination, including seeking to enjoin completion of the Business Combination, condition completion of the Business Combination upon the divestiture of assets of our company, Gelesis or their subsidiaries or impose restrictions on New Gelesis’ post-consummation operations. These could negatively affect the results of operations and financial condition of the combined company following completion of the Business Combination. Any such requirements or restrictions may prevent or delay completion of the Business Combination or may reduce the anticipated benefits of the Business Combination, which could also have a material adverse effect on the combined company’s business and cash flows, financial condition and results of operations. Additionally, we have agreed to take certain actions, conditioned on the closing, to the extent necessary to ensure satisfaction, on or prior to the outside date (as it may be extended), of certain conditions to the closing of the Business Combination relating to regulatory approvals. Certain of these actions may be taken after receipt of the Business Combination approval.

If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, Gelesis Equityholders may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.

CPSR and Gelesis intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, neither CPSR nor Gelesis has requested, or intends to request, an opinion of tax counsel or a ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences of the Business Combination and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, Gelesis Equityholders generally would recognize taxable gain or loss on their receipt of New Gelesis Common Stock in connection with the Business Combination.

We are not registering the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis. If the issuance of the shares upon exercise of warrants is not registered, qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We are not registering the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause the same to become effective within sixty (60) business days following our initial business combination and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of Units will have paid the full Unit purchase price solely for the shares of common stock included in the Units. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in our Initial Public Offering. However, there may be instances in which holders of our Public Warrants may be unable to exercise such Public Warrants but holders of our Private Placement Warrants may be able to exercise such Private Placement Warrants.

CPSR’s and Gelesis’ ability to consummate the Business Combination, and the operations of New Gelesis following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Gelesis or New Gelesis following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The parties will be required to consummate the Business Combination even if Gelesis, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Gelesis is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Gelesis’ ability to consummate the Business Combination and New Gelesis’ financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Gelesis and New Gelesis may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Gelesis’ financial condition and results of operations.

Risks Related to Ownership of New Gelesis Common Stock Following the Business Combination

New Gelesis does not know whether an active, liquid and orderly trading market will develop for its common stock or what the market price of the New Gelesis Common Stock will be and, as a result, it may be difficult for you to sell your common stock.

Prior to the Business Combination, there was no public trading market for Gelesis’ common stock. Although, upon the successful consummation of the Business Combination, New Gelesis’ Common Stock will be listed on the NYSE, an active trading market for its shares may never develop or be sustained following the Business Combination. You may not be able to sell your shares quickly or at the market price if trading in New Gelesis’ Common Stock is not active. Further, an inactive market may also impair New Gelesis’ ability to raise capital by selling New Gelesis’ Common Stock and may impair New Gelesis’ ability to enter into strategic partnerships or acquire companies or products by using New Gelesis’ Common Stock as consideration.

The price of New Gelesis Common Stock may be volatile, and you could lose all or part of your investment.

The trading price of New Gelesis Common Stock following the Business Combination is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond New Gelesis’ control, including limited trading volume. These factors include:

●	any delay in New Gelesis’ regulatory filings or any adverse regulatory decisions, including failure to receive regulatory approval of New Gelesis’ product candidates;
●	changes in laws or regulations applicable to New Gelesis’ product candidates, including but not limited to clinical trial requirements for approvals;
●	adverse developments concerning New Gelesis’ manufacturers or its manufacturing plans;
●	New Gelesis’ ability to generate sufficient patient demand for its product and product candidates;
●	New Gelesis’ inability to establish collaborations, if needed;
●	New Gelesis’ failure to commercialize its product candidates;
●	departures of key scientific, commercial or management personnel;
●	unanticipated serious safety concerns related to the use of New Gelesis’ product candidates;

●	introduction of new products or services offered by New Gelesis or its competitors;
●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by New Gelesis or its competitors;
●	New Gelesis’ ability to effectively manage its growth;
●	actual or anticipated variations in quarterly operating results;
●	New Gelesis’ cash position, including as a result of the occurrence of a significant number of redemptions in connection with the Business Combination;
●	New Gelesis’ failure to meet the estimates and projections of the investment community or that New Gelesis may otherwise provide to the public;
●	publication of research reports about New Gelesis or its industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
●	changes in the market valuations of similar companies;
●	overall performance of the equity markets;
●	sales of New Gelesis Common Stock by New Gelesis or its shareholders in the future;
●	trading volume of New Gelesis Common Stock;
●	changes in accounting practices;
●	ineffectiveness of New Gelesis’ internal controls;
●	disputes or other developments relating to proprietary rights, including patents, litigation matters and New Gelesis’ ability to obtain patent protection for its technologies;
●	significant lawsuits, including patent or shareholder litigation;
●	general political and economic conditions; and
●	other events or factors, many of which are beyond New Gelesis’ control.

In addition, the stock market in general, and the NYSE and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of New Gelesis Common Stock, regardless of New Gelesis’ actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm New Gelesis’ business, financial condition and results of operations.

If securities or industry analysts do not publish research or reports about New Gelesis’ business, if they adversely change their recommendations regarding New Gelesis’ shares or if New Gelesis’ results of operations do not meet their expectations, New Gelesis’ stock price and trading volume could decline.

The trading market for shares of New Gelesis will be influenced by the research and reports that industry or securities analysts publish about new Gelesis or its business. New Gelesis will not have any control over these analysts. If one or more of these analysts cease coverage of New Gelesis or fail to publish reports on New Gelesis regularly, New Gelesis could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline. Moreover, if one or more of the analysts who cover New Gelesis downgrade its stock, or if New Gelesis’ results of operations do not meet their expectations, New Gelesis’ stock price could decline.

Future sales and issuances of New Gelesis Common Stock or rights to purchase New Gelesis Common Stock, including pursuant to the Equity Incentive Plan and future exercise of registration rights, could result in additional dilution of the percentage ownership of New Gelesis’ shareholders and could cause New Gelesis’ share price to fall.

New Gelesis expects that significant additional capital may be needed in the future to continue its planned operations, including expanding commercial operations, self-commercialization of its products in new markets, conducting clinical trials, expanded research and development activities, and costs associated with operating as a public company. To raise capital, New Gelesis may sell shares of New Gelesis Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner New Gelesis determines from time to time. If New Gelesis sells shares of New Gelesis Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to New Gelesis’ existing shareholders, and new investors could gain rights, preferences, and privileges senior to the holders of New Gelesis Common Stock, including shares of New Gelesis Common Stock sold in this offering.

Pursuant to the Equity Incentive Plan, which will become effective the day prior to the Closing, New Gelesis is authorized to grant equity awards to its employees, directors and consultants.

Initially, the aggregate number of New Gelesis Common Stock that may be issued pursuant to share awards under the Equity Incentive Plan will be equal to eight percent (8%) of the fully diluted shares of New Gelesis Common Stock as of immediately following the Effective Time, including the shares of New Gelesis Common Stock issuable upon the exercise of the Rollover Warrants. The Equity Incentive Plan will provide that the number of shares of New Gelesis Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each calendar year, beginning on January 1, 2023, by an amount equal to four percent (4%) of the number of shares of New Gelesis Common Stock outstanding on December 31 of the immediately preceding calendar year or such lesser amount as determined by the administrator of the Equity Incentive Plan. Unless New Gelesis’ board of directors elects not to increase the number of shares available for future grants each year, New Gelesis’ shareholders may experience additional dilution, which could cause New Gelesis’ share price to fall.

Pursuant to the Amended and Restated Registration and Stockholder Rights Agreement to be entered into in connection with the Business Combination, certain stockholders of CPSR and Gelesis can each demand that New Gelesis register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the Closing, New Gelesis is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of New Gelesis. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Amended and Restated Registration and Stockholder Rights Agreement and the Business Combination Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of New Gelesis Entity’s securities.

New Gelesis does not intend to pay dividends on its Common Stock, so any returns will be limited to the value of New Gelesis Common Stock.

New Gelesis currently anticipates that it will retain future earnings for the development, operation and expansion of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, New Gelesis may enter into agreements that prohibit it from paying cash dividends without prior written consent from New Gelesis’ contracting parties, or which other terms prohibiting or limiting the amount of dividends that may be declared or paid on New Gelesis Common Stock. Any return to shareholders will therefore be limited to the appreciation of their New Gelesis Common Stock, which may never occur.

New Gelesis is an emerging growth company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make New Gelesis Common Stock less attractive to investors.

New Gelesis is an emerging growth company, as defined in the JOBS Act. For as long as New Gelesis continues to be an emerging growth company, New Gelesis may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and New Gelesis’ periodic reports and proxy statements, exemptions from the requirements of holding nonbinding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved, and an exemption from compliance with the requirement of the Public Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements. New Gelesis could be an emerging growth company for up to five (5) years following the year in which CPSR completed its initial public offering, although circumstances could cause New Gelesis to lose that status earlier. New Gelesis will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the completion of CPSR’s Initial Public Offering, (b) in which New Gelesis has total annual gross revenue of at least $1.07 billion or (c) in which New Gelesis is deemed to be a large accelerated filer, which requires the market value of New Gelesis Common Stock that are held by non-affiliates to exceed $700 million as of the prior June 30th, and (2) the date on which New Gelesis has issued more than $1.0 billion in non-convertible debt during the prior three (3)-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. New Gelesis has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date New Gelesis (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, New Gelesis will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies and New Gelesis’ financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. New Gelesis may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Further, even after New Gelesis no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow New Gelesis to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in New Gelesis’ periodic reports and proxy statements.

New Gelesis cannot predict if investors will find its common stock less attractive because New Gelesis may rely on these exemptions. If some investors find New Gelesis Common Stock less attractive as a result, there may be a less active trading market for New Gelesis Common Stock and New Gelesis’ share price may be more volatile.

New Gelesis will incur significant increased costs as a result of operating as a public company, and New Gelesis’ management will be required to devote substantial time to new compliance initiatives.

As a public company, New Gelesis will incur significant legal, accounting, insurance and other expenses that it did not incur as a private company. New Gelesis will be subject to the reporting requirements of the Exchange Act which will require, among other things, that New Gelesis file with the SEC annual, quarterly and current reports with respect to its business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC, and the NYSE to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say-on-pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five (5) years following the year in which CPSR completed its initial public offering. New Gelesis intends to take advantage of this new legislation but cannot guarantee that it will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which New Gelesis operates its business in ways New Gelesis cannot currently anticipate.

New Gelesis expects the rules and regulations applicable to public companies to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of New Gelesis’ management and personnel from other business concerns, they could have a material adverse effect on New Gelesis’ business, financial condition, and results of operations. The increased costs will decrease New Gelesis’ net income or increase its net loss and may require New Gelesis to reduce costs in other areas of its business or increase the prices of its products or services. For example, New Gelesis expects these rules and regulations to make it more difficult and more expensive for New Gelesis to obtain director and officer liability insurance and New Gelesis may be required to incur substantial costs to maintain the same or similar coverage. New Gelesis cannot predict or estimate the amount or timing of additional costs New Gelesis may incur to respond to these requirements. The impact of these requirements could also make it more difficult for New Gelesis to attract and retain qualified persons to serve on its board of directors, its board committees, or as executive officers.

Pursuant to Section 404 of the Sarbanes-Oxley Act (Section 404), New Gelesis will be required to furnish a report by its management on its internal control over financial reporting. However, while New Gelesis remains an emerging growth company, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404, New Gelesis will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, New Gelesis will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite New Gelesis’ efforts, there is a risk that New Gelesis will not be able to conclude, within the prescribed timeframe or at all, that its internal control over financial reporting is effective as required by Section 404. In addition, investors’ perceptions that New Gelesis’ internal controls are inadequate or that it is unable to produce accurate financial statements on a timely basis may harm the market price of its shares.

If New Gelesis fails to establish and maintain proper and effective internal control over financial reporting, its operating results and its ability to operate its business could be harmed.

Ensuring that New Gelesis has adequate internal financial and accounting controls and procedures in place so that it can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. New Gelesis’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with the Business Combination, New Gelesis intends to begin the process of documenting, reviewing and improving its internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act and applicable United States laws, which will require annual management assessment of the effectiveness of its internal control over financial reporting. New Gelesis has begun recruiting additional finance and accounting personnel with certain skill sets that it will need as a public company.

Implementing any appropriate changes to New Gelesis’ internal controls may distract its officers and employees, entail substantial costs to modify its existing processes, and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of its internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase its operating costs and harm its business. In New Gelesis’ efforts to maintain proper and effective internal control over financial reporting, it may discover significant deficiencies or material weaknesses in its internal control over financial reporting, which it may not successfully remediate on a timely basis or at all. Any failure to remediate any significant deficiencies or material weaknesses identified by New Gelesis or to implement required new or improved controls, or difficulties encountered in their implementation, could cause New Gelesis to fail to meet its reporting obligations or result in material misstatements in its financial statements. If New Gelesis identifies one or more material weaknesses in its internal control over financial reporting in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of New Gelesis’ financial statements, which may harm the market price of New Gelesis Common Stock.

The Proposed Charter and the Proposed Bylaws of New Gelesis and certain Delaware laws contain provisions that may have the effect of delaying, preventing or making undesirable an acquisition of all or a significant portion of New Gelesis’ shares or assets or preventing a change in control.

Certain provisions of New Gelesis’ Proposed Charter and Proposed Bylaws to be in effect following the consummation of the Business Combination and certain Delaware laws, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors may be willing to pay for New Gelesis Common Stock. For instance, New Gelesis’ Proposed Bylaws to be effective upon the consummation of the Business Combination contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings.

The Proposed Bylaws of New Gelesis will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers, or other employees.

The Proposed Bylaws of New Gelesis will require, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware.

Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Proposed Bylaws of New Gelesis will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations promulgated thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Proposed Bylaws of New Gelesis will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Risks Related to the Redemption

Unless the context otherwise requires, references in this subsection “—  Risks Related to the Redemption” to “we”, “us” and “our” generally refer to CPSR in the present tense or New Gelesis from and after the Business Combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15% or more of Class A Common Stock issued in the Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 15% or more of Class A Common Stock issued in the Initial Public Offering.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of fifteen percent (15%) or more of the shares of Class A Common Stock issued in the Initial Public Offering. CPSR refers to such shares in excess of an aggregation of fifteen percent (15%) or more of the shares issued in the Initial Public Offering as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, CPSR will require each Public Stockholder seeking to exercise redemption rights to certify to CPSR whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to CPSR at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CPSR makes the above-referenced determination. Your inability to redeem any

Unredeemable Shares will reduce your influence over CPSR’s ability to consummate the Business Combination and you could suffer a material loss on your investment in CPSR if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if CPSR consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge CPSR’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

CPSR can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in CPSR’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of CPSR might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

CPSR’s stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

The Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of CPSR  —  Redemption Rights,” tender their certificates to CPSR’s transfer agent or deliver their shares to the transfer agent electronically through the Depository Trust Company, or DTC, at least two (2) business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and CPSR’s transfer agent will need to act to facilitate this request. It is CPSR’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, because CPSR does not have any control over this process or over the brokers or DTC, it may take significantly longer than two (2) weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares. In addition, Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so.

If CPSR’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Holders of Public Shares are required to submit a request in writing and deliver their stock (either physically or electronically) to CPSR’s transfer agent at least two (2) business days prior to the Special Meeting in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated Closing. See the section titled “Special Meeting of CPSR  —  Redemption Rights” for additional information on how to exercise your redemption rights.

CPSR does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for CPSR to complete an initial business combination with which a substantial majority of its stockholders do not agree.

Our amended and restated certificate of incorporation does not provide for a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination. As a result, we may be able to complete our initial business combination even though a substantial majority of our Public Stockholders do not agree with the transaction and have redeemed their shares or, if we seek stockholder approval of our initial business combination and do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to our Sponsor, officers, directors, advisors or their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

SPECIAL MEETING OF CPSR

General

CPSR is furnishing this proxy statement/prospectus to CPSR’s stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting of CPSR to be held on January 5, 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to CPSR’s stockholders on or about [•], 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides CPSR’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held virtually on January 5, 2022, at 10:00 a.m., Eastern Time, at https://www.cstproxy.com/capstarspac/2021. CPSR stockholders may attend, vote and examine the list of CPSR stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/capstarspac/2021 and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID-19), the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically.

Purpose of the CPSR Special Meeting

At the Special Meeting, CPSR is asking stockholders to consider and vote upon the following Proposals:

1.	The Business Combination Proposal — To adopt and approve the Business Combination Agreement and approve the Business Combination.
2.	The Charter Amendment Proposal — To approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will amend and restate the Current Charter, and which Proposed Charter will be in effect when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.
3.	The Advisory Charter Amendment Proposals — To approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven (7) separate sub-proposals:
(a)	Advisory Charter Proposal A — to change the corporate name of New Gelesis to “Gelesis Holdings, Inc.”;
(b)	Advisory Charter Proposal B — to increase CPSR’s capitalization so that it will have 900,000,000 authorized shares of common stock and 250,000,000 authorized shares of preferred stock;
(c)	Advisory Charter Proposal C — to divide the New Gelesis board of directors into three classes with staggered three-year terms;
(d)	Advisory Charter Proposal D — to provide that the removal of any director be only for cause and only by the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares entitled to vote at an election of directors;
(e)	Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of at least 66 2∕3% of New Gelesis’ then outstanding shares of each class entitled to vote thereon as a class;
(f)	Advisory Charter Proposal F — to make New Gelesis’ corporate existence perpetual as opposed to CPSR’s corporate existence, which is required to be dissolved and liquidated twenty-four (24) months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to blank check companies; and

(g)	Advisory Charter Proposal G — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.
4.	The NYSE Stock Issuance Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Section 312 of the NYSE Listed Company Manual, the issuance of up to 96,876,625 newly issued shares of New Gelesis Common Stock in the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus under the heading titled “Business Combination Proposal — Ownership of New Gelesis” and (b) the issuance and sale of 9,000,000 newly issued shares of Class A Common Stock in connection with the PIPE Financing.
5.	The Director Election Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of eight directors who, upon consummation of the Business Combination, will become directors of New Gelesis.
6.	The Equity Incentive Plan Proposal — to approve, assuming the Business Combination Proposal is approved and adopted, the Equity Incentive Plan, a copy of which is appended to this proxy statement/prospectus as Exhibit H to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which will become effective as of the date immediately preceding the date of the Closing.
7.	The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the NYSE Stock Issuance Proposal, the Director Election Proposal, or the Equity Incentive Plan Proposal, or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived.

Recommendation of the Board

The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting of CPSR are in the best interest of CPSR and its stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Amendment Proposals, “FOR” the NYSE Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of CPSR’s directors may result in a conflict of interest on the part of such director(s) between what she, he or they may believe is in the best interests of CPSR and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, CPSR’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of CPSR’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned CPSR Common Stock at the close of business on November 15, 2021, the Record Date. Stockholders will have one (1) vote for each share of CPSR Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Quorum

A quorum of CPSR stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of CPSR Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of the Record Date, there were 27,600,000 shares of Class A Common Stock and 6,900,000 shares of Class B Common Stock outstanding; therefore, a total of (i) 13,800,001 shares of Class A Common Stock must be represented at the Special Meeting in order to constitute a quorum for purposes of the Charter

Amendment Proposal and (ii) 17,250,001 shares of CPSR Common Stock must be represented at the Special Meeting in order to constitute a quorum for purposes of the other proposals. As of the Record Date, the Sponsor holds approximately 19.8% of the outstanding CPSR Common Stock.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to CPSR but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each such Proposal.

Each share of CPSR Common Stock that you own in your name entitles you to one (1) vote. If you are a record owner of your shares, there are two (2) ways to vote your shares of CPSR Common Stock at the Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Charter Amendment Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the NYSE Stock Issuance Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.
●	You Can Virtually Attend the Special Meeting and Vote Through the Internet. You will be able to attend the Special Meeting online and vote during the meeting by visiting https://www.cstproxy.com/capstarspac/2021 and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way CPSR can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	submit a new proxy card bearing a later date;
●	give written notice of your revocation to CPSR’s corporate secretary, which notice must be received by CPSR’s corporate secretary prior to the vote at the Special Meeting; or
●	vote electronically at the Special Meeting by visiting https://www.cstproxy.com/capstarspac/2021 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your CPSR Common Stock, you may call MacKenzie Partners, Inc. (“MacKenzie Partners”), CPSR’s proxy solicitor, at (800) 322-2885 or email: proxy@mackenziepartners.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal, the Advisory Charter Amendment Proposals, the NYSE Stock Issuance Proposal, the Director Election Proposal and the Adjournment Proposal. Under the Current Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the Initial Public Offering (including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $276,178,675 on the Record Date, the estimated per share redemption price would have been approximately $10.01.

In order to exercise your redemption rights, you must:

●	(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and
●	prior to 5:00 PM Eastern time on January 3, 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, CPSR’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com; and

●	deliver your Public Shares either physically or electronically through the Depository Trust Company to CPSR’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CPSR’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, CPSR does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with CPSR’s consent, until the closing of the Business Combination. If you delivered your shares for redemption to CPSR’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CPSR’s transfer agent return the shares (physically or electronically). You may make such request by contacting CPSR’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CPSR Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of New Gelesis, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case CPSR will promptly return any Public Shares previously delivered by the public holders.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. None of CPSR’s stockholders or warrant holders, have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation Costs

CPSR is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. CPSR and its directors, officers and employees may also solicit proxies in person. CPSR will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CPSR will bear the cost of the solicitation.

CPSR has engaged MacKenzie Partners to assist in the solicitation of proxies. CPSR will pay that firm a fee of $17,500, plus disbursements for such services.

CPSR will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CPSR will reimburse them for their reasonable expenses.

Potential Purchases of Shares and/or Public Warrants

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares and/or warrants from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of CPSR’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgment that such stockholder, although still the record holder of CPSR shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Stock Exchange Listing

CPSR’s Units, Class A Common Stock and Public Warrants are publicly traded on the NYSE under the symbols “CPSR.U”, “CPSR” and “CPSR WS”, respectively. CPSR intends to apply to list the New Gelesis Common Stock and Public Warrants on the NYSE under the symbols “GLS” and “GLS WS”, respectively, upon the Closing of the Business Combination. New Gelesis will not have Units traded following the Closing of the Business Combination.

BUSINESS COMBINATION PROPOSAL

Overview

On July 19, 2021, CPSR, Merger Sub and Gelesis entered into the Business Combination Agreement, which was amended on November 8, 2021. We are asking our stockholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). CPSR stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A and Annex A-1 to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—  The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the issued and outstanding CPSR Common Stock voting together as a single class as of the Record Date fixed for our meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A and Annex A-1 to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying Disclosure Schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about CPSR, Sponsor, Gelesis or any other matter.

The Business Combination Agreement provides that, at the Closing, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Gelesis, with Gelesis as the surviving company in the Merger and, after giving effect to such Merger, Gelesis will be a wholly-owned subsidiary of CPSR. The time this Merger becomes effective is referred to as the “Effective Time.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, based on an implied equity value of $675 million,

(i)	each share of CPSR Class A Common Stock and CPSR Class B Common Stock that is issued and outstanding immediately prior to the Effective Time will become one (1) share of New Gelesis Common Stock;
(ii)	each share of Gelesis Common Stock issued and outstanding as of immediately prior to the Effective Time will be automatically canceled and extinguished and converted into the right to receive the pro rata portion of the Transaction Share Consideration comprised of shares of New Gelesis Common Stock, as determined in accordance with the Business Combination Agreement; provided, that any shares of Gelesis Common Stock that are restricted shares will be converted into restricted shares of New Gelesis Common Stock, subject to the same vesting, transfer and other restrictions as the applicable restricted shares of Gelesis Common Stock;
(iii)	each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of New Gelesis Common Stock;
(iv)	each vested and unvested Gelesis Option will be assumed by New Gelesis and will cease to represent the right to purchase shares of Gelesis Common Stock and will become a “Rollover Option” thereafter exercisable for shares of New Gelesis Common Stock in an amount, at an exercise price and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule attached to the Business Combination Agreement;
(v)	each Gelesis Warrant will cease to represent the right to purchase shares of Gelesis Common Stock and will be canceled in exchange for a “Rollover Warrant” to purchase shares of New Gelesis Common Stock in an amount, at an exercise price and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule attached to the Business Combination Agreement;
(vi)	each holder of Gelesis Common Stock, Gelesis Options and Gelesis Warrants will receive its pro rata portion of 23,483,250 restricted Earn Out Shares of New Gelesis Common Stock, subject to the vesting and forfeiture conditions set forth below under “— Earn Out Shares”; and
(vii)	our Sponsor has agreed to forfeit certain of its Founders Shares to CPSR immediately prior to the Effective Time in accordance with the terms and conditions of the Sponsor Letter Agreement, and at the Effective Time, a corresponding number of additional shares of New Gelesis Common Stock will be issued to Gelesis Equityholders on a pro rata basis as part of the Transaction Share Consideration under the Business Combination Agreement.

Earn Out Shares

The Earn Out Shares will be subject to the following vesting conditions during the five (5) year Earn Out Period immediately following the Closing:

●	one third (1/3) of the Earn Out Shares will vest (and no longer be subject to forfeiture) at such time as the volume weighted average price of New Gelesis Common Stock is first equal to or exceeds $12.50 per share for any twenty (20) trading days within any thirty (30) trading day period;
●	one third (1/3) of the Earn Out Shares will vest (and no longer be subject to forfeiture) at such time as the volume weighted average price of New Gelesis Common Stock is first equal to or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period; and
●	one third (1/3) of the Earn Out Shares will vest (and no longer be subject to forfeiture) at such time as the volume weighted average price of New Gelesis Common Stock is first equal to or exceeds $17.50 per share for any twenty (20) trading days within any thirty (30) trading day period;

provided, that in addition to the above vesting and forfeiture provisions, any Earn Out Shares issued with respect to unvested Gelesis Options will be subject to the vesting criteria applicable to such unvested Gelesis Option as of immediately prior to the Effective Time. If prior to vesting, any unvested Gelesis Options are forfeited in accordance with their terms, then at the time of such forfeiture, all Earn Out Shares issued with respect to such unvested Gelesis Options will be automatically forfeited and deemed transferred to CPSR for no consideration (all Earn Out Shares so forfeited and transferred to CPSR, collectively, the “Reserve Earn Out Shares”). The New Gelesis Board may, in its sole discretion, reissue Reserve Earn Out Shares to holders of Earn Out Shares. Any Reserve Earn Out Shares that remain unissued as of the end of the Earn Out Period will be cancelled by New Gelesis and cease to exist.

Each Gelesis stockholder, each holder of Gelesis Options and each holder of Gelesis Warrants issued Earn Out Shares at the Closing will be entitled to the voting and dividend rights generally granted to holders of shares of New Gelesis Common Stock; provided that the Earn Out Shares will not entitle the holder thereof to any consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such person or be subject to execution, attachment or similar process without the consent of New Gelesis, and will bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn Out Shares will be null and void.

If the vesting of any Earn Out Shares has not occurred prior to the expiration of the Earn Out Period, then all Earn Out Shares unvested as of the end of the Earn Out Period will be automatically forfeited and deemed transferred to New Gelesis for no consideration and will be cancelled by New Gelesis and cease to exist.

In the event that there is a Change of Control Transaction with respect to New Gelesis after the Closing and during the Earn Out Period then immediately prior to the consummation of such Change of Control Transaction, any Earn Out Shares unvested at such time will vest (and no longer be subject to forfeiture) in accordance with the vesting conditions provided above, with the volume weighted average price per share of New Gelesis Common Stock deemed to be the per share Capstar Sale Price (as defined in the Business Combination Agreement) to be received by holders of shares of New Gelesis Common Stock in such Change of Control Transaction, and the holders of such vested Earn Out Shares will be eligible to participate in such Change of Control Transaction. For avoidance of doubt, assuming no prior vesting of such Earn Out Shares has occurred: if the Capstar Sale Price for acquisition of the shares of New Gelesis Common Stock in the Change of Control Transaction is greater than or equal to $17.50 per share, all of the Earn Out Shares will be deemed to have fully vested; provided that if the Capstar Sale Price for acquisition of the shares of New Gelesis Common Stock in the Change of Control Transaction is less than $12.50 per share, then none of the Earn Out Shares will be deemed to have vested and all such Earn Out Shares will be automatically forfeited and deemed transferred to New Gelesis for no consideration and will be cancelled by New Gelesis and cease to exist.

If, during the Earn Out Period, the outstanding shares of New Gelesis Common Stock are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event will have occurred, then the applicable price per share set forth above will be equitably adjusted to reflect such change.

PIPE Financing

In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, CPSR entered into Subscription Agreements with each of the PIPE Investors, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and CPSR has agreed to issue and sell to the PIPE Investors, an aggregate of 9,000,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $90 million. Affiliates of the Sponsor will fund up to $35 million in the PIPE Financing. A PIPE subscription with a prospective investor who had indicated an interest in providing us with a contingent combination of a $100 million senior secured credit facility and PIPE financing in the amount of $10 million was terminated before definitive debt agreements were executed and the investment could be concluded. The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. CPSR has granted the PIPE Investors certain registration rights in connection with the PIPE Investment. The PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Related Agreements

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Sponsor Letter Agreement, Subscription Agreements, Transaction Support Agreements and the Amended and Restated Registration and Stockholder Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See the section below entitled “—  Related Agreements” for more information.

Aggregate New Gelesis Proceeds

The aggregate cash proceeds available for release to New Gelesis from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to any redemptions by the Public Stockholders that exercise redemption rights with respect to their shares of Class A Common Stock) and the aggregate cash proceeds actually received by New Gelesis in respect of the PIPE Investment, in each case, will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—  Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as CPSR and Gelesis may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists, of the following conditions:

●	the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by the Business Combination Agreement and related agreements having been obtained;
●	each of (i) a written consent approving and adopting the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby, duly executed by the Gelesis Equityholders required to approve and adopt such matters in accordance with the DGCL, Gelesis’ governing documents and stockholders agreement (the “Company Stockholder Written Consent”) and (ii) a written consent of the holders of Gelesis’ preferred stock pursuant to which the Gelesis preferred stock then issued and outstanding will be converted into shares of Gelesis Common Stock in accordance with the terms of Gelesis’ governing documents (the “Company Preferred Stockholder Approval”), having been obtained and not rescinded or amended in any respect;
●	no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination Agreement pending or being in effect;
●	this Registration Statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this Registration Statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;
●	CPSR’s initial listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, CPSR satisfying any applicable initial and continuing listing requirements of the NYSE, and CPSR not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Gelesis Common Stock (including the shares of New Gelesis Common Stock to be issued in connection with the Business Combination), being approved for listing on the NYSE;
●	after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Investment), CPSR having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Business Combination;
●	the board of directors of New Gelesis (the “New Gelesis Board”) consisting of the number of directors, and comprising the individuals, determined as specified in the Business Combination Agreement; and

●	the Required Capstar Stockholder Approval (as defined in the Business Combination Agreement) by the affirmative vote of the holders of the requisite number of shares of Class A Common Stock being obtained in accordance with CPSR’s governing documents and applicable law.

Other Conditions to the Obligations of the CPSR and Merger Sub

The obligations of the CPSR and Merger Sub (collectively, the “Capstar Parties”) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by CPSR (on behalf of itself and the other Capstar Parties) of the following further conditions:

●	the representations and warranties of Gelesis regarding organization and qualification of Gelesis and its subsidiaries, certain representations and warranties regarding the capitalization of Gelesis, representations and warranties of Gelesis regarding the authority of Gelesis to, among other things, consummate the transactions contemplated by the Business Combination Agreement, the representation and warranty regarding no Company Material Adverse Effect (as defined in the Business Combination Agreement) having occurred and the representation and warranty of Gelesis regarding brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects (except for de minimis inaccuracies) as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);
●	the other representations and warranties of Gelesis being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
●	Gelesis having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;
●	since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing;
●	CPSR must have received a certificate executed by an authorized officer of Gelesis confirming that the conditions set forth in the first four bullet points in this section have been satisfied;
●	CPSR must have received the Amended and Restated Registration and Stockholder Rights Agreement duly executed by the Gelesis stockholders set forth therein; and
●	the Minimum Cash Condition.

Other Conditions to the Obligations of Gelesis

The obligations of Gelesis to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Gelesis of the following further conditions:

●	the representations and warranties regarding organization and qualification of the Capstar Parties, the authority of CPSR to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the Capstar Parties and brokers fees and the representation and warranty regarding no Capstar Material Adverse Effect (as defined in the Business Combination Agreement) having occurred being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);
●	the other representations and warranties of the Capstar Parties being true and correct (without giving effect to any limitation of “materiality” or “Capstar Material Adverse Effect” or any similar limitation set forth in the Business Combination

Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Capstar Material Adverse Effect;
●	the Capstar Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;
●	Gelesis must have received a certificate executed by an authorized officer of CPSR confirming that the conditions set forth in the first three bullet points of this section have been satisfied;
●	Gelesis must have received the Amended and Restated Registration and Stockholder Rights Agreement duly executed by CPSR and the Sponsor; and
●	the Minimum Cash Condition.

Representations and Warranties

In the Business Combination Agreement, Gelesis makes certain representations and warranties (with certain exceptions set forth in the Disclosure Schedules to the Business Combination Agreement) relating to, among other things:

●	its corporate organization, qualification to do business in each jurisdiction in which its properties are owned or leased by it or where the operation of its business as currently conducted makes such qualification necessary, good standing and corporate power required to own and operate its properties and assets and to carry out the business as presently conducted;
●	its capital structure, including with respect to (i) the duly authorized and validly issued and outstanding equity securities of Gelesis; (ii) the number and class or series of all equity securities of Gelesis; (iii) all indebtedness of Gelesis; and (iv) additional matters with respect to its options, warrant and restricted shares;
●	its having requisite corporate authority to enter into the Business Combination Agreement and to complete the Business Combination;
●	Gelesis’ financial statements as of and for the periods ended December 31, 2018, December 31, 2019 and December 31, 2020 and June 30, 2021 fairly present, in all material respects, the financial position of Gelesis as of the dates thereof and the results of operations of Gelesis for the periods reflected therein, and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis and were audited in accordance with the requirements of the Public Company Accounting Oversight Board;
●	(i) its maintenance of financial books and records that accurately and completely reflect the revenues, expenses, assets and liabilities of Gelesis in all material respects, and (ii) its proper internal controls over accounting which are designed to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorizations; and (B) transactions are recorded as necessary to permit preparation of proper and accurate financial statements in conformity with GAAP and to maintain asset accountability;
●	(i) Gelesis has all material necessary permits and licenses to conduct its business as currently conducted, (ii) all such permits are in full force and effect, (iii) no written notice of revocation, cancellation or termination of any material permit has been received by Gelesis and (iv) there are, and have been, no proceedings pending, or to Gelesis’ knowledge, threatened relating to the suspension, revocation or material and adverse modification of any material permit;
●	the transactions contemplated by the Business Combination will not require any notice to any governmental authority or the approval of any material permit for the continued conduct of the business of Gelesis as currently conducted;
●	that each of its material contracts (i) is a valid and binding agreement, (ii) is in full force and effect and enforceable, (iii) there are no known material breaches of such materials contracts and (iv) no event has occurred that would result in a material breach of, or default under, any material contract by Gelesis or, to Gelesis’ knowledge, the counterparties thereto;

●	since December 31, 2020, no material supplier or material customer has canceled, terminated or materially and adversely altered its relationship with Gelesis, or to Gelesis’ knowledge, threatened in writing to cancel or terminate its relationship with Gelesis, and there have been no material disputes between Gelesis and any material supplier or material customer since the latest balance sheet date;
●	since December 31, 2020, (a) no Company Material Adverse Effect has occurred, (b) Gelesis has conducted its business in the ordinary course in all material respects and (c) has not taken any action that would require the consent of CPSR if taken during the period from the signing of the Business Combination Agreement until the Closing;
●	there is (and for the past three (3) years there has been) no material pending litigation against Gelesis;
●	that it is in compliance with all applicable laws, including, without limitation, those relating to foreign corrupt practices, lending activities and any law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment;
●	matters related to its employees as well as its compliance with applicable laws related to employment matters, proper tax withholding and employee benefit plans, including with respect to ERISA and tax matters relating thereto;
●	environmental matters, including that Gelesis is in compliance with environmental laws;
●	Gelesis’ ownership or appropriate licenses to use intellectual property used in its business, including with respect to the absence of rights of third parties to any of its intellectual property rights, and any infringement by a third party of Gelesis’ intellectual property rights;
●	its maintenance of proper insurance policies;
●	various matters related to taxes, including that (i) Gelesis has duly and timely filed all material tax returns, which are true and complete in all material respects; (ii) no statute of limitations in respect of the assessment or collection of any taxes of Gelesis has been waived or extended, other than any such waiver or extension that is no longer in effect or that was an extension of time to file a tax return obtained in the ordinary course of business; (iii) Gelesis has timely withheld and paid over to the applicable taxing authority all material amounts required to be withheld or paid by Gelesis in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party; (iv) there is no lien (other than certain permitted liens specified in the Business Combination Agreement) for material taxes upon any of the assets of Gelesis; (v) in the past five years, no claim has ever been made by a taxing authority in a jurisdiction where Gelesis does not file tax returns, asserting that Gelesis is or may be subject to tax in such jurisdiction; (vi) Gelesis has no permanent establishment or other place of business other than in the country in which it is organized, and Gelesis is a tax resident solely in its country of incorporation; (vii) Gelesis is not a party to any tax sharing, allocation, indemnification or similar contract; and (viii) Gelesis has not taken any action, and is not aware of any fact or circumstances, that would reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
●	except as disclosed by Gelesis, no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Gelesis and its affiliates will be entitled to any fee or commissions from Gelesis upon consummation of the Business Combination;
●	that it has good and marketable title to all of its owned real property, free and clear of all liens, except permitted liens and it has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of Gelesis reflected in the financial statements;
●	that it has (i) implemented written policies relating to the processing of personal data and (ii) complied in all material respects with all applicable privacy laws;

●	that (i) it is in material compliance with applicable sanctions and export control laws, anti-corruption laws and anti-money laundering laws, (ii) it is not and has not, nor has any of its representatives, been named on any sanctions and export control laws related list or otherwise engaged in unlawful dealings with or for the benefit of any persons on such list, and (iii) neither it nor, to its knowledge, any of its representatives, have made, offered, promised, paid or received any improper payments under any anti-corruption laws;
●	matters related to regulatory compliance, including with respect to applicable healthcare laws, and that all company products are being, and have at all times been, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored, marketed, distributed and sold in compliance in all material respects with applicable healthcare laws; and
●	other customary representations and warranties.

In the Business Combination Agreement, CPSR makes certain representations and warranties relating to, among other things:

●	its proper corporate organization and similar corporate matters;
●	authorization, execution, delivery and enforceability of the Business Combination Agreement and other transaction documents;
●	except as disclosed by CPSR, no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of CPSR and its affiliates will be entitled to any fee or commissions from Gelesis upon consummation of the Business Combination;
●	its capital structure, including with respect to (i) the duly authorized and validly issued and outstanding equity securities of CPSR; (ii) the number and class or series of all equity securities of CPSR; and (iii) additional matters with respect to its options;
●	there is no pending material litigation against CPSR;
●	it is in compliance with all applicable laws, including, without limitation, those relating to privacy laws, lending laws, foreign corrupt practices, and any law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment;
●	it has (i) established internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of CPSR’s financial reporting and the preparation of CPSR’s financial statements for external purposes in accordance with GAAP and (ii) established and maintained disclosure controls and procedures designed to ensure that material information relating to CPSR is made known to CPSR’s principal executive officer and principal financial officer; and
●	other customary representations and warranties.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Gelesis and CPSR are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Gelesis and CPSR are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Gelesis and its subsidiaries, taken as a whole, or (b) the ability of Gelesis to consummate the transactions contemplated by the Business Combination Agreement in accordance with its terms; provided, however, that, in the case of clause (a), none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws after the date of the Business Combination Agreement, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Gelesis or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) will not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by Gelesis or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence described in or resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a materially disproportionate adverse effect on Gelesis or any of its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Gelesis or any of its subsidiaries operate.

Under the Business Combination Agreement, certain representations and warranties of the Capstar Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Capstar Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of any Capstar Party to consummate the transactions contemplated by this Agreement in accordance with its terms.

Covenants of Gelesis

Gelesis made certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions or as consented to in writing by CPSR (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Gelesis will and will cause its subsidiaries to, operate the business of Gelesis and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Gelesis and its subsidiaries.
●	Subject to certain exceptions, prior to the Closing, Gelesis will and will cause its subsidiaries to, not do any of the following without CPSR’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second, fifth, twelfth, fourteenth, fifteenth or sixteenth sub-bullets below):
●	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of Gelesis or any subsidiary;
●	merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any business entity or organization;

●	adopt any amendments, supplements, restatements or modifications to any Gelesis governing documents, the Gelesis shareholders agreement or the Gelesis registration rights agreement;
●	dispose or subject to a lien any equity interests of Gelesis or its subsidiaries or issue any options or other rights obligating Gelesis or any of its subsidiaries to issue any equity interests;
●	incur, create or assume any indebtedness other than ordinary course trade payables;
●	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;
●	adopt or materially amend any material benefit plan or increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider earning annual compensation in excess of a certain threshold or take any action to accelerate any payment or benefit payable to any such person, pay any special bonus or special remuneration to any director, officer or employee of Gelesis or its subsidiaries, terminate or furlough the employment of any director, officer, management-level or key employee of Gelesis or its subsidiaries, or enter into a settlement agreement with any current or former director, officer, or employee of Gelesis or its subsidiaries;
●	waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;
●	make, change or revoke any material tax election;
●	enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on Gelesis or any of its subsidiaries;
●	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;
●	make any material changes to the methods of accounting of Gelesis or any of its subsidiaries, other changes that are made in accordance with Public Company Accounting Oversight Board standard;
●	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;
●	make any change of control payment that is not disclosed to CPSR on the Gelesis Disclosure Schedules;
●	amend, modify or terminate any material affiliate contracts or material contracts providing for any “change of control” payment; or
●	terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any permit required for the operation of Gelesis’ business as it is currently conducted.
●	Gelesis will terminate certain affiliate contracts as set forth on the Gelesis Disclosure Schedules effective as of the Closing.
●	As promptly as reasonably practicable (and in any event within two business days) following the time at which the Registration Statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Gelesis is required to obtain and deliver to CPSR a true and correct copy of the Company Stockholder Written Consent, and through its board of directors, will recommend to the Gelesis shareholders, the approval and adoption of the Business Combination Agreement, and the transactions contemplated thereby (including the Business Combination).

●	Within ninety (90) days from the Effective Time, the Gelesis shall implement appropriate controls reasonably designed to promote compliance by Gelesis and its subsidiaries, and their respective representatives, of sanctions and export control laws, anti-corruption laws and anti-money laundering laws.
●	Following the Effective Time, Gelesis and its subsidiaries shall not directly or knowingly indirectly use or contribute the proceeds from any funds provided by CPSR or the Sponsor for any purpose that would breach sanctions and export control laws, anti-corruption laws or anti-money laundering laws.

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Gelesis will not, and will cause its subsidiaries and its and their respective representatives not to: (i) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Company Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Gelesis or its subsidiaries (or any affiliate or successor of Gelesis or its subsidiaries); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Pursuant to the Business Combination Agreement, a “Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any person(s), directly or indirectly, (i) acquires or otherwise purchases Gelesis or any of its controlled affiliates or (ii) all or a material portion of assets or businesses of Gelesis or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in Gelesis or any of its controlled affiliates (other than the issuance of the applicable class of shares of capital stock of Gelesis upon the exercise or conversion of any Gelesis Options or Gelesis Warrants outstanding on the date of the Business Combination Agreement in accordance with the terms of the Gelesis Equity Plan and the underlying grant, award or similar agreement).

Covenants of CPSR

CPSR made certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions (including the ability of any Capstar Party to use funds held by CPSR outside the Trust Account to pay any CPSR expenses or liabilities, to distribute or pay over any funds held by CPSR outside the Trust Account to the Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by Gelesis, prior to the Closing, CPSR will, and will cause its subsidiaries to, not do any of the following:
●	adopt any amendments, supplements, restatements or modifications to the CPSR trust agreement or the governing documents of CPSR or any of its subsidiaries;
●	declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding equity securities of CPSR or any subsidiary;
●	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
●	incur, create or assume any indebtedness or other liability;
●	make any loans or advances to, or capital contributions in, any other person, other than to, or in, CPSR or any of its subsidiaries;
●	issue any equity securities of CPSR or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of CPSR or any of its subsidiaries;

●	enter into, renew, modify or revise any CPSR related party transaction;
●	engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;
●	make, change or revoke any material tax election;
●	change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
●	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; and
●	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement.
●	As promptly as reasonably practicable following the effectiveness of this Registration Statement of which this proxy statement/prospectus forms a part, CPSR will duly give notice of and use its reasonable best efforts to duly convene and hold a meeting of its stockholders for the purpose of obtaining the Capstar Stockholder Approval (as defined in the Business Combination Agreement), among other things.
●	Subject to certain exceptions, CPSR will use its reasonable best efforts to cause: (i) CPSR’s initial listing application with the NYSE to have been approved; (ii) CPSR to satisfy all applicable initial and continuing listing requirements of the NYSE; and (iii) the New Gelesis Common Stock issuable in accordance with the Business Combination Agreement, including the Business Combination, to be approved for listing on the NYSE.
●	Prior to the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, the CPSR Board will approve and adopt the Equity Incentive Plan, with any changes or modifications thereto as Gelesis and CPSR may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Gelesis or CPSR, as applicable), and CPSR will reserve for a grant thereunder an initial number of shares of New Gelesis Common Stock equal to eight percent (8%) of the fully diluted shares of New Gelesis Common Stock as of immediately following the Effective Time, including the shares of New Gelesis Common Stock issuable upon the exercise of the Rollover Warrants. The Equity Incentive Plan will provide that the number of shares of New Gelesis Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each calendar year, beginning on January 1, 2023, by an amount equal to four percent (4%) of the number of shares of New Gelesis Common Stock outstanding on December 31 of the immediately preceding calendar year or such lesser amount as determined by the administrator of the Equity Incentive Plan.
●	Prior to the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, the CPSR Board will approve the assumption by CPSR of the Gelesis Equity Plan, which will reflect that no further grants will be made thereunder on or after the Effective Time and such other changes as Gelesis and CPSR may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either party), in the manner prescribed under applicable laws, effective as of one day prior to the date on which Closing occurs, reserving for grant thereunder the number of New Gelesis Common Stock that will be subject to the Rollover Options, as will be set forth on the Allocation Schedule attached to the Business Combination Agreement.
●	At or prior to the Closing, CPSR will purchase a “tail” policy providing liability insurance coverage for Gelesis directors and officers with respect to matters occurring on or prior to the Effective Time.

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the Capstar Parties will not and each of them will cause its representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Capstar Acquisition Proposal (as defined below); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Capstar Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Capstar Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Capstar Party (or any affiliate or successor of such Capstar Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Pursuant to the Business Combination Agreement, “Capstar Acquisition Proposal” means any transaction or series of related transactions under which CPSR or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

●	using reasonable best efforts to consummate the transactions contemplated by the Business Combination Agreement, including obtaining the PIPE Financing;
●	notify the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;
●	keeping certain information confidential in accordance with the existing non-disclosure agreements;
●	making relevant public announcements; and
●	cooperating in connection with certain tax matters and filings.

In addition, CPSR and Gelesis agreed that each will prepare and mutually agree upon and CPSR will file with the SEC, this Registration Statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

In the Business Combination Agreement, CPSR and Gelesis agreed that following consummation of the Business Combination, the board of directors of New Gelesis would consist of nine members comprised of (i) seven (7) individuals designated by Gelesis and (ii) (x) in the event that Available Cash equals or exceeds $200 million, two (2) individuals designated by the Sponsor, or (y) in the event that Available Cash is less than $200 million, one (1) individual designated by the Sponsor, and one (1) individual mutually agreed upon by Gelesis and the Sponsor. As of the date of this proxy statement/prospectus, there are eight nominees for membership to the board of directors of New Gelesis, including two nominees designated by the Sponsor, leaving one vacancy to be filled by an individual to be designated by Gelesis. CPSR and Gelesis have agreed that a board of directors comprised of the eight current nominees is most appropriate for New Gelesis as of the consummation of the Business Combination.  Following the mailing of this proxy statement/prospectus to CPSR stockholders, and most likely following consummation of the Business Combination, the board of directors of New Gelesis will continue to identify a candidate to fill the remaining directorship to ensure that the board of directors of New Gelesis as a whole both reflects the governance construct originally agreed to pursuant to the Business Combination Agreement and provides the appropriate mix and diversity of skills, experience, and credentials to position the board of directors of New Gelesis to advance shareholders’ interests.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for agreements or covenants which by their terms contemplate performance after the Effective Time.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of CPSR and Gelesis;
●	by CPSR, subject to certain exceptions, if any of the representations or warranties made by Gelesis are not true and correct or if Gelesis fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of CPSR, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) January 31, 2022 (the “Termination Date”);
●	by Gelesis, subject to certain exceptions, if any of the representations or warranties made by the Capstar Parties are not true and correct or if any Capstar Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Gelesis, as described in the section entitled “ — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;
●	by either CPSR or Gelesis, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;
●	by CPSR or Gelesis:
●	if any governmental entity will have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action will have become final and nonappealable; or
●	if the CPSR Stockholder meeting has been held (including any adjournment thereof), has concluded, CPSR’s stockholders have duly voted and the required Capstar Stockholder Approval was not obtained; and
●	by CPSR, if Gelesis does not deliver, or cause to be delivered to CPSR, the Company Stockholder Written Consent or the Transaction Support Agreements when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a willful breach of any covenant or agreement under the Business Combination Agreement or fraud.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Gelesis will pay, or cause to be paid, all unpaid Gelesis expenses and CPSR will pay, or cause to be paid, all unpaid CPSR expenses, provided that Gelesis and CPSR will each pay 50% of any fees or expenses related to filings with any governmental entity, including HSR filings and (ii) if the Closing occurs, then New Gelesis will pay, or cause to be paid, all unpaid Gelesis Expenses and all unpaid CPSR expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) CPSR and Gelesis prior to the Closing and (ii) New Gelesis and the Sponsor after the Closing. Subject to the foregoing, the Business Combination Agreement may be amended before or after the adoption of the Business Combination Agreement by the stockholders of Gelesis or Merger Sub, provided that after any such stockholder approval, no amendment will be made to the Business Combination Agreement that by law requires further approval or authorization by the stockholders of Gelesis or Merger Sub without such further approval or authorization.

Ownership of New Gelesis

As of the date of the Record Date, there were 34,500,000 shares of CPSR Common Stock issued and outstanding, which includes an aggregate of 27,600,000 shares of Class A Common Stock and 6,900,000 shares of Class B Common Stock.

The following table illustrates varying ownership levels in New Gelesis Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Stockholders and the following additional assumptions: (i) 72,840,512 shares of New Gelesis Common Stock are issued to the holders of shares of Gelesis Common Stock at Closing (including the Earn Out Shares issuable to holders of shares of Gelesis Common Stock at Closing); (ii) 9,000,000 shares of Class A Common Stock are issued in the PIPE Financing; (iii) 4,916,250 shares of Class B Common Stock will convert into a like number of shares of New Gelesis Common Stock; (iv) 1,983,750 shares of Class B Common Stock will be forfeited to CPSR in accordance with the Sponsor Letter Agreement, and 1,983,750 additional shares of New Gelesis Common Stock will be issued to Gelesis Equityholders as part of the Transaction Share Consideration; and (v) in the case of maximum redemption, all holders of CPSR’s Class A Common Stock exercise their redemption rights in connection therewith except for the holders of 1,451,600 shares of Class A Common Stock, the value of which together with the proceeds from the PIPE Financing satisfy the Minimum Cash Condition:

	Share Ownership in New Gelesis
	No redemptions	Maximum redemptions
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
CPSR Public Stockholders (other than the PIPE Investors)	23.7%	1.6%
CPSR Sponsor	4.2%	5.4%
PIPE Investors	7.8%	10.0%
Gelesis Equityholders	64.3%	83.0%

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Sponsor Letter Agreement, form of Subscription Agreement, form of Transaction Support Agreement and form of Amended and Restated Registration and Stockholder Rights Agreement are respectively attached hereto as Exhibit A, Exhibit B, Exhibit C and Exhibit D to the Business Combination Agreement, and as Exhibit 10.1 (as amended by the Amendment to Sponsor Letter Agreement attached as Exhibit 10.2), Exhibit 10.3, Exhibit 10.4 and Exhibit 10.5 to the Registration Statement of which this proxy statement/prospectus forms a part. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, certain affiliates of the Sponsor and Gelesis entered into the Sponsor Letter Agreement, as amended, pursuant to which (x) such affiliates of the Sponsor have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of CPSR or any other anti-dilution or similar protection with respect to the shares of CPSR Class B Common Stock (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), such that the shares of CPSR Class B Common Stock will convert into CPSR Shares at the Closing on a one-to-one basis, (iii) be bound by certain other covenants and agreements related to the Business Combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in CPSR prior to the closing of the Business Combination, (y) the Sponsor will subject certain of the warrants to purchase CPSR Class A Common Stock currently held by it to certain vesting conditions and potential forfeiture as follows: the warrants subject to the vesting conditions and potential forfeiture (the number of which warrants will be prorated to reflect the proportionate amount of CPSR stockholder redemptions) will vest (and no longer be subject to forfeiture) at such time during the period from and after the Closing through and until the date that is five (5) years after the Closing Date (i) if the trading price of CPSR Shares is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days or (ii) there is a Capstar Sale in which the sale price for the acquisition of the CPSR Shares is greater than or equal to $20.00, in each case, during the Sponsor Vesting Period and (z) as of immediately prior to the Effective Time, the Sponsor will forfeit certain of its Founders Shares to CPSR for cancellation without any consideration, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, CPSR has entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and CPSR has agreed to issue and sell to the PIPE Investors, an aggregate of 9,000,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $90 million. Affiliates of the Sponsor will fund $35 million in the PIPE Financing. A PIPE subscription with a prospective investor who had indicated an interest in providing us with a contingent combination of a $100 million senior secured credit facility and PIPE financing in the amount of $10 million was terminated before definitive debt agreements were executed and the investment could be concluded.The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. CPSR has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Gelesis Stockholder Transaction Support Agreements

Promptly after signing of the Business Combination Agreement, certain Gelesis stockholders entered into transaction support agreements (the “Transaction Support Agreements”), pursuant to which, among other things, each such Gelesis stockholder agreed to, (a) support and vote in favor of the Business Combination Agreement, the ancillary documents to which Gelesis is or will be a party and the transactions contemplated thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing.

Amended and Restated Registration and Stockholder Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, CPSR, the Sponsor, certain former directors of CPSR, and certain Gelesis stockholders will enter into an Amended and Restated Registration and Stockholder Rights Agreement, pursuant to which CPSR will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Gelesis Common Stock and other equity securities of New Gelesis that are held by the parties thereto from time to time. In addition, the Amended and Restated Registration and Stockholder Rights Agreement provides that (i) the Sponsor will agree not to effect any sale or distribution of New Gelesis equity securities during the 12-month lock-up period described therein, provided that this lock-up period will immediately expire if the closing sale price of the New Gelesis Common Stock is greater than or equal to $12.00 for any 20 trading days within any 30-trading day period following the 150th day after the Closing and (ii) the other parties to the agreement also agree not to effect any sale or distribution of New Gelesis equity securities during a 180-day lock-up period described therein.

The Amended and Restated Registration and Stockholder Rights Agreement amends and restates the registration rights agreement that was entered into by CPSR, the Sponsor and the other parties thereto in connection with CPSR’s Initial Public Offering.

Background to the Business Combination

CPSR is a blank check company formed under the laws of the State of Delaware on February 14, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Business Combination with Gelesis is a result of a thorough search for a potential transaction using the extensive network, investing and operating experience of CPSR’s management team and Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of arm’s-length negotiations between CPSR and Gelesis and their respective representatives and advisors.

The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related documents and transactions.

On July 7, 2020, CPSR consummated the Initial Public Offering of 27,600,000 Units, with each Unit consisting of one share of Class A Common Stock and one-half of one warrant, at $10.00 per Unit, generating gross proceeds of $276.0 million, and incurring offering costs of approximately $15.8 million (inclusive of approximately $9.66 million in deferred underwriting commissions to Citigroup, UBS and BTIG). Prior to the consummation of our Initial Public Offering, our Sponsor purchased 5,750,000 Founders Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Simultaneously with the closing of the Initial Public Offering, CPSR consummated a private sale of the Private Placement Warrants at a price of $1.00 per Private Placement Warrant to our Sponsor, each of which entitles the holder to purchase one share of CPSR Class A Common Stock at an exercise price of $11.50 per share, generating gross proceeds of $7.52 million.

Prior to the consummation of the Initial Public Offering, neither CPSR, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with CPSR.

From the date of the Initial Public Offering through execution of the Business Combination Agreement on July 19, 2021, CPSR’s management team and representatives considered a number of potential target companies with the objective of consummating a business combination. Representatives of CPSR contacted and were contacted by a number of individuals and entities who offered to present ideas for business combination opportunities, including companies broadly within the consumer and healthcare sectors. CPSR’s management team and representatives compiled a list of high priority potential targets and supplemented such list from time to time, including meeting informally on a weekly basis with a rotating group of Board members, advisors, management team and others to discuss such opportunities. CPSR considered businesses that it believed had attractive long-term growth potential, were well positioned within their industry and would benefit from the substantial intellectual capital, operational experience and network of CPSR’s management team. The weekly meetings to review the opportunities, while not formal Board meetings, served to keep the Board and its advisors informed as to the progress of individual, identified business combination opportunities.

In the process that led to identifying Gelesis as an attractive investment opportunity, CPSR’s management team and representatives evaluated more than 100 potential business combination targets, in each case directly contacting or contacting representatives of such potential combination targets to discuss the potential for a business combination transaction, and entered into non-disclosure agreements with more than 40 such potential business combination targets. CPSR’s management team and representatives worked to identify potential business combination targets that would (a) benefit from a public currency; (b) possess both established business models and sustainable competitive advantages; (c) have a management team and/or a strong sponsor that desires a significant equity stake in the post-business combination company; (d) be able to be acquired at an attractive valuation for public market investors; (e) be resilient to economic cycles; (f) be able to serve a large and growing addressable market; and (g) benefit from its differentiated industry network, brand building expertise in particular in the “better for you” consumer segment, direct to consumer marketing strategies, relationships and prior public company leadership experience.

Of the more than 40 potential business combination targets for which non-disclosure agreements were executed, CPSR entered into significantly more detailed conversations with four consumer-oriented business combination candidates  - “Company A”, “Company B”, “Company C” and “Company D” — and with Gelesis. The confidentiality agreements that CPSR entered into with Company A, Company B, Company C, Company D and Gelesis prohibited CPSR from using such companies’ confidential information for any purpose other than the review of a potential transaction. The term of each of these confidentiality agreements were generally for two years from the date of entry into such agreement.

CPSR first met with Company A on August 25, 2020 and, after initial diligence, considered Company A for a potential business combination. A written overview prepared in consultation with UBS, CPSR’s historical buy-side advisor, summarizing the investment rationale and comparable company analysis for Company A was shared with the Board on September 14, 2020. On September 18, 2020, following CPSR’s regular informal meeting of the Board, management team and advisors, the management team was instructed to submit a non-binding proposal to Company A, and CPSR delivered a non-binding proposal and draft exclusivity letter to the chief executive officer and legal counsel for Company A. On September 19, 2020, a teleconference was held between the Chairman and Vice-Chairman of CPSR, on the one hand, and the founder and CEO of Company A, along with a significant investor in Company A, on the other hand. Over the course of the following two days, the respective legal counsels, along with the management team of CPSR and Benjamin Hanson, a representative of CPSR, continued to discuss and negotiate the non-binding proposal. On September 21, 2020, the non-binding proposal and exclusivity letter were executed by CPSR and Company A. Significant diligence workstreams commenced thereafter, including the engagement of an accounting firm for transaction services support, involving, among other things, quality of earnings, tax, structuring and public company readiness work on Company A. A third party consulting firm was engaged during the diligence period to validate the total addressable market as well as the revenue assumptions underlying Company A’s financial model. Following a significant number of discussions between the management team of CPSR, its representatives and Company A, CPSR entered into an updated non-binding proposal with Company A, in addition to an amended exclusivity letter, following which the parties spent approximately 90 days in exclusivity during which discussions with that target progressed to detailed negotiations in parallel with detailed financial, commercial, legal, tax and structuring due diligence. On December 21, 2020, Company A informed CPSR that it was pursuing an alternative financing and, on January 4, 2021, a mutual release was executed by CPSR and Company A which provided CPSR a payment to defray certain legal and other transaction expenses incurred in connection with negotiating a potential transaction with Company A and included mutual releases, among other matters.

CPSR was first introduced to Company B on January 30, 2021, and, after initial diligence, a management presentation was conducted on February 3, 2021. Following the management presentation, at CPSR’s regular informal meeting of the Board, management team and advisors, the management team was instructed to continue to consider Company B for a potential business combination, including the continuation of discussions with Company B’s management team and preliminary due diligence. Shortly thereafter, Mr. Hanson delivered a non-binding indication of interest relative to a potential transaction with Company B on February 5, 2021 that addressed generally valuation and structure of a potential business combination with Company B. In the following ten days, several subsequent functional area diligence sessions were conducted by CPSR and Company B. On February 11, 2021, the informal group of Board members, management team members and Board advisors met with representatives of UBS to discuss valuation and a public company comparable analysis. The group of individuals assembled at this meeting approved the submission of a non-binding letter of intent to Company B, and on February 13, 2021, Mr. Hanson delivered a non-binding letter of intent including binding exclusivity provisions to the chief executive officer of Company B. On February 22, 2021, CPSR and Company B terminated discussions prior to the execution of the non-binding letter of intent.

CPSR was first introduced to Company C on January 29, 2021, and, after initial diligence, receipt of a process letter from the investment bank representing Company C on February 12, 2021, and a management presentation conducted on February 15, 2021, CPSR considered Company C for a potential business combination. Following a significant amount of due diligence on Company C, the Board met with representatives of UBS to discuss various valuation scenarios related to Company C, as well as comparable company analysis. Following instructions provided by directors attending a regular informal meeting of the Board, management team and advisors, on February 21, 2021, Mr. Hanson delivered a non-binding letter of intent including binding exclusivity provisions to the investment banking contact for Company C in accordance with the process letter. On February 23, 2021, CPSR and Company C terminated discussions prior to the execution of the non-binding letter of intent.

CPSR was first introduced to Company D on March 19, 2021, and executed a non-disclosure agreement with Company D on March 22, 2021. After initial diligence, receipt of a process letter from the investment bank representing Company D on April 1, 2021, and two management presentations conducted during the interim period, CPSR considered Company D for a potential business combination. Following a significant amount of due diligence on Company D, on April 9, 2021, the Board met with UBS to discuss various valuation scenarios related to Company D, as well as comparable company analysis, during a regular CPSR informal update meeting. Following approval from the Board at that meeting, on April 13, 2021, Mr. Hanson delivered a non-binding letter of intent including binding exclusivity provisions to the investment banking contact for Company D in accordance with the process letter. On April 14, 2021, Mr. Hanson notified the investment bank representing Company D that the prior non-binding letter of intent submitted to Company D was no longer effective as a result of the pending completion of the letter of intent and mutual exclusivity with Gelesis which was executed and approved by the Board the following day.

CPSR’s management team did not ultimately pursue a potential transaction with the other potential acquisition targets, including Company A, Company B, Company C and Company D for a variety of reasons, including the inability to reach agreement on a valuation that was acceptable to both sides and the decision by one or both parties to pursue potential alternative transactions.

CPSR was first introduced to Gelesis on February 25, 2021 by investment bankers at Citigroup. Citigroup and UBS had also served as lead underwriters in CPSR's initial public offering. In that e-mail introduction a preliminary overview of the potential opportunity was shared with CPSR as well as a form non-disclosure agreement, which agreement did not contain a standstill provision.

On February 28, 2021, CPSR and Gelesis signed a mutual confidential disclosure agreement.  Over the course of the following weeks, officers, directors and advisors of CPSR had multiple communications and email exchanges with representatives of Gelesis concerning valuation and certain other considerations with respect to a potential business combination transaction involving CPSR and Gelesis. Such considerations included, among other things, process considerations applicable to transactions with special purpose acquisition companies (for example, with respect to required approvals, typical due diligence process and investor outreach), potential transaction structures, public company readiness and related considerations, financing options and deal certainty in light of the Public Stockholders having redemption rights in respect of their Public Shares with respect to a business combination transaction.  The parties, timing and substance of the material communications shared following the execution of a mutual confidential disclosure agreement are outlined below.

On March 4, 2021, Gelesis’ management team, along with Citigroup, its sell-side advisor, made a management presentation to CPSR’s management team, other representatives of CPSR, and UBS, as CPSR’s buy-side advisor.  During this presentation the financial forecasts of Gelesis were shared. See “—Certain Unaudited Prospective Financial Information of Gelesis” below.  The presentation detailed Gelesis’ total addressable market, business, product, sales and marketing and other related information.  Following the initial management presentation, Mr. Hanson had several conference calls with representatives from Citigroup regarding the transaction generally and inquired about the amenability of the Gelesis team to meet in person, which was subsequently confirmed by Citigroup representatives for March 22, 2021.

On March 11, 2021, Mr. Hanson discussed with representatives from UBS next steps regarding a potential transaction and potential valuation ranges for Gelesis based on the base financial forecast provided by Gelesis.

On March 16, 2021, Citigroup made available in a virtual data room, among other relevant materials, a management presentation dated March 4, 2021, a summary capitalization table and the Gelesis financial forecasts.

On March 22, 2021, Clayton Christopher, special advisor to CPSR, met with Gelesis’ CEO, Yishai Zohar, and Daphne Zohar, the CEO of Puretech, Inc., a significant shareholder in Gelesis and investor in the PIPE Financing. On March 23, 2021, CPSR’s executive team, which included Steve Hicks, Chairman, CEO and CFO, and directors Rodrigo de la Torre and Kathryn Cavanaugh, as well as Clayton Christopher, conducted in-person meetings with Gelesis’ management team to further discuss the financial forecasts and a potential transaction.

On March 23, 2021, a list of financial diligence questions was circulated by UBS to CPSR team members in anticipation of the diligence conference call the following day, and the diligence questions were forwarded along to Citigroup.

On March 24, 2021, a conference call to discuss the Gelesis financial forecasts, among other items, was conducted with the Gelesis management team and Citigroup, and included the CPSR representatives who attended the meeting on March 23, 2021 and Mr. Hanson, as well as representatives from UBS.  Following this diligence session, a representative of Citigroup contacted Ben Hanson to discuss Citigroup’s preliminary view on the enterprise value of Gelesis.  During this call a representative of Citigroup provided initial valuation guidance related to Gelesis consisting of an enterprise value range of $1.4 - $1.6 billion, which was derived primarily from Gelesis’ 2023 estimated EBITDA of $137 million.

On March 29, 2021, a form letter of intent was posted to the virtual data room by Citigroup requesting its completion and submission by April 5, 2021.

On March 30, 2021, representatives from UBS and Citigroup discussed the initial valuation guidance previously presented by Citigroup on March 24, 2021. Representatives from UBS and Citigroup discussed a variety of comparables in the Health and Wellness Consumer (Glanbia Plc, Beyond Meat, Inc., Bellring Brands, Inc., Simply Good Foods Co, WW International, Inc.), Health and Wellness Direct-to-Consumer (InMode Ltd., Hims & Hers Health, Inc., Establishment Labs Holdings, Inc.), and Pharmaceutical (Biohaven Pharmaceutical Holding Company Limited, Emergent BioSolutions Inc., ACADIA Pharmaceuiticals Inc., Alkermes Plc, Global Blood Therapeutics Inc, Intra-Cellular Therapies, Inc., Amarin Corporation Plc) sectors. After further review and discussion, taking into account prevailing market conditions and public market valuations of comparable companies, UBS and Citigroup agreed to an implied valuation in the $800 - $900 million range.

On March 31, 2021, representatives from UBS met with CPSR’s Board and management team, as well as Mr. Christopher, Mr. Hanson and Dan Degtyar, a Board observer and a representative of the PIMCO Private Funds, to discuss the opportunity, competitive landscape and valuation considerations of a potential combination with Gelesis, including a market-based comparable companies analysis. The comparables analysis discussed assumed the financial forecasts provided by Gelesis and analyzed Health and Wellness Consumer, Health and Wellness Direct-to-Consumer and Pharmaceutical companies deemed comparable by both UBS and CPSR given their business models, end-markets and stages of development. Following the discussion, CPSR’s Board and management team determined that the public company comparable analysis supported a lower valuation. See “—The Board’s Reasons for the Business Combination” below.

On April 1, 2021, Mr. Hicks and Mr. Christopher from CPSR and Mr. Zohar from Gelesis met via phone conference to discuss, among other transaction-related items, the valuation of Gelesis in a potential transaction. Messrs. Hicks and Christopher discussed CPSR’s view that a post-money enterprise valuation of $800 - $900 million was a more acceptable range to CPSR given prevailing market conditions and public market valuations of comparable companies in the Pharmaceutical, Health and Wellness Consumer, and Health and Wellness Direct-to-Consumer businesses industries.  The $800 - $900 million valuation implied a valuation range 4.7x-5.3x 2022 estimated net revenue and 1.8x - 2.0x 2023 estimated net revenue, which CPSR conveyed would be valuation focuses of public market investors.  Messrs. Hicks and Christopher also conveyed that a discount to the public market peers would be required by potential PIPE investors and that CPSR was confident this would be an attractive valuation.

On April 2, 2021, during CPSR’s regular informal update meeting the Board, CPSR management team and Mr. Hanson discussed the diligence conducted to date on Gelesis’ business operations and financial forecasts, results from the recent discussions with Gelesis’ management team and a potential valuation for the business after further consultation with its advisors. Following the meeting, CPSR’s Board authorized the submission of a non-binding letter of intent to Gelesis at a post-money enterprise valuation of $900 million, which implied a pre-money equity valuation to Gelesis of $850 million, and $200 million earn-out subject to the Gelesis stock price reaching certain milestones.

On April 5, 2021, Mr. Hanson provided a non-binding letter of intent addressed to the Mr. Zohar, which was forwarded by Kramer Levin Naftalis & Frankel LLP, U.S. counsel to CPSR (“Kramer Levin”), to Goodwin Procter LLP, U.S. counsel to Gelesis (“Goodwin”) and Winston & Strawn LLP (“Winston”), legal counsel to Citigroup and UBS (collectively, the “Placement Agents”).

On April 6, 2021, representatives from CPSR and UBS, on the one hand, and Gelesis and Citigroup, on the other, met via videoconference to discuss the letter of intent submitted by CPSR on August 5, 2021.  A significant portion of the call was reserved for a discussion regarding the valuation of Gelesis proposed by CPSR.  It was agreed by the parties on this call that representatives of CPSR would share their view of the comparable universe the following day with Gelesis and Citigroup.

On April 7, 2021, at the direction of CPSR management and following input from UBS, a representative from CPSR sent an e-mail to representatives of Citigroup outlining the case for a valuation consistent with what had been proposed in CPSR’s non-binding letter of intent provided to Gelesis on August 5, 2021, noting that (i) CPSR focused on three groups of public market comparables: Pharmaceutical, Health and Wellness Consumer, and Health and Wellness Direct-to-Consumer businesses and (ii) a post-money enterprise value of $900 million represented 5.3x 2022E revenue. The e-mail noted that CPSR expected the market would use similar metrics to evaluate the valuation of Gelesis.

Also on April 7, 2021, the Gelesis Board met via teleconference with representatives of Goodwin and Citigroup to discuss letters of intent received by Gelesis concerning the merger of Gelesis into a special purpose acquisition company.

On April 9, 2021, CPSR received comments from Gelesis to CPSR’s non-binding letter of intent submitted on April 5, 2021.  In the revised letter of intent, Gelesis requested further discussion for CPSR’s basis for the $900 million post-money enterprise value and $200 million earn-out.

On April 10, 2021, Mr. Zohar, Mr. Hicks and Mr. Degtyar held a telephone conference.  The purpose of this phone call was to discuss the current state of the PIPE market and the valuation proposed by Gelesis.  The parties discussed CPSR’s view that the valuation proposed by CPSR was appropriate for the reasons discussed previously among representatives of CPSR and UBS, on the one hand, and Gelesis and Citigroup, on the other hand, and, additionally, noted CPSR’s concern that a valuation significantly in excess of the valuation most recently proposed by CPSR could result in limited interest in the PIPE and public markets.

On April 12, 2021, Citigroup delivered to CPSR management a revised valuation analysis, which provided for a post-money enterprise valuation of $1.05 billion utilizing many of the same comparables provided in UBS’ comparable analysis but focusing on discounts from implied multiples of the financial forecasts. The valuation materials were shared on a call with representatives from CPSR, UBS, Gelesis and Citigroup attending.  The parties engaged in a fulsome discussion regarding the proposed counter valuation provided by Citigroup, with CPSR indicating that the proposed valuation was still too high to be accepted by the markets.

On April 13, 2021, CPSR submitted a second non-binding letter of intent to Gelesis which valued the Company at a post-money enterprise value of $925 million, implying a pre-money equity value of $875 million, with an earn-out of $175 million subject to the Gelesis stock price reaching certain milestones.

On April 14, 2021, CPSR and Gelesis had discussions regarding CPSR’s second non-binding letter of intent. CPSR thereafter submitted a third non-binding letter of intent to Gelesis, which valued the Company at post-money enterprise value of $950 million, implying a pre-money equity value of $900 million, with an earn-out of $150 million subject to the Gelesis stock price reaching certain milestones. Additionally, CPSR agreed to subject a portion of its founder shares and warrants to certain vesting requirements based on various redemption amounts and Gelesis’ stock price reaching certain milestones.

On April 15, 2021, the CPSR Board was convened to approve the proposed business combination with Gelesis. At this meeting, the Board reviewed CPSR’s activity since December 2020 in identifying an appropriate business combination, including its negotiations with potential business combination partners and the due diligence conducted with respect to Gelesis to date. Mr. Hanson stated that if the Board approved the execution of the letter of intent, CPSR would conduct further extensive due diligence on Gelesis, including business, addressable market, financial, accounting, regulatory, IP and general legal due diligence, including the engagement of third party advisors that would supplement the due diligence conducted to date. Mr. Hanson then outlined for the Board the discussions and negotiations with Gelesis with respect to the letter of intent, including the proposed valuation of Gelesis, commencing with the first valuation range provided by Citigroup at the outset of the diligence process and concluding with the final valuation consistent with the original set of comparables provided by UBS at the outset of the diligence. The letter of intent, including calculations with respect to equity and enterprise value as well as other information relating to valuation, had been delivered to and reviewed by the Board prior to the meeting.

Following discussion, the Board unanimously approved, and Gelesis and CPSR executed, the non-binding letter of intent. The executed letter of intent contemplated an all-stock merger, a post-money enterprise value of $950 million, implying a pre-money equity value of $900 million, with an earn-out of $150 million subject to the Gelesis stock price reaching certain milestones. Additionally, it was agreed that a PIPE Financing of approximately $100 - 150 million would be executed and committed pursuant to agreements with PIPE Investors concurrently with the signing of the definitive agreements providing for the Business Combination, and included a condition that CPSR have a minimum amount in cash at closing. The executed non-binding letter of intent provided that the transaction share consideration would be paid by issuance of shares of CPSR Common Stock and would not be subject to any purchase price adjustments. The letter of intent also contemplated, among other terms, that (a) the board of directors of the post-combination company would be classified into three (3) classes of directors, with the initial board to be appointed by Gelesis, provided that Sponsor would have the right to appoint two (2) directors if the aggregate cash proceeds from the Trust Account (after giving effect to redemption) plus the aggregate amount of the PIPE Financing equaled at least $200 million, net of any unpaid or contingent liabilities as of the Closing and all transaction expenses, or otherwise appoint one (1) director if such amounts are less than $200 million, with one (1) other independent appointee to serve on the initial board of directors to be mutually selected and agreed upon by Sponsor and Gelesis; (b) the Sponsor would waive any applicable anti-dilution rights triggered in connection with any equity financing; (c) founders shares held by Sponsor would be subject to a twelve (12)-month lock-up period and all shares of CPSR Common Stock issued to current and former stockholders of Gelesis and those under an outstanding or new equity incentive plan would be subject to a six (6)-month lock-up period, in each case, subject to early release under certain circumstances; (d) any existing Gelesis management long-term incentive or equity plan would be rolled over and that a CPSR management equity incentive plan would be implemented; (e) the Business Combination Agreement would provide for the payment of Gelesis’ and CPSR’s transaction expenses by New Gelesis in the event the transaction is completed; (f) the parties’ respective representations, warranties and pre-closing covenants would not survive the Closing and the Business Combination Agreement would not contain indemnification provisions; and (g) there would be certain conditions to each party’s obligations to close the mergers. The letter of intent also included a mutual exclusivity provision ending on May 15, 2021 (automatically extending to May 30, 2021 if CPSR and Gelesis were continuing to negotiate in good faith on May 15, 2021).

Over the course of the term sheet exclusivity period and leading up to the signing of the Business Combination Agreement, representatives of CPSR and Gelesis had multiple conversations on a broad list of topics related to the terms of the Business Combination, including, among other things, valuation, governance matters with respect to the combined company (including regarding appropriate board leadership) and the PIPE Financing as well as other diligence matters in connection with the transaction.

On April 16, 2021, CPSR’s management team and Mr. Hanson held a kick-off diligence conference call with representatives of CPSR, Gelesis, UBS and Citigroup to discuss the plan to finalize due diligence for the Business Combination.

On April 19, 2021, each of Kramer Levin, Epstein Becker and Green, P.C. (“Epstein”), regulatory counsel to CPSR, and Simmons & Simmons LLP (“Simmons”), Italian counsel to CPSR, was granted access to an electronic data room for purposes of reviewing legal due diligence information regarding Gelesis. At or around this time, KPMG LLP (“KPMG”) was engaged for the purpose of providing (a) a comprehensive commercial due diligence report concerning Gelesis, the market it sought to penetrate, its competitive position and other related matters, (b) quality of earnings analysis, public readiness and other related diligence, and (c) via its U.S. and Italian tax counterparts, tax and related structuring due diligence for the transaction. From April 19, 2021, through the date the Business Combination Agreement was signed, various representatives of each of CPSR, Kramer Levin, Epstein, Simmons and KPMG conducted due diligence of Gelesis through document review, written requests and responses among the parties, and numerous telephonic conferences with representatives of Gelesis, covering various areas, including, but not limited to, commercial operations, tax, intellectual property, legal compliance, general corporate law matters, information technology and data security, litigation and employment matters.

During the following 12 weeks, representatives of Kramer Levin, on behalf of CPSR, and representatives of Goodwin, and Gelesis management, as applicable, on behalf of Gelesis, had additional conversations and e-mail exchanges regarding follow-up questions and requests regarding matters arising over the course of Kramer Levin’s review of Gelesis’ written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the data room or via e-mail.

On April 28, 2021, CPSR, Gelesis, UBS and Citigroup held a conference call to discuss the investor presentation for use in connection with the PIPE Financing. Drafts of the investor presentation continued to be refined until the presentation was posted to the data room for potential investors in the PIPE Financing on May 19, 2021.

On May 3, 2021, UBS delivered to Kramer Levin disclaimer language for PIPE investor presentation/marketing materials. Kramer Levin provided comments to UBS that day who then provided comments to Gelesis and Goodwin. Also on May 3, 2021, Kramer Levin delivered the initial draft of Business Combination Agreement to Goodwin.

On May 4, 2021, Winston delivered to Kramer Levin and Goodwin, a draft of the wall cross procedures in connection with the PIPE Financing. Kramer Levin and Goodwin delivered to Winston their respective comments on the wall crossing script. The form was substantially agreed by all parties on May 26, 2021.

On May 4, 2021, Winston also delivered a draft of the PIPE engagement letter to Kramer Levin. Kramer Levin delivered to Winston comments on the engagement letter. The form was substantially agreed by all parties on May 14, 2021, and executed on May 19, 2021.

On May 13, 2021, Goodwin delivered a revised draft of the Business Combination Agreement to Kramer Levin.

Also on May 13, 2021, Winston delivered to Kramer Levin and Goodwin an initial draft of the form PIPE subscription agreement. The form PIPE subscription agreement provided for, among other things, (a) subscription by the investor for, and an agreement by the investor to purchase from CPSR, a to-be-determined number of shares of CPSR Class A Common Stock at $10.00 per share, (b) certain closing conditions, (c) certain representations and warranties made by each of CPSR and the investor and (d) registration rights for the investor, subject to certain restrictions. Each of Goodwin, Kramer Levin and Winston continued to negotiate the terms of the form PIPE subscription agreement over the course of the week, including with respect to the closing conditions, representations and warranties, registration rights provisions and other immaterial “clean-up” changes, and the form was finalized on May 19, 2021.

Also on May 13, 2021, Kramer Levin delivered an initial draft of the Sponsor Letter Agreement to Goodwin. The initial draft of the Sponsor Letter Agreement contemplated, among other things and subject to certain conditions, that the Sponsor and each of CPSR’s officers and directors that held stock in CPSR would agree to (i) waive certain anti-dilution rights set forth in CPSR’s certificate of incorporation, (ii) not transfer any CPSR Common Stock prior to the Effective Time, (iii) vote in favor of the adoption of the Business Combination Agreement and the transactions contemplated thereby at a meeting of CPSR’s stockholders, and (iv) subject certain of the Class B Common Shares and Private Placement Warrants held by the Sponsor to certain vesting conditions and potential forfeiture.

On May 18, 2021, Kramer Levin delivered a revised draft of the Business Combination Agreement to Goodwin.

On May 19, 2021, CPSR and the Placement Agents entered into an engagement letter, which memorialized the terms under which the Placement Agents had as its placement agents for the PIPE Financing, and the electronic data room for PIPE investors was opened for access.

On May 21, 2021, representatives of the Placement Agents began to conduct the wall crossing in connection with the PIPE Financing, and conducted meetings with potential investors in the PIPE Financing over the following weeks leading up to the signing of the Business Combination Agreement. From May 25, 2021 through the execution of the Business Combination Agreement, Gelesis’ management team, along with representatives of CPSR, including Mr. Hicks, Mr. Christopher, Mr. de la Torre, Ms. Cavanaugh and Mr. Hanson, held various discussions with potential investors regarding their interest in participating in the PIPE Financing in connection with the potential business combination. Each potential investor agreed to maintain the confidentiality of the information received in these discussions pursuant to customary non-disclosure agreements. During the meetings, representatives from both CPSR and Gelesis reviewed with potential investors certain information regarding Gelesis and New Gelesis.

On May 26, 2021, representatives of Kramer Levin and Goodwin held a conference call to discuss open points in the Business Combination Agreement.

On May 27, 2021, Goodwin delivered a revised draft of the Business Combination Agreement to Kramer Levin reflecting the matters discussed between Goodwin and Kramer Levin and other proposed changes.

On June 2, 2021, Kramer Levin delivered a draft of a side letter extending the exclusivity period for the transaction to June 30, 2021.

Also on June 2, 2021, the Gelesis Board met via teleconference and received an update from Gelesis management concerning the status of the transaction.

On June 4, 2021, Goodwin delivered an initial draft of the Transaction Support Agreement to Kramer Levin. The initial draft of the Transaction Support Agreement contemplated that, among other things and subject to certain conditions, the stockholders of Gelesis party to the Transaction Support Agreement would agree to vote in favor of the adoption of the Business Combination Agreement and the transactions contemplated thereby by delivery of a written consent.

On June 8, 2021, Kramer Levin delivered a revised draft of the Business Combination Agreement to Goodwin. On June 8, 2021, CPSR and Gelesis also entered into an extension to the exclusivity arrangement between the parties, extending such exclusivity to June 30, 2021 (automatically extending to July 15, 2021 if CPSR and Gelesis were continuing to negotiate in good faith on June 30, 2021).

On June 17, 2021, Goodwin delivered to Kramer Levin drafts of the amended and restated certificate of incorporation and amended and restated bylaws of New Gelesis.

On June 23, 2021, Goodwin delivered to Kramer Levin a revised draft of the Business Combination Agreement.

On June 30, 2021, representatives from CPSR, Gelesis, UBS, Citigroup, Kramer Levin, Goodwin and Winston held an “all-hands” conference call to discuss the status of the PIPE Financing, interest of PIPE investors and status of the other transaction documents. On June 30, 2021, Kramer Levin delivered to Goodwin a revised draft of the Business Combination Agreement.

On July 7, 2021, Goodwin delivered to Kramer Levin a revised draft of the Business Combination Agreement and Transaction Support Agreement.

In addition, throughout the course of the PIPE Financing discussions, members of the Board and the management team of CPSR and Mr. Hanson were in frequent contact with key Gelesis team members. The CPSR management team, members of the Board, Mr. Hanson and the Gelesis management team held meetings telephonically or by teleconference on May 4, 2021, June 21, 2021, June 29, 2021, July 12, 2021, July 13, 2021 and July 14, 2021 with representatives from the Placement Agents to discuss the status of the PIPE Financing, negotiations on a definitive transaction agreement and delivery of audited financial statements.

From May 19, 2021 through July 18, 2021, after a draft form of PIPE subscription agreement had been provided to the prospective PIPE investors, the terms of the form of PIPE subscription agreement, including with respect to certain conditions to closing and the registration rights set forth in the form, among other terms and conditions, were further negotiated between the representatives of Kramer Levin, Goodwin, and Winston, on behalf of their respective clients, and on behalf of the PIPE investors by their respective advisors. The PIPE subscription agreement was revised to, among other things, (i) require CPSR to provide notice to the PIPE investors of the scheduled closing date 10 business days in advance (increased from 5 business days in the form), (ii) additional clarifying language regarding the confidentiality of any personal information provided regarding the investors and the obligation to keep such information confidential for a period of two years after the transaction outside date provided for in the PIPE subscription agreement and (iii) clarification regarding CPSR’s obligation to disclose all material non-public information provided to the investors following execution of the PIPE subscription agreement.

Between July 7, 2021 and July 12, 2021, CPSR and Gelesis and their respective counsel continued to exchange drafts of the Business Combination Agreement, reflecting the parties’ negotiations on, among other things, the treatment of earn-out shares following the forfeiture of unvested options, conditions to closing and other matters.

The Board met via teleconference on July 12, 2021 to further consider and discuss the proposed transaction with Gelesis, which was attended by representatives of each of CPSR’s management team and Kramer Levin and Mr. Hanson. Representatives of Kramer Levin discussed with the Board their fiduciary duties under applicable law, summarized the legal due diligence process conducted to date and reviewed the provisions of the proposed Business Combination Agreement and other agreements and documents to be approved by the Board in connection with the proposed Business Combination, copies of which had been previously provided to the Board. Mr. Hanson provided an overview of the activities that the Company engaged in since July 2020 in connection with identifying a business combination transaction, reviewing and updating Mr. Hanson’s discussion at the April 15, 2021 Board meeting. Mr. Hanson confirmed for the Board that there have been no material changes from a financial analysis and valuation standpoint from the materials reviewed by the Board in connection with its April 15, 2021 meeting. Mr. Hanson then reviewed the diligence activities undertaken by the Company and its advisors and the results thereof. These activities included KPMG’s quality of revenue diligence, including with respect to projected revenues, public company readiness diligence, and commercial due diligence (involving, among other things, total addressable market and key competitive concerns), and Kramer Levin’s legal due diligence process. Mr. Hanson also reviewed relevant information regarding Gelesis that had been included in the presentation with respect to the PIPE Financing and provided to the Board prior to the meeting. Mr. Hanson then discussed the principal considerations and key strategic rationales with respect to the proposed business combination with Gelesis as well as other transaction considerations. Following these discussions, the Board reviewed and discussed the Business Combination, the terms and conditions of the Business Combination

Agreement and the PIPE Financing, including that $10 million of the aggregate PIPE Financing amount by a prospective investor was conditioned upon the closing of a $100 million senior secured credit facility between such prospective investor and Gelesis, with the assistance of Kramer Levin. Jamie Weinstein, as a representative of the PIMCO Private Funds on the Board, did not participate in the discussion of the PIPE Financing and was not present at the Board meeting for the vote taken with respect to the PIPE Financing because the PIMCO Private Funds would be investors in the PIPE Financing. Upon completion of the discussions regarding the Business Combination Agreement, the Board unanimously approved the Business Combination Agreement and related agreements, and the transactions contemplated thereby, and recommended the approval and adoption of the Business Combination Agreement by CPSR’s stockholders. Upon completion of the discussion regarding the PIPE Financing, the Board, other than Mr. Weinstein who was absent during this portion of the Board meeting, unanimously approved the PIPE Financing, and recommended the approval and adoption of the PIPE Financing by CPSR’s stockholders.

On July 14, 2021, the Gelesis Board met via teleconference to discuss the transaction, which was attended by representatives of Goodwin. After a full discussion, the Gelesis Board approved the Business Combination Agreement and the transaction.

On July 18, 2021, the Gelesis Board met via teleconference to receive an update from management concerning the transaction.

On July 19, 2021, prior to the open of the U.S. stock markets, CPSR and Gelesis executed the Business Combination Agreement and related agreements, and CPSR and the PIPE Investors entered into the Subscription Agreements for an aggregate amount of gross proceeds of up to $100 million from the sale of up to 10,000,000 shares of the Class A Common Stock in the PIPE Financing.

Also before the U.S. market opened on July 19, 2021, a press release was issued announcing the execution of the Business Combination Agreement and Subscription Agreements, and CPSR filed a current report on Form 8-K with the SEC announcing the execution of the Business Combination Agreement. During the morning of July 19, 2021, representatives of CPSR and Gelesis held a joint investor conference call to discuss the Business Combination.

Following the announcement of the transaction, the PIPE subscription with the prospective investor who had indicated an interest in providing us with a contingent combination of a $100 million senior secured credit facility and PIPE financing in the amount of $10 million was terminated before definitive debt agreements were executed and the investment could be concluded.

In connection with the proposed Business Combination with Gelesis, on September 7, 2021, we received a litigation demand letter from a certain purported CPSR stockholder alleging that CPSR is required to provide holders of Class A Common Stock a separate class vote in connection with the Charter Amendment Proposal. While we do not believe such separate class vote is required pursuant to Section 242(b)(2) of the DGCL, CPSR and Gelesis have agreed to condition the Charter Amendment Proposal on such separate class vote to prevent disruption to their Business Combination, avoid the delay and expense of litigation and avoid any distraction from the continued development of Gelesis’ business. As described elsewhere in this proxy statement/prospectus, including in the section entitled “Charter Amendment Proposal,” this proxy statement/prospectus has been amended to reflect that the Charter Amendment Proposal will also be subject to the affirmative vote of the holders of a majority of the issued and outstanding CPSR Class A Common Stock entitled to vote thereon, voting separately as a single class.

On October 7, 2021, Messrs. Zohar and Maltz met telephonically with representative of Citi to discuss market conditions of SPACs. On that same day Mr. Maltz e-mailed Mr. Hanson inquiring about a potential call to discuss such current market conditions. The following day, Messrs. Zohar and Maltz met telephonically with Messrs. Hicks, Christopher, Degtyar and Hanson to discuss the pending Business Combination and general SPAC market conditions, including downward trends in the trading prices and upward trends in the average redemption rates among SPACs, and ways that each party could mutually support the success of the Business Combination.

Over the following week and into the week of October 18, 2021, Messrs. Maltz and Hanson met telephonically and continued their discussion from October 7, 2021. During the course of these discussions, Mr. Hanson outlined CPSR's desire for a potential reduction in the equity value of New Gelesis to reflect current market conditions as a result of recent trends in the SPAC marketplace. Further to that discussion, Mr. Maltz suggested that, in response to current market conditions and in order to demonstrate support for the Business Combination, the Sponsor would need to agree to increase the number of Founders Shares subject to forfeiture.

On October 20, 2021, Messrs. Maltz and Hanson met telephonically and agreed to explore revised terms related to the foregoing proposal, subject to the approval of Gelesis and CPSR. The outline of this proposal included changes to the terms of the Business

Combination Agreement that would result in a 25% reduction in the base implied equity value of New Gelesis (prior to the value of the Earn Out Shares to be delivered at Closing) and a 46% increase in the number of Earn Out Shares issuable to Gelesis Equityholders (valued at $218 million as compared to $150 million at the signing of the Business Combination Agreement). The outline also included changes to the terms of the Sponsor Letter Agreement which would result in an increase in the number of Founders Shares that the Sponsor agreed to forfeit, without any potential for vesting, to 27.50%, and all other Founders Shares would no longer be subject to any earnout or forfeiture provisions in lieu thereof.

On October 21, 2021, the CPSR Board convened a virtual meeting and were joined by CPSR management and representatives of Kramer Levin and UBS. At the meeting, CPSR management and Mr. Hanson provided an overview of the key changes proposed to the terms of the Business Combination with Gelesis. Representatives from UBS also provided an overview of the current SPAC market and de-SPAC market trends, including as related to average de-SPAC shareholder redemptions. Representatives of Kramer Levin discussed with the CPSR Board their fiduciary duties under applicable law and reviewed the provisions of the proposed amendment to the Business Combination Agreement and Sponsor Letter Agreement. Following additional discussion on these and related matters, the CPSR Board unanimously determined, among other things, that pursuing the changes to the Business Combination Agreement, amendment to the Sponsor Letter Agreement, and the transactions contemplated thereby, would be advisable and in the best interests of CPSR and its shareholders.

Representatives of CPSR and Gelesis continued their discussions regarding the proposed valuation changes to the transaction. On November 2, 2021, the parties agreed in principle to further revise the transaction terms, including that (i) the number of Earn Out Shares issuable to Gelesis Equityholders would be increased to $235 million in Earn Out Shares, (ii) the number of Founders Shares that the Sponsor would agree to forfeit would be increased to 28.75%, with New Gelesis issuing a corresponding number of additional shares of New Gelesis Common Stock to Gelesis Equityholders on a pro rata basis, as if such additional shares were part of the Transaction Share Consideration under the Business Combination Agreement and (iii) extending the outside termination date in the Business Combination Agreement from January 18, 2022 to January 31, 2022.

On November 4, 2021, representatives of Kramer Levin sent representatives of Goodwin draft amendments to each of the Business Combination Agreement and Sponsor Letter Agreement.

On November 5, 2021, the Gelesis Board met via teleconference to discuss the proposed changes to the terms of the Business Combination and were joined by representatives of Citibank and Goodwin. After a full discussion, the Gelesis Board approved the proposed changes to the terms of the Business Combination and authorized an amendment to the Business Combination Agreement consistent therewith.

Later on November 5, 2021, the CPSR Board convened a virtual meeting and were joined by CPSR management and representatives of Kramer Levin and UBS. At the meeting, CPSR management and Mr. Hanson provided an overview of the key updates from the proposed to the terms of the Business Combination with Gelesis previously provided to the CPSR Board at the October 21 meeting. Representatives of Kramer Levin discussed with the Board their fiduciary duties under applicable law and reviewed the provisions of the proposed amendment to the Business Combination Agreement and Sponsor Letter Agreement. Following additional discussion on these and related matters, the CPSR Board unanimously determined, among other things, that the proposed amendment to the Business Combination Agreement, amendment to the Sponsor Letter Agreement, and the transactions contemplated thereby, are fair to, advisable and in the best interests of CPSR and its shareholders.

On November 7, 2021, representatives of Goodwin sent representatives of Kramer Levin revised drafts of the amendments to each of the Business Combination Agreement and Sponsor Letter Agreement.

On November 8, 2021, CPSR, Gelesis and Merger Sub executed the amendment to the Business Combination Agreement. Concurrently with the execution of the amendment, CPSR and the Sponsor entered into the amendment to the Sponsor Letter Agreement.

On December 11, 2021, the CPSR Board convened a virtual meeting and were joined by representatives of Kramer Levin and Mr. Hanson. The Board discussed the environment with respect to elevated redemption levels in SPAC merger transactions, and the impact on the Company’s liquidity in the event of a high level of redemptions. Kramer Levin discussed with the Board its fiduciary and disclosure obligations, as well as the terms of the Business Combination Agreement. Following discussion, the Board determined to reconvene the following day and to be joined by representatives of UBS and Kramer Levin.

On December 12, 2021, the CPSR Board convened a virtual meeting and were joined by representatives of UBS and Kramer Levin and Mr. Hanson. UBS presented to the Board with respect to the levels of redemptions in recent SPAC merger transactions. Following the UBS presentation, the Board discussed further the impact on the Company in the event of a high level of redemptions in connection with the Business Combination. Kramer Levin again discussed with the Board its fiduciary and disclosure obligations, as well as the terms of the Business Combination Agreement.

Following the December 12, 2021 CPSR Board meeting, Jamie Weinstein resigned from the CPSR Board, indicating his view that he could no longer support the Business Combination and recommend it to the CPSR stockholders consistent with his fiduciary duties to CPSR and its stockholders. Dan Degtyar also resigned as a Board observer to the CPSR Board. On December 12, 2021, CPSR also received a letter from Mr. Degtyar on behalf of the PIMCO Private Funds indicating that the PIMCO Private Funds intend to honor their contractual obligations pursuant to the definitive agreements entered into in connection with the Business Combination to which they are a party.

Following receipt of these letters, the CPSR Board convened a second virtual meeting on December 12, 2021 and were joined by representatives of Kramer Levin and Mr. Hanson. The Board again discussed the environment relating to redemptions. The Board also discussed the alternatives available to the Company in addressing a high level of redemptions, including implementing an alternative business plan, prioritizing short-term working capital needs over long-term capital expenditures to maintain appropriate liquidity to manage risk and uncertainly, raising additional funding in subsequent debt and or equity financings and delaying investments in significant capital expenditures. In light of the foregoing, the Board unanimously reaffirmed its continued support for the Business Combination.

The Board’s Reasons for the Business Combination

The Board, in evaluating the Business Combination, consulted with its legal counsel, financial and other advisors. In reaching its resolution on each of July 12, 2021 and November 5, 2021, (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are fair to and in the best interests of CPSR and its stockholders, (ii) to approve the Business Combination Agreement and the transactions contemplated thereby and declare their advisability and (iii) to recommend that the CPSR stockholders approve and adopt the Business Combination Agreement and the Business Combination, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below.

In unanimously approving the Business Combination, the Board determined not to obtain a fairness opinion. The officers and directors of CPSR have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and consumer and pharmaceutical sector expertise of its buy-side advisor, UBS, enabled them to make the necessary analyses and determinations regarding the Business Combination, including analyses of publicly-traded comparable companies. In addition, CPSR’s officers and directors and CPSR’s advisors have substantial experience in executing mergers and acquisitions.

The Board relied on a variety of analyses in reaching its decision, in addition to other factors listed below, including an analysis of publicly-traded comparable companies provided by UBS. The publicly-traded comparable companies included select companies across the Health and Wellness Consumer, Health and Wellness Direct-to-Consumer, Disruptive Healthcare and Consumer Subscription peer sets, which CPSR management felt were comparable to Gelesis. These universes were deemed the most comparable to Gelesis given the focus on health and wellness, high growth nature of the businesses and direct-to-consumer nature of the businesses in select cases. While none of the companies had characteristics identical to those of Gelesis, CPSR management considered the Health and Wellness Consumer and Health and Wellness Direct-to-Consumer comp sets as the most relevant given their growth profiles, focus on health and wellness and consumer focus. The peer set included the following publicly traded companies: In the Health and Wellness Consumer comp set, Beyond Meat, Inc., Simply Good Foods Co and Bellring Brands, Inc., and in the Health and Wellness Direct-to-Consumer comp set, Establishment Labs Holdings Inc., Inmode Ltd. and Hims & Hers Health, Inc. CPSR considered peers in the Weight Management and Pharmaceutical industries, as well. CPSR ultimately determined that there was too limited a universe of Weight Management peers who did not have a comparable differentiated and unique product offering similar to Gelesis and that peers in the Pharmaceutical industry did not fit Gelesis' business profile, given the direct-to-consumer nature of the business, maturity level, regulatory classification as a medical device and alternative reimbursement profile for obesity.

The following is the financial information of these companies that was considered by the CPSR Board:

		Simply
	Beyond	Good	Bellring	Establishment		Hims &
	Meat	Foods	Brands	Labs	Inmode	Hers
Market Capitalization ($ in millions)	$9,102	$3,524	$4,305	$2,003	$4,645	$1,824
Total Enterprise Value / 2023E Revenue Multiple(1)	8.1x	3.4x	3.3x	10.2x	10.6x	4.7x
Total Enterprise Value / 2023E Gross Profit(1)	21.6x	9.2x	10.5x	14.5x	13.1x	6.2x
2021-2023E Revenue Growth(1)	41.6%	6.4%	11.0%	32.2%	18.2%	18.8%
2023E Gross Margin(1)	37.5%	36.9%	31.2%	70.7%	80.8%	75.3%
(1)	Information based on company filings and FactSet Research Systems as of July 13, 2021.

The following is the updated analysis of publicly-traded comparable companies provided to the CPSR Board at the November 5, 2021 CPSR Board meeting:

	Health & Wellness Consumer (2)		Health & Wellness DTC (3)
	At announcement	Revised Proposal	At announcement	Revised Proposal
	(July 16, 2021)	(October 19, 2021)	(July 16, 2021)	(October 19, 2021)
Total Enterprise Value / 2023E
Net
Sales(1)	4.7x	4.2x	6.2x	7.3x
Total Enterprise Value / 2023E
Gross
Profit(1)	13.1x	12.6x	8.4x	10.0x
(1)	Information based on company filings and FactSet Research Systems as of October 19, 2021.
(2)	Includes: Bellring Brands, Beyond Meat and Simply Good Foods.
(3)	Includes: Establishment Labs, Hims & Hers and Inmode.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

●	Gelesis is a high-growth, consumer and healthcare-oriented business that is disrupting a large addressable market. There is a large addressable market for weight loss in the United States with nearly 150 million people classified as either clinically overweight or obese. Gelesis has developed a patented, FDA-cleared, hydrogel in Plenity, a unique, proven solution to address weight management and the obesity crisis, with 6 out of 10 adults having lost on average 10% of their weight in a double-blind trial. Gelesis views Plenity as being highly disruptive to the weight loss market because of its safety profile, accessibility and affordability, especially relative to other weight management options, and its effectiveness, with proven trials and strong early consumer acceptance. In addition, we believe that the technology developed by Gelesis has highly effective applications to address other health and wellness issues in the future.
●	CPSR is well positioned to add value to Gelesis. The Gelesis management team has created a compelling product and the team at CPSR is comprised of individuals with extensive brand building accomplishments. Because Plenity is a prescribed product, there will be a significant amount of consumer and physician education required to create and build brand awareness. We believe that the brand building and distribution expertise at CPSR, with a broad network of influencers that we can utilize to help raise awareness and engagement, combined with Gelesis’ team and product, will be a productive combination.
●	Attractive Valuation. The Board reviewed the market capitalization, enterprise value and implied valuation multiples of two primary public company peer sets, Health and Wellness Consumer (Beyond Meat, Inc., Simply Good Foods Co, Bellring Brands, Inc.) and Health and Wellness Direct-to-Consumer (Establishment Labs Holdings Inc., Hims & Hers Health, Inc., Inmode Ltd.), which CPSR management deemed relevant based on its professional judgment and expertise. CPSR compared the same to the implied enterprise value of Gelesis determined in accordance with the internal valuation analysis of CPSR management and its advisers. CPSR management found that Gelesis' implied pre-money equity value of approximately $900 million equaled 2.2x estimated 2023 revenue and 3.4x estimated 2023 gross profit, an attractive valuation relative to the peer set especially in light of Gelesis' early growth and projected margin profile. Given the nature of Gelesis' business profile and ramp-up in revenue and earnings following commercialization, CPSR felt that 2023 would be an appropriate year on which to base its primary valuation. In November 2021, CPSR management believed that a reduction to Gelesis' previously agreed to pre-money equity valuation was warranted due to prevailing market conditions, resulting in a revised equity valuation to Gelesis shareholders of $675 million. CPSR management believed that the revised valuation cut was reflective of market conditions since the announcement of the transaction. The revised valuation implied 1.7x estimated 2023 revenue and 2.7x estimated 2023 gross profit, which continued to represent an attractive valuation relative to the peer set. The revised equity valuation was not based on any adverse changes to Gelesis’ business, its prospects or financial conditions.
●	Financial Condition. The Board also considered factors such as Gelesis’ business operations, general outlook, the expected length of time that Gelesis would be able to continue operating its business in the normal course based on its current cash and cash equivalents and expected cash to be received from the Trust Account and the PIPE Financing in connection with the closing of the Business Combination. The Board received and reviewed financial projections from Gelesis. Gelesis’ management expects that the net proceeds from the Business Combination and PIPE Financing, together with Gelesis’ available resources and existing cash and cash equivalents, will enable it to fund its operating expenses and capital expenditure requirements over next few years.
●	Stockholder Liquidity. The obligation in the Business Combination Agreement to have CPSR Common Stock issued as merger consideration listed on the NYSE, a major U.S. stock exchange, has the potential to offer CPSR stockholders greater liquidity.
●	Lock-Up. The Sponsor has agreed to be subject to a twelve (12)-month lockup in respect of its New Gelesis Common Stock and certain current equityholders, officers and directors of Gelesis have agreed to be subject to a six (6)-month lockup in respect of their New Gelesis Common Stock, in each case, subject to certain customary exceptions, which will provide important stability to the leadership and governance of New Gelesis.
●	Significant Commercial Due Diligence. The Board considered the significant amount of commercial due diligence that was undertaken by CPSR management and its advisors.
●	Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to CPSR, that the Business Combination represents the best initial business combination for CPSR and the most attractive opportunity for CPSR’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s belief that such process has not presented a better alternative.
●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between CPSR and Gelesis.

The Board identified and considered the following factors and risks as weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

●	Dependence on Success of Plenity. The success of Gelesis’ business is heavily dependent on the success of the full commercial launch of Plenity. Plenity is just reaching commercial production and has only modest sales to date following its beta launch in October 2020.
●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
●	Liquidation of CPSR. The risks and costs to CPSR if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in CPSR being unable to effect a business combination by July 7, 2022 and force CPSR to liquidate.
●	Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits CPSR from soliciting or engaging in discussions regarding other business combination proposals, which restricts CPSR’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.
●	COVID-19. Uncertainties regarding the potential impacts and disruptions of the COVID-19 virus, including with respect to personnel required to staff the production line at Gelesis’ Italian locations.
●	Stockholder Vote. The risk that CPSR’s stockholders may fail to provide the votes necessary to effect the Business Combination.
●	Redemption Risk. The potential that a significant number of CPSR stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the existing Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to New Gelesis following the Closing.
●	Post-Business Combination Corporate Governance; Terms of the Registration Rights Agreement. The Board considered the corporate governance provisions of the Business Combination Agreement, the Registration Rights Agreement and the material provisions of the Charter Amendment Proposals. In particular, they considered the nomination rights that certain stockholders would have in New Gelesis, and that these rights are not generally available to Public Stockholders, including stockholders that may hold a large number of shares.
●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within CPSR’s control, including the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated, approval by CPSR stockholders and approval by the NYSE of the initial listing application in connection with the Business Combination.
●	CPSR Stockholders Receiving a Minority Position in Gelesis. CPSR stockholders will hold a minority position in New Gelesis.
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
●	Other Risks. Various other risks associated with the Business Combination, the business of CPSR and the business of Gelesis described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Board also considered that certain of the officers and directors of CPSR may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of

CPSR’s stockholders and warrant holders, including the matters described under the section entitled “Risk Factors” above and “—  Interests of CPSR’s Directors and Executive Officers in the Business Combination” below. However, the Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the Initial Public Offering and would be included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if Public Stockholders redeem a substantial portion of the Public Shares.

The Board concluded that the potential benefits that it expected CPSR and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board unanimously determined that the Business Combination Agreement and the Business Combination, were advisable, fair to, and in the best interests of, CPSR and its stockholders.

Other Considerations

In addition, CPSR’s management team considered the financing that would be required in connection with the Business Combination and determined that the PIPE Financing was sized such that, the net proceeds from the Business Combination and PIPE Financing, together with Gelesis’ available resources and existing cash and cash equivalents would be expected to fund Gelesis’ operating expenses and capital expenditure requirements into 2024.

Certain Unaudited Prospective Financial Information of Gelesis

On March 4, 2021, Gelesis provided CPSR with its internally prepared forecasts, which included management estimates for the three-year period ending December 31, 2023. The internally prepared forecasts were prepared over time by Gelesis' management, specifically between December 2020 and February 2021, as an ongoing part of its internal planning and forecasting relating solely to its lead product Plenity to support its business plan and not specifically in conjunction the Business Combination. Gelesis selected the three-year period as it is sufficient time to allow the growth and maturation of the Gelesis production and sales functions and achieves a financial profile in-line with expected key long-term financial ratios. CPSR management reviewed the forecasts and presented key elements of the forecasts to the CPSR Board as part of the CPSR Board’s review and subsequent approval of the Business Combination. Gelesis and CPSR do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. Gelesis has not updated, and CPSR cannot request that it update, the forecasts it provided CPSR; going forward we do not plan to update them or to disclose similar information in our periodic reports. However, in connection with the negotiation of the terms of the proposed Business Combination, management of CPSR requested that Gelesis provide the financial forecasts set forth below to be used by CPSR as part of its comprehensive analysis. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information and related solely to Plenity and not Gelesis' pipeline product candidates. However, in the view of Gelesis’ management, the forecasts were prepared on the basis of facts and events known at the time and using assumptions as to future events that Gelesis’ management believed to be reasonable. In the view of CPSR management, the forecasts were also prepared on the basis of facts and events known at the time and using assumptions as to future events that CPSR's management believed to be reasonable. Those forecasts were intended to provide CPSR with a view of management’s expected course of action and management’s belief at the time as to the expected future financial performance of Gelesis, while providing no assurances that future financial results would be in line with management’s expectations. As discussed above under “—The Board’s Reasons for the Business Combination,” in November 2021, CPSR management believed that a reduction to Gelesis’ previously agreed to pre-money equity valuation was warranted due to prevailing market conditions, resulting in a revised equity valuation to Gelesis shareholders of $675 million. Gelesis did not reassess the validity of the financial forecasts set forth below in connection with CPSR’s November 2021 valuation change.

The forecasts include EBITDA and EBITDA Margin, which are non-GAAP financial measures. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available, and CPSR’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by CPSR’s management may not be comparable to similarly titled measures used by other companies. See the Gelesis audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

The inclusion of financial forecasts in this proxy statement/prospectus should not be regarded as an indication that CPSR, Gelesis, their respective directors, officers, advisors or other representatives considered, or now considers, such financial forecasts necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the forecasts may be materially different than actual results. We will not refer back to the financial forecasts in our future periodic reports filed under the Exchange Act.

The financial forecasts reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Gelesis’ business, all of which are difficult to predict and many of which are beyond Gelesis’ and CPSR’s control. The financial forecasts are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Gelesis’ and CPSR’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gelesis” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than as forecasted. Since the financial forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. These financial forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. The Gelesis unaudited prospective financial information is based solely upon information that was available to Gelesis’ management at the time of its preparation. The Gelesis unaudited prospective financial information is based on estimates and assumptions made by Gelesis’ management prior to and around February 2021 and speaks only as of that time. Since such date, Gelesis has not updated the unaudited prospective financial information included in this proxy statement/prospectus and does not intend to do so. Nonetheless, a summary of the financial forecasts is provided in this proxy statement/prospectus because they were made available to CPSR and the CPSR Board in connection with their review of the proposed Business Combination.

From the period beginning on January 1, 2021 through December 3, 2021, redemption percentages have averaged approximately 43% for SPAC transactions that have closed during such period. However, the average redemption percentage for the 28 SPAC transactions that closed in October 2021 and November 2021 was approximately 62%. If there are a significant number of redemptions in connection with the Business Combination in excess of the recent average redemption percentage, Gelesis may have insufficient cash and liquidity to pay operating expenses and other obligations six months after the Closing and may need to raise additional capital to fund its operations and business plan. If there are a significant number of redemptions in connection with the Business Combination, Gelesis expects to implement an alternative business plan, prioritizing short-term working capital needs over long-term capital expenditures to maintain appropriate liquidity to manage risk and uncertainly. In such circumstances, Gelesis would expect to raise additional funding in subsequent debt and or equity financings and delay investments in significant capital expenditures. Gelesis believes the above actions will provide the liquidity needed to reach sustainable and significant positive cash flow, however in the event Gelesis is required to take such actions, it would have an adverse effect on its ability to achieve the revenue targets included in the financial forecasts. In addition, there can be no assurance that Gelesis will be successful in obtaining capital sufficient to meet its operating needs on terms or a timeframe acceptable to it or at all. Further, in the event that market conditions preclude Gelesis' ability to consummate such a transaction, Gelesis may be required to evaluate additional alternatives in restructuring its business and capital structure.

The forecasts were prepared by, and are the responsibility of, Gelesis and CPSR management. KPMG LLP, Gelesis’ independent registered public accounting firm, and Marcum LLP, CPSR’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on it or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The KPMG LLP report included in this proxy statement/prospectus relates to historical financial information of Gelesis. It does not extend to the projections and should not be read as if it does.

The key elements of the forecasts provided by Gelesis management to CPSR management and the CPSR Board are summarized in the tables below:

Key Financial Metrics:

	Forecast
	Year Ended December 31,
In millions	2021E	2022E	2023E
Total product revenue, net	$26	$171	$442
Revenue growth (%)	NM	558%	158%
Gross margin	6	95	280
Gross margin (%)	23%	56%	63%
EBITDA(1)	(105)	(32)	137
EBITDA margin (%)(2)	NM	NM	31%
(1)

Gelesis defines EBITDA as net loss before interest income or expense, income tax expense or benefit, and depreciation and amortization. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net loss prepared in accordance with GAAP.

(2)

Gelesis defines EBITDA Margin as EBITDA, divided by total revenue, net, for the period presented. EBITDA Margin is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for operating margin prepared in accordance with GAAP.

Key Non-Financial Metrics:

	Forecast
	Year Ended December 31,
Actual figures	2021E	2022E	2023E
Members(1)	155,000	799,000	1,840,000
Units sold	452,000	2,823,000	7,268,000
Average selling price per unit, net	$57.52	$60.57	$60.81
(1)	Gelesis defines members as the number of consumers in the United States who have begun their weight loss journey with Plenity. This is the cumulative historical number of recurring and non-recurring consumers who have begun their weight loss journey. For internally prepared forecast purposes, only approximate U.S. member totals are projected.

Key Assumptions:

The financial forecasts set forth above reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Gelesis’ business, all of which are difficult to predict and many of which are beyond Gelesis’ and CPSR’s control. However, Gelesis management has an established and robust internal process for testing the reasonableness of its forecast assumptions as part of the ongoing development and implementation of its business plan. Gelesis' management considered a range of reasonable upside and severe but plausible downside scenarios in the development of the forecast, repeatedly sensitizing the impact of key assumptions and business outcomes. Through this iterative process management was able to reject certain scenarios and consider certain scenarios more or less likely to occur. Gelesis' management developed and selected these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Gelesis' timing and execution of its commercial strategies and product development. Gelesis believes it had a reasonable basis to prepare and provide this information as a result of its extensive experience in the biotherapeutic, pharmaceutical, manufacturing, and direct-to-consumer brand markets. This experience enables the Gelesis' management team to make estimates relative to potential competitors and provides a basis for the inputs required in prospective financial information, including new product releases and overall product development process, the uses of products for different applications and market segments, market maturity, and operating expenses, among others.

The financial projections reflected the following key management assumptions:

●	Members, units sold, average selling price per unit, net, and total product revenue, net: Available third-party epidemiological data with respect to the total population eligible to receive prescription was used to model potential total addressable market for Plenity. Available and proprietary data with respect to market, competitor, demographic and prescriber information was further leveraged in conjunction with management expertise to determine projected annual members and unit demand. Management leveraged extensive beta launch data and experiential learnings as well as its significant direct-to-consumer brand marketing expertise to determine the level of selling and marketing spend required to achieve the target brand awareness which is needed to generate the projected member figures as of the periods forecasted. Management anticipates a gross selling price of approximately $98 per unit in the United States for the period forecasted, however management anticipates the gross pricing structure to vary by geography, primarily owing to local economics in other markets, such as Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates where management has partnered with China Medical System Holdings Limited for commercialization of Plenity, or in Europe where management intends to pursue expansion through strategic partnerships and or direct commercialization. As such, management projects the average selling price per unit, net to be primarily influenced by (i) geographic expansion, (ii) planned promotional activity, (iii) purchase contracts received from distributors and (iv) fees and expenses charged by distributers to sell and dispense Plenity to consumers.
●	Capital expenditures and manufacturing: Capital expenditures are projected to rise substantially over the period forecasted, to expand infrastructure and manufacturing capabilities to support the growth of Plenity after full commercial launch. Three full manufacturing lines, each producing 160,000 units monthly are expected to be completed between 2021 and 2022, with plans to develop future manufacturing lines in 2023 and beyond.
●	Costs of goods sold and gross margin: Gross margin is projected to be approximately 23% for the year ended December 31, 2021, improving to approximately 56% and 63% for the years ended December 31, 2022 and 2023, respectively. Gross margin for the six months ended June 30, 2021, was 9% which was indicative of the manual small-batch manufacturing process and previous packaging configuration during the beta launch period. The declining costs of goods sold and increased margin over the period forecasted is expected to be achieved through significant capital expenditures in a proprietary manufacturing process, which enabled the transition from a small-scale batch process to a commercial-scale semi-continuous process in the fourth quarter of 2021. Management expects that as manufacturing capacity increases due to the significant investments in capital expenditures made in prior periods, and projected to be made through 2023, gross margin will be increased and costs of goods sold reduced primarily through (i) economies of scale, (ii) continued process development and process optimization and (iii) continued automation. In the fourth quarter of 2021, Management also introduced a new modular packaging configuration, which is comprised of widely available and easily sourced biodegradable and sustainable materials. The new packaging configuration is optimally designed for an automated process. In 2022 and 2023, Management expects to enhance its existing relationships with contract-manufacturers and partner with new contract manufacturers for ancillary finished-goods packaging services, further improving gross margin and reducing costs of goods sold through (i) economies of scale, (ii) continued process development and process optimization and (iii) automation enabled by the new packaging configuration.
●	Operating Costs: Operating costs are projected to rise as a result of increasing sales and marketing expense, which are projected to be a substantial component of operating expenditures over the period forecasted. General and administrative expenses and research and development expenses are projected to be less volatile and consistent over the period forecasted. Certain marketing expenses associated with the full commercial launch of Plenity, previously scheduled for the second half of 2021, have been postponed until proceeds from consummation of the Business Combination are available. Accordingly, we anticipate accelerating marketing expenses in the first half of 2022, based in part on cash available after giving effect to redemptions resulting from the Business Combination.
●	Strategy: Management’s expectations as to declining consumer acquisition costs for Plenity are based on a strategy of driving overall brand awareness through top of funnel awareness and performance marketing initiatives. Management anticipates leveraging vehicles in the media mix including in-home and out-of-home advertising using digital, linear TV, direct response TV, social promotion, celebrity engagement and social influencers. Management plans to increase prescription volume through an external sales force focused on healthcare professionals. Management projects to invest in manufacturing capacity to meet projected demand, while allowing potential geographical expansion, and to reduce the costs of goods sold per unit. Management projects to fund on-going research and development activities of the product pipeline, in-part through non-dilutive sources of funding such as government or economic development agency grants.
●	Gelesis' projected financial information (i) reflects projected revenue solely with respect to its lead product Plenity; (ii) does not include any projected revenue with respect to Gelesis' pipeline product candidates or any other product candidates; and (iii) includes current estimates of Gelesis' investment in research, development and testing for its pipeline of products, which are subject to change as each product candidate progresses through the approval process.
●	Gelesis’ projected financial information is estimated in U.S. Dollars and assumes no future change in foreign exchange rates.
●	Gelesis' management believes the actual results for the nine months ended September 30, 2021, which are included elsewhere in this proxy statement/prospectus, are materially consistent with the internally prepared financial forecasts for the period. For a discussion of the actual results, please refer to the Gelesis unaudited condensed consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Gelesis," each included elsewhere in this proxy statement/prospectus.

Satisfaction of 80% Test

It is a requirement under Section 102.06 of the NYSE Listed Company Manual that a SPAC’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of its trust account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account) at the time of signing a definitive agreement in connection with such initial business combination.

Based on the financial analysis of Gelesis generally used to approve the Business Combination, the Board determined that this 80% test was met, as CPSR was deemed to have a fair market value greater than 80% of the value of the Trust Account on July 19, 2021, the date of signing of the Business Combination Agreement.

Interests of CPSR’s Directors and Executive Officers in the Business Combination

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;
●	the opportunity is within the corporation’s line of business; and
●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, including private funds under the management of PIMCO and their respective portfolio companies, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. In addition, existing and future funds managed by PIMCO and their respective portfolio companies may compete with us for business combination opportunities and, if such opportunities are pursued by such entities, we may be precluded from pursuing such opportunities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers, directors and special advisors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
R. Steven Hicks	Capstar Partners, LLC	Finance	Chairman
Rodrigo de la Torre	Yum! Brands, Inc.	Food Services	Head of Strategy, Finance and Supply
Jamie Weinstein	PIMCO	Finance	Managing Director
Kathryn Cavanaugh	Capstar Ventures GP, LLC	Finance	Managing Partner
John Ghiselli	St. Frank, Ltd.	Home goods	Director
	Waterloo Capital Private Equity, LLC	Finance	Partner
	Waterloo Real Estate Investments Inc.	Finance	President
James Whittenburg	Longhorn Health Solutions, Inc.	Home medical supplies	Executive Chairman
	Trek Exploration, Inc.	Oil and gas	Vice President and Director
	North Hills Corporation of Amarillo Texas	Mineral holdings	Vice President and Director
	Estates of Roy Whittenburg and Grace Whittenburg	Ranching, real estate, mineral holdings	Co-Executor
Clayton Christopher	Amberstone Ventures	Investment Firm	Advisor
	Aria Growth Partners	Investment Firm	Advisor
	Aura Bora	Beverage	Advisor
	High Brew Coffee	Beverage	Director
	Que Onda Beverage	Beverage	Director
	Austin Eastciders	Beverage	Director
	Good Culture	Cultured foods	Board Observer
	Bridge Leasing Group	Equipment leasing	Partner
	The Beard Club	Health and beauty	Director
	Fairseed	Beverage	Advisor
	Nutrabolt	Beverage; health and wellness	Board Observer
	Pani	Consumer beverage product	Advisor
	Redbud Brands	Investment and marketing firm	Advisor
	Tasseo	Investment firm	Advisor
	Torch Capital	Investment firm	Advisor

Potential investors should also be aware of the following other potential conflicts of interest:

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
●	Our Sponsor, directors and officers agreed to waive their redemption rights with respect to any Founders Shares, Private Placement Warrants and any Public Shares held by them in connection with the consummation of our initial business combination. Additionally, our Sponsor, directors and officers agreed to waive their redemption rights with respect to any Founders Shares or Private Placement Warrants held by them if we fail to consummate our initial business combination within twenty-four (24) months after the closing of the Initial Public Offering. However, if our Sponsor, directors or officers acquire Public Shares in or after our Initial Public Offering, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if we fail to consummate an initial business combination within twenty-four (24) months from the closing of our Initial Public Offering. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the trust account will be used to fund the redemption of our Public Shares. With certain limited exceptions, the Founders Shares and Private Placement Warrants are not be transferable, assignable by our Sponsor or certain of our directors that hold Founders Shares or Private Placement Warrants (or any other permitted assigns, if any) until the earlier of: (A) one (1) year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our shares of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Since our Sponsor and officers and directors may directly or indirectly own common stock following our Initial Public Offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to complete our initial business combination.
●	The members of our Sponsor, which include Steven Hicks, Clayton Christopher, Benjamin Hanson, Rodrigo de la Torre, John Ghiselli and the PIMCO Private Funds, will be entitled to an allocation from the Sponsor of its Founders Shares and/or Private Placement Warrants, which allocation will be made pro rata in accordance with their respective capital contributions and Private Placement Warrant contribution commitments, as applicable, following the successful completion of the Business Combination in accordance with the terms and subject to the conditions of the Sponsor’s operating agreement. In addition to being a member of our Sponsor, Mr. Christopher serves as a special advisor to CPSR, and in such role Mr. Christopher participated in meetings between CPSR management, its representatives and advisors on the one hand, and Gelesis' management team and advisors, on the other hand, as described more fully under the section "Background to the Business Combination" in this proxy statement/prospectus, however he has no employment, consulting fee or other similar compensation arrangements with CPSR. Mr. Christopher has agreed to serve on the board of directors of New Gelesis following the consummation of the Business Combination.
●	The PIMCO Private Funds are contractually entitled to redeem up to 2,000,000 shares of our Class A Common Stock, originally purchased for an aggregate of $20,000,000 at the time of our Initial Public Offering. The PIMCO Private Funds may redeem all or any portion of such shares in their sole discretion. The portfolio managers with investment discretion in respect of securities held by the PIMCO Private Funds may determine to redeem such shares the PIMCO Private Funds have committed to purchase 3,500,000 shares of our Class A Common Stock, at $10.00 per share, in the PIPE Financing. The PIMCO Private Funds will make a determination with respect to whether to redeem all or any portion of such 2,000,000 shares of Class A Common Stock by 5:00 PM Eastern time two (2) business days prior to the Special Meeting. Although CPSR will disclose the aggregate number of redemptions one (1) business day prior to the Special Meeting, you will not know whether or not the PIMCO Private Funds or any other stockholders have elected to redeem, or the aggregate number of redemptions, prior to the redemption deadline and will only have a short period of time in which to determine whether or not to vote in favor of the proposed transaction with Gelesis following CPSR’s public disclosure regarding redemptions. As disclosed elsewhere in this proxy statement/prospectus, the PIMCO Private Funds hold additional interests in CPSR indirectly through the Sponsor, which interests are significant and would be worthless if CPSR fails to complete a business combination prior to July 7, 2022. See “Beneficial Ownership of Securities” for additional discussion of the PIMCO Private Funds’ interest in our Sponsor.
●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.
●	Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.
●	Our Sponsor paid an aggregate of $25,000 for the Founders Shares, including 63,000 Founders Shares which were subsequently transferred to our independent directors, and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $68.7 million (including shares subject to forfeiture under the terms of the Sponsor Letter Agreement), based on the closing price of shares of CPSR Class A Common Stock of $9.95 per share on November 18, 2021.
●	Our independent directors own an aggregate of 63,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at $626,850 (including shares subject to forfeiture under the terms of the Sponsor Letter Agreement), based on the closing price of shares of CPSR Class A Common Stock of $9.95 per share on November 18, 2021.
●	Concurrently with the closing of the Initial Public Offering, our Sponsor purchased 7,520,000 Private Placement Warrants, at a price of $1.00 per warrant in a private placement. The Private Placement Warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our Initial Public Offering, which occurred on July 7, 2020, for one share of CPSR Class A Common Stock at $11.50 per share. The warrants held by our Sponsor had an aggregate market value of approximately $7,226,720 based upon the closing price of $0.961 per Public Warrant on the NYSE on November 5, 2021. Accordingly, applying the foregoing assumptions, the aggregate return on the Private Placement Warrants would be $0 (i.e., an amount equal to (i) the $7,226,720 aggregate market value of the Private Placement Warrants minus (ii) the $7,520,000 aggregate purchase price of the Private Placement Warrants). If CPSR does not consummate a business combination transaction by July 7, 2022, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Stockholders and the Private Placement Warrants held by the Sponsor will be worthless.
●	The Sponsor, officers and directors collectively (including entities controlled by officers and directors) have made an aggregate average investment of $0.004 per Founders Share as of the consummation of the Initial Public Offering. As a result of the significantly lower investment per share of our Sponsor, officers and directors as compared with the investment per share of our Public Stockholders, a transaction which results in an increase in the value of the investment of our Sponsor, officers and directors may result in a decrease in the value of the investment of our Public Stockholders. Our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Gelesis Common Stock trades below the price initially paid for the Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination.
●	The Sponsor and CPSR’s officers and directors will lose their entire investment in CPSR if CPSR does not complete a business combination by July 7, 2022. Certain of them may continue to serve as officers and/or directors of CPSR after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Board determines to pay to its directors and/or officers.
●	Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to CPSR and remain outstanding. As of the date of this proxy statement/prospectus, there are no outstanding advances from the Sponsor to us for working capital expenses. If CPSR does not complete an initial business combination within the required period, CPSR may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.
●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, CPSR’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CPSR from time to time, made by the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, none of the Sponsor, CPSR’s officers or directors, or any of their respective affiliates, has incurred any out-of-pocket expenses or extended any loans to CPSR that remain outstanding. All expenses related to identifying, investigating and consummating an initial business combination were paid directly by CPSR in the ordinary course of business.
●	Citigroup served as Gelesis' sell-side advisor and UBS served as CPSR's buy-side advisor in the Business Combination, and in such capacities will be entitled to receive advisory fees upon completion of the Business Combination. Citigroup and UBS also served as Placement Agents in the PIPE Financing, and in such capacities will be entitled to receive placement agent fees upon completion of the Business Combination. Citigroup and UBS also served as lead underwriters in CPSR's Initial Public Offering, and in connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by the Public Stockholders and the proceeds from the PIPE Financing, will be used in part to pay to Citigroup, UBS and BTIG their deferred underwriting commissions from CPSR's Initial Public Offering of approximately $9.66 million. Because Citigroup and UBS will only receive their deferred underwriting commissions upon the consummation of CPSR's initial business and their respective advisory fees and placement agent fees upon the consummation of the Business Combination, Citigroup and UBS have an interest in the Business Combination being consummated. Such interest may have presented, and may in the future present, a conflict of interest.

The conflicts described above may not be resolved in our favor.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Our office space and administrative and support services will be provided to us by our Sponsor for a monthly fee of $10,000.

In the event that we submit our initial business combination to our Public Stockholders for a vote, our Sponsor agreed to vote any Founders Shares and Private Placement Warrants held by it and any Public Shares purchased during or after the offering in favor of our initial business combination and our officers and directors have also agreed to vote any Founders Shares and Private Placement Warrants held by them and any Public Shares purchased during or after the offering in favor of our initial business combination.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with U.S. GAAP. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Gelesis stockholders comprising a relative majority of the voting power of New Gelesis, Gelesis’ operations prior to the acquisition comprising the only ongoing operations of New Gelesis, and Gelesis’ senior management comprising all of the senior management of New Gelesis. Accordingly, for accounting purposes, the financial statements of New Gelesis will represent a continuation of the financial statements of Gelesis with the Business Combination being treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a thirty (30)-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On August 2, 2021, CPSR and Gelesis filed their respective HSR Act Notification and Report Forms with the Antitrust Division and the FTC. Consequently, the required waiting period is scheduled to expire at 11:59 p.m. on September 1, 2021, unless earlier terminated or if the FTC or the Antitrust Division extends that period by issuing a request to the parties for additional information.

At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Gelesis’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. CPSR cannot assure that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, CPSR cannot assure as to its result. Under the Business

Combination Agreement, CPSR and Gelesis are not obligated to agree to sell, license or dispose of any assets or businesses, or terminate or amend any existing relationships or enter into new relationships or contracts in order to obtain approval of the Business Combination by the FTC, the Antitrust Division or otherwise.

Neither CPSR nor Gelesis is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of CPSR Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE CPSR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CHARTER AMENDMENT PROPOSAL

CPSR stockholders will be asked to approve the Proposed Charter in the form attached hereto as Exhibit F to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, in the judgment of the CPSR Board, is necessary to adequately address the needs of the Post-Combination Company.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter:

●	change the name of the new public entity to “Gelesis Holdings, Inc.” as opposed to “Capstar Special Purpose Acquisition Corp.”;
●	increase CPSR’s capitalization so that it will have 900,000,000 authorized shares of a single class of common stock and 250,000,000 authorized shares of preferred stock, as opposed to CPSR having 100,000,000 authorized shares of Class A Common Stock, 10,000,000 authorized shares of Class B Common Stock and 1,000,000 authorized shares of preferred stock;
●	provide for the division of the New Gelesis board of directors into three classes with staggered three-year terms;
●	provide for the removal of directors (i) for cause, and (ii) only by stockholders voting at least two-thirds of the then outstanding shares entitled to vote at an election of directors;
●	provide that the affirmative vote of holders of not less than two-thirds of the outstanding shares of capital stock of New Gelesis entitled to vote thereon, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend or repeal the following provisions of the Proposed Charter: (i) Article V, Section 1 of the Proposed Charter relating to actions by stockholders by written consent; (ii) Article V, Section 2 of the Proposed Charter relating to special meetings of stockholders of New Gelesis; (iii) Article VI, Section 3 of the Proposed Charter relating to the number, election and term of the New Gelesis Board; and (iv) Article VII of the Proposed Charter relating to the limitation of liability of directors;
●	provide that any amendment or repeal of the Proposed Bylaws requires an affirmative vote of either (i) a majority of the New Gelesis Board, or (b) holders of not less than two-thirds of the outstanding shares of capital stock of New Gelesis entitled to vote thereon, voting together as a single class; provided however, that if the New Gelesis Board recommends that the stockholders approve such amendment or repeal, such amendment or repeal would only require the affirmative vote of a majority of the outstanding shares of capital stock of New Gelesis entitled to vote thereon, voting as a single class;
●	eliminate various provisions applicable only to blank check companies, including business combination requirements; and
●	remove the provision setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions;

In the judgment of the Board, the Charter Amendment Proposal is desirable for the following reasons:

●	the change of New Gelesis’ name is desirable to reflect the Business Combination with Gelesis and the combined business going forward as well as to clearly identify New Gelesis as a publicly traded entity;
●	the increase in the number of authorized of shares of capital stock is important as it allows us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient (i) to support growth and flexibility for future corporate needs and (ii) to be issued as consideration for the Business Combination and the other transactions contemplated by this proxy statement/prospectus, and for any other proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock plans. The CPSR Board believes that these additional shares will provide us with the needed flexibility to issue shares in the future in a timely manner and under circumstances considered favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;

●	upon the conversion of the Class B Common Stock and the elimination of the blank check provisions in the Current Charter, the CPSR Board has determined that there will no longer be a need to continue with multiple series of common stock, and therefore, the Proposed Charter eliminates the Class B Common Stock;
●	it is desirable to divide the New Gelesis Board into three classes of directors with staggered terms of office to account for the increase in the size of New Gelesis Board to nine (9) members and to provide for continuity in the New Gelesis Board. A classified board makes it more difficult for the stockholders to replace the New Gelesis Board and for another party to obtain control of New Gelesis by replacing members of the New Gelesis Board. Because the New Gelesis Board will have the power to retain and discharge New Gelesis’ officers, this provision could also make it more difficult for existing stockholders or another party to effect a change in New Gelesis’ management;
●	it is desirable to increase the voting threshold required to remove a director from the New Gelesis Board and amend or repeal certain provisions of the Proposed Charter and to amend or repeal the Proposed Bylaws, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the New Gelesis Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt;
●	it is desirable to delete the provisions that relate to the operation of CPSR as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time); and
●	it is desirable to remove the provision that sets the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions because the Board believes that it is better for this provision to be included in CPSR’s bylaws.

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of CPSR and thereby protect continuity of or entrench CPSR’s management, which may adversely affect the market price of CPSR’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of CPSR, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable CPSR to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. CPSR currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal and the other Condition Precedent Proposals will not be presented at the Special Meeting. The Business Combination is conditioned upon the approval of the Charter Approval Proposal and the other Condition Precedent Proposals (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Charter Amendment Proposal and the other Condition Precedent Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal and the other Condition Precedent Proposals will not be effected. The CPSR Board will abandon the Charter Amendment Proposal and the other Condition Precedent Proposals in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is appended to this proxy statement/prospectus as Exhibit F to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.

The Sponsor and certain affiliates of the Sponsor have agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, including the Charter Amendment Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.

Approval Requirement

The approval of the Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of the issued and outstanding shares of CPSR Common Stock, voting together as a single class and (ii) the holders of a majority of the issued and outstanding shares of CPSR Class A Common Stock, voting separately as a single class.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CPSR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

THE ADVISORY CHARTER AMENDMENT PROPOSALS

In connection with the Business Combination, CPSR is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter in the form attached hereto as Exhibit F to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, CPSR is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on CPSR or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of New Gelesis. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal).

CPSR stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven (7) separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a)	Advisory Charter Proposal A — to change the corporate name of New Gelesis to “Gelesis Holdings, Inc.”;
(b)	Advisory Charter Proposal B — to increase CPSR’s capitalization so that it will have 900,000,000 authorized shares of common stock and 250,000,000 authorized shares of preferred stock;
(c)	Advisory Charter Proposal C — to divide the New Gelesis board of directors into three classes with staggered three-year terms;
(d)	Advisory Charter Proposal D — to provide that the removal of any director be only for cause and only by the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares entitled to vote at an election of directors;
(e)	Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the affirmative vote of holders of at least 66 2∕3% of New Gelesis’ then outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of at least 66 2∕3% of New Gelesis’ then outstanding shares of each class entitled to vote thereon as a class;
(f)	Advisory Charter Proposal F — to make New Gelesis’ corporate existence perpetual as opposed to CPSR’s corporate existence, which is required to be dissolved and liquidated twenty-four (24) months following the closing of its initial public offering, and to remove from the Proposed Charter the various provisions applicable only to blank check companies, including business combination requirements; and
(g)	Advisory Charter Proposal G — to remove the provisions setting the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions.

Reasons for the Advisory Charter Amendments

In the judgment of the Board, the Charter Amendment Proposal is desirable for the following reasons:

●	the name of Gelesis Holdings, Inc. is desirable to reflect the Business Combination with Gelesis and the combined business going forward as well as to clearly identify New Gelesis as a publicly traded entity;
●	the increase in the number of authorized of shares of capital stock is important as it allows us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient (i) to support growth and flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions) and (ii) to be issued as consideration for the Business Combination and the other transactions contemplated by this proxy statement/prospectus, and for any other corporate proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock plans. The CPSR Board believes that these additional shares will provide us with the needed flexibility to issue shares in the future in a timely manner and under circumstances considered favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;
●	upon the conversion of the Class B Common Stock and the elimination of the blank check provisions in the Current Charter, the CPSR Board has determined that there will no longer be a need to continue with multiple series of common stock, and therefore, the Proposed Charter eliminates the Class B Common Stock;
●	it is desirable to divide the New Gelesis Board into three classes of directors with staggered terms of office to account for the increase in the size of New Gelesis Board to 9 members and to provide for continuity in the New Gelesis Board. A classified board makes it more difficult for the stockholders to replace the New Gelesis Board and for another party to obtain control of New Gelesis by replacing members of the New Gelesis Board. Because the New Gelesis Board will have the power to retain and discharge New Gelesis’ officers, this provision could also make it more difficult for existing stockholders or another party to effect a change in New Gelesis’ management;
●	it is desirable to increase the voting threshold required to remove a director from the New Gelesis Board and amend or repeal certain provisions of the Proposed Charter and to amend or repeal the Proposed Bylaws, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the New Gelesis Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt;
●	it is desirable to delete the provisions that relate to the operation of CPSR as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time); and
●	it is desirable to remove the provision that sets the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder actions because the Board believes that it is better for this provision to be included in New Gelesis’ bylaws.

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Gelesis and thereby protect continuity of or entrench New Gelesis’ management, which may adversely affect the market price of New Gelesis’ securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of New Gelesis, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Gelesis to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. New Gelesis currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

If the Business Combination Proposal is not approved, the Advisory Charter Amendment Proposals will not be presented at the Special Meeting. The Business Combination is conditioned upon the approval of the Advisory Charter Amendment Proposals and the other Condition Precedent Proposals (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Advisory Charter Amendment Proposals and the other Condition Precedent Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Advisory Charter Amendment Proposals and the other Condition Precedent Proposals will not be effected. The CPSR Board will abandon the Advisory Charter Amendment Proposals and the other Condition Precedent Proposals in the event the Business Combination is not consummated.

Approval Requirement

The approval of each of the Advisory Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the shares of CPSR Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CPSR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENT PROPOSALS.

NYSE STOCK ISSUANCE PROPOSAL

For purposes of complying with Section 312 of the NYSE Listed Company Manual, CPSR’s stockholders are being asked to approve the issuance of up to 96,876,625 shares of New Gelesis Common Stock in connection with the Business Combination and the issuance of an aggregate of 9,000,000 shares of Class A Common Stock to the PIPE Investors pursuant to the Subscription Agreements.

Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of CPSR Class A Common Stock issuable pursuant to the Business Combination Agreement could represent greater than 20% of the number of shares of CPSR Class A Common Stock before such issuance and could result in a change of control of CPSR. As a result, stockholder approval of the issuance of shares CPSR Class A Common Stock issuable pursuant to the Business Combination Agreement is required under the NYSE regulations.

For a summary of the Subscription Agreements, please see the section entitled “Business Combination Proposal — Related Agreements — PIPE Financing.” CPSR stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information regarding the Subscription Agreements. You are urged to read carefully the form of Subscription Agreement in its entirety before voting on this proposal.

If the Business Combination Proposal is not approved, the NYSE Stock Issuance Proposal and the other Condition Precedent Proposals will not be presented at the Special Meeting. The Business Combination is conditioned upon the approval of the NYSE Stock Issuance Proposal and the other Condition Precedent Proposals (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the NYSE Stock Issuance Proposal and the other Condition Precedent Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the NYSE Stock Issuance Proposal and the other Condition Precedent Proposals will not be effected. The CPSR Board will abandon the NYSE Stock Issuance Proposal and the other Condition Precedent Proposals in the event the Business Combination is not consummated.

Approval Requirement

The approval of the NYSE Stock Issuance Proposal will require the affirmative vote of the holders of a majority of the outstanding CPSR Common Stock present (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CPSR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE STOCK ISSUANCE PROPOSAL.

DIRECTOR ELECTION PROPOSAL

Election of Directors

At the Special Meeting, it is proposed that eight (8) directors will be elected to be the directors of New Gelesis upon consummation of the Business Combination. New Gelesis’ board of directors will be reclassified following the Closing. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial reclassification of the board of directors and Class I directors will be elected for a full term of three (3) years. At the second annual meeting of stockholders following such initial reclassification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three (3) years. At the third annual meeting of stockholders following such initial reclassification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in New Gelesis for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) New Gelesis’ board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the Company’s board of directors consist of the following directors:

●	Class I directors: Clayton Christopher and Dominic Perks;
●	Class II directors: Alison Bauerlein, Kathryn Cavanaugh and Jane Wildman; and
●	Class III directors: Paul Fonteyne, Raju Kucherlapati and Yishai Zohar.

Information regarding each nominee is set forth in the section entitled “Management of New Gelesis Following the Business Combination.”

If the Business Combination Proposal is not approved, the Director Election Proposal and the other Condition Precedent Proposals will not be presented at the Special Meeting. The Business Combination is conditioned upon the approval of the Director Election Proposal and the other Condition Precedent Proposals (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Director Election Proposal and the other Condition Precedent Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal and the other Condition Precedent Proposals will not be effected. The CPSR Board will abandon the Director Election Proposal and the other Condition Precedent Proposals in the event the Business Combination is not consummated.

Approval Requirement

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Following consummation of the Business Combination, the election of directors of New Gelesis will be governed by New Gelesis’ Proposed Charter and Proposed Bylaws and the laws of the State of Delaware.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CPSR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

EQUITY INCENTIVE PLAN PROPOSAL

Overview

The following is a summary description of the Equity Incentive Plan adopted by CPSR in connection with the Business Combination. This summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached as Exhibit H to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. CPSR stockholders should refer to the Equity Incentive Plan for more complete and detailed information about the terms and conditions of the Equity Incentive Plan. In the event of a conflict between the information in this description and the terms of the Equity Incentive Plan, the Equity Incentive Plan will control. Unless the context otherwise requires, references in this summary description to “we”, “us” and “our” generally refer to CPSR in the present tense or New Gelesis from and after the Business Combination.

The purpose of the Equity Incentive Plan is to encourage and enable the officers, employees, non-employee directors and consultants of New Gelesis and its affiliates to acquire a proprietary interest in the Company, which will assure a closer identification of their interests with those of New Gelesis and its stockholders, thereby stimulating their efforts on New Gelesis’ behalf and strengthening their desire to remain with New Gelesis.

Approval of the Equity Incentive Plan by CPSR stockholders is required, among other things, in order to: (i) comply with NYSE listing rules requiring stockholder approval of equity compensation plans and (ii) allow the grant of incentive stock options to participants in the Equity Incentive Plan.

If this Equity Incentive Plan Proposal is approved by CPSR stockholders, the Equity Incentive Plan will become effective as of the date that it was approved by the CPSR board of directors. While New Gelesis will assume outstanding equity awards under the 2016 Plan and the 2006 Plan following the Closing, no further grants will be made under the 2016 Plan or the 2006 Plan. Approval of the Equity Incentive Plan by CPSR stockholders will allow New Gelesis to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by the New Gelesis Board or compensation committee following the closing of the Business Combination. The Equity Incentive Plan will also allow New Gelesis to utilize a broad array of equity incentives and performance-based cash incentives in order to secure and retain the services of its employees, directors and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of its stockholders following the closing of the Business Combination.

New Gelesis’ employee equity compensation program, as implemented under the Equity Incentive Plan, will allow New Gelesis to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. Approval of the Equity Incentive Plan will provide New Gelesis with the flexibility it needs to use equity compensation and other incentive awards to attract, retain and motivate talented employees, directors and consultants who are important to New Gelesis’ long-term growth and success.

Summary of Material Features of the Equity Incentive Plan

The material features of the Equity Incentive Plan include:

●	Initially, the maximum number of shares of Common Stock that may be issued under the Equity Incentive Plan is 8% of the fully diluted CPSR Shares as of immediately following the Effective Time, which amount is automatically increased on January 1, 2023 and each January 1 thereafter by four percent (4%) of the number of shares of common stock of New Gelesis issued and outstanding on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee;
●	The Equity Incentive Plan provides for the award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights;
●	Stock options and stock appreciation rights may not be repriced in any manner without stockholder approval;

●	The value of all awards awarded under the Equity Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000, or $1,000,000 for the year in which a non-employee director is first appointed or elected to the New Gelesis Board;
●	Amendments to the Equity Incentive Plan are subject to approval by our stockholders to the extent required by law or by any stock exchange on which shares of Common Stock are listed; and
●	The term of the Equity Incentive Plan will expire on the tenth anniversary of the effective date of the Equity Incentive Plan.

Information Regarding Equity Incentive Program

It is critical to New Gelesis’ long-term success that the interests of its employees, directors and consultants are tied to its success as “owners” of the business. Approval of the Equity Incentive Plan will allow New Gelesis to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and directors, retain existing employees and directors and to provide incentives for such persons to exert maximum efforts for New Gelesis’ success and ultimately increase stockholder value.

If CPSR’s request to approve the Equity Incentive Plan is approved by CPSR stockholders, New Gelesis will initially have shares equal to 8% of the fully diluted CPSR Shares as of immediately following the Effective Time, subject to adjustment for specified changes in New Gelesis’ capitalization, available for grant under the Equity Incentive Plan as of the effective time of the closing of the Business Combination. In addition, as further described below under section titled “— Description of the Equity Incentive Plan — Share Limit”, the Equity Incentive Plan will have an “evergreen” feature.

Description of the Equity Incentive Plan

The Equity Incentive Plan was adopted by the Board on July 12, 2021 and became effective at such time, subject to stockholder approval. The Equity Incentive Plan will replace the 2016 Plan, as Gelesis’ board of directors has determined not to make additional awards under the 2016 Plan following the consummation of the Business Combination. The Equity Incentive Plan allows us to make equity-based incentive awards to our officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in New Gelesis will assure a closer alignment of the interests of such individuals with those of New Gelesis and its stockholders, thereby stimulating their efforts on New Gelesis’ behalf and strengthening their desire to remain with New Gelesis.

Share Limit.    We have initially reserved shares equal to 8% of the fully diluted CPSR Shares as of immediately following the Effective Time for the issuance of awards under our Equity Incentive Plan. The Equity Incentive Plan provides that the number of shares reserved and available for issuance under the Equity Incentive Plan will automatically increase each January 1, beginning on January 1, 2023, by four percent (4%) of the number of shares of common stock outstanding on the immediately preceding December 31, or such lesser amount as determined by our compensation committee or the New Gelesis Board (the “Annual Increase”). The maximum aggregate number of shares which may be issued under the Equity Incentive Plan pursuant to incentive stock options is 14,000,000 shares, which amount is cumulatively increased on each January 1, beginning on January 1, 2023, by the lesser of the Annual Increase or 20,000,000 shares. These limits are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under our Equity Incentive Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, or are otherwise terminated (other than by exercise) under our Equity Incentive Plan will be added back to the shares of common stock available for issuance under our Equity Incentive Plan. Based upon a price per share of $10.00 and assuming that there are no redemptions of CPSR Shares prior to Closing of the Business Combination, the maximum aggregate market value of Common Stock that could possibly be issued under the Equity Incentive Plan as of Closing is $138,880,770.

Limit on Compensation to Non-Employee Directors.    The grant date fair value of all awards made under our Equity Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year for service as a non-employee director will not exceed $750,000; provided, however, that such amount will be $1,000,000 for the calendar year in which the applicable non-employee director is initially appointed to the Board.

Administration.    Our Equity Incentive Plan will be administered by our compensation committee, provided, however, that the Board of New Gelesis may act for the Committee. References to the “administrator” refers to the compensation committee, or the Board of New Gelesis, as applicable. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, and accelerate at any time the exercisability or vesting of all or any portion of any award or waive any applicable forfeiture condition, subject to the provisions of our Equity Incentive Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in our Equity Incentive Plan will be those employees, non-employee directors, and consultants of New Gelesis and its affiliates as selected from time to time by the administrator in its discretion (subject to certain limitations described in the Equity Incentive Plan). As of the date of this proxy statement/prospectus, following the Closing, approximately 122 individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately 5 officers, 99 employees who are not officers, 2 non-employee directors, and 16 consultants.

Stock Options.    Our Equity Incentive Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year. Options granted under the Equity Incentive Plan will be non-qualified options if they are designated as such, if they are not designated as incentive stock options or if they exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New Gelesis and its subsidiaries. Non-qualified options may be granted to any persons eligible for awards under the Equity Incentive Plan. The exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant (or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value), except (i) pursuant to certain corporate reorganization events, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the stock option is otherwise compliant with Section 409A of the U.S. Internal Revenue Code. The term of each option will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. The exercise price of a stock option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

Except as provided otherwise in an award certificate, upon exercise of options, the option exercise price may be paid in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights.    The administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant, except (i) pursuant to certain corporate reorganization events, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the stock appreciation rights are otherwise compliant with Section 409A of the U.S. Internal Revenue Code. The term of each stock appreciation right will be fixed by the administrator, but may not exceed ten years from the date of grant. The administrator will determine at what time or times each stock appreciation right may be exercised.

Restricted Shares.    The administrator may award restricted shares of common stock to participants, subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The restricted shares are subject to forfeiture or repurchase by New Gelesis if the recipient of the restricted shares terminates employment or service before the shares are vested.

Restricted Stock Units.    The administrator may award restricted stock units to participants, subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. A restricted stock unit entitles the recipient to a share of common stock (or the value of a share in cash, if so provided in the award certificate) when the restricted stock unit vests.

Unrestricted Shares.    The administrator may also grant shares of common stock that are free from any restrictions. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights.    The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

Cash Awards.    The administrator may grant cash bonuses under our Equity Incentive Plan to participants, subject to the achievement of certain performance goals.

Plan Awards Non-Transferable.    Equity Incentive Plan awards generally may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered, with limited exceptions in the case of by will or the laws of descent and distribution and/or, in the case of non-qualified stock options, as may be provided by the administrator in its discretion for transfers to family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners. Awards may not be transferred to a third party for consideration.

Sale Event.    Our Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the Equity Incentive Plan. To the extent that awards granted under the Equity Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, the Equity Incentive Plan and all outstanding awards under the Equity Incentive Plan will terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions or restrictions that are not exercisable immediately prior to the effective time of the sale event will become fully exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions will become fully vested and nonforfeitable as of the effective time of the sale event and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in the discretion of the administrator or as specified in the relevant award certificate. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share consideration payable in such sale event, such option or stock appreciation right will be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event, in the discretion of the administrator. The administrator will also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share consideration payable in such sale event multiplied by the number of vested shares under such award.

Adjustments for Stock Dividends, Stock Splits, Etc.    The Equity Incentive Plan requires our compensation committee to make appropriate adjustments to the number of shares of common stock that are subject to the Equity Incentive Plan, to certain limits in the plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding.    Participants in the Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that New Gelesis is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. New Gelesis and its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant or to require that such tax withholding obligations be satisfied, in whole or in part, by withholding from shares of New Gelesis common stock to be issued pursuant to any award or through a “sell to cover” arrangement whereby a certain number of shares issued pursuant to an award are immediately sold and the proceeds from such sale are remitted to New Gelesis in an amount that would satisfy the withholding amount due. New Gelesis’ obligation to deliver evidence of book entry (or stock certificates) to any participant is subject to and conditioned on tax withholding obligations being satisfied by the participant.

Subject to Clawback.    Each participant’s rights, payments, and benefits pursuant to any award under the Equity Incentive Plan will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law or any clawback, forfeiture or similar policy adopted by New Gelesis’ and as in effect from time to time.

No Fractional Shares.    No fractional shares of New Gelesis common stock will be issued or delivered pursuant to the Equity Incentive Plan or any award thereunder, and the administrator will determine whether cash or other securities or property will be paid or transferred in lieu of any fractional shares or whether such fractional shares or any rights thereto shall be cancelled.

Amendment of the Equity Incentive Plan.    Our Board may amend or discontinue our Equity Incentive Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent unless required by applicable law or to preserve the intended tax treatment of such award. Certain amendments to our Equity Incentive Plan require the approval of our stockholders.

Term of the Equity Incentive Plan.    No awards may be granted under our Equity Incentive Plan after the date that is ten years from the date the Equity Incentive Plan is approved by the Board. Awards that were granted prior to such tenth anniversary will continue in effect in accordance with their terms. No awards under our Equity Incentive Plan have been made prior to the date hereof.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a Registration Statement on Form S-8 covering the common stock issuable under the Equity Incentive Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Equity Incentive Plan. No awards will be issued under the Equity Incentive Plan prior to the date of Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside and/or provide services. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the Equity Incentive Plan. The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Gelesis’ ability to realize the benefit of any tax deductions described below depends on New Gelesis’ generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of New Gelesis’ tax reporting obligations.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) New Gelesis will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition of the shares, any appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights. The grant of a stock appreciation right will generally not result in taxable income to the grantee. Upon exercise of a stock appreciation right, the cash or fair market value of our common stock received will be taxable to the grantee as ordinary income and New Gelesis will be entitled to a corresponding deduction. Gains and losses realized by the grantee upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Restricted Stock. The grant of restricted stock will generally not result in taxable income at the time of grant and New Gelesis will not be entitled to a corresponding deduction, assuming that the restrictions constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of shares of restricted stock, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and New Gelesis will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder while the shares are unvested, if so provided, will also be compensation income to the grantee and New Gelesis will be entitled to a corresponding deduction. A grantee may elect pursuant to Section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date, and New Gelesis will be entitled to a corresponding deduction.

Restricted Stock Units. The grant of a restricted stock unit will generally not result in taxable income at the time of grant and New Gelesis will not be entitled to a corresponding deduction. Upon the settlement of the restricted stock unit, the holder will realize ordinary income in an amount equal to the then fair market value of the shares received, and New Gelesis will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of settlement, when issued to the grantee.

Unrestricted Stock. The grant of unrestricted stock will result in the ordinary income for the recipient at the time of grant in an amount equal to the then fair market value of those shares, and New Gelesis will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon the subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of grant.

Dividend Equivalent Rights. The grant of dividend equivalent rights will generally not result in income to the recipient or in a tax deduction to New Gelesis. When any amount is paid or distributed to a recipient in respect of a dividend equivalent right, the recipient will recognize ordinary income equal to the fair market value of any property distributed and/or the amount of any cash distributed, and New Gelesis will be entitled to a corresponding deduction.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a Sale Event, as defined in the Equity Incentive Plan) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to New Gelesis, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the Equity Incentive Plan, whether alone or combined with other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Section 409A of the Code. Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Code, while others may be exempt. If an award is subject to Section 409A of the Code and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The Equity Incentive Plan and awards granted under the Equity Incentive Plan are intended to be exempt from or to conform to the requirements of Section 409A of the Code.

New Plan Benefits

No awards have been previously granted under the Equity Incentive Plan and no awards have been granted under the Equity Incentive Plan subject to stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Equity Compensation Plan Information

As of December 31, 2020, CPSR did not maintain any equity compensation plans.

If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal and the other Condition Precedent Proposals will not be presented at the Special Meeting. The Business Combination is conditioned upon the approval of the Equity Incentive Plan Proposal and the other Condition Precedent Proposals (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Equity Incentive Plan Proposal and the other Condition Precedent Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal and the other Condition Precedent Proposals will not be effected. The CPSR Board will abandon the Equity Incentive Plan Proposal and the other Condition Precedent Proposals in the event the Business Combination is not consummated.

Approval Requirement

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Equity Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CPSR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to approve, the adjournment of the Special Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to CPSR stockholders or, if as of the time for which the Special Meeting is scheduled, there are insufficient shares of CPSR Common Stock (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting, (ii) in order to solicit additional proxies from CPSR stockholders in favor of one or more of the proposals at the Special Meeting or (iii) the Board determines that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived. In addition, CPSR’s directors and officers have interests in the Business Combination that may conflict with your interest as a stockholder. See “Business Combination Proposal — Interests of CPSR’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CPSR’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of CPSR Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. Broker non-votes and abstentions will have no effect with respect to the approval of this proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT CPSR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations of the Redemption and Business Combination to CPSR Equityholders

The following discussion is a summary of material U.S. federal income tax considerations of the Redemption and Business Combination for holders of our common stock. The discussion under this heading “— Material U.S. Federal Income Tax Considerations of the Redemption and Business Combination to CPSR Equityholders” constitutes the opinion of Kramer Levin Naftalis & Frankel LLP, insofar as it discusses the material U.S. federal income tax considerations applicable to holders of CPSR Common Stock as a result of the Redemption and Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Gelesis and CPSR. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules, including financial institutions, insurance companies, mutual funds, pension plans, S corporations, partnerships or other entities classified as partnerships or pass-through entities for U.S. federal income tax purposes and investors in such entities, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, tax-exempt organizations (including private foundations), investors that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors that directly, indirectly, or constructively own 5 percent or more (by vote or value) of New Gelesis Common Stock, “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax, governments or agencies or instrumentalities thereof, persons who received their shares of our common stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation, and certain Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary addresses only the federal income tax laws of the United States, and does not discuss any state, local, or non-U.S. tax considerations, any non-income tax considerations (such as gift or estate taxes), the consequences of special tax accounting rules under Section 451(b) of the Code, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary is limited to investors that hold our common stock as “capital assets” under the Code (generally, property held for investment).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CPSR Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of a Redemption.

WE URGE HOLDERS OF CPSR COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Redemption

Tax Consequences of the Redemption to U.S. Holders

This section is addressed to U.S. Holders of CPSR Common Stock that elect to have their CPSR Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of CPSR Common Stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons (within the meaning of the Code) with the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Characterization of Redemption of CPSR Common Stock

In the event that a U.S. Holder’s CPSR Common Stock is redeemed pursuant to the Redemption, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the Redemption qualifies as a sale of the CPSR Common Stock under Section 302 of the Code. Whether the Redemption qualifies for sale treatment will depend largely on the total number of shares of our stock held or treated as held by the U.S. Holder both before and after the Redemption (including any stock constructively owned by the U.S. Holder as a result of owning warrants and stock ownership attributed to such U.S. Holder under applicable attribution rules) relative to all of our shares both before and after the Redemption. The Redemption generally will be treated as a sale of the CPSR Common Stock (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only shares of CPSR Common Stock actually owned by the U.S. Holder, but also shares of CPSR Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include CPSR Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Financing generally should be included in determining the U.S. federal income tax treatment of the Redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption (taking into account both redemptions by other holders of CPSR Common Stock and the New Gelesis Common Stock to be issued pursuant to the Business Combination or the PIPE Financing). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of CPSR Common Stock (including any shares constructively owned by the holder as a result of owning warrants). The Redemption will be not essentially equivalent to a dividend if a U.S. Holder’s Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “— U.S. Federal Income Tax Considerations of the Redemption to U.S. Holders — Distribution Treatment.” U.S. Holders of CPSR Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

Sale Treatment

If the Redemption qualifies as a sale of CPSR Common Stock, generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition and (ii) the

U.S. Holder’s adjusted tax basis in its CPSR Common Stock so disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the CPSR Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the CPSR Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. A U.S. Holder’s adjusted tax basis in its CPSR Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

U.S. Holders who hold different blocks of CPSR Common Stock (shares of CPSR Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Distribution Treatment

If the Redemption does not qualify as a sale of CPSR Common Stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the CPSR Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the CPSR Common Stock and will be treated as described under “— U.S. Federal Income Tax Considerations of the Redemption to U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of CPSR Common Stock.”

Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, such amounts we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be taxable at a reduced rate. It is unclear whether the redemption rights with respect to the CPSR Common Stock described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Tax Consequences of the Redemption to Non-U.S. Holders

This section is addressed to Non-U.S. Holders of CPSR Common Stock that elect to have their CPSR Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of CPSR Common Stock (other than a partnership) that is not a U.S. Holder. The characterization for U.S. federal income tax purposes of the Redemption generally will correspond to the U.S. federal income tax characterization of the Redemption as described under “— U.S. Federal Income Tax Considerations of the Redemption to U.S. Holders.”

Non-U.S. Holders of CPSR Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

Sale Treatment

If the redemption qualifies as a sale of CPSR Common Stock, subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale of its CPSR Common Stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the Redemption, and a corporate Non-U.S. Holder may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain (including any gain realized in connection with the Redemption) for the year (which gain may be offset by certain U.S.-source capital losses), even though the Non-U.S. Holder is not considered a resident of the United States; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held CPSR Common Stock, and, in the case where shares of CPSR Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of CPSR Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of CPSR Common Stock, in which case (i) gain recognized by such holder in connection with the Redemption will be subject to tax at generally applicable U.S. federal income tax rates and (ii) we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such Redemption. There can be no assurance that CPSR Common Stock is or has been treated as regularly traded on an established securities market for this purpose. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Distribution Treatment

If the Redemption does not qualify as a sale of CPSR Common Stock, the Non-U.S. Holder will be treated as receiving a distribution. In general, any distributions we make to a Non-U.S. Holder of CPSR Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E).

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of CPSR Common Stock redeemed and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the CPSR Common Stock, which will be treated as described under “— U.S. Federal Income of the Tax Considerations of the Redemption to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of CPSR Common Stock.” If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the same 30% rate discussed in the preceding paragraph unless a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E).

Because (i) it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s Redemption will be treated as a sale of shares or a distribution constituting a dividend, (ii) such determination will depend in part on a Non-U.S. Holder’s particular circumstances, and (iii) we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we or the applicable withholding agent generally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, if we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal withholding tax, provided that such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments resulting from the Redemption. U.S. Holders will have to provide their taxpayer identification number and comply with certain certification requirements to avoid backup withholding. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that an appropriate claim for refund is timely filed with the IRS and the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose a 30% withholding tax with respect to certain payments on CPSR Common Stock, in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The withholding tax may apply to payments made to Non-U.S. Holders pursuant to the Redemption if the Redemption does not qualify as a sale of CPSR Common Stock described above. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.

Tax Consequences of the Business Combination For CPSR Equityholders Who Do Not Elect to Redeem

If a holder of CPSR Common Stock does not elect to have their CPSR Common Stock redeemed for cash in the Redemption, then such holder’s CPSR Common Stock will become shares of New Gelesis Common Stock (the “Reclassification”) pursuant to the Business Combination. It is intended that the Reclassification will qualify as a reorganization within the meaning of Section 368(a) (1)(E) of the Code for U.S. federal income tax purposes. Provided the Reclassification so qualifies, a holder of CPSR Common Stock would not recognize gain or loss upon the exchange of its CPSR Common Stock solely for New Gelesis Common Stock pursuant to the Reclassification. In that instance, (i) a holder’s tax basis in the shares of New Gelesis Common Stock received in connection with the Reclassification will be the same as the holder’s tax basis in the CPSR Common Stock surrendered in exchange therefor, and (ii) the holding period for the shares of New Gelesis Common Stock received by the holder will include such holder’s holding period for the CPSR Common Stock surrendered in exchange therefor. Similarly, a holder’s tax basis and holding period in its Public Warrants or Private Placement Warrants would be the same.

Shareholders who hold different blocks of CPSR Common Stock (generally, shares of CPSR Common Stock purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to shareholders who hold different blocks of CPSR Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Gelesis, Inc. was incorporated on February 15, 2006 as a Delaware corporation and is a biotherapeutics company built for consumer engagement and focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal diseases.

Capstar Special Purpose Acquisition Corp. is a special purpose acquisition corporation incorporated on February 14, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The following unaudited pro forma condensed combined balance sheet of Gelesis and CPSR as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2021 and the period ended December 31, 2020 present the combination of the financial information of Gelesis and CPSR after giving effect to the Business Combination, PIPE Financing, Bridge Financing and related adjustments described in the accompanying notes referred to herein as the “Transactions”. Gelesis and CPSR are collectively referred to herein as the “Companies” and the Companies, subsequent to the Business Combination, are referred to herein as “New Gelesis”.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical unaudited condensed consolidated balance sheet of Gelesis with the historical unaudited condensed consolidated balance sheet of CPSR, on a pro forma basis as if the Transactions had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2021 combines the historical unaudited condensed consolidated statement of operations and consolidated statement of comprehensive loss of Gelesis for the nine months ended September 30, 2021 and the historical unaudited condensed consolidated statement of operations of CPSR for the nine months ended September 30, 2021, giving effect to the Transactions as if they had been consummated on February 14, 2020 (inception of CPSR). The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2020 combines the historical audited consolidated statement of operations and audited consolidated statement of comprehensive loss for the period ended December 31, 2020 of Gelesis, with the historical audited statement of operations of CPSR for the period from February 14, 2020 (inception) through December 31, 2020, as restated, giving effect to the Transactions as if they had been consummated on February 14, 2020.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not necessarily reflect what New Gelesis’ financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the merged entities. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and analyses are performed. New Gelesis’ results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements and the notes thereto of Gelesis and the audited and unaudited historical financial statements and the notes thereto of CPSR, and their respective Management’s Discussion and Analysis of financial condition and results of operations included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined information contained herein assumes that the CPSR stockholders approve the Transactions. Additionally, CPSR’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. CPSR cannot predict how many of its public stockholders will exercise their right to redeem their CPSR Class A Common Stock for cash. Therefore, the unaudited pro forma condensed combined financial information presents the following two redemption scenarios. The actual results may be within the parameters described by these two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

●	Assuming No Redemptions: This presentation applies the assumption that no CPSR public stockholders exercise redemption rights with respect to their shares of CPSR Class A Common Stock at Closing; and
●	Assuming Maximum Redemptions: This presentation applies the assumption that CPSR public stockholders exercise their redemption rights with respect to a maximum of 26,148,400 shares of CPSR Class A Common Stock upon Closing at a redemption price of approximately $10.00 per share for an aggregate redemption payment of $261.5 million. The Business Combination Agreement provides that the obligations of Gelesis to consummate the Business Combination are subject to the satisfaction or waiver at or prior to Closing of, among other conditions, a condition that as of Closing, after consummation of the PIPE Financing and distribution of the Trust Account pursuant to the Business Combination Agreement, deducting all amounts to be paid pursuant to the exercise of redemption rights provided for in the Charter, New Gelesis shall have cash on hand equal to or in excess of $105.0 million (without, for the avoidance of doubt, prior to taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination or the PIPE Financing). Furthermore, the Companies will only proceed with the Business Combination if New Gelesis will have net tangible assets of at least $5.0 million upon consummation of the Business Combination.

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in connection with the Transactions. Gelesis has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	The former owners of Gelesis will hold a majority in New Gelesis;
●	Gelesis and its former owners will have the ability to appoint a majority of the board of directors of New Gelesis;
●	Gelesis’ existing management will comprise the management of New Gelesis; and
●	The operations of New Gelesis will represent the operations of Gelesis.

Gelesis has also been determined to be the predecessor entity to New Gelesis based on the same considerations listed above. Under this method of accounting, CPSR will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR will be stated at historical cost, with no goodwill or other intangible assets recorded in connection with the Transactions. Operations prior to the reverse recapitalization will be those of Gelesis.

Description of the Transactions

On July 19, 2021, CPSR, CPSR Gelesis Merger Sub, Inc., a wholly-owned Subsidiary of CPSR (“Merger Sub”), and Gelesis entered into the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into Gelesis (the “Merger”), with Gelesis surviving the merger as a wholly owned subsidiary of CPSR. At the Effective Time, by virtue of the Business Combination and without any action on the part of CPSR, Merger Sub, Gelesis or the holders of any of Gelesis’ securities:

●	the CPSR Sponsor has agreed to forfeit 1,983,750 shares of CPSR Class B Common Stock held by the CPSR Sponsor (the “Forfeited Sponsor Shares”) to CPSR immediately prior to Closing and a corresponding number of additional shares of New Gelesis Common Stock will be issued to Gelesis equityholders on a pro rata basis.

●	each share of CPSR Class A Common Stock and CPSR Class B Common Stock issued and outstanding immediately prior to the Effective Time will become one share of New Gelesis Common Stock;
●	each share of Gelesis Common Stock and Preferred Stock outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into a right to receive shares of New Gelesis Common Stock;
●	each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of New Gelesis Common Stock;
●	all Gelesis Options will be assumed by New Gelesis and thereafter be settleable or exercisable for shares of New Gelesis Common Stock;
●	all Gelesis Warrants will be exchanged for comparable warrants to purchase shares of New Gelesis Common Stock; and
●	CPSR will be renamed “Gelesis Holdings, Inc.” and the directors and officers of Gelesis immediately prior to the close of the Business Combination will become the directors and officers of New Gelesis.

Earn Out Shares

In addition, each holder of Gelesis Common Stock, Gelesis Options and Gelesis Warrants will receive its pro rata portion of 23,483,250 restricted Earn Out Shares of New Gelesis Common Stock, which will vest in equal thirds if the trading price of New Gelesis Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any twenty (20) trading days within any thirty (30)-trading day period on or prior to the date that is five years following the Closing (the “Earnout Period”) and will also vest in connection with any Change of Control Transaction with respect to New Gelesis if the applicable thresholds are met in such Change of Control Transaction during the Earnout Period (each a “Triggering Event”). The market value of the shares to be issued could vary significantly from the market value of the shares as of the date of this proxy statement/prospectus.

PIPE Financing

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, CPSR entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and CPSR has agreed to issue and sell to the PIPE Investors, an aggregate of 9,000,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $90.0 million. The PIPE Financing will close concurrently with the closing of the Business Combination.

Bridge Financing

On December [    ], 2021, the Company entered into a bridge financing arrangement (the “Bridge Financing”), executing convertible promissory note agreements with two existing investors in the aggregate amount of $27.0 million. These convertible promissory notes bear interest at 10.0% and shall be settled in cash for principal plus accrued interest by the third business day following the closing of the Business Combination. The issuance and repayment of the convertible promissory notes is considered under both the no redemption and maximum redemption scenarios. In the event the Business Combination Agreement is terminated, the majority holders of the promissory notes may elect to convert outstanding principal and interest in a subsequent qualified financing event.

The following represents the aggregate Business Combination consideration under the no redemption and maximum redemption scenarios:

	No Redemption and Maximum Redemption
(in thousands)	Purchase price	Shares Issued

Share consideration to Gelesis(a)(b)(c)	$675,000,000	69,483,511
a)	The value of common stock issued to Gelesis included in the consideration is reflected at $10.00 per share (with no fractional shares and the 1,983,750 Forfeited Sponsor Shares) as defined in the Business Combination Agreement.

b)	The total 69,483,511 consideration shares to be issued for all outstanding Gelesis common and preferred stock and the Forfeited Sponsor Shares, includes unexercised vested stock options and warrants to purchase 9,495,423 and 3,189,491 shares of New Gelesis Common Stock, respectively.
c)	Amount excludes the issuance of 23,483,250 Earn Out Shares to certain eligible Gelesis equityholders as a result of New Gelesis satisfying certain conditions described above within the Earnout Period.

The following summarizes the unaudited pro forma common stock shares outstanding under the no redemption and maximum redemption scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
CPSR Public Stockholders	27,600,000	28.1%	1,451,600	2.0%
CPSR Sponsor	4,916,250	5.0%	4,916,250	6.8%
Total CPSR	32,516,250	33.1%	6,367,850	8.8%
Gelesis Stockholders(a)	56,798,597	57.8%	56,798,597	78.7%
PIPE Investors	9,000,000	9.2%	9,000,000	12.5%
Total Shares at Closing	98,314,847	100.0%	72,166,447	100.0%
Gelesis – Remaining Consideration Shares(a)(b)	12,684,914		12,684,914
Total Shares at Closing (including certain Gelesis shares)	110,999,761		84,851,361
a)	Total consideration to be issued to Gelesis is $675.0 million or 69,483,511 shares ($10 per share price with no fractional shares and the 1,983,750 Forfeited Sponsor Shares). The total shares to be issued includes Gelesis common and preferred stock plus unexercised vested stock options and warrants to purchase common stock. Accordingly, the consideration shares outstanding in the above table has been adjusted to exclude the portion of consideration shares that will be unissued at Closing. The Gelesis — Remaining Consideration Shares reflect a conversion ratio of 2.59.
b)	Amount excludes the issuance of 23,483,250 Earn Out Shares to certain eligible Gelesis equityholders as a result of New Gelesis satisfying certain performance conditions described above within the Earnout Period.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations and comprehensive loss are based on the assumption that there are no adjustments for the exercise of outstanding and unexercised Gelesis Warrants or the exercise of outstanding and unexercised vested and unvested Gelesis Options. If the actual facts are different from these assumptions, the ownership percentage retained by the CPSR public stockholders post-combination will be different from the above stated ownership percentage.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2021 and period ended December 31, 2020 are based on the historical financial statements of CPSR and Gelesis. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands)

	Historical		No redemption scenario			Maximum redemption scenario
			Transaction			Transaction
			Accounting		Pro Forma	Accounting		Pro Forma
	Gelesis	CPSR	Adjustments		Combined	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$32,022	$305	$323,381	3(a)	$355,708	$(261,484)	3(a)	$94,224
Accounts receivable	184	—	—		184	—		184
Grants receivable	8,792	—	—		8,792	—		8,792
Inventories	9,444	—	—		9,444	—		9,444
Prepaid expenses	—	40	—		40	—		40
Prepaid expenses and other current assets	12,347	—	(2,827)	3(d)	9,520	—		9,520
Total current assets	62,789	345	320,554		383,688	(261,484)		122,204
Property and equipment, net	58,144	—	—		58,144	—		58,144
Operating lease right-of-use assets	2,023	—	—		2,023	—		2,023
Intangible assets, net	16,247	—	—		16,247	—		16,247
Cash and marketable securities held in Trust Account	—	276,179	(276,179)	3(a)	—	—		—
Other assets	9,051	—	—		9,051	—		9,051
Total assets	$148,254	$276,524	$44,375		$469,153	$(261,484)		$207,669
Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$10,675	$—	$(248)	3(d)	$10,427	$—		$10,427
Accrued expenses and other current liabilities	20,312	—	(359)	3(d)	19,953	—		19,953
Accounts payable and accrued expenses	—	2,760	(2,760)	3(a)	—	—		—
Operating lease liabilities	474	—	—		474	—		474
Deferred income	34,193	—	—		34,193	—		34,193
Warrant liabilities	17,457	—	(17,457)		—	—		—
Notes payable	1,419	—	—	3(a)	1,419	—		1,419
Total current liabilities	84,530	2,760	(20,824)		66,466	—		66,466
Deferred underwriting commissions	—	9,660	(9,660)	3(a)	—	—		—
Operating lease liabilities	1,592	—	—		1,592	—		1,592
Notes payable	36,394	—	—		36,394	—		36,394
Deferred income	8,711	—	—		8,711	—		8,711
Warrant liabilities	—	32,386	(12,006)	3(b)	20,380	—		20,380
Other long-term liabilities	5,202	—	—		5,202	—		5,202
Earnout liability	—	—	162,137	3(b)	162,137	—		162,137
Total liabilities	136,429	44,806	119,647		300,882	—		300,882
Noncontrolling interest	12,021	—	—		12,021	—		12,021
Series A-1 redeemable convertible preferred stock	7,113	—	(7,113)	3(b)	—	—		—
Series A-2 redeemable convertible preferred stock	3,033	—	(3,033)	3(b)	—	—		—
Series A-3 redeemable convertible preferred stock	7,460	—	(7,460)	3(b)	—	—		—
Series A-4 redeemable convertible preferred stock	2,602	—	(2,602)	3(b)	—	—		—
Series A-5 redeemable convertible preferred stock	49,151	—	(49,151)	3(b)	—	—		—
Series Growth redeemable convertible preferred stock	63,381	—	(63,381)	3(b)	—	—		—
Series 2 Growth redeemable convertible preferred stock	59,223	—	(59,223)	3(b)	—	—		—
Series 3 Growth redeemable convertible preferred stock	164,733	—	(164,733)	3(b)	—	—		—
Common stock subject to redemption	—	276,029	(276,029)	3(b)	—	—		—
Stockholders’ Equity
Preferred stock	—	—	—		—	—		—
Common stock	1	—	(1)	3(b)	—	—		—
Common stock – Class A	—	—	9	3(b)	9	(2)	3(a)	7
Common stock – Class B	—	1	(1)	3(b)	—	—		—
Additional paid-in capital	(111,141)	—	550,126	3(b)	438,985	(261,482)	3(a)	177,503
Accumulated other comprehensive income	372	—	—		372	—		372
Accumulated deficit	(246,124)	(44,312)	7,320	3(b), 3(c)	(283,116)	—		(283,116)
Total stockholders’ equity (deficit)	(356,892)	(44,311)	557,453		156,250	(261,484)		(105,234)
Total liabilities, noncontrolling interest,redeemable convertible preferred stock and stockholders’ equity (deficit)	$148,254	$276,524	$44,375		$469,153	$(261,484)		$207,669

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except share data)

	Historical		No redemption scenario			Maximum redemption scenario
			Transaction			Transaction
			Accounting			Accounting
	Gelesis	CPSR	Adjustments		Pro Forma	Adjustments	Pro Forma
Product revenue, net	$8,293	$—	$—		$8,293	$—	$8,293
Total revenue, net	8,293	—	—		8,293	—	8,293
Operating expenses:
Costs of goods sold	7,584	—	—		7,584	—	7,584
Selling, general and administrative	50,642		3,947	4(a), 4(b)	54,589	—	54,589
Research and development	13,206	—	572	4(b)	13,778	—	13,778
Amortization of intangible assets	1,700	—	—		1,700	—	1,700
General and administrative expenses		1,518	(1,518)	4(a)	—	—	—
Operating expenses	73,132	1,518	(946)		77,651	—	77,651
Loss from operations	(64,839)	(1,518)	946		(69,358)	—	(69,358)
Other income (expense):
Change in the fair value of warrants	(9,282)	(2,284)	1,830	4(c)	(9,736)	—	(9,736)
Interest earned on investments held in Trust Account	—	143	(143)	4(d)	—	—	—
Unrealized gain on marketable securities held in Trust Account	—	2	(2)	4(d)	—	—	—
Interest expense, net	(949)	—	—		(949)	—	(949)
Interest income	—	—	—		—	—	—
Other income, net	1,032		—		1,032	—	1,032
Loss before income taxes	(74,038)	(3,657)	2,631		(79,011)	—	(79,011)
Provision for income taxes	17		—		17	—	17
Net loss	(74,055)	(3,657)	2,631		(79,028)	—	(79,028)
Other comprehensive loss:
Foreign currency translation adjustment	(566)	—	—		(566)	—	(566)
Total other comprehensive loss	(566)	—	—		(566)	—	(566)
Comprehensive loss	$(74,621)	$(3,657)	$2,631		$(79,594)	$—	$(79,594)
Weighted average shares outstanding, Common stock	2,161,848				98,314,847		72,166,447
Basic and diluted net loss per share, Common stock	$(98.79)				$(0.80)		$(1.10)
Weighted average shares outstanding, Class A Common stock		27,600,000
Basic and diluted net loss per share, Class A Common stock		$(0.11)
Weighted average shares outstanding, Class B Common stock		6,900,000
Basic and diluted net loss per share, Class B Common stock		$(0.11)

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND

COMPREHENSIVE LOSS

FOR THE PERIOD ENDED DECEMBER 31, 2020

(in thousands, except share data)

	Historical		No redemption scenario			Maximum redemption scenario
	Gelesis	CPSR	Transaction Accounting Adjustments		Pro Forma	Transaction Accounting Adjustments	Pro Forma
Product revenue, net	$2,708	$—	$—		$2,708	$—	$2,708
Licensing revenue from related party	18,734	—	18,734		—	18,734
Total revenue, net	21,442	—	—		21,442	—	21,442
Operating expenses:
Costs of goods sold	2,414	—	—		2,414	—	2,414
Selling, general and administrative	28,870	—	32,575	5(a), 5(b), 5(c), 5(d)	61,445	—	61,445
Research and development	16,115	—	15,831	5(b), 5(d)	31,946	—	31,946
Amortization of intangible assets	2,267	—	—	2,267	—	2,267
General and administrative expenses	—	2,426	(2,426)	5(a)	—	—	—
Operating expenses	49,666	2,426	48,406		98,072	—	98,072
Loss from operations	(28,224)	(2,426)	(48,406)		(76,630)	—	(76,630)
Other income (expense):
Change in the fair value of warrants	(1,466)	(12,406)	9,470	5(e)	(4,402)	—	(4,402)
Change in fair value of tranche rights liability	256	—	—		256	—	256
Interest earned on investments held in Trust Account	—	201	(201)	5(f)	—	—	—
Unrealized gain on marketable securities held in Trust Account	—	8	(8)	5(f)	—	—	—
Transaction costs incurred in connection with warrant liability	—	(672)	—		(672)	—	(672)
Interest expense, net	(432)	—	—		(432)	—	(432)
Interest income	—	—	—		—	—	—
Other income, net	6,000	—	—		6,000	—	6,000
Loss before income taxes	(23,866)	(15,295)	(39,145)		(75,880)	—	(75,880)
Provision for income taxes	2,039	—	—		2,039	—	2,039
Net loss	(25,905)	(15,295)	(39,145)		(77,919)	—	(77,919)
Other comprehensive income (loss):
Foreign currency translation adjustment	828	—	—		828	—	828
Unrealized loss on marketable securities	(1)	—	—		(1)	—	(1)
Total other comprehensive income	827	—	—		827	—	827
Comprehensive loss	$(25,078)	$(15,295)	$(39,145)		$(77,092)	$—	$(77,092)
Weighted average shares outstanding, Common stock	2,149,182				98,314,847		72,166,447
Basic and diluted net loss per share, Common stock	$(17.61)				$(0.79)		$(1.08)
Weighted average shares outstanding, Class A Common stock		15,758,710
Basic and diluted net loss per share, Class A Common stock		$(0.69)
Weighted average shares outstanding, Class B Common stock		6,513,871
Basic and diluted net loss per share, Class B Common stock		$(0.69)

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The Business Combination is expected to be accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Under this method of accounting, Gelesis has been treated as the accounting acquirer, while CPSR has been treated as the accounting acquiree for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is expected to be treated as the equivalent of Gelesis issuing shares for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR will be stated at historical costs. No goodwill or other intangible assets will be recorded in conjunction with the Transactions.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Transactions as if they had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2021 and the period ended December 31, 2020 give effect to the Transactions as if they had occurred on February 14, 2020 (inception).

The unaudited pro forma condensed combined balance Sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Gelesis’ unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	CPSR’s unaudited condensed consolidated balance sheet as of September 30, 2021, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Gelesis’ unaudited condensed consolidated statement of operations and unaudited condensed consolidated statement of comprehensive loss for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	CPSR’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations and comprehensive for the period ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	Gelesis’ audited consolidated statement of operations and audited consolidated statement of comprehensive loss for the period ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	CPSR’s audited statement of operations for the period from February 14, 2020 (inception) through December 31, 2020, as restated, and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The unaudited pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Gelesis. They should be read in conjunction with the historical financial statements and notes thereto of CPSR and Gelesis.

2.	Accounting Policies

Upon completion of the Transactions, management will perform a comprehensive review of CPSR’s and Gelesis’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Gelesis. Based on its initial review, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

a)	Represents the impact of the Transactions on the cash balance of New Gelesis. The table below represents the sources and uses of funds as it relates to the Transactions:

(in thousands)	Note	Pro Forma Cash
Proceeds from Bridge Financing	(1)	$27,000
CPSR cash held in Trust Account	(2)	276,179
Payment of transaction costs related to the Transactions	(3)	(28,023)
CPSR deferred underwriting commissions	(4)	(9,660)
CPSR historical accounts payable and accrued expenses (excluding accrued transaction costs related to the Transactions)	(5)	(810)
Excess cash to balance sheet from the Bridge Financing and Business Combination		264,686
PIPE Financing	(6)	90,000
Payment of PIPE Financing transaction costs	(7)	(4,305)
Excess cash to balance sheet from the Transactions prior to repayment of Bridge Financing		350,381
Repayment of Bridge Financing	(8)	(27,000)
Total excess cash to balance sheet from the Transactions – No redemption scenario		$323,381
Maximum redemption scenario transaction accounting adjustment to cash	(9)	(261,484)
Total excess cash to balance sheet from the Transactions – Maximum redemption scenario		$61,897
(1)	Reflects the receipt of the Bridge Financing received on December 10, 2021.
(2)	Reflects the amount of the restricted investments and cash held in the Trust Account that becomes available upon Closing.
(3)	Represents payment of the estimated transaction costs related to the Transactions. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital for transaction costs deemed direct and incremental to the Transactions and a corresponding decrease in accumulated deficit for transaction costs deemed not to be direct and incremental to the Transactions.
(4)	Represents payment of the deferred underwriting commissions incurred during CPSR’s initial public offering in February 2020.
(5)	Represents payment of historical CPSR accounts payable and accrued expenses upon Closing.
(6)	Represents the proceeds of $90.0 million from the issuance of 9,000,000 shares of Class A Common Stock pursuant to the PIPE Financing based on commitments received. The net amount has been allocated to Class A Common Stock and additional paid-in capital using a par value of $0.0001 per share.
(7)	Represents payment of the estimated PIPE Financing transaction costs. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital.
(8)	Represents repayment of Bridge Financing by the third business day following the closing of the Business Combination.
(9)	Represents the maximum redemption of approximately 26,148,400 public shares outstanding for an aggregate payment of $261.5 million, which is allocated to Common Stock and additional paid-in capital using $0.0001 par value per share.
b)	The following table represents the impact of the Transactions on New Gelesis’ additional paid-in capital assuming no redemptions by CPSR stockholder:

		Adjustment to
		Additional Paid-In
(in thousands)	Note	Capital
Reclassification of historical redeemable stock of CPSR to common stock	(1)	$276,028
Par value of consideration shares issued for all outstanding Gelesis common and preferred stock	(2)	(5)
Elimination of historical redeemable convertible preferred stock of Gelesis	(3)	356,696
Elimination of historical accumulated deficit of CPSR	(4)	(44,312)
Payment of transaction costs direct and incremental to the Transactions	(5)	(24,780)
Reclassification of CPSR public warrants	(6)	12,006
Reclassification of Gelesis liability-classified warrants	(7)	17,457
PIPE Financing net of the estimated transaction costs	(8)	85,694
Recognition of liability related to Earn Out Shares issuable to holders of Gelesis common stock	(9)	(162,137)
Recognition of share-based compensation expense related to the Earn Out Shares issuable to holders of Vested Equity Awards	(10)	29,506
Recognition of share-based compensation expense related to the Forfeited Sponsor Shares awarded to Gelesis optionholders	(11)	3,973
Pro forma additional paid-in capital adjustment		$550,126
(1)	Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity at $0.0001 par value.
(2)	Reflects the $0.0001 par value impact on additional paid in capital pursuant to the 56,401,269 consideration shares issued for Gelesis common and preferred stock, inclusive of 1,586,422 Forfeited Sponsor Shares. This amount is based on outstanding shares as of immediately after the Transactions and the expected exchange ratio of 2.59 at Closing. The adjustment excludes 12,684,914 Gelesis consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options and warrants).
(3)	Reflects the automatic conversion of all outstanding shares of Gelesis redeemable convertible preferred stock immediately prior to Closing. The adjustment reflects the derecognition of the carrying value of Gelesis redeemable convertible preferred stock of $356.7 million with the offset allocated to Class A Common Stock and additional paid-in capital using $0.0001 par value per share.

(4)	Reflects the elimination of the accumulated deficit of CPSR, the accounting acquiree.
(5)	Reflects payment of the estimated transaction costs that are considered direct and incremental to the Transactions.
(6)	Reflects the reclassification of 7,520,000 Public Warrants from liability to equity upon Closing. Gelesis has preliminarily evaluated the accounting for CPSR’s Public and Private Placement Warrants for New Gelesis under ASC Topic 480 and ASC Topic 815. It currently expects the Public Warrants to qualify as equity instruments under ASC Subtopic 815-40 after considering among other factors that after the Business Combination, New Gelesis will have a single-class equity structure. Separately, Gelesis expects the Private Placement Warrants will continue to be accounted for as a liability under ASC Subtopic 815-40.
(7)	Reflects the reclassification of historical Gelesis warrants from liability to equity upon Closing.
(8)	Reflects the issuance of 9,000,000 shares pursuant to PIPE Financing, net of estimated transaction costs.
(9)	Reflects recognition of the approximately 18,779,754 Earn Out Shares issuable to holders of Gelesis Common Stock which are not expected to be indexed to New Gelesis’ stock pursuant to ASC Subtopic 815-40 as of Closing. Therefore, such amount is classified as a liability in the unaudited pro forma condensed combined balance sheet and recognized at its preliminary estimated fair value. After Closing, the earnout liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value will be recognized in New Gelesis’ statement of operations within other income/expense. Refer to Note 6 — Earn Out Shares for additional information.
(10)	Reflects the preliminary estimated fair value of the incremental compensation provided to holders of vested Gelesis Options (the “Vested Equity Awards”) who are granted the approximately 3,417,592 Earn Out Shares pursuant to the Business Combination Agreement. There are no future service requirements related to such Earn Out Shares; however, these Earn Out Shares represent compensation under ASC Topic 718. Refer to Note 6 – Earn Out Shares for additional information.
(11)	Reflects the preliminary estimated fair value of the incremental compensation provided to optionholders of Gelesis who are granted the approximately 397,328 Forfeited Sponsor Shares pursuant to the Business Combination Agreement. There are no future service requirements related to such Forfeited Sponsor Shares; however, these Forfeited Sponsor Shares represent compensation under ASC Topic 718.
c)	Adjustment includes the payment of $5.5 million for estimated transaction costs that are not considered direct and incremental to the Transactions.
d)	Reflects elimination of deferred transaction costs of $2.8 million incurred as of September 30, 2021, of which $0.5 million was unpaid.

4.	Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the Nine Months Ended September 30, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2021 are as follows:

a)	Reflects reclassification of historical CPSR formation and operating costs to general and administrative expenses of New Gelesis. This is a non-recurring item.
b)	In addition to the 3,417,592 Earn Out Shares issuable to holders of Vested Equity Awards discussed in adjustment 3(b)(10), 1,285,904 Earn Out Shares are issuable to holders of unvested Gelesis Options and (the “Unvested Equity Awards,” and together with the Vested Equity Awards the “Underlying Equity Awards”). Pursuant to the Business Combination Agreement, Earn Out Shares received by holders of Unvested Equity Awards will be held back by New Gelesis. Forfeiture of the underlying Unvested Equity Award results in forfeiture of the right to receive the associated Earn Out Shares. Management determined the Earn Out Shares issuable to holders of both Unvested Equity Awards and Vested Equity Awards represent stock compensation under ASC Topic 718 as they are issued in proportion to the Underlying Equity Awards, which themselves represent stock compensation under ASC Topic 718. In the case of Earn Out Shares issuable to holders of

Unvested Equity Awards, recipients are required to provide services to New Gelesis in order to vest in such Earn Out Shares. Both the grant and service inception dates are assumed to be the date of Closing, which for purposes of the unaudited pro forma condensed combined statements of operations is February 14, 2020 (inception). Additionally, the awards are assumed to be equity classified.

Due to the post-combination service required by holders of Unvested Equity Awards, the preliminary estimated fair value of the associated Earn Out Shares is recognized over the remaining requisite service period of the respective holder’s underlying stock option grant. On a pro forma basis, as of September 30, 2021, there was approximately $1.1 million of total unrecognized compensation cost related to the Earn Out Shares associated with Unvested Equity Awards. The adjustment includes approximately $3.0 million of amortization associated with Earn Out Shares issuable to holders of Unvested Equity Awards for the nine months ended September 30, 2021, of which $2.4 million and $0.6 million was recognized as selling, general, administrative expense and research and development expense, respectively, based on the holder’s employment classification. Refer to Note 6 – Earn Out Shares for additional information.

c)	Reflects elimination of the change in fair value of the CPSR Public Warrants which will be reclassed to equity upon Closing. This is a non-recurring item.
d)	Reflects elimination of interest income and unrealized gains earned on the Trust Account. This is a non-recurring item.

5.	Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the Period Ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations and comprehensive loss for the period ended December 31, 2020 are as follows:

a)	Reflects reclassification of historical CPSR formation and operating costs to general and administrative expenses of New Gelesis. This is a non-recurring item.
b)	In connection with the Unvested Equity Awards noted in adjustment 4(b), the adjustment includes approximately $7.0 million of amortization associated with Earn Out Shares issuable to holders of Unvested Equity Awards for the period ended December 31, 2020, of which $4.6 million and $2.4 million was recognized as selling, general, administrative expense and research and development expense, respectively, based on the holder’s employment classification. On a pro forma basis, as of December 31, 2020, there was approximately $4.1 million of total unrecognized compensation cost related to the Earn Out Shares associated with Unvested Equity Awards.

The preliminary estimated fair value of the Earn Out Shares issuable to holders of Vested Equity Awards of $29.5 million is reflected as a one-time compensation charge at Closing, of which $17.6 million and $11.9 million was recognized as selling, general, administrative expense and research and development expense, respectively, based on the holder’s employment classification, as such holders’ right to these Earn Out Shares is not contingent upon provision of future service. The one-time compensation charge associated with the Earn Out Shares underlying the Vested Equity Awards is a non-recurring item. Refer to Note 6 — Earn Out Shares for additional information.

c)	Represents payment of $5.5 million of estimated transaction costs that are not considered direct and incremental to the Transactions as if incurred on February 14, 2020 (inception), the date the Transactions were deemed to have occurred for purposes of the unaudited pro forma condensed combined statements of operations and comprehensive loss. This is a non-recurring item.
d)	In connection with the Forfeited Sponsor Shares issued to Gelesis optionholders noted in adjustment 3(b)(11), the preliminary estimated fair value of $4.0 million is reflected as a one-time compensation charge at Closing, of which $2.5 million and $1.5 million was recognized as selling, general, administrative expense and research and development expense, respectively, based on the holder’s employment classification, as such holders’ right to these Forfeited Sponsor Shares is not contingent upon provision of future service. This is a non-recurring item.

e)	Reflects elimination of the change in fair value of the CPSR Public Warrants which will be reclassed to equity upon Closing. This is a non-recurring item.
f)	Reflects elimination of interest income and unrealized gains earned on the Trust Account. This is a non-recurring item.
6.	Earn Out Shares

The Earn Out Shares, other than those associated with Underlying Equity Awards, which include events that are not indexed to the New Gelesis’ common stock, are expected to be accounted for as liabilities that are earned upon achieving the Triggering Events (as defined in the Business Combination Agreement). The preliminary estimated fair value of the Earn Out Shares, other than those associated with the Underlying Equity Awards, is approximately $162.1 million; the preliminary estimated fair value of the Earn Out Shares associated with the Underlying Equity Awards is approximately $40.6 million.

The preliminary estimated fair value of the Earn Out Shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a daily basis over the five-year Earnout Period. The preliminary estimated fair value of the Earn Out Shares was determined using the most reliable information available. Assumptions used in the preliminary valuation, which are subject to change at Closing, were as follows:

Current stock price:     the current stock price was set at $10 per share, the assumed value per share of New Gelesis common stock used elsewhere in this proxy statement.

Expected term:     the expected term is the five-year term of the Earnout Period.

Expected volatility:     the volatility rate was determined using an average of historical volatilities over the expected term of selected industry peers deemed comparable to Gelesis.

Expected dividend yield:     the expected dividend yield is zero as it is not expected New Gelesis will declare dividends on common stock during the expected term.

The classification of the Earn Out Shares is re-assessed at the end of each reporting period. In periods where the Earn Out Shares remain liability classified, New Gelesis will re-measure them at fair value using a Monte Carlo simulation valuation model with changes in fair value reflected on the statement of operations at each reporting period.

The following table summarizes the total potential statement of operations impact over the five-year Earnout Period assuming the following scenarios:

Total potential (gain)/loss to be
recognized from change in fair
(in thousands)	value of earnout liability
None of the earn out tranches are triggered[1]	$(162,137)
Only the $12.50 earn out tranche is triggered[2]	(83,888)
Both of the $12.50 and $15.00 earn out tranches are triggered[3]	10,011
All of the earn out tranches are triggered	$119,560
1	Assumes the reversal of the entire initial liability recorded associated with the Earn Out Shares
2	Assumes the recognition of additional expense related to the increase in fair value related to the $12.50 earn out tranche, net of the reversal of the initial liability recorded associated with the $15.00 earn out tranche and the $17.50 earn out tranche
3	Assumes the recognition of additional expense related to the increase in fair value related to the $12.50 earn out tranche, net of the $15.00 earn out tranche, and the reversal of the initial liability recorded associated with the $17.50 earn out tranche

7.	Net Loss Per Share

As the Transactions have been reflected as if they occurred on February 14, 2020 (inception), the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes the shares issuable in connection with the Transactions had been outstanding as of such date. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Pro forma basic and diluted net loss per share for the nine months ended September 30, 2021 and the period ended December 31, 2020 are calculated as follows:

	Nine Months Ended		Period Ended
	September 30, 2021		December 31, 2020
	No	Maximum	No	Maximum
(in thousands, except share and per share amounts)	Redemptions	Redemptions	Redemptions	Redemptions
Pro forma net loss	$(79,028)	$(79,028)	$(77,919)	$(77,919)
Pro forma weighted average shares outstanding-basic and diluted	98,314,847	72,166,447	98,314,847	72,166,447
Pro forma net loss per share-basic and diluted	$(0.80)	$(1.10)	$(0.79)	$(1.08)
Pro forma weighted average shares outstanding-basic and diluted
CPSR public stockholders	27,600,000	1,451,600	27,600,000	1,451,600
CPSR Sponsor	4,916,250	4,916,250	4,916,250	4,916,250
Total	32,516,250	6,367,850	32,516,250	6,367,850
Gelesis(a)(b)	56,798,597	56,798,597	56,798,597	56,798,597
PIPE Investors	9,000,000	9,000,000	9,000,000	9,000,000
Pro forma weighted average shares outstanding-basic and diluted(c)	98,314,847	72,166,447	98,314,847	72,166,447
a)	Excludes 12,684,914 Gelesis consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options and warrants). Total consideration to be issued to Gelesis is $675.0 million or 69,483,511 shares ($10 per share price with no fractional shares issued and 1,983,750 Forfeited Sponsor Shares). The total shares to be issued includes all issued and outstanding Gelesis common and preferred stock plus shares underlying unexercised vested stock options and warrants. Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that will be unexercised at Closing.
b)	Amount excludes the issuance of 23,483,250 Earn Out Shares to certain eligible Gelesis equityholders as a result of New Gelesis satisfying certain conditions described above within the Earnout Period.
c)	For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Gelesis stock options are exchanged for common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Shares underlying these instruments include 12,684,914 Gelesis consideration shares for unexercised stock options and warrants.

INFORMATION ABOUT CPSR

Introduction

We are a blank check company incorporated on February 14, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination.

On July 7, 2020, we consummated the Initial Public Offering of 27,600,000 Units. Each Unit consists of one share of Class A Common Stock and one-half of one redeemable Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one share of Class A Common Stock for $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds, before expenses, of $276,000,000.

Prior to the consummation of the Initial Public Offering, on February 26, 2020, our Sponsor purchased 5,750,000 shares of CPSR Class B Common Stock (or Founders Shares) for an aggregate purchase price of $25,000, or approximately $0.004 per share. In March 2020, our Sponsor transferred 15,000 Founders Shares to each of Kathryn Cavanaugh and John Ghiselli and 22,500 Founders Shares to James Whittenburg, each our independent directors resulting in our Sponsor holding 5,697,500 Founders Shares. On July 1, 2020, we effected a stock dividend of 1,150,000 shares, resulting in our initial stockholders holding an aggregate of 6,900,000 Founders Shares. The number of Founders Shares issued was determined based on the expectation that the Initial Public Offering would be a maximum of 27,600,000 Units and therefore that such Founders Shares would represent, on an as-converted basis, 20% of the outstanding shares of Class A Common Stock under the Initial Public Offering.

Simultaneously with the closing of the Initial Public Offering, we consummated a private sale of the Private Placement Warrants, each exercisable to purchase one share of CPSR Class A Common Stock at $11.50 per share, to our Sponsor at a price of $1.00 per warrant, generating gross proceeds of approximately $7.52 million. The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by CPSR, (ii) they (including the shares of Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until thirty (30) days after CPSR completes its initial business combination, subject to certain limited exceptions, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.

A total of $276 million, comprised of the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, were placed in the Trust Account established for the benefit of the Company’s Public Stockholders and the underwriters of the initial public offering, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to us to pay our taxes, if any, the proceeds from the Initial Public Offering will not be released from the trust account until the earliest to occur of: (a) the completion of our initial Business Combination, (b) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend our Current Charter (i) to modify the substance or timing of its obligation to redeem 100% of our Public Shares if we do not complete our initial Business Combination within twenty-four (24) months from the closing of the Initial Public Offering or (ii) with respect to any other provisions relating to stockholders’ rights pre-initial Business Combination activity and (c) the redemption of all our Public Shares if we have not completed our initial Business Combination within twenty-four (24) months from the closing of the initial public offering, subject to applicable law.

Initial Business Combination

NYSE listing rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the trust account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. The Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

●	subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and
●	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate the Target’s Management Team

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting our initial business combination with that business, our assessment of the target business’ management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of members of our management team, if any, in the target business cannot presently be stated with any certainty. The determination as to whether any of the members of our management team will remain with New Gelesis will be made at the time of our initial business combination. While it is possible that one or more of our directors will remain associated in some capacity with us following our initial business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to our initial business combination. Moreover, we cannot assure you that members of our management team will have significant experience or knowledge relating to the operations of the particular target business.

We cannot assure you that any of our key personnel will remain in senior management or advisory positions with New Gelesis. The determination as to whether any of our key personnel will remain with New Gelesis will be made at the time of our initial business combination.

Following our initial business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Permitted Purchases of Our Securities

If we seek stockholder approval of our initial business combination, our sponsor, directors, executive officers, advisors or their affiliates may purchase shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of shares could be to (i) vote such shares in favor of our initial business combination and thereby increase the likelihood of obtaining stockholder approval of our initial business combination or (ii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. Any such purchases of our shares may result in the completion of our initial business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our shares of Class A Common Stock may be reduced and the number of beneficial holders of our shares of Class A Common Stock may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our Class A Common Stock on a national securities exchange.

Our sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of Class A Common Stock) following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination, whether or not such stockholder has already submitted a proxy with respect to our initial business combination but only if such shares have not already been voted at the stockholder meeting related to our initial business combination. Our Sponsor, executive officers, directors, advisors or any of their affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Our Sponsor, officers, directors and/or their affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Redemption Rights for Stockholders upon Completion of Our Initial Business Combination

We will provide our Public Stockholders with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. Our Sponsor and our directors and executive officers have also agreed (A) that they will not propose any amendment to our amended and restated certificate of incorporation that would modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within twenty-four (24) months from the closing of the initial public offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to redeem their shares and (B) to waive their redemption rights with respect to their Founders Shares, any Private Placement Warrants and any Public Shares they may acquire during or after the Initial Public Offering in connection with the completion of our initial business combination. However, if our Sponsor or members of our management team acquire Public Shares after the Initial Public Offering, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if we fail to consummate an initial business combination within twenty-four (24) months from the closing of the Initial Public Offering.

Limitations on Redemptions

Our amended and restated certificate of incorporation provides that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules).

Manner of Conducting Redemptions

Each stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. In addition, our Sponsor and our directors and executive officers have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founders Shares, Private Placement Warrants and Public Shares in connection with the completion of a business combination. See “Special Meeting — Redemption Rights” for information regarding stockholder redemption rights in connection with the Business Combination.

Limitation on Redemption upon Completion of Our Initial Business Combination

Notwithstanding the foregoing, our Current Charter provides that a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to any Public Shares in excess of 15%. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public

Stockholder holding more than an aggregate of 15% of the shares sold in the Initial Public Offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in the Initial Public Offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we would not be restricting our stockholders’ ability to vote all of their shares for or against our initial business combination.

Tendering Share Certificates in Connection with Redemption Rights

Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” will be required to either tender their certificates (if any) to our transfer agent prior to the date set forth in the proxy solicitation, mailed to such holders, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/ Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote to approve the Business Combination. The proxy solicitation that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate the applicable delivery requirements, which will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Accordingly, a stockholder would have from the time we send out our proxy materials up to two days prior to the vote on the Business Combination to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for stockholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee of approximately $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise their redemption rights. After the business combination was approved, the company would contact such stockholder to arrange for them to deliver their certificate to verify ownership.

As a result, the stockholder then had an “option window” after the completion of the business combination during which he or she could monitor the price of the company’s shares in the market. If the price rose above the redemption price, they could sell their shares in the open market before actually delivering their shares to the company for cancellation. As a result, the redemption rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become “option” rights surviving past the completion of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to two business days prior to the vote on the proposal to approve the business combination, unless otherwise agreed to by us. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our Public Shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed business combination is not completed, we may continue to try to complete a business combination with a different target until twenty-four (24) months from the closing of the Initial Public Offering.

Competition

If we succeed in effecting a business combination with Gelesis, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Properties

We currently sub-lease our executive offices at 405 West 14th Street, Austin, TX 78701 from an entity affiliated with our Sponsor and the members of our management team. We have agreed to reimburse such entity for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services. We believe, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Legal Proceedings

There is no material litigation currently pending against us, any of our officers or directors in their capacity as such or against any of our property.

In connection with the proposed Business Combination with Gelesis, on September 7, 2021, we received a litigation demand letter from a certain purported CPSR stockholder alleging that CPSR is required to provide holders of Class A Common Stock a separate class vote in connection with the Charter Amendment Proposal. While we do not believe such separate class vote is required pursuant to Section 242(b)(2) of the DGCL, CPSR and Gelesis have agreed to condition the Charter Amendment Proposal on such separate class vote to prevent disruption to their Business Combination, avoid the delay and expense of litigation and avoid any distraction from the continued development of Gelesis’ business. As described elsewhere in this proxy statement/prospectus, including in the section entitled “Charter Amendment Proposal,” this proxy statement/prospectus has been amended to reflect that the Charter Amendment Proposal will also be subject to the affirmative vote of the holders of a majority of the issued and outstanding CPSR Class A Common Stock entitled to vote thereon, voting separately as a single class.

PIMCO Private Funds Consent Right

In connection with our Initial Public Offering, we agreed that we would not enter into a definitive agreement regarding an initial business combination without the prior written consent of the PIMCO Private Funds. Each of the PIMCO Private Funds has consented to our entry into the Business Combination Agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CPSR

Unless the context otherwise requires, all references in this section to the “Company,” “CPSR,” “we,” “us” or “our” refer to CPSR prior to the consummation of the Business Combination. The following discussion and analysis of CPSR’s financial condition and results of operations should be read in conjunction with CPSR’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company formed under the laws of the State of Delaware on February 14, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

Recent Developments

On July 19, 2021, we entered into the Business Combination Agreement with Merger Sub and Gelesis, which was amended on November 8, 2021. The Business Combination Agreement and the transactions contemplated thereby were approved by the board of directors of each of CPSR and Gelesis. The Business Combination Agreement provides for, among other things, that Merger Sub will merge with and into Gelesis, with Gelesis as the surviving company in the merger and, after giving effect to such merger, Gelesis shall be our wholly-owned subsidiary. In addition, we will be renamed Gelesis Holdings, Inc. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share of Gelesis outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Gelesis Common Stock based on an implied Gelesis equity value of $675,000,000; (ii) all vested and unvested stock options of Gelesis will be assumed by us and thereafter be settled or exercisable for shares of New Gelesis Common Stock, as applicable, determined based on the same implied Gelesis equity value described in clause (i); (iii) each warrant of Gelesis will be canceled in exchange for a warrant to purchase shares of New Gelesis Common Stock determined based on the same implied Gelesis equity value described in clause (i); and (iv) each share of CPSR Class A Common Stock and each share of CPSR Class B Common Stock that is issued and outstanding immediately prior to the Effective Time shall become one share of New Gelesis Common Stock following the consummation of the Business Combination. In addition, each holder of shares of Gelesis common stock, options and warrants will receive its pro rata portion of 23,483,250 Earn Out Shares, which will vest (in part) in equal thirds if the trading price of New Gelesis Common Stock is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any 20 trading days within any 30-trading day period on or prior to the date that is five years following the Effective Time and will also vest in connection with any Change of Control Transaction with respect to us if the applicable thresholds are met in such Change of Control Transaction during the Earnout Period. The Business Combination is expected to close in the fourth quarter of 2021, following the receipt of the required approval by our stockholders and the fulfillment of other customary closing conditions.

Results of Operations

We have neither engaged in any operations (other than searching for a Business Combination after our Initial Public Offering) nor generated any revenues to date. Our only activities through September 30, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, finding a target company for a Business Combination and activities in connection with the proposed acquisition of Gelesis. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2021, we had a net loss of $14,255,408, which consists of changes in fair value of warrant liabilities of $13,174,144, operating costs of $1,113,342, and an unrealized loss on marketable securities held in Trust Account of $106,039, offset by interest income on marketable securities held in the Trust Account of $138,117.

For the nine months ended September 30, 2021, we had a net loss of $3,657,398, which consists of changes in fair value of warrant liabilities of $2,284,340 and operating costs of $1,518,286, offset by an unrealized gain on marketable securities held in Trust Account of $2,231, and interest income on marketable securities held in the Trust Account of $142,997.

For the three months ended September 30, 2020, we had a net loss of $113,691, which consists of operating costs of $184,615, transaction costs associated with the Initial Public Offering of $671,901, and a provision for income taxes of $8,714, offset by the interest earned on marketable securities held in Trust Account of $96,143, unrealized gain on marketable securities held in Trust Account of $41,496, and changes in fair value of warrant liabilities of $613,900.

For the period from February 14, 2020 (inception) through September 30, 2020, we had a net loss of $114,691, which consists of formation and operational costs of $185,615, transaction costs associated with the Initial Public Offering of $671,901, and a provision for income taxes of $8,714, offset by the interest earned on marketable securities held in Trust Account of $96,143, unrealized gain on marketable securities held in Trust Account of $41,496, and changes in fair value of warrant liabilities of $613,900.

Liquidity and Capital Resources

On July 7, 2020, we consummated the Initial Public Offering of 27,600,000 Units at a price of $10.00 per Unit, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,600,000, generating gross proceeds of $276,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 7,520,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to our stockholders, generating gross proceeds of $7,520,000.

Following the Initial Public Offering, the full exercise of the over-allotment option by the underwriters’ and the sale of the Private Placement Warrants, a total of $276,000,000 was placed in the Trust Account and we had $1,389,212 of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. We incurred $15,851,828 in transaction costs, including $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $671,828 of other offering costs.

For the nine months ended September 30, 2021, cash used in operating activities was $362,889. Net loss of $3,657,398 was affected by changes in fair value of warrant liabilities of $2,284,340, an unrealized gain on marketable securities held in Trust Account of $2,231, interest earned on marketable securities held in the Trust Account of $142,997 and changes in operating assets and liabilities, which provided $1,155,397 of cash from operating activities.

For the period from February 14, 2020 (inception) through September 30, 2020, cash used in operating activities was $212,209. Net loss of $114,691 was affected by changes in fair value of warrant liabilities of $613,900, an unrealized gain on marketable securities held in Trust Account of $41,496, interest earned on marketable securities held in the Trust Account of $96,143 and changes in operating assets and liabilities, which used $26,594 of cash from operating activities.

As of September 30, 2021, we had cash and marketable securities held in the Trust Account of $276,178,675. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our Business Combination. We may withdraw interest to pay franchise and income taxes. During the period ended September 30, 2021, we have withdrawn $176,006 of interest earned on the Trust Account for the payment of franchise taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2021, we had cash of $304,944, respectively outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. The loans would be repaid upon consummation of a Business Combination, without interest.

On July 28, 2021, the Sponsor committed to provide the Company an aggregate of $4,000,000 in loans for working capital purposes. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. If the Company does not consummate a business combination, all amounts loaned to the Company in connection with these loans will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account. As a result, management has determined that sufficient capital exists to sustain operations through the earlier of the consummation of a business combination or July 7, 2022, the scheduled liquidation date of the Company if a business combination is not completed.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support to the Company. We began incurring these fees on July 1, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

We account for our shares of Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our unaudited condensed consolidated balance sheets.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common stock outstanding during the period. We apply the two-class method in calculating income (loss) per common share. Accretion associated with the redeemable shares of Class A Common Stock is excluded from income (loss) per common share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed consolidated financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five (5) years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT GELESIS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company” or “Gelesis” refer to Gelesis and its subsidiaries.

Overview

We are a biotherapeutics company built for consumer engagement. We aim to transform weight management through our proprietary biomimetic hydrogel technology, inspired by the compositional and mechanical properties of raw vegetables.

Our first product, Plenity®, and our other product candidates are based on a proprietary hydrogel technology that works mechanically, as opposed to via a chemical mode of action, and exclusively in the gastrointestinal, or GI, tract rather than systemically or through surgical intervention. Plenity is indicated for over 150 million Americans, the largest number of adults struggling with excess weight (i.e., a body mass index (kg/m2), or BMI, of 25 – 40) of any prescription oral weight-management aid and the only one indicated for the entire range of overweight population, including those without co-morbidities such as diabetes and cardiovascular diseases. Plenity is marketed directly to potential members, who access it through telehealth and traditional healthcare provider services in a manner unprecedented among available prescription therapies for weight management. We refer to those who are prescribed Plenity as our members — not customers — because we view our relationship with them as a long-term journey of support, not as a transactional relationship. This consumer-directed model is uniquely enabled by Plenity’s strong safety and tolerability profile. Our business is built on a subscription model, as monthly Plenity kits are delivered to our members’ homes. We leverage the latest technologies with telehealth, mail-order distribution, consumer engagement, and our native digital technology platform. Plenity is an orally administered capsule that employs multiple mechanisms of action along the GI tract to aid in weight management by creating small firm 3D structures, similar to ingested raw vegetables, which create a sensation of feeling fuller. Using a biomimetic approach, we developed the first-of-its-kind superabsorbent hydrogel technology, inspired by the composition (e.g., water and cellulose) and mechanical properties (e.g. elasticity or firmness) of ingested raw vegetables. We designed Plenity and our other hydrogels to address several critical challenges of the modern diet: portion size, caloric density, and food composition. For optimal safety and efficacy, these hydrogel particles are engineered to rapidly absorb and release water at specific locations in the GI tract.

Plenity does not act systemically and is not absorbed by the body. Instead, it acts locally in the GI tract by changing the volume, firmness, and reducing the caloric density of ingested meals. Because it acts mechanically and it is the first of its kind, Plenity is regulated as a novel medical device (de novo pathway). Our product pipeline also includes multiple other potential therapeutic candidates for common chronic conditions affected by gut health that are currently in clinical and preclinical testing, including diabetes, nonalcoholic fatty liver disease, or NAFLD, nonalcoholic steatohepatitis, or NASH, and functional constipation, or FC, all based on our hydrogel technology.

Obesity and obesity-related metabolic diseases represent a global health challenge for which there are few safe and effective interventions. These conditions are associated with comorbidities such as type 2 diabetes, hypertension, and heart disease. Based on a report from the U.S. Centers for Disease Control and Prevention, or CDC, between 2017 and 2018, 42.5% and 31% of the U.S. adult population 20 years of age and older had obesity or overweight, respectively. Of the existing overweight population, many of these individuals are expected to cross the threshold into obesity in the near future. In the United States, obesity-related medical care costs were an estimated $147 billion in 2008 dollars. Globally, there were more than 1.9 billion adults 18 years of age and older that had an unhealthy weight, of which approximately 650 million in 2016 had obesity, according to the World Health Organization, or WHO.

There are limited available treatments that address the overweight and obesity epidemic safely and effectively. Available therapies include pharmaceuticals and surgical interventions, including device implantation. These approaches are associated with safety concerns that limit their use. Conversely, we believe our hydrogel technology presents a breakthrough in material science as it is the first and only superabsorbent hydrogel that is constructed from building blocks used in foods and specifically engineered to achieve its medical purpose. Our first commercial product based on this technology, Plenity, is clinically validated and was granted de novo classification by the FDA to aid in weight management in adults with overweight or obesity, when used in conjunction with diet and exercise. The types of FDA marketing authorization available to a medical device are premarket notification (also called 510(k) when a predicate device exists) and premarket approval (also called PMA) for higher risk Class III devices. The de novo classification is a pathway to market for low to medium risk novel devices for which there is no predicate. Plenity’s de novo clearance included clinical trials and other data that demonstrated assurance of safety and effectiveness. Plenity has the broadest label of any FDA-regulated weight management approach as it is indicated for the largest number of adults struggling with excess weight, offering a safe, convenient and effective oral treatment option.

Our biomimetic hydrogel, which is engineered to rapidly absorb and release water at specific locations in the GI tract, is synthesized through a multi-step, proprietary process using a specific form of modified cellulose and citric acid, both of which are generally recognized as safe, or GRAS, by the Food and Drug Administration, or FDA, and are commonly used in the food industry. In our manufacturing process, we crosslink the modified cellulose with citric acid to form a three-dimensional matrix, resulting in the desired properties of Plenity. Each Plenity capsule contains thousands of hydrogel particles, with each particle approximately the size of a grain of salt. We designed the Plenity capsule to be ingested with water before a meal. In the stomach, the hydrogel particles are released from the capsules and rapidly absorb water, hydrating to approximately 100 times their original size. When fully hydrated, each gel particle is, on average, approximately 2 mm in diameter and its elastic response (a measurement of the ability of matter to recover its original shape after deformation) is similar to that of ingested raw vegetables. The hydrogel particles mix homogeneously with food and travel through the GI tract and are designed to induce satiety and improve glycemic control through multiple mechanisms of action. Once in the large intestine, the particles partially degrade and release most of the water, which is reabsorbed by the body. The remaining degraded particles are then eliminated by the body in the same manner as raw vegetables.

Who We Are

Gelesis was founded with a mission to empower people to improve and change their diet, lifestyle, and health, utilizing a nature-inspired technology. In conjunction with our formation, we gathered key obesity opinion leaders to identify the characteristics of an ideal anti-obesity product. The key attributes identified through this process were a non-systemic mechanism of action and a balanced profile of safety, efficacy and convenience. In particular, our experts focused on a product profile with a natural cycling effect similar to ingested food that would be non-invasive and require no procedure for introduction or removal. With these parameters in mind, we initiated a worldwide search and evaluated multiple potential technologies through extensive research. We developed the first and only biomimetic superabsorbent hydrogel technology made only from food-grade ingredients, with the following key milestones:

●	April 2014: received an FDA opinion related to our proposed pivotal study design for weight management based on reviewing our First Loss of Weight, or FLOW, pilot study results.

●	January 2016: received a Nonsignificant Risk designation from the FDA for our Gelesis Loss of Weight, or GLOW, pivotal study.
●	April 2019: received De Novo clearance from FDA for Plenity with an indication to aid in weight management in overweight and adults with obesity, i.e., those with a BMI of 25 – 40, when used in conjunction with diet and exercise. This indication represents the broadest label of any FDA-regulated weight management approaches.
●	August 2019: entered into a two-year exclusive agreement with Roman Health Pharmacy LLC, or Ro, a leading U.S. telehealth provider, to make Plenity the first FDA-cleared weight management aid and first primary care product to launch with both traditional healthcare providers and telehealth services.
●	March 2020: named one of Fast Company’s World’s Most Innovative Companies for 2020.
●	May 2020: completed development of a large-scale commercial manufacturing process for our hydrogels.
●	June 2020: received approval for commercialization in the European Union (CE mark by BSI Group to market Plenity in Europe).
●	June 2020: entered into a strategic partnership with China Medical System Holdings Limited for the commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates.
●	October 2020: began beta launch of Plenity in the United States with limited social media and internet search marketing. In October 2020, we acquired more new members on Plenity than any other branded prescription product in the weight loss market.

Our Business Plan

Upon the close of the Business Combination, we expect to receive approximately $105 million to $366.0 million of additional gross proceeds to fund our operations. The amount of cash that will ultimately be made available to us for future use upon consummation of the Business Combination and the PIPE Financing will depend upon the amount of cash that CPSR will be required to expend from its cash trust account in connection with the close of the Business Combination in order to redeem Class A Common Stock held by existing CPSR stockholders.

Assuming consummation of the Business Combination and no significant redemptions in connection with the Business Combination, we believe that the cash that will become available upon consummation of the Business Combination and PIPE Financing will be sufficient to fund our short-term liquidity needs and the execution of our business plan through at least the twelve month-period from the date of the Business Combination.

We estimate the following cash requirements over the approximately twelve-month period from the date of the Business Combination in order to execute on our business plan:

●	approximately $60.0 million to $90.0 million of working capital to enable fulfillment of consumer demand following initiation of the full commercial launch of Plenity in 2021, and resulting acceleration of the full commercial launch into 2022, and support increased production volume;
●	approximately $30.0 million to $40.0 million of capital expenditures to expand infrastructure and manufacturing capabilities to support the growth of Plenity following initiation of its full commercial launch;
●	approximately $20.0 million to $25.0 million for research and development spend on clinical stage indications and preclinical platform development; and
●	approximately $90.0 million to $115.0 million for sales and marketing and other general and administrative expenses, including the expansion of headcount and support functions.

In addition, assuming no significant redemptions in connections with the Business Combination, we believe that the cash that will become available to us upon consummation of the Business Combination and PIPE Financing will be sufficient to fund our foreseeable long-term liquidity needs and the execution of our business plan until we achieve sustainable and significant positive cash flow.

From the period beginning on January 1, 2021 through December 3, 2021, redemption percentages have averaged approximately 43% for SPAC transactions that have closed during such period. However, the average redemption percentage for the 28 SPAC transactions that closed in October 2021 and November 2021 was approximately 62%. If there are a significant number of redemptions in connection with the Business Combination in excess of the recent average redemption percentage, we may have insufficient cash and liquidity to pay operating expenses and other obligations six months after the Closing and may need to raise additional capital to fund our operations and our business plan. There can be no assurance that we will be successful in obtaining capital sufficient to meet our operating needs on terms or a timeframe acceptable to us or at all. Further, in the event that market conditions preclude our ability to consummate such a transaction, we may be required to evaluate additional alternatives in restructuring our business and our capital structure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gelesis – Liquidity and Capital Resources” for further information.

Our Commercial Approach

Our first product, Plenity, is a prescription therapy delivered through a direct-to-consumer approach. It is the first weight management product to provide consumer access through a telehealth platform as well as through traditional healthcare provider services at launch. Our direct-to-consumer commercial approach integrates proven traditional and online consumer marketing strategies with our synergistic partnerships in telehealth and online pharmacy industries.

By allowing consumers to seek out our product on their own time, on their own terms, and from the privacy of their homes, we aim to drive consumer demand. Through our telehealth model in partnership with leading telehealth provider Ro, consumers can initiate an evaluation with a board certified, independent physician online at any time that is convenient to them. We anticipate that some consumers will want to see their own physician to discuss Plenity. We are undertaking a physician and healthcare provider education program to drive professional awareness of Plenity.

Plenity is affordably and transparently priced at $98 for a 28-day supply ($1.75/meal). Knowing the product cost when it is prescribed by a healthcare provider, not having to deal with the hurdles and hassles of payor, co-pays or reimbursement hoops further lowers the barrier to access. We have priced Plenity at an amount we believe will allow a large portion of the 150 million target population to afford to pay for the product out of pocket. We anticipate our commercial approach will also remove the significant and ever-growing margin erosion forced on healthcare companies from payors and pharmaceutical benefit managers in order to gain access to their controlled patient pools. Our business model is driven by consumer demand with out-of-pocket consumer payment and is not dependent on reimbursement from third-party payors, such as government health programs and private insurance companies.

We are fully focused on our members and their needs: about half our members provide us with data about their weight management journey and this helps us tailor additional programs and content to support them in achieving their weight loss goals. We are building our partner ecosystem centered around Plenity to complement our members’ experience and provide the specific kinds of help they need. This support includes behavioral and educational programs from WW International, Inc. and Noom, as well as optional one-on-one lifestyle coaching. We see these organizations as complementary offerings that will support our members with their weight loss and wellness goals.

We believe social support is essential in the weight loss journey. Our member experience features a robust private Facebook community where members can exchange tips, ask questions, and share progress with each other. About 80% of private community members actively participate in this platform.

Obesity is a chronic medical condition and we believe people require ongoing, often long-term, support to achieve and maintain weight loss. Given its safety profile and broad FDA label, Plenity can be taken without limitation to duration of therapy — addressing this long-term challenge. We view our relationship with our members as long term and anticipate that some people will take Plenity chronically, and some will stop or pause treatment. Of the data we have collected around the latter group, 70% said they would try Plenity again.

Beta Launch

In October 2020, we initiated a beta launch of Plenity, and demand quickly outpaced supply from our clinical studies facility. The goal was to test the product in real world conditions while optimizing the consumer experience, as we continue to build out our commercial scale manufacturing facilities. Some key outcomes of this beta launch were:

●	As of the date of this proxy statement/prospectus, over 60,000 members have started their weight loss journey with Plenity since our beta launch.
●	In a targeted test during the month of October 2020, with limited promotion (selected social media and internet search marketing) and without any brand awareness marketing, Plenity secured more new members than the current branded market leaders Contrave and Saxenda.
●	90-95% of those individuals who had a BMI of 25 or greater and were seeking a prescription through telehealth to assist with weight loss were prescribed Plenity.
●	Based on a survey of Plenity members, member satisfaction with the telehealth experience for Plenity is higher than the traditional healthcare provider experience.
●	Over 40% of members opted in to direct communications with us (the benchmark for a prescription product is generally assumed to be less than 1%).
●	Based on a survey of Plenity members, 95% positive satisfaction with ease of purchase.
●	70% of members who stopped taking Plenity indicated that they might start the treatment again.

Pricing & Availability

Plenity is available by prescription via a telehealth consultation with a physician trained in weight management support, with free, unlimited follow-up visits as needed. Consumers may visit myplenity.com to start their online consultations or speak with their physician to determine if the Plenity prescription therapy is their best treatment option. A Plenity subscription costs $98 for a four-week supply ($1.75 per meal). Members may pause their subscription or delay shipment at any time.

We have priced Plenity to be affordable for a large portion of the population in contrast to other weight loss products which can range from out-of-pocket retail cash price of $200 per month for Contrave up to $1,600 per month for Saxenda. In addition, we aim to provide our members with transparent subscription costs, in contrast to many other prescribed weight loss products that can have a wide range of prices for the same prescription depending on insurance coverage, prior authorization, employer health program support or if a person can obtain a discount coupon.

Manufacturing the superabsorbent hydrogel used in Plenity and our other product candidates is a unique, proprietary process that is performed by our subsidiary, Gelesis S.r.l., at manufacturing facilities located in Italy that operate under applicable quality system regulation, or QSR, requirements. During 2020, we completed a limited manufacturing scale-up to enable the beta launch of Plenity in the U.S. market, while simultaneously constructing state-of-the-art commercial-scale facilities to enable the full launch of Plenity. We continue to build out our proprietary manufacturing capacity in preparation for the initiation of the full launch of Plenity in the fourth quarter of 2021.

Our Competitive Strengths

●	Unmet Need. In the United States, roughly 7 out of 10 Americans struggle with their weight. Our first product, Plenity, is indicated for the largest number of adults struggling with their weight (approximately 150 million Americans) as compared to any other weight management prescription product and has no limitation on duration of therapy.
●	Attractive Efficacy and Safety Profile.In clinical trials, six out of ten people achieved clinically meaningful weight loss in six months on Plenity, averaging a loss 10% of their total body weight (or an average of 22 pounds), with a side effect profile similar to placebo, and no serious adverse events. The strong safety, efficacy, and tolerability profile of Plenity provides a clinically validated option as a first line of defense after diet and exercise for people who are just overweight, before the onset of obesity, many of whom did not have any prescription option before.
●	Consumer Focus and Engagement. We leverage telehealth and traditional healthcare to provide members with easy access to Plenity. We are developing the infrastructure to directly engage with our members in a digital ecosystem designed to also provide behavioral and educational support for our members’ weight loss journey. Through our platform we provide our members with immediate access to physicians with real-time communications through telehealth. We believe this consumer-focused approach empowers our members to improve and change their diet, lifestyle and health. We offer our members transparent pricing and home delivery with two-day pharmacy direct shipping. Our reliance on direct-to-consumer marketing as our primary demand driver should allow us to improve the efficiency of our sales force investments. The consumer pull created reduces the need for typical high healthcare provider, or HCP, call frequencies and allows for efficient use of a limited sales force.
●	Proven Early Success. Our beta launch was successful, and we believe that it indicates strong future demand for Plenity given a broad label in the underserved weight loss market. We believe that our advanced data and analytics capabilities will help us optimize marketing. As weight management is a chronic medical condition, we see the potential for long-lived, recurring revenues if consumers make Plenity a part of their everyday weight management routine.
●	Global Scalability. Worldwide, more than 1.9 billion adults aged 18 years and older have unhealthy weight and of these over 650 million adults classified as having obesity. We believe our commercial infrastructure is purpose-built to scale quickly and efficiently to accommodate new geographies. We have partnered with China Medical System Holdings Limited for commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. With our CE Mark authorization for Plenity in Europe, we intend to pursue expansion through strategic partnerships or direct commercialization.
●	Profit Margin Potential. We believe that our proprietary manufacturing process and agile distribution and supply chain networks will provide sustainable profit margins.
●	New Product Pipeline. We believe that our superabsorbent hydrogel technology can address large patient populations with chronic conditions related to obesity and have a pipeline of product candidates which we expect to advance through the FDA’s de novo 510(k) pathway as clinical data become available. We are developing manufacturing capacity for our hydrogels using a novel, proprietary process which we perform at our own facilities. We have nine families of patents and more than 130 individual patents and patent applications directed to compositions of matter and methods of production for Plenity, other product candidates and our hydrogel technology as well as methods of use for certain hydrogels.
●	Management Team. We are a founder-led team that combines innovative scientific thinkers and proven industry leaders in research and discovery, clinical development and product approval, and consumer driven commercialization.

Our Strategy

Our goal is to be a leader in the discovery, development, and commercialization of hydrogel products that aid weight loss in people with excess weight and obesity. We also seek to expand the application of our hydrogel technology to weight loss in prediabetic and type 2 diabetic patients, and treatments for patients with NAFLD/NASH and FC. We seek to address these patient populations by developing effective products that have a favorable safety profile and avoid the risk of serious side effects and complications associated with systemically acting and surgical treatment options, enabling widespread use. Our strategy has the following elements:

●	Expand the potential applications of our hydrogel technology to include weight loss in the prediabetic and type 2 diabetic patient populations, and treatments for patients with NAFLD/NASH and FC. We have designed our second product candidate, GS200, to have differentiated physical properties that we believe could provide additional potential health benefits in prediabetics and type 2 diabetics. We are also developing GS300, which has the potential to be an effective and safe treatment for NAFLD and NASH and GS500, which has the potential to be a new approach for the treatment of FC.
●	Continue to develop our intellectual property position to maintain our leadership in hydrogel products. We own patents and have patents pending directed to compositions of matter and methods of using and producing our hydrogel technology. Patents directed to uses of our technology for treating obesity and reducing caloric intake have been granted or allowed in the United States, Europe and several other territories. In addition, we rely on know-how, trade secrets, and continuing technological innovation to develop and maintain our proprietary position. We plan to file additional patent applications to protect the new developments and findings of our research and development and regularly monitor commercial activity to guard against potential infringement.
●	Continue to expand our commercial scale manufacturing capability. We have developed proprietary manufacturing processes and technologies for the production of Plenity and other product candidates quickly, efficiently, and cost-effectively. We continue to build out our manufacturing process in preparation for the initiation of the full launch of Plenity in the fourth quarter of 2021. We have invested over $40 million in specialized custom-built equipment lines since receiving FDA clearance for Plenity and have three lines under construction, with the first one expected to be validated in the fourth quarter of 2021 to enable the full Plenity launch.
●	Drive consumer awareness. Driving consumer awareness, interest, and demand is foundational to our brand strategy. We aim to leverage vehicles in the media mix including in-home and out-of-home advertising using digital, linear TV, direct response TV, social promotion, celebrity engagement and social influencers.
●	Remove frictions for the consumer. By removing obstacles to access the healthcare system, we are removing a key barrier for consumers to get treatment. Through our partnership with Ro, a patient can communicate with a provider and, if safe and appropriate, receive a prescription for Plenity. Ro’s pharmacy distribution system can then send Plenity directly to the patient’s home. Telehealth coupled with traditional live healthcare interaction give members convenient options to treatment when, where, and how they want. We will offer education about Plenity to both telehealth and non-telehealth physicians. We believe that we can improve patient prescription fulfillment rates, remove friction and complexity at the pharmacy fulfillment level and avoid the costs and inefficiency of wholesale and retail distribution.
●	Synergistic Partnerships. Because of Plenity’s unique non-systemic mechanism of action to improve the effectiveness of diet and exercise, we believe we can form partnerships with many complementary organizations. We have relationships with WW International, Inc. and Noom to help support our members with behavioral and educational content. We partner with Ro to provide patients with access to telehealth options for weight management. We partner with GoGoMeds to provide online pharmacy access to Plenity for non-telehealth patients.
●	Strong Member Engagement. Based on our beta launch, we believe that a high percentage of our members will choose to connect directly with us to help them on their weight management journey. We provide our members curated content by credentialed experts on topics such as mindful eating, nutrition, and simple healthy lifestyle hacks. We also offer a members-only social community allowing people taking Plenity to interact with each other. We will seek to tailor each member’s content based on the member’s specific needs, challenges and choices, including personalized SMS text reminders to take Plenity.

Market Overview

Global Epidemic: Overweight and Obesity

Obesity is a serious medical condition that is growing rapidly in prevalence worldwide. It has been designated by the American Medical Association, or AMA, as a “multi-metabolic and hormonal disease state.” Between 1988 and 1994, 23% of adults in the United States 20 years of age and older, or approximately 40 million, had obesity according to a CDC report. However, between 2017-2018, this number had risen to 42.5% or approximately 105 million, representing a 263% increase. Furthermore, the CDC reported that an additional 31% of adults in the United States 20 years of age and older, or approximately 75 million, were overweight, with many of these individuals expected to cross the threshold into obesity in the near future. Globally, there were more than 1.9 billion adults 18 years of age and older that had an unhealthy weight, of which approximately 650 million in 2016 had obesity, according to the WHO.

In addition to the adult population, the pediatric population is also suffering from an obesity epidemic. According to the CDC, by 2016, obesity in the United States has more than tripled in children and adolescents since the 1970s. In 2017-2018, more than one-third of children and adolescents had excess weight or obesity. According to a study by WHO, in 2016 over 340 million children and adolescents aged 5-19 had excess weight or obesity.

The designations “overweight” and “having obesity” are based on the thresholds of BMI, which measures weight on a height-adjusted basis. A person with a BMI of 30 or greater is typically classified as having obesity, while a person with a BMI of between 25 and 30 is typically classified as overweight. BMI is considered the standard within the medical community for measuring body fat and is recommended by the National Institutes of Health, or NIH, as a guide for the classification of people with excess weight and obesity.

There are a number of comorbidities caused by having either overweight or obesity. In the United States, obesity-related medical care costs were an estimated $147 billion in 2008 dollars. Approximately 300,000 people in the United States die each year as a result of obesity and its associated comorbidities, according to the Department of Health and Human Services, or HHS. According to the WHO, 44% of diabetes diagnoses, 23% of ischemic heart disease diagnoses, and a significant percentage of certain cancer diagnoses can be attributed to being either having overweight or obesity.

The Covid-19 pandemic has placed even greater focus on the need to urgently address obesity. Unfortunately Covid-19-related lockdowns appear to have exacerbated the problem, as 71 millions of Americans gained weight in the past year. Further, the World Obesity Federation (WOF) reported that 2.2 million of the 2.5 million (or 90%) of global Covid-19 deaths were in countries with high levels of obesity. In fact, people with obesity are 48% more likely to die of Covid-19.

Barriers to Weight Management

Despite over 70% of adults in the United States having a BMI greater than 25, with a higher risk for serious medical complications, only 2% of this population are prescribed drug therapy. In contrast, more than 80% of patients with type 2 diabetes are prescribed anti-diabetes pharmacotherapy. Considering that obesity is a major cause of type 2 diabetes, we believe these realities are paradoxical. Multiple studies have indicated that therapeutic inertia is high in the management of weight, particularly in patients with lower BMI. The highest rates of weight management interventions by primary care physicians occur for patients with BMI larger than 40 and the lowest for patients in the overweight category. A 2019 study of several large healthcare organizations reported that patients with a BMI greater than 35 accounted for 50.3% of all prescriptions for weight management pharmacotherapy, despite only making up 25.3% of the total patient sample. This study also found that the median BMI of a patient receiving weight management pharmacotherapy was 37.2. These results suggest that prescribers restrict the use of drug therapy to only patients in whom the benefit justifies the risk.

Other barriers to weight management include shorter health care provider visits allowing for limited time to educate patients on injection techniques (required of some pharmacotherapy options), titration of medication dose, signs and symptoms to monitor to prevent serious adverse events, how to manage milder drug-related symptoms such as nausea, etc.

In addition, we believe much of the inertia in addressing weight management can be attributed to the prevailing societal bias that obesity is a matter of personal responsibility and the false belief that “eat less and move more” will work for most people. A large number of people will not achieve meaningful and/or long-lasting weight loss simply by dieting and exercising on their own. Without help from drug, device or surgery, many people will fail. Finally, cost is a significant barrier for the majority of the population. Few weight management options are covered by third party payors and these drugs or interventions can be very costly and remain unaffordable.

Limitations of Current Treatments

Current treatments for patients with excess weight or obesity include lifestyle interventions (dietary changes, behavioral modification, increased physical activities, etc.), pharmacotherapies, endoscopic applications of intragastric balloons, and bariatric surgery that creates permanent changes in the GI tract anatomy. Lifestyle interventions focused on diet, and exercise and behavioral modification are typically prescribed as an initial treatment for a patient with overweight or obesity. However, lifestyle interventions frequently fail to produce adequate and durable weight loss due to poor compliance and other limiting factors. In conjunction with lifestyle interventions, pharmacotherapies are approved for use by patients with a BMI of 27 or greater with at least one comorbidity, and all patients with a BMI of 30 or greater. Bariatric surgery, including gastric bypass and gastric banding procedures, is typically limited to patients with severe obesity, a BMI of greater than 40 or greater than 35 with at least one comorbidity. Although these procedures can produce dramatic weight loss results in this population, they come with a multitude of risks, including those inherent in surgery, such as an increased risk of death.

There are currently five pharmaceutical products approved in the United States for long-term weight management in people with excess weight and obesity, including products such as Orlistat, a combination product of phentermine and extended release topiramate, a combination product of naltrexone extended release and bupropion extended release; a higher dose subcutaneous injection of liraglutide, and a weekly subcutaneous injection of semaglutide. Each of these products act through mechanisms that require the product to be absorbed into the patient’s blood stream. As a result, these products carry the risk of systemic side effects, such as adverse gastrointestinal, cardiovascular and central nervous system effects, some of which can be serious or even life-threatening. Each of these approvals has also been accompanied by requirements for post-marketing safety studies to assess the safety of long-term treatment, with an emphasis on potential adverse cardiovascular side effects. In addition, Qsymia has been designated a Schedule IV controlled substance due to their potential for abuse. Furthermore, in connection with its approval of Qsymia, the FDA required a Risk Evaluation and Mitigation Strategy, or REMS, program to inform prescribers and women with the potential to become pregnant about the increased risk of congenital malformation in infants exposed to Qsymia in early pregnancy, as well as limiting access to certified pharmacies. The label for Contrave includes a black box warning from the FDA to alert health care professionals and patients to the increased risk of suicidal thoughts and behaviors, as well as serious neuropsychiatric events, associated with bupropion. These drugs also compete against generic forms of phentermine, topiramate, naltrexone, and bupropion. None of these products have been approved for use in pediatric patients and phentermine is only approved for short term use of no longer than 12 weeks.

All current prescribed pharmacotherapies are indicated only for individuals with BMI ≥ 30 or individuals with BMI ≥ 27 with existing health conditions brought on by extra weight such as diabetes, blood pressure or heart disease. More invasive treatment options include intragastric balloons, which reduce gastric volume via a foreign object such as a balloon that, in most cases, is placed by an endoscopic procedure similar to a gastroscopy in the stomach. The balloon is left in place for 6-12 months and then removed via endoscopy. Long-term data is limited and weight loss is not anticipated to be maintained once the balloon is removed. Endoscopic procedures needed for placement and removal, in addition to the potential associated complications, limit their adoption. As of April 2020, the FDA has received reports of a total of 18 deaths that occurred in patients with liquid-filled intragastric balloon systems worldwide. Eight of these 18 deaths were patients in the United States.

We believe there is an urgent demand for affordable therapies that result in clinically meaningful weight loss with little or no additional safety risk, opening the possibility to treat people earlier at a lower BMI and potentially prevent or delay the progression of complications related to weight gain.

Our Approach to Weight Management

Plenity — A Biomimetic Approach.    There are many lifestyle related drivers that contributed to the dramatic increase in obesity in the developed world over the last 50 years. One major contributor is the significant increase in the portion size of meals and another major contributor is the quality and composition of food, which has shifted to calorie dense and heavily processed. In addition there is a significant reduction in the consumption of hypocaloric foods, especially foods rich with fiber like vegetables and fruits. One of the reasons vegetables and fruits are so important to a healthy diet — in addition to their nutritional value — is that they provide bulk and texture to a meal and maintain their shape, structure, and firmness, through nearly the entire digestive process. They are also known to have important effect on the gut health. That’s why you tend to feel fuller when you eat a big salad with a meal, and thereby desire to eat less. We wanted to use science to create the same effect.

Plenity was designed using the principles of biomimicry. Biomimicry is the design of materials modeled on biologic structures — thereby leveraging natural designs that have evolved to work favorably in the body. Many modern inventions were developed by studying and mimicking the natural designs of plants and animals. Taking a biomimetic approach and therefore leveraging on “nature’s R&D,” Plenity is a first-of-its-kind superabsorbent hydrogel technology, specifically engineered to have the composition (i.e. large amount of water held by cellulose) and mechanical properties (i.e., elasticity or firmness) as ingested raw vegetables.

Our hydrogels are designed to address several critical challenges of the modern diet: portion size, caloric density, and food composition. Our solution to this challenge: the first super absorbent hydrogel technology based on naturally-derived building blocks, creating small firm 3D structures, similar to ingested raw vegetables, designed to create a sensation of feeling fuller. In the stomach the hydrogel particles form small solid non-aggregating gel pieces consisting of water held by 3D cellulose structures, similar to raw vegetables. There, they are homogeneously mixed with ingested foods, increasing volume and firmness while reducing the caloric density of meals. Like vegetables, the hydrogel pieces are not absorbed and ultimately partially degrade in the large intestine, releasing their water before leaving the body naturally. In clinical trials, 6 out of 10 people achieved clinically meaningful weight loss without serious side effects — losing an average of 10% of their total body weight or approximately 22 pounds.

The technology is non-invasive (taken by capsule, not an injectable), easy to use (the dosing is simple), and straightforward (with minimal clinical follow up). Plenity is non-systemic, not absorbed, and non-habit forming, giving consumers an option that is scientifically proven and clinically validated, FDA cleared, and rooted in nature.

The packaging for Plenity is designed for convenience and to be discrete: each pod contains one dose and is small enough to fit in your pocket. By having Plenity in pods it makes it easier to carry the dose needed for the day. Additionally, a week supply comes in a separate container of 14 pods so it makes it easy to travel with or keep at work for lunch and the rest at home.

Plenity is not a drug, so it does not negatively impact the brain as stimulants do, or affect other internal organs. It is non-systemic, and does not use hormones or require injections. It is also not habit forming and there is no limit on how long you can take Plenity.

We believe Plenity provides the following safety advantages over currently available therapies:

●	acts mechanically in the GI tract and is not absorbed into the blood stream, avoiding acute and chronic side effects caused by systemically acting therapies;
●	passes with food through the GI tract with no procedure required for introduction or removal;
●	has a natural cycling effect similar to food, preventing the habituation, adaptation, and irritation of the GI tract associated with some therapies, such as gastric balloons; and
●	is engineered using components that are considered GRAS by the FDA and widely used in the food industry.

Mechanisms of Action

Plenity is designed to act mechanically throughout the GI tract, working with the body’s natural digestive process to occupy space in the stomach and small intestine without being absorbed as follows:

(1)	Twenty minutes before lunch and dinner, three Plenity capsules are taken with two glasses (16 ounces) of water.
(2)	The capsules are rapidly dissolved in the water, releasing thousands of individual hydrogel particles.
(3)	These particles absorb up to 100X their size in water, forming small pieces of solid gel. They mix homogenously with the foods, increasing the volume and firmness of the ingested meals while reducing the caloric density, therefore promoting satiety and fullness.
(4)	The hydrogel pieces are not digested and maintain their solid gel form as they pass throughout the small intestine as well. This prolongs the sensation of satiety and fullness.
(5)	Upon transition into the large intestine, the digestive enzymes degrade the three-dimensional structure of the hydrogel particles resulting in the release of most of the water, which is then reabsorbed in the body. The remaining degraded particles pass through and are eliminated naturally from the body.

During this process, there are several relevant characteristics of Plenity that we believe ensure that the hydrogel travels safely through the body.

How Plenity differs from fibers

Plenity forms a solid gel in the stomach and small intestine, which is orders of magnitude firmer than hydrated functional fibers like psyllium or glucomannan. This is because Plenity particles have a three-dimensional structure holding water inside them, while functional fibers have a liner structure and only attract water to their surface. Therefore, Plenity creates a firm solid gel pieces very similar to ingested raw vegetables, while functional fibers create viscous liquids, more like a soup. This firmness can be measured and demonstrated through digestive simulations, by measuring the firmness/elasticity, measured as G prime, or G’, utilizing a rheometer.

Note: Data presented as log-transformed G’ values in pascals.

SGF = simulated gastric fluid; SIF = simulated intestinal fluid; SCF = simulated colonic fluid.

Demitri C, et al. Poster presented at American Diabetes Association 77th Scientific Sessions. San Diego, CA; June 9-13, 2017.

Plenity clinical study overview

We conducted a double-blind, placebo-controlled, multi-center trial (the most rigorous type of trial design) of 436 adults with excess weight or obesity, with or without type 2 diabetes, BMI 27-40, over the course of 24 weeks (six months). Plenity or placebo were given in conjunction with diet and exercise.

The GLOW study was designed to measure:

●	Whether at least 35% of individuals receiving Plenity lost 5% or more of their body weight
●	Whether individuals receiving Plenity lost more of their body weight than individuals receiving placebo with a super-superiority margin of 3%

Key highlights of the GLOW study include the following:

●	Six out of ten of individuals receiving Plenity lost at least 5% of their body weight with an average loss of 10% of total body weight (about 22 pounds). These responders also lost an average of 3.5 inches off of their waist measurement.
●	The percent weight loss in all individuals receiving Plenity was 6.4% compared to a 4.4% loss for individuals receiving placebo (p=0.0007)

●	27% were “super-responders” to Plenity. Their average weight loss was 14% (about 30 pounds)
●	Plenity doubled the odds of achieving 5% or greater weight loss compared to placebo
●	Plenity had an overall side effect profile similar to placebo, and no serious adverse events. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence

Data from this study was presented in the journal Obesity authored by leading obesity experts including Frank L. Greenway, MD of LSU’s Pennington Biomedical Research Center, Louis J. Aronne, MD of Weill Cornell Medicine, Caroline Apovian, MD of the Boston University School of Medicine, and Lee M. Kaplan, MD PhD of Massachusetts General Hospital. The paper was named Editor’s Choice.

We have also conducted a small clinical trial in patients that are overweight or obese that was an extension of our larger GLOW study. This extension clinical trial looked at patients who stayed on Plenity for an additional six months (for a total of 12 months). This study demonstrated that, on average, subjects maintained the weight loss they achieved during the first six months of treatment or lost an additional small amount of weight in months six through twelve. In addition, we have a large “real world” registry study planned to begin in the first half of 2022. This study will follow a large number of patients on Plenity for up to two years.

We believe that currently having limited long-term data does not impact the commercialization of Plenity for patients with a BMI of 25 to 40. This is because as part of the April 2019 FDA clearance of Plenity, we received a clear indication that Plenity can be prescribed for patients for an unlimited amount of time —  therefore, we believe no additional data or studies are required to support the long-term use of Plenity.

In terms of additional indications that we may pursue, we have completed, and plan to complete, additional studies to support gaining FDA clearance for these indications. A six-month study examining the impact of one of our hydrogels on patients with pre-diabetes or diabetes with respect to weight loss was recently completed and, as of the date of this prospectus, the results remain under analysis as described below. The two primary endpoints of this study are: 1) the proportion of subjects who achieve weight loss ≥5.0%, and 2) the average percent change in total body weight. In both cases the outcome for subjects on our hydrogel (i.e., GS200) are compared to the outcomes for subjects on placebo at the end of the six-month study. These two weight loss metrics are standard for weight studies designed for FDA review. We are still evaluating whether the outcome results of this study will support FDA authorization for these specific populations or if further studies are advisable. We will also be initiating a study for non-alcoholic fatty liver disease in early 2022 and with input from many of the country’s experts in this disease, we expect the six-month design will be appropriate for the proof-of-concept study. Finally, with respect to a pivotal study we are planning regarding using another version of our hydrogel to treat functional constipation, we have already received formal feedback from the FDA that our proposed 12-week study design is appropriate and acceptable.

Our Other Product Candidates

Our proprietary hydrogel technology allows the flexibility to specifically engineer the hydrogel structure to have different physical properties (e.g., elasticity, media uptake ratio or volume, and hydration speed) that could potentially benefit multiple GI-related and chronic metabolic diseases including pre-diabetes (which occurs in approximately 30% of the adult population), type 2 diabetes (which occurs in approximately 10% of the population), NAFLD/NASH (occurring in 25% of the adult population), and FC (occurring in 14% of the adult population). Each of our pipeline candidates are likely to be regulated through the De Novo or 510(K) FDA pathways.

The following table summarizes the current and expected development status of our product candidates.

GS200 for Weight loss in Prediabetes and Type 2 Diabetes

Because people classified as having obesity are much more likely to develop type 2 diabetes, the increase in obesity rates has contributed significantly to the increase in the number of patients diagnosed with type 2 diabetes (defined by a fasting blood glucose level ≥ 126 mg/dL). According to the American Diabetes Association, or ADA, diabetes was the seventh leading cause of death by disease in the United States in 2017. In 2018, approximately 30.7-32.5 million Americans suffered from type 2 diabetes and 89% of U.S. adults diagnosed with diabetes were overweight or had obesity. An additional 88 million American adults 20 years of age and older were considered as having prediabetes (defined by a fasting blood glucose level ≥ 100 mg/dL and < 126 mg/dL), with approximately 1.5 million new diagnoses of type 2 diabetes per year. Based on current trends, as many as one in three Americans will develop type 2 diabetes in their lifetime. According to the ADA, the economic impact of diagnosed diabetes was estimated to be $327 billion in 2017, approximately $237 billion of which was attributed to direct medical costs, and approximately $90 billion of which was attributed to reduced productivity.

The current treatment paradigm for prediabetes and type 2 diabetes focuses on lifestyle changes, in particular weight loss, as a foundational therapy — as weight loss alone is associated with improvements in glycemic parameters and prevention of the progression from prediabetes to diabetes. Medications to manage blood glucose levels are also prescribed for patients with diabetes. Surprisingly, weight loss therapies are generally not commonly prescribed to these patient populations. Only 2% of people who have excess weight or obesity receive weight loss therapies, and many of these patients have prediabetes or diabetes.

GS200 is a hydrogel similar in concept to Plenity, but has different physical properties that we believe could address different indications and treatment regimens. When compared to Plenity, GS200 hydrates more rapidly and creates a higher elastic response while occupies a slightly smaller volume in the stomach. For example, due to its higher elastic response and accelerated hydration, GS200 could be more suitable for glycemic control, where one relevant mechanism is the delay of the absorption of glucose in the small intestine. For this purpose, the volumetric effect at the beginning of the meal could be less important and GS200 could be administered immediately prior to the meal. We believe that these properties could make GS200 more suitable as a weight loss and glycemic control product for prediabetics and type 2 diabetics. GS200 is currently being evaluated in a human study where the primary endpoints are weight loss and some of the secondary endpoints are related to glycemic control. Gelesis is presently reviewing the data reported in this study.

GS200 clinical study overview and reported data

Gelesis completed a preliminary analysis of the LIGHT-UP study, a multicenter, randomized, double-blind, placebo-controlled, investigational study that enrolled 254 subjects with overweight or obesity who also have prediabetes or type 2 diabetes, and that analysis remains underway. The study was designed to assess the change in body weight in adults after six months of treatment with a new oral superabsorbent hydrogel (GS200) or placebo. The study met both of its primary endpoints: the proportion of participants who achieved at least 5% body weight loss (defined as “Responders”) and the change in body weight as compared to placebo after six months of therapy.

Among the participants who completed the study protocol requirements (PP population1), 64% of GS200-treated participants were Responders vs. 41% in the placebo group (p=0.001). Including data from participants who did not complete the study (ITT-MI population2) in the preliminary analysis, 55% of GS200-treated participants were Responders vs. 34% in the placebo group (p=0.0004). The average body weight loss of the Responders was 11% (approximately 23 pounds) and their waist circumference was reduced by 5.5 inches on average. Importantly, GS200 treated participants had 2.8 higher odds as compared to placebo to become Responders (adjusted odds ratio [OR]: 2.83, P=0.0004), achieving the first primary endpoint of the study.

With respect to average total weight loss, the complete GS200 treatment group (including both Responders and non-Responders) demonstrated superiority over placebo after 6 months of treatment (body weight loss of 6.9% vs. 4.1%, P=0.0003 in the PP population and 6.3% vs. 3.6%, P=0.0006 in the ITT-MI population), thereby achieving the second primary endpoint.

This study was conducted at 36 clinical sites in Europe and North America with 208 subjects who completed the 6-month study. Upon preliminary regional analyses, both primary endpoints were met across the entire ITT-MI and PP populations and were also highly significant in Europe alone (N=134 completers). In North America alone, there was no difference between GS200 and placebo with respect to the primary endpoints. The North American region included approximately half the number of subjects who completed the study compared to Europe (N=74 completers). While the primary endpoints were met, Gelesis continues to analyze this data and the insights it may derive as it plans its next steps in the development of GS200 and final plans to present the detailed results in a scientific venue.

Less than 2% of the GS200 treated participants dropped out of the LIGHT-UP study due to adverse events (AEs), which was similar to the dropout rate in the placebo group. There were no statistically significant differences in the incidence and severity of AEs between the two groups except for the overall incidence of gastrointestinal-related AEs, which was slightly higher in the GS200 group. No serious adverse events related to GS200 were observed and 95% of all AEs in the GS200 group were mild or moderate in intensity.

Note: The primary endpoints were calculated by using two pre-specified statistical methods:

1.	The Per Protocol Population (PP population). This is the population of study subjects who completed the study without major protocol deviations; and
2.	The Intent-to-Treat Multiple Imputation Population (ITT-MI population) This is the population of all randomized subjects, and missing data is handled through the use of multiple imputation statistical techniques.

GS300 for Nonalcoholic Fatty Liver Disease (NAFLD) and Nonalcoholic Steatohepatitis (NASH)

NAFLD is defined as the presence of excess hepatic fat accumulation after the exclusion of other causes of hepatic steatosis, including excessive alcohol consumption, and other conditions that may lead to deposition of fat in the liver. NAFLD encompasses a broad clinical spectrum of severity ranging from simple nonalcoholic fatty liver, that is not generally a severe clinical problem, to NASH that can lead to advanced fibrosis, cirrhosis, and finally hepatocellular carcinoma. NAFLD is the most common liver disease in the world with about 25% to 30% prevalence in developed countries based on various studies. It is highly correlated with obesity and diabetes. Around 7% – 30% of NAFLD patients develop NASH, which is associated with hepatic inflammation and cellular ballooning with or without fibrosis. The National Institutes of Health estimates as many as 30 million people, or 12% of U.S. adults, now have NASH and it is currently the second leading indication for liver transplantation and is projected to be the leading cause of liver transplantation within the next few years as it is now the fasting growing cause of liver transplantation in the world. It is estimated the United States spends $5 billion annually in healthcare costs related to the NASH and the costs are expected to rise to $18 billion by 2030. Importantly, other than weight loss, the are no proven therapies on the market for NAFLD and NASH.

NASH is also commonly associated with metabolic comorbidities, including obesity, type 2 diabetes, dyslipidemia, and insulin resistance. A correlation between increased gut permeability and NASH has also been observed in clinical and experimental studies. NASH is usually asymptomatic and currently can only be reliably diagnosed by liver biopsy after exclusion of other causes for steatohepatitis such as alcohol abuse or certain medications. Diagnosing NASH can be improved using imaging and serum biomarkers (e.g., liver enzymes and liver magnetic resonance imaging, or MRI, scans). Weight loss is the primary treatment for NASH (and NAFLD). Significant weight loss (i.e., greater than 7% of total body weight reduction) has proven to reduce liver fat, inflammation and fibrosis or scarring in several clinical studies. There are no FDA-approved treatments available for NAFLD and NASH, though several therapeutic products are in late-stage clinical development. There is an urgent need for safe and effective therapies to treat NASH and related issues of obesity and metabolic syndrome.

Based on our preclinical and clinical research, we believe that GS300 has the potential to be an effective and safe treatment for NAFLD and NASH, either alone or in combination with other therapies. Our belief is based on observed positive effects of this version of our hydrogel technology on multiple mechanisms of action believed to be important in the development and/or progression of NAFLD to NASH and cirrhosis:

●	weight loss;
●	improvement in insulin resistance;
●	reduced gut permeability; and
●	improved composition of the microbiome.

With input from a scientific advisory board of scientific leaders in NASH research, we developed a research protocol for a pilot study that began site selection in late 2020. The study will be a randomized double-blind, placebo-controlled trial comparing GS300 to a placebo. We expect to enroll approximately 250 subjects in the study and have top-line results in the fourth quarter of 2023. Key primary outcomes of this study are weight loss and reduction of liver fat as measured by MRI-proton density fat fraction scanning. Other outcomes will be markers of liver inflammation, insulin resistance, fibrosis, gut permeability, and shifts in the microbiome.

GS500 for Functional Constipation (formerly known as chronic idiopathic constipation)

FC is a health condition in which a person experiences chronic symptoms of constipation without an identifiable cause. It is one of the most common gastrointestinal disorders worldwide, with a global prevalence of 14% in adults. In the United States, there approximately 35 million adults may suffer from FC. Lifestyle modifications, including increasing dietary fiber, hydration and exercise, are the first step in managing FC. If patients do not respond to these lifestyle modifications, then treatment with osmotic and stimulant laxatives (mostly over-the-counter products) are often used. Approximately 50% of patients do not find these traditional laxatives to be satisfactory and seek other solutions. Prescription options sometimes are offered to patients that do not respond to traditional laxatives, but these options have common side effects (e.g., diarrhea).

Existing prescription options include Amitiza (lubiprostone), Linzess (linaclotide), Trulance (plecanatide) and Motegrity (prucalopride). All of these drug therapies work by entering the patient’s blood stream.

Similar to Plenity, our superabsorbent hydrogel candidate GS500 has a unique non-systemic mechanism of action and works locally in the GI tract. If proven safe and effective, GS500 has the potential to become a new approach to treat FC. In an investigator sponsored study conducted by researchers at the Massachusetts General Hospital, GS500 demonstrated statistically significant benefit in decreasing colon transit time. We plan to advance GS500 into a pivotal 12-week global study that is expected to enroll 260 subjects with FC and compare the effectiveness of GS500 to a placebo. We anticipate top line results in the second quarter of 2023.

License Agreements

One S.r.l.

In October 2008, we entered into a patent license and assignment agreement and master agreement with One S.r.l., or One, and certain inventors to license and subsequently purchase certain intellectual property, including core patents that cover our superabsorbent hydrogel technology. One and the inventors are bound by non-competition provisions, which prohibit them from developing, manufacturing or commercializing any product or process related to diet, weight loss, food products or obesity during the term of our agreement and for a year after its termination. Additionally, the inventors have agreed to assign to us certain future technology relating to food products that they develop during the term of the agreement, as well as other improvements to our existing intellectual property rights that result from certain activities they perform for us.

In October 2020, we last amended and restated the agreement with One, pursuant to which we are required to pay One a 2.0% royalty on net product sales and €17.5 million upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income.

China Medical System (CMS)

In June 2020, we and CMS Bridging DMCC, a subsidiary of China Medical Systems Holdings Limited, or CMS, entered into a set of licensing, collaboration, and investing agreements, or CMS Agreements, involving the license of our intellectual property to CMS in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates, or the CMS Territory, and governing the supply of Plenity to CMS for sale in the CMS Territory. Under the terms of the CMS Agreements, we granted CMS an exclusive, transferable, sublicensable, and royalty-bearing license of our intellectual property to develop, import, register, manufacture, and commercialize Plenity, whether through online sales channels or offline sales channels during the term of the CMS Agreements. In accordance with the CMS Agreements, all legal and beneficial ownership of (i) all intellectual property rights relating to Plenity (including any data generated from the use of Plenity and other improvements) and (ii) all of the information provided or generated under the CMS Agreements or otherwise related to Plenity shall both ultimately belong to and remain vested with us. CMS must purchase Plenity at a markup of our cost of goods sold.

As consideration for the rights and licenses granted by to CMS under the CMS Agreements, CMS paid us a one-time, non-refundable and non-creditable upfront fee of $15.0 million and is required to pay a one-time, non-refundable, and non-creditable milestone payment of $5.0 million within thirty (30) days after the earlier of (i) the approval of marketing authorization of Plenity as a prescription product by the National Medical Products Administration, and (ii) the fifth (5th) anniversary of the CMS Agreements’ effective date. The CMS Agreements also contain commercial milestones of up to $388 million in the aggregate, due to us based on the achievement of annual net product revenue thresholds in the CMS Territory. Additionally, CMS will pay us royalties on net sales of all Gelesis products sold in the CMS Territory commencing January 1, 2022 through the expiration date of the CMS Agreements.

PureTech Health

In December 2009, we entered into a royalty and sublicense income agreement with PureTech Health LLC, or PureTech, under which we are required to pay PureTech a 2.0% royalty on net product sales received as a result of developing hydrogel-based products and technology using the intellectual property we license from PureTech. The royalty rate is subject to certain downward adjustments in the event we are required to pay third parties to obtain a license to intellectual property rights that are necessary for us to develop or commercialize our products. Our obligation to pay royalties to PureTech will terminate upon termination of our license agreement with One.

Trade Secrets

Gelesis’ proprietary superabsorbent hydrogel technology is also protected as trade secrets, which cover a variety of aspects of our operations. Gelesis’ trade secrets may include manufacturing operations and other business processes. We use a variety of means to protect our trade secrets, including entering into confidentiality agreement with employees and third parties.

Trademarks and Domain Names

We have trademark rights and registrations in our name, logo, and other brand indicia in the United States and other jurisdictions around the world. We also have registered domain names for websites that we use in our business, such as www.gelesis.com, and www.myplenity.com.

Manufacturing and Facilities

Manufacturing the superabsorbent hydrogel used in Plenity and our other product candidates is a unique, proprietary process that is performed in-house by our subsidiary, Gelesis S.r.l., located in Italy. During 2020, we completed a limited manufacturing scale-up to enable the beta launch of Plenity in the U.S. market, while simultaneously constructing state-of-the-art commercial-scale facilities to enable the full launch of Plenity. Production is expected to commence at our first commercial-scale manufacturing facility in the fourth quarter of 2021, with the facility designed to have an aggregate manufacturing capacity of approximately 320,000 Plenity 28-day supply units produced on a monthly basis when development is complete. We have also initiated construction of a second commercial-scale manufacturing facility, with production expected to commence in the fourth quarter of 2022. Our second commercial-scale facility is designed to have an aggregate manufacturing capacity of approximately 960,000 Plenity 28-day supply units produced on a monthly basis when development is complete. In addition to our existing know-how in manufacturing superabsorbent hydrogels, we continue to seek improvements in manufacturing efficiency through research and development in material science and commercial-scale real-world optimization.

We engage contract-manufacturing organizations in North America to perform ancillary finished-good packaging services as a means of controlling costs and enabling growth capabilities.

Sales and Marketing

Plenity is, and our future product candidates, if approved, may, be marketed, detailed, and presented through the same channels as orally administered weight loss pharmaceuticals. Plenity is, and our future product candidates, if approved, may be prescribed predominantly by primary care physicians, including general practitioners, family practitioners, and internists, as well as endocrinologists and obesity/metabolism specialists.

Driving consumer awareness, interest, and demand is foundational to our brand strategy and the significant planned sales and marketing spend we expect to incur. We aim to leverage vehicles in the media mix including in-home and out-of-home advertising using digital, linear TV, direct response TV, social promotion, celebrity engagement and social influencers. Our reliance on direct-to-consumer marketing as our primary demand driver should allow us to improve the efficiency of our sales force investments. We anticipate consumer pull will reduce the need for typical high volume HCP call frequencies and allow for efficient use of a limited and outsourced contract sales force. We anticipate our promotional activities will motivate potential future members to ask an HCP about acquiring Plenity through one of two channels: telehealth or traditional non-telehealth.

We are partnering with Roman Health Pharmacy (“Ro”), a leading telehealth platform in the United States, to provide convenient and immediate access to physicians online at no cost. We have entered into an agreement with Ro, giving it exclusive telehealth distributor rights to sell Plenity via telehealth in the United States through June 2023. Pursuant to the terms of the agreement, we have no obligations or commitments beyond the sale and supply of Plenity to Ro. Pursuant to the terms of the agreement, Ro has no obligations or commitments specifically with respect to marketing and promotional spend in support of the sale of Plenity to consumers.

We have engaged a limited outsourced contract sales force to promote Plenity to target physicians. To support prescription fulfillment for our non-telehealth tradition HCP promotional efforts, we executed an exclusive distribution agreement with GoGoMeds, or GGM, giving GGM exclusive distributor rights to all non-telehealth mail order prescriptions generated in the United States by health care providers through February 2022.

We have established partnerships with behavioral weight management companies such as WW International, Inc. and Noom, providing members access to WW’s behavioral weight management program and supporting lifestyle content and offering discounts to Noom’s subscription programs.

To further develop our commercial infrastructure, we may establish additional alliances with additional biotechnology or pharmaceutical company collaborators, depending on, among other things, the applicable indications, the related development costs, and our available resources.

Competition

Due to the growing overweight and obesity epidemic and consumer demand, there are many competitors in the field of obesity treatment. Obesity treatments range from behavioral modification, to drugs and medical devices, and surgery, generally as a last resort. Although Plenity regulated as a novel medical device, it can be used by patients and prescribed by physicians in the same manner as an orally administered drug. Because of Plenity’s unique product profile and go-to-market strategy, also considering the significant clinical inertia not to treat overweight and obesity, we expect Plenity to become a foundational approach for weight management and be positioned to work synergistically with other approaches rather than being a direct competition.

Drugs

Orally Administered Drugs

Three oral drugs that are FDA approved and currently marketed for the treatment of obesity are phentermine/topiramate, naltrexone/bupropion, and orlistat. Each treatment is indicated for patients with overweight and obesity with at least one comorbidity. In September 2012, Vivus, Inc. commercially launched its combination product, Qsymia (phentermine/topiramate) in the United States. In October 2014, Takeda Pharmaceutical Company Limited commercially launched its combination product, Contrave (naltrexone/bupropion), in the United States. Contrave is currently marketed in the United States by Currax Pharmaceuticals LLC. Orlistat is currently marketed in the United States by H2-Pharma, LLC under the brand name Xenical and over-the-counter at half the dose of Orlistat by GlaxoSmithKline plc under the brand name alli. In addition to competing with one another, these drugs also compete against generic forms of phentermine, topiramate, naltrexone, and bupropion.

Injectable Drugs

Several pharmaceutical companies, have or are developing injectable drugs for obesity. Saxenda, a formulation of Novo Nordisk’s liraglutide, was approved by the FDA in December 2014 for the treatment of obesity. Liraglutide is currently also marketed by Novo Nordisk for the treatment of type 2 diabetes under the brand name Victoza in the United States. Wegovy, a sub-cutaneoous formulation of Novo Nordisk’s semaglutide was approved by the FDA in June of 2021.

Medical Devices and Surgery

Other than Plenity, four types of FDA-regulated devices are currently marketed for weight loss. Intragastric balloon manufacturers including Apollo EndoSurgery, Inc. and Obalon Therapeutics, Inc. commercialize ORBERA Balloon and the Obalon Balloon, respectively. Aspire Assist, manufactured by Aspire Bariatrics, Inc., is a gastric emptying system that allows patient to aspirate digested food after a meal. SmartByte, manufactured by Scientific Intake Limited Co., is a device that is designed to occupy space in the roof of the mouth to reduce food intake. LAP-BAND Adjustable Gastric Banding System, manufactured by BioEnterics Corporation, is a gastric band that is placed around the upper part of the stomach in a surgical procedure leaving only a small pouch available for food.

Bariatric surgery, including gastric bypass, gastric sleeve and gastric banding procedures, is typically employed for patients with obesity with a BMI exceeding 40 or those with a BMI greater than 35 who are experiencing obesity-related complications such as type 2 diabetes, high blood pressure or severe sleep apnea.

Reimbursement

We believe the successful launch of our products and product candidates will not be dependent on reimbursement from third-party payors, such as government health programs and private insurance companies and we do not expect any such direct reimbursement to be available at this time. Accordingly, our strategy and business plan do not contemplate any such reimbursement. Although obesity has long been recognized as a significant public health and economic problem for the U.S. healthcare system, insurance coverage for obesity treatments has been limited. The legislative authorization for Medicare’s prescription drug benefit program specifically prohibits coverage of obesity drugs and until recently, there has been little clinical evidence to convince insurers of the efficacy of obesity treatments, let alone coverage for dietary regimens and products. When coverage is provided by insurers, such as for treatments such as bariatric surgery, it is typically limited to patients with morbid obesity. For reasons noted elsewhere herein, we believe that our commercialization strategy, which does not rely on third-party-payor reimbursement, has a number of significant strategic advantages for us.

Government Regulation

Regulation of Medical Devices in the United States

General Requirements

Under the Federal Food, Drug, and Cosmetic Act, or the FDC Act, a medical device is an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component part, or accessory which is: (i) recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them; (ii) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or (iii) intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes.

In the United States, medical devices are subject to extensive regulation by the FDA under the FDC Act, and its implementing regulations, and certain other federal and state statutes and regulations. The laws and regulations govern, among other things, the research and development, design, testing, manufacture, packaging, storage, recordkeeping, approval, labeling, promotion, post-approval monitoring and reporting, distribution and import and export of medical devices. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as FDA refusal to approve pending premarket approval applications, or PMAs, issuance of warning letters, mandatory product recalls, import detentions, civil monetary penalties, and/or judicial sanctions, such as product seizures, injunctions, and criminal prosecution.

The FDC Act classifies medical devices into one of three classifications based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the fewest regulatory controls. Class III devices are generally the highest risk devices and are subject to the highest level of regulatory control to provide reasonable assurance of the device’s safety and effectiveness. Class III devices must typically be approved by the FDA before they are marketed.

Generally, establishments that manufacture and/or distribute devices, including manufacturers, contract manufacturers, sterilizers, repackagers and relabelers, specification developers, reprocessors of single-use devices, remanufacturers, initial importers, manufacturers of accessories and components sold directly to the end user, and U.S. manufacturers of export-only devices, are required to register their establishments with the FDA and provide the FDA a list of the devices that they handle at their facilities.

Pre-market Approval and Pre-market Notification

While most Class I and some Class II devices can be marketed without prior FDA authorization, most medical devices can be legally sold within the United States only if the FDA has: (i) approved a PMA application prior to marketing, applicable to Class III devices for which the FDA has required a PMA; or (ii) cleared the device in response to a premarket notification, or 510(k) submission, generally applicable to Class II and some Class I devices. Some devices that have been classified as Class III are regulated pursuant to the 510(k) requirements because FDA has not yet called for PMAs for these devices. Other less common regulatory pathways to market for Class III devices include the humanitarian device exception, or HDE, or a product development protocol, or PDP.

510(k) Pre-market Notification.    Most Class II and limited Class I devices require a 510(k) clearance in order to be commercially distributed in the United States. To obtain 510(k) clearance, a manufacturer must submit a premarket notification to the FDA demonstrating that the proposed device is substantially equivalent to a legally marketed device, referred to as the predicate device. A predicate device may be a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet required submission of PMA applications. The manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or it is shown to be equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device.

There are three types of 510(k)s: traditional, special and abbreviated. Special 510(k)s are for devices that are modified and the modification needs a new 510(k) but does not affect the intended use or alter the fundamental scientific technology of the device. Abbreviated 510(k)s are for devices that conform to a recognized standard. The special and abbreviated 510(k)s are intended to streamline review. The FDA intends to process special 510(k)s within 30 days of receipt, and abbreviated 510(k) within 90 days of receipt. Though statutorily required to clear a traditional 510(k) within 90 days of receipt, the clearance pathway for traditional 510(k)s can take from four to 12 months, or even longer.

De Novo Classification.    Devices of a new type that FDA has not previously classified based on risk are automatically classified into Class III by operation of section 513(f)(1) of the FDC Act, regardless of the level of risk they pose. To avoid requiring PMA review of low- to moderate-risk devices classified in Class III by operation of law, Congress enacted section 513(f)(2) of the FDC Act. This provision allows FDA to classify a low- to moderate-risk device not previously classified into Class I or II. The de novo process has been infrequently used. In 2012, Congress amended the process to potentially make it more amenable to FDA and industry. It is not yet clear whether the changes will lead to greater use of de novo classification.

PMA Approval.    For Class III devices for which the FDA has required a PMA, a PMA application must be submitted to the FDA with proof of the safety and effectiveness of the device to the FDA’s satisfaction. The cost of preparing and submitting a PMA is substantial. Under federal law, the submission of most PMAs is additionally subject to a substantial annually-adjusted application user fee, currently exceeding $250,000. Satisfaction of FDA premarket approval requirements typically takes years and the actual time required may vary substantially based upon the type, complexity, and novelty of the device or disease.

Results from adequate and well-controlled clinical trials are required to establish the safety and effectiveness of a Class III PMA device for each indication for which FDA approval is sought. After completion of the required clinical testing, a PMA including the results of all preclinical, clinical, and other testing, and information relating to the product’s marketing history, manufacture, and controls, is prepared and submitted to the FDA.

Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which typically takes one to three years, but could take longer. The review time is often significantly extended as a result of the FDA asking for additional information or clarification of information already provided. During the review period, an FDA advisory committee, typically a panel of clinicians, may be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel’s recommendation is important to the FDA’s overall decision making process. The FDA will also typically inspect one or more clinical sites to assure compliance with FDA regulations. Additionally, the FDA will inspect the facility or the facilities at which the device is manufactured. FDA will not approve the device unless compliance is shown with QSR requirements, which impose elaborate testing, control, documentation and other quality assurance procedures.

Upon completion of PMA review, the FDA can: (i) approve the PMA; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.

An approval order authorizes commercial marketing of the device with specific prescribing information for one or more specific indications, which can be more limited than those originally sought by the manufacturer. As a condition of PMA approval, the FDA may restrict the sale, distribution, or use of the device to help ensure that the benefits of the device outweigh the potential risks. Moreover, FDA may impose substantial post-approval testing and post-market surveillance to monitor the device’s safety or effectiveness. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval. Once granted, FDA has the authority to withdraw device approvals if compliance with regulatory requirements is not maintained or problems are identified following initial marketing.

An “approvable letter” generally requires the applicant’s agreement to specific conditions, e.g., changes in labeling, or specific additional information, e.g., submission of final labeling, in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications.

Exempt Devices.    If a manufacturer’s device falls into a generic category of Class I or Class II devices that FDA has exempted by regulation, a premarket notification is not required before marketing the device in the United States. Manufacturers of such devices are required to register their establishments and list the generic category or classification name of their devices. Some 510(k)-exempt devices are also exempt from QSR requirements, except for the QSR-complaint handling and recordkeeping requirements.

Pre-Submission Meetings.    The FDA has mechanisms to provide companies with guidance prior to formal submission of either a 510(k) or PMA. One such mechanism is the pre-submission program in which a company has a “pre-submission” meeting as outlined in the FDA guidance document “Requests for Feedback on Medical Device Submissions: The Pre-Submission Program and Meetings with the Food and Drug Administration Staff” that was issued on February 18, 2014. The main purpose of the pre-submission meeting is to provide companies with guidance from the FDA on matters of significance to an approval decision. Prior to the pre-submission meeting, the company provides a briefing document to the FDA. The FDA is not obligated to follow the recommendations it provides to companies as a result of a pre-submission meeting.

Clinical Trials

A clinical trial is almost always required to support a PMA application or de novo submission and is sometimes required for a premarket notification. For significant risk devices, the FDA regulations require that human clinical investigations conducted in the United States be approved via an Investigational Drug Exemption (IDE), which must become effective before clinical testing may commence. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical trial must still be conducted in compliance with various requirements of FDA’s IDE regulations. In some cases, one or more smaller studies may precede a pivotal clinical trial intended to demonstrate the safety and effectiveness of the investigational device. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification, the FDA may permit a clinical trial to proceed under a conditional approval. If the FDA disapproves the IDE within this 30-day period, the clinical trial proposed in the IDE may not begin.

An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must also include a description of product manufacturing and controls, and a proposed clinical trial protocol. FDA typically grants IDE approval for a specified number of patients to be treated at specified study centers. During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting, and record keeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with all reporting and record keeping requirements. The IDE requirements apply to all investigational devices, whether considered a significant or nonsignificant risk. Prior to granting PMA approval, the FDA typically inspects the records relating to the conduct of the study and the clinical data supporting the PMA application for compliance with IDE requirements.

Clinical trials must be conducted: (i) in compliance with federal regulations, including those related to good clinical practices, or GCPs, which are intended to protect the rights and health of patients and to define the roles of clinical trial sponsors, investigators, and monitors; and (ii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Clinical trials are typically conducted at geographically diverse clinical trial sites, and are designed to permit FDA to evaluate the overall benefit-risk relationship of the device and to provide adequate information for the labeling of the device. Clinical trials, for significant and nonsignificant risk devices, must be approved by an institutional review board, or IRB, for each trial site. An IRB is an appropriately constituted group that has been formally designated to review and monitor biomedical research involving patients and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety, and welfare of human research subjects.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that FDA may impose with respect to manufacturing.

Investigational devices may only be distributed for use in an investigation, and must bear a label with the statement: “CAUTION — Investigational device. Limited by Federal law to investigational use.”

Disclosure of Clinical Trial Information

Sponsors of clinical trials of medical devices are required to register with clinicaltrials.gov, a public database of clinical trial information, and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed until the product being studied has been approved. For medical device clinical trials, public availability of study registration information can also be delayed until approval of the device. Competitors may use this publicly-available information to gain knowledge regarding the design and progress of our development programs.

Post-market Requirements

After a device is placed on the market, numerous regulatory requirements apply. These include: the QSR, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or “off-label” uses, the Medical Device Reporting regulation, and the Reports of Corrections and Removals regulation (which requires manufacturers to report recalls and field actions to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDC Act).

FDA enforces these requirements by inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

●	fines, injunctions, and civil penalties;
●	recall or seizure of products;
●	operating restrictions, partial suspension or total shutdown of production;
●	refusing requests for 510(k) clearance or PMA approval of new products;
●	withdrawing PMA approvals already granted; and
●	criminal prosecution.

Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

Device Modifications

Some changes to an approved PMA device, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs.

Modifications to a device that received 510(k) clearance may require a new 510(k) submission if those changes could significantly affect the safety or effectiveness of the device, or if the modifications represent a major change in intended use. If the manufacturer determines that a modification could not substantially affect the safety or effectiveness of the device, it should document the changes and rationale for not submitting a new 510(k). Though the manufacturer is responsible for the initial assessment, FDA may disagree, and later require the manufacturer to submit a 510(k) for the modified device. FDA could require the manufacturer to cease marketing the modified device during the pendency of the 510(k) clearance process.

Adverse Event Reporting and QSR Compliance

Following FDA approval of a PMA or 510(k) clearance, the device sponsor must submit reports to FDA regarding adverse events. Under the Medical Device Reporting regulation, manufacturers must report to the FDA if their device may have caused or contributed to a death or serious injury or if a malfunction occurred that would be likely to cause or contribute to a death or serious injury if it were to recur. For a PMA or Class II 510(k) device, the FDA also may require device tracking, and post-market surveillance to monitor the effects of an approved or cleared product. The FDA may also require post-market studies. In addition, quality-control, manufacture, packaging, and labeling procedures must continue to conform to the Quality System Requirements (QSR) after approval and clearance. FDA is required by the FDC Act to inspect device manufacturers every 2 years to assess compliance with the QSR, although FDA does not always adhere to this schedule. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with the QSR. The FDA may withdraw product approvals or recommend product recalls if a company fails to comply with regulatory requirements. FDA has the authority to conduct mandatory recalls, but that authority is rarely used.

Regulation of the Practice of Medicine and Telehealth in the United States

An important element of our direct-to-consumer approach is providing consumer access through telehealth platforms. The practice of medicine, including telehealth medicine, is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the qualifications of the provider, the practice of medicine (including specific requirements when providing health care utilizing telehealth technologies and the provision of remote care), the continuity and adequacy of medical care, the maintenance of medical records, the supervision of personnel, and the prerequisites for the prescription of medical devices such as Plenity. Because the practice of telehealth is relatively new and rapidly developing, regulation of telehealth is evolving and the application, interpretation and enforcement of these laws, regulations and standards can be uncertain or uneven. However, as of now, interpretation of the state medical boards policy in all fifty states permit the prescribing of Plenity through telehealth platforms, and Plenity is being made available through telehealth platforms in all fifty states.

Advertising, Promotion, Anti-Kickback Statute, False Claims Laws, and Other Healthcare Regulatory Laws

A device may be marketed only for the indications for use for which it was approved or cleared.

In addition to FDA restrictions on marketing of devices, device companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, and transparency laws and regulations related to pricing and payments and other transfers of value made to physicians and other healthcare providers. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.

Regulatory Considerations for Outside the United States

In the European Union medical devices were previously regulated under Directive 93/42/EEC, also known as the Medical Device Directive, or MDD, and the implementing legislation in each Member State of the European Union, or EU. On May 25, 2017, Regulation 2017/745, also known as the Medical Devices Regulation, or MDR, entered into force. The MDR repealed the MDD and was, among other things, intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation. The MDR has been fully applicable since May 26, 2021.

In order to be sold in the Member States of the EU, medical devices must comply with the essential requirements of the MDR (and previously, the MDD) and therefore be entitled to bear the Conformité Européene, or CE, marking, without which they cannot be sold. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The method of assessing conformity varies depending on the risk class of the device. Devices can fall under Class I (lowest risk), Class IIa, Class IIb and Class III (the highest risk). Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the MDR, a conformity assessment procedure requires the intervention of an organization accredited by a Member State of the European Union to conduct conformity assessments, known as a notified body. Depending on the device’s class, the manufacturer may submit a Technical File to a notified body that demonstrates consistency with the essential requirements under the MDR. Class III devices also require submission of a Design Dossier. Demonstrating consistency with the MDR’s requirements may entail the manufacturer providing both pre-clinical as well as human data form clinical trials. The notified body’s assessment also may consist of an audit of the manufacturer’s quality system or specific testing of the manufacturer’s product. A number of notified bodies exist in Europe and the sponsoring company is responsible for choosing the notified body. The notified body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

Under the MDR, conformity assessment certificates issued under the MDD prior to May 25, 2017 will remain valid in accordance with their term, however, certain requirements of the MDR will apply, including relating to post-market surveillance, vigilance and registration of economic operators and devices. Certificates issued under the MDD from May 25, 2017 until May 25, 2021 will remain valid in accordance with their term, but shall not exceed five years and shall become void after May 26, 2024.

In order for devices to be sold in the EU, a quality management system, or QMS, must be put in place that is consistent with certain sets of standards set by the International Standards Organization, or ISO, such as ISO 13485. The QMS must be audited prior to Gelesis100 obtaining a CE mark. In the EU, manufacturing, sales, promotion and other activities following product approval are also subject to regulation by competent authorities.

Following the UK’s departure from the EU on January 31, 2020, the UK (which comprises Great Britain and Northern Ireland) continued to follow the same regulations as the EU during a transition period which ended on December 31, 2020. Now that this transition period has ended, all medical devices must be registered with the Medicines and Healthcare products Regulatory Agency, or MHRA, before being placed on the Great Britain (GB) market. There is a grace period to allow time for compliance with the new registration process, with high risk devices (i.e. Class III devices and Class IIb implantables) requiring registration by May 1, 2021, and low risk devices requiring registration later in 2021 (Class IIb and IIa devices from September 1, 2021 and Class I devices from January 1, 2022). European CE marks will continue to be recognized in GB until June 30, 2023, following which a UKCA mark will be required for a medical device to be marketed in GB. The MDR will not automatically apply in GB, so the regulation of medical devices in GB may diverge from EU regulations in future. The EU regulatory framework on medical devices will, however, continue to apply in Northern Ireland under the Northern Irish Protocol and medical devices in Northern Ireland may either carry a European CE mark or a CE UKNI mark (although devices bearing the CE UKNI marking will not be accepted on the EU market).

Although some other countries outside of the United States and the EU may accept either FDA approval or a CE mark as a basis for regulatory approval, many countries, e.g., Japan, have their own requirements in order for a device to be marketed. In order to market its products in those countries, Gelesis would need to submit the appropriate applications and meet the requirements set by those regulatory agencies.

As is the case in the United States, the failure to comply with regulatory requirements in foreign countries subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. New information regarding the safety or effectiveness of a product could result in either increased regulatory requirements or change the ability of Gelesis to access markets.

Employees

As of September 30, 2021, we employed 100 full-time employees and 15 consultants. We have never had a work stoppage, and none of our employees is represented by a labor organization or under any collective-bargaining arrangements. We consider our employee relations to be good.

Facilities

Our corporate headquarters are located in Boston, Massachusetts, where we occupy approximately 9,446 square feet of office space subleased from PureTech. We also operate manufacturing and research and development facilities in Italy, including a 51,000 square foot facility which will become operational in the fourth quarter of 2021, as well as approximately 12 acres of land, where we have initiated construction of an additional 207,000 square foot facility. Both facilities are near the Town of Lecce in the Puglia region of Italy.

Legal Proceedings

As of the date of this prospectus, we were not party to any legal matters or claims. In the future, we may become party to legal matters and claims arising in the ordinary course of business, the resolution of which we do not anticipate would have a material adverse impact on our financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GELESIS

The following discussion and analysis provides information which we believe is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Information of Gelesis, Inc.” and Gelesis’ audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma financial information as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a commercial stage biotherapeutics company built for consumer engagement. We are focused on advancing first-in-class superabsorbent hydrogel therapeutics for chronic gastrointestinal, or GI, diseases including excess weight, type 2 diabetes, NAFLD/NASH, functional constipation, and inflammatory bowel disease. Our biomimetic superabsorbent hydrogels are inspired by the composition and mechanical properties (e.g. firmness) of raw vegetables. They are conveniently administered in capsules taken with water to create a much larger volume of small, non-aggregating hydrogel pieces that become an integrated part of the meals, and act locally in the digestive system.

Our first commercial product, Plenity, received de novo clearance from the FDA on April 12, 2019 to aid in weight management in adults with excess weight or obesity, Body Mass Index (BMI) of 25 to 40 kg/m2, when used in conjunction with diet and exercise.

Plenity, which is available by prescription in the United States, became available for first commercial sale in May 2020 to a limited number of consumers. In October 2020 availability was increased to test commercial interest and consumer experience. We anticipate activities associated with a full commercial launch in the United States to begin in late 2021. While these are significant milestones, continued commercialization of Plenity will require significant external funding until we are able to generate positive cash flows from product sales.

Since our inception in 2006, we have devoted our resources to business planning, developing proprietary superabsorbent hydrogel manufacturing know-hows and technologies, preclinical and clinical development, commercial activities, recruiting management and technical staff and raising capital. We have funded our operations to date through proceeds from the issuance of redeemable convertible preferred stock, license and collaboration agreements, long-term loans, and government grants.

We have incurred significant operating losses to date. Our net losses were $25.9 million and $23.0 million for the years ended December 31, 2020 and 2019, respectively, and $74.1 million and $12.0 million for the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, we had an accumulated deficit of $246.1 million. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future if, and as we:

●	continue to increase the commercialization of Plenity by investing in advertising and promotion;
●	increase our commercial manufacturing supply capabilities for Plenity and our other product candidates currently in clinical development;
●	advance the development of our product candidate pipeline;
●	continue our research activities and preclinical and clinical development efforts of our superabsorbent hydrogel technology;

●	maintain, expand and protect our intellectual property portfolio;
●	seek marketing approvals for our product candidates if and when they successfully complete clinical trials;
●	acquire or in-license additional product candidates and technologies;
●	expand our infrastructure and facilities to accommodate our growing employee base and ongoing development activity;
●	establish a sales, marketing and distribution infrastructure to commercialize Plenity and any other products for which we may obtain marketing approval; and
●	add operational, financial and management information systems and personnel, including personnel to support our research and development programs, any future commercialization efforts and our transition to operating as a public company following the completion of this registration.

As a result, we will require substantial additional funding to support our continuing operations until we are able to generate positive cash flows from product sales. Until such time, we expect to finance our operations through equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. If we are unable to obtain funding, we may be forced to delay, reduce or eliminate some or all of our commercialization efforts, research and development programs or product pipeline expansion, which could adversely affect our business prospects, or we may be unable to continue operations.

As of the date of this prospectus/proxy statement, we expect that our existing cash and cash equivalents will only be sufficient to fund our operating expenses and capital expenditure requirements into the first quarter of 2022. As a result, we concluded that there was substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2020 as to the substantial doubt about our ability to continue as a going concern. Our financial statements, which have been prepared in accordance with U.S. GAAP, contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. See “—Liquidity and Capital Resources” for further information.

Merger and Public Company Costs

On July 19, 2021, Gelesis entered into the Business Combination Agreement with CPSR, a special purpose acquisition company. Pursuant to the Business Combination Agreement, a subsidiary of CPSR will merge with and into Gelesis, with Gelesis as the surviving entity in the Business Combination. After giving effect to the Business Combination, Gelesis will be a wholly-owned subsidiary of CPSR, referred to herein as New Gelesis. The Business Combination is subject to the approval by stockholders of CPSR, among other customary terms and conditions.

If consummated, the Business Combination is expected to be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing Gelesis’ stockholders comprising a relative majority of the voting power of the combined company, the Gelesis’ operations prior to the acquisition comprising the only ongoing operations of New Gelesis, the majority of New Gelesis’ board of directors appointment by Gelesis, and existing Gelesis’ senior management comprising all of the senior management of New Gelesis. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the consolidated financial statements of Gelesis with the Business Combination being treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR will be stated at historical costs, with no goodwill or other intangible assets recorded.

The most significant change in New Gelesis’ future reported financial position and results is expected to be an estimated increase in cash and cash equivalents (as compared to Gelesis’ cash and cash equivalents of $32.0 million at September 30, 2021) in the amount of between approximately $105.0 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $366.0 million, assuming no stockholder redemptions and, in each case, after deducting estimated expenses.

As a consequence of the merger, Gelesis will become the successor to an SEC-registered company, and Gelesis expects to hire additional personnel and to implement procedures and processes to address public company regulatory requirements and customary practices. Gelesis expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees, and costs related to implementation of an appropriate internal control framework.

On November 8, 2021, CPSR and Gelesis entered into an amendment to the Business Combination Agreement to amend certain terms and conditions, including revising the Equity Value from $900.0 million to $675.0 million.

Recent Developments

Impact of COVID-19

In December 2019, illnesses associated with COVID-19 were reported and the virus has since caused widespread and significant disruption to daily life and economies across geographies. The World Health Organization has classified the outbreak as a pandemic. Our business, operations and financial condition and results have not been significantly impacted as a result of the COVID-19 pandemic, rather we have recognized revenue for the first time during 2020 and we have expanded our facilities, sales/marketing and supply chain personnel for to support the full commercial launch of Plenity. To date, COVID-19 has not materially impacted our ability to secure and deliver supply of Plenity. To date, COVID-19 has not significantly impacted ongoing clinical trials of our other product candidates.

In response to the COVID-19 pandemic, we have taken swift action to ensure the safety of our employees and other stakeholders. We are diligently working with our suppliers, customers, distributors and other partners to provide consumers with access to Plenity, while taking into account regulatory, institutional, and government guidance, policies and protocols.

However, the full extent of the impact of the pandemic on our business, operations, and financial condition and results in future periods remain uncertain, particularly, with respect to consumer demand for or access to Plenity, and the administration of clinical research and development activities.

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on several factors that present not only significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

New Consumer Acquisition

Our ability to attract new consumers is a key factor for our future growth. To date we have successfully acquired limited consumers through our on-going beta U.S. commercial launch in conjunction with the continued development of marketing and sales tactics. We intend to acquire new members in the United States by promoting Plenity to the consumer. The promotional activities will motivate the potential future member to ask a health care professional about acquiring Plenity through one of two channels:

●	Telehealth: We are partnering with a leading telehealth platform in the United States, providing convenient and immediate access to physicians online at no cost. In August 2019, we entered into a two-year exclusive agreement with Ro giving Ro exclusive telehealth distributor rights to sell Plenity via telehealth in the United States. In January 2021, the agreement with Ro was amended and restated and in connection therewith, we received $10.0 million in cash as a pre-buy commitment for Plenity. In July 2021, the agreement with Ro was further amended and restated and we received $30.0 million in cash towards Ro’s future purchase of Plenity and also extended Ro’s exclusive telehealth rights through June 2023. Pursuant to the terms of the agreement, we have no obligations or commitments beyond the sale and supply of Plenity to Ro. Pursuant to the terms of the agreement, Ro has no obligation or commitments specifically with respect to marketing and promotional spend in support of the sale of Plenity to consumers.
●	Health Care Providers: We have engaged a limited contract sales force to promote Plenity to target physicians. To support prescription fulfillment for our non-telehealth tradition HCP promotional efforts, in February 2020, we executed a two-year exclusive distribution agreement with GoGoMeds, or GGM, giving GGM exclusive distributor rights to all non-telehealth mail order prescriptions generated in the United States by health care providers.

Retention of Consumers

Our ability to retain consumers is a key factor in our ability to generate revenue. Our home delivery, simple pricing, and consumer engagement enhance the experience of our consumer. Plenity is delivered straight to the consumer via pharmacy direct shipping. Plenity costs $98 for a 28-day supply or $1.75 per meal, without reimbursement. We currently do not have plans to pursue government or private insurance coverage by providing rebates. Consumers will purchase Plenity out of pocket in cash transactions, where we offer the consumer a convenient, simple and highly transparent process. We expect the simplified transaction process and high price transparency to synergize with the telemedicine platform and e-prescribing to produce a relatively frictionless consumer experience for consumers.

We have also partnered with leading lifestyle brands WW International, Inc. and Noom, providing members access to WW’s behavioral weight management program and supporting lifestyle content and offering discounts to Noom’s subscription programs. We continuously test and optimize the online member experiences and offerings to improve the overall experience, maximizing member weight journey success and ultimately brand sales.

Rest of World

We are evaluating global strategic partnerships to build our brand globally after full commercial launch in the U.S. market; however, we may also retain the rights.

●	Europe: In June 2019, we received approval to market Plenity in Europe through a Conformité Européenne (CE) mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index (BMI) of 25-40 kg/m2, when used in conjunction with diet and exercise. We are evaluating strategic partnerships in Europe; however, we may also retain the rights.
●	China Medical Systems Holdings Limited: In June 2020, we entered into a strategic partnership with China Medical System Holdings Limited (CMS) (HKG:0867) for the commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. We granted CMS an exclusive and royalty-bearing license to commercialize Plenity in the aforementioned territory. Under the terms of the agreement, CMS provided $35.0 million upfront in a combination of licensing fees and equity investment with the potential for an additional $388.0 million in future regulatory and sales milestone payments. CMS is also obligated to pay a royalty of 11% on net product sales in the territory.

Investments in Growth

We expect to make significant investments in selling and marketing to acquire new consumers. Selling and marketing is an important driver of growth, and we intend to continue to make significant investments in consumer acquisition and our selling and commercial infrastructure. As such, we expect our selling and marketing expense to increase in absolute dollars for the foreseeable future. However, we expect our selling and marketing expense to decrease as a percentage of revenue over the long term, although our selling and marketing expense may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses. Additionally, we intend to continue to invest significantly in our manufacturing, fulfillment and operating capabilities. In the short term, we expect these investments to increase our operating expenses; however, in the long term we anticipate that these investments will positively impact our results of operations. If we are unable to generate sufficient demand in Plenity, we may not have sufficient funds to investment into these growth activities.

Product Candidate Expansion

In addition to Plenity, we have invested in a pipeline of product candidates for prevalent and important gastrointestinal, or GI, tract-related chronic diseases including, type 2 diabetes, NAFLD/NASH, chronic idiopathic constipation, and inflammatory bowel disease by targeting the natural processes of the GI pathway. We expect to continue investing in our pipeline over time to broaden our commercial opportunity. The continued preclinical and clinical development of the pipeline will require significant financial resources. If we are unable to generate sufficient demand in Plenity or raise additional capital at favorable terms, if at all, we may not have sufficient funds to invest in the research and development of additional product candidates. See “Information About Gelesis — Our Other Product Candidates” for further information regarding our pipeline and hydrogel technology.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business (in thousands, except members, units sold and average selling price per unit, net, which are expressed in actual figures):

	Nine Months Ended September 30,		Year Ended December 31,
In thousands (except where noted)	2021	2020	2020	2019
Members	61,700	2,800	18,800	—
Units Sold	132,926	8,387	40,987	—
Total product revenue, net	$8,293	$509	$2,708	$—
Average selling price per unit, net	$62.39	$60.69	$66.07	$—
Gross profit	709	(199)	294	—
Gross margin	9%	NM	11%	—

Members

We define members as the number of consumers in the United States who have begun their weight loss journey with Plenity. This is the cumulative historical number of recurring and non-recurring consumers who have begun their weight loss journey as of the respective reporting date. We do not differentiate from recurring and non-recurring consumers as of the date of this proxy statement/prospectus as (i) we strongly believe every member’s weight-loss journey is chronic and long-term in nature, and (ii) owing to a limited available supply of Plenity to-date, we have not initiated our long-term strategy and mechanisms to retain and or win-back members. We will continue to evaluate the utility of this business metric in future periods.

Units sold

Units sold is defined as the number of 28-day supply units of Plenity sold to consumers based on prescriptions, through our strategic partnerships with online pharmacies and telehealth providers as well as the units sold to our strategic partners outside the United States.

Product revenue, net

See discussion elsewhere in this discussion and analysis under the heading “Key Components of Results of Operations — Product revenue, net”.

Average selling price per unit, net

Average selling price per unit, net is the gross price per unit sold during the period net of estimates of per unit variable consideration for which reserves are established for expected product returns, shipping charges to end-users, pharmacy dispensing and platform fees, merchant and processing fees, and promotional discounts offered to end-users. See “— Critical Accounting Policies and Estimates” and “— Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Gross profit and gross margin

Our gross profit represents product revenue, net, less our total cost of goods sold, and our gross margin is our gross profit expressed as a percentage of our product revenue, net. See discussion elsewhere in this discussion and analysis under the headings “Key Components of Results of Operations — Cost of goods sold”.

Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the prices we charge for our product, the costs we incur from our vendors for certain components of our cost of goods sold, the mix of channel sales in a period, and our ability to sell our inventory. We expect our gross margin to increase over the long term, although gross margins may fluctuate from period to period depending on these and other factors.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we believe the following non-GAAP measure is useful in evaluating our operating performance. We use the following non-GAAP financial measure to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review the related U.S. GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable U.S. GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define “Adjusted EBITDA” as net (loss) income before depreciation and amortization expenses, provision for (benefit from) income taxes, interest expense, net, stock-based compensation and (gains) and losses related to changes in fair value of our warrant liability, our convertible promissory note liability, our tranche rights liability and our One S.r.l. call option liability.

The following table reconciles net loss to Adjusted EBITDA for the nine months ended September 30, 2021 and 2020, and for the years ended December 31, 2020 and 2019, respectively (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
In thousands	2021	2020	2020	2019
Adjusted EBITDA
Net loss	$(74,055)	$(11,965)	$(25,905)	$(22,964)
Provision for (benefit from) income taxes	17	2,236	2,039	(5,404)
Amortization and depreciation	2,291	2,302	2,779	1,595
Stock based compensation expense	4,180	3,427	4,808	4,803
Change in fair value of warrants	9,282	950	1,466	(3,538)
Change in fair value of convertible promissory notes	—	—	—	1,215
Change in fair value of tranche rights liability	—	(256)	(256)	418
Change in fair value of One SRL call option	601	—	—	—
Interest expense, net	949	134	432	193
Adjusted EBITDA	$(56,735)	$(3,172)	$(14,637)	$(23,682)

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other U.S. GAAP results.

Basis of Presentation

Our consolidated financial statements and condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in this discussion and analysis to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”).

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. We view our operations and manage our business as one operating segment.

The noncontrolling interest attributable to Gelesis S.r.l., our variable interest entity (“VIE”), is presented as a separate component from stockholders’ deficit in our consolidated balance sheets and as a noncontrolling interest in our consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit. All intercompany balances and transactions have been eliminated in consolidation.

Key Components of Results of Operations

Product revenue, net

We recognize product revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our product revenue is derived from product sales of Plenity, net of estimates of variable consideration for which reserves are established for expected product returns, shipping charges to end-users, pharmacy dispensing and platform fees, merchant and processing fees, and promotional discounts offered to end-users.

See “— Critical Accounting Policies and Estimates” and “— Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Licensing revenue

Licensing revenue is comprised of sub-license income, milestone payments and royalties earned under the license granted to CMS to commercialize Plenity in the CMS territory.

Cost of goods sold

Cost of goods sold includes the cost of manufacturing our proprietary superabsorbent hydrogels for Plenity for which revenue was recognized during the period, as well as the associated costs for encapsulation, packaging, shipment, supply management and quality assurance. Expenses from royalty agreements on net product sales and sublicense or milestone income is also recognized as a component of cost of goods sold during the period in which the associated revenues are recognized.

Selling, general and administrative expense

A significant component of our selling, general and administrative expenses is comprised of our selling and marketing expense, which includes our outsourced contract sales force in the US markets and discretionary consumer acquisition expenses.

Selling, general and administrative costs also include salaries and benefits, stock-based compensation expense, and costs of our executive, finance, operations and other administrative functions as well as infrastructure costs necessary for the general conduct of our business, including those incurred as a result of the commercialization of our products.

Research and development expense

Research and development costs include payroll and personnel expense, consulting costs, external contract research and development expenses, as well as allocated occupancy costs which relate primarily to formulation, CMC, preclinical and discovery activities. As such, we do not track these research and development expenses on an indication-by-indication basis as they primarily relate to expenses which are deployed across multiple projects under development or are for future product and pipeline candidates which utilize our platform technology. These costs are included in unallocated research and development expenses in the tables below. Clinical trial costs are a component of research and development expenses and consist of clinical trial and related clinical manufacturing costs, fees paid to clinical research organizations and investigative sites. We track and maintain these costs on an indication-by-indication basis.

Amortization expense

Amortization expense relates to the intangible asset that resulted from an amendment to our master agreement with the original inventor of our core patents, pursuant to which the percentage of royalties we are required to pay on future net revenues was reduced. The intangible asset is amortized over its useful life, which was determined as of the date of the amendment to be the earliest expiration of patents related to the underlying IP in November 2028.

Other (expense) income, net

Change in the fair value of convertible promissory notes

In August 2019, we issued convertible notes that were classified as a liability on our consolidated balance sheets and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations. The convertible notes were settled in December 2019 through the issuance of Series 3 Growth Redeemable Convertible Preferred Stock.

Change in the fair value of warrants

We have issued warrants to investors to purchase shares of our redeemable convertible preferred stock. The warrants are liability classified and initially recorded at fair value and remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations.

Change in the fair value of tranche rights liability

We have issued tranche rights to the investors of the Series 2 redeemable convertible preferred stock and Series 3 redeemable convertible preferred stock, which were recorded as liabilities and initially recorded at fair value, with a corresponding offset recorded as a discount on the redeemable convertible preferred stock. Tranche rights were subsequently remeasured to fair value at each reporting date until settlement with gains and losses arising from changes in fair value recognized in the consolidated statements of operations. As of September 30, 2021, there was no tranche rights liability outstanding.

Interest expense, net

Interest expense, net consists of interest incurred on our various loans and interest income earned on our cash, cash equivalents and marketable securities.

Other income (expense), net

Other income, net primarily consists of income earned on our grants from government agencies in Italy, research and development tax credits earned in Italy for qualifying expenses, and gains and losses on foreign currency transactions.

Provision for (benefit from) income taxes

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are not recorded if we do not assess their realization as probable. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in our financial statements in the period that includes the substantive enactment date.

Results of Operations

Comparison of Nine Months Ended September 30, 2021 and September 30, 2020

The following table summarizes our results of operations:

	Nine Months Ended September 30,		Increase
	2021	2020	(Decrease)
Revenue:
Product revenue, net	$8,293	$509	$7,784
Licensing revenue from related party	—	18,734	(18,734)
Total revenue, net	8,293	19,243	(10,950)
Operating expenses:
Costs of goods sold	7,584	708	6,876
Selling, general and administrative	50,642	18,157	32,485
Research and development	13,206	10,954	2,252
Amortization of intangible assets	1,700	1,700	—
Total operating expenses	73,132	31,519	41,613
Loss from operations	(64,839)	(12,276)	(52,563)
Other (expense) income, net	(9,199)	2,547	(11,746)
(Loss) income before income taxes	(74,038)	(9,729)	(64,309)
Provision for income taxes	17	2,236	(2,219)
Net loss	$(74,055)	$(11,965)	$(62,090)

Product revenue, net

We recognized product revenue, net of $8.3 million for the nine months ended September 30, 2021, as compared to $0.5 million for the nine months ended September 30, 2020, an increase of $7.8 million. We sold 132,926 units at an average selling price per unit, net of $62.39 for the nine months ended September 30, 2021, as compared to 8,387 units at an average selling price per unit, net of $60.69 for the nine months ended September 30, 2020. The increase was primarily attributable to our planned and executed commercialization strategy for Plenity. We made Plenity available for first commercial sale in May 2020, however only to a very limited number of consumers. For this initial consumer cohort, we offered significant promotional discounts for a period beginning in May 2020 extending through January 2021, which contributed to the lower average selling price per unit, net for the nine months ended September 30, 2020. In October 2020, we increased availability via our official beta launch to further test commercial interest and consumer experience, however with more limited discount.

Licensing revenue

In June 2020, we recognized licensing revenue of $18.7 million as we granted CMS licensing rights to commercialize Plenity in the CMS territory. The transaction price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million related to the one-time, non-refundable, and non-creditable milestone payment of $5.0 million that is payable and due within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the Product by National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date.

We recognized no licensing revenue for the nine months ended September 30, 2021, as CMS did not achieve any commercial milestones, as outlined by the agreement, during the period.

Cost of goods sold

We recognized cost of goods sold of $7.6 million for the nine months ended September 30, 2021, as compared to $0.7 million for the nine months ended September 30, 2020, an increase of $6.9 million. The increase is primarily attributable to the revenue recognized for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020.

Selling, general and administrative expense

The following table summarizes our selling, general and administrative expenses for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,		Increase
In thousands	2021	2020	(Decrease)
Selling and marketing expense	$36,534	$8,932	$27,602
General and administrative expense	11,233	7,265	3,968
Non-cash stock-based compensation expense	2,875	1,960	915
Total selling, general and administrative expenses	$50,642	$18,157	$32,485

Our selling, general and administrative expenses were $50.6 million for the nine months ended September 30, 2021, as compared to $18.2 million for the nine months ended September 30, 2020, an increase of $32.5 million, or 179%.

Selling and marketing expense increased $27.6 million for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. The increase in selling and marketing expense was primarily attributable to increased marketing spend to support the commercial sale of Plenity, which first initiated in May 2020 to a very limited number of consumers and expanded in October 2020 via our official beta launch, and in preparation for activities associated with the initiation of the full U.S. commercial launch of Plenity in late 2021.

General and administrative expense and non-cash stock-based compensation expense increased $4.0 million and $0.9 million, respectively, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. The increases were primarily attributable to headcount growth to support the commercialization of Plenity as well as additional professional and legal expenses incurred with respect to strategic transactions.

Research and Development expense

The following table summarizes our research and development expenses for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,		Increase
In thousands	2021	2020	(Decrease)
GS200	$1,782	$4,984	$(3,202)
GS300	1,282	—	1,282
GS500	1,552	—	1,552
Unallocated expenses
Other research and development expenses	7,285	4,503	2,782
Non-cash stock-based compensation expense	1,305	1,467	(162)
Total Research and development expenses	$13,206	$10,954	$2,252

Our research and development expenses were $13.2 million for the nine months ended September 30, 2021, as compared to $11.0 million for the nine months ended September 30, 2020, an increase of $2.3 million, or 21%. The increase in research and development expenses was primarily attributable to expenses incurred in the initiation clinical activities investigating GS300 for NAFLD and NASH and GS500 for FC during the nine months ended September 30, 2021, which totaled $1.3 million and $1.6 million, respectively. The increase was primarily offset by a $3.2 million decline in GS200 expenses for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. GS200 expenses declined as the LIGHT-UP trial approached its primary endpoint and we reported data for this study in the fourth quarter of 2021.

Other research and development expenses increased $2.8 million for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. The increase in other research and development expenses was primarily attributable to an increase in headcount and external resources to support the initiation of GS300 and GS500 trials, as well as on-going formulation, CMC, preclinical and discovery activities.

Other (expense) income, net

We recognized an expense of $9.2 million for the nine months ended September 30, 2021, as compared to income of $2.5 million for the nine months ended September 30, 2020, an increase in expense of $11.7 million. The expense for the nine months ended September 30, 2021 was primarily attributable to a loss of $9.3 million recognized for the increase in fair value of our preferred stock warrants and interest expense of $0.9 million with respect to our debt obligations in Italy. The expense was further attributable to a loss for the increase in fair value of $0.6 million with respect to the call option issued to One S.r.l. for the nine months ended September 30, 2021. The expenses for the nine months ended September 30, 2021 were partially offset by $1.6 million in grant income recognized for grants awarded by the Puglia region of Italy. The income for the nine months ended September 30, 2020 was primarily attributable to $3.3 million in grant income recognized for grants awarded by the Puglia region of Italy, which was partially offset by a loss of $0.9 million recognized for the increase in fair value of our preferred stock warrants.

Provision for income taxes

We had a provision for income taxes of $2.2 million for the nine months ended September 30, 2020. The expense was primarily attributable to the transfer of ownership of our equity-method investment in One S.r.l. from our Italian subsidiary, Gelesis S.r.l., to the parent company for the nine months ended September 30, 2020. In conjunction with acquiring the investment in One S.r.l. during the year ended December 31, 2019, we recognized a deferred tax asset of approximately $3.1 million which represented the excess tax basis over carrying value. In connection with the transfer of the equity-method investment during the nine months ended September 2020, we derecognized the deferred tax asset of $3.0 million generated by the book-to-tax difference and the deferred credit of $1.2 million, resulting in an expense of $1.8 million recorded within provision for income taxes. Additionally, as a result of the local tax impact from the legal entity restructuring of our Italian subsidiary, Gelesis S.r.l., which occurred in connection with the RIF financing in July 2020, we established a full valuation balance against the balance of net deferred tax assets previously recorded with respect to our Italian subsidiary, resulting in a net expense of $0.4 million within the provision for income taxes for the nine months ended September 30, 2020.

Comparison of Year Ended December 31, 2020 and December 31, 2019

	Year Ended December 31,		Increase
	2020	2019	(Decrease)
Revenue:
Product revenue, net	$2,708	$—	$2,708
Licensing revenue from related party	18,734	—	18,734
Total revenue, net	21,442	—	21,442
Operating expenses:
Costs of goods sold	2,414	—	2,414
Selling, general and administrative	28,870	16,460	12,410
Research and development	16,115	13,619	2,496
Amortization of intangible assets	2,267	1,133	1,134
Total operating expenses	49,666	31,212	18,454
Loss from operations	(28,224)	(31,212)	2,988
Other income, net	4,358	2,844	1,514
Loss before income taxes	(23,866)	(28,368)	4,502
Provision for (benefit from) income taxes	2,039	(5,404)	7,443
Net loss	$(25,905)	$(22,964)	$(2,941)

Product revenue, net

We recognized product revenue, net of $2.7 million for the year ended December 31, 2020. We did not recognize any product revenue for the year ended December 31, 2019, as we did not commence selling Plenity to our customers until May 2020. We sold 40,987 units at an average selling price per unit, net of $66.1 for the year ended December 31, 2020.

Licensing revenue

In June 2020, we recognized licensing revenue of $18.7 million as we granted CMS licensing rights to commercialize Plenity in the CMS territory. The transaction price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million related to the one-time, non-refundable, and non-creditable milestone payment of $5.0 million that is payable and due within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the Product by National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date.

Cost of goods sold

We recognized cost of goods sold of $2.4 million for the year ended December 31, 2020. We did not recognize any cost of goods sold for the year ended December 31, 2019, as we did not commence selling Plenity to our customers until May 2020.

Selling, general and administrative expense

The following table summarizes our selling, general and administrative expenses for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Increase
In thousands	2020	2019	(Decrease)
Selling and marketing expense	$16,108	$7,363	$8,745
General and administrative expense	9,915	6,219	3,696
Non-cash stock-based compensation expense	2,847	2,878	(31)
Total selling, general and administrative expenses	$28,870	$16,460	$12,410

Our selling, general and administrative expenses were $28.9 million for the year ended December 31, 2020, as compared to $16.5 million for the year ended December 31, 2019, an increase of $12.4 million, or 75%.

Selling and marketing expense increased $8.7 million for the year ended December 31, 2020, as compared to the year ended December 31, 2019. The increase in selling and marketing expense was primarily attributable to increased marketing spend to support the targeted commercial launch, which first initiated in May 2020.

General and administrative expense and non-cash stock-based compensation expense increased $3.7 million for the year ended December 31, 2020, as compared to the year ended December 31, 2019. The increases were primarily attributable to headcount growth to support the commercialization of Plenity.

Research and Development expense

The following table summarizes our research and development expenses for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Increase
In thousands	2020	2019	(Decrease)
GS200	$6,652	$4,297	$2,355
Unallocated expenses
Other research and development expenses	7,503	7,397	106
Non-cash stock-based compensation expense	1,960	1,925	35
Total Research and development expenses	$16,115	$13,619	$2,496

Our research and development expenses were $16.1 million for the year ended December 31, 2020, as compared to $13.6 million for the year ended December 31, 2019, an increase of $2.5 million, or 18%. The increase in research and development expenses was primarily attributable to increased costs of $2.4 million incurred under our LIGHT-UP study for Gelesis200 for the year ended December 31, 2020, as compared to the year ended December 31, 2019.

Amortization of intangible assets

Our amortization expense was $2.3 million for the year ended December 31, 2020, as compared to $1.1 million for the year ended December 31, 2019, an increase of $1.2 million, or 109%. The increase was attributable to the recognition of an intangible asset related to the reduction of royalties we are required to pay on net revenues as a result of the June 2019 amendment to our master agreement with the original inventor of our core patents. As such, we only incurred six months of amortization expense during the year ended December 31, 2019, as compared to twelve months of expense during the year ended December 31, 2020.

Other income, net

We recognized income of $4.4 million for the year ended December 31, 2020, as compared to income of $2.8 million for the year ended December 31, 2019, an increase of $1.5 million, or 53%. The increase was primarily attributable to a $4.8 million increase in grant income as we began recognizing revenue on two grants awarded by the Puglia region of Italy during the year ended December 31, 2020. The increase was further attributable to gains of $1.2 million and $0.7 million recorded for the decline in fair value of convertible promissory notes and tranche rights liabilities, respectively, for the year ended December 31, 2020. The income was partially offset by a loss of $5.0 million recorded for the increase in fair value of our warrant liability for the year ended December 31, 2020.

Provision for (benefit from) income taxes

We had a provision for income taxes of $2.0 million for the year ended December 31, 2020, as compared to a benefit for income taxes of $5.4 million for the year ended December 31, 2019. The change of $7.4 million was primarily attributable to the transfer of ownership of our equity-method investment in One S.r.l. from our Italian subsidiary, Gelesis S.r.l., to the parent company for the year ended December 31, 2020. In conjunction with acquiring the investment in One S.r.l. during the year ended December 31, 2019, we recognized a deferred tax asset of approximately $3.1 million which represented the excess tax basis over carrying value. In connection with the transfer of the equity-method investment during the year ended December 31, 2020, we derecognized the deferred tax asset of $3.0 million generated by the book-to-tax difference and the deferred credit of $1.2 million, resulting in an expense of $1.8 million recorded within provision for income taxes.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sale of redeemable convertible preferred and common stock, license and collaboration agreements, long-term loans, and government grants. As of September 30, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $32.0 million. As of the date of this prospectus/proxy statement, we believe our existing cash resources are only sufficient to support planned operations into the first quarter of 2022. Due to our history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, we concluded that there was substantial doubt about our ability to continue as a going concern. In addition, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2020 as to the substantial doubt about our ability to continue as a going concern. Our financial statements, which have been prepared in accordance with U.S. GAAP, contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

We have incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses for at least the next twelve months due to the investments that we intend to make in our business to support the commercialization of Plenity and, as a result, we will require additional capital resources to grow our business.

Our future capital requirements will depend on many factors, including increase in sales of Plenity, increase in our customer base, the timing and extent of spend to support the expansion of sales, marketing and development activities, and the impact of the COVID-19 pandemic. We may in the future also enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.

We have based our estimate of liquidity on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Our cash flows may fluctuate and are difficult to forecast and will depend on many factors mentioned elsewhere in this discussion and analysis as well as in this proxy statement/prospectus. If we require additional equity or debt financing from outside sources, we may not be able to raise it on terms acceptable to us, or at all, and the Company may pursue financing transactions that are not completed. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed.

Short-Term Liquidity Requirements

Upon close of the Business Combination, we expect to receive approximately $105.0 million to $366.0 million of additional gross proceeds to fund our future capital and liquidity needs. The amount of cash that will ultimately be made available to us for future use upon consummation of the Business Combination and the PIPE Financing will depend upon the amount of cash that CPSR will be required to expend from its cash trust account in connection with the close of the Business Combination in order to redeem common stock held by existing CPSR stockholders.

Assuming consummation of the Business Combination and no significant redemptions in connection with the Business Combination, we believe that the cash that will become available upon consummation of the Business Combination and PIPE Financing will be sufficient to fund our short-term liquidity needs and the execution of our business plan through at least the twelve month-period from the date of business combination.

We estimate the following cash requirements over the approximately twelve-month period from the date of the Business Combination in order to execute on our business plan:

●	approximately $60.0 million to $90.0 million of working capital to enable fulfillment of consumer demand following initiation of the full commercial launch of Plenity in 2021, and resulting acceleration of the full commercial launch into 2022, and support increased production volume;
●	approximately $30.0 million to $40.0 million of capital expenditures to expand infrastructure and manufacturing capabilities to support the growth of Plenity following initiation of its full commercial launch;
●	approximately $20.0 million to $25.0 million for research and development spend on clinical stage indications and preclinical platform development; and

●	approximately $90.0 million to $115.0 million for sales and marketing and other general and administrative expenses, including the expansion of headcount and support functions.

Long-Term Liquidity Requirements

Assuming no significant redemptions in connections with the Business Combination, we believe that the cash that will become available to us upon consummation of the Business Combination and PIPE Financing will be sufficient to fund our foreseeable long-term liquidity needs and the execution of our business plan until we achieve sustainable and significant positive cash flow.

Maximum Redemption Scenario

Our current short-term and long-term business plan is predicated on the assumption that there will not be a significant number of redemptions in connection with the Business Combination. Based on such assumption our long-term priorities include substantial investments into commercial infrastructure and manufacturing capabilities as well as sales and marketing. These activities are critical to support the expected growth of Plenity sales and the acquisition and retention of consumers.

From the period beginning on January 1, 2021 through December 3, 2021, redemption percentages have averaged approximately 43% for SPAC transactions that have closed during such period. However, the average redemption percentage for the 28 SPAC transactions that closed in October 2021 and November 2021 was approximately 62%. If there are a significant number of redemptions in connection with the Business Combination in excess of the recent average redemption percentage, we may have insufficient cash and liquidity to pay operating expenses and other obligations six months after the Closing and may need to raise additional capital to fund our operations and our business plan. If there are a significant number of redemptions in connection with the Business Combination, we expect to implement an alternative business plan, prioritizing short-term working capital needs over long-term capital expenditures to maintain appropriate liquidity to manage risk and uncertainly. In such circumstances, we would expect to raise additional funding in subsequent debt and or equity financings and delay investments in significant capital expenditures. We believe the above actions will provide the liquidity needed to reach sustainable and significant positive cash flow. However, there can be no assurance that we will be successful in obtaining capital sufficient to meet our operating needs on terms or a timeframe acceptable to us or at all. Further, in the event that market conditions preclude our ability to consummate such a transaction, we may be required to evaluate additional alternatives in restructuring our business and our capital structure.

Although, we have estimated short-term and long-term liquidity requirements based on assumptions we consider to be reasonable, we may need additional cash resources due to changed business conditions or other developments, including supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. Our budget projections may be subject to cost overruns for reasons outside of our control and Plenity may experience slower sales growth than anticipated, which would pose a risk to achieve positive cash flow.

In the event that the Business Combination is not consummated, we expect to enact cost savings measures to preserve capital and would seek additional sources of private and public funding. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed.

Cash flows

The following table summarizes our cash flows for each of the periods presented (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
In thousands	2021	2020	2020	2019
Cash (used in) provided by:
Operating activities	$(26,396)	$(18,395)	$(21,991)	$(24,112)
Investing activities	5,617	(24,041)	(56,205)	(14,861)
Financing activities	5,472	66,337	88,923	62,786
Effect of exchange rates on cash	(816)	(236)	1,643	57
(Decrease) increase in cash and cash equivalents	$(16,122)	$23,665	$12,370	$23,870

Cash used in operating activities

Net cash used in operating activities was $26.4 million for the nine months ended September 30, 2021, as compared to $18.4 million for the nine months ended September 30, 2020. Our operating expenses increased $41.6 million to $73.1 million for the nine months ended September 30, 2021, as compared to $31.5 million for the nine months ended September 30, 2020. The increase in operating expenses was partially offset by an increase in payments received with respect to strategic revenue agreements for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. In January 2021 and July 2021, we received upfront payments of $10.0 million and $30.0 million, respectively, as part of pre-buy commitments from Ro, as compared to a payment of $15.0 million we received pursuant to our agreement with CMS in June 2020. The increase in outflows was also attributable to a $6.0 million increase in prepaid expenses for the nine months ended September 30, 2021. The increase in operating activity outflows was further influenced by the timing of receivables from our government grants as well as customers and timing of payments to our vendors for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020.

Net cash used in operating activities was $22.0 million for the year ended December 31, 2020, as compared to $24.1 million for the year ended December 31, 2019. Our operating expenses increased $18.5 million to $49.7 million for the year ended December 31, 2020, as compared to $31.2 million for the year ended December 31, 2019. However, the increased operating expenses for the year ended December 31, 2020, were entirely offset by a payment of $15.0 million received as part of the CMS licensing agreement in June 2020 and $4.9 million in grant payments received as part of our awards with the Puglia region of Italy for the year ended December 31, 2020. The decline is operating activity outflows was further influenced by the timing of receivables from our customers and timing of payments to our vendors for the year ended December 31, 2020, as compared to the year ended December 31, 2019.

Cash provided by (used in) investing activities

Net cash provided by investing activities was $5.6 million for the nine months ended September 30, 2021, as compared to $24.1 million used in investing activities for the nine months ended September 30, 2020. The increase was primarily due to $24.0 million in maturities of marketable securities for the nine months ended September 30, 2021. The increase in cash provided by investing activities was partially offset by a $5.2 million decline in the purchase of property and equipment from $23.6 million for the nine months ended September 30, 2020 to $18.4 million for the nine months ended September 30, 2021.

Net cash used in investing activities was $56.2 million for the year ended December 31, 2020, as compared $14.8 million for the year ended December 31, 2019. The increase in outflows was primarily attributable to outflows of $32.2 million for the purchase of property and equipment in the construction of commercial-scale facilities to enable the full commercial launch of Plenity and $24.0 million for the purchase of marketable securities for the year ended December 31, 2020.

Cash provided by financing activities

Net cash provided by financing activities was $5.5 million for the nine months ended September 30, 2021, as compared to $66.3 million for the nine months ended September 30, 2020. The decrease in inflows was primarily attributable to net proceeds of $5.7 million received from the issuance of promissory notes for the nine months ended September 30, 2021, which was partially offset by our repayment of long-term debt, totaling $0.2 million, as compared to net proceeds of $48.8 million and $5.9 million received from the issuance of Series 3 Growth preferred stock and promissory notes, respectively, as well as net proceeds of $11.8 million from the issuance of equity in Gelesis S.r.l. to RIF for the nine months ended September 30, 2020.

Net cash provided by financing activities was $88.9 million for the year ended December 31, 2020, as compared $62.8 million for the year ended December 31, 2019. The increase in inflows was primarily attributable to net proceeds received of $48.8 million and $28.9 million from the issuance of redeemable convertible preferred stock and promissory notes, respectively, and a $11.3 million capital investment from a noncontrolling interest investor for the year ended December 31, 2020, as compared to net proceeds received of $49.2 million and $10.8 million from the issuance of redeemable convertible preferred stock and convertible promissory notes, respectively, for the year ended December 31, 2019.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020:

	Payments Due by Period
In thousands	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
Long-term debt obligations(1)(2)	$44,301	$1,810	$9,957	$11,555	$20,979
Operating lease commitments(3)	2,511	534	1,096	882	—
Unpaid portion of acquisition of intangible asset(4)	5,912	—	5,912	—	—
Total	$52,724	$2,344	$16,965	$12,437	$20,979
(1)	Reflects long-term debt obligations, including interest, for our loans and promissory notes.
(2)	Certain of our long-term debt obligation are subject to floating interest rate features and are denominated in foreign currencies. Balances are estimated utilizing the prevailing interest rates and exchanges rates as of December 31, 2020.
(3)	Operating lease obligations relate to our office and production space.
(4)	Unpaid cash consideration owed to One S.r.l.

We enter into agreements in the normal course of business with CROs and CMOs for clinical trials and clinical supply manufacturing and with vendors for clinical research studies and other services and products for operating purposes. However, we do not classify these as contractual obligations where the contracts are cancelable at any time by us, generally upon 30 days’ prior written notice to the vendor. As such, no such balances are included under contractual obligations and commitments above.

Under the terms of the PureTech Health agreement we are required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the licensed intellectual property.

Under the amended and restated master agreement with One S.r.l. we are required to pay a 2.0% royalty on net product sales and €17.5 million (approximately $20.3 million at September 30, 2021) upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income. The unpaid cash consideration owed to One S.r.l. as a result of the most recent amendment executed in October 2020, after adjusting for a foreign currency translation gain and interest expense, was $5.9 million as of December 31, 2020.

Milestone and royalty payments associated with our license agreements with PureTech Health and One S.r.l., have not been included as contractual obligations as we cannot reasonably estimate if or when they will occur, except with respect to the $5.9 million owed to One S.r.l. as part of our intangible asset acquisition.

Off-Balance Sheet Arrangements

We currently do not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements and unaudited condensed consolidated financial statements and notes, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates on historical experience and on various market-specific and other relevant assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Estimates are assessed each period and updated to reflect current information. A summary of our critical accounting policies, significant judgments and estimates is presented in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We recognize revenue from product sales and collaboration arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that the entity will collect consideration it expects to be entitled to in exchange for the goods or services it transfers to the customer.

Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, we consider factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available, and whether the goods or services are integral or dependent to other goods or services in the contract. For performance obligations which consist of our materials, shipping and distribution activities occur prior to the transfer of control of our materials and are considered activities to fulfill our promise to deliver goods to the customers.

We estimate the transaction price based on the amount expected to be entitled to for transferring the promised goods or services in the contract. The consideration may include fixed consideration and variable consideration. At the inception of each arrangement that includes variable consideration, we evaluate the amount of potential payment and the likelihood that the underlying constraint will be released. We utilize either the most likely amount method or expected value method to estimate the amount expected to be received based on which method best predicts the amount expected to be received.

Variable consideration may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period.

We have contracts that include sales and commercial milestone payments that are assessed under the most likely amount method and are included in the transaction price only to the extent it is probable that a significant revenue reversal would not occur. Commercial milestone payments that are not within our control or the licensee’s control are not considered probable of being achieved until those milestones are achieved.

For contracts which have more than one performance obligation, the total contract consideration is allocated based on observable standalone selling prices or, if standalone selling prices are not readily observable, based on management’s estimate of each performance obligation’s standalone selling price. We must develop assumptions that require judgment to determine the standalone selling price for each performance obligation identified in the contract. We utilize key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. Variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated are consistent with the amounts we would expect to be entitled to for the satisfaction of each performance obligation.

The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations which consist of licenses and other promises, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. We evaluate the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. For performance obligations which consist of the transfer of our materials, revenue is recognized when control of the product is transferred to the customer and the related performance obligation is satisfied, which typically occurs upon delivery of the product to the customer, for an amount that reflects the consideration we expect to be entitled to receive in exchange for delivering the product.

Determination of the Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant with input from management, considering a number of factors. These factors include, but are not limited to, (i) contemporaneous valuations of common stock performance by an independent valuations specialist; (ii) developments in the business and stages of commercialization and development; (iii) operational and financial performance and condition; (iv) issuances of Preferred Stock and the rights and preferences of Preferred Stock relative to common stock; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of Gelesis; and (vi) the lack of marketability of the common stock.

Third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and require the application of management’s judgment, such as, (i) determining the appropriate valuation methodology; (ii) making certain estimates around future liquidity events; and (iii) selecting appropriate discount rate(s), marketability factors and other industry and company specific risk factors. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different.

Once a public trading market for our common stock has been established in connection with the completion of this registration, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Stock-Based Compensation

We account for all stock-based compensation awards granted to employees and non-employees as stock-based compensation expense at fair value. Our stock-based compensation consists primarily of stock options. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, which is the vesting period, on a straight-line basis. Prior to the adoption of Accounting Standards ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU No. 2018-07”), the measurement date for non-employee awards was generally the date the services were completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. Since the adoption of ASU 2018-07 on January 1, 2020, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Stock-based compensation expense is classified in the accompanying consolidated statement of operations based on the function to which the related services are provided. We recognize stock-based compensation expense for the portion of awards that have vested. Forfeitures are recorded as they occur.

Inputs to the Black-Scholes option-pricing model include:

Exercise Price:    In determining the exercise prices for options granted, our Board of Directors has considered the fair value of the common stock as of each grant date. The fair value of the common stock underlying the stock options has been determined by our Board of Directors at each award grant date based upon a variety of factors, including the results determined with the assistance of a third-party valuation specialist, our financial position and historical financial performance, the status of technological developments within our products, the composition and ability of our current clinical and management team, an evaluation or benchmark of our competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the our capital stock, the effect of the rights and preferences of our preferred stockholders, and the prospects of a liquidity event, among others.

Expected volatility:    As we are a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, we used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies which were selected based upon industry similarities.

Expected term (in years):    Expected term represents the period that our share option grants are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the options. Therefore, the Company elected to utilize the “simplified” method for all options granted. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option to employees.

Prior to the adoption of ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, the expected term of share options granted to non-employees was the contractual term. After adoption of ASU 2018-07, the expected term of share options granted to non-employees is determined in the same manner as share options granted to employees.

Risk-free interest rate:    We determined the risk-free interest rate by using a weighted-average equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

Expected dividend yield:    We does not anticipate paying any dividends in the foreseeable future.

Preferred Stock Warrant Liability

Preferred stock warrants are recorded at estimated fair value at the date of issuance and are remeasured at each subsequent reporting date. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of warrants include the estimated fair value of the underlying stock, expected term, risk free interest rate, and expected volatility. We estimate the fair value of the underlying stock by estimating the business enterprise value and allocatable equity of Gelesis and utilizing an appropriate equity allocation framework to determine to fair value of the instrument as of the reporting date. See Note 3 — Fair Value Measurements for summary of the changes to our warrant liability for the periods presented and the assumptions used to determine the fair value of the warrant liability at each reporting date.

Call option liability

In October 2020, we granted One S.r.l., a contingent call option to buy back the 10% ownership that we acquired in the 2019 at an exercise price of €6.0 million (approximately $7.0 million at September 30, 2021). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by us, as defined, in our Restated Certification of Incorporation (2) the date in which our current Chief Executive Officer is no longer affiliated with the company in his capacity as either an executive officer or a member of the board of directors. The call option liability was recorded at estimated fair value at the date of issuance and is remeasured at each subsequent reporting date. The fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility.

Research and Development Contract Costs and Accruals

As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a predetermined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of these estimates with the service providers and make adjustments, if necessary. Examples of estimated accrued research and development expenses include fees paid to:

●	vendors, including research laboratories, in connection with preclinical development activities;

●	CROs and investigative sites in connection with clinical and preclinical studies; and

We base the expense recorded related to external research and development on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple CMOs and CROs that supply, conduct and manage nonclinical studies on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 2 — Significant Accounting Policies in the accompanying Notes to Consolidated Financial Statements appearing at the end of this prospectus.

JOBS Act Accounting Election

Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, an “emerging growth company” can delay the adoption of new or revised accounting standards until such time as those standards would apply to private companies. We have elected to avail ourselves of this exemption to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, where allowable we have early adopted certain standards as described in Note 2 of our consolidated financial statements. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an “emerging growth company,” we are exempt from Sections 14A(a) and (b) of the Exchange Act which would otherwise require us to (1) submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “golden parachutes;” and (2) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our chief executive officer’s compensation to our median employee compensation. We also intend to rely on an exemption from the rule requiring us to provide an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We will continue to remain an “emerging growth company” until the earliest of the following: (1) the last day of the fiscal year following the fifth anniversary of the date of the completion of this registration; (2) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (3) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Internal Control Over Financial Reporting

Our financial statements do not include a report of management’s assessment regarding internal control over financial reporting due to a transition period established by rules of the SEC for newly public companies.

Neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the requirement that our independent registered public accounting firm provide an attestation on the effectiveness of our internal control over financial reporting.See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Material Transactions with Related Parties

We opportunistically enter into commercial supply and distribution, licensing, long-term debt and government grant arrangements during the ordinary course of business. We strategically evaluate the financial cost or financial benefit of each arrangement, in conjunction with the profile of the counterparty, as well as our market opportunity. We believe these arrangements enable the capital-

efficient commercialization of Plenity, expansion of our production facilities, growth of our operational teams, as well as the continued research and development of our other pipeline candidates and hydrogel technology.

Commercial Agreement

Roman Health Pharmacy LLC: In August 2019, we entered into a two-year exclusive agreement with Ro, giving Ro exclusive telehealth distributor rights to sell Plenity via telehealth in the United States. In January 2021, the agreement with Ro was amended and restated and, in connection therewith, we received $10.0 million in cash as a pre-buy commitment for Plenity. In July 2021, the agreement with Ro was further amended and restated and we received $30.0 million in cash towards Ro’s future purchase of Plenity and also extended Ro’s exclusive telehealth rights through June 2023. Pursuant to the terms of the agreement, we have no obligations or commitments beyond the sale and supply of Plenity to Ro. Pursuant to the terms of the agreement, Ro has no obligation or commitments specifically with respect to marketing and promotional spend in support of the sale of Plenity to consumers.

GoGoMeds: In February 2020, we entered into a two-year exclusive distribution agreement with GoGoMeds, giving GGM exclusive distributor rights to all online and mail orders generated in the United States by health care providers, except those via telehealth.

Licensing

One S.r.l.: In October 2008, we entered into a patent license and assignment agreement and master agreement with One S.r.l., to license and subsequently purchase certain intellectual property. In October 2020, we last amended and restated the agreement with One S.r.l., pursuant to which we are required to pay a 2.0% royalty on net product sales as well as certain milestone payments and royalties.

China Medical System Holdings Limited: In June 2020, we entered into a strategic partnership with China Medical System Holdings Limited (CMS) or the commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. We granted CMS an exclusive and royalty-bearing license to commercialize Plenity in the aforementioned territories Under the terms of the agreement, CMS provided $35.0 million upfront in a combination of licensing fees and equity investment with the potential for an additional $388.0 million in future regulatory and sales milestone payments. CMS is also obligated to pay a royalty of 11% on net product sales in the territories.

PureTech Health: In December 2009, we entered into a royalty and sublicense income agreement with PureTech, whereby we are required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the licensed intellectual property.

Government Grants

Puglia Region Grants:  In May 2020 and November 2020, in separate grants, we were awarded up to €9.2 million (approximately $10.7 million at September 30, 2021) and up to €11.6 million (approximately $13.4 million at September 30, 2021), respectively. The grants were award by the Puglia region of Italian as reimbursement for certain facility and equipment investments made in our manufacturing facility in Calimera, Italy as well as reimbursement for certain research and development expenditures over a three-year period.

Indebtedness

Research Innovation Fund (“RIF”):  In August 2020, we entered into a loan and equity agreement with RIF, an investment fund in the EU, whereby we received €10.0 million (approximately $11.6 million at September 30, 2021) from RIF as an equity investment in our subsidiary Gelesis S.r.l. and €15.0 million (approximately $17.4 million at September 30, 2021) as a loan. We intend to utilize the proceeds for the expansion of our research and development programs, including studies with respect to our product candidates Gelesis300 and Gelesis500, as well as capital expenditures related to commercial manufacturing.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the United States and Italy. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. We do not believe a 10% increase or decrease in the relative value of the United States dollar or Euro would have a material impact on our operating results.

Interest Rate Risk

We believe that we are not exposed to significant interest rate risk through market value fluctuations of balance sheet items (i.e., price risk) or through changes in interest income or expenses (i.e., re-financing or reinvestment risk). Interest rate risk mainly arises through interest bearing liabilities and assets. Our portfolio of available for sale investments as of December 31, 2020 was comprised of U.S. Treasury securities and commercial paper totaling $24.0 million. We did not have any held-to-maturity investments in 2019 or as September 30, 2021 as all our marketable securities matured during the first quarter of 2021. We invest funds to have a continuous inflow of cash from diversified short-term and long-term investments, consisting primarily of investment grade securities. A hypothetical 10% change in interest rates would not result in a material decrease or increase in the fair value of our securities due to the balance and diversified investment portfolio.

Credit Risk

We monitor our investments with our investment managers with the objective of minimizing concentrations of credit risks. Our short-term investments consist of held-to-maturity securities that will be due in one year or less. Our long-term investments consist of held-to-maturity securities that will be due in more than one year. Our investment policy is to invest only in institutions that meet high credit quality and diversification standards and established limits on the amount and time to maturity of investments.

Credit risk is also the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. We assess the credit quality of customers on an ongoing basis, taking into account its financial position, past experience and other factors. The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to credit ratings (if available) or to historical information about counterparty default rates. We are also potentially subject to concentrations of credit risk in accounts receivable. Concentrations of credit risk with respect to receivables is owed to the limited number of companies comprising our customer base. Our exposure to credit losses is low, however, due to the credit quality of our larger collaborative partners such as Ro, GoGoMeds and CMS.

Inflation Risk

We believe the impact of inflation on our operations has been minimal during the periods presented. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.

EXECUTIVE COMPENSATION

Executive Compensation — CPSR

In March 2020, our Sponsor transferred 15,000 Founders Shares to each of Kathryn Cavanaugh and John Ghiselli and 22,500 Founders Shares to James Whittenburg, each our independent directors. On July 1, 2020, we effected a stock dividend of 1,150,000 shares of Class B Common Stock, resulting in each of Ms. Cavanaugh and Mr. Ghiselli holding 18,000 shares of Class B Common Stock and Mr. Whittenburg holding 27,000 shares of Class B Common Stock.

None of our executive officers or directors have received any cash compensation for services rendered to us. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial Business Combination.

After the completion of our initial Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Gelesis. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders in connection with a proposed Business Combination. We have not established any limit on the amount of such fees that may be paid by New Gelesis to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Executive Compensation — Gelesis

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Gelesis,” “we,” “us” or “our” refers to Gelesis and its consolidated subsidiaries prior to the consummation of the Business Combination.

We have the option and have elected to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.

This section discusses the material components of the executive compensation program offered to our principal executive officer and the two most highly compensated executive officers other than the principal executive officer who will serve as executive officers of New Gelesis following the consummation of the Business Combination, whom we refer to as our “named executive officers”, or “NEOs”. Gelesis’ named executive officers in fiscal 2020 were as follows:

●	Yishai Zohar, our Chief Executive Officer;
●	David Pass, Pharm.D., our Chief Operating and Commercial Officer; and
●	Elliot Maltz, our Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations retarding future compensation programs. Actual compensation programs that Gelesis or New Gelesis adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

Executive Compensation Overview

Compensation Philosophy

Our executive compensation program has been designed to reinforce a strong link between pay and performance in order to: (i) attract leading talent; (ii) retain and motivate top performers; (iii) promote and pay for performance culture with an emphasis on variable compensation. As we transition from a private company to a publicly traded company, we intend to evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances require.

Compensation Elements

The compensation for Gelesis’ named executive officers primarily consists of the following:

Compensation Element	Purpose
Base Salary	To provide stable and competitive income
Annual Incentives	To motivate and reward short-term behaviors, actions and results that drive long-term value creation.
Equity Compensation	To encourage executives to maximize long-term shareholder value (provided in the form of options)

To accomplish both its short-term and long-term objectives, the compensation program emphasizes pay-for-performance, with two variable components. These variable components include annual and long-term incentives which are used to align each component of incentive compensation with Gelesis’ short and long-term business objectives.

2020 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Gelesis’ named executive officers for services rendered to Gelesis in all capacities in 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total ($)
Yishai Zohar, Chief Executive Officer	2020	400,000	2,517,231	390,000	9,975	3,317,206
David Pass, Pharm.D., Chief Operating and Commercial Officer	2020	360,000	1,010,308	246,600	92,642	1,709,550
Elliot Maltz, Chief Financial Officer	2020	250,000	691,781	128,438	9,975	1,080,193
(1)	The amounts shown reflect the grant date fair value of option awards granted during 2020. The grant date fair value was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 16 to Gelesis’ audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. These amounts do not correspond to the actual value that may be recognized by holders upon the vesting or sale of the applicable awards.
(2)	Amounts shown represent discretionary performance-based bonuses earned for services performed during the fiscal year ended December 31, 2020.
(3)	Amounts shown represent (i) $9,975 in employer matching contributions under our 401(k) plan for each named executive officer, (ii) $22,667 in temporary living stipends for Mr. Pass, and (iii) $60,000 in reimbursement of relocation expenses for Mr. Pass.

Narrative Disclosure to the Summary Compensation Table

Base Salaries

The base salary component of compensation reflects the level of responsibility within Gelesis and is compared to similar positions in comparable companies in the biotechnology/pharmaceutical industry. As of December 31, 2020, the base salaries for Mr. Zohar, Dr. Pass and Mr. Maltz were $400,000, $360,000 and $250,000, respectively. Effective as of January 1, 2021, the base salaries of each of Mr. Zohar, Dr. Pass, and Mr. Maltz were increased to $412,000, $370,800 and $280,000, respectively. In addition, effective May 14, 2021, the base salary of Mr. Maltz was increased to $318,270.

Annual Performance-Based Cash Bonuses

Each of our NEOs is eligible to earn a discretionary annual cash incentive bonus based on achievement of specified company and individual performance criteria established by the Gelesis board of directors in its discretion. For 2020, Mr. Zohar’s target annual bonus was equal to 50% of his annual base salary, Dr. Pass’ target annual bonus was equal to 40% of his annual base salary, and Mr. Maltz’s target annual bonus was equal to 30% of his annual base salary. In addition, in February 2020, our board of directors determined to provide each named executive officer with the opportunity to earn one-time special bonuses upon achievement of specified stretch performance criteria. For each of Mr. Zohar, Dr. Pass and Mr. Maltz, the maximum potential payout of such special bonus was equal to 50%, 30% and 23%, respectively, of such named executive officer’s annual base salary.

For 2021, Mr. Maltz’s target annual bonus was increased to 35% of his annual base salary and, effective May 14, 2021, further increased to 40% of his annual base salary. In addition, in January 2021, our board of directors determined to provide each named executive officer with the opportunity to earn additional one-time special bonuses upon achievement of specified stretch performance criteria. For each of Mr. Zohar, Dr. Pass and Mr. Maltz, the maximum potential payout of such special bonus is equal to 50%, 30% and 29%, respectively, of such named executive officer’s annual base salary.

Equity Compensation

Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our NEOs, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

Employment Agreements

We have entered into employment agreements or offer letters with each of our NEOs which set forth the current terms and conditions of each executive’s employment. Effective upon the closing of the Business Combination, we intend to enter into new employment agreements that will supersede and replace each NEO’s existing employment agreement and provide for specified payments and benefits in connection with a termination of employment in certain circumstances. Our goal in providing these severance and change in control payments and benefits is to offer sufficient cash continuity protection such that the NEOs will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs, rather than negotiating severance at the time that a NEO’s employment terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment in certain circumstances are appropriate because they encourage our NEOs to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. The employment agreements with our NEOs will require the named executive officers to execute a separation agreement containing a general release of claims in favor of us to receive any severance payments and benefits. The material terms of each NEO’s existing employment agreement are summarized below.

New Employment Agreement with Yishai Zohar

We entered into a new employment agreement with Yishai Zohar, dated July 16, 2021, which will become effective upon the closing of the Business Combination and pursuant to which we will continue to employ Mr. Zohar as our Chief Executive Officer on an “at will” basis. Mr. Zohar’s new employment agreement provides that his initial annual base salary will be $412,000 per year, subject to periodic increases at Gelesis’ discretion. In addition, the new employment agreement provides that Mr. Zohar is eligible to receive an annual performance bonus targeted at fifty percent (50%) of his annual base salary.

Pursuant to the new employment agreement, in the event of a termination of Mr. Zohar’s employment by Gelesis without “cause” (as defined in the new employment agreement) or by his resignation for “good reason” (as defined in the new employment agreement), subject to Mr. Zohar’s execution of a release of claims in favor of Gelesis and its affiliates, Mr. Zohar is entitled to receive (i) base salary continuation for twelve months following his termination date (subject to continued compliance with applicable restrictive covenant provisions), and (ii) subject to his copayment of premium amounts at the applicable active employees’ rate and proper election to COBRA health continuation, monthly payments equal to the monthly employer contribution that Gelesis would have made to provide health insurance to Mr. Zohar if he had remained employed by Gelesis until the earliest of (A) the twelve month anniversary of his date of termination, (B) his eligibility for group health plan benefits under any other employer’s group health plan, or (C) the cessation of his COBRA continuation rights. In addition, in the event of a termination of Mr. Zohar’s employment by Gelesis without cause or by his resignation for good reason within twelve months after a “change in control” (as defined in the new employment agreement), subject to Mr. Zohar’s execution of a release of claims in favor of Gelesis and its affiliates, all unvested stock options and other stock-based awards held by Mr. Zohar will immediately accelerate and become fully exercisable or nonforfeitable as of his date of termination.

Current Employment Agreement with Yishai Zohar

We entered into an employment agreement with Yishai Zohar, dated November 1, 2011, pursuant to which we employ Mr. Zohar as our Chief Executive Officer. Pursuant to his current employment agreement, Mr. Zohar is eligible to receive an annual base salary, subject to annual increases to be negotiated with and approved by our board of directors. In addition, Mr. Zohar is eligible to receive an annual cash bonus based on achievement of performance metrics which are established annually by our board of directors. Mr. Zohar is also entitled to 25 days’ vacation per year, and is eligible to participate in the employee benefit plans generally available to our employees.

Pursuant to the current employment agreement, in the event of a termination of Mr. Zohar’s employment by Gelesis without “cause” (as defined in his employment agreement) or by his resignation for “good reason” (as defined in his employment agreement), subject to Mr. Zohar’s execution of a release of claims in favor of Gelesis and its affiliates, Mr. Zohar is entitled to receive base salary continuation for twelve months following his termination date (subject to continued compliance with applicable restrictive covenant provisions).

New Employment Agreement with David Pass

We entered into a new employment agreement with David Pass, dated July 27, 2021, which will become effective upon the closing of the Business Combination and pursuant to which we will continue to employ Mr. Pass as our Chief Operating and Commercial Officer on an “at will” basis. Mr. Pass’ new employment agreement provides that his initial annual base salary will be $370,800 per year, subject to periodic increases at Gelesis’ discretion. In addition, the new employment agreement provides that Mr. Pass is eligible to receive an annual performance bonus targeted at forty percent (40%) of his annual base salary.

Pursuant to the new employment agreement, in the event of a termination of Mr. Pass’ employment by Gelesis without “cause” (as defined in the new employment agreement) or by his resignation for “good reason” (as defined in the new employment agreement), subject to Mr. Pass’ execution of a release of claims in favor of Gelesis and its affiliates, Mr. Pass is entitled to receive (i) base salary continuation for twelve months following his termination date (subject to continued compliance with applicable restrictive covenant provisions), and (ii) subject to his copayment of premium amounts at the applicable active employees’ rate and proper election to COBRA health continuation, monthly payments equal to the monthly employer contribution that Gelesis would have made to provide health insurance to Mr. Pass if he had remained employed by Gelesis until the earliest of (A) the twelve month anniversary of his date of termination, (B) his eligibility for group health plan benefits under any other employer’s group health plan, or (C) the cessation of his COBRA continuation rights. In addition, in the event of a termination of Mr. Pass’ employment by Gelesis without cause or by his resignation for good reason within twelve months after a “change in control” (as defined in the new employment agreement), subject to Mr. Pass’ execution of a release of claims in favor of Gelesis and its affiliates, all unvested stock options and other stock-based awards held by Mr. Pass will immediately accelerate and become fully exercisable or nonforfeitable as of his date of termination.

Current Offer Letter with Dr. David Pass

We entered into an offer letter with Dr. David Pass, dated July 14, 2016, pursuant to which we employ Dr. Pass as our Chief Operating and Commercial Officer. Pursuant to his current offer letter, Dr. Pass is eligible to receive an annual base salary and an annual cash bonus based on achievement of performance metrics which are established annually by our board of directors. Additionally, we required Dr. Pass to relocate his residence to near our offices in Boston, Massachusetts, and provided Dr. Pass with a temporary living stipend and reimbursement of moving expenses incurred in connection with his relocation. Dr. Pass is also entitled to 20 days’ vacation per year, and is eligible to participate in the employee benefit plans generally available to our employees.

Pursuant to the current offer letter, in the event of a termination of Dr. Pass’ employment by Gelesis without “cause” (as defined in his offer letter) or by his resignation for “good reason” (as defined in his offer letter), subject to Dr. Pass’ execution of a release of claims in favor of Gelesis and its affiliates, Dr. Pass is entitled to receive base salary continuation for six months following his termination date (subject to continued compliance with applicable restrictive covenant provisions). In addition, in the event that Dr. Pass’ employment is terminated by us without “cause” or by him for “good reason”, in each case following a “change in control” (as defined in his offer letter), subject to Dr. Pass’ execution of a release of claims in favor of Gelesis and its affiliates, any outstanding equity awards held by Dr. Pass will become fully vested and exercisable as of his termination date and any such option awards will remain exercisable until the applicable option expiration date (subject to continued compliance with applicable restrictive covenant provisions).

New Employment Agreement with Elliot Maltz

We entered into a new employment agreement with Elliot Maltz, dated July 19, 2021, which will become effective upon the closing of the Business Combination pursuant to which we will continue to employ Mr. Maltz as our Chief Financial Officer on an “at will” basis. Mr. Maltz’ new employment agreement provides that his initial annual base salary will be $318,270 per year, subject to periodic increases at Gelesis’ discretion. In addition, the new employment agreement provides that Mr. Maltz is eligible to receive an annual performance bonus targeted at forty percent (40%) of his annual base salary.

Pursuant to the new employment agreement, in the event of a termination of Mr. Maltz’ employment by Gelesis without “cause” (as defined in the new employment agreement) or by his resignation for “good reason” (as defined in the new employment agreement), subject to Mr. Maltz’ execution of a release of claims in favor of Gelesis and its affiliates, Mr. Maltz is entitled to receive (i) base salary continuation for twelve months following his termination date (subject to continued compliance with applicable restrictive covenant provisions), and (ii) subject to his copayment of premium amounts at the applicable active employees’ rate and proper election to COBRA health continuation, monthly payments equal to the monthly employer contribution that Gelesis would have made to provide health insurance to Mr. Maltz if he had remained employed by Gelesis until the earliest of (A) the twelve month anniversary of his date of termination, (B) his eligibility for group health plan benefits under any other employer’s group health plan, or (C) the cessation of his COBRA continuation rights. In addition, in the event of a termination of Mr. Maltz’ employment by Gelesis without cause or by his resignation for good reason within twelve months after a “change in control” (as defined in the new employment agreement), subject to Mr. Maltz’ execution of a release of claims in favor of Gelesis and its affiliates, all unvested stock options and other stock-based awards held by Mr. Maltz will immediately accelerate and become fully exercisable or nonforfeitable as of his date of termination.

Current Offer Letter with Elliot Maltz

We entered into an offer letter with Elliot Maltz, dated February 20, 2014, which was amended and restated in May 2015, August 2017 and January 2021, pursuant to which we employ Mr. Maltz as our Chief Financial Officer. Pursuant to his amended and restated offer letter, Mr. Maltz is eligible to receive an annual base salary and an annual cash bonus based on achievement of performance metrics which are established annually by our board of directors. Mr. Maltz is also entitled to twenty days’ vacation per year, and is eligible to participate in the employee benefit plans generally available to our employees.

Pursuant to the amended and restated offer letter, in the event of a termination of Mr. Maltz’s employment by Gelesis without “cause” (as defined in his amended and restated offer letter) or by his resignation for “good reason” (as defined in his amended and restated offer letter), subject to Mr. Maltz’s execution of a release of claims in favor of Gelesis and its affiliates, Mr. Maltz is entitled to receive (i) base salary continuation for six months following his termination date (subject to continued compliance with applicable restrictive covenant provisions), and (ii) full acceleration any outstanding equity awards held by Mr. Maltz on his termination date.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of Gelesis’ named executive officers as of December 31, 2020. The table reflects both vested and unvested option awards.

		Option Awards(1)(2)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Yishai Zohar, Chief Executive Officer	1/1/2011	282,108	—	0.57	11/8/2021
	1/27/2011	129,377	—	1.48	6/25/2022
	8/29/2014	170,164	—	8.07	8/29/2024
	9/29/2014	1,746	—	10.51	2/16/2025
	4/1/2016	150,691	—	10.51	9/7/2026
	5/8/2017	30,000	—	10.51	6/15/2027
	7/17/2018	131,250	43,750	10.51	7/17/2028
	7/15/2020	—	400,028	11.03	7/15/2030
David Pass, Pharm.D., Chief Operating and Commercial Officer	9/1/2016	192,927	—	10.51	9/7/2026
	7/17/2018	112,500	37,500	10.51	7/17/2028
	7/15/2020	—	160,554	11.03	7/15/2030
Elliot Maltz, Chief Financial Officer	3/25/2014	25,601	—	8.07	8/29/2024
	3/25/2014	262	—	10.51	2/16/2025
	3/26/2017	40,000	—	10.51	6/15/2027
	7/17/2018	15,000	5,000	10.51	7/17/2028
	7/15/2020	—	109,935	11.03	7/15/2030
(1)	Each of the outstanding option awards in the table above with an expiration date prior to September 2026 was granted pursuant to our 2006 Stock Incentive Plan, or our 2006 Plan. Each of the outstanding option awards in the table above with an expiration date in or after September 2026 was granted pursuant to our 2016 Stock Option and Grant Plan, or our 2016 Plan.
(2)	Each of the outstanding option awards in the table above vests over three years, with one-third of the option shares vesting on the one-year anniversary of the applicable vesting commencement date, and two-thirds of the option shares vesting in equal quarterly installments thereafter, in each case subject to the NEO’s continued service relationship with us.

2006 Stock Incentive Plan

Our 2006 Plan was adopted by our board of directors and approved by our stockholders in May 2006. Under our 2006 Plan, we have reserved for issuance an aggregate of 1,500,000 shares of our common stock, which number is subject to adjustment in the event of a reorganization, stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar change in capitalization or event. However, in connection with the adoption of our 2016 Plan, the Gelesis board of directors did not to make any additional awards under the 2006 Plan and discontinued the 2006 Plan.

The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights and other stock-based awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2006 Plan; however, incentive stock options may only be granted to our employees. Our board of directors, or a committee appointed by our board, administers the 2006 Plan and, subject to any limitations set forth in the 2006 Plan, will select the recipients of awards and determine:

The number of shares of common stock covered by options and the dates upon which those options become exercisable;

●	The type of options to be granted;

●	The exercise prices of options;
●	The duration of options; and
●	The number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of those awards, including the issue price, conditions for repurchase or forfeiture and repurchase price

If our board of directors delegates authority to an executive officer to grant awards under the 2006 Plan, the executive officer has the power to make awards to employees and officers, except executive officers. Our board of directors will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such executive officer may make.

Upon the occurrence of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spinoff, or other similar change in capitalization or event, or any distribution to holders of our common stock other than an ordinary cash dividend, under the terms of the 2006 Plan, we are required to equitably adjust (or make substitute awards, if applicable), in the manner determined by our board of directors:

●	The number and class of securities available under the 2006 plan;
●	The number and class of securities and exercise price per share of each outstanding option;
●	The repurchase price per share subject to each outstanding restricted stock award; and
●	The share and per-share-related provisions and the purchase price, if any, of each outstanding other stock-based award.

Upon the occurrence of a liquidation or dissolution of our company, the board of directors will, upon written notice to the participants, provide that all then unexercised options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of the liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

Upon the occurrence of a merger or consolidation of our company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities, or other property or any transfer or disposition of all of our common stock for cash, securities, or other property pursuant to a share exchange or other transaction, the acquiring or succeeding corporation may assume or substitute outstanding awards under the 2006 Plan. To the extent that options granted under the 2006 Plan are not assumed or substituted by the successor entity, all outstanding unexercised options under the 2006 Plan will become fully exercisable prior to the reorganization event and will terminate immediately prior to the consummation of such reorganization event. In the event of such termination in connection with a reorganization event in which holders of common stock will receive a cash payment for each share of common stock surrendered pursuant to such reorganization event, the Gelesis board of directors may instead provide that all options shall terminate upon consummation of that reorganization event and that each participant shall receive a cash payment in an amount equal to the per share cash consideration payable to stockholders in the reorganization event less the applicable exercise price.

Upon the occurrence of any corporate transaction described above, other than our liquidation or dissolution, our repurchase and other rights under each outstanding restricted stock award will continue for the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities, or other property which our common stock was converted into or exchanged for in the transaction in the same manner and to the same extent as they applied to the common stock subject to the restricted stock award.

Our board of directors, in its sole discretion, may accelerate the exercisability of any option or time at which any restrictions shall lapse or be removed from any restricted stock award, as the case may be.

2016 Stock Option and Grant Plan

Our 2016 Plan, was adopted by our board of directors and approved by our stockholders in September 2016. Under our 2016 Plan, we have reserved for issuance an aggregate of 964,639 shares of our common stock, which number is subject to adjustment in the event of a reorganization, stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar change in capitalization or event. Subject to approval of the Equity Incentive Plan Proposal and closing of the Business Combination, the Gelesis board of directors has determined not to make any additional awards under the 2016 Plan and to discontinue the 2016 Plan effective as of closing of the Business Combination.

The shares of common stock underlying any awards that are forfeited, cancelled, reacquired by us prior to vesting, satisfied without the issuance of common stock or otherwise terminated (other than by exercise) and shares that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding under our 2016 Plan are currently added to the shares of common stock available for issuance under our 2016 Plan.

Our board of directors or compensation committee has acted as administrator of our 2016 Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of our 2015 Plan. The administrator may also delegate, to one or more executive officers of the Company, the power to designate non-officer employees to be recipients of options, subject to certain limitations and guidelines. Persons eligible to participate in our 2016 Plan are our full or part-time officers, employees, directors, consultants and other key persons as selected from time to time by the administrator in its discretion.

Our 2016 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. The option exercise price of each option is determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option is fixed by the administrator and may not exceed ten years from the date of grant. The administrator determines at what time or times each option may be exercised. In addition, our 2016 Plan permits the granting of restricted shares of common stock, unrestricted shares of common stock and restricted stock units.

Our 2016 Plan provides that upon the occurrence of a “sale event,” as defined in our 2016 Plan, all outstanding stock options will terminate at the effective time of such sale event, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In the event of a termination of our 2016 Plan and all options issued thereunder in connection with a sale event, optionees will be provided an opportunity to exercise options that are then exercisable or will become exercisable as of the effective time of the sale event prior to the consummation of the sale event. In addition, we have the right to provide for cash payment to holders of options, in exchange for the cancellation thereof, in an amount equal to the difference between the value of the consideration payable per share of common stock in the sale event and the per share exercise price of such options, multiplied by the number of shares subject to such option to the extent then vested and exercisable. In the event of and subject to the consummation of a sale event, unvested restricted stock and restricted stock units (other than those becoming vested as a result of the sale event) will be forfeited immediately prior to the effective time of a sale event unless such awards are assumed or continued by the successor entity. If shares of restricted stock are forfeited in connection with a sale event, those shares of restricted stock shall be repurchased at a price per share equal to the original per share purchase price of such shares. We have the right to provide for cash payment to holders of restricted stock or restricted stock units, in exchange for the cancellation thereof, in an amount per share equal to the value of the consideration payable per share of common stock in the sale event.

The board of directors may amend or discontinue the 2016 Plan at any time, subject to stockholder approval where required by applicable law. The administrator of the 2016 Plan may also amend or cancel any outstanding award, provided that no amendment to an award may adversely affect a participant’s rights without his or her consent. The administrator of the 2016 Plan is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or effect the repricing of such awards through cancellation and re-grants.

No awards may be granted under our 2016 Plan after the date that is ten years from the date our 2015 Plan was adopted by the board of directors. Our board of directors has determined not to make any further awards under our 2015 Plan following the completion of this offering.

401(k) Plan

Gelesis maintains a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Gelesis 401(k) Plan (the “401(k) Plan”), eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, Gelesis will make a safe harbor matching contribution equal to 100% of each participant’s contributions up to 1% of the participant’s compensation, and 50% of each participant’s contributions that exceed 1% but are less than 6% of the participant’s compensation. In addition, Gelesis may make discretionary profit sharing contributions, as determined by management. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Employee Benefits

Our named executive officers are eligible to participate in the Gelesis employee benefit plans, including Gelesis medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. Gelesis also maintains a 401(k) plan for the benefit of its eligible employees, including our named executive officers, as discussed in the section above entitled “ — 401(k) plan.”

DIRECTOR COMPENSATION

2020 Non-Employee Director Compensation Table

The following table presents the total compensation earned and paid to the non-employee members of Gelesis’ board of directors during fiscal year 2020 who will serve as a director of New Gelesis following the Business Combination. Yishai Zohar, our Chief Executive Officer, did not receive any compensation for his service as a member of the Gelesis board of directors during 2020. Mr. Zohar’s compensation for service as an employee for fiscal year 2020 is presented above under the heading “— 2020 Summary Compensation Table.” In addition, we reimburse non-employee members of our board of directors for reasonable travel expenses, and for out-of-pocket costs incurred in attending meetings of our board of directors or events attended on behalf of the Company.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Paul Fonteyne	35,000	92,660	127,660
(1)	Amounts represent cash compensation earned during fiscal 2020 for services rendered by each member of the board of directors.
(2)	The amounts shown reflect the grant date fair value of option awards granted during 2020. The grant date fair value was computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 16 to Gelesis’ audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. These amounts do not correspond to the actual value that may be recognized by holders upon the vesting or sale of the applicable awards.

Non-Employee Director Compensation Policy

Following the consummation of the Business Combination, New Gelesis will consider the adoption of a new policy to govern compensation of its non-employee directors. The new policy, if adopted, would be designed to enable New Gelesis to attract and retain, on a long-term basis, highly qualified non-employee directors by providing competitive compensation and aligning their interests with the interests of stockholders through equity awards.

It is anticipated that the new policy will provide for annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service, and New Gelesis equity grants which may be granted following the Closing of the Business Combination.

MANAGEMENT OF NEW GELESIS FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Management

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Gelesis following the consummation of the Business Combination.

Name	Age	Title
Yishai Zohar(1)	58	President, Chief Executive Officer, Class III Director and Co-Inventor
David Pass, Pharm.D.	53	Chief Operating Officer and Chief Commercial Officer
Elliot Maltz, CPA	37	Chief Financial Officer and Treasurer
Harry L. Leider, M.D., M.B.A, FACPE	63	Chief Medical Officer
Elaine Chiquette, Pharm.D.	55	Chief Scientific Officer
Alessandro Sannino, Ph.D.	49	Co-Inventor & Lead Project Scientist
David Abraham	55	General Counsel, Chief Compliance Officer and Corporate Secretary
Clayton Christopher(2)	48	Class I Director
Dominic Perks(1)	44	Class I Director
Alison Bauerlein(1)	39	Class II Director
Jane Wildman(1)	60	Class II Director
Kathryn Cavanaugh(3)	47	Class II Director
Paul Fonteyne(1)	59	Class III Director
Raju Kucherlapati, Ph.D.(1)	78	Class III Director
(1)	Nominated by Gelesis.
(2)	Nominated by the Sponsor.
(3)	To be nominated by mutual agreement of the Sponsor and Gelesis prior to the mailing of this proxy statement/prospectus.

Executive Officers and Significant Consultants

Yishai Zohar will serve as the President, Chief Executive Officer and as a member of the board of directors of New Gelesis following the closing of the Business Combination. Mr. Zohar is the Founder of Gelesis and has been the Chief Executive Officer and a Board member of Gelesis since its formation. He is a seasoned entrepreneur and has over 25 years’ experience in the development of industry innovating companies. Mr. Zohar led Gelesis from concept stage and initial product development as a Co-Inventor and shepherded the company and its novel technological platform through clinical studies and a landmark FDA clearance of lead product Plenity as an aid for weight management. Prior to founding Gelesis Mr. Zohar co-founded PureTech Health (NASDAQ, LSE: PRTC), a biotherapeutics company dedicated to discovering, developing and commercializing highly differentiated medicines to impact human health. In his role at PureTech, Mr. Zohar led the obesity/gastrointestinal disorder initiative, which engaged leading experts to tackle these problems with an unbiased discovery process looking at a broad landscape of technologies and approaches. This initiative led to the formation of Gelesis. Mr. Zohar has a degree in Business Administration from the College of Management Academic Studies (COMAS) in Tel Aviv and was an air force pilot ranked Captain in the Israeli Defense Forces.We believe that Mr. Zohar’s qualifications to serve on our board of directors include his extensive experience and track record in the development of industry innovative companies.

David Pass, Pharm.D., will serve as Chief Operating Officer and Chief Commercial Officer of New Gelesis following the closing of the Business Combination. Dr. Pass has served as the Gelesis Chief Operating Officer and Chief Commercial Officer since September 2016 and has more than 25 years of commercial expertise across multiple therapeutic areas with a focus in primary care. Dr. Pass gained a broad range of commercial experience from his time at Johnson & Johnson from August 2002 to January 2008 where he served as VP of Marketing, and at Bristol-Myers Squibb from May 1994 to July 2002, where he served as Director of Marketing. Most recently, Dr. Pass served as Vice President of Marketing at Boehringer Ingelheim, or BI, for Diabetes from August 2009 to August 2016, where he built a multi-billion dollar franchise. In this role, Dr. Pass also led the BI alliance with Eli Lilly & Company to develop and commercialize a portfolio of diabetes compounds. Dr. Pass received his B.S. Pharmacy and Doctor of Pharmacy degrees from Philadelphia College of Pharmacy and Science.

Elliot Maltz, CPA, will serve as Chief Financial Officer of New Gelesis following the closing of the Business Combination. Mr. Maltz has served as the Gelesis Chief Financial Officer since May 2021 and as its Treasurer since May 2015. Prior to his appointment as the CFO, Mr. Maltz was Gelesis’ Vice President of Finance and previously served as its Corporate Controller. Mr. Maltz has 15 years of accounting and corporate finance experience working with public and private companies, specializing in the biotechnology, medical device and manufacturing industries. Prior to joining Gelesis, Mr. Maltz served as an external auditor at Deloitte & Touche LLP from January 2007 to April 2013 and as a manager of the technical accounting and SEC reporting function at Sapient Corp. from April 2013 to March 2014. Mr. Maltz received a B.S. in Business Finance from Elon University and is a licensed CPA in the state of Massachusetts.

Harry L. Leider, M.D., M.B.A, FACPE, will serve as Chief Medical Officer of New Gelesis following the closing of the Business Combination. Dr. Leider has served at Gelesis as its Chief Medical Officer since June 2018. Dr. Leider joined Gelesis from Walgreens, where he was Chief Medical Officer and Group Vice President from May 2013 to April 2018. Prior to joining Walgreens, from March 2008 to April 2018, Dr. Leider served as Chief Medical Officer and Senior Vice President of Ameritox, a national specialty laboratory providing medication monitoring services to physicians treating chronic pain and serious mental illness. From March 2005 to February 2008, Dr. Leider served as Chief Medical Officer of XLHealth, a national Medicare Advantage health plan that served seniors with common chronic illnesses. Dr. Leider is a core faculty member for the American Association of Physician Leadership where from May 2009 to May 2010 he also served as past-President and Board Chairman. Dr. Leider has also served on the faculty of Harvard Medical School and the Johns Hopkins Carey School of Business. With over 25 years of experience as a senior healthcare executive for a variety of innovative healthcare companies, his passion is leveraging his business, leadership, and clinical skills to create programs, services, and intellectual property that improve the health of large populations at scale.

Elaine Chiquette, Pharm.D. will serve as Chief Scientific Officer of New Gelesis following the closing of the Business Combination. Dr. Chiquette has served as the Gelesis Chief Scientific Officer since September 2017 and has over 20 years’ experience in research and medical affairs within the pharmaceutical, biotechnology, and medical device industries. Dr. Chiquette was involved in developing medical strategies for first-in-class launches like orlistat, GLP-1 agonist, amylin analog, endobarrier device, and metreleptin at Hoffman La Roche from October 1999 to December 2001, Amylin Pharmaceuticals from September 2003 to July 2013, Aegerion from June 2015 to April 2017 and GI Dynamics from December 2013 to June 2015. In her leadership roles, Dr. Chiquette has built a strong expertise in regulatory affairs for pharmaceuticals, biologics, and devices in both the United States and Europe. Dr. Chiquette completed her pharmacy degree at Laval University in Quebec, a Pharm.D. at University of Texas Health Science Center at San Antonio, followed by a post-doctorate fellowship in Epidemiology at University of Texas Health Science Center at San Antonio. Dr. Chiquette served as Deputy Director for the San Antonio Evidence-Based Practice Center program for the US government agency for Healthcare Research and Quality from July 1996 to September 1999, and authored several meta-analyses for the center, and book chapters and textbook on evidence-based pharmacotherapy. In that capacity, Dr. Chiquette led the supportive evidence report for the National Institute of Health Obesity Guidelines in 1998 and co-authored the associated publications.

Alessandro Sannino, Ph.D. will serve as Lead Project Scientist of New Gelesis following the closing of the Business Combination. Dr. Sannino is a Gelesis Co-Inventor and has served as the Lead Project Scientist for Gelesis since May 2008. Dr. Sannino has been a Professor of Polymer Science and Technology and the director of the Bioslabs at the University of Salento since September 2000. Since March 2012, Dr. Sannino has overseen the Life Science division of the Puglia District of Technology and since September 2004, he has been a member of the adjunct faculty at the Massachusetts Institute of Technology (MIT). Dr. Sannino also served as an advisor to the National Institute of Health, of the Italian Ministry of Health (the Italian equivalent to the U.S. FDA). Since 2013, he has been a board member of the European Laboratory of non-linear Spectroscopy and of the Regional Agency for Research and Innovation. Since September 2019, he has been Vice Dean of the University of Salento and since May 2020 he has been nominated by the President of Puglia Region as one of the seven (7) experts for the recovery after the COVID-19 pandemic. Dr. Sannino’s research activity is focused on macromolecular hydrogels, polymer microstructure modifications, tissue engineering constructs and cell-material interactions, and he has published over 130 scientific papers on these topics. Dr. Sannino received his PhD at University of Naples, and he also completed a post-doctoral fellowship at MIT.

David Abraham will serve as General Counsel, Chief Compliance Officer and Corporate Secretary of New Gelesis following the closing of the Business Combination. Mr. Abraham has acted as the General Counsel and Corporate Secretary of Gelesis since April 2020. Mr. Abraham has been a member of Launchpad Venture Group, an angel investing group focused on early stage investments, since July 2019. Mr. Abraham has also been a member of Sky Ventures Group, an investment group that provides seed funding to early-stage life sciences and healthcare companies since June 2017 and a member of Innovation Legal Group (“Innovation”), a specialized legal practice representing venture backed and public life sciences companies since 2009. In addition, Mr. Abraham is also a founder and, since January 2008, the Chief Executive Officer of Phoenix Pharmaceutical Group, a life sciences consulting and venture creation firm. Mr. Abraham previously served as General Counsel, Chief Compliance Officer and Corporate Secretary to Selecta BioSciences Inc. (Selecta), a former client of Innovation, from May 2011 to November 2018. Mr. Abraham also has extensive experience in patent prosecution and protections, having served as the Executive Director for Patents for Durect Corporation from August 2006 to December 2008 and as Senior Patent Counsel for Johnson and Johnson from February 2004 to August 2006. Mr. Abraham received his Juris Doctor from The George Washington University Law School, is a member of the bar in the State of California, the Commonwealth of Massachusetts and the District of Columbia and is a Registered U.S. Patent Attorney.

Non-Employee Directors

Clayton Christopher has agreed to serve as a member of the board of directors of New Gelesis. Mr. Christopher is the co-founder and an advisor to CAVU Venture Partners, an investment firm focused on best in class, better-for-you, food and beverage brands. Prior to CAVU, Mr. Christopher was the co-founder and CEO of Deep Eddy Vodka, which became one of the fastest growing spirits brands in the United States before being purchased by Heaven Hill Distilleries in August of 2015. He started his entrepreneurial journey at Sweet Leaf Tea, a company he started in 1998 with $12,000 in savings and a recipe from his grandmother. Sweet Leaf grew to a nationally recognized brand and was acquired by Nestle in 2011. Mr. Christopher is also the co-founder and Chairman of Waterloo Sparkling Water. He has also served on or currently serves on the board of directors of Nulo Pet Foods, Kite Hill, Rhythm Super Foods, REBBL, Kettle & Fire, Austin Eastciders, Good Culture, Bridge Equipment Leasing and SKU, a consumer products accelerator. In 2006, Mr. Christopher was awarded the Ernst & Young Entrepreneur of the year for Central Texas and is a recipient of Austin Under 40 Austinite of the Year Award. Mr. Christopher has also served on a number of non-profit boards over the years, including Mission Capital, Naturally Austin, Big Brothers Big Sisters and the University of Texas President’s Innovation Board. We believe Mr. Christopher is well qualified to serve on our board of directors based on his vast entrepreneurial leadership, operational and investor experiences over the last 25 years.

Dominic Perks has served as a member of the Gelesis board of directors since April 2021 and has agreed to serve as a member of the board of directors of New Gelesis. In November 2013, Mr. Perks co-founded Hambro Perks with British banker and businessman Rupert Hambro. In 2014, Mr. Perks co-founded Laundrapp, an on-demand dry cleaning and laundry service and served as chairman until November 2018. Mr. Perks has since founded or seeded numerous technology companies including Echo, What3Words, By Miles, Primary Bid, Takumi and Insurtech Gateway. Through Hambro Perks, he is an investor in over 95 companies including Cambridge Innovation Capital, Tide and Muzmatch. In December 2020, Mr. Perks led the acquisition of Ombu Group in partnership with Sir John Rose and created Hambro Perks Environmental Technology Fund. Mr. Perks also acquired all of Invesco's unquoted assets in the UK and US in a deal that included stakes in Gelesis, Vedanta, Genomics, Nexeon and Hawkeye360. In February 2021, Mr. Perks launched the Hambro Perks Oryx Fund with backing from Public Investment Fund to invest into technology companies in the Middle East. Prior to his entrepreneurial career, Mr. Perks was a strategy consultant at McKinsey & Co., where he advised clients on growth strategies. Mr. Perks was also employed at Morgan Stanley where he primarily originated investment opportunities for private equity firms. Mr. Perks graduated from Oxford University with a first-class degree in English Literature. We believe Mr. Perks’ qualifications to serve on our board of directors include his extensive experience investing in companies and serving as an executive and board member of companies.

Alison Bauerlein has agreed to serve as a member of the board of directors of New Gelesis. Ms. Bauerlein was a co-founder of Inogen, Inc. and served as its Chief Financial Officer from 2009 until December 2021 and its Executive Vice President, Finance from March 2014 until December 2021. Ms. Bauerlein has also served as Inogen's Corporate Secretary from 2002 until July 2021 and its Corporate Treasurer from 2002 until December 2021. Ms. Bauerlein previously served as Inogen Inc.'s Vice President, Finance from 2009 until March 2014. Prior to serving in these positions, Ms. Bauerlein also served as Controller with Inogen, Inc. from 2008 to 2009 and 2001 to 2004, and the Director of Financial Planning and Analysis from 2004 to 2008. Ms. Bauerlein has also been a board member of Pear Therapeutics, Inc. since September 2021. Ms. Bauerlein has over 20 years of experience in treasury, finance, accounting, risk management as well as strategic and tactical cost analysis and forecasting. Ms. Bauerlein received a Bachelor of Arts degree in Economics/Mathematics with high honors from the University of California, Santa Barbara. We believe Ms. Bauerlein's qualifications to serve on our board of directors include her extensive executive-level experience in the medical technology industry, as well as her financial expertise.

Jane Wildman has served as a member of the Gelesis board of directors since April 2021 and has agreed to serve as a member of the board of directors of New Gelesis. Ms. Wildman has extensive experience as a board member, president and chief marketing office across Fortune-25, mid-sized and start-up companies. As President from June 2014 to December 2017, and Board Member from

January 2018 to December 2018, of Combe Incorporated ,a personal-care consumer products company, Ms. Wildman successfully led the company to record sales and profit growth. Prior to Combe, from June 2009 to June 2014, Ms. Wildman was a Partner and Consultant with The Partnering Group, where clients included Fortune 50 companies like Walmart, Procter & Gamble and Nestle. Ms. Wildman spent over 25 years at Procter & Gamble, from June 1983 to December 2008, where she worked in beauty, health, baby, feminine care and food, both in the United States and internationally. She served as global Vice President and led the global marketing organization for Pampers, P&G’s largest brand. Ms. Wildman led the repositioning of the Pampers brand during her tenure there from September 2001 to December 2008. Ms. Wildman received a B.S. in Journalism from the University of Oregon and holds a Cornell Digital Marketing certification. We believe Ms. Wildman’s qualifications to serve on our board of directors include her extensive experience serving as a board member and as an executive across Fortune-25, mid-sized and start-up companies.

Kathryn Cavanaugh has served on the CPSR Board since its Initial Public Offering and has agreed to serve as a member of the board of directors of New Gelesis. Since January 2019, Ms. Cavanaugh has served as the Managing Partner of Capstar Ventures LLC, an early stage venture capital firm that invests in the next generation of innovative consumer companies. From April 2016 to December 2018, Ms. Cavanaugh was a Partner at Grace Beauty Capital where she advised and invested in early stage companies in the consumer and retail sectors, including Rothy's, Inc., Parachute Home, Inc., Primary Kids, Inc., Supergoop!, LLC, MM.LaFleur, Inc., ThirdLove (MeCommerce, Inc.), Vengo, Inc., and Pixlee, Inc. From April 2015 to March 2016, Ms. Cavanaugh served as Director of Franchise Growth Strategy, Sales and Operations, and from March 2013 to February 2014 as a Board Director, for The Bar Method, Inc. From October 2011 to February 2014, Ms. Cavanaugh served as Vice President of Talent for Mainsail Partners, a growth equity firm. From September 2005 to June 2010, Ms. Cavanaugh worked at De Novo Ventures, an early stage healthcare venture capital firm, where she evaluated, executed and supported more than $350 million of equity investments in medical device, biotech and diagnostic companies. Ms. Cavanaugh received a Master of Business Administration from Harvard Business School in 2005 and Bachelor of Science degrees in Chemical Engineering and Biochemistry from the University of Notre Dame in 1997. We believe Ms. Cavanaugh is well qualified to serve on our board of directors based on her extensive leadership and business experience, including her management positions and investment management background in the healthcare and consumer sectors.

Paul Fonteyne has served as a member of the Gelesis board of directors since May 2018 and has agreed to serve as a member of the board of directors of New Gelesis. Mr. Fonteyne has more than 30 years of experience in the biopharmaceutical industry. Mr. Fonteyne is the retired Chairman and CEO and of Boehringer-Ingelheim USA, or BI, where he served in leadership roles both in the US and globally for 15 years. He was President and CEO of BI from November of 2011, and subsequently its Chairman, until he retired January 2019. During this time, he led teams that grew BI’s sales and earnings several fold in the USA and participated in acquisitions and divestitures that led to a significantly greater focus of BI’s portfolio of companies in the US in two main segments of Animal Health and Human Pharmaceuticals. During his 30+ years in the pharmaceutical industry Mr. Fonteyne also held commercial leadership roles at Merck and Co. Inc. for 9 years, and Abbott Laboratories for 8 years. He has served on the board of PhRMA, chaired the National Pharmaceutical Council, served as Chair of an American cancer Society initiative for New England (CEOs against Cancer). Prior to its reverse merger with Adicet Bio, he served on the board of ResTORbio Inc (chair of the compensation Committee). Previously, he was on the board of a specialty pharmaceutical company: AMAG (sale to Apollo backed Covis in November 2020). He also serves on the board of several public and private clinical stage biotechnology companies including DalCor (Chairman), Amylyx, and Apellis (APLS), a device company, Ypsomed AG (YPS), and an Animal Health Company, Covetrus (CVET). Mr. Fonteyne received his M.B.A. from Carnegie-Mellon University and his MS in Chemical Engineering from the Polytechnic School at the University of Brussels. We believe Mr. Fonteyne’s qualifications to serve on our board of directors include his extensive experience in the biopharmaceutical industry, as well as serving as a board member of companies in the biopharmaceutical industry.

Raju Kucherlapati has served as a member of the Gelesis board of directors since January 2016 and has agreed to serve as a member of the board of directors of New Gelesis. Dr. Kucherlapati has served as a member of the board of PureTech, Inc. since 2014. Dr. Kucherlapati has served as the Paul C. Cabot Professor of Genetics and Professor of Medicine at Harvard Medical School since September 2001. Dr. Kucherlapati was a founder and, from 1993 to 2005, a board member of Abgenix, a board member of Cell Genesys from 1988 to 1992 and a board member of Millennium Pharmaceuticals from 1993 to 2007. Dr. Kucherlapati was the first scientific director of the Harvard-Partners Center for Genetics and Genomics, a position he held from 2001 to 2008. Dr. Kucherlapati was elected as a fellow of the American Association for the Advancement of Science and has been a member of the National Academy of Medicine since 2008. Dr. Kucherlapati was named a member of the presidential commission for the study of bioethical issues during the Obama administration. Dr. Kucherlapati’s laboratory at Harvard Medical School is involved in cloning many human disease genes with a focus on human syndromes with significant cardiovascular involvement, use of genetic/genomic approaches to understand the biology of cancer and the generation and characterization of genetically modified mouse models for cancer and other human disorders. His laboratory was a part of the Human Genome Project that was responsible for mapping and sequencing the human genome. Dr. Kucherlapati developed methods for modifying mammalian genes that lead to gene targeting in mice. He has developed many mouse models for human disease, including a large set of models for human colorectal cancer. His laboratory was a part of The Cancer Genome Atlas program that uses genetic/genomic approaches to understand the biology of cancer. He is a promoter of personalized/precision medicine. Dr. Kucherlapati served on the editorial board of the New England Journal of Medicine and was editor-in-chief of the journal Genomics. Dr. Kucherlapati received his PhD from the University of Illinois. He trained at Yale and has held faculty positions at Princeton University, University of Illinois College of Medicine and the Albert Einstein College of Medicine prior to his appointment at Harvard. We believe Dr. Kucherlapati’s qualifications to serve on our board of directors include his experience in medicine and research and extensive experience founding and serving on boards of multi-billion-dollar companies.

Corporate Governance

We will structure our corporate governance in a manner we believe will closely align our interests with those of our stockholders following the Business Combination and complies with the rules and regulations applicable to a publicly listed company. Notable features of this corporate governance structure include:

●	we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;
●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and
●	we will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by New Gelesis’ directors to prevent “overboarding” and implementing a robust director education program.

Board Composition

In the Business Combination Agreement, CPSR and Gelesis agreed that following consummation of the Business Combination, the board of directors of New Gelesis would consist of nine members comprised of (i) seven (7) individuals designated by Gelesis and (ii) (x) in the event that Available Cash equals or exceeds $200 million, two (2) individuals designated by the Sponsor, or (y) in the event that Available Cash is less than $200 million, one (1) individual designated by the Sponsor, and one (1) individual mutually agreed upon by Gelesis and the Sponsor. As of the date of this proxy statement/prospectus, there are eight nominees for membership to the board of directors of New Gelesis, including two nominees designated by the Sponsor, leaving one vacancy to be filled by an individual to be designated by Gelesis. CPSR and Gelesis have agreed that a board of directors comprised of the eight current nominees is most appropriate for New Gelesis as of the consummation of the Business Combination. Following the mailing of this proxy statement/prospectus to CPSR stockholders, and most likely following consummation of the Business Combination, the board of directors of New Gelesis will continue to identify a candidate to fill the remaining directorship to ensure that the board of directors of New Gelesis as a whole both reflects the governance construct originally agreed to pursuant to the Business Combination Agreement and provides the appropriate mix and diversity of skills, experience, and credentials to position the board of directors of New Gelesis to advance shareholders’ interests.

Director Independence

The rules of the NYSE require that a majority of the New Gelesis Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of CPSR or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. It is anticipated that each individual expected to serve on the New Gelesis Board upon consummation of the Business Combination, other than Yishai Zohar, will qualify as an independent director under NYSE listing standards.

Role of New Gelesis Board of Directors in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the board of directors will be informed oversight of New Gelesis’ risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through New Gelesis Board of directors as a whole, as well as through various standing committees of New Gelesis Board of directors that address risks inherent in their respective areas of oversight. In particular, New Gelesis Board of directors will be responsible for monitoring and assessing strategic risk exposure and New Gelesis’ audit committee will have the responsibility to consider and discuss New Gelesis’ major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Gelesis’ compensation committee will also assess and monitor whether New Gelesis’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Following the consummation of the Business Combination, it is anticipated that New Gelesis Board will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Under their respective charters, our audit committee must be composed of at least three independent directors and our compensation committee and our nominating and corporate governance committee must each be composed of at least two (2) independent directors.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of Alison Bauerlein, Kathryn Cavanaugh and Raju Kucherlapati. Mr. Kucherlapati is expected to serve as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors. It is anticipated that each of the members of the audit committee will qualify as independent directors under applicable rules and each of them is financially literate. It is anticipated that Ms. Bauerlein will qualify as an "audit committee financial expert" as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Business Combination, it is anticipated that our compensation committee will consist of three (3) members of New Gelesis Board, all of which will be independent directors. The members of the compensation committee are expected to be Paul Fonteyne, Raju Kucherlapati and Jane Wildman.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, it is anticipated that our nominating and corporate governance committee will consist of two (2) members of New Gelesis Board, all of which will be independent directors. The members of the nominating and corporate governance committee are expected to be Dominic Perks and Clayton Christopher.

Code of Business Conduct and Ethics

New Gelesis will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the consummation of the Business Combination, the Code of Business Conduct and Ethics will be available on New Gelesis’ website at www.gelesis.com. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. New Gelesis intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of New Gelesis’ compensation committee has ever been an officer or employee of either company. None of the expected executive officers of New Gelesis serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

Director Compensation

Following the consummation of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of the New Gelesis Board.

Executive Compensation

Following the consummation of the Business Combination, New Gelesis intends to develop an executive compensation program that is designed to align compensation with New Gelesis’ business objectives and the creation of stockholder value, while enabling New Gelesis to attract, motivate and retain individuals who contribute to the long-term success of New Gelesis. The executive compensation program may include an executive compensation plan for which New Gelesis would seek stockholder approval following the consummation of the Business Combination.

Decisions on the executive compensation program will be made by the compensation committee of New Gelesis Board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of CPSR Common Stock as of the Record Date and of New Gelesis Common Stock immediately following consummation of the Business Combination by:

●	each person known by CPSR to be the beneficial owner of more than 5% of CPSR’s outstanding Common Stock on the Record Date;
●	each person known by CPSR who may become beneficial owner of more than 5% of New Gelesis’ outstanding Common Stock immediately following the Business Combination;
●	each of CPSR’s current executive officers and directors;
●	each person who will become an executive officer or a director of New Gelesis upon consummation of the Business Combination;
●	all of CPSR’s current officers and directors as a group; and
●	all of New Gelesis’ officers and directors as a group after the consummation of the Business Combination.

The following table does not reflect beneficial ownership of any shares of New Gelesis Common Stock issuable upon exercise of Public Warrants, Private Placement Warrants or working capital warrants, if any, as such securities are not exercisable or convertible within 60 days of the Record Date.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

				After Business Combination
	Prior to Business Combination(2)			Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares		%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers prior to the Business Combination:
R. Steven Hicks(5)	6,837,000	(6)	19.8%	4,871,362	4.2%	4,871,362	5.4%
Rodrigo de la Torre(7)	—		—	—	—	—	—
Kathryn Cavanaugh	18,000	(6)	*	12,825	*	12,825	*
John Ghiselli	18,971	(8)	*	13,796	*	13,796	*
James Whittenburg	27,000	(6)	*	19,238	*	19,238	*
All Directors and Officers prior to the Business Combination (six persons)	6,900,971		20%	4,917,221	4.3%	4,917,221	5.4%
Directors and Executive Officers after the Business Combination:
Yishai Zohar(9)	—		—	2,699,891	2.3%	2,699,891	2.9%
David Pass(10)	—		—	1,098,528	*	1,098,528	1.2%
Elliot Maltz(11)	—		—	361,429	*	361,429	*
Harry L. Leider(12)	—		—	679,065	*	679,065	*
Elaine Chiquete(13)	—		—	662,434	*	662,434	*
Alessandro Sannino(14)	—		—	1,580,844	1.3%	1,580,844	1.7%
David Abraham(15)	—		—	40,194	*	40,194	*
Raju Kucherlapati	—		—	—		—
Dominic Perks	—		—	—		—
Alison Bauerlein(16)	—		—	13,333	*	13,333	*
Jane Wildman(17)	—		—	54,720	*	54,720	*
Kathryn Cavanaugh	18,000	(6)	*	12,825	*	12,825	*
Paul Fonteyne(19)	—		—	181,075	*	181,075	*
Clayton Christopher(19)	—		—	—		—
All Directors and Officers after the Business Combination (13 persons)	18,000	(6)	*	7,371,005	6.0%	6,496,690	7.6%
Five Percent Holders:
Capstar Sponsor Group, LLC(5)	6,837,000		19.8%	4,871,362	4.2%	4,871,362	5.4%
BlueCrest Capital Management Limited(20)	1,603,953		4.6%	1,603,953	1.4%	—	—
Glazer Capital, LLC(21)	1,522,096		4.4%	1,522,096	1.3%	—	—
Entities affiliated with Pacific Investment Management Company(22)	2,000,000		5.7%	5,500,000	4.8%	3,500,000	3.9%
PureTech Health LLC(23)	—		—	15,663,487	13.4%	15,663,487	17.3%
HPSO SPV Limited(24)	—		—	12,520,404	10.8%	12,520,404	13.9%
SSD2 LLC(25)	—		—	12,810,220	10.9%	12,810,220	14.0%
Citadel Advisors LLC(26)	1,631,143		4.7%	1,566,142	1.3%	—	—
*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 405 West 14th Street, Austin Texas 78701.
(2)	Prior to the Business Combination, the percentage of beneficial ownership of CPSR on the Record Date is calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 6,900,000 shares of Class B Common Stock, in each case, outstanding as of such date.

(3)	The expected beneficial ownership of New Gelesis immediately upon consummation of the Business Combination, assuming no holders of Public Shares exercise their redemption rights in connection therewith, is based on 116,340,512 shares of New Gelesis Common Stock outstanding as of such date, and consists of (i) 27,600,000 shares of Class A Common Stock that will convert into a like number of shares of New Gelesis Common Stock, (ii) 4,916,250 shares of Class B Common Stock that will convert into a like number of shares of New Gelesis Common Stock, (iii) 1,983,750 shares of Class B Common Stock that will be forfeited to CPSR in accordance with the Sponsor Letter Agreement, and 1,983,750 additional shares of New Gelesis Common Stock that will be issued to Gelesis Equityholders as part of the Transaction Share Consideration, (iv) 72,840,512 shares of New Gelesis Common Stock that will be issued to the holders of shares of Gelesis Common Stock (including the Earn Out Shares issuable to holders of shares of Gelesis Common Stock at Closing), and (v) 9,000,000 shares of Class A Common Stock that will be issued in the PIPE Financing and will convert into a like number of shares of New Gelesis Common Stock plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of the Record Date.
(4)	The expected beneficial ownership of New Gelesis immediately upon consummation of the Business Combination, assuming all holders of CPSR’s Class A Common Stock exercise their redemption rights in connection therewith (except for such holders as are required to satisfy the Minimum Cash Condition), is based on 90,192,112 shares of New Gelesis Common Stock outstanding as of such date, and consists of (i) 1,451,600 shares of Class A Common Stock that will convert into a like number of shares of New Gelesis Common Stock (assuming the Minimum Cash Condition is satisfied), (ii) 4,916,250 shares of Class B Common Stock that will convert into a like number of shares of New Gelesis Common Stock, (iii) 1,983,750 shares of Class B Common Stock that will be forfeited to CPSR in accordance with the Sponsor Letter Agreement, and 1,983,750 additional shares of New Gelesis Common Stock that will be issued to Gelesis Equityholders as part of the Transaction Share Consideration, (iv) 72,840,512 shares of New Gelesis Common Stock that will be issued to the holders of shares of Gelesis Common Stock (including the Earn Out Shares issuable to holders of shares of Gelesis Common Stock at Closing), and (v) 9,000,000 shares of Class A Common Stock that will be issued in the PIPE Financing and will convert into a like number of shares of New Gelesis Common Stock plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of the Record Date.
(5)	Interests shown consist of Founders Shares, classified as Class B Common Stock. Founders Shares will automatically convert into shares of Class A Common Stock at the time of our initial business combination, except that 28.75% of such Founder Shares will be forfeited to CPSR immediately prior to the Effective Time in accordance with the terms of the Sponsor Letter Agreement. The shares are held directly by the Sponsor and indirectly by R. Steven Hicks as a manager of the Sponsor. As the manager of the Sponsor, Mr. Hicks shares voting and investment discretion with respect to shares held by the Sponsor and may be deemed to have shared beneficial ownership of the shares held directly by the Sponsor. Does not include the allocation from the Sponsor to Mr. Hicks following the consummation of the Business Combination in accordance with the terms and subject to the conditions of the Sponsor’s operating agreement, consisting of 1,338,343 Founders Shares and 3,008,000 Private Placement Warrants.
(6)	Interests shown consist of Founders Shares, classified as Class B Common Stock. Founders Shares will automatically convert into shares of Class A Common Stock at the time of our initial business combination, except that 28.75% of such Founder Shares will be forfeited to CPSR immediately prior to the Effective Time in accordance with the terms of the Sponsor Letter Agreement.
(7)	Does not include the allocation from the Sponsor to Mr. de la Torre following the consummation of the Business Combination in accordance with the terms and subject to the conditions of the Sponsor’s operating agreement, consisting of 184,599 Founders Shares.
(8)	Interests shown consist of (i) 18,000 Founders Shares, classified as Class B Common Stock which will automatically convert into shares of Class A Common Stock at the time of our initial business combination, except that 28.75% of such Founder Shares will be forfeited to CPSR immediately prior to the Effective Time in accordance with the terms of the Sponsor Letter Agreement. and (ii) 971 shares of Class A Common Stock. Does not include the allocation from the Sponsor to Mr. Ghiselli following the consummation of the Business Combination in accordance with the terms and subject to the conditions of the Sponsor’s operating agreement, consisting of 92,299 Founders Shares.
(9)	Consists of 564,953 shares of New Gelesis Common Stock and Rollover Options to purchase up to 2,134,938 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.

(10)	Consists of 36,253 shares of New Gelesis Common Stock and Rollover Options to purchase up to 1,062,275 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.
(11)	Consists of 20,141 shares of New Gelesis Common Stock and Rollover Options to purchase up to 341,288 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.
(12)	Consists of 20,141 shares of New Gelesis Common Stock and Rollover Options to purchase up to 658,924 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.
(13)	Consists of 20,141 shares of New Gelesis Common Stock and Rollover Options to purchase up to 642,293 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.
(14)	Consists of 180,905 shares of New Gelesis Common Stock, Rollover Options to purchase up to 425,733 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date and Rollover Warrants to purchase up to 974,206 shares of New Gelesis Common Stock.
(15)	Consists of 9,956 shares of New Gelesis Common Stock and Rollover Options to purchase up to 30,238 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.
(16)	Consists of 13,333 Rollover Options to purchase up to 13,333 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.
(17)	Consists of 2,880 shares of New Gelesis Common Stock and Rollover Options to purchase up to 51,840 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.
(18)	Consists of 6,120 shares of New Gelesis Common Stock and Rollover Options to purchase 174,955 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date.
(19)	Does not include the allocation from the Sponsor to Mr. Christopher following the consummation of the Business Combination in accordance with the terms and subject to the conditions of the Sponsor’s operating agreement, consisting of 461,498 Founders Shares and 752,000 Private Placement Warrants.
(20)	Based on a Schedule 13G filed with the SEC on July 10, 2020 by BlueCrest Capital Management Limited (the “Investment Manager”), which serves as investment manager to Millais Limited, a Cayman Islands exempted company (the “Fund”) and Michael Platt, who serves as principal, director, and control person of the Investment Manager with respect to the shares held for the account of the Fund. Millais USA LLC acts as sub-investment manager of the Fund, and reports to the Investment Manager. Each of the Investment Manager and Mr. Platt have share voting and shared dispositive power of the shares. The principal business address of the Investment Manager and Mr. Platt is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands JE2 4HR.
(21)	Based on a Schedule 13G filed with the SEC on February 16, 2021 by Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”), with respect to shares held by certain funds and managed accounts to which Glazer Capital serves as investment manager (collectively, the “Glazer Funds”) and Paul J. Glazer, who served as the Managing Member of Glazer Capital, with respect to the shares held by the Glazer Funds. Each of Glazer Capital and Mr. Glazer has shared voting and shared dipositive power over the shares. The principal business address of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.
(22)	Prior to the Business Combination and the PIPE Financing, interests shown consist of 1,000,000 shares of Class A Common Stock owned by GCCU VI LLC and its affiliates (“GCCU”) and 1,000,000 shares of Class A Common Stock owned by TOCU XXIX LLC and its affiliates (“TOCU”) held as of the Record Date. Following the Business Combination and the PIPE Financing, interests shown consist of (i) 1,750,000 shares of Class A Common Stock owned by GCCU and 1,750,000 shares of Class A Common Stock owned by TOCU, assuming that all of the shares of Class A Common Stock held by the PIMCO Private Funds (other than shares of Class A Common Stock acquired in the PIPE Financing) are redeemed, and (ii) 2,750,000 shares of Class A Common Stock owned by GCCU and 2,750,000 shares of Class A Common Stock owned by TOCU, assuming that none of the shares of Class A Common Stock held by the PIMCO Private Funds are redeemed. Does not include (i) 500,000 Public Warrants owned by GCCU or 500,000 Public Warrants held by TOCU and (ii) the allocation from the Sponsor following the consummation of the Business Combination in accordance with the terms and subject to the conditions of the Sponsor’s operating agreement, consisting of (x) 1,281,938 Founders Shares to GCCU and 1,281,938 Founders Shares to TOCU, and (y) 1,880,000 Private Placement Warrants to GCCU and 1,880,000 Private Placement Warrants to TOCU. The PIMCO Private Funds are ultimately controlled by Pacific Investment Management Company, LLC. The address for each of the PIMCO Private Funds is c/o Pacific Investment Management Company LLC, 650 Newport Center Dr., Newport Beach, CA 92660.
(23)	Consists of 15,663,487 shares of New Gelesis Common Stock, including 1,500,000 shares of New Gelesis Common Stock issuable upon conversion of Class A Common Stock purchased by PureTech Health LLC in the PIPE Financing, Rollover Warrants to purchase up to 216,208 shares of New Gelesis Common Stock and Rollover Options to purchase up to 155,520 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date, held by PureTech Health LLC. Voting and investment power over the shares held by PureTech Health LLC is exercised by its parent entity, PureTech Health plc. The board of directors of PureTech Health plc consists of Dr. Bharatt Chowrira, Dr. Raju Kucherlapati, Dr. John LaMattina, Dr. Robert Langer, Ms. Kiran Mazumdar-Shaw, Dame Marjorie Scardino, Mr. Christopher Viehbacher and Ms. Daphne Zohar. None of the members of the board of directors of PureTech Health plc or PureTech Health LLC has individual voting or investment power with respect to such shares. The address for PureTech Health LLC and the individuals listed above is c/o PureTech Health LLC, 6 Tide Street, Boston, Massachusetts 02210.
(24)	Consists of 12,520,404 shares of New Gelesis Common Stock held by HPSO SPV Limited (“HPSO SPV”). HPSO SPV, organized as a Guernsey limited company, is a wholly owned subsidiary of HP Special Opportunities Fund I LP, which is managed by Hambro Perks Asset Management Limited, a Guernsey limited company (the “Manager”). The Manager exercises exclusive voting and dispositive power over the shares held by HPSO SPV. The Manager disclaims beneficial ownership of these shares except to the extent of its pecuniary interest in HPSO SPV. The business address of HPSO SPV and of the Manager is Sarnia House, Le Truchot, St. Peter Port, Guernsey GY1 4NA.
(25)	Consists of 12,810,220 shares of New Gelesis Common Stock, including 1,200,000 shares of New Gelesis Common Stock issuable upon conversion of Class A Common Stock purchased by SSD2 LLC in the PIPE Financing, Rollover Warrants to purchase up to 1,297,266 shares of New Gelesis Common Stock and Rollover Options to purchase up to 51,840 shares of New Gelesis Common Stock which have vested or which will vest within 60 days of the Record Date, held of record by SSD2 LLC. Elon S. Boms and Andrew D. Wingate are co-managers of Bomsmaster LLC, which is the sole member of SSD2 LLC. Bomsmaster LLC is controlled by KLP Enterprises LLC. Mr. Wingate is the sole manager of KLP Enterprises LLC. Bomsmaster LLC, KLP Enterprises LLC, Mr. Boms and Mr. Wingate may each be deemed to share voting and dispositive power over the shares. Each of them disclaims beneficial ownership over the shares, except to the extent of any pecuniary interest therein. The address for each of these persons is 195 Church Street, 15th Floor, New Haven, Connecticut 06510.
(26)	Based on a Schedule 13G jointly filed with the SEC on September 20, 2021 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), CALC IV LP (“CALC4”), Citadel Securities GP LLC (“CSGP”, and collectively with Citadel Advisors, CAH, CGP, Citadel Securities and CALC4, the “Citadel Entities”) and Mr. Kenneth Griffin with respect to shares of Class A Common Stock owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Each of Citadel Advisors LLC, Citadel Advisors Holdings LP and Citadel GP LLC may be deemed to beneficially own 1,566,142 shares of Class A Common Stock. Citadel Securities LLC may be deemed to beneficially own 65,001 shares of Class A Common Stock. Each of CALC IV LP and Citadel Securities GP LLC may be deemed to beneficially own 65,001 shares of Class A Common Stock. Mr. Griffin may be deemed to beneficially own 1,631,143 shares of Class A Common Stock. Each of Citadel Advisors, CGP, Citadel Securities and CSGP is organized as a limited liability company under the laws of the State of Delaware. Each of CALC4 and CAH is organized as a limited partnership under the laws of the State of Delaware. Mr. Griffin is a U.S. citizen. The address of the principal business office of each of the Citadel Entities and Mr. Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — CPSR

On February 26, 2020, our Sponsor purchased an aggregate of 5,750,000 Founders Shares in exchange for a capital contribution of $25,000, or approximately $0.004 per share. In March 2020, our Sponsor transferred 15,000 Founders Shares to each of Kathryn Cavanaugh and John Ghiselli and 22,500 Founders Shares to James Whittenburg, our directors. On July 1, 2020, we effected a stock dividend of 1,150,000 shares of our Class B Common Stock, resulting in our initial stockholders holding an aggregate of 6,900,000 Founders Shares.

Our Sponsor purchased an aggregate of 7,520,000 Private Placement Warrants in connection with our Initial Public Offering, at a price of $1.00 per warrant, or $7,520,000 in the aggregate. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

We currently sub-lease our executive offices at 405 West 14th Street, Austin, TX 78701 from an affiliate of our Sponsor. Commencing upon consummation of our Initial Public Offering, we reimburse our Sponsor for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $10,000 per month. Upon completion of our initial business combination or liquidation, we will cease paying these monthly fees.

CPSR’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on CPSR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CPSR’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, CPSR’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor, or CPSR’s officers and directors may, but are not obligated to, loan CPSR funds as may be required in the form of a working capital loan. If CPSR completes a business combination, CPSR would repay the working capital loans out of the proceeds of the Trust Account released to CPSR. In the event that a business combination does not close, CPSR may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such working capital loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Certain Relationships and Related Person Transactions — Gelesis

PureTech

In December 2009, Gelesis entered into a royalty and sublicense income agreement with PureTech under which Gelesis is required to pay PureTech a 2.0% royalty on net product sales received as a result of developing hydrogel-based products and technology using the intellectual property it licenses from PureTech. The royalty rate is subject to certain downward adjustments in the event Gelesis is required to pay third parties to obtain a license to intellectual property rights that are necessary for it to develop or commercialize its products. Gelesis’ obligation to pay royalties to PureTech will terminate upon termination of its license agreement with One.

Gelesis also engages PureTech to provide, among other things, management expertise, strategic advice, administrative support, computer and telecommunications services and office infrastructure. In exchange for providing such services, Gelesis pays PureTech a monthly fee. In addition, PureTech periodically invoices Gelesis for out-of-pocket expenses reasonably incurred in connection with providing such business services. Gelesis incurred general and administrative costs for management services provided by PureTech totaling $0.5 million and $0.4 million during the nine months ended September 30, 2021 and 2020, respectively. Gelesis incurred royalty expense of $0.2 million and $0.1 million in connection with the PureTech royalty agreement during the nine months ended

September 30, 2021 and 2020, respectively. Gelesis had outstanding current liabilities to PureTech of less than $0.1 million at September 30, 2021 and December 31, 2020, respectively.

One S.r.l

Consulting Agreement with Founder of One

In 2008, in connection with our entry into a patent license and assignment agreement with One, we and one of the founders of One, who is also a stockholder of Gelesis, executed a consulting agreement for the development of the underlying intellectual property. We incurred costs for consulting services received from such founder totaling $0.1 million during each of the nine months ended September 30, 2021 and 2020, respectively. We had outstanding accrued expenses to the founder of approximately $19,000 and approximately $43,000 at September 30, 2021 and December 31, 2020, respectively.

Acquisition of One

In connection with an amended and restated master agreement with One, Gelesis S.r.l., a variable interest entity of Gelesis, acquired a 10.0% equity interest in One. No payments related to the acquisition were made to One shareholders by Gelesis during the nine months ended September 30, 2021 and 2020. Gelesis had remaining undiscounted payments of €5.0 million due to One as of September 30, 2021 and December 31, 2020 (approximately $5.8 million and $6.1 million as of September 30, 2021 and December 31, 2020, respectively).

Additionally, Gelesis incurred royalty expense of $0.2 million and less than $0.1 million in connection with the One royalty agreement during the nine months ended September 30, 2021 and 2020, respectively.

CMS Strategic Partnership

In June 2020, we entered into a strategic partnership with CMS for the commercialization of Plenity in Greater China (including Mainland China, Hong Kong, Macau, and Taiwan), Singapore and United Arab Emirates. In connection with this agreement, we sold 1,158,077 shares of Series 3 Growth to CMS for an aggregate purchase price of $20.0 million. In addition, we granted CMS a license to use our intellectual property and the rights to sell Plenity in the aforementioned territory in exchange for a one-time, non-refundable and non-creditable upfront fee of $15.0 million, a time-based milestone payment of $5.0 million, with the potential for an additional $388.0 million in future regulatory and sales milestone payments with the potential for an additional $388.0 million in future regulatory and sales milestone payments based on the aggregate net sales of all products in the aforementioned territory during a calendar year. As of September 30, 2021, the regulatory milestone and sales milestone had not been met.

RIF Transaction

In connection with the loan and equity agreement with RIF that we entered into in August 2020, we received $12.3 million from RIF as an equity investment that can be called by us beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest, or put by RIF starting in January 2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF held approximately 22% of the equity of Gelesis S.r.l. at December 31, 2020. In addition, the shareholders of RIF provided Gelesis with a loan for $17.6 million with a fixed interest rate of 6.35% per annum.

Policies and Procedures for Related Party Transactions Following the Business Combination

Upon consummation of the Business Combination, New Gelesis will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Gelesis or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of New Gelesis’ officers or one of New Gelesis’ directors;
●	any person who is known by New Gelesis to be the beneficial owner of more than five percent (5%) of its voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New Gelesis will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, each potential related party transaction will be reviewed by, and require the approval of, a majority of the disinterested members of the New Gelesis boardof directors.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

Set forth below is a summary comparison of material differences between the rights of CPSR stockholders under Current Charter and Current Bylaws (left column) and under the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of Current Charter and Current Bylaws as well as the Proposed Charter a copy of which is attached as Exhibit F to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the Proposed Bylaws, a copy of which is attached as Exhibit G to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, as well as the relevant provisions of the DGCL. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a CPSR stockholder before the Business Combination and being a New Gelesis stockholder following the completion of the Business Combination.

For more information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”

CPSR	New Gelesis
Name Change
CPSR’s current name is Capstar Special Purpose Acquisition Corp.	CPSR will change its corporate name to Gelesis Holdings, Inc.
Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized in Delaware. In addition, CPSR has the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of CPSR, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.

The purpose of the corporation will be to engage in any lawful act or activity for which corporations may be organized in Delaware.

Authorized Capital Stock

The total number of shares of all classes of capital stock which CPSR is authorized to issue is 111,000,000 shares, each with a par value of $0.0001 per share, consisting of:

CPSR Common Stock. The authorized common stock of CPSR consists of 110,000,000 shares of common stock, including 100,000,000 shares of Class A Common Stock, of which 0 were issued and outstanding (excluding 27,600,000 shares subject to possible redemptions) at September 30, 2021, and (i) 10,000,000 shares of Class B Common Stock, of which 6,900,000 were issued and outstanding at September 30, 2021.

CPSR preferred stock. The authorized preferred stock of CPSR consists of 1,000,000 shares of preferred stock, of which no shares were issued and outstanding as of September 30, 2021.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue will be 1,150,000,000 shares each with a par value of $0.0001 per share.

New Gelesis Common Stock. The authorized common stock of New Gelesis will consist of 900,000,000 shares of common stock.

New Gelesis preferred stock. The authorized preferred stock of New Gelesis will consist of 250,000,000 shares of preferred stock.

CPSR	New Gelesis
Rights of Preferred Stock

The Current Charter permits CPSR’s Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preference and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock will be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL.

The Proposed Charter would permit New Gelesis’ Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preference and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock will be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a Preferred Stock Designation filed pursuant to the DGCL.

Conversion
The Class B Common Stock will convert into Class A Common Stock on a one-for-one basis at the option of the holder and automatically on the closing of the Business Combination.

Any right of conversion of New Gelesis preferred stock, as it may be issued from time to time, into any other series of preferred stock or common stock in New Gelesis, will be fixed by the Board as part of the preferred stock’s terms.

Number and Qualification of Directors

Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the Board will be determined from time to time by resolution of the majority of the Board. Directors need not be stockholders of CPSR.

Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute New Gelesis Board will be determined from time to time, solely and exclusively, by resolution duly adopted by the Board. Directors need not be stockholders of New Gelesis.

Structure of Board; Election of Directors

Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Current Charter, the Board is classified into three classes of directors with staggered terms of office.

If the number of directors changes, the change will be distributed to keep the class sizes as close as possible, but a decrease in the number of directors will not shorten the term of any incumbent. If one or more series of preferred stock are granted the right to elect one or more directors, those directors will be excluded from the allocation of directors into three classes unless otherwise expressly provided in the applicable Preferred Stock Designation.

Subject to any contractual rights of stockholders in accordance with the DGCL or the rights of the holders of one or more series of preferred stock to elect directors, the election of directors will be determined by a plurality of the votes cast.

Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. Under the Proposed Charter, New Gelesis Board will be classified into three classes of directors with staggered terms of office.

If the number of directors changes, the change will be distributed in the discretion of the Board, but a decrease in the number of directors will not shorten the term of any incumbent. If one or more series of preferred stock are granted the right to elect one or more directors, those directors will be excluded from the allocation of directors into three classes unless otherwise expressly provided in the applicable Preferred Stock Designation.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors will be determined by a plurality of the votes cast.

CPSR	New Gelesis
Removal of Directors

Directors may be removed at any time, but only for cause and only by the affirmative vote of the majority of the voting power of all then outstanding capital shares of CPSR entitled to vote in the election of directors, voting together as a single class.

Subject to the rights of holders of any series of preferred stock to elect directors and to remove any director whom the holders of any such series have the right to elect, directors may be removed at any time, but only for cause and only by the affirmative vote of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all then outstanding capital shares of New Gelesis entitled to vote in the election of directors, voting together as a single class.

Voting

Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, the CPSR Common Stock possesses all power of voting, and each share of CPSR Common Stock will entitle the holder to one vote. The CPSR Common Stock will generally vote as a single class.

Except as otherwise required by statute, the Proposed Charter or any Preferred Stock Designation that may be adopted, New Gelesis Common Stock will possess all power of voting, and each share of New Gelesis Common Stock will entitle the holder to one vote.

Subject to the rights of the holders of preferred stock to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings at which a quorum is present, the election of directors will be determined by a plurality of the votes cast. All other matters presented to the stockholders at a meeting at which a quorum is present will be determined by the vote of a majority of the votes, unless the matter is one upon which, by applicable law, the Current Charter, the Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision will govern and control.

The CPSR Common Stock will not have the right to vote on any amendment to the Charter affecting the rights of any class of preferred stock or CPSR Common Stock if the Current Charter, including any Preferred Stock Designation, grants exclusive rights to vote on the amendment to one or more specified series of preferred stock or CPSR Common Stock.

In addition, the powers, preferences, and rights of the Class B Common Stock may not be modified without the prior vote or written consent of a majority of the holders of the Class B Common Stock then outstanding.

Subject to the rights of the holders of preferred stock to elect directors pursuant to the terms of one or more series of preferred stock, as it may be issued from time to time, at all meetings at which a quorum is present, the election of directors will be determined by a plurality of the votes cast. All other matters presented to the stockholders at a meeting at which a quorum is present will be determined by the vote of a majority of the votes, unless the matter is one upon which, by applicable law, the Proposed Charter, the Proposed Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision will govern and control.

New Gelesis Common Stock will not have the right to vote on any amendment to the Proposed Charter affecting the rights of any class of preferred stock that may be issued if the Proposed Charter, including any Preferred Stock Designation which may be subsequently adopted, grants exclusive rights to vote on the amendment to one or more specified series of preferred stock.

Supermajority Voting Provisions

Subject to the rights of holders of any series of preferred stock to elect directors and to remove any director whom the holders of any such series have the right to elect, removal of any Director during their term may only be for cause and must be pursuant to the affirmative vote of at least 66 2∕3% of the voting power of all then outstanding capital shares of New Gelesis entitled to vote in the election of directors, voting together as a single class.

The affirmative vote of the holders of (i) not less than two thirds of the outstanding shares of capital stock entitled to vote thereon and (ii) not less than two thirds of the outstanding shares of each class entitled to vote thereon as a class, will be required to amend or repeal certain provisions of the Proposed Charter governing the election of the Board of Directors.

CPSR	New Gelesis

Any amendment to Article IX of the Current Charter, restricting certain actions by CPSR prior to the Business Combination requires an affirmative vote of at least 65% of the holders of all then outstanding shares of CPSR Common Stock.

Cumulative Voting

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter bars cumulative voting.

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Charter does not grant any such cumulative voting rights.

Vacancies on the Board of Directors

Vacancies may be filled exclusively by a majority of the directors then in office, though less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Vacancies may be filled exclusively by a majority of the directors then in office, though less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors

CPSR	New Gelesis
Special meetings of the CPSR Board may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, the President, the Secretary or any director.

New Gelesis’ Bylaws will provide that Special Meetings of New Gelesis Board may be called by the Chairman of the Board, the President, or by or at the request of at least a majority of directors then in office. Notice of the Special Meeting must be provided to directors in advance unless waived. Unless otherwise specified in the Proposed Charter or Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a Special Meeting and the meeting notice need not disclose the purpose of the meeting.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of the CPSR Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding CPSR Shares.

Except as otherwise required by law or the Current Charter, for so long as any shares of CPSR Class B Common Stock remain outstanding, CPSR may not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of CPSR Class B Common Stock, voting separately as a single class, amend, alter or repeal any provision of the Current Charter, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the CPSR Class B Common Stock.

The Proposed Charter may be amended as permitted under Delaware law.

In addition to any affirmative vote of the holders of any particular class or series of the capital stock of New Gelesis required by law or the Proposed Charter, including any Preferred Stock Designation, the affirmative vote of the holders of (i) two-thirds of the directors then in office and (ii) the holders of at least 66 2∕3% of the then outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal certain provisions of the Proposed Charter governing the election of the Board of Directors.

Provisions Specific to a Blank Check Company
The Current Charter prohibits CPSR from entering into a Business Combination with solely another blank check company or similar company with nominal operations.	Not applicable.

Amendment of Bylaws

The Board is expressly authorized to adopt, amend, alter or repeal the Bylaws on affirmative vote of the majority of directors. In addition, the Bylaws may be adopted, amended, altered or repealed by CPSR stockholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding capital stock of CPSR entitled to vote in the election of directors, voting together as a class. Adoption and amendment of the Bylaws by stockholders will not invalidate any prior act of the Board that would have been valid absent the adoption of the new Bylaws.

The Board would be expressly authorized to adopt, amend, alter or repeal the Bylaws on affirmative vote of the majority of directors. In addition, the Bylaws could be adopted, amended, altered or repealed by New Gelesis stockholders by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a class. Adoption and amendment of the Bylaws by stockholders would not invalidate any prior act of the Board that would have been valid absent the adoption of the new Bylaws.

CPSR	New Gelesis
Quorum

Board of Directors.    A majority of the total number of duly elected directors then in office will constitute a quorum, except as may be otherwise specifically provided by statute, the Bylaws or the Current Charter.

Stockholders.    The holders of a majority of the shares of capital stock of CPSR issued and outstanding and entitled to vote will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Current Charter. If a matter may only be voted on by one or more specified series of CPSR Common Stock or preferred stock, then a majority of the shares of stock issued and outstanding and entitled to vote on that matter will constitute a quorum.

If a quorum is not present, then a majority in voting power of the outstanding shares of stock present in person or represented by proxy and entitled to vote, or, any officer entitled to preside at, or act as secretary of, such meeting will have power to adjourn the meeting until a quorum attends.

Board of Directors.    A majority of the total number of duly elected directors then in office will constitute a quorum, except as may be otherwise specifically provided by statute, the Bylaws or the Proposed Charter.

Stockholders.    The holders of a majority of the shares of capital stock of New Gelesis issued and outstanding and entitled to vote will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Proposed Charter.

If a quorum is not present, then a majority of the voting power present at the meeting or the presiding officer of the meeting will have power to adjourn the meeting until a quorum will attend. The stockholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Stockholder Action by Written Consent

Under the Current Charter, any action required or permitted to be taken by the stockholders of CPSR must be effected by a duly called annual or Special Meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the Class B Common Stock with respect to those actions which may be taken by written consent.

Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Gelesis must be effected by a duly called annual or Special Meeting of such stockholders and may not be effected by written consent of the stockholders.

Special Stockholder Meetings

Subject to the rights of any outstanding series of preferred stock and the requirements of law, Special Meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of CPSR, or by a resolution passed by the majority of the Board. Special Meetings may not be called by stockholders or any other person except as specified above. The business transacted at special stockholder meetings will be limited to the purpose(s) for which the meeting was called, as indicated in the written notice of Special Meeting sent to stockholders.

Subject to the rights of any outstanding series of preferred stock and the requirements of law, Special Meetings of stockholders may be called only (i) by a resolution passed by the majority of the Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New Gelesis’ last annual meeting, a Special Meeting in lieu thereof may be held, and such Special Meeting will have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Special Meetings may not be called by stockholders or any other person except as specified above. The business transacted at special stockholder meetings will be limited to the purpose(s) for which the meeting was called, as indicated in the written notice of Special Meeting sent to stockholders.

CPSR	New Gelesis
Notice of Stockholder Meetings

Except as otherwise provided in the Bylaws or permitted by statute, all notices of meetings with CPSR stockholders will be in writing and will be sent or otherwise given in accordance with CPSR’s Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice will specify the place (if any), date and hour of the meeting, and in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.

Except as may otherwise be provided in the Bylaws or permitted by statute, all notices of meetings with New Gelesis stockholders will be in writing and will be sent or otherwise given in accordance with New Gelesis’ Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice will specify the place (if any), date and hour of the meeting, and in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.

Stockholder Nominations of Persons for Election as Directors

No business may be transacted at an annual meeting of CPSR stockholders, other than business that is either (i) specified in CPSR’s notice of meeting (or any supplement thereto) delivered pursuant to the bylaws, or (ii) otherwise properly brought before the annual meeting by or at the direction of the CPSR Board.

Nominations of persons for election to New Gelesis’ Board may be made at an annual meeting (“Annual Meeting”) or at a Special Meeting of stockholders at which directors are to be elected pursuant to New Gelesis’ notice of meeting by stockholders of record or beneficial owners of shares of capital stock of New Gelesis only by giving notice to the Secretary. Notice will be required to be received by the Secretary at the principal executive offices of New Gelesis (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder or beneficial owner to be timely must be so received not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice to the Secretary must be in proper form, including all information to be required by the Bylaws and comply with all applicable requirements of the Exchange Act.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of CPSR stockholders, other than business that is either (i) specified in CPSR’s notice of meeting (or any supplement thereto) delivered pursuant to the bylaws, or (ii) otherwise properly brought before the annual meeting by or at the direction of the CPSR Board. The notice requirements are also deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.

In order for a stockholder to bring a matter before the annual meeting, the stockholder will be required to give timely notice to the Secretary of New Gelesis, as described in New Gelesis’ Bylaws. The notice requirements will also be deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.

CPSR	New Gelesis
Limitation of Liability of Directors and Officers

To the fullest extent permitted by the DGCL, a director of CPSR will not be personally liable to CPSR or its stockholders for monetary damages for breach of fiduciary duty as a director, unless they violated their duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or redemptions, or derived improper personal benefit from their actions as a director.

To the fullest extent permitted by the DGCL, a director of New Gelesis will not be personally liable to New Gelesis or its stockholders for monetary damages for breach of fiduciary duty as a director, unless they violated their duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or redemptions, or derived improper personal benefit from their actions as a director.

Indemnification of Directors, Officers, Employees and Agents

CPSR is required to indemnify against all expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is, was, or agreed to become a director or officer of CPSR or any predecessor of CPSR, or serves or served at any other enterprise as a director or officer at the request of CPSR or any predecessor to CPSR.

New Gelesis will be required to indemnify against all expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is, was, or agreed to become a director or officer of New Gelesis or any predecessor of New Gelesis, or serves or served at any other enterprise as a director or officer at the request of New Gelesis or any predecessor to New Gelesis.

Corporate Opportunity Provision
The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The doctrine of corporate opportunity, as applied under Delaware law, would apply without modification to directors and officers of New Gelesis under the Proposed Charter.

Dividends, Distributions and Stock Repurchases

The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of CPSR preferred stock and the Current Charter requirements relating to business combinations, holders of shares of CPSR Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of CPSR) when, as and if declared thereon by CPSR’s Board from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.

The Proposed Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of New Gelesis preferred stock that may be issued, holders of shares of New Gelesis Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of New Gelesis) when, as and if declared thereon by New Gelesis’ Board from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.

Liquidation

In the event of a voluntary or involuntary liquidation, dissolution or winding-up of CPSR, after payment of the debts and liabilities of CPSR and subject to the provisions of statute and the Current Charter and any rights of the holders of CPSR preferred stock, the holders of shares of CPSR Common Stock will be entitled to all remaining assets of CPSR ratably on the basis of Class A Common Stock (on an as-converted basis with respect to the Class B Common Stock) they hold.

In the event of a voluntary or involuntary liquidation, dissolution or winding-up of New Gelesis, after payment of the debts and liabilities of New Gelesis and subject to the provisions of statute and the Proposed Charter and any rights of the holders of any New Gelesis preferred stock that may be issued, the holders of shares of New Gelesis Common Stock would be entitled to all remaining assets of New Gelesis ratably on the basis of the New Gelesis Common Stock they hold.

CPSR	New Gelesis
Inspection of Books and Records; Stockholder Lists

Inspection.    Under Section 220 of the DGCL, any CPSR stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from CPSR’s stock ledger, a list of its stockholders and its other books and records.

Voting List.    CPSR will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Inspection.    Under Section 220 of the DGCL, any New Gelesis stockholder, in person or by attorney or other agent, will have, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from New Gelesis’ stock ledger, a list of its stockholders and its other books and records.

Voting List.    New Gelesis will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

Choice of Forum

The Current Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of CPSR, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of CPSR to CPSR or CPSR’s stockholders, (iii) any action asserting a claim against CPSR, its directors, officers, or employees arising pursuant to any provision of the DGCL or the Current Charter or CPSR’s bylaws, or (iv) any action asserting a claim against CPSR, its directors, officers, or employees governed by the internal affairs doctrine, subject to certain exceptions.

The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act.

Unless New Gelesis consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in New Gelesis’ Proposed Bylaws as the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Gelesis, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee of New Gelesis to New Gelesis or New Gelesis’ stockholders, (iii) any action asserting a claim against New Gelesis arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless New Gelesis consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New Gelesis will be deemed to have notice of and consented to this exclusive-forum provision.

Anti-Takeover Provisions and Other Stockholder Protections

The anti-takeover provisions and other stockholder protections in the Current Charter include the staggered board, a prohibition on stockholder action by written consent, and blank check preferred stock. The Current Charter provides that CPSR has elected not to be governed by Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of CPSR voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. However, the Current Charter provides that CPSR will not engage in any “business combination” with any “interested stockholder” for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

The anti-takeover provisions and other stockholder protections in the Current Charter include the staggered board, a prohibition on stockholder action by written consent, and blank check preferred stock.

CPSR	New Gelesis
Preemptive Rights
There are no preemptive rights relating to the CPSR Shares.	There are no preemptive rights relating to the shares of New Gelesis Common Stock.
Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The CPSR Board may exercise all such powers of CPSR and do all such lawful acts and things as are not by statute or CPSR’s Charter or CPSR’s bylaws directed or required to be exercised or done solely by stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The New Gelesis Board may exercise all such authority and powers of New Gelesis and do all such lawful acts and things as are not by statute or the New Gelesis’ Charter or New Gelesis’ bylaws directed or required to be exercised or done solely by the stockholders.

DESCRIPTION OF NEW GELESIS SECURITIES

The following summary of certain provisions of New Gelesis securities does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws and the provisions of applicable law. A copy of the Proposed Charter is attached as Exhibit F to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A and a copy of the Proposed Bylaws is attached as Exhibit G to the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.

Authorized Capitalization

General

The total amount of our authorized share capital in the Proposed Charter consists of 900,000,000 shares of New Gelesis Common Stock and 250,000,000 shares of New Gelesis Preferred Stock.

As of November 15, 2021, the Record Date, CPSR had 27,600,000 shares of CPSR Class A Common Stock outstanding and 6,900,000 shares of CPSR Class B Common Stock outstanding. CPSR also has issued 21,320,000 warrants consisting of 13,800,000 Public Warrants and 7,520,000 Private Placement Warrants. We expect to have approximately 116,340,512 shares of New Gelesis Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of CPSR’s outstanding shares of Class A Common Stock are redeemed in connection with the Business Combination, and 90,192,112 shares of New Gelesis Common Stock outstanding immediately after the consummation of the Business Combination, assuming all holders of CPSR’s Public Shares have exercised redemption rights with respect to all shares (except for the holders of 1,451,600 shares of Class A Common Stock, the value of which together with the proceeds of the PIPE Financing satisfy the Minimum Cash Condition).

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Charter and the Proposed Bylaws.

New Gelesis Common Stock

Voting rights.    Each holder of New Gelesis Common Stock will be entitled to one (1) vote for each share of New Gelesis Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Charter or by applicable law, the holders of New Gelesis Common Stock will not be entitled to vote on any amendment to our Proposed Charter that relates solely to the terms of one or more outstanding series of New Gelesis Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Charter (including any certificate of designation relating to any series of New Gelesis Preferred Stock) or pursuant to the DGCL.

Dividend rights.    Subject to any other provisions of the Proposed Charter, as it may be amended from time to time, holders of shares of New Gelesis Common Stock will be entitled to receive ratably, in proportion to the number of shares of New Gelesis Common Stock held by them, such dividends and other distributions in cash, stock or property of New Gelesis when, as and if declared thereon by the New Gelesis Board from time to time out of assets or funds of New Gelesis legally available therefor.

Rights upon liquidation.    Subject to the rights of holders of New Gelesis Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New Gelesis Preferred Stock ranking senior to the shares of New Gelesis Common Stock upon such dissolution, liquidation or winding up, if any, New Gelesis’ remaining net assets will be distributed to the holders of shares of New Gelesis Common Stock and the holders of shares of any other class or series ranking equally with the shares of New Gelesis Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Other rights.    No holder of shares of New Gelesis Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Charter or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Gelesis Common Stock. The rights, preferences and privileges of holders of the New Gelesis Common Stock will be subject to those of the holders of any shares of the New Gelesis Preferred Stock that New Gelesis may issue in the future.

New Gelesis Preferred Stock

The New Gelesis Board has the authority to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preference and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof to the fullest extent permitted by the DGCL. The issuance of New Gelesis Preferred Stock could have the effect of decreasing the trading price of New Gelesis Common Stock, restricting dividends on the capital stock of New Gelesis, diluting the voting power of the New Gelesis Common Stock, impairing the liquidation rights of the capital stock of New Gelesis, or delaying or preventing a change in control of New Gelesis.

Warrants

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 13,800,000 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New Gelesis Common Stock. Each whole warrant will entitle the registered holder to purchase one share of New Gelesis Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning the later of thirty (30) days after the Closing and twelve (12) months from the closing of our Initial Public Offering, which occurred on July 7, 2020. A holder may exercise its warrants only for a whole number of shares of New Gelesis Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless holder has at least three Units, such holder will not be able to receive or trade a whole warrant. The warrants will expire at 5:00 p.m., New York City time, on the earlier to occur of five years after the completion of the Business Combination or redemption.

Redemption of Warrants for Cash

Once the warrants become exercisable, New Gelesis may call the warrants for redemption for cash:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than thirty (30) days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●	if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending three (3) business days before New Gelesis sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New Gelesis for cash, New Gelesis may exercise its redemption right even if New Gelesis is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New Gelesis has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Gelesis issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Gelesis Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If New Gelesis calls the warrants for redemption as described above, New Gelesis’ management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New Gelesis’ management will consider, among other factors, New Gelesis’ cash position, the number of warrants that are outstanding and the dilutive effect on New Gelesis’ stockholders of issuing the maximum number of shares of New Gelesis Common Stock issuable upon the exercise of its warrants. If New Gelesis management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Gelesis Common Stock equal to the quotient obtained by dividing (x) the product of the number of New Gelesis Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the New Gelesis Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the New Gelesis Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the New Gelesis management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Gelesis Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

New Gelesis believes this feature is an attractive option to New Gelesis if New Gelesis does not need the cash from the exercise of the warrants after New Gelesis’ initial business combination.

A holder of a warrant may notify New Gelesis in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New Gelesis Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Gelesis Common Stock is increased by a share capitalization payable in shares of New Gelesis Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New Gelesis Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase New Gelesis Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of New Gelesis Common Stock equal to the product of  (i) the number of shares of New Gelesis Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Gelesis Common Stock) and (ii) the quotient of  (x) the price per share of New Gelesis Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New Gelesis Common Stock, in determining the price payable for New Gelesis Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Gelesis Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the New Gelesis Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Gelesis, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of New Gelesis Common Stock on account of such New Gelesis Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of New Gelesis’ Public Shares upon New Gelesis’ failure to complete the New Gelesis initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Gelesis Common Stock in respect of such event.

If the number of outstanding shares of New Gelesis Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of New Gelesis Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Gelesis Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of New Gelesis Common Stock.

Whenever the number of shares of New Gelesis Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Gelesis Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Gelesis Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New Gelesis Common Stock (other than those described above or that solely affects the par value of such New Gelesis Common Stock), or in the case of any merger or consolidation of New Gelesis with or into another corporation (other than a consolidation or merger in which New Gelesis is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding New Gelesis Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Gelesis as an entirety or substantially as an entirety in connection with which New Gelesis is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New Gelesis Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Gelesis Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Gelesis Common Stock in such a transaction is payable in the form of New Gelesis Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New Gelesis. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our initial public offering, for a complete description of the terms and conditions applicable to the warrants.

The warrants, when countersigned by the warrant agent, may be exercised on or prior to the expiration date upon surrender of the warrant certificate at the offices of the warrant agent, with the subscription form executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Gelesis, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New Gelesis Common Stock. After the issuance of New Gelesis Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Gelesis will, upon exercise, round down to the nearest whole number the number of shares of New Gelesis Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the New Gelesis Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing (except in limited circumstances) and they will not be redeemable by New Gelesis for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the Initial Public Offering, including that they may be redeemed for shares of New Gelesis Common Stock. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by New Gelesis and exercisable by the holders on the same basis as the warrants included in the Units sold in the Initial Public Offering.

Post-Business Combination Gelesis Warrants

As of September 30, 2021, Gelesis had the following warrants outstanding: (i) common stock purchase warrants to purchase up to 522,009 shares of Gelesis common stock and (ii) preferred stock purchase warrants to purchase shares of Gelesis preferred stock convertible into up to 708,493 shares of Gelesis common stock.

The Gelesis common stock purchase warrants, issued in October 2020, are exercisable for shares of Gelesis common stock at an exercise price of $11.03 per share, and expire on October 21, 2030. These warrants are exercisable only after Gelesis has notified the holder of a pending change of control transaction, initial public offering or reclassification or recapitalization of Gelesis Common Stock. If these warrants have not been exercised prior to a change of control transaction, the warrants will be deemed to be automatically exercised and the holder will receive the consideration received by the holders of Gelesis Common Stock in such transaction. The Gelesis preferred stock purchase warrants, issued in February 2015, are exercisable for shares of Gelesis preferred stock at an exercise price of $0.01 per preferred share, and expire on February 15, 2025. Each share of preferred stock is convertible at the option of the holder at any time into the number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price of each series of preferred stock by the conversion price of each series in effect at time of the conversion. The preferred stock purchase warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrants in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions.

The Business Combination Agreement provides that, at the Effective Time, by virtue of the Merger and without any action of any party or any other person, each of the above-described Gelesis Warrants will cease to represent the right to purchase Gelesis shares and will be canceled in exchange for a warrant to purchase shares of New Gelesis Common Stock, or a Rollover Warrant. Each such Rollover Warrant will be subject to the same terms and conditions that applied to the corresponding Gelesis Warrant immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the warrants) and (ii) such other immaterial administrative or ministerial changes as the CPSR Board (or the compensation committee of the CPSR Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Warrants. For further information regarding the consideration Gelesis warrant holders will receive in the Business Combination, see “Business Combination Proposal — The Business Combination Agreement.”

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration and Stockholder Rights Agreement, the number of directors of the New Gelesis Board will be fixed solely and exclusively by resolution duly adopted from time to time by the New Gelesis Board, but will initially provide for nine (9) directorships, to ultimately be divided into three (3) classes, designated Class I, II and III, with each of Class I, II and III to consist of three (3) directors.

As of the date of this proxy statement/prospectus, there are eight nominees for membership to the board of directors of New Gelesis, including two nominees designated by the Sponsor, leaving one vacancy to be filled by an individual to be designated by Gelesis. CPSR and Gelesis have agreed that a board of directors comprised of the eight current nominees is most appropriate for New Gelesis as of the consummation of the Business Combination. Following the mailing of this proxy statement/prospectus to CPSR stockholders, and most likely following consummation of the Business Combination, the board of directors of New Gelesis will continue to identify a candidate to fill the remaining directorship to ensure that the board of directors of New Gelesis as a whole both reflects the governance construct originally agreed to pursuant to the Business Combination Agreement and provides the appropriate mix and diversity of skills, experience, and credentials to position the board of directors of New Gelesis to advance shareholders' interests.

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New Gelesis Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New Gelesis Preferred Stock, in the interim between annual meetings of stockholders or Special Meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Gelesis Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (and not by stockholders). All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of New Gelesis Preferred Stock, any director may be removed at any time from office only with cause and only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of New Gelesis then entitled to vote at an election of directors. In case the New Gelesis Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Gelesis, subject, nevertheless, to the provisions of the DGCL, the Proposed Charter and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Gelesis Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New Gelesis Preferred Stock.

Quorum

The holders of a majority of the shares of capital stock of New Gelesis issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, or the presiding officer will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Annual Stockholder Meetings

The Proposed Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New Gelesis’ board of directors. To the extent permitted under applicable law, New Gelesis may conduct meetings by remote communications, including by webcast.

Anti-takeover Effects of the Proposed Charter and the Proposed Bylaws

The Proposed Charter and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New Gelesis Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Gelesis Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Gelesis Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Gelesis by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Gelesis Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Gelesis Preferred Stock, Special Meetings of the stockholders of New Gelesis, for any purpose or purposes, may be called only (i) by a majority of the New Gelesis Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New Gelesis’ last annual meeting, a Special Meeting in lieu thereof may be held, and such Special Meeting will have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a Special Meeting of stockholders, stating the time, place and purpose or purposes thereof, will be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any Special Meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Charter or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Gelesis Board or of any committee thereof may be taken without a meeting, if all members of the New Gelesis Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission or transmissions, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Gelesis Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Charter will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of New Gelesis’ stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of the outstanding shares of each class entitled to vote thereon as a class:

●	the provisions regarding the size of the New Gelesis Board and the election of directors;
●	the provisions prohibiting stockholder actions without a meeting;
●	the provisions regarding the limited liability of directors of New Gelesis;

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the New Gelesis Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New Gelesis Board) or

(B) without the approval of the New Gelesis Board, by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class, provided that if the New Gelesis Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal will only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires fifteen percent (15%) or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three (3) years from the time such person acquired fifteen percent (15%) or more of the corporation’s voting stock, unless:

(1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds (2/3) of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Charter, New Gelesis opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Proposed Charter contains similar provisions providing that New Gelesis may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
●	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, fifteen percent (15%) or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter limits the liability of the directors of New Gelesis to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. It is anticipated that the board of directors of New Gelesis will, in connection with consummating the Business Combination, approve and direct New Gelesis to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New Gelesis following the Business Combination. Under the terms of such indemnification agreements, we will be required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Gelesis or any of its subsidiaries or was serving at New Gelesis’ request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Bylaws require, to the fullest extent permitted by law, unless New Gelesis consents in writing to the selection of an alternative forum, that (i) derivative actions or proceedings brought on behalf of New Gelesis, (ii) any action asserting a claim of, or a claim based on, a breach of fiduciary duty owed by any director, officer or other employee of New Gelesis to New Gelesis or New Gelesis’ stockholders, (iii) actions asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws or (iv) any actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits New Gelesis by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Proposed Bylaws require that, unless New Gelesis consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. New Gelesis has chosen the United States District Court for the District of Delaware as the exclusive forum for such Securities Act causes of action because doing so will provide increased consistency in the application of Securities Act law in the types of lawsuits to which it applies.

Transfer Agent and Registrar

The transfer agent for New Gelesis capital stock will be Continental Stock Transfer & Trust Company.

Listing of Common Stock

Application will be made for the shares of New Gelesis Common Stock and Public Warrants to be approved for listing on the NYSE under the symbols “GLS” and “GLS WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW GELESIS COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Gelesis Common Stock for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Gelesis at the time of, or at any time during the three (3) months preceding, a sale and (ii) New Gelesis is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as New Gelesis was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Gelesis Common Stock shares for at least six (6) months but who are affiliates of New Gelesis at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three (3)-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of New Gelesis Common Stock then outstanding; or
●	the average weekly reported trading volume of the New Gelesis Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Gelesis under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Gelesis.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their common stock, as applicable, pursuant to Rule 144 without registration one (1) year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New Gelesis will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

EXPECTED ACCOUNTING TREATMENT

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Gelesis stockholders comprising a relative majority of the voting power of New Gelesis, Gelesis’ operations prior to the acquisition comprising the only ongoing operations of New Gelesis, and Gelesis’ senior management comprising all of the senior management of New Gelesis. Accordingly, for accounting purposes, the financial statements of New Gelesis will represent a continuation of the financial statements of Gelesis with the Business Combination being treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR will be stated at historical costs, with no goodwill or other intangible assets recorded.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Gelesis’ Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Gelesis’ Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Gelesis Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Gelesis Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting, who is present (in person or by proxy) at the meeting and who has complied with the notice procedures specified in New Gelesis’ Proposed Bylaws. To be timely for New Gelesis’ annual meeting of stockholders, New Gelesis’ secretary must receive the written notice at New Gelesis’ principal executive offices:

●	not later than the 90th day; and
●	not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Gelesis’ 2022 annual meeting) or New Gelesis holds its annual meeting of stockholders more than thirty (30) days before or sixty (60) days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the New Gelesis Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a stockholders proposal to be included in the proxy statement and proxy card for the 2022 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Gelesis begins to print and send out its proxy materials for such 2022 annual meeting (and New Gelesis will publicly disclose such date when it is known).

Stockholder Director Nominees

New Gelesis’ Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Gelesis’ Proposed Bylaws. In addition, the stockholder must give timely notice to New Gelesis’ secretary in accordance with New Gelesis’ Proposed Bylaws, which, in general, require that the notice be received by New Gelesis’ secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Capstar Special Purpose Acquisition Corp., 405 West 14th Street, Austin, TX 78701. Following the Business Combination, such communications should be sent in care of Gelesis Holdings, Inc., 501 Boylston Street, Suite 6102, Boston, MA 02116. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kramer Levin Naftalis & Frankel LLP has passed upon the validity of the securities of CPSR offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Goodwin Procter LLP has represented Gelesis in connection with the Business Combination.

EXPERTS

The financial statements of Capstar Special Purpose Acquisition Corp. as of December 31, 2020 and for the period from February 14, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Gelesis, Inc. as of December 31, 2020 and 2019, and for each of the years then ended, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering Gelesis Inc.’s December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that Gelesis Inc.’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CPSR and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, CPSR will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify CPSR of their requests by calling or writing CPSR at its principal executive offices at 405 West 14th Street, Austin, TX 78701, (512) 340-78701.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CPSR’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

CPSR has filed a Registration Statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that Registration Statement.

CPSR files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on CPSR at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, CPSR’s corporate website at https://capstarspac.com/investor-relations/sec-filings/. CPSR’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to CPSR has been supplied by CPSR, and all such information relating to Gelesis has been supplied by Gelesis. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Phone: (800) 322-2885

Email: proxy@mackenziepartners.com

To obtain timely delivery of the documents, you must request them no later than December 28, 2021 (five (5) business days before the date of the meeting).

INDEX TO FINANCIAL STATEMENTS

Page Number
Audited Financial Statements of Capstar Special Purpose Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020 (Restated)	F-3
Statement of Operations for the period from February 14, 2020 (inception) through December 31, 2020 (Restated)	F-4
Statement of Changes in Stockholder’s Equity for the period from February 14, 2020 (inception) through December 31, 2020 (Restated)	F-5
Statement of Cash Flows for the period from February 14, 2020 (inception) through December 1, 2020 (Restated)	F-6
Notes to Financial Statements (Restated)	F-7
Unaudited Condensed Consolidated Financial Statements of Capstar Special Purpose Acquisition Corp.
Condensed Consolidated Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-26

Condensed Consolidated Statements of Operations for the three months ended September 30, 2021 and 2020, for the nine months ended September 30, 2021, and for the period from February 14, 2020 (inception) to September 30, 2020 (unaudited)

F-27

Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the three months ended September 30, 2021 and 2020, for the nine months ended September 30, 2021, and for the period from February 14, 2020 (inception) to September 30, 2020 (unaudited)

F-28
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and for the period from February 14, 2020 (inception) to September 30, 2020 (unaudited)	F-30
Notes to Condensed Financial Statements (unaudited)	F-31
Audited Consolidated Financial Statements of Gelesis, Inc.
Report of Independent Registered Public Accounting Firm	F-48
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-49
Consolidated Statements of Operations for the years ended December 31, 2020 and 2019	F-50
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2020 and 2019	F-51
Consolidated Statements of Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit at January 1, 2019, December 31, 2019 and December 31, 2020	F-52
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-54
Notes to Consolidated Financial Statements	F-55
Unaudited Interim Condensed Consolidated Financial Statements of Gelesis, Inc.
Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020 (unaudited as of September 30, 2021)	F-97
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020 (unaudited)	F-98
Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2021 and 2020 (unaudited)	F-99
Condensed Consolidated Statements of Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2021 and 2020 (unaudited)	F-100
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020 (unaudited)	F-101
Notes to Condensed Consolidated Financial Statements (unaudited)	F-102

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Capstar Special Purpose Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Capstar Special Purpose Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from February 14, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from February 14, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from February 14, 2020 (inception) through December 31, 2020 have been restated (Amendment 1 – presentation of warrant liability and Amendment 2 – presentation of class A common stock subject to possible redemption).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 30, 2021, except for the effects of the restatement discussed in Note 2 — Amendment 1 as to which the date is July 8, 2021 and Note 2 — Amendment 2 and Note 12 — Subsequent events paragraph 3 as to which date is November 24, 2021.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

(AS RESTATED —  see Note 2)

ASSETS
Current Assets
Cash	$491,827
Prepaid expenses	65,973
Total Current Assets	557,800
Cash and marketable securities held in Trust Account	276,209,453
TOTAL ASSETS	$276,767,253
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities – accrued expenses	$1,630,832
Warrant liability	30,101,808
Deferred underwriting payable	9,660,000
Total Liabilities	41,392,640
Commitments
Class A common stock subject to possible redemption, 27,600,000 shares at redemption value	276,033,447
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 0 shares issued and outstanding (excluding 27,600,000 shares subject to possible redemption)	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,900,000 shares issued and outstanding	690
Additional paid-in capital	—
Accumulated deficit	(40,659,524)
Total Stockholders’ Deficit	(40,658,834)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$276,767,253

The accompanying notes are an integral part of the financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(AS RESTATED —  see Note 2)

Formation and operating costs	$2,426,204
Loss from operations	(2,426,204)
Other expense:
Interest earned on marketable securities held in Trust Account	201,441
Unrealized gain on marketable securities held in Trust Account	8,012
Change in fair value of warrant liability	(12,406,208)
Transaction costs incurred in connection with warrant liability	(671,901)
Other expense, net	(12,868,656)
Net loss	$(15,294,860)
Basic and diluted weighted average shares outstanding, Class A common stock	15,758,710
Basic and diluted net loss per share, Class A common stock	$(0.69)
Basic and diluted weighted average shares outstanding, Class B common stock	6,513,871
Basic and diluted net loss per share, Class B common stock	$(0.69)

The accompanying notes are an integral part of the financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM FEBRUARY 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(AS RESTATED — see Note 2)

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – February 14, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock	—	—	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	—	—	(1,000)	(1,000)
Balance – March 31, 2020	—	$—	6,900,000	$690	$24,310	$(1,000)	$24,000
Net loss	—	—	—	—	—	—	—
Balance – June 30, 2020	—	$—	6,900,000	$690	$24,310	$(1,000)	$24,000
Accretion for Class A common stock to redemption amount	—	—	—	—	(1,302,710)	(25,418,856)	(26,721,566)
Cash paid in excess of fair value of Private Placement Warrants	—	—	—	—	1,278,400	—	1,278,400
Net loss	—	—	—	—	—	(113,691)	(113,691)
Balance – September 30, 2020	—	$—	6,900,000	$690	—	$(25,533,547)	$(25,532,857)
Accretion for Class A common stock to redemption amount	—	—	—	—	—	54,192	54,192

Net loss	—	—	—	—	—	(15,180,169)	(15,180,169)
Balance – December 31, 2020	—	$—	6,900,000	$690	$—	$(40,659,524)	$(40,658,834)

The accompanying notes are an integral part of the financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(15,294,860)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(201,441)
Unrealized gain on marketable securities held in Trust Account	(8,012)
Change in fair value of warrant liability	12,406,208
Transaction costs incurred in connection with warrant liability	671,901
Changes in operating assets and liabilities:
Prepaid expenses	(65,973)
Accrued expenses	1,630,832
Net cash used in operating activities	(861,345)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(276,000,000)
Net cash used in investing activities	(276,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	270,480,000
Proceeds from sale of Private Placement Warrants	7,520,000
Proceeds from promissory note — related party	150,000
Repayment of promissory note — related party	(150,000)
Payment of offering costs	(671,828)
Net cash provided by financing activities	277,353,172

Net Change in Cash	491,827
Cash — Beginning of period	—
Cash — End of period	$491,827

Non-Cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$276,000,000
Change in value of Class A common stock subject to possible redemption	$33,447
Deferred underwriting fee payable	$9,660,000
Initial classification of warrant liability	$17,695,600

The accompanying notes are an integral part of the financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Capstar Special Purpose Acquisition Corp. (the “Company”) was incorporated in Delaware on February 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the consumer, healthcare and technology, media and telecommunications (“TMT”) industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from February 14, 2020 (inception) through December 31, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and the search for a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 1, 2020. On July 7, 2020, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,520,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Capstar Sponsor Group, LLC (the “Sponsor”), generating gross proceeds of $7,520,000, which is described in Note 5.

Transaction costs amounted to $15,851,828, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $671,828 of other offering costs.

Following the closing of the Initial Public Offering on July 7, 2020, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”). The proceeds are held in the Trust Account located in the United States and shall be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (i) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (ii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.

The Company will have until July 7, 2022 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Management’s Plan

As of December 31, 2020, the Company had $491,827 in its operating bank accounts, $276,209,453 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $897,026, which excludes $176,006 of franchise taxes payable. As of December 31, 2020, approximately $209,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

As of December 31, 2020, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and had substantial doubt over its ability to continue as a going concern. On March 3, 2021 (see Note 12), the Sponsor committed to provide the Company an aggregate of $1,500,000 in loans for working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations for at least one year from the issuance date of these financial statements and therefore substantial doubt has been alleviated.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Amendment 1

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the staff of the Division of Corporation Finance of the Securities and Exchange Commission issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement, dated as of July 7, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants (including on July 7, 2020, September 30, 2020 and December 31, 2020) and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash or investments held in the trust account.

Amendment 2

In connection with the preparation of the Company’s condensed consolidated financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A common stock subject to possible redemption. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value, while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Public Shares underlying the Units issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that temporary equity should include all shares of Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a classification error related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also restated its income (loss) per common share calculation to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

There has been no change in the Company’s total assets, liabilities or operating results.

	As		As		As
	Previously	Adjustments	Restated	Adjustments	Restated
	Reported	(Amendment 1)	(Amendment 1)	(Amendment 2)	(Amendment 2)
Balance sheet as of July 7, 2020 (unaudited)
Warrant Liability	$—	$17,695,600	$17,695,600	$—	$17,695,600
Class A Common Stock Subject to Possible Redemption	262,692,170	(17,695,600)	244,996,570	31,003,430	276,000,000
Class A Common Stock	133	177	310	(310)	—
Additional Paid-in Capital	5,000,179	671,724	5,671,903	(5,671,903)	—
Accumulated Deficit	(1,000)	(671,901)	(672,901)	(25,331,217)	(26,004,118)

Balance sheet as of September 30, 2020 (unaudited)
Warrant Liability	$—	$17,081,700	$17,081,700	$—	$17,081,700
Class A Common Stock Subject to Possible Redemption	262,636,479	(17,081,700)	245,554,779	30,532,860	276,087,639
Class A Common Stock	134	171	305	(305)	—
Additional Paid-in Capital	5,055,869	57,830	5,113,699	(5,113,699)	—
Accumulated Deficit	(56,690)	(58,001)	(114,691)	(25,418,856)	(25,533,547)

Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$30,101,808	$30,101,808	$—	30,101,808
Class A Common Stock Subject to Possible Redemption	260,476,412	(30,101,808)	230,374,604	45,658,843	276,033,447
Common Stock	156	301	457	(457)	—
Additional Paid-in Capital	7,215,914	13,077,808	20,293,722	(20,293,722)	—
Accumulated Deficit	(2,216,751)	(13,078,109)	(15,294,860)	(25,364,664)	(40,659,524)

Statement of Operations for the Period from February 14, 2020 (inception) to September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$613,900	$613,900	—	613,900
Transaction costs associated with Initial Public Offering	—	(671,901)	(671,901)	—	(671,901)
Net loss	(56,690)	(58,001)	(114,691)	—	(114,691)
Weighted average shares outstanding, Common stock subject to possible redemption	26,269,217	(1,769,560)	24,499,657	(24,499,657)	—
Basic and diluted net income per share, Common stock subject to possible redemption	0.00	—	0.00	—	—
Weighted average shares outstanding, Non-redeemable common stock	6,869,801	689,966	7,559,767	(7,559,767)	—
Basic and diluted net loss per share, Non-redeemable common stock	(0.02)	—	(0.02)	0.02	—
Weighted average shares outstanding of Class A common stock	—	—	—	10,761,468	10,761,468
Basic and diluted net loss per share, Class A common stock	—	—	—	(0.01)	(0.01)
Weighted average shares outstanding of Class B common stock	—	—	—	6,350,917	6,350,917
Basic and diluted net loss per share, Class B common stock	—	—	—	(0.01)	(0.01)

Statement of Operations for the Period from February 14, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$(12,406,208)	$(12,406,208)	—	(12,406,208)
Transaction costs associated with Initial Public Offering	—	(671,901)	(671,901)	—	(671,901)
Net loss	(2,216,751)	(13,078,109)	(15,294,860)	—	(15,294,860)
Weighted average shares outstanding, Common stock subject to possible redemption	26,261,989	(1,737,369)	24,524,620	(24,524,620)	—
Basic and diluted net income per share, Common stock subject to possible redemption	0.00	—	0.00	—	—
Weighted average shares outstanding, Common stock	7,273,705	1,010,362	8,269,814	(8,269,814)	—
Basic and diluted net loss per share, Common stock	(0.31)	(1.54)	(1.85)	1.85	—
Weighted average shares outstanding of Class A common stock	—	—	—	15,758,710	15,758,710
Basic and diluted net loss per share, Class A common stock	—	—	—	(0.69)	(0.69)
Weighted average shares outstanding of Class B common stock	—	—	—	6,513,871	6,513,871
Basic and diluted net loss per share, Class B common stock	—	—	—	(0.69)	(0.69)
Basic and diluted net loss per share, Class B common stock	—	—	—	(0.69)	(0.69)

Statement of Changes in Stockholders’ Equity (Deficit) for the Period from February 14, 2020 (inception) to September 30, 2020 (audited)
Sales of 27,600,000 Units, net of underwriting discounts	249,366,073	—	—	(249,366,073)	—
Class A common stock subject to possible redemption	(245,554,775)	—	—	245,554,775	—
Accretion for Class A common stock subject to redemption amount	—	—	—	(26,721,566)	(26,721,566)
Total stockholders’ equity (deficit)	5,000,003	—	—	(30,532,860)	(25,532,857)

Statement of Changes in Stockholders’ Equity (Deficit) for the Period from February 14, 2020 (inception) to December 31, 2020 (audited)
Sales of 27,600,000 Units, net of underwriting discounts	249,366,073	—	—	(249,366,073)	—
Class A common stock subject to possible redemption	(230,374,604)	—	—	(230,374,604)	—
Accretion for Class A common stock subject to redemption amount	—	—	—	(26,721,566)	(26,721,566)
Total stockholders’ equity (deficit)	5,000,009	—	—	(45,658,843)	(46,658,834)

Cash Flow Statement for the Period from February 14, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	(56,690)	(58,001)	(114,691)	—	(114,691)
Change in fair value of warrant liability	$—	$(613,900)	$(613,900)	—	(613,900)
Transaction costs associated with Initial Public Offering	—	671,901	671,901	—	671,901
Initial classification of Class A common stock subject to possible redemption	262,692,170	(17,695,600)	244,996,570	31,003,430	276,000,000
Change in value of Class A common stock subject to possible redemption	(55,691)	613,900	558,209	(470,570)	87,639

Cash Flow Statement for the Period from February 14, 2020 (inception) to December 31, 2020 (audited)
Net loss	(2,216,751)	(13,078,109)	(15,294,860)	—	(15,294,860)
Change in fair value of warrant liability	$—	$(12,406,208)	$(12,406,208)	—	(12,406,208)
Transaction costs associated with Initial Public Offering	—	(671,901)	(671,901)	—	(671,901)
Initial classification of Class A common stock subject to possible redemption	262,692,170	(17,695,600)	244,996,570	31,003,430	276,000,000
Change in value of Class A common stock subject to possible redemption	(2,215,758)	(12,406,208)	(14,621,966)	14,655,413	33,447

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Warrant Liability (Restated, see Note 2 — Amendment 1)

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption (Restated, see Note 2 — Amendment 2)

The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

At December 31, 2020, the common stock reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$276,000,000
Less:
Proceeds allocated to Public Warrants	(11,454,000)
Class A common stock issuance costs	(15,179,927)
Plus:
Accretion of carrying value to redemption value	26,667,374
Class A common stock subject to possible redemption, 12/31/20	276,033,447

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.

Net (Loss) per Common Share (Restated, see Note 2 — Amendment 1)

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 21,320,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts) as previously restated to reflect Amendment 1 only. See Amendment 2 following this amendment to reflect the amounts, as restated, per the financial statements:

For the Period
from
February 14,
2020
(Inception)
Through
December 31,
2020
Class A Common Stock Subject to Possible Redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$174,810
Less: interest available to be withdrawn for payment of taxes	(146,895)
Less: interest available to be withdrawn for working capital	—
Net income attributable to Class A common stock subject to possible redemption	$27,915
Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	24,524,620
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(15,294,860)
Net income allocable to Class A common stock subject to possible redemption	(27,915)
Non-Redeemable Net Loss	$(15,322,775)
Denominator: Weighted Average Non-redeemable common Stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	8,269,814
Basic and diluted net loss per share, Non-redeemable common stock	$(1.85)

As discussed in Note 2, the financial statements as of December 31, 2020 and for the period from February 14, 2020 (inception) through December 31, 2020 have been restated (Amendment 1 - presentation of warrant liability and Amendment 2 - presentation of class A common stock subject to possible redemption). The information provided under this section was prepared in connection with Amendment 1-presentation of warrant liability, and has been amended and restated in connection with Amendment 2 - presentation of class A common stock subject to possible redemption, as described below under “Net Loss per Common Share (Restated, see Note 1 - Amendment 2)”.

Net Loss per Common Share (Restated, see Note 2 — Amendment 2)

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “ Earnings Per Share”. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating income (loss) per common share. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 21,320,000 shares in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2020 and September 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts), as restated:

	For the Period
	from February 14, 2020
	(inception) Through
	December 31, 2020
	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	(10,821,703)	(4,473,157)
Denominator:	—
Basic and diluted weighted average stock outstanding	15,758,710	6,513,871
Basic and diluted net loss per common share	(0.69)	(0.69)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements (Restated, see Note 2 — Amendment 1)

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 3,600,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, on July 7, 2020, the Sponsor purchased an aggregate of 7,520,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,520,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On February 26, 2020, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On July 1, 2020, the Company effected a stock dividend of 1,150,000 shares, resulting in the Company’s initial stockholders holding an aggregate of 6,900,000 Founder Shares. The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on July 1, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the period from February 14, 2020 (inception) through December 31, 2020, the Company incurred and paid $60,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Promissory Note — Related Party

On February 14, 2020, the Sponsor agreed to loan the Company an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of July 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $150,000 was repaid at the closing of the Initial Public Offering on July 7, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on July 1, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ DEFICIT (Restated, see Note 2 — Amendment 2)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — On February 26, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 27,600,000 shares of Class A common stock issued and outstanding, which are subject to possible redemption and classified as temporary equity.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Class B Common Stock — On February 26, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 9. WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 10. INCOME TAX (Restated, see Note 2 — Amendment 1)

The Company’s net deferred tax assets are as follows:

December 31,
2020
Deferred tax assets (liabilities)
Net operating loss carryforward	$36,961
Startup and organizational costs	472,542
Unrealized gain on marketable securities	(43,985)
Total deferred tax assets	465,518
Valuation Allowance	(465,518)
Deferred tax assets, net of allowance	$—

The income tax provision consists of the following:

For the Period from
February 14, 2020
(Inception)
Through
December 31,
2020
Federal
Current	$—
Deferred	(465,518)

State and Local
Current	—
Deferred	—

Change in valuation allowance	465,518

Income tax provision	$—

As of December 31, 2020, the Company had $176,006 of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from February 14, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $465,518.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31,
2020
Statutory federal income tax rate	21.0%
Change in fair value of warrants	(17.1)%
Transaction costs incurred in connection with warrant liabilities	(0.9)%
Valuation allowance	(3.0)%
Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. See Note 2 for a discussion on the restatement of the Company’s financial statements.

NOTE 11. FAIR VALUE MEASUREMENTS (Restated, See Note 2 — Amendment 1)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$276,209,453
Liabilities:
Warrant Liability — Public Warrants	1	19,458,000
Warrant Liability — Private Placement Warrants	3	10,643,808

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on July 7, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo Simulation for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of shares of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A common stock subject to possible redemption, shares of Class A common stock and shares of Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

July 7, 2020
(Initial
Input	Measurement)
Risk-free interest rate	0.39%
Tine to maturity	6.0
Dividend yield	0.00%
Expected volatility	10.0%
Exercise price	$11.50
Unit Price	$10.18

On July 7, 2020, the Private Placement Warrants and Public Warrants were determined to be $0.83 per warrant for aggregate values of $6.24 million and 11.45 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market. The subsequent measurement of the Private Placement Warrants was calculated using a Black Scholes Merton model which is considered a Level 3 measurement.

The key inputs into the Black Scholes Merton model for the Private Placement Warrants were as follows at December 31, 2020:

Input
Risk-free interest rate	0.47%
Expected Term	5.76
Dividend yield	0.00%
Expected volatility	19.0%
Exercise price	$11.50
Unit Price	$10.15

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $19.46 million and $10.64 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2020	$—	$—	$—
Initial measurement on July 7, 2020 (IPO)	6,241,600	11,454,000	17,695,600
Change in valuation inputs or other assumptions	4,402,208	8,004,000	12,406,208
Fair value as of December 31, 2020	$10,643,808	$19,458,000	$30,101,808

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling approximately $11.1 million during the period from July 7, 2020 through December 31, 2020.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. See Note 2 for a discussion on the restatement of the Company’s financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 3, 2021, the Sponsor committed to provide the Company an aggregate of $1,500,000 in loans for working capital purposes on an as needed basis. Such loans will be evidenced by a promissory note when issued.

On July 19, 2021, we entered into a Business Combination Agreement with CPSR Gelesis Merger Sub, Inc. (“Merger Sub”) and Gelesis, Inc. (“Gelesis”) which was amended on November 8, 2021.  The Business Combination Agreement and the transactions contemplated thereby were approved by the board of directors of each of CPSR and Gelesis.  The Business Combination Agreement provides for, among other things, that Merger Sub will merge with and into Gelesis, with Gelesis as the surviving company in the merger and, after giving effect to such merger, Gelesis shall be our wholly-owned subsidiary (the time that the business combination becomes effective being referred to as the “Effective Time”). In addition, we will be renamed Gelesis Holdings, Inc.   In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share of Gelesis outstanding as of immediately prior to the Effective Time will be exchanged for shares in the post-combination company (“CPSR Shares”) based on an implied Gelesis equity value of $675,000,000, (ii) all vested and unvested stock options of Gelesis will be assumed by us and thereafter be settled or exercisable for CPSR Shares, as applicable, determined based on the same implied Gelesis equity value described in clause (i); (iii) each warrant of Gelesis will be canceled in exchange for a warrant to purchase our shares of determined based on the same implied Gelesis equity value described in clause (i); and (iv) each share of CPSR Class A common stock and each share of CPSR Class B common stock that is issued and outstanding immediately prior to the Effective Time shall become one CPSR Share following the consummation of the Business Combination. In addition, each holder of shares of Gelesis common stock, options and warrants will receive its pro rata portion of 23,483,250 restricted earn out CPSR Shares, which will vest (in part) in equal thirds if the trading price of CPSR Shares is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any 20 trading days within any 30-trading day period on or prior to the date that is five years following the Effective Time (the “Earn Out Period”) and will also vest in connection with any change of control transaction with respect to us if the applicable thresholds are met in such change of control transaction during the Earn Out Period. The amendment to the Business Combination Agreement extended the Termination Date (as defined in the Business Combination Agreement) from January 18, 2022 to January 31, 2022.  Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with each of the PIPE Investors (as defined in the Business Combination Agreement), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, an aggregate of 9,000,000 shares of Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $90 million, subject to the terms and conditions of the Subscription Agreements and the other agreements with the PIPE Investors (the “PIPE Financing”). Concurrently with the execution of the Business Combination Agreement, the Sponsor, certain affiliates of the Sponsor and Gelesis entered into the Sponsor Letter Agreement, as amended on November 8, 2021 (the “Sponsor Letter Agreement”), pursuant to which (x) such affiliates of the Sponsor have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the shares of Class B Common Stock (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), such that the shares of Class B Common Stock will convert into shares of the post-combination company at the closing of the business combination transaction on a one-to-one basis, (iii) be bound by certain other covenants and agreements related to the business combination and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in the Company prior to the closing of the business combination, (y) the Sponsor will subject certain of the warrants to purchase Class A Common Stock currently held by it to certain vesting conditions and potential forfeiture as follows: the warrants subject to the vesting conditions and potential forfeiture (the number of which warrants will be prorated to reflect the proportionate amount of Company stockholder redemptions) will vest (and no longer be subject to forfeiture) at such time during the period from and after the closing of the business combination through and until the date that is five (5) years after the closing date (the “Sponsor Vesting Period”) (i) if the trading price of shares of the post-combination company is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days or (ii) there is a Capstar Sale (as defined in the Business Combination Agreement) in which the sale price for the acquisition of the post-combination company shares is greater than or equal to $20.00, in each case, during the Sponsor Vesting Period and (z) as of immediately prior to the Effective Time, the

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Sponsor will forfeit certain of its founders shares to the Company for cancellation without any consideration, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	(Unaudited)	(Restated)
ASSETS
Current assets
Cash	$304,944	$491,827
Prepaid expenses	39,816	65,973
Total Current Assets	344,760	557,800

Cash and marketable securities held in Trust Account	276,178,675	276,209,453
Total Assets	$276,523,435	276,767,253

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities - Accounts payable and accrued expenses	$2,760,072	1,630,832
Warrant liabilities	32,386,148	30,101,808
Deferred underwriting fee payable	9,660,000	9,660,000
Total Liabilities	44,806,220	41,392,640

Commitments

Class A common stock subject to possible redemption 27,600,000 shares at redemption value as of September 30, 2021 and December 31, 2020	276,028,675	276,033,447

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized, 0 shares issued and outstanding (excluding 27,600,000 shares subject to possible redemption) at September 30, 2021 and December 31, 2020	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,900,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	690	690
Additional paid-in capital	—	—
Accumulated deficit	(44,312,150)	(40,659,524)
Total Stockholders’ Deficit	(44,311,460)	(40,658,834)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$276,523,435	276,767,253

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

				For the
				Period from
				February 14,
				2020
	Three Months	Nine Months	Three Months	(Inception)
	Ended	Ended	Ended	Through
	September 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2020
General and administrative expenses	$1,113,342	$1,518,286	$184,615	$185,615
Loss from operations	(1,113,342)	(1,518,286)	(184,615)	(185,615)

Other income (expense):
Interest earned on marketable securities held in Trust Account	138,117	142,997	96,143	96,143
Unrealized gain (loss) on marketable securities held in Trust Account	(106,039)	2,231	41,496	41,496
Change in fair value of warrant liabilities	(13,174,144)	(2,284,340)	613,900	613,900
Transaction costs associated with the Initial Public Offering	—	—	(671,901)	(671,901)
Total other income (expense), net	(13,142,066)	(2,139,112)	79,638	79,638

Loss before income taxes	(14,255,408)	(3,657,398)	(104,977)	(105,977)
Provision for income taxes	—	—	(8,714)	(8,714)
Net loss	$(14,255,408)	$(3,657,398)	$(113,691)	$(114,691)

Basic and diluted weighted average shares outstanding, Class A common stock	27,600,000	27,600,000	25,780,220	10,761,468

Basic and diluted net loss per share, Class A common stock	$(0.41)	$(0.11)	$(0.00)	$(0.01)

Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000	6,900,000	$6,840,659	6,350,917

Basic and diluted net loss per share, Class B common stock	$(0.41)	$(0.11)	$(0.00)	$(0.01)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2021, as restated	—	$—	6,900,000	$690	$—	$(40,659,524)	$(40,658,834)

Accretion for Class A common stock to redemption amount	—	—	—	—	—	(54,865)	(54,865)

Net income	—	—	—	—	—	14,686,984	14,686,984

Balance - March 31, 2021	—	$—	6,900,000	$690	$—	$(26,027,405)	$(26,026,715)

Accretion for Class A common stock to redemption amount	—	—	—	—	—	41,715	41,715
Net loss	—	—	—	—	—	(4,088,974)	(4,088,974)
Balance - June 30, 2021	—	$—	6,900,000	$690	$—	$(30,074,664)	$(30,073,974)
Accretion for Class A common stock to redemption amount	—	—	—	—	—	17,922	17,922
Net loss	—	—	—	—	—	(14,255,408)	(14,255,408)
Balance – September 30, 2021	—	$—	6,900,000	$690	$—	$(44,312,150)	$(44,311,460)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020

AND FOR THE PERIOD FROM FEBRUARY 14, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – February 14, 2020 (Inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	6,900,000	690	24,310	—	25,000

Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance – March 31, 2020	—	$—	6,900,000	$690	$24,310	$(1,000)	$24,000

Net income	—	—	—	—	—	—	—
Balance – June 30, 2020	—	$—	6,900,000	$690	$24,310	$(1,000)	$24,000

Accretion for Class A common stock to redemption amount	—	—	—	—	(1,302,710)	(25,418,856)	(26,721,566)

Excess cash received from sale of Private Placement Warrants	—	—	—	—	1,278,400	—	1,278,400

Net loss	—	—	—	—	—	(113,691)	(113,691)

Balance – September 30, 2020	—	$—	6,900,000	$690	$—	$(25,533,547)	$(25,532,857)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

		For the period
		from February
		14, 2020
	Nine months	(Inception)
	ended September 30,	through September 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(3,657,398)	$(114,691)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(142,997)	(96,143)
Unrealized gain on marketable securities held in Trust Account	(2,231)	(41,496)
Transaction costs associated with the Initial Public Offering	—	671,901
Change in fair value of warrant liabilities	2,284,340	(613,900)
Deferred tax provision	—	8,714
Changes in operating assets and liabilities:
Prepaid expenses	26,157	(81,365)
Accounts payable and accrued expenses	1,129,240	54,771
Net cash used in operating activities	(362,889)	(212,209)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay for franchise taxes	176,006	—
Investment of cash into Trust Account	—	(276,000,000)
Net cash provided by (used in) investing activities	176,006	(276,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	270,480,000
Proceeds from sale of Private Placement Warrants	—	7,520,000
Proceeds from promissory note - related party	—	150,000
Repayment of promissory note - related party	—	(150,000)
Payment of offering costs	—	(671,828)
Net cash provided by financing activities	—	277,353,172

Net Change in Cash	(186,883)	1,140,963
Cash - Beginning of period	491,827	—
Cash - End of period	$304,944	$1,140,963
Non-Cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$—	$276,000,000
Change in value of Class A common stock subject to possible redemption	$(4,772)	$87,639
Deferred underwriting fee payable	$—	$9,660,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Capstar Special Purpose Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on February 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the consumer, healthcare and technology, media and telecommunications (“TMT”) industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one wholly-owned subsidiary, CPSR Gelesis Merger Sub, Inc., which was incorporated in the State of Delaware on July 2, 2021 (“Merger Sub”).

As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, the search for a target company for a Business Combination and activities in connection with the proposed business combination with Gelesis, Inc., a Delaware corporation (“Gelesis”) (see Note 7). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account.

The registration statement for the Company’s Initial Public Offering was declared effective on July 1, 2020. On July 7, 2020, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,520,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Capstar Sponsor Group, LLC (the “Sponsor”), generating gross proceeds of $7,520,000, which is described in Note 5.

Transaction costs amounted to $15,851,828, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $671,828 of other offering costs.

Following the closing of the Initial Public Offering on July 7, 2020, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”). The proceeds are held in the Trust Account located in the United States and shall be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (i) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (ii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.

The Company will have until July 7, 2022 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Management’s Plan

As of September 30, 2021, the Company had $304,944 in its operating bank accounts, $276,178,675 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $2,265,312, which excludes $150,000 of franchise taxes payable.

On July 28, 2021, the Sponsor committed to provide the Company an aggregate of $4,000,000 in loans for working capital purposes (see Note 6). These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company in connection with these loans will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account. As a result, management has determined that sufficient capital exists to sustain operations through the earlier of the consummation of a Business Combination or July 7, 2022, the scheduled liquidation date of the Company if a Business Combination is not completed.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s condensed consolidated financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A common stock subject to possible redemption. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value, while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Public Shares underlying the Units issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

considered outside the Company’s control. Therefore, management concluded that temporary equity should include all shares of Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a classification error related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also restated its income (loss) per common share calculation to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.

There has been no change in the Company’s total assets, liabilities or operating results.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The impact of the restatement on the Company’s condensed consolidated financial statements is reflected in the following table.

	As Previously
	Reported	Adjustment	As Restated
Balance Sheet as of July 7, 2020
Class A common stock subject to possible redemption	$244,996,570	$31,003,430	$276,000,000
Class A common stock	$310	$(310)	$—
Additional paid-in capital	$5,671,903	$(5,671,903)	$—
Accumulated deficit	$(672,901)	$(25,331,217)	$(26,004,118)
Total stockholders’ equity (deficit)	$5,000,002	$(31,003,430)	$(26,003,428)
Number of shares subject to redemption	24,499,657	3,100,343	27,600,000

Balance Sheet as of September 30, 2020
Class A common stock subject to possible redemption	$245,554,779	$30,532,860	$276,087,639
Class A common stock	$305	$(305)	$—
Additional paid-in capital	$5,113,699	$(5,113,699)	$—
Accumulated deficit	$(114,691)	$(25,418,856)	$(25,533,547)
Total stockholders’ equity (deficit)	$5,000,003	$(30,532,860)	$(25,532,857)
Number of shares subject to redemption	24,547,683	3,052,317	27,600,000

Balance Sheet as of December 31, 2020
Class A common stock subject to possible redemption	$230,374,604	$45,658,843	$276,033,447
Class A common stock	$457	$(457)	$—
Additional paid-in capital	$20,293,722	$(20,293,722)	$—
Accumulated deficit	$(15,294,860)	$(25,364,664)	$(40,659,524)
Total stockholders’ equity (deficit)	$5,000,009	$(45,658,843)	$(40,658,834)
Number of shares subject to redemption	23,034,669	4,565,331	27,600,000

Balance Sheet as of March 31, 2021
Class A common stock subject to possible redemption	$245,061,587	$31,026,725	$276,088,312
Class A common stock	$311	$(311)	$—
Additional paid-in capital	$5,606,885	$(5,606,885)	$—
Accumulated deficit	$(607,876)	$(25,419,529)	$(26,027,405)
Total stockholders’ equity (deficit)	$5,000,010	$(31,026,725)	$(26,026,715)
Number of shares subject to redemption	24,493,884	3,106,116	27,600,000

Balance Sheet as of June 30, 2021
Class A common stock subject to possible redemption	$240,972,620	$35,073,977	$276,046,597
Class A common stock	$352	$(352)	$—
Additional paid-in capital	$9,695,811	$(9,695,811)	$—
Accumulated deficit	$(4,696,850)	$(25,377,814)	$(30,074,664)
Total stockholders’ equity (deficit)	$5,000,003	$(35,073,977)	$(30,073,974)
Number of shares subject to redemption	24,084,470	3,515,530	27,600,000

Statement of Operations for the Period from February 14, 2020 (Inception) Through September 30, 2020
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	24,499,657	(24,499,657)	—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	7,559,767	(7,559,767)	—
Basic and diluted net loss per share, Non-redeemable common stock	$(0.02)	$0.02	$—
Weighted average shares outstanding of Class A common stock	—	10,761,468	10,761,468
Basic and diluted net loss per share, Class A common stock	$—	$(0.01)	$(0.01)
Weighted average shares outstanding of Class B common stock	—	6,350,917	6,350,917
Basic and diluted net loss per share, Class B common stock	$—	$(0.01)	$(0.01)

Statement of Operations for the Period from February 14, 2020 (Inception) Through December 31, 2020
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	24,524,620	(24,524,620)	—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	8,269,814	(8,269,814)	—
Basic and diluted net loss per share, Non-redeemable common stock	$(1.85)	$1.85	$—
Weighted average shares outstanding of Class A common stock	—	15,758,710	15,758,710
Basic and diluted net loss per share, Class A common stock	$—	$(0.69)	$(0.69)
Weighted average shares outstanding of Class B common stock	—	6,513,871	6,513,871
Basic and diluted net loss per share, Class B common stock	$—	$(0.69)	$(0.69)

Statement of Operations for the Three Months Ended March 31, 2021
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	23,034,669	(23,034,669)	—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	11,465,331	(11,465,331)	—
Basic and diluted net income per share, Non-redeemable common stock	$1.28	$(1.28)	$—
Weighted average shares outstanding of Class A common stock	—	27,600,000	27,600,000
Basic and diluted net income per share, Class A common stock	$—	$0.43	$0.43
Weighted average shares outstanding of Class B common stock	—	6,900,000	6,900,000
Basic and diluted net income per share, Class B common stock	$—	$0.43	$0.43

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

	As Previously
	Reported	Adjustment	As Restated
Statement of Operations for the Three Months Ended June 30, 2021
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	24,493,884	(24,493,884)	—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	10,006,116	(10,006,116)	—
Basic and diluted net loss per share, Non-redeemable common stock	$(0.41)	$0.41	$—
Weighted average shares outstanding of Class A common stock	—	27,600,000	27,600,000
Basic and diluted net loss per share, Class A common stock	$—	$—	$—
Weighted average shares outstanding of Class B common stock	—	6,900,000	6,900,000
Basic and diluted net loss per share, Class B common stock	$—	$(0.59)	$(0.59)

Statement of Operations for the Six Months Ended June 30, 2021
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	23,768,307	(23,768,307)	—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	10,731,693	(10,731,693)	—
Basic and diluted net income per share, Non-redeemable common stock	$0.99	$(0.99)	$—
Weighted average shares outstanding of Class A common stock	—	27,600,000	27,600,000
Basic and diluted net income per share, Class A common stock	$—	$0.31	$0.31
Weighted average shares outstanding of Class B common stock	—	6,900,000	6,900,000
Basic and diluted net income per share, Class B common stock	$—	$0.31	$0.31

Statement of Changes in Shareholders’ Equity (Deficit) for the Period from February 14, 2020 (Inception) Through September 30, 2020
Sale of 27,600,000 Units, net of underwriting discounts	$249,366,073	$(249,366,073)	$—
Class A common stock subject to possible redemption	$(245,554,775)	$245,554,775	$—
Accretion for Class A ordinary share subject to redemption amount	$—	$(26,721,566)	$(26,721,566)
Total shareholders’ equity (deficit)	$5,000,003	$(30,532,860)	$(25,532,857)

Statement of Changes in Shareholders’ Equity (Deficit) for the Period from February 14, 2020 (Inception) Through December 31, 2020
Sale of 27,600,000 Units, net of underwriting discounts	$249,366,073	$(249,366,073)	$—
Class A common stock subject to possible redemption	$(230,374,604)	$230,374,604	$—
Accretion for Class A ordinary share subject to redemption amount	$—	$(26,721,566)	$(26,721,566)
Total shareholders’ equity (deficit)	$5,000,009	$(45,658,843)	$(40,658,834)

Statement of Changes in Shareholders’ Equity (Deficit) for the Three Months Ended March 31, 2021
Class A common stock subject to possible redemption	$(14,686,983)	$14,686,983	$—
Accretion for Class A ordinary share subject to redemption amount	$—	$(54,865)	$(54,865)
Total shareholders’ equity (deficit)	$5,000,010	$(31,026,725)	$(26,026,715)

Statement of Changes in Shareholders’ Equity (Deficit) for the Three Months Ended June 30, 2021
Class A common stock subject to possible redemption	$(4,088,967)	$4,088,967	$—
Accretion for Class A ordinary share subject to redemption amount	$—	$41,715	$41,715
Total shareholders’ equity (deficit)	$5,000,003	$(35,073,977)	$(30,073,974)

Statement of Cash Flows for the Period of February 14, 2020 through September 30, 2020 (unaudited)
Initial classification of Class A common stock subject to possible redemption	$244,996,570	$31,003,430	$276,000,000
Change in value of Class A common stock subject to possible redemption	$558,209	$(470,570)	$87,639

Statement of Cash Flows for the Period of February 14, 2020 through December 31, 2020 (unaudited)
Initial classification of Class A common stock subject to possible redemption	$244,996,570	$31,003,430	$276,000,000
Change in value of Class A common stock subject to possible redemption	$(14,621,966)	$14,655,413	$33,447

Statement of Cash Flows for the Three Months Ended March 31, 2021
Change in value of Class A common stock subject to possible redemption	$14,686,983	$(14,598,671)	$88,312

Statement of Cash Flows for the Six Months Ended June 30, 2021
Change in value of Class A common stock subject to possible redemption	$10,598,016	$(10,551,419)	$46,597

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated under the Securities Act. Certain information or footnote disclosures normally included in condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A, as filed with the SEC on July 8, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Marketable Securities Held in Trust Account

At September 30, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Warrant Liabilities

The Company accounts for the Public Warrants (as defined in Note 3) and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value in respect of each reporting period. This liability is subject to re-measurement at each balance sheet date until the Warrants are exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

At September 30, 2021 and December 31, 2020, the ordinary shares reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$276,000,000
Less:
Proceeds allocated to Public Warrants	(11,454,000)
Ordinary shares issuance costs	(15,179,714)
Plus:
Accretion of carrying value to redemption value	26,667,374

Ordinary shares subject to possible redemption, 12/31/20	276,033,447
Accretion of carrying value to redemption value	(4,772)
Ordinary shares subject to possible redemption, 9/30/21	$276,028,675

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The effective tax rates differ from the statutory tax rate for the periods presented primarily due to the change in warrant valuation and the valuation allowance recorded on the Company’s net operating losses.

ASC 740 prescribes a recognition threshold and a measurement attribute for the condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating income (loss) per common share. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 21,320,000 shares in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

							For the Period from
	Three Months Ended		Nine Months Ended		Three Months Ended		February 14,
	September 30,		September 30,		September 30,		2020 (Inception) Through
	2021		2021		2020		September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$(11,404,326)	$(2,851,082)	$(2,925,918)	$(731,480)	$(89,850)	$(23,841)	$(72,126)	$(42,565)
Denominator:
Basic and diluted weighted average stock outstanding	27,600,000	6,900,000	27,600,000	6,900,000	25,780,220	6,840,659	10,761,468	6,350,917
Basic and diluted net income (loss) per common share	$(0.41)	$(0.41)	$(0.11)	$(0.11)	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1,2021. The adoption of ASU 2020-06 did not have an impact on the Company’s condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 3,600,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, on July 7, 2020, the Sponsor purchased an aggregate of 7,520,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,520,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On February 26, 2020, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. On July 1, 2020, the Company effected a stock dividend of 1,150,000 shares, resulting in the Company’s initial stockholders holding an aggregate of 6,900,000 Founder Shares. The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on July 1, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $90,000 in fees for these services, respectively. At September 30, 2021, $10,000 of such fees was included in account payable and accrued expense in the condensed consolidated balance sheet.

Promissory Note — Related Party

On February 14, 2020, the Sponsor agreed to loan the Company an aggregate of up to $250,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of July 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $140,000 was repaid at the closing of the Initial Public Offering on July 7, 2020. Borrowings under the Promissory Note are no longer available.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. On March 3, 2021, the Sponsor committed to provide the Company an aggregate of $1,500,000 in loans for working capital purposes on an as needed basis. Such loans will be evidenced by a promissory note when issued. As of September 30, 2021 and December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Sponsor Loan

On July 28, 2021, the Sponsor committed to provide the Company an aggregate of $4,000,000 in loans for working capital purposes. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company in connection with these loans will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account. As of September 30, 2021, there were no amounts outstanding under these loans.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on July 1, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On July 19, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Merger Sub and Gelesis.

The Business Combination Agreement and the transactions contemplated thereby were approved by the board of directors of each of the Company and Gelesis.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The Business Combination Agreement provides for, among other things, that Merger Sub will merge with and into Gelesis, with Gelesis as the surviving company in the merger and, after giving effect to such merger, Gelesis shall be a wholly-owned subsidiary of the Company (the “Merger”). In addition, the Company will be renamed Gelesis Holdings, Inc. The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share of Gelesis outstanding as of immediately prior to the Effective Time will be exchanged for shares of the Company’s common stock, par value $0.0001 per share (“CPSR Shares”) based on an implied Gelesis equity value of $900,000,000; (ii) all vested and unvested stock options of Gelesis will be assumed by the Company and thereafter be settled or exercisable for CPSR Shares, as applicable, determined based on the same implied Gelesis equity value described in clause (i); (iii) each warrant of Gelesis will be canceled in exchange for a warrant to purchase shares of the Company determined based on the same implied Gelesis equity value described in clause (i); and (iv) each share of the Company’s Class A common stock, par value $0.0001 per share (the “CPSR Class A Common Stock”) and each share of the Company’s Class B common stock, par value $0.0001 per share (the “CPSR Class B Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall become one CPSR Share following the consummation of the Business Combination. In addition, each holder of shares of Gelesis common stock, options and warrants will receive its pro rata portion of 15,000,000 restricted earn out CPSR Shares, which will vest (in part) in equal thirds if the trading price of CPSR Shares is greater than or equal to $12.50, $15.00 and $17.50, respectively, for any 20 trading days within any 30-trading day period on or prior to the date that is five years following the Effective Time (the “Earn Out Period”) and will also vest in connection with any Change of Control Transaction with respect to the Company if the applicable thresholds are met in such Change of Control Transaction during the Earn Out Period.

On November 8, 2021, CPSR, Merger Sub and Gelesis entered into an Amendment to the Original Business Combination Agreement (the “Business Combination Agreement Amendment,” and together with the Original Business Combination Agreement, the “Business Combination Agreement”), which, among other things (i) adjusts the equity valuation of Gelesis from $900,000,000 to $675,000,000, (ii) increases the number of Earn Out Shares (as defined in the Business Combination Agreement) available to be issued to Company Stockholders (as defined in the Business Combination Agreement) from 15,000,000 to 23,483,250, (iii) provides for the issuance of 1,983,750 additional Capstar Class A Shares to Company Stockholders, equal to the number of Capstar Class B Shares forfeited by the Sponsor and certain affiliates of the Sponsor in accordance with the Sponsor Letter Agreement Amendment (as defined and described in further detail below), and (iv) extends the Termination Date (as defined in the Business Combination Agreement) from January 18, 2022 to January 31, 2022.

In connection, and concurrently, with the execution of the Business Combination Agreement Amendment, Capstar, Capstar Sponsor Group LLC, a Delaware limited liability company (the “Sponsor”), certain affiliates of the Sponsor and Gelesis entered into an amendment (the “Sponsor Letter Agreement Amendment”) to that certain Sponsor Letter Agreement, dated July 19, 2021. Pursuant to the Sponsor Letter Agreement Amendment, the parties thereto further agreed, among other things, that (i) the vesting provisions relating to Capstar Class B Shares (as defined in the Sponsor Letter Agreement) be deleted and (ii) as of immediately prior to the Effective Time (as defined in the Sponsor Letter Agreement), 1,983,750 Capstar Class B Shares held by the Sponsor and certain affiliates of the Sponsor be surrendered to Capstar for cancellation upon such surrender, without any consideration for such surrender.

The Business Combination is expected to close in the fourth quarter of 2021, following the receipt of the required approval by the Company’s stockholders and the fulfillment of other customary closing conditions.

NOTE 8. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — On February 26, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 27,600,000 shares of Class A common stock issued and outstanding, which are subject to possible redemption and classified as temporary equity.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Class B Common Stock — On February 26, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 9. WARRANTS

As of September 30, 2021 and December 31, 2020, there were 13,800,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

As of September 30, 2021 and December 31, 2020, there were 7,520,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 10. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$276,178,675	$276,209,453

Liabilities:
Warrant Liability – Public Warrants	1	$12,006,000	$19,458,000
Warrant Liability – Private Placement Warrants	3	$20,380,148	$10,643,808

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The fair value of the Private Placement Warrants was estimated at September 30, 2021 and December 31, 2020 to be $2.71 per warrant and $1.42 per warrant, respectively, using the modified Black-Scholes option pricing model and the following assumptions:

	September 30,	December 31,
	2021	2020
Risk-free interest rate	1.02%	0.47%
Expected Term	5.25	5.76
Dividend yield	0.00%	0.00%
Expected volatility	13.5%	19.0%
Exercise price	$11.50	$11.50
Unit Price	$9.92	$10.15

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of December 31, 2020	$10,643,808
Change in fair value	(5,273,024)
Fair value as of March 31, 2021	5,370,784
Change in fair value	1,422,600
Fair value as of June 30, 2021	6,793,384
Change in fair value	13,586,764
Fair value as of September 30, 2021	20,380,148

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and nine months ended September 30, 2021.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

As described in Note 7, the Company entered into a Business Combination Agreement on July 19, 2021 and entered into a Business Combination Agreement Amendment on November 8, 2021. In connection, and concurrently, with the execution of the Business Combination Agreement Amendment, Capstar, Capstar Sponsor Group LLC (the “Sponsor”), certain affiliates of the Sponsor and Gelesis entered into an amendment to that certain Sponsor Letter Agreement, dated July 19, 2021.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Gelesis, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Gelesis, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Boston, Massachusetts

August 10, 2021

GELESIS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$48,144	$35,774
Marketable securities	23,998	—
Accounts receivable, including due from related party of $63 and $0, respectively	818	—
Grants receivable	8,116	605
Inventories	5,122	771
Prepaid expenses and other current assets	6,677	2,929
Total current assets	92,875	40,079
Property and equipment, net	46,895	12,818
Operating lease right-of-use assets	2,167	2,561
Intangible assets, net	17,947	20,214
Other assets, including due from related party of $3,853 and $0, respectively	3,959	3,294
Total assets	$163,843	$78,966
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, including due to related party of $93 and $66, respectively	$8,322	$3,916
Accrued expenses and other current liabilities, including due to related party of $109 and $2,931 respectively	7,320	7,002
Deferred income	624	52
Operating lease liabilities	421	386
Notes payable	254	192
Warrant liabilities	581	653
Tranche rights liability	—	310
Total current liabilities	17,522	12,511
Deferred income	8,276	29
Operating lease liabilities	1,780	2,191
Notes payable, including due to related party of $18,396 and $0, respectively	34,002	3,702
Warrant liabilities	11,518	15,343
Other long-term liabilities, including due to related party of $7,457 and $5,274, respectively	11,729	10,361
Total liabilities	84,827	44,137
Commitments and contingencies (Note 19)
Noncontrolling interest	12,429	—
Redeemable convertible preferred stock, $0.0001 par value – authorized 19,957,625 and 19,004,145 shares at December 31, 2020 and 2019, respectively
Series A-1 – 1,711,755 shares designated; 1,636,971 shares issued and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $7,273 at December 31, 2020 and 2019	6,176	6,176
Series A-2 – 1,161,254 shares designated; 1,161,254 shares issued and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $3,030 at December 31, 2020 and 2019	3,033	3,033
Series A-3 – 1,730,874 shares designated; 1,492,685 shares issued and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $4,474 at December 31, 2020 and 2019	4,463	4,463
Series A-4 – 2,159,022 shares designated; 1,450,529 and 1,439,352 shares issued and outstanding at December 31, 2020 and 2019, respectively; aggregate liquidation preference of $5,473 and $5,430 at December 31, 2020 and 2019, respectively	2,602	2,466
Series A-5 – 1,977,114 shares designated; 1,977,114 shares issued and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $24,536 at December 31, 2020 and 2019	24,991	24,536
Series Growth – 2,538,274 shares designated; 2,538,274 shares issued and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $31,500 at December 31, 2020 and 2019	32,763	31,500
Series 2 Growth – 2,370,803 shares designated; 2,370,803 shares issued and outstanding at December 31, 2020 and 2019; aggregate liquidation preference of $30,370 at December 31, 2020 and 2019	30,684	30,370
Series 3 Growth – 6,308,529 and 5,355,049 shares designated at December 31, 2020 and 2019, respectively; 5,818,895 and 2,973,270 shares issued and outstanding at December 31, 2020 and 2019, respectively; aggregate liquidation preference of $150,768 and $77,037 at December 31, 2020 and 2019, respectively	108,813	51,348
Stockholders’ deficit:
Common stock, $0.0001 par value – 48,595,723 and 44,217,112 shares authorized at December 31, 2020 and 2019, respectively; 2,155,490 and 2,144,651 shares issued and outstanding at December 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	23,907	26,248
Accumulated other comprehensive income	938	111
Accumulated deficit	(171,784)	(145,423)
Total stockholders’ deficit	(146,938)	(119,063)
Total liabilities, noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit	$163,843	$78,966

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2020	2019
Revenue:
Product revenue, net, including $63 and $0 from a related party, respectively	$2,708	$—
Licensing revenue from related party	18,734	—
Total revenue, net	21,442	—
Operating expenses:
Costs of goods sold	2,414	—
Selling, general and administrative, including related party expenses of $614 and $625, respectively	28,870	16,460
Research and development, including related party expenses of $272 and $249, respectively	16,115	13,619
Amortization of intangible assets	2,267	1,133
Total operating expenses	49,666	31,212
Loss from operations	(28,224)	(31,212)
Change in the fair value of convertible promissory notes	—	(1,215)
Change in the fair value of warrants	(1,466)	3,538
Change in fair value of tranche rights liability	256	(418)
Interest expense, net	(432)	(193)
Other income, net	6,000	1,132
Loss before income taxes	(23,866)	(28,368)
Provision for (benefit from) income taxes	2,039	(5,404)
Net loss	(25,905)	(22,964)
Accretion of redeemable convertible preferred stock to redemption value	(11,372)	10,400
Accretion of noncontrolling interest put option to redemption value	(567)	—
Net loss attributable to common stockholders	$(37,844)	$(12,564)
Net loss per share attributable to common stockholders – basic and diluted	$(17.61)	$(5.93)
Weighted average common shares outstanding – basic and diluted	2,149,182	2,120,200

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2020	2019
Net loss	$(25,905)	$(22,964)
Other comprehensive income (loss):
Foreign currency translation adjustment	828	111
Unrealized loss on marketable securities	(1)	—
Total other comprehensive income	827	111
Comprehensive loss	$(25,078)	$(22,853)

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

CONSOLIDATED STATEMENTS OF NONCONTROLLING INTEREST, REDEEMABLE

CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share and per share data)

	Redeemable Convertible Preferred Stock,																				Accumulated
																				Additional	Other		Total
	Noncontrolling	Series A-1		Series A-2		Series A-3		Series A-4		Series A-5		Series Growth		Series 2 Growth		Series 3 Growth		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Interest	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Balance at January 1, 2019	$—	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,439,352	$2,466	1,977,114	$27,719	2,538,274	$35,587	1,570,909	$22,024	—	$—	2,115,840	$1	$11,045	$—	$(122,459)	$(111,413)
Issuance of Series 2 growth redeemable convertible preferred stock, and extinguishment of tranche rights liability of 2,560														799,894	12,807								—
Issuance of Series 3 growth redeemable convertible preferred stock, net of issuance costs of $289, tranche rights liability of $365, and warrant liability of $677																2,973,270	50,017						—
Accretion of senior preferred stock to redemption value											(3,183)		(4,087)		(4,461)		1,331			10,400			10,400
Exercise of warrants																		28,811					—
Stock based compensation expense																				4,803			4,803
Net loss																						(22,964)	(22,964)
Foreign currency translation gain																					111		111
Balance at December 31, 2019	$—	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,439,352	$2,466	1,977,114	$24,536	2,538,274	$31,500	2,370,803	$30,370	2,973,270	$51,348	2,144,651	$1	$26,248	$111	$(145,423)	$(119,063)
Cumulative effects of adoption of accounting standards (see Note 2)																				(111)		111
Noncontrolling interest, net of issuance costs of $406	11,349
Issuance of common stock warrants																				4,322			4,322
Issuance of Series 3 growth redeemable convertible preferred stock, net of issuance costs of $329 and warrant liability of $744																2,845,625	48,125						—

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

CONSOLIDATED STATEMENTS OF NONCONTROLLING INTEREST, REDEEMABLE

CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (continued)

(In thousands, except share and per share data)

	Redeemable Convertible Preferred Stock,																				Accumulated
																				Additional	Other		Total
	Noncontrolling	Series A-1		Series A-2		Series A-3		Series A-4		Series A-5		Series Growth		Series 2 Growth		Series 3 Growth		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Interest	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Accretion of senior preferred stock to redemption value											455		1,263		314		9,340			(11,372)			(11,372)
Exercise of Series A-4 warrants								11,177	136														—
Stock based compensation expense																				4,808			4,808
Exercise of share-based awards																		10,839		12			12
Net loss																						(25,905)	(25,905)
Accretion of noncontrolling interest put option to redemption value	567																					(567)	(567)
Foreign currency translation gain	513																				828		828
Unrealized loss on marketable securities																					(1)		(1)
Balance at December 31, 2020	$12,429	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,450,529	$2,602	1,977,114	$24,991	2,538,274	$32,763	2,370,803	$30,684	5,818,895	$108,813	2,155,490	$1	$23,907	$938	$(171,784)	$(146,938)

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(25,905)	$(22,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	2,267	1,133
Depreciation	512	462
Stock-based compensation	4,808	4,803
Unrealized gain on foreign currency transactions	(589)	(162)
Interest on convertible notes	—	134
Accretion on marketable securities	(6)
Amortization/accretion on long-term assets and liabilities, net	(4)	—
Loss (gain) on change in estimated fair value of warrants	1,466	(3,538)
Loss on change in estimated fair value of convertible promissory notes	—	1,215
Gain on extinguishment of debt	(297)	—
Gain on extinguishment of preferred stock warrant	(157)	—
(Gain) loss on change in estimated fair value of tranche rights	(256)	418
Deferred tax benefit on intangible asset (see Note 9)	1,810	(5,783)
Changes in operating assets and liabilities:
Account receivables	(729)	—
Grants receivable	(6,779)	(205)
Prepaid expenses and other current assets	(3,281)	(1,740)
Inventories	(3,928)	(769)
Other assets	(3,583)	(1,183)
Accounts payable	4,102	1,277
Accrued expenses and other current liabilities	151	866
Deferred income	8,242	(69)
Other long-term liabilities	165	1,993
Net cash used in operating activities	(21,991)	(24,112)
Cash flows from investing activities:
Purchases of property and equipment	(32,212)	(10,487)
Acquisition of intangible asset (see Note 11)	—	(4,374)
Purchases of marketable securities	(23,993)	—
Net cash used in investing activities	(56,205)	(14,861)
Cash flows from financing activities:
Principal repayment of notes payable	(192)	(198)
Proceeds from issuance of convertible promissory notes to stockholders	—	10,800
Proceeds from issuance of promissory notes (net of issuance costs of $751 and $102, respectively)	28,939	3,026
Proceeds from issuance of redeemable convertible preferred stock (net of issuance costs of $329 and $289, respectively)	48,815	49,158
Proceeds from exercise of share-based awards	12	—
Proceeds from issuance of noncontrolling interest	11,349	—
Net cash provided by financing activities	88,923	62,786
Effect of exchange rates on cash	1,643	57
Net increase in cash	12,370	23,870
Cash and cash equivalents at beginning of year	35,774	11,904
Cash and cash equivalents at end of year	$48,144	$35,774
Noncash investing and financing activities:
Acquisition of intangible asset included in accrued expense, warrant liabilities and long-term liabilities (see Note 11)	$—	$12,821
Purchases of property and equipment included in accounts payable and accrued expense	$1,818	$1,592
Conversion of convertible promissory notes and accrued interest into redeemable convertible preferred stock	$—	$12,148
Supplemental cash flow information:
Right-of-use assets acquired under operating leases	$—	$2,802
Interest paid on notes payable	$274	$4

The accompanying notes are an integral part of these consolidated financial statements.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1.   Nature of the Business and Basis of Presentation

Nature of Business

Gelesis, Inc., or the Company, is a commercial stage biotechnology company incorporated in 2006 under the laws of the State of Delaware. The Company is developing therapeutics to induce weight loss in overweight and obese patients. Since its inception, the Company has devoted substantially all of its efforts to business planning, licensing technology, research and development, commercial activities, recruiting management and technical staff and raising capital and has financed its operations through the issuance of redeemable convertible preferred and common stock, a license and collaboration agreement, long-term loans, convertible bridge note financings, and government grants.

The Company currently manufactures and markets a novel superabsorbent hydrogel commercially known as Plenity® (formerly known as Gelesis100). In February 2019, Plenity® was approved by the Food and Drug Administration (“FDA”) as a prescription aid in weight management for overweight and obese adults with a Body Mass Index (“BMI”) of 25-40 kg/m2, when used with diet and exercise. Plenity® was approved as a novel weight loss treatment in Europe and received its Conformité Européenne (CE) marking in May 2020. Plenity® is a classified as a Class II medical device by the FDA. The Company commenced a targeted product launch for Plenity in the U.S. in May 2020 to gather pilot commercial market data in support of a full-scale U.S. commercial launch later in 2021.

In July 2021, the Company (“Gelesis”) entered into a business combination Agreement with Capstar Special Purpose Acquisition Corp. (“CPSR”), a special purpose acquisition company. Pursuant to this business combination agreement, a subsidiary of CPSR is expected to merge with and into Gelesis, with Gelesis as the surviving entity in the business combination and Capstar ceasing to exist. The business combination is subject to the approval by stockholders of each company, among other customary terms and conditions (See Note 22 — Subsequent Events).

Going Concern

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has a history of incurring substantial operating losses and has financed its operations in recent years primarily from the issuance of redeemable convertible preferred stock, promissory notes, government grants and collaborations and licensing arrangements. The Company expects such operating losses and negative cash flows from operations will continue in 2021 and its cash on hand will be sufficient to meet the Company’s obligations through at least third quarter of 2021 prior to considerations for any additional funding. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company will need to raise additional capital in future periods to fund its operations. The Company will seek to raise necessary funds through a combination of public or private equity offerings, debt financings, strategic collaborations and licensing arrangements, government grants, or other financing mechanisms. The Company’s ability to fund the completion of its ongoing and planned clinical studies, as well as its regulatory and commercial efforts, may be substantially dependent upon whether the Company can obtain sufficient funding at acceptable terms. If adequate sources of funding are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts, and reduce its headcount. Additionally, the Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of the full-scope product commercialization in targeted markets, clinical trials and preclinical studies, the impact of COVID-19 pandemic on the Company’s supply chain and results of operations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, development by competitors of technological innovations.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

2.   Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”).

The Company consolidates those entities where it has a direct and indirect controlling financial interest based on either a variable interest model or voting interest model. The Company’s consolidated financial statements include the accounts of the Company, its two wholly-owned subsidiaries and a variable interest entity (“VIE”), Gelesis S.r.l., in which the Company has a controlling interest and is the primary beneficiary. The noncontrolling interest attributable to the Company’s VIE is presented as a separate component from stockholders’ deficit in the consolidated balance sheets and as a noncontrolling interest in the consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit. All intercompany balances and transactions have been eliminated in consolidation. Under the variable interest model, a controlling financial interest is determined based on which entity, if any, has (i) the power to direct the activities of the VIE that most significantly impacts the VIE’s economic performance and (ii) the obligations to absorb losses that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. The consolidation status of a VIE may change as a result of such reassessments. Changes in consolidation status are applied prospectively in accordance with U.S. GAAP.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. The Company assesses the above estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Subsequent Event(s)

The Company considers events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through the date these financial statements were filed with the Securities and Exchange Commission (“SEC”) or were available to be issued.

Fair Value of Financial Instruments

The guidance in FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

The Company’s tranche rights liability, preferred stock warrants, and call option liability (see Note 11) are recorded at fair value on a recurring basis. The carrying amount of accounts receivable, grants receivable, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of notes payable is also considered to be a reasonable estimate of the fair value based on the nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. The Company’s cash equivalents and marketable securities are carried at fair value, determined according to the fair value hierarchy described below (see Note 3).

Preferred Stock Warrant Liability: The Company has recorded redeemable convertible preferred stock warrants issued to investors as liabilities as the terms of the warrants are not fixed due to potential adjustments in the exercise price and/or the number of shares issuable under the warrants, and because all of the redeemable convertible preferred stock warrants are exercisable for preferred shares. Redeemable convertible preferred stock warrants are initially recorded at fair value, with gains and losses arising from subsequent changes in fair value recognized in the consolidated statements of operations at each period end while such instruments are outstanding. The Company measures fair value of redeemable convertible preferred stock warrants using a Black-Scholes option pricing model (see Note 11).

Tranche Rights Liability: The Company has recorded tranche rights issued to investors, which is a right of the investor to purchase additional shares of redeemable convertible preferred stock in connection with an initial issuance of the underlying shares at one or more subsequent closings at a fixed agreed upon price, as liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. Tranche rights are initially recorded at fair value, with a corresponding offset recorded as a discount on the redeemable convertible preferred stock. Tranche rights are subsequently adjusted for settlement of the tranche rights upon issuance of the tranche shares, and from gains and losses arising from changes in fair value, which are recognized in the consolidated statements of operations at each period end while such instruments are outstanding. The Company initially measures the fair value of the tranche rights at the issuance date, and subsequently at each reporting date, using a Black-Scholes option pricing model (see Note 14).

Noncontrolling Interests: The Company recognizes noncontrolling interest related to VIE’s, in which the Company is the primary beneficiary, as temporary equity in the consolidated financial statements separate from the shareholders’ equity. Changes in the shareholders’ ownership interest in a subsidiary that do not result in deconsolidation are treated as equity transactions if the parent entity retains its controlling financial interest. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.

Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of 90 days or less at acquisition date to be cash equivalents. Cash equivalents, which consist of money market accounts purchased with original maturities of less than 90 days from the date of purchase, are stated at fair value.

Marketable Securities

The Companies classifies all investment securities as available-for-sale, as the sale of such securities may be required prior to maturity. These investment securities are carried at fair value, with unrealized gains and losses reported as accumulated other

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

comprehensive loss until realized. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, are included in interest income. Realized gains and losses from sale of available-for-sale securities, if any, are determined on a specific identification basic and are also included in interest income.

The Company reviews all available-for-sale securities at each period end to determine if they remain available-for-sale based on then current intent and ability to sell the security if it is required to do so. Marketable securities are subject to a periodic impairment review. The Company may recognize an impairment charge when a decline in the fair value of investments below the cost basis is determined to be other-than-temporary. The Company did not have any marketable securities deemed to be impaired as of December 31, 2020 and did not have any marketable securities as of December 31, 2019.

Accounts Receivable

Accounts receivable are carried at the invoiced amount less an allowance for doubtful accounts. Doubtful accounts are provided for on the basis of anticipated collection losses, and the expense associated with the allowance for doubtful accounts is recognized as Selling, general and administrative expense. The estimated losses are determined from historical collection experience and a review of outstanding accounts receivable. A receivable is considered past due if the Company has not received payment within the stated payment terms. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company has not historically experienced any significant credit losses. Based on historical receipts and collections history, management has determined that an allowance for doubtful accounts is not necessary as of December 31, 2020 or 2019.

Government Grants

The Company recognizes grants from governmental agencies in other income on the consolidated statement of operations, gross of the expenditures that were related to the underlying project being co-funded by the grant, when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and payments under the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant payment will be received as a result of meeting the necessary conditions.

The Company has been awarded grants from government agencies in Italy for certain capital expenditures and expenses incurred for research and development work performed under specified programs conducted in Italy. The Company submits qualifying expenses and capital purchases for reimbursement under each specified program, which occurs after the Company has made the capital purchases and/or incurred the research and development costs. The Company records a grant receivable upon incurring such expenses, as approval and reimbursement are considered to be perfunctory once the qualifying program has been approved. Government grants are recognized in the consolidated statements of operations on a systematic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate. Specifically, grant income related to research and development costs is recognized as such expenses are incurred. Research and development costs that were incurred prior to the approval of a qualifying program are recognized as grant income immediately upon approval of the program by the grantor. Grant income related to qualifying capital purchases is recognized in proportion to the depreciation expense incurred on the underlying assets.

Deferred income related to capital purchases for which grant income will be recognized beyond twelve months from the balance sheet date is classified as long-term deferred income on the consolidated balance sheets and amortized to other income, net, over the same life of the related asset.

Inventory

The Company manufactures its own super-absorbent hydrogels used in Plenity® and other product candidates out of its own manufacturing facilities located in Italy. The packaging of the hydrogels is currently outsourced to contract packaging organizations for commercial and research and development purposes.

Inventories comprise raw materials, including raw materials for packaging components, work-in-process, and finished goods, which are goods that are available for sale. The Company states inventory at the lower of cost or net realizable value with the cost

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

based on the first-in, first-out method. If the Company identifies excess, obsolete or unsalable items, it writes down its inventory to its net realizable value in the period in which the impairment is identified. These adjustments are recorded based upon various factors related to the product, including the level of product manufactured by the Company, the level of product in the distribution channel, current and projected demand, the expected shelf-life of the product and firm inventory purchase commitments. Significant shipping and handling costs incurred for inventory purchases are included in inventory and costs incurred for product shipments are recorded in cost of goods sold as incurred.

The Company started capitalizing inventory upon its first approval of Plenity from the FDA in April 2019. Prior to that date, the Company expensed all costs incurred related to the manufacturing of Plenity as research and development expense because of the inherent risks associated with the development of a product candidate, the uncertainty about the regulatory approval process and the lack of history for the Company of regulatory approval. The Company as not capitalized inventory costs related to product candidates in its development programs to date.

As of December 31, 2020, were no previously expensed Plenity inventory held by the Company.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred whereas major betterments are capitalized as additions to property and equipment. Depreciation and amortization begin at the time the asset is placed in service, and are recorded using the straight-line method over the estimated useful lives, as follows:

Asset Category	Useful Lives
Computer equipment and software	1 – 3 years
Laboratory and manufacturing equipment	2.5 – 8 years
Leasehold improvements	5 – 10 years, or the remaining term of lease, if shorter
Buildings and land improvements	18 – 20 years
Land	Not depreciated

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to the undiscounted expected future cash flows the assets are expected to generate and recognizes an impairment loss equal to the excess of the carrying value over the fair value of the related asset. For the years ended December 31, 2020 and 2019, there were no indicators of impairment.

Intangible Assets

Intangible assets with estimable useful lives, or definite-lived intangibles, are carried at cost and are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment upon certain triggering events. We routinely review the remaining estimated useful lives of definite-lived intangible assets. If we reduce the estimated useful life assumption, the remaining unamortized balance is amortized over the revised estimated useful life.

Redeemable Convertible Preferred Stock

The Company has classified redeemable convertible preferred stock as temporary equity in the consolidated balance sheets due to certain change in control clauses that are outside of the Company’s control, including liquidation, sale, or transfer of control of the Company, as holders of the redeemable convertible preferred stock could cause redemption of the shares in these situations. The Company accretes the carrying values of the classes of redeemable convertible preferred stock that are mandatorily redeemable to the redemption values. The Company does not accrete the carrying values of the classes of redeemable convertible preferred stock that are not mandatory redeemable to the redemption values since a liquidation event, sale, or transfer is not considered probable. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only if and when it becomes probable that such a

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

liquidation event will occur. Upon completion of a qualified initial public offering (“IPO”), as defined in the Company’s certificate of incorporation, the redeemable convertible preferred stock will automatically convert to common stock.

Leases

Effective January 2019, the Company determines if an arrangement is a lease at contract inception under ASC 842 — Leases. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. The Company recognizes operating lease assets and liabilities at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. As the discount rate implicit in the leases was typically not readily determinable, the Company utilized the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. incremental borrowing rate (IBR).

The Company has elected to apply the practical expedient to account for lease and non-lease components as a single lease component for new and modified leases commencing after adoption election. The Company has also elected not to recognize leases with an initial term of 12 months or less on the consolidated balance sheets, instead, those lease payments are recognized in the consolidated statements of operations on a straight-line basis over the lease term.

Revenue Recognition

Product Revenue

The Company commercializes Plenity in the U.S. markets principally through synergistic partnerships with online pharmacies and telehealth providers, which in turn sell Plenity directly to patients based on prescriptions. Outside the U.S., the Company primarily seeks collaborations with strategic partners to market Plenity and obtain necessary regulatory approvals as necessary.

Product revenue is recognized by the Company in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services when the customer obtains control of the product, which occurs at a point in time, typically when the product is received by the Company’s customers.

Reserves for Variable Consideration

Revenues from product sales are recorded as product revenue at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established and which result from discounts, returns, patient incentives and assistance and other allowances that are offered within contracts between the Company and its direct and indirect customers, including online pharmacies, telehealth providers, health care providers, and patients relating to the Company’s product sales. These reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable (if the amount is payable to the customer) or a current liability (if the amount is payable to a party other than a customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company’s best estimates of the amount of consideration to which the Company is entitled based on the terms of the contract(s). The amount of variable consideration that is included in the transaction price may be constrained, and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s estimates, the Company will adjust these estimates, which would affect net product revenue and earnings in the period such variances become known. The Company has no plan to seek government or commercial payor reimbursements in the US or the overseas markets. Therefore, reserves for variable consideration do not contain any components related to government and payor rebates or chargebacks.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Product Return

The Company generally does not accept customer returns except for product quality related cases. The Company evaluates quality related returns and adjust the corresponding product warranty reserves and liabilities at least quarterly and at the end of each reporting period.

License and Collaboration Revenues

The Company recognizes revenue from product sales and collaboration arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it expects to be entitled to in exchange for the goods or services it transfers to the customer.

Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, the Company considers factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own or whether the required expertise is readily available, and whether the goods or services are integral or dependent to other goods or services in the contract. For performance obligations which consist of the Company’s materials, shipping and distribution activities occur prior to the transfer of control of the Company’s materials and are considered activities to fulfill the Company’s promise to deliver goods to the customers.

The Company has entered and anticipates to enter future license, collaboration and/or distribution agreements, which are within the scope of ASC 606, to manufacture and commercialize product(s). The terms of these agreements typically contain multiple promises or obligations, which may include: (i) manufacturing and supply of covered products, and (ii) regulatory support activities to be provided to the collaboration partner relating to the covered product(s). Payments to the Company under these agreements may include payments based upon the achievement of certain milestones and royalties on any resulting net product sales.

The Company first evaluates collaboration arrangements to determine whether the arrangement (or part of the arrangement) represents a collaborative arrangement pursuant to ASC Topic 808, Collaborative Arrangements, based on the risks and rewards and activities of the parties pursuant to the contractual arrangement. The Company accounts for collaborative arrangements (or elements within the contract that are deemed part of a collaborative arrangement), which represent a collaborative relationship and not a customer relationship, outside the scope of ASC 606. The Company’s collaborations primarily represent revenue arrangements. The Company uses judgment to determine whether milestones or other variable consideration, except for sales-based royalties, should be included in the transaction price. The transaction price is allocated to each performance obligation on a relative standalone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. The Company utilizes key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction and the estimated costs. For performance obligations which consist of licenses and other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. As of and for the two years ended December 31, 2020, there were no performance obligations to be satisfied over time for recognition purposes.

Amounts received prior to revenue recognition are recorded as deferred revenue. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

are classified as deferred revenue, net of current portion. Amounts recognized as revenue, but not yet received or invoiced are generally recognized as contract assets.

Selling, General and Administrative Costs

Selling, general and administrative costs are expensed as incurred. Selling, general and administrative costs include salaries and benefits, stock-based compensation expense, and costs of programs and infrastructure necessary for the general conduct of the Company’s business, including those incurred as a result of the commercialization of the Company’s products.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include payroll and personnel expense, consulting costs, external contract research and development expenses, as well as depreciation and utilities. Prepaid research and development costs are deferred and amortized over the service period, as the services are provided.

Stock-Based Compensation

Effective January 1, 2020, the Company accounts for all stock-based compensation awards granted to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The Company’s stock-based compensation consist primarily of stock options. The measurement date for share-based awards is the date of grant, and stock-based compensation costs are recognized as expense over the respective requisite service periods, which are typically the vesting period. The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option-pricing model that requires management to apply judgment and make estimates, including:

●	exercise price: In determining the exercise prices for options granted, the Board of Directors has considered the fair value of the common stock as of each grant date. The fair value of the common stock underlying the stock options has been determined by the Board of Directors at each award grant date based upon the estimated fair value of the Company’s common stock as determined by an independent third-party valuation firm. The specialists at this valuation firm considered a variety of factors including the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current clinical and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock (including Series Preferred), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.
●	expected volatility: As the Company is a privately-owned company, there is not sufficient historical volatility for the expected term of the options. Therefore, the Company used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies for which historical information is available. For these analyses, the Company selects companies with comparable characteristics to itself including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its stock-based awards. The Company intends to consistently apply this process using representative companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available;
●	risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption;
●	expected term, which is calculated using the simplified method, as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, as the Company has insufficient historical information regarding its stock options to provide a basis for an estimate. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of the stock options, taking into consideration multiple vesting tranches;

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

●	dividend yield, which is zero based on the fact that the Company never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Prior to the adoption of Accounting Standards ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU No. 2018-07”), the measurement date for non-employee awards was generally the date the services were completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. Since the adoption of ASU 2018-07 on January 1, 2020, the measurement date for non-employee awards is the date of grant without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period. Stock-based compensation expense is classified in the consolidated statement of operations based on the function to which the related services are provided. Forfeitures are recorded as they occur.

Income Taxes

The consolidated financial statements reflect provisions for federal, state, local and foreign income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using rates anticipated to be in effect when such temporary differences reverse. A change in tax rates is recognized in income in the period of the enactment date. A valuation allowance against net deferred tax assets is required if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company also assesses the probability that the positions taken or expected to be taken in its income tax returns will be sustained by taxing authorities. A “more likely than not” (more than 50%) recognition threshold must be met before a tax benefit can be recognized. Tax positions that are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position, are reflected in the Company’s consolidated financial statements. Tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The difference between the benefit recognized for a position and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.

Foreign Currency Translation

The financial statements of each of the Company’s subsidiaries with a functional currency other than the U.S. dollar are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity and weighted average exchange rates for operating results. Translation gains and losses are included in accumulated other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are included in other (expense) income, net in the results of operations.

Reclassifications

Certain items in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

Concentrations of Credit Risk and Off -Balance-Sheet Risk

The Company has no significant off-balance-sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash and cash equivalents, investments, accounts receivable and unbilled account receivables.

The Company’s cash balances, trade receivables, and grants receivable subject the Company to significant concentrations of credit risk. Periodically, the Company maintains deposits in government insured financial institutions in excess of government insured limits. The Company deposits its cash in financial institutions that it believes have high credit quality and has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash. The Company’s grants receivable are due from government agencies, which the Company believes to have high credit quality. The Company has a limited number of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

commercial customers. The Company monitors the creditworthiness of customers to whom it grants credit terms and has not experienced any credit losses.

Earnings (Loss) per Share

The Company computes basic earnings (loss) per share by dividing income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. During periods of income, the Company allocates participating securities a proportional share of income determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the “two-class method”). The Company’s restricted stock and various series of preferred stocks participate in dividends declared by the Company and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company. The Company computes diluted earnings (loss) per share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such non-participating securities would be anti-dilutive.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer. The Company and the chief operating decision maker view the Company’s operations and manage its business as one operating segment. Geographically, the Company operates out of the U.S. and Italy. The corporate headquarters including the core functions of sales and marketing, medical affairs, research and development and general and administrative are located in the U.S., while substantially all of the Company’s manufacturing facilities and operations physically reside in Italy.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases. This guidance will require that lease arrangements longer than 12 months result in an entity recognizing an asset and liability equal to the present value of the lease payments in the statement of financial position. This standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company early adopted this guidance using the effective date approach, as of January 1, 2019, which resulted in no restatement of prior periods or cumulative adjustment to accumulated deficit. The adoption of the new leasing standards did not have an impact on the consolidated statements of operations or cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU is intended to simplify aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation. ASU 2018-07 is effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods, with early adoption permitted. The Company has adopted ASU 2018-07 as of January 1, 2020. The impact of the adoption is shown as an adjustment to the opening balances in the consolidated statements of noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit as of the date of adoption.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This pronouncement clarifies the requirements for capitalizing implementation costs in cloud computing arrangements and aligns them with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company has adopted ASU 2018-15 as of January 1, 2020 and the impact of the adoption was not material to the Company’s consolidated financial statements or related disclosures.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This ASU amends ASC 808 to clarify ASC 606 should apply in entirety to certain transactions between collaborative arrangement participants. The amendments for ASU 2018-18 are effective for fiscal years beginning after December 15,

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

2019, and interim periods within those fiscal years. The Company has adopted ASU 2018-18 as of January 1, 2020 and the impact of the adoption was not material to the Company’s consolidated financial statements or related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes-Simplifying the Accounting for Income Taxes. This ASU eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes, enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The Company early adopted ASU 2019-12 as of January 1, 2020 and the adoption of the standard did not have an impact on the Company’s consolidated financial statements or related disclosures.

3.   Fair Value Measurements

Assets and liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following as of December 31, 2020 (in thousands):

	Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities	$23,998	$23,998	$—	$—
Total assets measured at fair value	$23,998	$23,998	$—	$—
Liabilities:
Preferred stock warrants	$12,099	$—	$—	$12,099
Contingent call option for investment in related party (see Note 11)	1,545	1,545
Total liabilities measured at fair value	$13,644	$—	$—	$13,644

Liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following as of December 31, 2019 (in thousands):

	Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Tranche rights liability	$310	$—	$—	$310
Preferred stock warrants	15,996	—	—	15,996
Total liabilities measured at fair value	$16,306	$—	$—	$16,306

There were no transfers into or out of level 3 instruments and/or between level 1 and level 2 instruments during the years ended December 31, 2020 and 2019. The fair value of the tranche right liability, preferred stock warrant liability, and call option liability includes inputs not observable in the market and thus represents a Level 3 measurement. The Company estimates the fair value of the underlying stock by estimating the probability of various change of control events occurring and then estimates the present value of the amount the holders would receive upon the change in control.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The significant assumption used in the model is the probability of the following scenarios occurring:

	At December 31,
	2020	2019
IPO scenario	75.0%	75.0%
Trade sale	25.0%	25.0%
Trade sale after Qualified Financing	0.0%	0.0%

Tranche right liability

Tranche rights are initially recorded at fair value, are subsequently adjusted for settlement of the tranche rights upon issuance of the tranche shares and are remeasured at each subsequent reporting date. The Company initially measures the fair value of the tranche rights at the issuance date, and subsequently at each reporting date, using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of tranche rights include the estimated fair value of the underlying stock, expected term of the tranche right, risk free interest rate, and expected volatility.

The following represents a summary of the changes to Company’s tranche right liability for the years ended December 31, 2020 and 2019 (in thousands):

Tranche rights liability
Balance at January 1, 2019	$2,088
Change in fair value of tranche right liability immediately prior to tranche settlement in April 2019	473
Settlement of Series 2 Growth tranche right liability in April 2019	(2,561)
Establishment of Series 3 Growth tranche rights liability in December 2019	365
Change in fair value of Series 3 Growth tranche rights liability at December 31, 2019	(55)
Balance at December 31, 2019	$310
Change in fair value of tranche right liability immediately prior to tranche settlement in April 2020	(256)
Settlement of Series 3 Growth tranche right liability in April 2020	(54)
Balance at December 31, 2020	$—

The change in the fair value of the Tranche Rights is influenced primarily by the price of the underlying Redeemable Convertible Preferred Stock and the remaining term of the Tranche Right. During the years ended December 31, 2020 and 2019, the Company recognized a loss of $0.3 million and a gain of $0.4 million, respectively, in the consolidated statements of operations related to changes in the fair value of tranche rights.

Preferred stock warrant liability

Preferred stock warrants are recorded at estimated fair value at the date of issuance and are remeasured at each subsequent reporting date. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of warrants include the estimated fair value of the underlying stock, expected term, risk free interest rate, and expected volatility. The Company estimates the fair value of the underlying stock by estimating the probability of various change of control events occurring and then estimates the present value of the amount the holders would receive upon the change in control.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The following represents a summary of the changes to Company’s warrant liability for the years ended December 31, 2020 and 2019 (in thousands):

	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants	Series 3 Growth Warrants	Series 4 Growth Options	Total
Balance at January 1, 2019	$752	$3,332	$10,067	$—	$—	$14,151
Issuance of Series 3 Growth warrant liability	—	—	—	4,706	—	4,706
Issuance of Series 4 Growth option liability	—	—	—	—	677	677
Change in fair value of warrant liability	(267)	(791)	(2,381)	(75)	(24)	(3,538)
Balance at December 31, 2019	485	2,541	7,686	4,631	653	15,996
Issuance of Series 4 Growth option liability	—	—	—	—	745	745
Extinguishment of Series 3 Growth warrant	—	—	—	(5,973)	—	(5,973)
Exercise of Series A-4 warrants	—	—	(135)	—	—	(135)
Change in fair value of warrant liability	96	355	1,071	1,342	(1,398)	1,466
Balance at December 31, 2020	$581	$2,896	$8,622	$—	$—	$12,099

Warrants with expiration dates of less than one year from the date of the consolidated balance sheets are recorded under current liabilities on the consolidated balance sheets. As of December 31, 2020, the Company reported a warrant liability in the amount of $0.6 million and $11.5 million under current and noncurrent liabilities, respectively. As of December 31, 2019, the Company reported a warrant liability in the amount of $0.7 million and $15.3 million under current and noncurrent liabilities, respectively. During the years ended December 31, 2020 and 2019, the Company recognized a loss of $1.5 million and a gain of $3.5 million, respectively, in the consolidated statements of operations related to changes in the fair value of warrants.

The following weighted average assumptions were used to determine the fair value of the warrant liability at December 31, 2020:

	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants
Expected term	0.3 years	1.5 years	2.6 years
Expected volatility	48.0%	68.0%	59.0%
Expected dividend yield	0.0%	0.0%	0.0%
Risk free interest rate	0.1%	0.1%	0.2%
Estimated fair value of the redeemable convertible preferred stock	$12.24	$12.21	$12.22
Exercise price of warrants	$4.44	$0.04	$0.04

The following weighted average assumptions were used to determine the fair value of the warrant liability at December 31, 2019:

	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants	Series 3 Growth Warrants	Series 4 Growth Options
Expected term	1.3 years	2.5 years	3.6 years	10.0 years	0.96 years
Expected volatility	52.0%	55.0%	58.0%	45.0%	49.0%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%
Risk free interest rate	1.59%	1.60%	1.64%	1.92%	1.59%
Estimated fair value of the redeemable convertible preferred stock	$10.73	$10.70	$10.72	$17.09	$17.27
Exercise price of warrants	$4.44	$0.04	$0.04	$17.27	$20.72

Call option liability

The call option liability was recorded at estimated fair value at the date of issuance and is remeasured at each subsequent reporting date. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility.

The following represents a summary of the changes to Company’s call option liability for the years ended December 31, 2020 (in thousands):

Fair value of call option liability at issuance	$1,494
Foreign currency translation loss	51
Balance at December 31, 2020	$1,545

There was no change in the fair value of the call option liability between its issuance on October 21, 2020 and December 31, 2020. A foreign currency translation loss of $0.1 million related to the liability was recognized in other income (expense), net on the consolidated statements of operations during the year ended December 31, 2020.

Changes in the unobservable inputs noted above would impact the amount of the respective liability. For the respective liability, increases (decreases) in the estimates of the Company’s annual volatility would increase (decrease) the liability and an increase (decrease) in the annual risk-free rate would increase (decrease) the liability.

The Company issued equity-classified common stock warrants during the year ended December 31, 2020 (see Note 13). While the fair value of the common stock warrants represents a Level 3 measurement, equity-classified warrants are recorded at their initial fair value and not subsequently remeasured. As such, the common stock warrants and its unobservable inputs are not included in the above tables.

4.   Marketable Securities

The following table summarizes the marketable securities held at December 31, 2020 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities:
Commercial paper	$15,999	$1	$(2)	$15,998
United States Treasury securities	8,000	—	—	8,000
Total marketable securities	$23,999	$1	$(2)	$23,998

As of December 31, 2020, all of the Company’s marketable securities had remaining contractual maturity dates of less than one year from the date of the consolidated balance sheets. There were no sales of marketable securities during the year ended December 31, 2020. The Company did not have any marketable securities as of December 31, 2019.

5.   Product Revenue Reserve and Allowance

The Company sells the Product principally to a limited number of customers consisting of telemedicine and online pharmacies, that in turn resell the Product to end-user patients and healthcare providers. Patients are required to have a prescription in order to purchase the Product in the US.

Roman Health Pharmacy LLC

In August 2019, the Company entered into a two-year exclusive agreement with Roman Health Pharmacy LLC (“Ro”), giving Ro exclusive distributor rights to sell the Product via telehealth platforms in the United States. Ro submits purchase orders as needed to Cardinal Health, the Company’s third-party logistics distribution agent for commercial sales of the Product, and Cardinal Health ships to Ro. The Company retains control of the Product until Ro receives an end-user purchase order and prepares the Product for shipment to Ro patients, at which time control passes to Ro. The Company began shipping products to Ro in May 2020. The Company recognizes revenue based on units shipped by Ro to end-users. During the year ended December 31, 2020, the Company recognized

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

$2.5 million of product revenue, net, in the accompanying consolidated statement of operations. As of December 31, 2020, the Company had accounts receivable of $0.6 million in the accompanying consolidated balance sheets due from Ro.

GoGoMeds

In February 2020, the Company entered into a two-year exclusive distribution agreement with GoGoMeds (“GGM”), giving GGM exclusive distributor rights to all online and mail orders generated in the United States, except those via telehealth. GGM submits purchase orders as needed to Cardinal Health and Cardinal Health ships to GGM. Once GGM has accepted the delivered Product, GGM takes control of the Product and the Company is entitled to payment. The Company began shipping products to GGM in May 2020. The Company recognizes revenue based on units shipped to GGM. During the year ended December 31, 2020, the Company recognized $0.1 million of product revenue, net, in the accompanying consolidated statement of operations. As of December 31, 2020, the Company had accounts receivable of $0.1 million in the accompanying consolidated balance sheets in connection with the agreement.

Reserves for Variable Consideration

Product revenues are recorded at the net sales price (transaction price), which includes estimates of variable consideration that are reimbursable to customers for which reserves are established and which result from (a) shipping charges to end-users, (b) pharmacy dispensing and platform fees, (c) merchant and processing fees, (d) promotional discounts offered by the Company to end-users, and (e) reserves for expected product returns. These reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable. Where appropriate, these estimates take into consideration a range of possible outcomes which are probability-weighted for relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Overall, these reserves reflect the Company’s best estimates of the amount of consideration to which it is entitled based on the terms of the contract.

CMS Bridging DMCC

In June 2020, the Company and CMS Bridging DMCC (“CMS”) entered into a set of licensing, collaboration, and investing agreements (“CMS Agreements”) involving the license of the Company’s intellectual property (“IP”) to CMS in Singapore and Greater China (the “CMS Territory”) and governing the supply of product from the Company to CMS for sale in the CMS Territory, together with an agreement for CMS to invest in the Company’s Series Growth 3 & 4 Preferred Shares (see Note 20).

Under the terms of the CMS Agreement, the Company granted CMS an exclusive, transferable, sub-licensable, and royalty-bearing license of the Company’s IP to develop, import, register, manufacture, and commercialize the Product, whether through online sales channels or offline sales channels during the term of the agreement. The agreement can be terminated earlier by mutual agreement of the parties. In accordance with the CMS Agreement, all legal and beneficial ownership of (i) all IP rights relating to the Products (including any data generated from the use of the Products and other improvements) and (ii) all of the information provided or generated under the agreement or otherwise related to the Products shall both ultimately belong to and remain vested with the Company. CMS must purchase the Product from the Company at a markup of the Company’s cost of goods sold.

As consideration for the rights and licenses granted by the Company to CMS under the agreement, CMS paid the Company a one-time, non-refundable and non-creditable upfront fee of $15.0 million and is required to pay a one-time, non-refundable, and non-creditable milestone payment of $5.0 million within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the Product by National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date. The CMS Agreement also contains commercial milestones due to the Company based on the achievement of annual net product revenue thresholds in the CMS Territory. Additionally, CMS shall pay the Company royalties on net sales of all products in the CMS Territory commencing January 1, 2022 through the expiration date of the agreement.

The Company determined the only performance obligation that exists is the licensing of the Product in the CMS Territory. The transactions price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million with the difference of $1.3 million accreted as interest income over five years with the remaining balance being accreted in full upon the approval of the marketing authorization as a prescription product if achieved prior to the end of the five years. The IP license granted

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

to CMS represents a right to use the IP and therefore is recognized at a point in time, which was determined to be the effective date of the agreements. As such, the Company recognized revenue in the amount of $18.7 million during the year ended December 31, 2020, which is included under license and collaboration revenue in the accompanying consolidated statement of operations. As of December 31, 2020, the discounted time-based milestone had a balance of $3.9 million and was included in other assets on the accompanying consolidated balance sheets. The royalties and other commercial milestones will only be recognized in the periods in which the applicable subsequent sales occur.

During the year ended December 31, 2020, the Company recognized $2.7 million of product revenue, net, in the accompanying consolidated statement of operations. As of December 31, 2020, the Company had accounts receivable of $0.8 million in the accompanying consolidated balance sheets in connection with these sales. The following table summarizes the activity in the product revenue reserve and allowance for the year ended December 31, 2020 (in thousands):

2020
Beginning balance at January 1	$—
Provision related to product sales	980
Credits and payments made	(966)
Ending balance at December 31	$14

As of December 31, 2020, product related reserve and allowances comprised solely contractual adjustments owed to the Company’s telehealth and online pharmacy partners, which were netted to accounts receivable in the Company’s consolidated balance sheet for the year. Through December 31, 2020, there had been no product related reserves or allowances owed to other parties, including the federal and state governments or their agencies.

6.   Inventories

Inventories consisted of the following (in thousands):

	At December 31,
	2020	2019
Raw materials	$1,213	$771
Work in process	913	—
Finished goods	2,433	—
Consignment inventories	563	—
Total inventories	$5,122	$771

7.   Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	At December 31,
	2020	2019
Prepaid expenses	$1,024	$314
Prepaid contract research costs	169	908
Research and development tax credit	1,131	405
Value added tax receivable	4,315	1,302
Deferred financing costs	38	—
Prepaid expenses and other current assets	$6,677	$2,929

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

8.   Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	At December 31,
	2020	2019
Laboratory and manufacturing equipment	$8,176	$4,891
Buildings	4,334	2,649
Leasehold improvements	1,742	1,577
Computer equipment and software	176	105
Capitalized software	17	—
Construction in process	35,551	5,619
Property and equipment – at cost	49,996	14,841
Less accumulated depreciation	(3,101)	(2,023)
Property and equipment – net	$46,895	$12,818

In July 2019, the Company acquired a manufacturing building in Italy for approximately $2.6 million. Property and equipment classified as construction in process as of December 31, 2020 and 2019 are related to the development of manufacturing lines that have not yet been placed into service as of December 31, 2020.

Depreciation expense not related to manufacturing activities for the years ended December 31, 2020 and 2019 was approximately $0.5 million for each year. Upon FDA approval of Plenity in February 2019, depreciation related to Plenity manufacturing have been captured in inventories, which totaled approximately $0.4 million and $0.0 million for the years ended December 31, 2020 and 2019, respectively.

9.   Accrued Expenses

Accrued expenses and other current liabilities consist of the following (in thousands):

	At December 31,
	2020	2019
Accrued payroll and related benefits	$3,009	$1,438
Accrued professional fees and outside contractors (including due to related party of $109 and $16, respectively)	3,494	2,290
Accrued property, plant and equipment additions	768	488
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	—	2,916
Income taxes (receivable) payable	—	(142)
Accrued interest	49	12
Total accrued expenses	$7,320	$7,002

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

10.   Other Long-Term Liabilities

Other long-term liabilities consist of the following (in thousands):

	At December 31,
	2020	2019
Deferred IPO fees	$738	$738
Long-term tax liabilities	301	156
Contingent loss for research and development tax credits	3,233	2,956
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	5,912	5,274
Contingent call option for investment in related party (see Note 11)	1,545	—
Deferred credit (see Note 11)	—	1,230
Capital lease obligations	—	7
Total other long-term liabilities	$11,729	$10,361

In connection with the Company’s withdrawn IPO submission in December 2015, the Company has accrued for $0.7 million of legal fees directly associated with the IPO as of December 31, 2020 and 2019. Such fees do not become payable until a qualified transaction, such as an IPO or an acquisition of the Company, occurs.

11.   Significant Agreements

Horizon 2020 Grant

In November 2017, the Company was awarded the Horizon 2020 grant, which was a combination of grant and loan funding from an Italian economic development agency for carrying out research and development activities, including clinical trials, in the European Union (“EU”). Funds awarded under the grant may be revoked if irregularities are identified during inspection of costs by the Italian economic development agency or for failure to implement or comply with the project plan or to achieve the objectives of the project plan for reasons within the Company’s control. In the event of a revocation of the grant, the Company would be required to repay previously awarded grant proceeds with interest. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date have been received.

The Company recognized grant income related to the Horizon 2020 grant of approximately $23,000 and $1.3 million in other income on the accompanying consolidated statement of operations for the years ended December 31, 2020 and 2019, respectively, of which approximately $23,000 and $1.3 million was attributable to research and development expenses, respectively, and $0 and approximately $54,000 was attributable to investments in equipment, respectively. The Company has collected $0.6 million and $0.8 million during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company has completed the project for this grant and passed the final inspection by the Italian economic development agency, and the Company has collected all grant proceeds.

The Company entered into a loan agreement with this economic development agency under this grant in December 2019 and received $0.2 million and $0.3 million in loan proceeds in October 2020 and December 2019, respectively (see Note 12).

Puglia 1 Grant

In May 2020, the Company was awarded a grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 1 Grant”), with the key underlying activity being the development of the commercial facility to expand production capacity for the Product. The PIA 1 Grant provides funding of up to €5.3 million (approximately $6.6 million) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €3.9 million (approximately $4.8 million) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy, and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

date of May 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.

The Company recognized grant income of $3.5 million in other income, net, on the accompanying consolidated statement of operations during the year ended December 31, 2020 related to the PIA 1 Grant, of which $3.4 million was attributable to research and development expenses and $0.1 million was attributable to investments in facilities and equipment. The Company has recorded $5.8 million of deferred income on the accompanying consolidated balance sheets as of December 31, 2020, of which $0.6 million was recorded as a current liability as it is expected to be recognized within one year of the date of the accompanying consolidated balance sheets. The Company collected $4.9 million of the PIA 1 grant during the year ended December 31, 2020 and has recorded a grant receivable of $4.3 million on the accompanying consolidated balance sheets as of December 31, 2020.

Puglia 2 Grant

In November 2020, the Company was awarded a second grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 2 Grant”), with the key underlying activity being the development of a second manufacturing line at the commercial facility to expand production capacity for the Product, and research and development activities targeting new gastrointestinal health indications. The PIA 2 Grant provides funding of up to €3.3 million (approximately $4.0 million) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €8.3 million (approximately $10.2 million) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy, and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of November 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.

The Company recognized grant income of $0.8 million in other income, net, on the accompanying consolidated statement of operations during the year ended December 31, 2020 related to the PIA 2 Grant, which was entirely attributable to research and development expenses. The Company has recorded $3.0 million of deferred income on the accompanying consolidated balance sheets as of December 31, 2020, none of which is expected to be recognized within one year of the date of the accompanying consolidated balance sheets. The Company did not collect any proceeds from the PIA 2 grant during the year ended December 31, 2020 and has recorded a grant receivable of $3.9 million on the accompanying consolidated balance sheets as of December 31, 2020.

One S.r.l. (“One”) Amended Patent License and Assignment Agreement

In October 2008 and December 2008, the Company entered into a patent license and assignment agreement and master agreement with One, the original inventor and owner of the Company’s core patents and a related party to the Company (see Note 17), to license and subsequently purchase certain intellectual property to develop hydrogel-based product candidates. In December 2014, the Company amended and restated the patent license agreement and the master agreement into a single agreement, referred to as the amended and restated master agreement. The amended and restated master agreement will remain in effect until the expiration of the last patents covered by the agreement or until all obligations under the amended and restated master agreement with respect to payments have terminated or expired.

In June 2019, the Company entered into a transaction with One that further amended the terms of the amended and restated master agreement and resulted in the Company owning 10% equity interest in One (the “2019 One Amendment”). Under the amended and restated master agreement following this transaction, €5.5 million (approximately $6.7 million) the Company would be required to pay upon the achievement of future commercial milestones from weight loss medical indications were eliminated, and the percentage of royalties the Company is required to pay on future net revenues was reduced. In return, One received additional consideration consisting of new future milestones of up to €11.0 million (approximately $13.5 million) upon the commercial success of new medical indications, and the Company was required to issue to One a warrant for redeemable convertible preferred stock equivalent to 2.7% of the shares of capital stock outstanding on an as converted basis within 30 days of the completion of a future qualifying equity financing that results in at least $50.0 million in gross proceeds. The warrant would have an exercise price equivalent to the issuance price of a future qualifying equity financing (see Note 13). As an additional component to this transaction, the Company acquired a 10% equity interest in One in exchange for cash consideration of €11.5 million (approximately $13.1 million) with a net present value of €11.1 million (approximately $12.7 million). During the years ended December 31, 2020 and 2019, the Company paid €2.6 million

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

(approximately $3.1 million) and €3.9 million (approximately $4.4 million) of the agreed upon cash consideration, respectively. The unpaid cash consideration to One, after adjusting for a foreign currency translation gain and interest expense was $5.9 million and $8.2 million as of December 31, 2020 and 2019, respectively. As of December 31, 2020, all $5.9 million was included in other long-term liabilities in the accompanying consolidated balance sheets. As of December 31, 2019, $2.9 million was included in accrued expense and $5.3 million was included other long-term liabilities in the accompanying consolidated balance sheet. None of the future milestones under the master agreement, as amended, have been met, or are deemed to be probable of being met, as of the transaction date or as of December 31, 2020.

The Company accounted for the reduction in royalties the Company is required to pay on future net revenues that resulted from the 2019 One Amendment as an intangible asset under ASC 350, Intangibles — Goodwill and Other, which shall be amortized over its useful life, which was determined to be the earliest expiration of patents related to the underlying intellectual property in November 2028. The Company accounted for the acquisition of the 10% equity interest in One under ASC 323, Investments — Equity Method and Joint Ventures. The Company initially allocated consideration in the June 2019 transaction on a relative fair value basis in the following manner (in thousands):

Consideration
Cash	$12,668
Warrants for redeemable convertible preferred stock	4,706
Fair value of total consideration	$17,374
Assets acquired at relative fair value
Intangible asset related to reduction in royalty	$15,564
Equity-method investment	1,810
Total assets acquired	$17,374

The Company accounted for tax impact of the acquisition of the intangible asset under ASC 740, Income Taxes, which resulted in the recognition of a deferred tax liability of $5.8 million, to account for the book-to-tax basis difference, that is applied to the carrying value of the intangible asset acquired. The recognition of a deferred tax liability resulted in a corresponding reduction of $5.8 million in the Company’s valuation allowance that was recorded as a benefit from income taxes in the accompanying consolidated statement of operations during the year ended December 31, 2019 (see Note 17). A summary of the intangible asset activity that resulted from this transaction during the year ended December 31, 2020 and 2019 is as follows (in thousands):

Intangible asset at relative fair value	$15,564
Adjustment to record deferred tax liability	5,783
Carrying value of intangible asset at June 2019 acquisition date	21,347
Amortization expense	(1,133)
Balance at December 31, 2019	$20,214
Amortization expense	(2,267)
Balance at December 31, 2020	$17,947

In conjunction with acquiring the investment in One, the Company recognized a deferred tax asset of approximately $3.1 million which represents the excess tax basis over carrying value. The Company recorded this deferred tax asset with a corresponding decrease to the amounts initially allocated to the investment. As the deferred tax asset exceeds the initially allocated balances and results in a reduction of the initial carrying value of the $1.8 million investment balance to zero, the remaining $1.2 million excess was recorded as a deferred credit. The deferred credit is not considered as a deferred tax liability nor a reduction of a deferred tax asset. Rather, the deferred credit is included in other long-term liabilities on the accompanying consolidated balance sheet, and subsequently recognized as a reduction to income tax expense in proportion to the realization or elimination of the deferred tax asset that gave rise

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

to the deferred credit. A summary of the equity-method investment activity during the year ended December 31, 2019 is as follows (in thousands):

Initially allocated value of equity-method investment	$1,810
Deferred tax asset generated by book-to-tax difference (see Note 17)	3,040
Adjustment to carrying value of equity-method investment	(1,810)
Deferred credit	(1,230)
Balance at December 31, 2019	$—

In May 2020, the Company transferred the equity-method investment in One from the Gelesis entity in Italy to a Gelesis entity in the US. In connection with the transfer of the equity-method investment, the Company wrote-off the deferred tax asset of $3.0 million generated by the book-to-tax difference and the deferred credit of $1.2 million, resulting in an expense of $1.8 million recorded within provision for income taxes in the accompanying consolidated statement of operations during the year ended December 31, 2020.

In October 2020, the Company further amended the terms of the amended and restated master agreement with One to cancel its obligation to issue to One the warrant for redeemable convertible preferred stock agreed to in the 2019 One Amendment (the “2020 One Amendment”). In return for cancelling the warrant, One received additional consideration consisting of a commercial milestone of €6.5 million (approximately $8.0 million) upon a weight loss product reaching €2.0 billion in cumulative net sales, and certain shareholders of One were granted warrants to purchase 522,009 shares of the Company’s common stock. The warrant for redeemable convertible preferred stock was remeasured prior to settlement. Additionally, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment at an exercise price of €6.0 million (approximately $7.4 million). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by the Company, as defined, in the Company’s Restated Certification of Incorporation (2) the date in which the Company’s current Chief Executive Officer is no longer affiliated with the Company in his capacity as either an executive officer or a member of the board of directors.

The Company accounted for the 2020 One Amendment by derecognizing the carrying value of the warrant liability for redeemable convertible preferred stock on the date of the 2020 One Amendment, which had a fair value of approximately $6.0 million, and recognizing the consideration provided in the amendment, which had an aggregate fair value of approximately $5.8 million. The difference between the consideration provided by the Company and the warrant liability derecognized, approximately $0.2 million, represents a gain on settlement of the warrant liability and was recognized in other income, net, on the accompanying consolidated statement of operations during the year ended December 31, 2020.

As the contingent call option granted to One shareholders to buy back the 10% investment in One did not meet the definition of a derivate under ASC 815, Derivatives and Hedging, the Company recorded the grant date fair value of the call option, approximately $1.5 million, to other long-term liabilities on the consolidated balance sheets. Increases or decreases in fair value of the contingent call option are recorded in the consolidated statements of operations. The Company accounted for the common stock warrants under ASC 815, Derivatives and Hedging, which resulted in recording the grant date fair value of the common stock warrants, approximately $4.3 million, to additional paid in capital on the accompanying consolidated balance sheets. As the common stock warrants are equity-classified, the warrants are recorded at their initial fair value and not subsequently remeasured.

The commercial milestone added as part of the 2020 One Amendment constitutes contingent consideration and was provided as additional consideration for a license or asset acquisition, representing one component of the consideration replacing the warrant liability previously provided as part of the consideration for the license. Under asset acquisition accounting, contingent consideration is not recognized until the contingency is resolved. As such, no amount was recognized for the contingent milestone on the date of the amendment.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

A summary of the gain on the warrant liability settlement that resulted from the 2020 One Amendment during the year ended December 31, 2020 is as follows (in thousands):

Carrying value of warrants for redeemable convertible preferred stock	$5,973
Fair value of common stock warrants, net of cash consideration paid of $10	(4,312)
Fair value of contingent call option granted to One shareholders	(1,494)
Gain on warrant liability extinguishment	$167

Research Innovation Fund (“RIF”) Financing

In August 2020, the Gelesis S.r.l. entered into a loan and equity agreement with RIF, an investment fund out of the EU, whereby Gelesis S.r.l. received €10.0 million (approximately $12.3 million at December 31, 2020) from RIF as an equity investment and €15.0 million (approximately $18.4 million at December 31, 2020) as a loan with a fixed interest rate of 6.35% per annum (see Note 12). The equity investment can be called by Gelesis, Inc., beginning in December 2023 and ending in December 2026, by paying the investment plus 15% percent annual interest. If the Company does not exercise this call option, beginning in January 2027 and ending in December 2027, RIF may put the investment to the Company at a cost of the investment amount plus 3.175% percent annual interest. The loan has a termination date of December 31, 2030 and is repayable over 8 years starting 24 months subsequent to its issuance. Any unpaid principal and interest must be repaid upon exercise of the call option by the Company, or subsequent exercise of a put option by RIF. As of December 31, 2020, RIF holds approximately 22% of the equity of Gelesis S.r.l.

The Company concluded that Gelesis Inc. is the only equity investment at risk as RIF’s investment is not considered equity due to the call and put options. The Company further evaluated the sufficiency of the equity at risk and concluded that given the fact that Gelesis S.r.l. had to receive the RIF investment, which represents subordinated financial support but not equity, the fair value of Gelesis Inc. equity is not sufficient to absorb its expected losses resulting from its research and development operations and business plan, rather some of its expected losses will have to be absorbed by the RIF investment.

The RIF investment is equity held by a noncontrolling interest. Since the put option does not make the equity mandatorily redeemable, and the call option is held by the Company, the noncontrolling interest is not considered mandatorily redeemable and as such, is not presented as a liability. The noncontrolling interest is therefore classified as temporary equity — noncontrolling interest, and is accounted for in accordance with ASC 810, Consolidation.

The noncontrolling interest is initially recorded at €10.0 million (approximately $11.3 million, net of issuance costs of $0.4 million), the consideration allocated to the shareholder investment based on its fair value. The Company has applied ASC 810 to subsequently remeasure the noncontrolling interest, which results in no losses being attributed to the noncontrolling interest, rather, only earnings of the Gelesis S.r.l. entity based on the shareholder rights as a whole instrument. However, the noncontrolling interest shall not be reduced below the current redemption value of the put option, which represents the initial investment plus the accrued rate of return of 3.175% per annum. Adjustments to the noncontrolling interest that result from accreting the put option to its redemption value are recorded to accumulated deficit in the accompanying consolidated balance sheets. The Company recorded accretion of $0.6 million and foreign currency translation loss of $0.5 million to the noncontrolling interest during the year ended December 31, 2020.

12.  Debt

Italian Economic Development Agency Loan

In May 2014, the Company entered into a loan agreement with an Italian economic development agency in connection with a grant. In February 2016, the Company received a second tranche of financing under this loan agreement. Borrowings under the loan totaled €1.2 million (approximately $1.5 million at December 31, 2020), and the loan bears interest at 0.332% per annum. The Company is required to make annual principal and interest payments from January 2017 through January 2024.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

2019 Convertible Promissory Notes

In August 2019, the Company issued $2.5 million in convertible promissory notes (the “2019 Bridge Notes”) to PureTech and SSD2 LLC, current stockholders of the Company. The 2019 Bridge Notes have a stated interest rate of 8.0% per annum and shall become due and payable on demand at any time after December 31, 2019, with payment due in 30 days. Principal and unpaid accrued interest due under the 2019 Bridge Notes automatically converts into a class of the Company’s stock issued in the Company’s next qualified financing, as defined, based on a conversion price equal to 95% of the price per share paid by the other investors in the financing if it closes prior to November 30, 2019, with the conversion price to be further reduced to a minimum of 85% if the qualified financing closes after November 30, 2019.

In October 2019, the Company amended and restated the terms of the 2019 Bridge Notes to increase the aggregate principal amount that can be raised to $10.8 million, with the notes becoming due and payable upon demand within 30 days any time after November 30, 2019, and the conversion price was reduced to 75%. In October 2019, the Company issued an additional $6.3 million of 2019 Bridge Notes to PureTech and SSD2 LLC. In November 2019, the Company issued an additional $2.0 million of 2019 Bridge Notes to PureTech and SSD2 LLC.

In December 2019, a qualified financing as defined by the 2019 Bridge Note Agreement occurred, when the Company issued 2,269,831 shares of Series 3 Growth redeemable convertible preferred stock (“Series 3 Growth”) at an issuance price of $17.27 per share (see Note 14). In connection with the qualified financing, the conversion price of the 2019 Bridge Notes was adjusted to 90%, and the Company issued 703,439 shares of Series 3 Growth upon the conversion of $10.8 million outstanding principal and $0.1 million accrued interest at a conversion price of $15.54 per share.

The Company concluded the 2019 Bridge Notes and its related features are within the scope of ASC 825, Financial Instruments, as a combined financial instrument, and the Company elected the fair value option where changes in fair value of the 2019 Bridge Notes are measured through the accompanying consolidated statement of operations until settlement. The 2019 Bridge Notes had an estimated fair value of $12.1 million at the date of conversion. The Company recorded interest expense of $0.1 million and a loss of $1.2 million the change in estimated fair value prior to conversion in connection with the 2019 Bridge Notes during the year ended December 31, 2019.

Intesa Sanpaolo Loan

In November 2019, the Company entered into a loan agreement with Intesa Sanpaolo. Borrowings under the loan totaled €2.4 million (approximately $3.0 million at December 31, 2020), net of transaction costs of €0.1 million (approximately $0.1 million at December 31, 2020), and the loan bears interest at base rate of 2.3% plus the 3-month Euribor rate per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a quarterly basis through and including October 31, 2021 (the interest only termination date), after which payments of principal in equal quarterly installments and accrued interest will be due until the loan matures on October 31, 2029. The Company pledged certain manufacturing facilities, excluding equipment, as collateral under this loan agreement.

During the year ended December 31, 2020, the Company borrowed an additional €5.0 million (approximately $6.1 million at December 31, 2020), net of transaction costs of approximately €13,000 (approximately $15,000 at December 31, 2020). The additional borrowings under the loan had the same terms and repayment schedule as the November 2019 loan.

Horizon 2020 Loan

In December 2019, as part of the Horizon 2020 Grant (see Note 9), the Company entered into a loan agreement with the Italian Finance Ministry. Borrowings under the loan totaled €0.3 million (approximately $0.3 million at December 31, 2020), net of transaction costs and discounts of approximately €21,000 (approximately $26,000 at December 31, 2020), and the loan bears interest at 0.171% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a semiannual basis through and including June 30, 2020 (the interest only termination date), after which payments of principal in equal semiannual installments and accrued interest will be due until the loan matures on June 30, 2028.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

In October 2020, the Company borrowed an additional €0.2 million (approximately $0.2 million at December 31, 2020), net of transaction costs of approximately €19,000 (approximately $23,000 at December 31, 2020). The additional borrowings under the loan had the same terms and repayment schedule as the December 2019 loan.

RIF Shareholders Loan

In August 2020, as part of the RIF financing transaction (see Note 11), the Company entered into a loan agreement with the shareholders of RIF. Borrowings under the loan totaled €14.5 million (approximately $17.8 million at December 31, 2020), net of transaction costs of €0.5 million (approximately $0.6 million at December 31, 2020), and the loan bears interest at 6.35% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on an annual basis starting December 31, 2020 and through and including December 30, 2022 (the interest only termination date), after which payments of principal in equal annual installments and accrued interest will be due until the loan matures on December 31, 2030. If either party exercises its call option or put option on the equity investment as part of the RIF Transaction, the unpaid principal and accrued interest as of that date must be paid by the Company.

UniCredit Loan

In November 2020, the Company entered into a loan agreement with UniCredit. Borrowings under the loan totaled €4.9 million (approximately $6.0 million at December 31, 2020), net of transaction costs and discounts of €0.1 million (approximately $0.1 million at December 31, 2020), and the loan bears interest at 2.12% per annum. The Company is required to make payments of principal and accrued interest on a semiannual basis starting December 10, 2021 until the loan matures on December 10, 2027.

PPP Loan

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted to, amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic. The CARES Act includes a Paycheck Protection Program (“PPP”) administered through the Small Business Association (“SBA”). Under the PPP, beginning April 3, 2020, small businesses and other entities and individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria.

In April 2020, the Company issued a promissory note to Silicon Valley Bank, pursuant to which it received loan proceeds of $0.3 million (the “PPP Loan”) provided under the PPP established under the CARES Act and guaranteed by the U.S. Small Business Administration. In November 2020, the Company was notified by Silicon Valley Bank that the PPP Loan had been fully forgiven by the SBA and there is no remaining balance on its account. The Company recognized income of $0.3 million in other income on the consolidated statements of operations during the year ended December 31, 2020, for debt extinguishment pursuant to ASC 470, Debt.

Future principal payments in connection to debt outstanding as of December 31, 2020 are as follows (in thousands):

2021	$313
2022	2,360
2023	4,683
2024	4,706
2025	4,539
Thereafter	18,486
$35,087

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

13.  Warrants

Summary of Outstanding Warrants

The following represents a summary of the warrants outstanding at December 31, 2020:

Issued	Classification	Exercisable for	Number of Shares Issuable
April 2011	Liability	Series A-1 redeemable convertible preferred stock (“Series A-1”)	74,784
June 2012	Liability	Series A-3 redeemable convertible preferred stock (“Series A-3”)	238,189
August 2013	Liability	Series A-4 redeemable convertible preferred stock (“Series A-4”)	708,493
October 2020	Equity	Common stock	522,009

The following represents a summary of the warrants outstanding at December 31, 2019:

Issued	Classification	Exercisable for	Number of Shares Issuable
April 2011	Liability	Series A-1	74,784
June 2012	Liability	Series A-3	238,189
August 2013	Liability	Series A-4	719,670
December 2019(1)	Liability	Series 3 Growth redeemable convertible preferred stock (“Series 3 Growth”)	478,828
December 2019(2)	Liability	Series 4 Growth redeemable convertible preferred stock (“Series 4 Growth”)	2,419,573
(1)	The Company had an obligation to issue such warrants to One under the amended and restated master agreement as of December 31, 2019 (see Note 11).
(2)	Options of holders of Series 3 Growth redeemable convertible preferred stock to purchase shares of Series 4 Growth redeemable convertible preferred stock.

Warrants Issued in Connection with 2008 Loan Agreement

In April 2011, in connection with an amendment to the 2008 Loan, the Company issued a warrant to purchase shares of Series A-1 at an exercise price equal to the lower of $4.44 per share or the price per share received in the first sale of shares of the Company’s stock resulting in at least $5.0 million gross proceeds to the Company. The warrant is exercisable for the number of shares of Series A-1 equal to the quotient of $0.3 million divided by the exercise price of the warrant. Following the issuance of Series A-5 redeemable convertible preferred stock (“Series A-5”) in March 2015 (see Note 14) the warrant became exercisable for 74,784 shares of Series A-1 at an exercise price of $4.44. The warrant terminates upon the earlier of (i) April 27, 2021, (ii) three years after the effective date of an initial public offering or (iii) a sale of the Company. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The fair value of the warrants was $0.6 million and $0.5 million at December 31, 2020 and 2019, respectively. Such warrants remain outstanding at December 31, 2020.

Series A-3 Warrants

In June 2012, in connection with an amendment to the Master Agreement and Patent and License Assignment Agreement with One (see Note 11), in exchange for the right to expand the field use of the intellectual property purchased, the Company issued fully vested warrants to purchase 238,189 shares of Series A-3 at an exercise price of $0.04 per share. The warrant is subject to automatic

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

exercise upon a deemed liquidation event, as defined, in the Company’s Restated Certification of Incorporation. The warrants expire in June 2022.

The fair value of the warrants was $0.7 million at the date of issuance and was recorded as a research and development expense, and a corresponding warrant liability was recorded as a component of other non-current liabilities. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The fair value of the warrants was $2.9 million and $2.5 million at December 31, 2020 and 2019, respectively. Such warrants remain outstanding at December 31, 2020.

Series A-4 Warrants

In August 2013, in connection with the issuance of Series A-4, the Company issued contingent warrants to purchase 719,670 shares of Series A-4 at an exercise price of $0.04 per share. Such warrants were issuable if the Company did not sell shares of its common stock in a firm commitment underwritten public offering on or before February 15, 2015 or if the Company was liquidated, dissolved, wound up or closes a deemed liquidation event prior to an IPO. The warrants were issued in February 2015 when the contingencies were not met. The warrants expire in August 2023.

The fair value of the warrants was $1.7 million at the date of issuance and was recorded as a research and development expense, and a corresponding warrant liability was recorded as a component of other non-current liabilities. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. In October 2020, the Company issued 11,177 shares of Series A-4 upon the exercise of the associated warrants. The warrants exercised had an aggregate fair value of $0.1 million on the date of exercise. As of December 31, 2020 and 2019, 708,493 and 719,670 warrants remained outstanding, respectively, with an aggregate fair value of $8.6 million and $7.7 million, respectively.

Series 3 Growth Warrants

In June 2019, in connection with the terms of the amended and restated master agreement between the Company and One, the Company agreed to issue to One a warrant for redeemable convertible preferred stock equivalent to 2.7% of the shares of capital stock outstanding on an as converted basis within 30 days of the completion of a future equity financing that results in at least $50.0 million in gross proceeds with an exercise price equal to the issuance price of the future equity financing (see Note 11).

Due to the fact that the settlement value was dependent on something other than the fair value of the issuer’s equity shares, ASC 480 — Distinguishing Liabilities from Equity required that the warrants be accounted for as liabilities, until such time that the warrants truly became ‘fixed for fixed’ and no longer had any potential changes in the settlement value due to the underlying contingent events. The Company determined its obligation to issue such warrants was a component of the consideration issued to One in the June 2019 transaction. The Company determined such future warrants had a fair value of $4.7 million as of the transaction date based on the terms of the warrant per the amended and restated master agreement and its capital structure. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The warrant liability had a fair value of $4.6 million at December 31, 2019.

In December 2019, the Company entered into the Series 3 & 4 Growth Preferred Stock Purchase Agreement (the “Series 3 & 4 Growth Agreement”), under which, it closed a $50.0 million equity financing round for Series 3 Growth (see Note 11) and the warrant became issuable for 478,828 shares of Series 3 Growth.

In October 2020, the Company and One amended the terms of the amended and restated master agreement which resulted in the Company being relieved from its obligation to issue the warrants for Series 3 Growth in exchange for the delivery of warrants to common stock, a contingent call option and contingent consideration of the commercial milestone (see Note 11). The warrant liability relating to the obligation to issue Series 3 Growth warrants was adjusted to its extinguishment date fair value of $6.0 million prior to being derecognized. The difference between the consideration provided by the Company and the warrant liability derecognized resulted in a gain on warrant liability extinguishment of $0.2 million and was recognized in other income on the accompanying consolidated statement of operations during the year ended December 31, 2020. No Series 3 Growth warrants remained outstanding as of December 31, 2020.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Series 4 Growth Options

Pursuant to the Series 3 & 4 Growth Agreement, Series 3 Growth shareholders were given the right, but not the obligation, to purchase shares of Series 4 Growth at a purchase price of $20.72, within one year of the Series 3 Growth initial closing in December 2019 (the “Series 4 Growth Options”).

In conjunction with the 2,973,270 shares of Series 3 Growth issued during the Series 3 Growth initial closing, the Company issued 2,419,573 Series 4 Growth Options. During the year ended December 31, 2020, the Company issued an additional 2,845,625 shares of Series 3 Growth to current and new investors, resulting in the issuance of an additional 2,371,812 Series 4 Growth Options.

The Series 4 Growth Options were evaluated under ASC 480 — Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting as freestanding financial instruments and should be classified as liabilities, as they relate to an obligation to issue shares that are potentially redeemable. From an accounting perspective, the Company determined that the Series 4 Growth Options should be accounted for as a warrant for redeemable convertible preferred shares. Accordingly, the Company recorded a warrant liability for Series 4 Growth Options upon issuance at fair value with the corresponding offset recorded as a discount to the Series 3 Growth. The Series 4 Growth Options liability is remeasured at each reporting date up to the exercise or expiration of the options with increases or decreases in fair value being recorded in the consolidated statements of operations. At the date of issuance, the fair value of the Series 4 Growth Options was recorded at $0.7 million as a current liability on the accompanying consolidated balance sheets, as it was set to expire in December 2020 if unexercised. In connection with the subsequent issuances of Series 3 Growth in 2020 (see Note 14), the Company recorded an additional $0.7 million as a Series 4 Growth Option liability. In December 2020, the Series 4 Growth Options expired, resulting in a gain on the change in fair value of $1.4 million during the year ended December 31, 2020.

Common Stock Warrants

In October 2020, in connection with the 2020 One Amendment (see Note 11), the Company granted certain shareholders of One warrants to purchase 522,009 shares of the Company’s common stock. The Company accounted for the common stock warrants under ASC 815, Derivatives and Hedging, which resulted in recording the grant date fair value of the common stock warrants, approximately $4.3 million, to additional paid in capital on the consolidated balance sheets. As the common stock warrants are equity-classified, the warrants are recorded at their initial fair value and are not subsequently remeasured.

14.  Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock consisted of the following at December 31, 2020 (in thousands, except for share data):

	Preferred Stock Authorized	Issued and Outstanding	Liquidation Preference	Carrying Value	Common Stock Issuable Upon Conversion
Series A-1	1,711,755	1,636,971	7,273	$6,176	1,636,971
Series A-2 redeemable convertible preferred stock (“Series A-2”)	1,161,254	1,161,254	3,030	3,033	1,161,254
Series A-3	1,730,874	1,492,685	4,474	4,463	1,492,685
Series A-4	2,159,022	1,450,529	5,473	2,602	1,450,529
Series A-5	1,977,114	1,977,114	24,536	24,991	1,977,114
Series Growth redeemable convertible preferred stock (“Series Growth”)	2,538,274	2,538,274	31,500	32,763	2,538,274
Series 2 Growth redeemable convertible preferred stock (“Series 2 Growth”)	2,370,803	2,370,803	30,370	30,684	2,370,803
Series 3 Growth	6,308,529	5,818,895	150,768	108,813	5,818,895
Total	19,957,625	18,446,525	$257,424	$213,525	18,446,525

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Redeemable convertible preferred stock consisted of the following at December 31, 2019 (in thousands, except for share data):

	Preferred Stock Authorized	Issued and Outstanding	Liquidation Preference	Carrying Value	Common Stock Issuable Upon Conversion
Series A-1	1,711,755	1,636,971	$7,273	$6,176	1,636,971
Series A-2	1,161,254	1,161,254	3,030	3,033	1,161,254
Series A-3	1,730,874	1,492,685	4,474	4,463	1,492,685
Series A-4	2,159,022	1,439,352	5,430	2,466	1,439,352
Series A-5	1,977,114	1,977,114	24,536	24,536	1,977,114
Series Growth	2,538,274	2,538,274	31,500	31,500	2,538,274
Series 2 Growth	2,370,803	2,370,803	30,370	30,370	2,370,803
Series 3 Growth	5,355,049	2,973,270	77,037	51,348	2,973,270
Total	19,004,145	15,589,723	$183,650	$153,892	15,589,723

Series A-1

In April 2011, the Company issued units comprised of 1,636,971 shares of Series A-1 and 1,636,971 shares of common stock upon the conversion of $3.2 million of outstanding principal and accrued interest related to convertible notes issued in 2009 and 2010 and $0.4 million of deferred interest related to the 2008 Loan. The conversion was based on an issuance price of $4.44 per unit, whereby each unit is comprised of one share of Series A-1 and one share of common stock.

Series A-2

In May 2011, the Company issued:

●	409,440 shares of Series A-2 at an issuance price of $2.61 per share, resulting in gross proceeds of $1.1 million.
●	284,249 shares of Series A-2 upon conversion of $0.6 million outstanding principal and accrued interest on convertible notes issued in 2011 at a conversion price of $1.96 per share, recorded at the fair value of Series A-2 issued of $0.7 million.
●	191,625 shares of Series A-2 upon conversion of $0.5 million of deferred interest related to the 2008 Loan, based on an issuance price of $2.61 per share.

In addition, in May 2011, the Company entered into an agreement with PureTech Health LLC (“PureTech”) to issue a total of 275,940 shares of Series A-2 in exchange for management and consulting services (see Note 20). The fair value of the services was not readily determinable and, accordingly, the initial carrying value of Series A-2 issued in exchange for services was equal to the then-current fair value of the Series A-2 of $0.7 million, based on the Series A-2 issuance price of $2.61 per share.

Series A-3

In June 2012, the Company issued 1,017,648 shares of Series A-3 at an issuance price of $3.00 per share resulting in gross proceeds of $3.1 million and the Company incurred issuance costs of approximately $10,000. In June 2012, the Company issued 219,792 shares of Series A-3 upon conversion of $0.7 million of outstanding principal and accrued interest related to a promissory note issued in 2012 at an issuance price of $3.00 per share and 255,245 shares of Series A-3 upon the conversion of $0.7 million of outstanding principal and accrued interest related to a bridge loan issued in 2012 at $2.85 per share.

Series A-4

In August 2013, the Company issued 1,439,352 equity units, each consisting of (i) one share of Series A-4 with a contingently issuable warrant to purchase 50% of one share of Series A-4 and (ii) one share of common stock of the LLC with a contingently issuable warrant to purchase 50% of one share of common stock of the LLC, for $3.00 per unit, resulting in proceeds of $4.3 million, net of issuance costs of approximately $11,000. The Company determined that the warrants to purchase shares of Series A-4 met the

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

criteria for classification as a liability and were to be accounted for at fair value (see Note 13). Accordingly, the proceeds from the sale of the equity units were first allocated to the Series A-4 warrants at their fair value at issuance of $1.7 million, with the residual proceeds allocated to the Series A-4, the LLC common stock and the LLC common warrants based on their relative fair values of $2.5 million, $0.1 million and $0.1 million, respectively.

In October 2020, the Company issued 11,177 shares of Series A-4 upon the exercise of the Series A-4 warrants. The warrants exercised had an aggregate fair value of $0.1 million on the date of exercise.

Series A-5

In March 2015, the Company issued 1,450,265 shares of Series A-5 at an issuance price of $12.41 per share resulting in gross proceeds of $18.0 million and the Company incurred issuance costs of $0.1 million. In conjunction with the financing, approximately $4.3 million of outstanding principal and accrued interest on the 2014 Bridge Notes converted to 492,900 shares of Series A-5 at a conversion price of $8.69. In a subsequent and final closing in April 2015, the Company issued 33,949 shares of Series A-5 at an issuance price of $12.41 per share resulting in gross proceeds of $0.4 million.

Series Growth

In December 2015, the Company issued 2,538,274 shares of Series Growth to current and new investors at an issuance price of $12.41 per share resulting in gross proceeds of $31.5 million and the Company incurred issuance costs of $0.1 million.

Series 2 Growth

In February 2018, the Company entered into the Series 2 Growth Preferred Stock Purchase Agreement with current investors (the “Series 2 Growth Initial Purchasers”). In the February 2018 closing, the Series 2 Growth Initial Purchasers purchased 780,640 shares of Series 2 Growth at an issuance price of $12.81 resulting in gross proceeds of $10.0 million and the Company incurred issuance costs of $0.2 million. The Series 2 Growth Initial Purchasers also agreed to purchase up to 1,561,280 additional Series 2 Growth shares for aggregate proceeds of $20.0 million in subsequent closings (the “Series 2 Growth Tranche Rights”) at $12.81 per share as specified under the agreement. The fair value of the Series 2 Growth on the date of issuance was determined to be $13.80 per share based on an independent third-party valuation.

The Series 2 Growth Tranche Rights were evaluated under ASC 480 — Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting from the initial issuance of Series 2 Growth as freestanding financial instruments and are accounted for as liabilities. The Company adjusts the carrying value of the Series 2 Growth Tranche Rights to its estimated fair value at each reporting date up to the closing of each tranche financing. Increases or decreases in fair value of the Tranche Rights are recorded in the consolidated statements of operations.

In June 2018, additional current investors (“Series 2 Growth Subsequent Purchasers”) entered into the Series 2 Growth Preferred Stock Purchase Agreement. In the June 2018 closing, the Series 2 Growth Subsequent Purchasers purchased 9,269 shares of Series 2 Growth resulting in gross proceeds of $0.1 million and the Company incurred issuance costs of approximately $6,000. The Series 2 Growth Subsequent Purchasers also agreed to purchase up to 19,254 additional Series 2 Growth shares for aggregate proceeds of $0.2 million in subsequent closings alongside the Series 2 Growth Initial Purchasers.

In September 2018, under the Series 2 Growth Tranche Rights, the Company issued 390,320 shares of Series 2 Growth to the Series 2 Growth Initial Purchasers and Subsequent Purchasers resulting in gross proceeds of $5.0 million and incurring issuance costs of approximately $7,000.

In December 2018, under the Series 2 Growth Tranche Rights, the Company issued 390,320 shares of Series 2 Growth to the Series 2 Growth Initial Purchasers and Subsequent Purchasers resulting in gross proceeds of $5.0 million. No issuance costs were incurred in conjunction with this issuance.

In April 2019, under the Series 2 Growth Tranche Rights, the Company issued 390,320 shares of Series 2 Growth to the Series 2 Growth Initial Purchasers and Subsequent Purchasers resulting in gross proceeds of $5.0 million. No issuance costs were incurred in

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

conjunction with this issuance. The fair value of the Series 2 Growth Tranche Rights liability was revalued to its estimated fair value of $1.1 million, resulting in income of $0.3 million during the year ended December 31, 2019. The April 2019 tranche issuance resulted in the settlement of $0.7 million of Tranche Rights.

Subsequently in April 2019, the Company amended the Series 2 Growth stock purchase agreement to accelerate the remaining tranche rights under the original agreement. The Company issued 409,574 shares of Series 2 Growth to the Series 2 Growth Initial Purchasers and Subsequent Purchasers resulting in gross proceeds of $5.2 million. No issuance costs were incurred in conjunction with this issuance. The fair value of the Series 2 Growth Tranche Rights liability was revalued to its estimated fair value of $1.8 million, resulting in a loss of $0.8 million during the year ended December 31, 2018. The second April 2019 tranche issuance was the final Series 2 Growth tranche closing and resulted in the settlement of the remaining $1.8 million of Series 2 Growth Tranche Rights.

Series 3 Growth

In December 2019, the Company entered into the Series 3 Growth Preferred Stock Purchase Agreement with current and new investors (the “Series 3 Growth Initial Purchasers”). In the December 2019 closing, the Series 3 Growth Initial Purchasers purchased 2,269,831 shares of Series 3 at an issuance price of $17.27 per share, resulting in gross proceeds of $39.2 million and incurred issuance costs of $0.3 million. In conjunction with the closing, the Company issued 703,439 shares of Series 3 Growth upon conversion of the 2019 Bridge Notes, which had an estimated fair value of $12.1 million at the time of conversion (see Note 12). As part of the Series 3 & 4 Growth Agreement certain Series 3 Growth Initial Purchasers agreed to purchase, 775,911 additional Series 3 Growth shares at $17.27 per share for aggregate proceeds of $13.4 million in subsequent closings (the “Series 3 Growth Tranche Rights”). The fair value of the Series 3 Growth on the date of issuance was determined by the Company to be $17.09 per share with the assistance of a third-party valuation specialist.

The Series 3 Growth Tranche Rights were evaluated under ASC 480 — Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting from the initial issuance of Series 3 Growth as freestanding financial instruments and are accounted for as liabilities. The Company adjusts the carrying value of the Series 3 Growth Tranche Rights to its estimated fair value at each reporting date up to the closing of each tranche financing. Increases or decreases in fair value of the Tranche Rights are recorded in the consolidated statements of operations.

At the date of the December 2019 issuance, $0.4 million of the Series 3 Growth proceeds was allocated to the Series 3 Growth Tranche Rights liability, which was recorded as a current liability in the accompanying consolidated balance sheets. The Company also recognized approximately $6,000 of other expense for issuance costs related to the Tranche Rights in the accompanying consolidated statement of operations.

In April 2020, the Company issued 818,990 shares of Series 3 Growth resulting in gross proceeds of $14.1 million and incurring issuance costs of approximately $26,000. The issuance included 775,911 shares under the Series 3 Growth Tranche Rights. The Series 3 Growth Tranche Rights liability was remeasured to its estimated fair value immediately prior to settlement, resulting in $0.3 million of income being recorded in the consolidated statements of operations. The tranche issuance was the final Series 3 Growth tranche closing and resulted in the settlement of the remaining $0.1 million of Series 3 Growth Tranche Rights.

In June 2020, the Company issued 1,158,077 shares of Series 3 Growth to CMS in conjunction with the CMS Bridging DMCC Licensing, Collaboration, and Investing Agreements (see Note 10) resulting in gross proceeds of $20.0 million and incurring issuance costs of $0.2 million.

In August 2020, the Company issued 868,558 shares of Series 3 Growth resulting in gross proceeds of $15.0 million and incurring issuance costs of $0.1 million.

Redeemable Convertible Preferred Stock Rights and Preferences

On December 2, 2019, the Company filed its Twelfth Amended and Restated Certificate of Incorporation which amended the terms of the Company’s redeemable convertible preferred stock to designate Series A-1, Series A-2, Series A-3 and Series A-4 as

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Junior Preferred Stock, collectively, and Series A-5, Series Growth, Series 2 Growth, Series 3 Growth and Series 4 Growth as Senior Preferred, collectively, and together with the Junior Preferred, the Series Preferred.

In addition, the Twelfth Amended and Restated Certificate of Incorporation designated Series Growth and Series 2 Growth as Junior Growth Preferred, collectively, and Series 3 Growth and Series 4 Growth as Senior Growth Preferred, collectively.

Voting

The holders of Series Preferred have full voting rights and powers equal to the rights and powers of holders of shares of common stock, with respect to any matters upon which holders of shares of common stock have the right to vote. Holders of Series Preferred are entitled to the number of votes equal to the number of whole shares of common stock into which such share of Series Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters. Holders of record of the shares of common stock and preferred stock, voting together as a single class, are entitled to elect the directors of the Company.

Dividends

Liquidation Preference Prepayment Dividends

On June 27, 2012, the terms of the Series Preferred were amended. An 8% non-cumulative dividend payable when and if declared by the Board was replaced with a liquidation preference prepayment dividend (“Liquidation Preference Prepayment Dividend”). The Senior Growth Preferred Stock rank senior to the Junior Growth Preferred Stock, which rank senior to the Series A-5, which rank senior to the Junior Series Preferred Stock in the event of a Liquidation Preference Prepayment Dividend. The Board of Directors, which is controlled by Series 3 Growth holders as of December 31, 2020, may elect to declare of the above designations of Series Preferred, one or more dividends equal to the liquidation preference of such shares, or any portion thereof, to the holders of such shares. If a liquidation preference prepayment dividend is paid, it would reduce the liquidation preference payable to the respective Series Preferred holders upon liquidation or deemed liquidation.

Dividends subsequent to Liquidation Preference Prepayment Dividend

After Liquidation Preference Prepayment Dividends have been paid in full and after the holders of common stock have received aggregate dividends per share equal to the lowest per share Liquidation Preference Prepayment Dividend, then the holders of Series Preferred will participate in any dividends declared on a pro rata basis with common stock.

Liquidation Preference

The Senior Growth Preferred Stock rank senior to the Junior Growth Preferred Stock, which rank senior to the Series A-5, which rank senior to the Junior Series Preferred Stock, which rank senior to Company’s common stock in the event of liquidation dissolution or winding-up of the Company.

In the event of any liquidation, dissolution or winding-up of the Company, the holders of Senior Growth Preferred shall be entitled to receive, prior to any distributions being made to Junior Growth Preferred, Series A-5, Junior Preferred and common stock, an amount per share equal to one and one-half times (1.5x) the original issuance price ($17.27 and $20.72 per share for Series 3 Growth and Series 4 Growth, respectively) less any Liquidation Preference Prepayment Dividend paid for such shares of Senior Growth Preferred, plus any dividends declared but unpaid. If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay the Senior Growth Preferred the full amount to which they are entitled, the holders of Senior Growth Preferred share ratably in any distribution of the assets.

After payment to holders of the Senior Growth Preferred, the Junior Growth Preferred, Series A-5, and Junior Series Preferred, each shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of a lower ranking designation of stock an amount per share equal to the greater of (i) the applicable original issue price ($12.81, $12.41, $12.41, $3.77, $3.00, $2.61, and $4.44 per share for Series 2 Growth, Series Growth, Series A-5, Series A-4, Series A-3, Series A-2, and Series A-1, respectively), less any Liquidation Preference Prepayment Dividend paid for such shares of the respective designation of stock, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Series Preferred been converted into common stock immediately prior to such liquidation, dissolution or winding up, less any Liquidation Preference Prepayment Dividend paid for such shares of the respective designation of stock and after giving effect to any other applicable Liquidation Preference Prepayment Dividend. If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay the holders of a particular designation of stock the full amount to which they are entitled, the holders of the particular designation of stock share ratably in any distribution of the assets.

In the event of any liquidation, dissolution or winding-up of the Company, after the Series Preferred liquidation payments have been made, the remaining assets for distribution shall be distributed among the holders of the Senior Growth Preferred and common stock pro rata based on the number of shares held by each Senior Growth Preferred and common stockholder, treating for this purpose all such securities as if they had converted to common stock.

Redemption

Modification of Senior Preferred Stock terms

On February 28, 2018, the terms of the Senior Series Preferred were amended to add a redemption feature provided to holders of the Senior Preferred Stock. Shares of Senior Preferred Stock shall be redeemed by the Company, upon an elective redemption request by the investors on or after February 28, 2025, at a price equal to the greater of i) the conversion price per share, plus all declared but unpaid dividends thereon, and ii) the fair market value of a single share of each applicable series of Senior Preferred. Outstanding shares of Senior Preferred Stock shall be accreted to the redemption value at each reporting period, with the offset recorded to additional paid-in capital in the accompanying consolidated balance sheets.

On December 2, 2019, the redemption date was amended to December 2, 2026.

Conversion

Each share of Series Preferred is convertible at the option of the holder at any time after issuance into the number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price of each series of preferred stock by the conversion price of each series in effect at time of the conversion. The initial conversion price is the respective original issue price, subject to adjustment in accordance with the antidilution provisions of each series. Each Series Preferred will subject to automatic conversion into common stock in the event of either (i) a qualified initial public offering that results in minimum gross proceeds to the Company of $50.0 million and a price of at least $17.27 per share, or (ii) at the election of the holders of a majority of the then outstanding Series Preferred. Each share of Series Preferred will be automatically converted into one share of common stock at the then effective conversion rate, provided however that in the event of a qualified initial public offering, the holders of the Senior Growth Preferred Stock will be entitled to receive additional shares of common stock equal to one and one-half times (1.5x) the original issue price of the Senior Growth Preferred divided by the price per share of common stock offered in such initial public offering. Series A-3 may only be converted at the election of the holders of a majority of the then outstanding Series A-3 and the Board of Directors in its sole discretion if the conversion occurs following the payment in full of the Series Preferred Liquidation Preference Payment. As of December 31, 2020, none of the outstanding shares of Series Preferred were converted into common stock.

15.  Common Stock

The holders of the common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the preferred stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

At December 31, 2020 and 2019 common stock reserved for future issuance was as follows:

	At December 31,
	2020	2019
Common stock options outstanding	5,034,858	3,800,342
Conversion of all classes of redeemable convertible preferred stock	18,446,525	15,589,723
Issuances upon exercise of warrants to purchase Series A-1, upon conversion to common warrants	74,784	74,784
Issuances upon exercise of warrants to purchase Series A-3, upon conversion to common warrants	238,189	238,189
Issuances upon exercise of warrants to purchase Series A-4, upon conversion to common warrants	708,493	719,670
Issuances upon exercise of warrants to purchase Series 3 Growth, upon conversion to common warrants	—	478,828
Issuances upon exercise of options to purchase Series 4 Growth, upon conversion to common warrants	—	2,419,573
Issuances upon exercise of common stock warrants	522,009	—
Total common stock reserved for future issuance	25,024,858	23,321,109

16.  Stock-Based Compensation

2016 Stock Option Plan

In September 2016, the Company’s Board of Directors approved the 2016 Stock Option and Grant Plan (the “2016 Plan”), which supersedes the 2006 Stock Incentive Plan, and provides for the grant of incentive stock options, nonqualified stock options, and restricted stock to employees, directors, and nonemployees of the Company. The 2016 Plan was authorized to issue up to 4,018,185 shares on common stock as of January 1, 2019. In June 2020, the 2016 Plan was amended to increase the number of authorized shares of common stock to 5,634,251. Under the 2016 Plan, 496,542 and 137,654 shares remain available for issuance as of December 31, 2020 and 2019, respectively.

Options and restricted stock awards generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in three years, but vesting conditions can vary based on the discretion of the Company’s Board of Directors.

The fair value of the options is estimated at the grant date using Black-Scholes and recognized over the vesting period, taking into account the terms and conditions upon which options are granted. The fair value of restricted stock awards is the fair value at the date of grant reduced by the exercise price of the award, if any. The fair value of both options and restricted stock awards are amortized on a straight-line basis over the requisite service period of the awards.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Stock Option Activity

The following table summarizes the Company’s stock option activity for the year ended December 31, 2020:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2019	3,800,342	$8.65	5.94	$11,358
Granted	1,271,073	11.03
Exercised	(10,839)	1.12	16
Forfeited	—
Expired	(25,718)	10.82
Outstanding at December 31, 2020	5,034,858	$9.26	6.12	$14,742
Exercisable at December 31, 2020	3,453,942	$8.26	4.68	$13,641
Nonvested at December 31, 2020	1,580,916	$11.42	9.26	$1,101

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the common stock. The total fair value of options vested during the years ended December 31, 2020 and 2019 was $3.1 million and $5.7 million, respectively.

Stock-based compensation expense is classified in the consolidated statements of operations as follows (in thousands):

	Year ended December 31,
	2020	2019
Research and development	$1,960	$1,925
General and administrative	2,848	2,878
Total	$4,808	$4,803

The fair value of each option issued to employees was estimated at the date of grant using Black-Scholes with the following weighted-average assumptions:

	Year ended December 31,
	2020	2019
Fair value of common stock	$11.17	$10.51
Expected volatility	63.6%	64.0%
Expected term (in years)	5.8	5.5
Risk-free interest rate	0.2%	1.8%
Expected dividend yield	0.0%	0.0%

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The fair value of each option issued to nonemployees was estimated during the period using Black-Scholes with the following assumptions:

	Year ended December 31,
	2020	2019
Fair value of common stock	$11.42	$10.51
Expected volatility	62.9%	67.9% – 66.7%
Expected term (in years)	5.9	10.00 – 9.97
Risk-free interest rate	0.3%	1.9%
Expected dividend yield	0.0%	0.0%

The weighted-average grant date fair value of stock options granted to employees during the years ended December 31, 2020 and 2019 was $6.29 and $5.48 per share, respectively. The weighted-average fair value of stock options granted to nonemployees during the years ended December 31, 2020 and 2019 was $6.46 and $7.37 per share, respectively. As of December 31, 2020 and 2019, there was $8.1 million and $4.5 million, respectively, of unrecognized compensation cost related to unvested stock option grants to employees under the 2016 Plan, which is expected to be recognized over a weighted-average period of 2.2 and 1.8 years, respectively. As of December 31, 2020 and 2019, there was $0.6 million and $0.1 million, respectively, of unrecognized compensation cost related to unvested stock option grants to nonemployees under the 2016 Plan, which is expected to be recognized over a weighted-average period of 2.2 and 0.7 years, respectively.

17.  Income Taxes

Consolidated (loss) income before income taxes on a geographic basis during the years ended December 31, 2020 and 2019 are as follows (in thousands):

	Year Ended December 31
	2020	2019
United States	$(19,658)	$(30,128)
Non-U.S.	(4,208)	1,760
Total	$(23,866)	$(28,368)

The (benefit from) provision for income taxes consists of the following components during the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Current tax expense:
U.S. federal	$—	$—
Foreign	(24)	249
Total current tax expense	(24)	249
Deferred tax (benefit) expense:
U.S. federal	—	(4,137)
State	—	(1,645)
Foreign	2,063	129
Total deferred tax benefit	2,063	(5,653)
Total (benefit from) provision for income taxes	$2,039	$(5,404)

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

A reconciliation setting forth the differences between the effective tax rates of the Company for the years ended December 31, 2020 and 2019 and the U.S. federal statutory tax rate is as follows:

	Year Ended
	December 31,
	2020	2019
U.S. Federal income tax provision expense at statutory rate	21.0%	21.0%
Effect of nondeductible stock-based compensation	(1.9)%	(0.7)%
Foreign rate differential	2.2%	(0.3)%
Mark to market of warrant liabilities	(1.3)%	2.6%
State taxes net of federal benefit	4.5%	6.5%
Non-deductible financing expenses	0.4%	(1.3)%
Valuation allowance	(38.2)%	(28.2)%
Valuation allowance release related to IP transaction (see Note 11)	—	20.4%
Investment transfer	6.8%	—
Other differences	(0.4)%	(1.2)%
US federal and state research credits	1.6%	1.1%
Uncertain tax positions	(1.1)%	—
Foreign earnings includible in US	(2.0)%	(0.8)%
Effective income tax rate	(8.5)%	19.1%

Significant components of the Company’s consolidated deferred tax assets and liabilities at December 31, 2020 and 2019 are as follows at (in thousands):

	At December 31,
	2020	2019
Deferred tax assets:
Federal net operating loss carryforwards	$24,730	$21,903
State net operating loss carryforwards	7,207	6,425
Equity compensation	4,353	3,520
Accruals and reserves	26	17
Uncollected grants	712	—
Investment in subsidiaries	3,931	3,575
Research credits	1,298	1,267
Other assets	46	84
Deferred rent	600	700
Total deferred tax assets	42,903	37,491
Valuation allowance	(37,427)	(28,329)
Total deferred tax assets net of valuation allowance	5,476	9,162
Deferred tax liabilities:
Intangible assets and amortization	(4,680)	(5,255)
Right-of-Use asset	(591)	(696)
Other liabilities	(204)	—
Total deferred tax liabilities	(5,476)	(5,951)
Net deferred tax assets	$—	$3,211

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. At December 31, 2020 and 2019, the Company has federal net operating loss carryforwards totaling $114.4 million and $104.3 million, of which $63.5 million expire in 2027 through 2037 and $51.0 million do not expire. At December 31, 2020 and 2019, the Company has state net operating loss carryforwards totaling $114.0 million and $101.7 million, respectively, which expire in 2030 through 2040, as well as other temporary differences and attributes that will be available to offset regular taxable income during the carryforward period. At December 31, 2020, the Company has foreign net operating loss carryforwards of $2.4 million which do not expire.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a change in control analysis, as defined under Sections 382 and 383 of the Internal Revenue Code, through December 31, 2020 and has not determined whether the future utilization of net operating loss carryforwards may be materially limited based upon past financings. In addition, the Company may complete future financings that could result in an ownership change, which may limit the Company’s ability to utilize its tax attributes.

During the year ending December 31, 2019, the Company recorded a deferred tax asset of approximately $3.0 million which represents the excess tax over book basis of its June 2019 equity method investment in One. The Company has offset the deferred tax asset with a decrease to the amounts initially allocated to the investment (see Note 11). This offset exceeded the initially allocated balances and resulted in a reduction of the book investment balance to zero with the remaining offset classified as a deferred credit of approximately $1.2 million. A deferred credit is not classified as a deferred tax liability nor a reduction of a deferred tax asset. As a result, the deferred credit was included with other long-term liabilities on the accompanying consolidated balance sheet at December 31, 2019. During the year ending December 31, 2020, this asset was transferred from the Italian subsidiary, Gelesis S.r.l., to the parent company, Gelesis, Inc. As the investment is no longer owned by Gelesis S.r.l., the Company recorded a provision of $3.0 million and a tax benefit of $1.2 million to reverse the related deferred tax asset and deferred credit, respectively. Upon transfer, Gelesis Inc., established a deferred tax asset which is fully offset by valuation allowance consistent with the Company’s overall valuation allowance position in the United States.

The Company files income tax returns in Italy, the United States and in various state jurisdictions with varying statutes of limitations. Due to net operating losses incurred, the Company’s tax returns from inception to date are subject to examination by taxing authorities.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its net deferred tax assets and determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets. Therefore, a full valuation allowance has been recorded against the balance of net deferred tax assets in the United States. Additionally, the Company has determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets in Italy, primarily due to the restructuring of the intercompany services agreement between Gelesis, Inc., and Gelesis S.r.l., in connection with the RIF financing (see Note 11). As a result, the Company recorded a deferred tax provision of approximately $2.0 million in Italy during the year ended December 31, 2020 to establish a full valuation allowance against the balance of net deferred tax assets in Italy. The Company will continue to evaluate all positive and negative evidence each period.

The change in the valuation allowance during the years ended December 31, 2020 and 2019 was an increase of $9.1 million and $2.2 million, respectively. The increase in the valuation allowance during the year ended December 31, 2020 primarily relates to an increase in net operating losses and the establishment of a full valuation allowance in the Italian subsidiary during the year ended December 31, 2020. The increase in the valuation allowance during the year ended December 31, 2019 primarily relates to an increase in net operating losses during the year ended December 31, 2019, offset by a decrease of $5.8 million in the valuation allowance associated with the deferred tax liability recognized for the intangible asset acquired in 2019 (see Note 9).

The Company generally considers all earnings generated in Italy to be indefinitely reinvested. Therefore, the Company does not accrue U.S. taxes on the repatriation of the foreign earnings it considers to be indefinitely reinvested outside of the U.S. As of, the Company had not provided for federal income tax on $3.5 million of accumulated undistributed earnings of its foreign subsidiaries. In the event the Company were to repatriate the foreign earnings, the Company does not estimate the repatriation being subject to taxation.

The Company follows the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes, which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

transition and interim period guidance, among other provisions. As of December 31, 2020 and 2019, the Company has not recorded any long term liabilities for uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its consolidated statements of operations. For the years ended December 31, 2020 and 2019, no estimated interest or penalties were recognized on uncertain tax positions. During 2019, the Company reversed approximately $1,000 of interest due to statute expiration for uncertain tax positions. The Company does not expect that the amounts of uncertain tax positions will change significantly within the next 12 months. A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):

	Year Ended December 31,
	2020	2019
Unrecognized tax benefits at the beginning of year	$—	$3
Increase for current year positions	(82)	—
Increase for prior year positions	(199)	—
Expiration of statute of limitations	—	(3)
Unrecognized tax benefits at the end of year	$(281)	$—

18.  Earnings (Loss) per Share

Basic and diluted loss per share attributable to common stockholders were calculated as follows:

	December 31,
	2020	2019
Numerator:
Net loss	$(25,905)	$(22,964)
Accretion of redeemable convertible preferred stock to redemption value	(11,372)	10,400
Accretion of noncontrolling interest put option to redemption value	(567)	—
Net loss attributable to common stockholders	$(37,844)	$(12,564)
Denominator:
Weighted average common shares outstanding, basic and diluted	2,149,182	2,120,200
Net loss per share, basic and diluted	$(17.61)	$(5.93)

The Company’s potential dilutive securities, which include stock options, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at December 31, 2020 and 2019 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.

	December 31,
	2020	2019
Convertible preferred stock	18,446,525	15,589,723
Warrants on convertible preferred stock	1,021,466	1,032,643
Options to purchase common stock	5,074,547	3,840,031
Warrants on common stock	522,009	—
Total	25,064,547	20,462,397

19.  Commitments and Contingencies

Operating Leases

The Company has operating leases for office, laboratory and manufacturing space with remaining terms between four and six years. Leases with initial terms of less than twelve months are not recorded as operating leases. The Company recognizes expenses

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

for leases on a straight-line basis over the lease period and has accrued for lease expense incurred but not yet paid. While certain leases contain renewal options, the Company does not include renewal options in determining the term of the lease, used for calculating the associated lease liabilities, unless it is reasonably certain it will execute the renewal option. None of the Company’s leases include variable payments, residual value guarantees or restrictive covenants.

In June 2019, the Company entered into an operating lease agreement with PureTech for office space located in Boston, Massachusetts. The lease expires in August 2025, with total lease payments of $3.2 million over the term. In December 2019, the Company recognized an operating lease for its agreement with the Town of Calimera for laboratory and manufacturing space located in Calimera, Italy. The lease expires in December 2023, with total lease payments $0.2 million over the term.

As of December 31, 2020, the Company’s operating lease right of use assets was $2.2 million, of which $0.4 million and $1.8 million were short-term and long-term lease liabilities, respectively. As of December 31, 2019, the Company’s operating lease right of use assets was $2.6 million, of which $0.4 million and $2.2 million were short-term and long-term lease liabilities, respectively. Operating lease expense was $0.5 million and $0.3 million during the years ended December 31, 2020 and 2019, respectively. The remaining noncancelable term of the Company’s operating leases was 4.6 years at December 31, 2020, and the weighted average discount rate was 5.9%.

Future minimum rental payments under the Company’s noncancelable operating leases at December 31, 2020 are as follows (in thousands):

2021	$534
2022	543
2023	553
2024	529
2025	353
$2,511

Royalty Agreements

Expenses from royalty agreements on net product sales and sublicense income is recognized as a component of selling, general and administrative expense during the period in which the associated revenues are recognized.

PureTech

In December 2009, the Company entered into a royalty and sublicense income agreement with PureTech, a significant stockholder in the Company, whereby the Company is required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the intellectual property purchased from One.

One S.r.l

Under the amended and restated master agreement with One, the Company is required to pay a 2.0% royalty on net product sales and €17.5 million (approximately $21.5 million) upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income. As of December 31, 2020, none of the milestones have been met.

Grant Agreements

The Company has been awarded grants from governmental agencies, which are recognized as income as the qualifying expenses are incurred (see Note 11). The grant agreements contain certain provisions, including, among others, maintaining a physical presence in the region for defined periods. Failure to comply with these covenants would require either a full or partial refund of the grant to the granting authority.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Research and Development Tax Credits

The Company’s wholly owned subsidiary, Gelesis S.r.l., which conducts core research and development activities on behalf of the Company, is eligible to receive a non-income based and non-refundable tax credits for qualified research and development activities. The Company has earned research and development tax credits in Italy for qualifying expenses incurred by performing certain research and development activities. For the years ended December 31, 2020 and 2019, $0.6 million and $0.4 million, respectively, were recorded as a reduction to research and development expenses in the consolidated statements of operations.

In December 2018, the Italian government passed a new budget law, effective January 1, 2019, that amended the eligibility criteria for recognizing qualifying research and development tax credits (“2019 Budget Law). The 2019 Budget Law requires retroactive application for research and development tax credits earned during the year ended December 31, 2019. Under the 2019 Budget Law, research and development tax credits claimed in prior periods under previous interpretations of the research and development tax credit law may potentially be repaid by the Company. The Company anticipates further interaction with the Italian Finance Ministry and Italian Tax Authority in 2020 to challenge the eligibility criteria and retroactive application of the 2019 Budget Law within our specific business case, however the likelihood that the Company is successful is uncertain.

As the research and development tax credits are accounted for as a component of research and development expense in the consolidated statements of operations, the Company evaluated the potential loss under ASC 450, Contingencies. The Company concluded that the likelihood of a potential loss arising from this matter is probable. Accordingly, the Company recorded a liability for the contingent loss of $2.3 million at December 31, 2018, representing the difference between research and development tax credits eligible under the 2019 Budget Law and research and development tax credits claimed by the Company through December 31, 2018.

The Company claimed an additional $0.6 million of research and development tax credits subject to this contingency during the year ended December 31, 2019 with a corresponding increase recorded to the contingent liability. The Company has recorded $3.2 million and $3.0 million as a component of other long-term liabilities in the accompanying consolidated balance sheets as of December 31, 2020 and 2019, respectively. The Company does not expect this matter to be resolved within the next operating cycle.

20.  Related Party Transactions

The Company had the following transactions with related parties:

PureTech

The Company engages PureTech to provide, among other things, management expertise, strategic advice, administrative support, computer and telecommunications services and office infrastructure. In exchange for providing such services, the Company pays PureTech a monthly fee. In addition, PureTech periodically invoices the Company for out-of-pocket expenses reasonably incurred in connection with providing such business services. The Company incurred general and administrative costs for management services provided by PureTech totaling $0.5 million during each of the years ended December 31, 2020 and 2019. The Company incurred royalty expense of $0.1 million in connection with the PureTech royalty agreement (see Note 19) during the year ended December 31, 2020. The Company had outstanding current liabilities to PureTech of $0.1 million at December 31, 2020 and 2019.

One S.r.l

Consulting Agreement with Founder of One

In 2008, in connection with entering into a patent license and assignment agreement with One, the Company and one of the founders of One, who is also a stockholder of the Company, executed a consulting agreement for the development of the underlying intellectual property. The Company incurred costs for consulting services received from the founder totaling $0.3 million and $0.2 million during the years ended December 31, 2020 and 2019, respectively. The Company has outstanding accrued expenses to the founder of approximately $43,000 and approximately $16,000 at December 31, 2020 and 2019, respectively.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Acquisition of One

In connection with the amended and restated master agreement with One (see Note 11), Gelesis S.r.l., a VIE of the Company, acquired a 10.0% equity interest in One. During the years ended December 31, 2020 and 2019, the Company made payments to One shareholders totaling $3.1 million and $4.4 million, respectively, related to the acquisition. The Company had remaining undiscounted payments of $6.1 million and $8.5 million due to One as of December 31, 2020 and 2019, respectively.

Additionally, the Company incurred royalty expense of $0.1 million in connection with the One royalty agreement (see Note 19) during the year ended December 31, 2020.

CMS Agreements

In connection with the CMS Agreements entered into in June 2020, the Company sold 1,158,077 shares of Series 3 Growth to CMS for an aggregate purchase price of $20.0 million (see Note 14). In addition, Company granted CMS a license to use its IP and the rights to sell the Product in the CMS Territory in exchange for a one-time, non-refundable and non-creditable upfront fee of $15.0 million, a time-based milestone payment of $5.0 million, and a sales milestone payment that ranges from the low millions of dollars to the low hundred millions of dollars based on the aggregate net sales of all products in the CMS Territory during a calendar year (see Note 5). As of December 31, 2020, the regulatory milestone and sales milestone had not been met.

RIF Transaction

In connection with the RIF transaction entered into in August  2020, the Company received $12.3 million from RIF as an equity investment that can be called by the Company beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest or put by RIF starting in January 2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF holds approximately 22% of the equity of Gelesis S.r.l. at December 31, 2020 (see Note 11). In addition, the shareholders of RIF provided the Company with a loan for $18.4 million with a fixed interest rate of 6.35% per annum (see Note 12).

21.  Employee Benefit Plan

The Company has a 401(k) retirement plan in which substantially all U.S. employees are eligible to participate. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company made discretionary plan contributions of $0.2 million and $0.1 million during the years ended December 31, 2020 and 2019, respectively.

22.  Subsequent Event(s)

The Company has evaluated subsequent events which may require adjustment to or disclosure in the consolidated financial statements through the date of issuance of these consolidated financial statements.

Amended and Restated Agreements with Ro

In January 2021, the Company and Ro amended and restated its customer agreement. Pursuant to the amended and restated agreement, the Company received $10.0 million of cash as a pre-buy commitment for Product which was recorded to current deferred income in the consolidated balance sheets. Additionally, the amended and restated agreement ended the consignment arrangement with Ro and all Product shipped under the amended and restated agreement to Ro are immediately recognized as revenue upon the transfer of physical control.

In July 2021, the Company and Ro entered into a second amended and restatement agreement, under which the Company received $30.0 million of cash as a second pre-buy commitment for the Product. Additionally, the Company extended Ro’s exclusive period by approximately one year through July 1, 2023. Upon expiration of the exclusive period as amended, the exclusive right and license under the agreement shall automatically convert to non-exclusive for the remainder of term of the agreement unless further extended. The agreement may be terminated by mutual agreement after the exclusive period expires.

GELESIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Entrance into a Merger Agreement with Capstar Special Purpose Acquisition Corp.

In July 2021, the Company entered into a business combination Agreement with Capstar. Pursuant to this business combination agreement, a subsidiary of CPSR is expected to merge with and into Gelesis, with Gelesis surviving the reverse merger and Capstar ceasing to exist (the “Transaction”). The Transaction is subject to the approval by stockholders of each company, among other customary terms and conditions as well as the satisfaction of certain closing conditions. Upon closing of the Transaction, the combined operating company is expected to be named Gelesis, Inc., or the New Gelesis, which securities are expected to be listed on the New York Stock Exchange and traded under the ticker symbol “GLS”.

If consummated, the business combination is expected to be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing Gelesis’ stockholders comprising a relative majority of the voting power of the combined company, the Gelesis’ operations prior to the acquisition comprising the only ongoing operations of New Gelesis, the majority of New Gelesis’ board of directors appointment by Gelesis, and existing Gelesis’ senior management comprising a majority of the senior management of New Gelesis. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the consolidated financial statements of Gelesis with the business combination being treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPSR will be stated at historical costs, with no goodwill or other intangible assets recorded.

GELESIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$32,022	$48,144
Marketable securities	—	23,998
Accounts receivable, including due from related party of $0 and $63, respectively	184	818
Grants receivable	8,792	8,116
Inventories	9,444	5,122
Prepaid expenses and other current assets	12,347	6,677
Total current assets	62,789	92,875
Property and equipment, net	58,144	46,895
Operating lease right-of-use assets	2,023	2,167
Intangible assets, net	16,247	17,947
Other assets, including due from related party of $4,026 and $3,853, respectively	9,051	3,959
Total assets	$148,254	$163,843
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, including due to related party of $19 and $93, respectively	$10,675	$8,322
Accrued expenses and other current liabilities, including due to related party of $64 and $109, respectively	20,312	7,320
Deferred income	34,193	624
Operating lease liabilities	474	421
Notes payable	1,419	254
Warrant liabilities	17,457	581
Total current liabilities	84,530	17,522
Deferred income	8,711	8,276
Operating lease liabilities	1,592	1,780
Notes payable, including due to related party of $17,383 and $18,396, respectively	36,394	34,002
Warrant liabilities	—	11,518
Other long-term liabilities, including due to related party of $2,040 and $7,457, respectively	5,202	11,729
Total liabilities	136,429	84,827
Commitments and contingencies (Note 19)
Noncontrolling interest	12,021	12,429
Redeemable convertible preferred stock, $0.0001 par value – authorized 19,957,625 at September 30, 2021 and December 31, 2020, respectively
Series A-1 – 1,711,755 shares designated; 1,689,193 shares and 1,636,971 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $7,505 and $7,273 at September 30, 2021 and December 31, 2020, respectively	7,113	6,176
Series A-2 – 1,161,254 shares designated; 1,161,254 shares issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $3,030 at September 30, 2021 and December 31, 2020, respectively	3,033	3,033
Series A-3 – 1,730,874 shares designated; 1,730,874 and 1,492,685 shares issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $5,188 and $4,474 at September 30, 2021 and December 31, 2020,respectively	7,460	4,463
Series A-4 – 2,159,022 shares designated; 1,450,529 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $4,347 and $5,473 at September 30, 2020 and December 31, 2020, respectively	2,602	2,602
Series A-5 – 1,977,114 shares designated; 1,977,114 shares issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $24,539 and $24,536 at September 30, 2021 and December 31, 2020, respectively	49,151	24,991
Series Growth – 2,538,274 shares designated; 2,538,274 shares issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $31,500 at September 30, 2021 and December 31, 2020	63,381	32,763
Series 2 Growth – 2,370,803 shares designated; 2,370,803 shares issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $30,370 at September 30, 2021 and December 31, 2020	59,223	30,684
Series 3 Growth – 6,308,529 shares designated; 5,818,895 shares issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $100,492 at September 30, 2021 and December 31, 2020	164,733	108,813
Stockholders’ deficit:
Common stock, $0.0001 par value – 48,595,723 shares authorized at September 30, 2021 and December 31, 2020; 2,166,330 and 2,155,490 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	(111,141)	23,907
Accumulated other comprehensive income	372	938
Accumulated deficit	(246,124)	(171,784)
Total stockholders’ deficit	(356,892)	(146,938)
Total liabilities, noncontrolling interest, redeemable convertible preferred stock and stockholders’ deficit	$148,254	$163,843

The accompanying notes are an integral part of these condensed consolidated financial statements.

GELESIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Nine Months Ended September 30,
	2021	2020
Revenue:
Product revenue, net, including $103 and $0 from a related party, respectively	$8,293	$509
Licensing revenue from related party	—	18,734
Total revenue, net	8,293	19,243
Operating expenses:
Costs of goods sold, including related party expenses of $332 and $21, respectively	7,584	708
Selling, general and administrative, including related party expenses of $369 and $362, respectively	50,642	18,157
Research and development, including related party expenses of $182 and $194, respectively	13,206	10,954
Amortization of intangible assets	1,700	1,700
Total operating expenses	73,132	31,519
Loss from operations	(64,839)	(12,276)
Change in the fair value of warrants	(9,282)	(950)
Interest expense, net	(949)	(134)
Other income, net	1,032	3,631
Loss before income taxes	(74,038)	(9,729)
Provision for income taxes	17	2,236
Net loss	(74,055)	(11,965)
Accretion of senior preferred stock to redemption value	(139,237)	(6,568)
Accretion of noncontrolling interest put option to redemption value	(285)	(467)
Net loss attributable to common stockholders	$(213,577)	$(19,000)
Net loss per share attributable to common stockholders, basic and diluted	$(98.79)	$(8.85)
Weighted average common stock outstanding, basic and diluted	2,161,848	2,147,064

The accompanying notes are an integral part of these condensed consolidated financial statements.

GELESIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Net loss	$(74,055)	$(11,965)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(566)	350
Total other comprehensive (loss) income	(566)	350
Comprehensive loss	$(74,621)	$(11,615)

The accompanying notes are an integral part of these condensed consolidated financial statements.

GELESIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NONCONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

(In thousands, except share and per share data)

		Redeemable Convertible Preferred Stock																		Additional	Accumulated Other		Total
	Noncontrolling	Series A-1		Series A-2		Series A-3		Series A-4		Series A-5		Series Growth		Series 2 Growth		Series 3 Growth		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Interest	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Balance at December 31, 2019	$—	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,439,352	$2,466	1,977,114	$24,536	2,538,274	$31,500	2,370,803	$30,370	2,973,270	$51,348	2,144,651	$1	$26,248	$111	$(145,423)	$(119,063)
Cumulative effects of adoption of accounting standards (see Note 2)																				(111)		111
Noncontrolling interest, net of issuance costs of $406	11,349
Issuance of Series 3 growth redeemable convertible preferred stock, net of issuance costs of $329 and warrant liability of $744																2,845,625	48,125
Accretion of senior preferred stock to redemption value											109		698				5,761			(6,568)			(6,568)
Stock based compensation expense																				3,427			3,427
Exercise of share-based awards																		10,839		12			12
Accretion of noncontrolling interest put option to redemption value	467																					(467.00)	(467)
Foreign currency translation adjustment	(28)																				350		350
Net loss																						(11,965)	(11,965)
Balance at September 30, 2020	$11,788	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,439,352	$2,466	1,977,114	$24,645	2,538,274	$32,198	2,370,803	$30,370	5,818,895	$105,234	2,155,490	$1	$23,008	$461	$(157,744)	$(134,274)

Balance at December 31, 2020	$12,429	1,636,971	$6,176	1,161,254	$3,033	1,492,685	$4,463	1,450,529	$2,602	1,977,114	$24,991	2,538,274	$32,763	2,370,803	$30,684	5,818,895	$108,813	2,155,490	$1	$23,907	$938	$(171,784)	$(146,938)
Exercise of warrants		52,222	937			238,189	2,997																—
Accretion of senior preferred stock to redemption value											24,160		30,618		28,539		55,920			(139,237)			(139,237)
Stock based compensation expense																				4,180			4,180
Exercise of share-based awards																		10,840	—	9			9
Accretion of noncontrolling interest put option to redemption value	285																					(285)	(285)
Foreign currency translation adjustment	(693)																				(566)		(566)
Net loss																						(74,055)	(74,055)
Balance at September 30, 2021	$12,021	1,689,193	$7,113	1,161,254	$3,033	1,730,874	$7,460	1,450,529	$2,602	1,977,114	$49,151	2,538,274	$63,381	2,370,803	$59,223	5,818,895	$164,733	2,166,330	$1	$(111,141)	$372	$(246,124)	$(356,892)

The accompanying notes are an integral part of these condensed consolidated financial statements.

GELESIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(74,055)	$(11,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	1,700	1,700
Depreciation	591	602
Stock-based compensation	4,180	3,427
Unrealized gain (loss) on foreign currency transactions	132	(362)
Accretion on marketable securities	(1)	—
Amortization/accretion on long-term assets and liabilities, net	65	(5)
Change in the fair value of warrants	9,282	950
Change in the fair value of One SRL call option	601	—
Change in fair value of tranche rights liability	—	(256)
Deferred tax benefit on intangible asset (see Note 9)	—	1,810
Changes in operating assets and liabilities:
Account receivables	618	(683)
Grants receivable	(1,145)	(7,571)
Prepaid expenses and other current assets	(5,981)	(2,539)
Inventories	(4,470)	(4,427)
Other assets	(5,137)	(3,553)
Accounts payable	3,411	1,075
Accrued expenses and other current liabilities	16,038	(1,493)
Deferred income	34,542	4,882
Other long-term liabilities	(6,766)	13
Net cash used in operating activities	(26,395)	(18,395)
Cash flows from investing activities:
Purchases of property and equipment	(18,383)	(23,573)
Purchases of marketable securities	—	(468)
Maturities of marketable securities	24,000	—
Net cash provided by (used in) investing activities	5,617	(24,041)
Cash flows from financing activities:
Principal repayment of notes payable	(226)	(170)
Proceeds from issuance of promissory notes (net of issuance costs of $207 and $14, respectively)	5,679	5,892
Proceeds from issuance of redeemable convertible preferred stock (net of issuance costs of $0 and $330, respectively)	—	48,815
Proceeds from exercise of share-based awards	9	12
Proceeds from exercise of warrants	10	—
Proceeds from issuance of noncontrolling interest	—	11,788
Net cash provided by financing activities	5,472	66,337
Effect of exchange rates on cash	(816)	(236)
Net (decrease) increase in cash	(16,122)	23,665
Cash and cash equivalents at beginning of year	48,144	35,774
Cash and cash equivalents at end of period	$32,022	$59,439
Noncash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expense	$2,086	$1,461
Deferred financing costs included in accounts payable and accrued expense	$564	$—
Supplemental cash flow information:
Interest paid on notes payable	$199	$39

The accompanying notes are an integral part of these condensed consolidated financial statements.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

1.	Nature of the Business and Basis of Presentation

Nature of Business

Gelesis, Inc., or the Company, is a commercial stage biotechnology company incorporated in 2006 under the laws of the State of Delaware. The Company is developing therapeutics to induce weight loss in overweight and obese adults. Since its inception, the Company has devoted substantially all of its efforts to business planning, licensing technology, research and development, commercial activities, recruiting management and technical staff and raising capital and has financed its operations through the issuance of redeemable convertible preferred and common stock, a license and collaboration agreement, long-term loans, convertible bridge note financings, and government grants.

The Company currently manufactures and sells a novel superabsorbent hydrogel commercially known as Plenity® (formerly known as Gelesis100). In February 2019, Plenity® was approved by the Food and Drug Administration (“FDA”) as a prescription aid in weight management for overweight and obese adults with a Body Mass Index (“BMI”) of 25-40 kg/m2, when used with diet and exercise. Plenity® was approved as a novel weight loss treatment in Europe and received its Conformité Européenne (CE) marking in May 2020. Plenity® is a classified as a Class II medical device by the FDA. The Company commenced a targeted product launch for Plenity in the U.S. in May 2020 to gather pilot commercial market data in support of a full-scale U.S. commercial launch later in 2021.

In July 2021, the Company (“Gelesis”) entered into a business combination Agreement with Capstar Special Purpose Acquisition Corp. (“CPSR”), a special purpose acquisition company. Pursuant to this business combination agreement, a subsidiary of CPSR will merge with and into Gelesis, with Gelesis as the surviving entity in the business combination. After giving effect to the business combination, Gelesis will be a wholly-owned subsidiary of CPSR (“New Gelesis”). The business combination is subject to the approval by stockholders of CPSR, among other customary terms and conditions as well as the satisfaction of certain closing conditions. The merger is anticipated to close in the fourth quarter of 2021 and upon closing, the combined company’s securities are expected to be traded on the New York Stock Exchange under the symbol “GLS”.

If consummated, the business combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, CPSR has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing Gelesis’ stockholders comprising a relative majority of the voting power of the combined company, the Gelesis’ operations prior to the acquisition comprising the only ongoing operations of New Gelesis, the majority of New Gelesis’ board of directors appointment by Gelesis, and existing Gelesis’ senior management comprising a majority of the senior management of New Gelesis. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the consolidated financial statements of Gelesis with the business combination being treated as the equivalent of Gelesis issuing stock for the net assets of CPSR, accompanied by a recapitalization. The net assets of CPRS will be stated at historical costs, with no goodwill or other intangible assets recorded.

Going Concern

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has a history of incurring substantial operating losses and has financed its operations in recent years primarily from the issuance of redeemable convertible preferred stock, promissory notes, government grants and collaborations and licensing arrangements. The Company expects such operating losses and negative cash flows from operations will continue in 2021 and its cash on hand will only be sufficient to meet the Company’s obligations into the first quarter of 2022 prior to considerations for any additional funding. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company will need to raise additional capital in future periods to fund its operations. The Company will seek to raise necessary funds through a combination of public or private equity offerings, debt financings, strategic collaborations and licensing arrangements, government grants, or other financing mechanisms. The Company’s ability to fund the completion of its ongoing and planned clinical studies, as well as its regulatory and commercial efforts, may be substantially dependent upon whether the Company

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

can obtain sufficient funding at acceptable terms. If adequate sources of funding are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts, and reduce its headcount. Additionally, the Company is subject to risks common to companies in the biotechnology industry, including but not limited to, risks of failure of the full-scope product commercialization in targeted markets, clinical trials and preclinical studies, the impact of COVID-19 pandemic on the Company’s supply chain and results of operations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, development by competitors of technological innovations.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”).

The Company’s condensed consolidated financial statements are prepared in accordance with the U.S. Securities and Exchange Commission’s rules for the presentation of interim financial statements, which permit certain disclosures to be condensed or omitted. These financial statements should be read in conjunction with the Company’s annual financial statements for the years ended December 31, 2020.

In the opinion of management, the accompanying interim financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of September 30, 2021, and its results of operations, statement of changes in redeemable convertible preferred stock and stockholder’s deficit and cash flows for the nine months ended September 30, 2021 and 2020. Operating results for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The interim financial statements, presented herein, do not contain the required disclosures under GAAP for annual financial statements. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2020.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. The Company assesses the above estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Subsequent Event(s)

The Company considers events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company evaluated all events and transactions through the date these financial statements were filed with the Securities and Exchange Commission (“SEC”) or were available to be issued.

Marketable Securities

The Companies classifies all investment securities as available-for-sale, as the sale of such securities may be required prior to maturity. These investment securities are carried at fair value, with unrealized gains and losses reported as accumulated other comprehensive loss until realized. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest, are included in interest income. Realized gains and losses from sale of available-for-sale securities, if any, are determined on a specific identification basic and are also included in interest income.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

The Company reviews all available-for-sale securities at each period end to determine if they remain available-for-sale based on then current intent and ability to sell the security if it is required to do so. Marketable securities are subject to a periodic impairment review. The Company may recognize an impairment charge when a decline in the fair value of investments below the cost basis is determined to be other-than-temporary. The Company did not have any marketable securities deemed to be impaired as of September 30, 2021 and December 31, 2020.

Fair Value of Financial Instruments

The guidance in FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

The Company’s tranche rights liability, preferred stock warrants, and call option liability (see Note 11) are recorded at fair value on a recurring basis. The carrying amount of accounts receivable, grants receivable, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of notes payable is also considered to be a reasonable estimate of the fair value based on the nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. The Company’s cash equivalents and marketable securities are carried at fair value, determined according to the fair value hierarchy described below (see Note 3).

Preferred Stock Warrant Liability: The Company has recorded redeemable convertible preferred stock warrants issued to investors as liabilities as the terms of the warrants are not fixed due to potential adjustments in the exercise price and/or the number of shares issuable under the warrants, and because all of the redeemable convertible preferred stock warrants are exercisable for preferred shares. Redeemable convertible preferred stock warrants are initially recorded at fair value, with gains and losses arising from subsequent changes in fair value recognized in the consolidated statements of operations at each period end while such instruments are outstanding. The Company measures fair value of redeemable convertible preferred stock warrants using a Black-Scholes option pricing model (see Note 11).

Tranche Rights Liability: The Company has recorded tranche rights issued to investors, which is a right of the investor to purchase additional shares of redeemable convertible preferred stock in connection with an initial issuance of the underlying shares at one or more subsequent closings at a fixed agreed upon price, as liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. Tranche rights are initially recorded at fair value, with a corresponding offset recorded as a discount on the redeemable convertible preferred stock. Tranche rights are subsequently adjusted for settlement of the tranche rights upon issuance of the tranche

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

shares, and from gains and losses arising from changes in fair value, which are recognized in the consolidated statements of operations at each period end while such instruments are outstanding. The Company initially measures the fair value of the tranche rights at the issuance date, and subsequently at each reporting date, using a Black-Scholes option pricing model (see Note 14).

Noncontrolling Interests: The Company recognizes noncontrolling interest related to VIE’s, in which the Company is the primary beneficiary, as temporary equity in the consolidated financial statements separate from the shareholders’ equity. Changes in the shareholders’ ownership interest in a subsidiary that do not result in deconsolidation are treated as equity transactions if the parent entity retains its controlling financial interest. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.

Accounts Receivable

The Company extends credit to customers based upon contractual terms or its evaluation of the customer’s financial condition.

Customer accounts receivable are stated at amounts due net of applicable discounts and other contractual adjustments as well as an allowance for doubtful accounts. The Company assesses the need for an allowance for doubtful accounts based upon currently expected credit losses (“CECL”) by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s ability to pay its obligation and the condition of the general economy and the industry as a whole. The Company will write off accounts receivable when the Company determines that they are uncollectible. The Company has not historically experienced any collection issues or significant credit losses. Based on historical receipts and collections history, management has determined that an allowance for doubtful accounts is not necessary as of September 30, 2021 and December 31, 2020.

Recently Adopted Accounting Pronouncements

Credit Losses

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13). The FASB has subsequently issued amendments to ASU 2016-13, which have the same effective and transition date of fiscal years beginning after December 15, 2019 for SEC filers other than small reporting companies, and fiscal years beginning after December 15, 2022 for all other entities. These standards require that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establish additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, these standards now require allowances to be recorded instead of reducing the amortized cost of the investment.

The Company adopted the new standard on January 1, 2021. The Company has completed the assessment of the standard based on the composition of its portfolio of financial instruments and current and forecasted economic conditions, performed its calculations for credit losses and established processes and internal controls that are required to comply with the new credit loss standard and related disclosure requirements. The adoption of this standard did not have a significant impact on the condensed consolidated financial position and results of operations.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

3.	Fair Value Measurements

Assets and liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following as of September 30, 2021 (in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Preferred stock warrants	$17,457	$—	$—	$17,457
One SRL call option (see Note 11)	2,040	—	—	2,040
Total liabilities measured at fair value	$19,497	$—	$—	$19,497

Assets and liabilities that are measured at fair value on a recurring basis, and the level of the fair value hierarchy utilized to determine such fair values, consisted of the following as of December 31, 2020 (in thousands):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities	$23,998	$23,998	$—	$—
Total assets measured at fair value	$23,998	$23,998	$—	$—

Liabilities:
Preferred stock warrants	$12,099	$—	$—	$12,099
One SRL call option (see Note 11)	1,545	—	—	1,545
Total liabilities measured at fair value	$13,644	$—	$—	$13,644

There were no transfers into or out of level 3 instruments and/or between level 1 and level 2 instruments during the nine months ended September 30, 2021. The fair value of the preferred stock warrant liability and call option liability includes inputs not observable in the market and thus represents a Level 3 measurement. The Company estimates the fair value of the underlying stock by estimating the probability of various change of control events occurring and then estimates the present value of the amount the holders would receive upon the change in control.

The significant assumptions used in the model is the probability of the following scenarios occurring:

	September 30, 2021	December 31, 2020
Long-term IPO scenario	15.0%	75.0%
Special purpose acquisition company (“SPAC”) scenario	75.0%	0.0%
Market adjusted equity value method	10.0%	25.0%

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Preferred stock warrant liability

Preferred stock warrants are recorded at estimated fair value at the date of issuance and are remeasured at each subsequent reporting date. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in estimating the fair value of warrants include the estimated fair value of the underlying stock, expected term, risk free interest rate, and expected volatility. The Company estimates the fair value of the underlying stock by estimating the probability of various change of control events occurring and then estimates the present value of the amount the holders would receive upon the change in control.

The following represents a summary of the changes to the Company’s warrant liability for the nine months ended September 30, 2021 (in thousands):

	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants	Total
Balance at December 31, 2020	$581	$2,896	$8,622	$12,099
Exercise of warrants	(937)	(2,987)	—	(3,924)
Change in fair value of warrant liability	356	91	8,835	9,282
Balance at September 30, 2021	$—	$—	$17,457	$17,457

Warrants with expiration dates of less than one year from the date of the consolidated balance sheets are recorded under current liabilities on the consolidated balance sheets. As of September 30, 2021, the Company reported a warrant liability in the amount of $17.5 million under current liabilities. As of December 31, 2020, the Company reported a warrant liability in the amount of $0.6 million and $11.5 million under current and noncurrent liabilities, respectively. The Company recognized losses of $9.3 million and $1.0 million in the consolidated statements of operations related to changes in the fair value of warrants during the nine months ended September 30, 2021 and 2020, respectively.

The following weighted average assumptions were used to determine the fair value of the warrant liability at September 30, 2021:

Series A-4 Warrants
Expected term	0.5 year
Expected volatility	63.0%
Expected dividend yield	0.0%
Risk free interest rate	0.3%
Estimated fair value of the redeemable convertible preferred stock	$24.67
Exercise price of warrants	$0.04

The following weighted average assumptions were used to determine the fair value of the warrant liability at December 31, 2020:

	Series A-1 Warrants	Series A-3 Warrants	Series A-4 Warrants
Expected term	0.3 years	1.5 years	2.6 years
Expected volatility	48.0%	68.0%	59.0%
Expected dividend yield	0.0%	0.0%	0.0%
Risk free interest rate	0.1%	0.1%	0.2%
Estimated fair value of the redeemable convertible preferred stock	$12.24	$12.21	$12.22
Exercise price of warrants	$4.44	$0.04	$0.04

Call option liability

The call option liability was recorded at its estimated fair value at the date of issuance in October 2020 and is remeasured at each subsequent reporting date. Fair value is determined using a Black-Scholes option pricing model. The significant inputs used in

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

estimating the fair value of call option liability include the estimated fair value of the underlying stock price, expected term, risk free interest rate, and expected volatility.

The following represents a summary of the changes to Company’s call option liability from December 31, 2020 through September 30, 2021 (in thousands):

Balance at December 31, 2020	$1,545
Change in fair value of One SRL call option	601
Foreign currency translation gain	(106)
Balance at September 30, 2021	$2,040

During the nine months ended September 30, 2021, the Company recognized a loss of approximately $0.6 million related to changes in the fair value of the One SRL call option and a foreign currency translation gain of $0.1 million in other income (expense), net on the consolidated statements of operations.

Changes in the unobservable inputs noted above would impact the amount of the respective liability. For the respective liability, increases (decreases) in the estimates of the Company’s annual volatility would increase (decrease) the liability and an increase (decrease) in the annual risk-free rate would increase (decrease) the liability.

The Company issued equity-classified common stock warrants during the year ended December 31, 2020 (see Note 13). While the fair value of the common stock warrants represents a Level 3 measurement, equity-classified warrants are recorded at their initial fair value and not subsequently remeasured. As such, the common stock warrants and its unobservable inputs are not included in the above tables.

4.	Marketable Securities

The following table summarizes the marketable securities held at December 31, 2020 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities:
Commercial paper	$15,999	$1	$(2)	$15,998
United States Treasury securities	8,000	—	—	8,000
Total marketable securities	$23,999	$1	$(2)	$23,998

All marketable securities held at December 31, 2020 reached their respective maturity date during the nine months ended September 30, 2021. No marketable securities remained outstanding at September 30, 2021.

5.	Product Revenue Reserves and Allowances

The Company sells the Product principally to a limited number of customers consisting of telemedicine and online pharmacies, that in turn resell the Product to end-user patients and healthcare providers. Patients are required to have a prescription in order to purchase the Product in the US.

Roman Health Pharmacy LLC

In August 2019, the Company entered into a two-year exclusive supply and distribution agreement with Roman Health Pharmacy LLC (“Ro”), giving Ro exclusive distributor rights to sell the Product via telehealth platforms in the United States. Ro submits purchase orders as needed to Cardinal Health, the Company’s third-party logistics distribution agent for commercial sales of the Product, and Cardinal Health ships to Ro. The Company retains control of the Product until Ro receives an end-user purchase order and prepares the Product for shipment to Ro patients, at which time control passes to Ro. The Company began shipping products to Ro in May 2020. The Company recognizes revenue based on units shipped by Ro to end-users.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

In January 2021, the Company and Ro amended and restated its customer agreement. Pursuant to the amended and restated agreement, the Company received $10.0 million of cash as a pre-buy commitment for Product which was recorded to current deferred income in the consolidated balance sheets. Additionally, the amended and restated agreement ended the consignment arrangement with Ro and the Company no longer retains control of any units shipped to Ro under the amended terms. Therefore, all products shipped to Ro are immediately recognized as revenue upon the transfer of physical control commencing in February 2021.

In July 2021, the Company and Ro entered into a second amended and restatement agreement, under which the Company received $30.0 million of cash as a second pre-buy commitment for the Product. Additionally, the Company extended Ro’s exclusive period by approximately one year through July 1, 2023. Upon expiration of the exclusive period as amended, the exclusive right and license under the agreement shall automatically convert to non-exclusive for the remainder of term of the agreement unless further extended. The agreement may be terminated by mutual agreement after the exclusive period expired.

During the nine months ended September 30, 2021 and 2020, the Company recognized $7.7 million and $0.5 million, respectively, of product revenue, net, in the accompanying consolidated statement of operations. The Company recorded a deferred revenue balance of $33.0 million in the accompanying consolidated balance sheets as of September 30, 2021 and an accounts receivable balance of $0.6 million as of December 31, 2020 related to Ro.

GoGoMeds

In February 2020, the Company entered into a two-year exclusive distribution agreement with GoGoMeds (“GGM”), giving GGM exclusive distributor rights to all online and mail orders generated in the United States, except those via telehealth. GGM submits purchase orders as needed to Cardinal Health and Cardinal Health ships to GGM. Once GGM has accepted the delivered Product, GGM takes control of the Product and the Company is entitled to payment. The Company began shipping products to GGM in May 2020. The Company recognizes revenue based on units shipped to GGM. Product revenues are recorded at the net sales price (transaction price), which includes estimates of variable consideration that are reimbursable to customers for which reserves are established and which result from (a) shipping charges to end-users, (b) pharmacy dispensing and platform fees, (c) merchant and processing fees, (d) promotional discounts offered by the Company to end-users, and (e) reserves for expected product returns. These reserves for contractual adjustments are based on the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable. During the nine months ended September 30, 2021 and 2020, the Company recognized $0.4 million and less than $0.1 million, respectively, of product revenue, net, in the accompanying consolidated statement of operations. As of September 30, 2021 and December 31, 2020, the Company had GGM accounts receivable of $0.2 million and $0.1 million, respectively, in the accompanying consolidated balance sheets.

CMS Bridging DMCC

In June 2020, the Company and CMS Bridging DMCC (“CMS”) entered into a set of licensing, collaboration, and investing agreements (“CMS Agreements”) involving the license of the Company’s intellectual property (“IP”) to CMS in Singapore and Greater China (the “CMS Territory”) and governing the supply of product from the Company to CMS for sale in the CMS Territory, together with an agreement for CMS to invest in the Company’s Series Growth 3 & 4 Preferred Shares (see Note 20).

Under the terms of the CMS Agreement, the Company granted CMS an exclusive, transferable, sub-licensable, and royalty-bearing license of the Company’s IP to develop, import, register, manufacture, and commercialize the Product, whether through online sales channels or offline sales channels during the term of the agreement. The agreement can be terminated earlier by mutual agreement of the parties. In accordance with the CMS Agreement, all legal and beneficial ownership of (i) all IP rights relating to the Products (including any data generated from the use of the Products and other improvements) and (ii) all of the information provided or generated under the agreement or otherwise related to the Products shall both ultimately belong to and remain vested with the Company. CMS must purchase the Product from the Company at a markup of the Company’s cost of goods sold.

As consideration for the rights and licenses granted by the Company to CMS under the agreement, CMS paid the Company a one-time, non-refundable and non-creditable upfront fee of $15.0 million and is required to pay a one-time, non-refundable, and non-creditable milestone payment of $5.0 million within thirty days after the earlier of (i) the approval of marketing authorization as a prescription product by the Product by National Medical Products Administration, and (ii) the fifth anniversary of the agreement’s effective date. The CMS Agreement also contains commercial milestones due to the Company based on the achievement of annual net

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

product revenue thresholds in the CMS Territory. Additionally, CMS shall pay the Company royalties on net sales of all products in the CMS Territory commencing January 1, 2022 through the expiration date of the agreement.

The Company determined the only performance obligation that exists is the licensing of the Product in the CMS Territory. The transactions price consisted of the $15.0 million upfront payment and the discounted time-based milestone of $3.7 million with the difference of $1.3 million accreted as interest income over five years with the remaining balance being accreted in full upon the approval of the marketing authorization as a prescription product if achieved prior to the end of the five years. The IP license granted to CMS represents a right to use the IP and therefore is recognized at a point in time, which was determined to be the effective date of the agreements. As such, the Company recognized revenue in the amount of $18.7 million during the nine months ended September 30, 2020, which is included under license and collaboration revenue in the accompanying consolidated statement of operations. As of September 30, 2021 and December 31, 2020, the discounted time-based milestone had a balance of $4.0 million and $3.9 million, respectively, included in other assets on the accompanying consolidated balance sheets. The royalties and other commercial milestones will only be recognized in the periods in which the applicable subsequent sales occur.

During the nine months ended September 30, 2021 and 2020, the Company recognized $8.3 million and $0.5 million, respectively, of product revenue, net in the accompanying consolidated statement of operations. As of September 30, 2021 and December 31, 2020, the Company had accounts receivable of $0.2 million and $0.8 million respectively. The following table summarizes the activity in the product revenue reserve and allowance for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended, September 30
	2021	2020
Beginning balance at January 1	$14	$—
Provision related to product sales	376	246
Credits and payments made	(365)	(227)
Ending balance at September 30	$25	$19

As of September 30, 2021 and 2020, product related reserve and allowances comprised solely contractual adjustments owed to the Company’s telehealth and online pharmacy partners, which were netted to accounts receivable in the Company’s unaudited condensed consolidated balance sheets. Through September 30, 2021, there have been no product related reserves or allowances owed to other parties, including the federal and state governments or their agencies.

6.	Inventories

Inventories consisted of the following (in thousands):

	At September 30,	At December 31,
	2021	2020
Raw materials	$6,549	$1,213
Work in process	2,236	913
Finished goods	659	2,433
Consignment inventories	—	563
Total inventories	$9,444	$5,122

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

7.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	At September 30,	At December 31,
	2021	2020
Prepaid expenses	$5,116	$1,024
Prepaid contract research costs	427	169
Research and development tax credit	696	1,131
Value added tax receivable	3,204	4,315
Deferred financing costs	2,904	38
Prepaid expenses and other current assets	$12,347	$6,677

8.	Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	At September 30,	At December 31,
	2021	2020
Laboratory and manufacturing equipment	$22,340	$8,176
Buildings	10,060	4,334
Leasehold improvements	1,648	1,742
Computer equipment and software	471	176
Capitalized software	192	17
Construction in process	26,928	35,551
Property and equipment – at cost	61,639	49,996
Less accumulated depreciation	(3,495)	(3,101)
Property and equipment – net	$58,144	$46,895

Property and equipment classified as construction in process as of September 30, 2021 and December 31, 2020 are related to the development of manufacturing lines that have not yet been placed into service as of September 30, 2021.

Depreciation expense was approximately $0.6 million for both the nine months ended September 30, 2021 and 2020.

9.	Accrued Expenses

Accrued expenses and other current liabilities consist of the following (in thousands):

	At September 30,	At December 31,
	2021	2020
Accrued payroll and related benefits	$2,751	$3,009
Accrued professional fees and outside contractors (including due to related party of $64 and $109, respectively)	8,879	3,494
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	5,690	—
Accrued property, plant and equipment additions	1,280	768
Accrued interest	974	49
Deferred IPO fees	738	—
Total accrued expenses	$20,312	$7,320

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

10.	Other Long-Term Liabilities

Other long-term liabilities consist of the following (in thousands):

	At September 30,	At December 31,
	2021	2020
Deferred IPO fees	$—	$738
Long-term tax liabilities	107	301
Contingent loss for research and development tax credits	3,055	3,233
Unpaid portion of acquisition of intangible asset and investment in related party (see Note 11)	—	5,912
One SRL call option (see Note 11)	2,040	1,545
Total other long-term liabilities	$5,202	$11,729

In connection with the Company’s withdrawn IPO submission in December 2015, the Company has accrued for $0.7 million of legal fees directly associated with the IPO as of December 31, 2020. Such fees do not become payable until a qualified transaction, such as an IPO or an acquisition of the Company, occurs. Upon execution of the business combination agreement with CPSR in July 2021, these accrued legal fees resulting from the prior IPO submission are expected to become payable within the twelve months following September 30, 2021.

11.	Significant Agreements

Puglia 1 Grant

In May 2020, the Company was awarded a grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 1 Grant”), with the key underlying activity being the development of the commercial facility to expand production capacity for the Product. The PIA 1 Grant provides funding of up to €5.3 million (approximately $6.2 million at September 30, 2021) as reimbursement for certain facility and equipment investments in the Company’s manufacturing facility in Calimera, Italy, and up to €3.9 million (approximately $4.5 million at September 30, 2021) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of May 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.

The Company recognized grant income of $0.5 million and $3.4 million in other income, net, on the accompanying consolidated statement of operations during the nine months ended September 30, 2021 and 2020, respectively, related to the PIA 1 Grant, of which $0.3 million and $0.2 million was attributable to research and development expenses and investments in facilities and equipment, respectively, during the nine months ended September 30, 2021 and $3.3 million and $0.1 million was attributable to research and development expenses and investments in facilities and equipment, respectively, during the nine months ended September 30, 2020. The Company has recorded $6.6 million of deferred income on the accompanying consolidated balance sheets as of September 30, 2021, of which $0.9 million was recorded as a current liability as it is expected to be recognized within one year of the date of the accompanying consolidated balance sheets. The Company did not collect any proceeds from the PIA 1 grant during the nine months ended September 30, 2021 and has recorded a grant receivable of $5.6 million on the accompanying consolidated balance sheets as of September 30, 2021.

Puglia 2 Grant

In November 2020, the Company was awarded a second grant by the Puglia region of Italy as an incentive to manufacture and carry out research and development activities in Italy (“PIA 2 Grant”), with the key underlying activity being the development of a second manufacturing line at the commercial facility to expand production capacity for the Product, and research and development activities targeting new gastrointestinal health indications. The PIA 2 Grant provides funding of up to €3.3 million (approximately $3.8 million at September 30, 2021) as reimbursement for certain facility and equipment investments in the Company’s manufacturing

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

facility in Calimera, Italy, and up to €8.3 million (approximately $9.6 million at September 30, 2021) as reimbursement for certain research and development expenditures over a three-year period. The Company is required to adhere to standard workplace safety regulations and local laws in Italy and is not permitted to physically move the reimbursed assets from the Puglia region for five years from the project completion date of November 2023. The Company has concluded that income recognition is appropriate as it is reasonably assured that it will comply with all the conditions of the grant and the proceeds from the grant for costs incurred to date will be received.

The Company recognized grant income of $1.0 million and $0.6 million in other income, net, on the accompanying consolidated statement of operations during the nine months ended September 30, 2021 and 2020, respectively, related to the PIA 2 Grant, which was entirely attributable to research and development expenses. The Company has recorded $3.3 million of deferred income on the accompanying consolidated balance sheets as of September 30, 2021, of which $0.3 million was recorded as a current liability as it is expected to be recognized within one year of the date of the accompanying consolidated balance sheets. The Company collected $2.0 million of proceeds from the PIA 2 grant during the nine months ended September 30, 2021 and has recorded a grant receivable of $3.2 million on the accompanying consolidated balance sheets as of September 30, 2021.

One S.r.l. (“One”) Amended Patent License and Assignment Agreement

In October 2008 and December 2008, the Company entered into a patent license and assignment agreement and master agreement with One, the original inventor and owner of the Company’s core patents and a related party to the Company (see Note 17), to license and subsequently purchase certain intellectual property to develop hydrogel-based product candidates. In December 2014, the Company amended and restated the patent license agreement and the master agreement into a single agreement, referred to as the amended and restated master agreement. The amended and restated master agreement will remain in effect until the expiration of the last patents covered by the agreement or until all obligations under the amended and restated master agreement with respect to payments have terminated or expired.

In June 2019, the Company entered into a transaction with One that further amended the terms of the amended and restated master agreement and resulted in the Company owning 10% equity interest in One (the “2019 One Amendment”). Under the amended and restated master agreement following this transaction, €5.5 million (approximately $6.4 million at September 30, 2021) the Company would be required to pay upon the achievement of future commercial milestones from weight loss medical indications were eliminated, and the percentage of royalties the Company is required to pay on future net revenues was reduced. In return, One received additional consideration consisting of new future milestones of up to €11.0 million (approximately $12.7 million at September 30, 2021) upon the commercial success of new medical indications, and the Company was required to issue to One a warrant for redeemable convertible preferred stock equivalent to 2.7% of the shares of capital stock outstanding on an as converted basis within 30 days of the completion of a future qualifying equity financing that results in at least $50.0 million in gross proceeds. The warrant would have an exercise price equivalent to the issuance price of a future qualifying equity financing (see Note 13). As an additional component to this transaction, the Company acquired a 10% equity interest in One in exchange for cash consideration of €11.5 million (approximately $13.3 million at September 30, 2021) with a net present value of €11.1 million (approximately $12.7 million at the transaction date). The Company did not make any payments of the agreed upon cash consideration during the nine months ended September 30, 2021 and 2020. The unpaid cash consideration to One, after adjusting for a foreign currency translation gain and interest expense was $5.7 million and $5.9 million as of September 30, 2021 and December 31, 2020, respectively, all of which was included in accrued expenses and other current liabilities and other long-term liabilities in the accompanying consolidated balance sheets as of September 30, 2021 and December 31, 2020, respectively. None of the future milestones under the master agreement, as amended, have been met, or are deemed to be probable of being met, as of the transaction date or as of September 30, 2021.

The Company accounted for the reduction in royalties the Company is required to pay on future net revenues that resulted from the 2019 One Amendment as an intangible asset under ASC 350, Intangibles — Goodwill and Other, which shall be amortized over its useful life, which was determined to be the earliest expiration of patents related to the underlying intellectual property in November 2028. The Company accounted for the acquisition of the 10% equity interest in One under ASC 323, Investments —Equity

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Method and Joint Ventures. The Company initially allocated consideration in the June 2019 transaction on a relative fair value basis in the following manner (in thousands):

Consideration
Cash	$12,668
Warrants for redeemable convertible preferred stock	4,706
Fair value of total consideration	$17,374

Assets acquired at relative fair value
Intangible asset related to reduction in royalty	$15,564
Equity-method investment	1,810
Total assets acquired	$17,374

The Company accounted for tax impact of the acquisition of the intangible asset under ASC 740, Income Taxes, which resulted in the recognition of a deferred tax liability of $5.8 million, to account for the book-to-tax basis difference, that is applied to the carrying value of the intangible asset acquired. The recognition of a deferred tax liability resulted in a corresponding reduction of $5.8 million in the Company’s valuation allowance that was recorded as a benefit from income taxes in the accompanying consolidated statement of operations during the year ended December 31, 2019 (see Note 17).

A summary of the intangible asset activity that resulted from this transaction during the year ended December 31, 2020 through September 30, 2021 (in thousands):

Balance at December 31, 2020	$17,947
Amortization expense	(1,700)
Balance at September 30, 2021	$16,247

A summary of the intangible asset activity that resulted from this transaction during the years ended December 31, 2019 and 2020 is as follows (in thousands):

Intangible asset at relative fair value	$15,564
Adjustment to record deferred tax liability	5,783
Carrying value of intangible asset at June 2019 acquisition date	21,347
Amortization expense	(1,133)
Balance at December 31, 2019	$20,214
Amortization expense	(2,267)
Balance at December 31, 2020	$17,947

In October 2020, the Company further amended the terms of the amended and restated master agreement with One to cancel its obligation to issue to One the warrant for redeemable convertible preferred stock agreed to in the 2019 One Amendment (the “2020 One Amendment”). In return for cancelling the warrant, One received additional consideration consisting of a commercial milestone of €6.5 million (approximately $7.5 million at September 30, 2021) upon a weight loss product reaching €2.0 billion in cumulative net sales, and certain shareholders of One were granted warrants to purchase 522,009 shares of the Company’s common stock. The warrant for redeemable convertible preferred stock was remeasured prior to settlement. Additionally, the Company granted One a contingent call option to buy back the 10% ownership that the Company acquired in the 2019 One Amendment at an exercise price of €6.0 million (approximately $7.0 million at September 30, 2021). The call option is only exercisable upon (1) a change of control or a deemed liquidation event by the Company, as defined, in the Company’s Restated Certification of Incorporation (2) the date in which the Company’s current Chief Executive Officer is no longer affiliated with the Company in his capacity as either an executive officer or a member of the board of directors.

The Company accounted for the 2020 One Amendment by derecognizing the carrying value of the warrant liability for redeemable convertible preferred stock on the date of the 2020 One Amendment, which had a fair value of approximately $6.0

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

million, and recognizing the consideration provided in the amendment, which had an aggregate fair value of approximately $5.8 million. The difference between the consideration provided by the Company and the warrant liability derecognized, approximately $0.2 million, represents a gain on settlement of the warrant liability and was recognized in other income, net, on the accompanying consolidated statement of operations during the year ended December 31, 2020.

As the contingent call option granted to One shareholders to buy back the 10% investment in One did not meet the definition of a derivate under ASC 815, Derivatives and Hedging, the Company recorded the grant date fair value of the call option, approximately $1.5 million, to other long-term liabilities on the consolidated balance sheets. Increases or decreases in fair value of the contingent call option are recorded in the consolidated statements of operations. The Company accounted for the common stock warrants under ASC 815, Derivatives and Hedging, which resulted in recording the grant date fair value of the common stock warrants, approximately $4.3 million, to additional paid in capital on the accompanying consolidated balance sheets. As the common stock warrants are equity-classified, the warrants are recorded at their initial fair value and not subsequently remeasured.

The commercial milestone added as part of the 2020 One Amendment constitutes contingent consideration and was provided as additional consideration for a license or asset acquisition, representing one component of the consideration replacing the warrant liability previously provided as part of the consideration for the license. Under asset acquisition accounting, contingent consideration is not recognized until the contingency is resolved. As such, no amount was recognized for the contingent milestone on the date of the amendment.

Research Innovation Fund (“RIF”) Financing

In August 2020, the Gelesis S.r.l. entered into a loan and equity agreement with RIF, an investment fund out of the EU, whereby Gelesis S.r.l. received €10.0 million (approximately $11.6 million at September 30, 2021) from RIF as an equity investment and €15.0 million (approximately $17.4 million at September 30, 2021) as a loan with a fixed interest rate of 6.35% per annum (see Note 12). The equity investment can be called by Gelesis, Inc., beginning in December 2023 and ending in December 2026, by paying the investment plus 15% percent annual interest. If the Company does not exercise this call option, beginning in January 2027 and ending in December 2027, RIF may put the investment to the Company at a cost of the investment amount plus 3.175% percent annual interest. The loan has a termination date of December 31, 2030 and is repayable over 8 years starting 24 months subsequent to its issuance. Any unpaid principal and interest must be repaid upon exercise of the call option by the Company, or subsequent exercise of a put option by RIF. As of December 31, 2020, RIF holds approximately 22% of the equity of Gelesis S.r.l.

The Company concluded that Gelesis Inc. is the only equity investment at risk as RIF’s investment is not considered equity due to the call and put options. The Company further evaluated the sufficiency of the equity at risk and concluded that given the fact that Gelesis S.r.l. had to receive the RIF investment, which represents subordinated financial support but not equity, the fair value of Gelesis Inc. equity is not sufficient to absorb its expected losses resulting from its research and development operations and business plan, rather some of its expected losses will have to be absorbed by the RIF investment.

The RIF investment is equity held by a noncontrolling interest. Since the put option does not make the equity mandatorily redeemable, and the call option is held by the Company, the noncontrolling interest is not considered mandatorily redeemable and as such, is not presented as a liability. The noncontrolling interest is therefore classified as temporary equity — noncontrolling interest, and is accounted for in accordance with ASC 810, Consolidation.

The noncontrolling interest is initially recorded at €10.0 million (approximately $11.3 million on the transaction date, net of issuance costs of $0.4 million), the consideration allocated to the shareholder investment based on its fair value. The Company has applied ASC 810 to subsequently remeasure the noncontrolling interest, which results in no losses being attributed to the noncontrolling interest, rather, only earnings of the Gelesis S.r.l. entity based on the shareholder rights as a whole instrument. However, the noncontrolling interest shall not be reduced below the current redemption value of the put option, which represents the initial investment plus the accrued rate of return of 3.175% per annum. Adjustments to the noncontrolling interest that result from accreting the put option to its redemption value are recorded to accumulated deficit in the accompanying consolidated balance sheets. The Company recorded accretion of $0.3 million and $0.5 million during the nine months ended September 30, 2021 and 2020, respectively, and foreign currency translation gain of $0.7 million and less than $0.1 million during the nine months ended September 30, 2021 and 2020, respectively.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

12.	Debt

Italian Economic Development Agency Loan

In May 2014, the Company entered into a loan agreement with an Italian economic development agency in connection with a grant. In February 2016, the Company received a second tranche of financing under this loan agreement. Borrowings under the loan totaled €1.2 million (approximately $1.4 million at September 30, 2021), and the loan bears interest at 0.332% per annum. The Company is required to make annual principal and interest payments from January 2017 through January 2024.

Intesa Sanpaolo Loan

In November 2019, the Company entered into a loan agreement with Intesa Sanpaolo. Borrowings under the loan totaled €2.4 million (approximately $2.8 million at September 30, 2021), net of transaction costs of €0.1 million (approximately $0.1 million at September 30, 2021), and the loan bears interest at base rate of 2.3% plus the 3-month Euribor rate per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a quarterly basis through and including October 31, 2021 (the interest only termination date), after which payments of principal in equal quarterly installments and accrued interest will be due until the loan matures on October 31, 2029.

During the year ended December 31, 2020, the Company borrowed an aggregate of additional €5.0 million (approximately $5.8 million at September 30, 2021), net of transaction costs of approximately €13,000 (approximately $14,000 at September 30, 2021). The additional borrowings under the loan had the same terms and repayment schedule as the November 2019 loan.

In March 2021, the Company entered into another loan agreement with Intesa Sanpaolo for aggregate borrowing of up to €5.0 million. Borrowings under the second loan agreement upon closing and as of September 30, 2021, totaled €5.0 million (approximately $5.8 million at September 30, 2021), net of transaction costs of €0.2 million (approximately $0.2 million at September 30, 2021), and the loan bears interest at base rate of 0.701%. The Company is required to make payments of interest only on borrowings under the loan agreement on a monthly basis through March 2023 (the interest only termination date), after which payments of principal in equal monthly installments and accrued interest will be due until the loan matures on March 26, 2024.

Horizon 2020 Loan

In December 2019, as part of the Horizon 2020 Grant (see Note 9), the Company entered into a loan agreement with the Italian Finance Ministry. Borrowings under the loan totaled €0.3 million (approximately $0.3 million at September 30, 2021), net of transaction costs and discounts of approximately €21,000 (approximately $25,000 at September 30, 2021), and the loan bears interest at 0.171% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on a semiannual basis through and including June 30, 2020 (the interest only termination date), after which payments of principal in equal semiannual installments and accrued interest will be due until the loan matures on June 30, 2028.

In October 2020, the Company borrowed an additional €0.2 million (approximately $0.2 million at September 30, 2021), net of transaction costs of approximately €19,000 (approximately $22,000 at September 30, 2021). The additional borrowings under the loan had the same terms and repayment schedule as the December 2019 loan.

RIF Shareholders Loan

In August 2020, as part of the RIF financing transaction (see Note 11), the Company entered into a loan agreement with the shareholders of RIF. Borrowings under the loan totaled €14.5 million (approximately $16.8 million at September 30, 2021), net of transaction costs of €0.5 million (approximately $0.6 million at September 30, 2021), and the loan bears interest at 6.35% per annum. The Company is required to make payments of interest only on borrowings under the loan agreement on an annual basis starting December 31, 2020 and through and including December 30, 2022 (the interest only termination date), after which payments of principal in equal annual installments and accrued interest will be due until the loan matures on December 31, 2030. If either party exercises its call option or put option on the equity investment as part of the RIF Transaction, the unpaid principal and accrued interest as of that date must be paid by the Company.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

UniCredit Loan

In November 2020, the Company entered into a loan agreement with UniCredit. Borrowings under the loan totaled €4.9 million (approximately $5.7 million at September 30, 2021), net of transaction costs and discounts of €0.1 million (approximately $0.1 million at September 30, 2021), and the loan bears interest at 2.12% per annum. The Company is required to make payments of principal and accrued interest on a semiannual basis starting December 10, 2021 until the loan matures on December 10, 2027.

Future principal payments in connection to debt outstanding as of September 30, 2021 are as follows (in thousands):

2021 (excluding the nine months ended September 30, 2021)	$38
2022	2,230
2023	7,902
2024	5,606
2025	4,290
Thereafter	17,468
$37,534

13.	Warrants

Summary of Outstanding Warrants

The following represents a summary of the warrants outstanding at September 30, 2021:

Issued	Classification	Exercisable for	Number of Shares Issuable
August 2013	Liability	Series A-4 redeemable convertible preferred stock (“Series A-4”)	708,493
October 2020	Equity	Common stock	522,009

The following represents a summary of the warrants outstanding at December 31, 2020:

Issued	Classification	Exercisable for	Number of Shares Issuable
April 2011	Liability	Series A-1 redeemable convertible preferred stock (“Series A-1”)	74,784
June 2012	Liability	Series A-3 redeemable convertible preferred stock (“Series A-3”)	238,189
August 2013	Liability	Series A-4	708,493
October 2020	Equity	Common stock	522,009

Warrants Issued in Connection with 2008 Loan Agreement

In April 2011, in connection with an amendment to the 2008 Loan, the Company issued a warrant to purchase shares of Series A-1 at an exercise price equal to the lower of $4.44 per share or the price per share received in the first sale of shares of the Company’s stock resulting in at least $5.0 million gross proceeds to the Company. The warrant is exercisable for the number of shares of Series A-1 equal to the quotient of $0.3 million divided by the exercise price of the warrant. Following the issuance of Series A-5 redeemable convertible preferred stock (“Series A-5”) in March 2015 (see Note 14) the warrant became exercisable for 74,784 shares of Series A-1 at an exercise price of $4.44. The warrant terminates upon the earlier of (i) April 27, 2021, (ii) three years after the effective date of an initial public offering or (iii) a sale of the Company. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The fair value of the warrants was $0.6 million at December 31, 2020. In April 2021, the Company issued 52,222 shares of Series A-1 upon the net exercise of the

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

remaining outstanding warrants. The warrants exercised had an aggregate fair value of $0.9 million on the date of exercise. No Series A-1 warrants remained outstanding as of September 30, 2021.

Series A-3 Warrants

In June 2012, in connection with an amendment to the Master Agreement and Patent and License Assignment Agreement with One (see Note 11), in exchange for the right to expand the field use of the intellectual property purchased, the Company issued fully vested warrants to purchase 238,189 shares of Series A-3 at an exercise price of $0.04 per share. The warrant is subject to automatic exercise upon a deemed liquidation event, as defined, in the Company’s Restated Certification of Incorporation. The warrants expire in June 2022.

The fair value of the warrants was $0.7 million at the date of issuance and was recorded as a research and development expense, and a corresponding warrant liability was recorded as a component of other non-current liabilities. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The fair value of the warrants was $2.9 million at December 31, 2020. In March 2021, the Company issued 238,189 shares of Series A-3 upon the exercise of the remaining outstanding warrants. The warrants exercised had an aggregate fair value of $3.0 million on the date of exercise. No Series A-3 warrants remained outstanding as of September 30, 2021.

Series A-4 Warrants

In August 2013, in connection with the issuance of Series A-4, the Company issued contingent warrants to purchase 719,670 shares of Series A-4 at an exercise price of $0.04 per share. Such warrants were issuable if the Company did not sell shares of its common stock in a firm commitment underwritten public offering on or before February 15, 2015 or if the Company was liquidated, dissolved, wound up or closes a deemed liquidation event prior to an IPO. The warrants were issued in February 2015 when the contingencies were not met. The warrants expire in August 2023.

The fair value of the warrants was $1.7 million at the date of issuance and was recorded as a research and development expense, and a corresponding warrant liability was recorded as a component of other non-current liabilities. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. As of September 30, 2021 and December 31, 2020, 708,493 warrants remained outstanding with an aggregate fair value of $17.5 million and $8.6 million, respectively.

Series 3 Growth Warrants

In June 2019, in connection with the terms of the amended and restated master agreement between the Company and One, the Company agreed to issue to One a warrant for redeemable convertible preferred stock equivalent to 2.7% of the shares of capital stock outstanding on an as converted basis within 30 days of the completion of a future equity financing that results in at least $50.0 million in gross proceeds with an exercise price equal to the issuance price of the future equity financing (see Note 11).

Due to the fact that the settlement value was dependent on something other than the fair value of the issuer’s equity shares, ASC 480 — Distinguishing Liabilities from Equity required that the warrants be accounted for as liabilities, until such time that the warrants truly became ‘fixed for fixed’ and no longer had any potential changes in the settlement value due to the underlying contingent events. The Company determined its obligation to issue such warrants was a component of the consideration issued to One in the June 2019 transaction. The Company determined such future warrants had a fair value of $4.7 million as of the transaction date based on the terms of the warrant per the amended and restated master agreement and its capital structure. The warrant liability is remeasured at each reporting date with increases or decreases in the fair value being recorded in the consolidated statements of operations. The warrant liability had a fair value of $4.6 million at December 31, 2019.

In December 2019, the Company entered into the Series 3 & 4 Growth Preferred Stock Purchase Agreement (the “Series 3 & 4 Growth Agreement”), under which, it closed a $50.0 million equity financing round for Series 3 Growth (see Note 11) and the warrant became issuable for 478,828 shares of Series 3 Growth.

In October 2020, the Company and One amended the terms of the amended and restated master agreement which resulted in the Company being relieved from its obligation to issue the warrants for Series 3 Growth in exchange for the delivery of warrants to common stock, a contingent call option and contingent consideration of the commercial milestone (see Note 11).

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Series 4 Growth Options

Pursuant to the Series 3 & 4 Growth Agreement, Series 3 Growth shareholders were given the right, but not the obligation, to purchase shares of Series 4 Growth at a purchase price of $20.72, within one year of the Series 3 Growth initial closing in December 2019 (the “Series 4 Growth Options”).

In conjunction with the 2,973,270 shares of Series 3 Growth issued during the Series 3 Growth initial closing, the Company issued 2,419,573 Series 4 Growth Options. During the year ended December 31, 2020, the Company issued an additional 2,845,625 shares of Series 3 Growth to current and new investors, resulting in the issuance of an additional 2,371,812 Series 4 Growth Options.

The Series 4 Growth Options were evaluated under ASC 480 — Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting as freestanding financial instruments and should be classified as liabilities, as they relate to an obligation to issue shares that are potentially redeemable. From an accounting perspective, the Company determined that the Series 4 Growth Options should be accounted for as a warrant for redeemable convertible preferred shares. Accordingly, the Company recorded a warrant liability for Series 4 Growth Options upon issuance at fair value with the corresponding offset recorded as a discount to the Series 3 Growth. The Series 4 Growth Options liability is remeasured at each reporting date up to the exercise or expiration of the options with increases or decreases in fair value being recorded in the consolidated statements of operations. At the date of issuance, the fair value of the Series 4 Growth Options was recorded at $0.7 million as a current liability on the accompanying consolidated balance sheets, as it was set to expire in December 2020 if unexercised. In connection with the subsequent issuances of Series 3 Growth in 2020 (see Note 14), the Company recorded an additional $0.7 million as a Series 4 Growth Option liability. In December 2020, the Series 4 Growth Options expired, resulting in a gain on the change in fair value of $1.4 million during the year ended December 31, 2020.

Common Stock Warrants

In October 2020, in connection with the 2020 One Amendment (see Note 11), the Company granted certain shareholders of One warrants to purchase 522,009 shares of the Company’s common stock. The Company accounted for the common stock warrants under ASC 815, Derivatives and Hedging, which resulted in recording the grant date fair value of the common stock warrants, approximately $4.3 million, to additional paid in capital on the consolidated balance sheets. As the common stock warrants are equity-classified, the warrants are recorded at their initial fair value and are not subsequently remeasured.

14.	Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock consisted of the following at September 30, 2021 (in thousands, except for share data):

	Preferred				Common Stock
	Stock	Issued and	Liquidation	Carrying	Issuable Upon
	Authorized	Outstanding	Preference	Value	Conversion
Series A-1	1,711,755	1,689,193	7,505	$7,113	1,689,193
Series A-2	1,161,254	1,161,254	3,030	3,033	1,161,254
Series A-3	1,730,874	1,730,874	5,188	7,460	1,730,874
Series A-4	2,159,022	1,450,529	4,347	2,602	1,450,529
Series A-5	1,977,114	1,977,114	24,539	49,151	1,977,114
Series Growth	2,538,274	2,538,274	31,500	63,381	2,538,274
Series 2 Growth	2,370,803	2,370,803	30,370	59,223	2,370,803
Series 3 Growth	6,308,529	5,818,895	100,492	164,733	5,818,895
Total	19,957,625	18,736,936	$206,971	$356,696	18,736,936

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Redeemable convertible preferred stock consisted of the following at December 31, 2020 (in thousands, except for share data):

	Preferred				Common Stock
	Stock	Issued and	Liquidation	Carrying	Issuable Upon
	Authorized	Outstanding	Preference	Value	Conversion
Series A-1	1,711,755	1,636,971	7,273	$6,176	1,636,971
Series A-2	1,161,254	1,161,254	3,030	3,033	1,161,254
Series A-3	1,730,874	1,492,685	4,474	4,463	1,492,685
Series A-4	2,159,022	1,450,529	5,473	2,602	1,450,529
Series A-5	1,977,114	1,977,114	24,536	24,991	1,977,114
Series Growth	2,538,274	2,538,274	31,500	32,763	2,538,274
Series 2 Growth	2,370,803	2,370,803	30,370	30,684	2,370,803
Series 3 Growth	6,308,529	5,818,895	150,768	108,813	5,818,895
Total	19,957,625	18,446,525	$257,424	$213,525	18,446,525

Series A-1

In April 2011, the Company issued units comprised of 1,636,971 shares of Series A-1 and 1,636,971 shares of common stock upon the conversion of $3.2 million of outstanding principal and accrued interest related to convertible notes issued in 2009 and 2010 and $0.4 million of deferred interest related to the 2008 Loan. The conversion was based on an issuance price of $4.44 per unit, whereby each unit is comprised of one share of Series A-1 and one share of common stock.

In April 2021, the Company issued 52,222 shares of Series A-1 upon the net exercise of the Series A-1 warrants. The warrants exercised had an aggregate fair value of $0.9 million on the date of exercise.

Series A-2

In May 2011, the Company issued:

●	409,440 shares of Series A-2 at an issuance price of $2.61 per share, resulting in gross proceeds of $1.1 million.
●	284,249 shares of Series A-2 upon conversion of $0.6 million outstanding principal and accrued interest on convertible notes issued in 2011 at a conversion price of $1.96 per share, recorded at the fair value of Series A-2 issued of $0.7 million.
●	191,625 shares of Series A-2 upon conversion of $0.5 million of deferred interest related to the 2008 Loan, based on an issuance price of $2.61 per share.

In addition, in May 2011, the Company entered into an agreement with PureTech Health LLC (“PureTech”) to issue a total of 275,940 shares of Series A-2 in exchange for management and consulting services (see Note 20). The fair value of the services was not readily determinable and, accordingly, the initial carrying value of Series A-2 issued in exchange for services was equal to the then-current fair value of the Series A-2 of $0.7 million, based on the Series A-2 issuance price of $2.61 per share.

Series A-3

In June 2012, the Company issued 1,017,648 shares of Series A-3 at an issuance price of $3.00 per share resulting in gross proceeds of $3.1 million and the Company incurred issuance costs of approximately $10,000. In June 2012, the Company issued 219,792 shares of Series A-3 upon conversion of $0.7 million of outstanding principal and accrued interest related to a promissory note issued in 2012 at an issuance price of $3.00 per share and 255,245 shares of Series A-3 upon the conversion of $0.7 million of outstanding principal and accrued interest related to a bridge loan issued in 2012 at $2.85 per share.

In March 2021, the Company issued 238,189 shares of Series A-3 upon the exercise of the Series A-3 warrants. The warrants exercised had an aggregate fair value of $3.0 million on the date of exercise.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Series A-4

In August 2013, the Company issued 1,439,352 equity units, each consisting of (i) one share of Series A-4 with a contingently issuable warrant to purchase 50% of one share of Series A-4 and (ii) one share of common stock of the LLC with a contingently issuable warrant to purchase 50% of one share of common stock of the LLC, for $3.00 per unit, resulting in proceeds of $4.3 million, net of issuance costs of approximately $11,000. The Company determined that the warrants to purchase shares of Series A-4 met the criteria for classification as a liability and were to be accounted for at fair value (see Note 13). Accordingly, the proceeds from the sale of the equity units were first allocated to the Series A-4 warrants at their fair value at issuance of $1.7 million, with the residual proceeds allocated to the Series A-4, the LLC common stock and the LLC common warrants based on their relative fair values of $2.5 million, $0.1 million and $0.1 million, respectively.

In October 2020, the Company issued 11,177 shares of Series A-4 upon the exercise of the Series A-4 warrants. The warrants exercised had an aggregate fair value of $0.1 million on the date of exercise.

Series A-5

In March 2015, the Company issued 1,450,265 shares of Series A-5 at an issuance price of $12.41 per share resulting in gross proceeds of $18.0 million and the Company incurred issuance costs of $0.1 million. In conjunction with the financing, approximately $4.3 million of outstanding principal and accrued interest on the 2014 Bridge Notes converted to 492,900 shares of Series A-5 at a conversion price of $8.69. In a subsequent and final closing in April 2015, the Company issued 33,949 shares of Series A-5 at an issuance price of $12.41 per share resulting in gross proceeds of $0.4 million.

Series Growth

In December 2015, the Company issued 2,538,274 shares of Series Growth to current and new investors at an issuance price of $12.41 per share resulting in gross proceeds of $31.5 million and the Company incurred issuance costs of $0.1 million.

Series 2 Growth

In February 2018, the Company entered into the Series 2 Growth Preferred Stock Purchase Agreement with current investors (the “Series 2 Growth Initial Purchasers”). In the February 2018 closing, the Series 2 Growth Initial Purchasers purchased 780,640 shares of Series 2 Growth at an issuance price of $12.81 resulting in gross proceeds of $10.0 million and the Company incurred issuance costs of $0.2 million. The Series 2 Growth Initial Purchasers also agreed to purchase up to 1,561,280 additional Series 2 Growth shares for aggregate proceeds of $20.0 million in subsequent closings (the “Series 2 Growth Tranche Rights”) at $12.81 per share as specified under the agreement. The fair value of the Series 2 Growth on the date of issuance was determined to be $13.80 per share based on an independent third-party valuation.

The Series 2 Growth Tranche Rights were evaluated under ASC 480 — Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting from the initial issuance of Series 2 Growth as freestanding financial instruments and are accounted for as liabilities. The Company adjusts the carrying value of the Series 2 Growth Tranche Rights to its estimated fair value at each reporting date up to the closing of each tranche financing. Increases or decreases in fair value of the Tranche Rights are recorded in the consolidated statements of operations.

In June 2018, additional current investors (“Series 2 Growth Subsequent Purchasers”) entered into the Series 2 Growth Preferred Stock Purchase Agreement. In the June 2018 closing, the Series 2 Growth Subsequent Purchasers purchased 9,269 shares of Series 2 Growth resulting in gross proceeds of $0.1 million and the Company incurred issuance costs of approximately $6,000. The Series 2 Growth Subsequent Purchasers also agreed to purchase up to 19,254 additional Series 2 Growth shares for aggregate proceeds of $0.2 million in subsequent closings alongside the Series 2 Growth Initial Purchasers.

In September 2018, under the Series 2 Growth Tranche Rights, the Company issued 390,320 shares of Series 2 Growth to the Series 2 Growth Initial Purchasers and Subsequent Purchasers resulting in gross proceeds of $5.0 million and incurring issuance costs of approximately $7,000.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

In December 2018, under the Series 2 Growth Tranche Rights, the Company issued 390,320 shares of Series 2 Growth to the Series 2 Growth Initial Purchasers and Subsequent Purchasers resulting in gross proceeds of $5.0 million. No issuance costs were incurred in conjunction with this issuance.

In April 2019, under the Series 2 Growth Tranche Rights, the Company issued 390,320 shares of Series 2 Growth to the Series 2 Growth Initial Purchasers and Subsequent Purchasers resulting in gross proceeds of $5.0 million. No issuance costs were incurred in conjunction with this issuance. The fair value of the Series 2 Growth Tranche Rights liability was revalued to its estimated fair value of $1.1 million, resulting in income of $0.3 million during the year ended December 31, 2019. The April 2019 tranche issuance resulted in the settlement of $0.7 million of Tranche Rights.

Subsequently in April 2019, the Company amended the Series 2 Growth stock purchase agreement to accelerate the remaining tranche rights under the original agreement. The Company issued 409,574 shares of Series 2 Growth to the Series 2 Growth Initial Purchasers and Subsequent Purchasers resulting in gross proceeds of $5.2 million. No issuance costs were incurred in conjunction with this issuance. The fair value of the Series 2 Growth Tranche Rights liability was revalued to its estimated fair value of $1.8 million, resulting in a loss of $0.8 million during the year ended December 31, 2018. The second April 2019 tranche issuance was the final Series 2 Growth tranche closing and resulted in the settlement of the remaining $1.8 million of Series 2 Growth Tranche Rights.

Series 3 Growth

In December 2019, the Company entered into the Series 3 Growth Preferred Stock Purchase Agreement with current and new investors (the “Series 3 Growth Initial Purchasers”). In the December 2019 closing, the Series 3 Growth Initial Purchasers purchased 2,269,831 shares of Series 3 at an issuance price of $17.27 per share, resulting in gross proceeds of $39.2 million and incurred issuance costs of $0.3 million. In conjunction with the closing, the Company issued 703,439 shares of Series 3 Growth upon conversion of the 2019 Bridge Notes, which had an estimated fair value of $12.1 million at the time of conversion (see Note 12). As part of the Series 3 & 4 Growth Agreement certain Series 3 Growth Initial Purchasers agreed to purchase, 775,911 additional Series 3 Growth shares at $17.27 per share for aggregate proceeds of $13.4 million in subsequent closings (the “Series 3 Growth Tranche Rights”). The fair value of the Series 3 Growth on the date of issuance was determined by the Company to be $17.09 per share with the assistance of a third-party valuation specialist.

The Series 3 Growth Tranche Rights were evaluated under ASC 480 — Distinguishing Liabilities from Equity and it was determined that they met the requirements for separate accounting from the initial issuance of Series 3 Growth as freestanding financial instruments and are accounted for as liabilities. The Company adjusts the carrying value of the Series 3 Growth Tranche Rights to its estimated fair value at each reporting date up to the closing of each tranche financing. Increases or decreases in fair value of the Tranche Rights are recorded in the consolidated statements of operations.

At the date of the December 2019 issuance, $0.4 million of the Series 3 Growth proceeds was allocated to the Series 3 Growth Tranche Rights liability, which was recorded as a current liability in the accompanying consolidated balance sheets. The Company also recognized approximately $6,000 of other expense for issuance costs related to the Tranche Rights in the accompanying consolidated statement of operations.

In April 2020, the Company issued 818,990 shares of Series 3 Growth resulting in gross proceeds of $14.1 million and incurring issuance costs of approximately $26,000. The issuance included 775,911 shares under the Series 3 Growth Tranche Rights. The Series 3 Growth Tranche Rights liability was remeasured to its estimated fair value immediately prior to settlement, resulting in $0.3 million of income being recorded in the consolidated statements of operations. The tranche issuance was the final Series 3 Growth tranche closing and resulted in the settlement of the remaining $0.1 million of Series 3 Growth Tranche Rights.

In June 2020, the Company issued 1,158,077 shares of Series 3 Growth to CMS in conjunction with the CMS Bridging DMCC Licensing, Collaboration, and Investing Agreements (see Note 5) resulting in gross proceeds of $20.0 million and incurring issuance costs of $0.2 million.

In August 2020, the Company issued 868,558 shares of Series 3 Growth resulting in gross proceeds of $15.0 million and incurring issuance costs of $0.1 million.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Redeemable Convertible Preferred Stock Rights and Preferences

On December 2, 2019, the Company filed its Twelfth Amended and Restated Certificate of Incorporation which amended the terms of the Company’s redeemable convertible preferred stock to designate Series A-1, Series A-2, Series A-3 and Series A-4 as Junior Preferred Stock, collectively, and Series A-5, Series Growth, Series 2 Growth, Series 3 Growth and Series 4 Growth as Senior Preferred, collectively, and together with the Junior Preferred, the Series Preferred.

In addition, the Twelfth Amended and Restated Certificate of Incorporation designated Series Growth and Series 2 Growth as Junior Growth Preferred, collectively, and Series 3 Growth and Series 4 Growth as Senior Growth Preferred, collectively.

Voting

The holders of Series Preferred have full voting rights and powers equal to the rights and powers of holders of shares of common stock, with respect to any matters upon which holders of shares of common stock have the right to vote. Holders of Series Preferred are entitled to the number of votes equal to the number of whole shares of common stock into which such share of Series Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters. Holders of record of the shares of common stock and preferred stock, voting together as a single class, are entitled to elect the directors of the Company.

Dividends

Liquidation Preference Prepayment Dividends

On June 27, 2012, the terms of the Series Preferred were amended. An 8% non-cumulative dividend payable when and if declared by the Board was replaced with a liquidation preference prepayment dividend (“Liquidation Preference Prepayment Dividend”). The Senior Growth Preferred Stock rank senior to the Junior Growth Preferred Stock, which rank senior to the Series A-5, which rank senior to the Junior Series Preferred Stock in the event of a Liquidation Preference Prepayment Dividend. The Board of Directors, which is controlled by Series 3 Growth holders as of September 30, 2021, may elect to declare of the above designations of Series Preferred, one or more dividends equal to the liquidation preference of such shares, or any portion thereof, to the holders of such shares. If a liquidation preference prepayment dividend is paid, it would reduce the liquidation preference payable to the respective Series Preferred holders upon liquidation or deemed liquidation.

Dividends subsequent to Liquidation Preference Prepayment Dividend

After Liquidation Preference Prepayment Dividends have been paid in full and after the holders of common stock have received aggregate dividends per share equal to the lowest per share Liquidation Preference Prepayment Dividend, then the holders of Series Preferred will participate in any dividends declared on a pro rata basis with common stock.

Liquidation Preference

The Senior Growth Preferred Stock rank senior to the Junior Growth Preferred Stock, which rank senior to the Series A-5, which rank senior to the Junior Series Preferred Stock, which rank senior to Company’s common stock in the event of liquidation dissolution or winding-up of the Company.

In the event of any liquidation, dissolution or winding-up of the Company, the holders of Senior Growth Preferred shall be entitled to receive, prior to any distributions being made to Junior Growth Preferred, Series A-5, Junior Preferred and common stock, an amount per share equal to one and one-half times (1.5x) the original issuance price ($17.27 and $20.72 per share for Series 3 Growth and Series 4 Growth, respectively) less any Liquidation Preference Prepayment Dividend paid for such shares of Senior Growth Preferred, plus any dividends declared but unpaid. If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay the Senior Growth Preferred the full amount to which they are entitled, the holders of Senior Growth Preferred share ratably in any distribution of the assets.

After payment to holders of the Senior Growth Preferred, the Junior Growth Preferred, Series A-5, and Junior Series Preferred, each shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of a lower ranking designation of stock an amount per share equal to the greater of (i) the applicable original issue price ($12.81, $12.41, $12.41, $3.77, $3.00, $2.61, and $4.44 per share for Series 2 Growth, Series Growth, Series A-5, Series A-4, Series A-3, Series A-2,

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

and Series A-1, respectively), less any Liquidation Preference Prepayment Dividend paid for such shares of the respective designation of stock, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series Preferred been converted into common stock immediately prior to such liquidation, dissolution or winding up, less any Liquidation Preference Prepayment Dividend paid for such shares of the respective designation of stock and after giving effect to any other applicable Liquidation Preference Prepayment Dividend. If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay the holders of a particular designation of stock the full amount to which they are entitled, the holders of the particular designation of stock share ratably in any distribution of the assets.

In the event of any liquidation, dissolution or winding-up of the Company, after the Series Preferred liquidation payments have been made, the remaining assets for distribution shall be distributed among the holders of the Senior Growth Preferred and common stock pro rata based on the number of shares held by each Senior Growth Preferred and common stockholder, treating for this purpose all such securities as if they had converted to common stock.

Redemption

Modification of Senior Preferred Stock terms

On February 28, 2018, the terms of the Senior Series Preferred were amended to add a redemption feature provided to holders of the Senior Preferred Stock. Shares of Senior Preferred Stock shall be redeemed by the Company, upon an elective redemption request by the investors on or after February 28, 2025, at a price equal to the greater of i) the conversion price per share, plus all declared but unpaid dividends thereon, and ii) the fair market value of a single share of each applicable series of Senior Preferred. Outstanding shares of Senior Preferred Stock shall be accreted to the redemption value at each reporting period, with the offset recorded to additional paid-in capital in the accompanying consolidated balance sheets.

On December 2, 2019, the redemption date was amended to December 2, 2026.

Conversion

Each share of Series Preferred is convertible at the option of the holder at any time after issuance into the number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price of each series of preferred stock by the conversion price of each series in effect at time of the conversion. The initial conversion price is the respective original issue price, subject to adjustment in accordance with the antidilution provisions of each series. Each Series Preferred will subject to automatic conversion into common stock in the event of either (i) a qualified initial public offering that results in minimum gross proceeds to the Company of $50.0 million and a price of at least $17.27 per share, or (ii) at the election of the holders of a majority of the then outstanding Series Preferred. Each share of Series Preferred will be automatically converted into one share of common stock at the then effective conversion rate, provided however that in the event of a qualified initial public offering, the holders of the Senior Growth Preferred Stock will be entitled to receive additional shares of common stock equal to one and one-half times (1.5x) the original issue price of the Senior Growth Preferred divided by the price per share of common stock offered in such initial public offering. Series A-3 may only be converted at the election of the holders of a majority of the then outstanding Series A-3 and the Board of Directors in its sole discretion if the conversion occurs following the payment in full of the Series Preferred Liquidation Preference Payment. As of September 30, 2021, none of the outstanding shares of Series Preferred were converted into common stock.

15.	Common Stock

The holders of the common stock are entitled to one vote for each share of common stock. Subject to the payment in full of all preferential dividends to which the holders of the preferred stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of all debts and liabilities of the Company and all preferential amounts to which the holders of preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of common stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

At September 30, 2021 and December 31, 2020 common stock reserved for future issuance was as follows:

	At September 30,	At December 31,
	2021	2020
Common stock options outstanding	5,229,675	5,034,858
Conversion of all classes of redeemable convertible preferred stock	18,736,936	18,446,525
Issuances upon exercise of warrants to purchase Series A-1, upon conversion to common warrants	—	74,784
Issuances upon exercise of warrants to purchase Series A-3, upon conversion to common warrants	—	238,189
Issuances upon exercise of warrants to purchase Series A-4, upon conversion to common warrants	708,493	708,493
Issuances upon exercise of common stock warrants	522,009	522,009
Total common stock reserved for future issuance	25,197,113	25,024,858

16.	Stock-Based Compensation

2016 Stock Option Plan

In September 2016, the Company’s Board of Directors approved the 2016 Stock Option and Grant Plan (the “2016 Plan”), which supersedes the 2006 Stock Incentive Plan, and provides for the grant of incentive stock options, nonqualified stock options, and restricted stock to employees, directors, and nonemployees of the Company. The 2016 Plan was authorized to issue up to 4,018,185 shares on common stock as of January 1, 2019. In June 2020, the 2016 Plan was amended to increase the number of authorized shares of common stock to 5,634,251. Under the 2016 Plan, 290,885 and 496,542 shares remain available for issuance as of September 30, 2021 and December 31, 2020, respectively.

Options and restricted stock awards generally vest based on the grantee’s continued service with the Company during a specified period following a grant as determined by the Board of Directors and expire ten years from the grant date. In general, awards typically vest in three years, but vesting conditions can vary based on the discretion of the Company’s Board of Directors.

The fair value of the options is estimated at the grant date using Black-Scholes and recognized over the vesting period, taking into account the terms and conditions upon which options are granted. The fair value of restricted stock awards is the fair value at the date of grant reduced by the exercise price of the award, if any. The fair value of both options and restricted stock awards are amortized on a straight-line basis over the requisite service period of the awards.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

Stock Option Activity

The following table summarizes the Company’s stock option activity from December 31, 2020 through September 30, 2021:

		Weighted-	Weighted-
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price per	Contractual	Intrinsic Value
	Options	Share	Term (Years)	(in thousands)
Outstanding at December 31, 2020	5,034,858	$9.26	6.1	$14,742
Granted	295,413	$14.41
Exercised	(10,840)	$0.84	145
Forfeited	(59,340)	$11.22
Expired	(30,416)	$11.32
Outstanding at September 30, 2021	5,229,675	$9.53	5.6	$79,176
Exercisable at September 30, 2021	4,120,199	$8.87	4.6	$65,093
Nonvested at September 30, 2021	1,109,476	$11.98	9.0	$14,083

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the common stock. The total fair value of options vested during the nine months ended September 30, 2021 and 2020 was $4.7 million and $2.4 million, respectively.

Stock-based compensation expense is classified in the consolidated statements of operations as follows (in thousands):

	Nine Months Ended
	September 30,
	2021	2020
Research and development	$1,304	$1,467
General and administrative	2,876	1,960
Total	$4,180	$3,427

As of September 30, 2021 and December 31, 2020, there was $6.9 million and $8.1 million, respectively, of unrecognized compensation cost related to unvested stock option grants to employees under the 2016 Plan, which is expected to be recognized over a weighted-average period of 1.9 and 2.2 years, respectively. As of September 30, 2021 and December 31, 2020, there was $0.4 million and $0.6 million, respectively, of unrecognized compensation cost related to unvested stock option grants to nonemployees under the 2016 Plan, which is expected to be recognized over a weighted-average period of 2.0 and 2.2 years, respectively.

17.	Income Taxes

The Company recorded a provision of less than $0.1 million and $2.2 million during the nine months ended September 30, 2021 and September 30, 2020, respectively. The provision recorded differs from the US statutory rate of 21% for the nine months ended September 30, 2021 primarily due to the valuation allowance recorded against the net operating losses and deferred tax assets. The provision differs from the US statutory rate of 21% for the nine months ended September 30, 2020 primarily due to the valuation allowance recorded against deferred tax assets, and due to the provision for income taxes related to the transfer of the equity-method investment in One S.r.l. (One) from the Gelesis entity in Italy to a Gelesis entity in the US.

In conjunction with acquiring the investment in One in 2019, the Company recognized a deferred tax asset of approximately $3.1 million which represents the excess tax basis over carrying value. The Company recorded this deferred tax asset with a corresponding decrease to the amounts initially allocated to the investment. As the deferred tax asset exceeds the initially allocated balances and results in a reduction of the initial carrying value of the $1.8 million investment balance to zero, the remaining $1.2 million excess was recorded as a deferred credit. The deferred credit is not considered as a deferred tax liability nor a reduction of a deferred tax asset. Rather, the deferred credit is included in other long-term liabilities on the accompanying consolidated balance sheet, and subsequently

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

recognized as a reduction to income tax expense in proportion to the realization or elimination of the deferred tax asset that gave rise to the deferred credit. A summary of the equity-method investment activity during the year ended December 31, 2019 is as follows (in thousands):

Initially allocated value of equity-method investment	$1,810

Deferred tax asset generated by book-to-tax difference	3,040
Adjustment to carrying value of equity-method investment	(1,810)
Deferred credit (see Note 11)	(1,230)
Balance at December 31, 2019	$—

In May 2020, the Company transferred the equity-method investment in One from the Gelesis entity in Italy to a Gelesis entity in the US. In connection with the transfer of the equity-method investment, the Company wrote-off the deferred tax asset of $3.0 million generated by the book-to-tax difference and the deferred credit of $1.2 million, resulting in an expense of $1.8 million recorded within provision for income taxes in the accompanying consolidated statement of operations during the nine months ended September 30, 2020.

The Company continues to evaluate the positive and negative evidence bearing upon the realizability of its net deferred tax assets and determined that it is not more likely than not that the Company will recognize the benefits of the net deferred tax assets. Additionally, the Company's Italian subsidiary incurred a net operating loss from operations during the 3rd quarter of 2020 and was expected to remain in a net loss position until the end of 2020. The Company has determined that it is not more likely than not that the Company will be able to realize the benefits of the net deferred tax assets in Italy. As a result, the Company recorded a deferred tax provision in Italy during the period ended September 30, 2020, to establish a full valuation allowance against the balance of net deferred tax assets previously recorded relating to its Italian subsidiary. The Company will continue to evaluate all positive and negative evidence each period. As of September 30, 2021 and 2020, the Company continues to maintain a full valuation allowance against the balance of net deferred tax assets in its consolidated financial statements.

18.	Earnings (Loss) per Share

Basic and diluted loss per share attributable to common stockholders were calculated as follows:

	Nine Months Ended
	September 30,
	2021	2020
Numerator:
Net loss	$(74,055)	$(11,965)
Accretion of redeemable convertible preferred stock to redemption value	(139,237)	(6,568)
Accretion of noncontrolling interest put option to redemption value	(285)	(467)
Net loss attributable to common stockholders	$(213,577)	$(19,000)
Denominator:
Weighted average common shares outstanding, basic and diluted	2,161,848	2,147,064
Net loss per share, basic and diluted	$(98.79)	$(8.85)

The Company’s potential dilutive securities, which include stock options, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

stock, presented based on amounts outstanding at September 30, 2021 and 2020 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.

	At September 30,	At September 30,
	2021	2020
Convertible preferred stock	18,736,936	18,435,348
Warrants on convertible preferred stock	708,493	6,302,856
Options to purchase common stock	5,229,675	4,985,576
Warrants on common stock	522,009	—
Total	25,197,113	29,723,780

19.	Commitments and Contingencies

Operating Leases

The Company has operating leases for office, laboratory and manufacturing space with remaining terms between four and six years. Leases with initial terms of less than twelve months are not recorded as operating leases. The Company recognizes expenses for leases on a straight-line basis over the lease period and has accrued for lease expense incurred but not yet paid. While certain leases contain renewal options, the Company does not include renewal options in determining the term of the lease, used for calculating the associated lease liabilities, unless it is reasonably certain it will execute the renewal option. None of the Company’s leases include variable payments, residual value guarantees or restrictive covenants.

In June 2019, the Company entered into an operating lease agreement with PureTech for office space located in Boston, Massachusetts. The lease expires in August 2025, with total lease payments of $3.2 million over the term. In December 2019, the Company recognized an operating lease for its agreement with the Town of Calimera for laboratory and manufacturing space located in Calimera, Italy. The lease expires in December 2023, with total lease payments $0.2 million over the term.

As of September 30, 2021, the Company’s operating lease right of use assets was $2.1 million, of which $0.5 million and $1.6 million were short-term and long-term lease liabilities, respectively. As of December 31, 2020, the Company’s operating lease right of use assets was $2.2 million, of which $0.4 million and $1.8 million were short-term and long-term lease liabilities, respectively. Operating lease expense was $0.4 million during both nine months ended September 30, 2021 and 2020, respectively. The remaining noncancelable term of the Company’s operating leases was 3.8 years at September 30, 2021, and the weighted average discount rate was 5.9%.

Future minimum rental payments under the Company’s noncancelable operating leases at September 30, 2021 are as follows (in thousands):

2021 (excluding the nine months ended September 30, 2021)	$134
2022	541
2023	551
2024	528
2025	353
$2,107

Royalty Agreements

Expenses from royalty agreements on net product sales and sublicense income is recognized as a component of selling, general and administrative expense during the period in which the associated revenues are recognized.

PureTech

In December 2009, the Company entered into a royalty and sublicense income agreement with PureTech, a significant stockholder in the Company, whereby the Company is required to pay PureTech a 2.0% royalty on net product sales received as a result of developing products and technology using the intellectual property purchased from One.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

One S.r.l

Under the amended and restated master agreement with One, the Company is required to pay a 2.0% royalty on net product sales and €17.5 million (approximately $20.3 million at September 30, 2021) upon the achievement of certain milestones and pay royalties on future sales and/or a percentage of sublicense income. As of September 30, 2021, none of the milestones have been met.

Grant Agreements

The Company has been awarded grants from governmental agencies, which are recognized as income as the qualifying expenses are incurred (see Note 11). The grant agreements contain certain provisions, including, among others, maintaining a physical presence in the region for defined periods. Failure to comply with these covenants would require either a full or partial refund of the grant to the granting authority.

Research and Development Tax Credits

The Company’s wholly owned subsidiary, Gelesis S.r.l., which conducts core research and development activities on behalf of the Company, is eligible to receive a non-income based and non-refundable tax credits for qualified research and development activities. The Company has earned research and development tax credits in Italy for qualifying expenses incurred by performing certain research and development activities. For the nine months ended September 30, 2021 and 2020, less than $0.1 million and $0.4 million, respectively, were recorded in the consolidated statements of operations.

In December 2018, the Italian government passed a new budget law, effective January 1, 2019, that amended the eligibility criteria for recognizing qualifying research and development tax credits (“2019 Budget Law). The 2019 Budget Law requires retroactive application for research and development tax credits earned during the year ended December 31, 2019. Under the 2019 Budget Law, research and development tax credits claimed in prior periods under previous interpretations of the research and development tax credit law may potentially be repaid by the Company. The Company anticipates further interaction with the Italian Finance Ministry and Italian Tax Authority in 2021 to challenge the eligibility criteria and retroactive application of the 2019 Budget Law within our specific business case, however the likelihood that the Company is successful is uncertain.

The Company evaluated the potential loss under ASC 450, Contingencies. The Company concluded that the likelihood of a potential loss arising from this matter is probable.

The Company has recorded $3.1 million and $3.2 million as a component of other long-term liabilities in the accompanying consolidated balance sheets as of September 30, 2021 and December 31, 2020, respectively. The Company does not expect this matter to be resolved within the next operating cycle. In October 2021, the Italian federal tax authority initiated an audit of the research and development tax credits for the calendar years 2017 through 2019. The Company expects that this tax audit will continue into 2022.

20.	Related Party Transactions

The Company had the following transactions with related parties:

PureTech

The Company engages PureTech to provide, among other things, management expertise, strategic advice, administrative support, computer and telecommunications services and office infrastructure. In exchange for providing such services, the Company pays PureTech a monthly fee. In addition, PureTech periodically invoices the Company for out-of-pocket expenses reasonably incurred in connection with providing such business services. The Company incurred general and administrative costs for management services provided by PureTech totaling $0.5 million and $0.4 million during the nine months ended September 30, 2021 and 2020, respectively. The Company incurred royalty expense of $0.2 million and less than $0.1 million in connection with the PureTech royalty agreement (see Note 19) during the nine months ended September 30, 2021 and 2020, respectively. The Company had outstanding current liabilities to PureTech of less than $0.1 million and $0.1 million at September 30, 2021 and December 31, 2020, respectively.

GELESIS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share data)

One S.r.l

Consulting Agreement with Founder of One

In 2008, in connection with entering into a patent license and assignment agreement with One, the Company and one of the founders of One, who is also a stockholder of the Company, executed a consulting agreement for the development of the underlying intellectual property. The Company incurred costs for consulting services received from the founder totaling $0.1 million during both the nine months ended September 30, 2021 and 2020. The Company has outstanding accrued expenses to the founder of approximately $19,000 and approximately $43,000 at September 30, 2021 and December 31, 2020, respectively.

Acquisition of One

In connection with the amended and restated master agreement with One (see Note 11), Gelesis S.r.l., a VIE of the Company, acquired a 10.0% equity interest in One. No payments related to the acquisition were made to One shareholders by the Company during the nine months ended September 30, 2021 and 2020. The Company had remaining undiscounted payments of €5.0 million due to One as of September 30, 2021 and December 31, 2020 (approximately $5.8 million and $6.1 million as of September 30, 2021 and December 31, 2020, respectively).

Additionally, the Company incurred royalty expense of $0.2 million and less than $0.1 million in connection with the One royalty agreement (see Note 19) during the nine months ended September 30, 2021 and 2020, respectively.

CMS Agreements

In connection with the CMS Agreements entered into in June 2020, the Company sold 1,158,077 shares of Series 3 Growth to CMS for an aggregate purchase price of $20.0 million (see Note 14). In addition, Company granted CMS a license to use its IP and the rights to sell the Product in the CMS Territory in exchange for a one-time, non-refundable and non-creditable upfront fee of $15.0 million, a time-based milestone payment of $5.0 million, and a sales milestone payment that ranges from the low millions of dollars to the low hundred millions of dollars based on the aggregate net sales of all products in the CMS Territory during a calendar year (see Note 5). As of September 30, 2021, the regulatory milestone and sales milestone had not been met.

RIF Transaction

In connection with the RIF transaction entered into in August 2020, the Company received €10.0 million (approximately $11.6 million at September 30, 2021) from RIF as an equity investment that can be called by the Company beginning in December 2023 and ending in December 2026 by paying the investment plus 15.0% percent annual interest or put by RIF starting in January 2027 and ending in December 2027 for the investment amount plus 3.175% percent annual interest. RIF holds approximately 22% of the equity of Gelesis S.r.l. at December 31, 2020 (see Note 11). In addition, the shareholders of RIF provided the Company with a loan for €15.0 million (approximately $17.4 million at September 30, 2021) with a fixed interest rate of 6.35% per annum (see Note 12).

21.	Subsequent Events.

On November 8, 2021, CPSR and Gelesis entered into an amendment to the Business Combination Agreement to amend certain terms and conditions, including revising the Equity Value from $900.0 million to $675.0 million.

On December 13, 2021, the Company entered into a bridge financing arrangement, executing convertible promissory note agreements with two existing investors in the aggregate amount of $27.0 million. These convertible promissory notes bear interest at 10.0% and shall be settled in cash for principal plus accrued interest by the third business day following the closing of the Business Combination. In the event the Business Combination Agreement is terminated, the majority holders of the promissory notes may elect to convert outstanding principal and interest into the securities being issued and sold to investors in a subsequent qualified financing event.

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.,

CPSR GELESIS MERGER SUB, INC.,

AND

GELESIS, INC.

DATED AS OF JULY 19, 2021

A-i

A-ii

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Subscription Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Amended and Restated Registration and Stockholder Rights Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of A&R Capstar Certificate of Incorporation
Exhibit G	Form of A&R Capstar Bylaws
Exhibit H	Form of Capstar Incentive Equity Plan
Schedule I	Supporting Company Stockholders

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 19, 2021, is made by and among Capstar Special Purpose Acquisition Corp., a Delaware corporation (“Capstar”), CPSR Gelesis Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Gelesis, Inc., a Delaware corporation (the “Company”). Capstar, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Capstar is a blank check company incorporated in Delaware on February 12, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is a wholly-owned Subsidiary of Capstar that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Capstar, Capstar is required to provide an opportunity for its stockholders to have their outstanding Capstar Class A Shares redeemed on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date of this Agreement, Capstar Sponsor Group, LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Stockholders collectively own 6,900,000 Capstar Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Stockholders, Capstar and the Company are entering into the letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Stockholder has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Capstar or any other anti-dilution or similar protection with respect to the Capstar Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), such that the Capstar Class B Shares will convert into Capstar Class A Shares at the Closing on a one-to-one basis, and (c) subject certain of the Capstar Class B Shares and Capstar Class A Warrants currently held by the Sponsor to certain vesting conditions and potential forfeiture, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, the board of directors of Capstar (the “Capstar Board”) has (a) approved this Agreement, the Ancillary Documents to which Capstar is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of Capstar Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and certain other investors (the “PIPE Investors”), are entering into a subscription agreement, substantially in the form attached hereto as Exhibit B (the “Subscription Agreement”), with Capstar, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase substantially simultaneously with the Closing on the Closing Date, and Capstar has agreed to issue and sell to the PIPE Investors substantially simultaneously with the Closing on the Closing Date, the number of Capstar Shares provided for in the Subscription Agreement in exchange for the purchase price set forth therein (such equity financing under the Subscription Agreements, together with any financing pursuant to any subscription agreement(s) entered into after the date hereof and prior to the Closing that provide(s) for the subscription and purchase of Capstar Shares containing terms and conditions substantially similar as the Subscription Agreements, hereinafter collectively referred to as the “PIPE Financing”), in each case on the terms and subject to the conditions set forth therein;

WHEREAS, the Sponsor and the PIMCO Private Funds have provided their written consent to the entry by Capstar into this Agreement (the “Sponsor Approval”);

WHEREAS, Capstar, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, concurrently with the execution of this Agreement, each Company Stockholder listed on Schedule I attached hereto (collectively, the “Supporting Company Stockholders”) shall duly execute and deliver to Capstar a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Stockholder will agree to, among other things, support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, effective immediately prior to the Closing, pursuant to a written consent of the holders of the Company Preferred Stock (the “Company Preferred Stockholder Approval”), the Company Preferred Stock then issued and outstanding will be converted into Company Shares in accordance with the terms of the Governing Documents of the Company;

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of Capstar and (b) each Company Share will be automatically converted as of the Effective Time into a portion of the Transaction Share Consideration, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, at the Closing, Capstar, the Sponsor, the Other Class B Stockholders and the Company Stockholders set forth on Schedule I will enter into an amended and restated registration and stockholder rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration and Stockholder Rights Agreement”), pursuant to which, among other things, the Sponsor, the Other Class B Stockholders and the Company Stockholders set forth on Schedule I (i) will agree not to effect any sale or distribution of any Equity Securities of Capstar held by any of them during the lock-up period described therein and (ii) will be granted certain registration rights with respect to their respective Capstar Shares; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Definitions.    As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Capstar SEC Reports” has the meaning set forth in Section 4.7.

“Adopted Incentive Equity Plan” has the meaning set forth in Section 5.19(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, the Affiliates of the Sponsor shall be deemed to include Capstar Partners, LLC and its controlled Affiliates, and the PIMCO Private Funds.

“Aggregate Transaction Share Consideration” means an aggregate number of Capstar Shares equal to (a) the Transaction Share Consideration, plus (b) the Rollover Vested Option Amount, plus (c) the Rollover Warrant Amount. For avoidance of doubt, Aggregate Transaction Share Consideration shall be equal to 90,000,000 Capstar Shares, issuable either as Transaction Share Consideration or upon exercise of Vested Rollover Options or Rollover Warrants.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Transaction Structure” has the meaning set forth in Section 5.6(a)(i).

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Registration and Stockholder Rights Agreement, Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Anti-Money Laundering Laws” means all applicable Laws and sanctions, foreign, state and federal, criminal and civil, that: (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a “financial institution” (as defined in 31 U.S.C. 5312 (a)(z), as periodically amended) conducts business; (d) require reporting of suspicious activity; or (e) are designed to disrupt the flow of funds to terrorist organizations. Such applicable Laws shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act of 1970, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., the Intelligence Reform & Terrorism Prevention Act of 2004, and the sanction regulations promulgated pursuant thereto by U.S. Department of the Treasury’s Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Available Cash” means the total cash of Capstar at the Effective Time, after giving effect to the PIPE Financing, including (i) the funds remaining in the Trust Account after giving effect to required Capstar Stockholder Redemptions, plus (ii) the proceeds under the Subscription Agreements entered into as of the date hereof and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, but prior to the payment of (x) any Capstar Expenses or Company Expenses or (y) any unpaid or contingent liabilities of Capstar.

“Business” means the business of, directly or indirectly, including through licenses with third parties, researching, developing, manufacturing, packaging, labeling, storing, marketing, selling or distributing products, substances, including hydrogel medical devices, for use in the treatment or mitigation of overweight, obesity and chronic diseases, and any products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.9.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Public Law No. 116-136.

“Capstar” has the meaning set forth in the introductory paragraph to this Agreement.

“Capstar Acquisition Proposal” means any transaction or series of related transactions under which Capstar or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Capstar Acquisition Proposal.

“Capstar Board” has the meaning set forth in the recitals to this Agreement.

“Capstar Board Recommendation” has the meaning set forth in Section 5.9.

“Capstar Bylaws” has the meaning set forth in Section 2.1(a)(ix).

“Capstar Certificate of Incorporation” has the meaning set forth in Section 2.1(a)(ix).

“Capstar Class A Shares” means Capstar’s Class A common stock, par value $0.0001 per share.

“Capstar Class A Warrant” means a warrant entitling the holder thereof to purchase one (1) Capstar Class A Share pursuant to the terms of the Warrant Agreement and at an exercise price of eleven dollars and fifty cents ($11.50) per Capstar Class A Warrant.

“Capstar Class B Shares” means Capstar’s Class B common stock, par value $0.0001 per share.

“Capstar D&O Persons” has the meaning set forth in Section 5.15(a).

“Capstar Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Capstar on the date of this Agreement.

“Capstar Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a Capstar Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Capstar Party and (b) any other fees, costs, expenses, commissions or other amounts that are expressly allocated to any Capstar Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of all such fees, costs, expenses, commissions or other amounts incurred in connection with any filing with any Governmental Entity required hereunder, including the HSR Act filing fee and all Capstar SEC Reports. Notwithstanding the foregoing or anything to the contrary herein, Capstar Expenses shall not include any Company Expenses.

“Capstar Financial Statements” means all of the financial statements of Capstar included in the Capstar SEC Reports.

“Capstar Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of the Capstar Parties) and Section 4.21 (No Capstar Material Adverse Effect).

“Capstar Group” has the meaning set forth in Section 8.19.

“Capstar Incentive Equity Plan” has the meaning set forth in Section 5.19(a).

“Capstar Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of any Capstar Party to consummate the transactions contemplated by this Agreement in accordance with its terms.

“Capstar Non-Party Affiliates” means, collectively, each Capstar Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Capstar Related Party (other than, for the avoidance of doubt, any Capstar Party).

“Capstar Parties” means, collectively, Capstar and Merger Sub.

“Capstar Related Parties” has the meaning set forth in Section 4.9.

“Capstar Related Party Transactions” has the meaning set forth in Section 4.9.

“Capstar Sale” means a Change of Control Transaction with respect to Capstar.

“Capstar Sale Price” means the price per share for one (1) Capstar Share in a Capstar Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earn outs or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not listed on any securities exchange, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the OTC Markets Group, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on the NYSE or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer taxes payable in connection with such sale) and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer taxes payable in connection with such sale).

“Capstar SEC Reports” has the meaning set forth in Section 4.7.

“Capstar Share Value” means $10.00.

“Capstar Shares” means (a) prior to the consummation of the Merger, collectively, the Capstar Class A Shares and the Capstar Class B Shares and (b) from and after the consummation of the Merger, shares of common stock, par value $0.0001 per share, of Capstar. Any reference to the Capstar Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Capstar Stockholder Approval” means, collectively, the Required Capstar Stockholder Approval and the Other Capstar Stockholder Approval.

“Capstar Stockholder Redemption” means the right of the holders of Capstar Class A Shares to redeem all or a portion of their Capstar Class A Shares prior to the Closing (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Capstar.

“Capstar Stockholders Meeting” has the meaning set forth in Section 5.9.

“Capstar Stock Price” means on any date from and after the consummation of the Merger, the volume weighted average price per share of Capstar Shares on the principal securities exchange or securities market on which Capstar Shares trade, from 9:30 a.m. to 4:00 p.m. in New York, New York on such date, as reported by Bloomberg, or if not available on Bloomberg, as reported by Morningstar, or if not available on Bloomberg or Morningstar, as reasonably estimated by the Capstar Board in good faith.

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the Capstar Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options or Rollover Warrants at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, including by way of an equity or similar investment in such Person, (b) that results, directly or indirectly, in the stockholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options or Company Warrants outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Common Warrants” means the warrants of the Company issued pursuant to the Warrant Purchase Agreement, dated as of October 21, 2020.

“Company D&O Persons” has the meaning set forth in Section 5.16(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Capstar by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each outstanding Company Option and each other outstanding equity or equity-based award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company.

“Company Equity Plan” means the Gelesis, Inc. 2016 Stock Option and Grant Plan, and the Gelesis 2006 Stock Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) any Change of Control Payments and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of all such fees, costs, expenses, commissions or other amounts incurred in connection with any filing with any Governmental Entity required hereunder, including the HSR Act filing fee and all Capstar SEC Reports. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Capstar Expenses.

“Company Fully-Diluted Shares” means the total number of shares of Company Shares outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Share basis, and including, without limitation or duplication, (a) the number of Company Shares issuable upon conversion of all shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, and (b) the number of Company shares issuable upon exercise of all Vested Company Options and Company Warrants.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), and Section 3.2(c) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software, hardware, communication systems, servers, network equipment and related documentation, interfaces, data and databases, and all other information technology or telecommunications systems that are used to process, store, maintain or operate data, information, and functions used in connection with the business of a Group Company that are, in each case, owned or purported to be owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned or licensed by any Person (other than a Group Company) that is licensed or sublicensed, as applicable, to any Group Company.

“Company Licensed Patent” has the meaning set forth in Section 3.13(a).

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with its terms; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws after the date hereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence described in or resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a materially disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised.

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Preferred Stock” means, collectively, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock, the Company Series A-4 Preferred Stock, the Company Series A-5 Preferred Stock, the Company Series Growth Preferred Stock, the Company Series 2 Growth Preferred Stock and the Company Series 3 Growth Preferred Stock.

“Company Preferred Stockholder Approval” has the meaning set forth in the recitals to this Agreement.

“Company Product” means each product or product candidate that is being researched, tested, developed, manufactured, marketed, sold or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A-4 Warrants” means the warrants of the Company issued pursuant to the Series A-4 Stock and LLC Common Share Purchase Agreement, dated as of August 16, 2013.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Series A-2 Preferred Stock, par value $0.0001 per share.

“Company Series A-3 Preferred Stock” means the shares of the Company’s Series A-3 Preferred Stock, par value $0.0001 per share.

“Company Series A-4 Preferred Stock” means the shares of the Company’s Series A-4 Preferred Stock, par value $0.0001 per share.

“Company Series A-5 Preferred Stock” means the shares of the Company’s Series A-5 Preferred Stock, par value $0.0001 per share.

“Company Series Growth Preferred Stock” means the shares of the Company’s Series Growth Preferred Stock, par value $0.0001 per share.

“Company Series 2 Growth Preferred Stock” means the shares of the Company’s Series 2 Growth Preferred Stock, par value $0.0001 per share.

“Company Series 3 Growth Preferred Stock” means the shares of the Company’s Series 3 Growth Preferred Stock, par value $0.0001 per share.

“Company Shares” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.14(b).

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholders Agreement” means the Gelesis, Inc. Ninth Amended and Restated Stockholders Agreement, dated as of December 5, 2019, by and among the Company and the Company Stockholders party thereto, as amended by the Gelesis, Inc. First Amendment to the Ninth Amended and Restated Stockholders Agreement, effective as of December 18, 2020.

“Company Warrants” means, collectively, the Company Common Warrants and the Company Series A-4 Warrants.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 28, 2021, by and between the Company and Capstar.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any independent contractor, consultant, contractor, subcontractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(c).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Earn Out Period” has the meaning set forth in Section 2.6(a).

“Earn Out Shares” has the meaning set forth in Section 2.1(b)(i).

“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each equity or equity-based, bonus, incentive, retention, severance pay, deferred compensation, employment, compensation, change in control, supplemental income arrangement, or vacation plan, program, arrangement or agreement, in each case that any Group Company maintains, sponsors or contributes to or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Environmental Laws” means all Laws and Orders concerning pollution, Hazardous Substances, restoration or protection of the environment or natural resources, public health, and workplace health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.9.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $900,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(c).

“Exchange Ratio” means (x) the quotient obtained by dividing (i) the Equity Value by (ii) the aggregate number of Company Fully-Diluted Shares, divided by (y) the Capstar Share Value.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan for the benefit of employees employed and outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Document Proposals” has the meaning set forth in Section 5.9.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, regional, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private); provided, however, that (for the avoidance of doubt) institutional review boards shall not be “Governmental Entities” hereunder.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, urea formaldehyde, toxic mold, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means all applicable Laws relating to patient care or human health and safety or to the provision of health care products and services, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storing, distribution, clearance, authorization, approval, packaging, labeling, marketing, pricing, third-party reimbursement or sale of medical devices, including (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301, et seq.) (“FDCA”); and (ii) all applicable Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Criminal False Claims Act (18 U.S.C. §287); the False Statements Relating to Health Care Matters Act (18 U.S.C. §1035); the Health Care Fraud Act (18 U.S.C. §1347); the Program Fraud Civil Remedies Act( 31 U.S.C. §§ 3801-3812); the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58); Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity; Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; TRICARE (10 U.S.C. Section 1071 et seq.); the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related the reporting of manufacturer payments or transfers of value to health care professionals; (iii) any applicable state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information; and (iv) the Prescription Drug Marketing Act of 1987 and other federal, state and local licensure, permit, registration, regulatory requirements applicable to the manufacture, marketing, sale and distribution of medical devices, including the U.S. Federal Trade Commission Act provisions relating to trade practices, advertising and promotion, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, but excluding for the avoidance of doubt the effects of Accounting Standards Update No. 2016-02, Leases (Topic 842), (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or treaty regime, or under any international convention, and whether registered or not registered, including all (a) patents, inventions, industrial designs, continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, icons, Internet domain names, corporate names, social medial handles and account identifiers, and other source or business identifiers, and together with the goodwill associated with any of the foregoing (collectively, “Marks”); (c) copyrights, copyrightable works, works of authorship, data and databases, mask work rights, and moral rights (collectively, “Copyrights”); (d) trade secrets, know-how, methods, techniques, processes, and confidential and proprietary information, including business, financial, customer and technical information, inventions and formulae, whether patentable or not; (e) Software or other technology; and (f) all applications, registrations, extensions and renewals of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KLIM Financing” has the meaning set forth in Section 5.1(a) of the Company Disclosure Schedules.

“Kramer” has the meaning set forth in Section 8.19.

“Kramer Privileged Communications” has the meaning set forth in Section 8.19.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit E hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of Capstar and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” means the top three (3) customers of the Company, taken as a whole, based on revenue received by the Company from each such customer for the trailing 12 months ended March 31, 2021.

“Material Permits” has the meaning set forth in Section 3.6.

“Material Suppliers” means the top ten (10) suppliers (determined by the amount purchased) of the Company, taken as a whole, for the trailing twelve (12) months ended March 31, 2021.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Cash” means $105,000,000.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Newco” has the meaning set forth in Section 5.6(a)(i).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.9.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.17(a).

“Open Source Software” shall mean any Software distributed under an “open source” or “public library” license, including any “general public license” (including AGPL), or other such license generally understood to be a “copyleft” or “restrictive” open source license.

“Order” means any outstanding writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Capstar Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Capstar Shares entitled to vote thereon, whether in person or by proxy at the Capstar Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Capstar and applicable Law.

“Other Class B Stockholders” means, collectively, Kathryn Cavanaugh, John Ghiselli and James Whittenburg.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Owned Real Property” means that real property that is owned by a Group Company and used or held for use in the operation of the Company’s Business, together with all of such Group Company’s right, title and interest in and to the following, as it relates to such real property: (i) all buildings, structures and improvements located on such real property, (ii) all fixtures, improvements, or apparatus affixed to such real property, (iii) all rights of way, easements, if any, in or upon such real property and all other rights and appurtenances belonging or in any way pertaining to such real property, (iv) any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining such real property and (v) any leases affecting such real property owned by such Group Company.

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which, in either case, sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of nonexclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice, (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto and (h) Liens disclosed on Section 3.18(a)(ii) of the Company Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIMCO” means, collectively, Pacific Investment Management Company LLC and its Affiliates.

“PIMCO Private Funds” means GCCU VI LLC, a Delaware limited liability company and TOCU XXIX LLC, a Delaware limited liability company, which are members of the Sponsor.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investment Amount” has the meaning set forth in Section 4.19(a).

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PPP Loan” means that certain SBA Paycheck Protection Program Loan, dated as of April 22, in the original principal amount of $297,338, made by Silicon Valley Bank, as lender, to the Company, as borrower, and all other agreements and documents entered into in connection therewith or related thereto.

“PPP Program” means the U.S. Small Business Administration’s Paycheck Protection Program contemplated by Section 1102 of the CARES Act and all rules, regulations and guidelines adopted by the SBA and the Department of Treasury or otherwise in connection with the implementation and administration thereof.

“Pre-Closing Capstar Holders” means the holders of Capstar Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Privacy Requirements” has the meaning set forth in Section 3.20(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, investigation, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, receipt, storage, processing, compilation, recording, distribution, transfer, import, export, protection (including security measures), sharing, retention, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, Open Source Software or pursuant to similar free licensing, access or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all (i) issued and pending applications for Patents, (ii) registered and pending applications for Marks, (iii) registered and pending applications for Copyrights, (iv) social media handles and account identifiers registered with social media platforms and (v) registered and pending applications for Internet domain names.

“Registration and Stockholder Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Capstar.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company or exemptions therefrom, including investigational device exemptions, de novo authorizations, premarket notification (510(k)) clearances, manufacturing approvals and authorizations, EC certificates, EC declarations of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Capstar Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Capstar Shares entitled to vote thereon, whether in person or by proxy at the Capstar Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Capstar and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal.

“Reserve Earn Out Shares” has the meaning set forth in Section 2.6(f).

“Restricted Shares” means restricted Company Shares that have not yet vested or are subject to risk of forfeiture, granted under a Company Equity Plan or to any current or former director, employee, officer or service provider.

“Rollover Option” has the meaning set forth in Section 2.1(c)(i).

“Rollover Unvested Option Amount” means the number of Capstar Shares to which the holders of Unvested Company Options would be entitled hereunder at the Effective Time in respect of such Unvested Company Options if such Unvested Company Options (i) vested by their current terms and (ii) were exercised in full (and not on a net-exercise basis) in exchange for Company Shares immediately prior to the Closing, which for avoidance of doubt shall be equal to the product of (x) the aggregate number of Company Shares into which all then outstanding Unvested Company Options would be exercisable immediately prior to Closing if such Unvested Company Options had vested by their terms at such time and (y) the Exchange Ratio.

“Rollover Vested Option Amount” means the number of Capstar Shares to which the holders of Vested Company Options would be entitled hereunder at the Effective Time in respect of such Vested Company Options if such Vested Company Options were exercised in full (and not on a net-exercise basis) in exchange for Company Shares immediately prior to the Closing, which for avoidance of doubt shall be equal to the product of (x) the aggregate number of Company Shares into which all then outstanding Vested Company Options are exercisable immediately prior to Closing and (y) the Exchange Ratio.

“Rollover Warrant” has the meaning set forth in Section 2.1(d).

“Rollover Warrant Amount” means the number of Capstar Shares to which each holder of a Company Warrant would be entitled hereunder at the Effective Time in respect of such Company Warrant if such Company Warrant were exercised in full (and not on a net-exercise basis) in exchange for Company Shares immediately prior to the Closing, which for avoidance of doubt shall be equal to the product of (x) the aggregate number of Company Shares into which all then outstanding Company Warrants are exercisable immediately prior to Closing and (y) the Exchange Ratio.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Capstar Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, applications, and code, including system software, mobile apps, software provided for access or use in a “hosted” or “SaaS” basis, scripts, routines, screens, user interfaces, report formats and software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) data, databases and data compilations, including libraries and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) the technology supporting, and the contents and audiovisual displays of, any website(s); and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Approval” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Stockholders” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tax” means any United States federal, state or local, or any non-United States, income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Returns” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means any day on which Capstar Shares are actually traded on the principal securities exchange or securities market on which Capstar Shares are then traded.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.9.

“Transaction Share Consideration” means an aggregate number of Capstar Shares equal to (a)(1) the Equity Value, divided by (2) the Capstar Share Value, minus (b) the Rollover Vested Option Amount, minus the Rollover Warrant Amount.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.14(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Union” has the meaning set forth in Section 3.14(g).

“Unpaid Capstar Expenses” means the Capstar Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding and unexercised as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding and unexercised as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time.

“Vested Rollover Options” means Rollover Options issued in respect of Vested Company Options pursuant to the terms of this Agreement.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Agreement” means that certain Warrant Agreement, dated July 1, 2020, between Capstar and Continental Stock Transfer & Trust Company, as warrant agent.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

MERGER

Section 2.1   Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)   The Merger.

(i)    On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub and the Company shall consummate the Merger at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

(ii)   At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Capstar (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Capstar and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)  The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv)  At the Effective Time, subject to Section 5.16, (A) each Capstar Class A Share and each Capstar Class B Share that is issued and outstanding immediately prior to the Merger shall become one share of common stock, par value $0.0001 per share, of Capstar, and (B) the Governing Documents (including the certificate of incorporation) of the Surviving Company shall be amended so that the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v)  At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company.

(vii)  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of Capstar Shares set forth on the Allocation Schedule; provided, however, that any Company Shares that are Restricted Shares shall be converted into restricted Capstar Shares, subject to the same vesting, transfer and other restrictions as the applicable Restricted Shares. A Company Stockholder may obtain the Transaction Share Consideration into which his, her or its Company Shares have been converted by following the requirements contemplated by Section 2.4. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii)  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix)  In connection with the Merger, the Governing Documents of Capstar shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit F (the “Capstar Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit G (the “Capstar Bylaws”) and (iii) Capstar’s name shall be changed to “Gelesis Holdings, Inc.”

(b)   Earn Out Shares.

(i)   At the Effective Time, and subject to the terms of this Agreement, Capstar shall issue 15,000,000 restricted Capstar Shares (the “Earn Out Shares”) to Company Stockholders, holders of Company Options (whether Vested Company Options or Unvested Company Options) and holders of Company Warrants pro rata with the portion of the Aggregate Transaction Share Consideration plus the Rollover Unvested Option Amount allocated to each Company Stockholder, holder of Company Options and holder of Company Warrants pursuant to Section 2.3.

(ii)   The Earn Out Shares shall be subject to the vesting and forfeiture conditions provided for in Section 2.6.

(c)   Company Options.

(i)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, the Company Equity Plans and each Vested Company Option and Unvested Company Option shall be assumed by Capstar, except that following the Effective Time each Vested Company Option and Unvested Company Option shall cease to represent the right to purchase Company Shares and shall thereafter be exercisable for Capstar Shares (each, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (i) terms (A) rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options or the exercise price therefor) or (B) to the extent they conflict with the Adopted Incentive Equity Plans and (ii) such other immaterial administrative or ministerial changes as the Capstar Board (or the compensation committee of the Capstar Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options; it being understood that the Capstar Board shall have no authority pursuant to the foregoing clause (ii) to adopt or make any such changes, and the Company Board shall have no obligation to adopt such changes pursuant to Section 2.1(c)(ii), to the extent that such changes are materially adverse to the holders thereof vis-à-vis the rights of such holders with respect to the Vested Company Options and the Unvested Company Options, in each case without consent of such holders.

(ii)   The treatment of the Company Options specified in this Section 2.1(c) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, as applicable, Section 424 of the Code. Prior to the Effective Time, the Company Board (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options as contemplated by this Section 2.1.

(d)   Company Warrants. At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, each Company Warrant shall cease to represent the right to purchase Company Shares and shall be canceled in exchange for a warrant to purchase Capstar Shares (each, a “Rollover Warrant”) in an amount, at an exercise price and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Warrant shall be subject to the same terms and conditions that applied to the corresponding Company Warrant immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the warrants or the exercise price therefor) and (ii) such other immaterial administrative or ministerial changes as the Capstar Board (or the compensation committee of the Capstar Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Warrants.

(e)   Company Equity Plans. Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.1.

Section 2.2   Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Capstar and the Company may mutually agree in writing.

Section 2.3   Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Capstar an allocation schedule (the “Allocation Schedule”) setting forth:

(a)   the number of Company Shares, including Restricted Shares, held by each Company Stockholder, the number of Company Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, the number of Company Warrants held by each holder thereof and, in the case of the Company Options and Company Warrants, the exercise price thereof, and the number of Company Shares held by each Company Stockholder upon conversion of Company Preferred Stock into Company Shares immediately prior to the Closing;

(b)   the number of Capstar Shares that will be subject to each Rollover Option and Rollover Warrant, the exercise price thereof at the Effective Time, as well as the exchange ratio on which such calculations are based (which shall, for the avoidance of doubt, be the same exchange ratio for each calculation pursuant to this clause (b));

(c)   the portion of the Transaction Share Consideration allocated to each Company Stockholder;

(d)   the number of Earn Out Shares allocated to each Company Stockholder, each holder of Company Options and each holder of Company Warrants; and

(e)   a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b), (c) and (d) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.1(e).

The Company will review any comments to the Allocation Schedule provided by Capstar or any of its Representatives and consider in good faith all reasonable comments on the final Allocation Schedule. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Capstar Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Capstar Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares exceed or be less than the Transaction Share Consideration, (C) in no event shall the aggregate number of Capstar Shares set forth on the Allocation Schedule that are allocated in respect of Vested Company Options exceed or be less than the Rollover Vested Option Amount, (D) in no event shall the aggregate number of Capstar Shares set forth on the Allocation Schedule that are allocated in respect of Company Warrants exceed or be less than the Rollover Warrant Amount, (D) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreement, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.1(e)), or fail to take into account the exercise price and other terms of the Company Options and Company Warrants, and (F) in no event shall the number of Capstar Shares that will be subject to the Rollover Options corresponding to the Unvested Company Options exceed the Rollover Unvested Option Amount. The Parties acknowledge and agree that Capstar may rely exclusively (without any independent inquiry or investigation and without any liability) on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts required to be specified in this Section 2.3.

Section 2.4   Deliverables.

(a)   As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Capstar shall appoint Continental (or its applicable Affiliate thereof) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(a)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Capstar and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Capstar shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Capstar and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b)   At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c)   At the Effective Time, Capstar shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.4 through the Exchange Agent, evidence of Capstar Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(a)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(a)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)   Each Company Stockholder whose Company Shares have been converted into a portion of the Transaction Share Consideration pursuant to Section 2.1(a)(vii) shall receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.4(e) upon (i) in the case of Company Shares held in certificated form, surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form or Company Warrants, delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)   If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.4(d) (i) at least one Business Day prior to the Closing Date, then Capstar and the Company shall take all necessary actions to reflect the issuance of the applicable portion of the Transaction Share Consideration to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Capstar and the Company (or the Surviving Company) shall take all necessary actions to reflect the issuance of the applicable portion of the Transaction Share Consideration to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f)   If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Transaction Share Consideration shall not be reflected unless (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)   No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Transaction Share Consideration is obtained by the applicable Company Stockholders in accordance with this Section 2.4, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)).

(h)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i)   Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Capstar or as otherwise instructed by Capstar, and any Company Stockholder who has not obtained the applicable portion of the Transaction Share Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to Capstar for such portion of the Transaction Share Consideration, without any interest thereon. None of Capstar, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration not obtained by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Capstar free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5   Withholding.   Capstar, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld under applicable Tax Law and to the extent that any consideration paid or issued pursuant to Section 2.1 is compensatory in nature, such consideration shall be subject to the Company’s standard payroll procedures. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.6   Earn Out Share Provisions.

(a)   The Earn Out Shares shall be subject to the following vesting conditions during the five (5) year period immediately following the Closing (the “Earn Out Period”): one third (1/3) of the Earn Out Shares shall vest (and no longer be subject to forfeiture) at such time as the Capstar Stock Price is first equal to or exceeds $12.50 per share for any twenty (20) Trading Days within any thirty (30) Trading Day period; one third (1/3) of the Earn Out Shares shall vest (and no longer be subject to forfeiture) at such time as the Capstar Stock Price is first equal to or exceeds $15.00 per share for any twenty (20) Trading Days within any thirty (30) Trading Day period; and one third (1/3) of the Earn Out Shares shall vest (and no longer be subject to forfeiture) at such time as the Capstar Stock Price is first equal to or exceeds $17.50 per share for any twenty (20) Trading Days within any thirty (30) Trading Day period.

(b)   Subject to the limitations contemplated herein, each Company Stockholder, each holder of Company Options, and each holder of Company Warrants issued Earn Out Shares upon the Closing shall be entitled to the voting and dividend rights with respect to such Earn Out Shares generally granted to holders of Capstar Shares; provided, that the Earn Out Shares shall not entitle the holder thereof to, without limiting Section 2.6(d), any consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such Person or be subject to execution, attachment or similar process without the consent of Capstar until such shares have vested pursuant to Section 2.6 and, for any Earn Out Shares issued with respect to Unvested Company Options, the vesting criteria applicable to such Unvested Company Options, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn Out Shares shall be null and void.

(c)   If the vesting of any Earn Out Shares has not occurred prior to the expiration of the Earn Out Period, then all Earn Out Shares unvested as of the end of the Earn Out Period shall be automatically forfeited and deemed transferred to Capstar for no consideration and shall be cancelled by Capstar and cease to exist.

(d)   In the event that there is a Capstar Sale after the Closing and during the Earn Out Period then immediately prior to the consummation of the Capstar Sale, any Earn Out Shares unvested at such time will vest (and no longer be subject to forfeiture) in accordance with the vesting conditions provided for in Section 2.6, with the Capstar Stock Price deemed to be the Capstar Sale Price to be received by holders of Capstar Shares in such Capstar Sale, and the holders of such vested Earn Out Shares shall be eligible to participate in such Capstar Sale. For avoidance of doubt, assuming no prior vesting of such Earn Out Shares has occurred: if the Capstar Sale Price for acquisition of the Capstar Shares is greater than or equal to $17.50 per Capstar Share, all of the Earn Out Shares shall be deemed to have fully vested; provided that if the Capstar Sale Price for acquisition of the Capstar Shares is less than $12.50 per share of Capstar Shares, then none of the Earn Out Shares shall be deemed to have vested and all such Earn Out Shares shall be automatically forfeited and deemed transferred to Capstar for no consideration and shall be cancelled by Capstar and cease to exist.

(e)   If, during the Earn Out Period, the outstanding Capstar Shares shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred, then the applicable price per share set forth in this Section 2.6 will be equitably adjusted to reflect such change.

(f)   In addition to the other vesting and forfeiture conditions provided for in this Section 2.6, any Earn Out Shares issued with respect to Unvested Company Options shall be subject to the vesting criteria applicable to such Unvested Company Options as of immediately prior to the Effective Time. If prior to vesting, any Unvested Company Options are forfeited in accordance with the terms applicable to such Unvested Company Options, then at the time of such forfeiture, all Earn Out Shares issued with respect to such Unvested Company Options shall be automatically forfeited and deemed transferred to Capstar for no consideration (all Earn Out Shares so forfeited and transferred to Capstar, collectively, the “Reserve Earn Out Shares”). From time to time, the Capstar Board may, in its sole discretion, reissue Reserve Earn Out Shares to holders of Earn Out Shares. Any Reserve Earn Out Shares that remain unissued as of the end of the Earn Out Period shall be cancelled by Capstar and cease to exist.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Capstar Parties as follows:

Section 3.1   Organization and Qualification.

(a)   Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)   True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreement have been made available to Capstar, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Stockholders Agreement.

(c)   Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2   Capitalization of the Group Companies.

(a)   Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) the exercise price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of Company Shares subject to the Company Option on the date of grant, and (F) the number of Company Shares subject to the Company Option as of the date of this Agreement, (iv) respect to each Company Warrant, (A) the date of issuance, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of Company Shares subject to the Company Warrant on the date of issuance, and (F) the number of Company Shares subject to the Company Warrant as of the date of this Agreement, and (v) with respect to each Restricted Share, (A) the date of grant, (B) any applicable vesting schedule (including acceleration provisions), and (C) whether the recipient has made an election under Section 83(b) of the Code. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws. Except for the Company Options and Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Options either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b)   The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreement). Except for the Company Stockholders Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)   Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Except as set forth in Section 3.2(c) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)   Except as set forth in Section 3.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)   Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)   Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(g)   Each Company Equity Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code.

Section 3.3   Authority.   The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4   Financial Statements; Undisclosed Liabilities.

(a)   The Company has made available to Capstar a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2020 and March 31, 2021 (the balance sheet as of March 31, 2021, the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for the respective twelve-month and three-month periods then ended (collectively, the “Unaudited Financial Statements”, and, together with the Audited Financial Statements, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the Financial Statements described in clause (i) of the preceding sentence, were audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)   Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Group Companies is a party (other than Liabilities for breach thereof), and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(c)   Except as set forth in Section 3.4(c) of the Company Disclosure Schedules, the Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d)   Except as set forth in Section 3.4(d) of the Company Disclosure Schedules, for all periods covered by the Financial Statements, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(e)   The PPP Loan was forgiven in full on November 7, 2020 and as of the date hereof, no Group Company is subject to any further obligations or liabilities thereunder. The Company’s application for the PPP Loan and application for forgiveness thereof, including all representations and/or certifications contained therein, including representations and certifications as to the Company’s need to obtain the PPP Loan, was true, correct and complete in all material respects and was otherwise completed in accordance in all material respects with the rules and regulations of the PPP Program. The Company was an “eligible recipient” under the CARES Act and the PPP Program. The Company used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and the PPP Program. Except for the PPP Loan, the Company has not applied for or accepted (i) any loan pursuant to the PPP Program, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (iii) any loan or funds from applicable Law enacted by any Governmental Entity in response to the COVID-19 pandemic.

Section 3.5   Consents and Requisite Governmental Approvals; No Violations.

(a)   Except as set forth on Section 3.5(a) of the Company Disclosure Schedules, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)   Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6   Permits. Section 3.6 of the Company Disclosure Schedules contains a complete listing of all Permits that are necessary to own and operate the business of the Group Companies as presently conducted and each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except for such Permits that are not, individually or in the aggregate, material to the Group Companies, taken as a whole (the “Material Permits”). Except as is not would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) to the Company’s knowledge, each Material Permit is in full force and effect in accordance with its terms, (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies and (iii) there are, and have been, no Proceedings pending or, to the Company’s knowledge, threatened relating to the suspension, revocation or material and adverse modification of any of such Material Permit. Except as set forth on Section 3.6 of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly, require the provision of any notice to any Governmental Entity or the approval of any Material Permit for the continued conduct of the business of the Group Companies as currently conducted.

Section 3.7   Material Contracts.

(a)   Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)   any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company, in each case, other than ordinary course trade payables;

(ii)   any Contract under which any Group Company is lessee of or holds, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii)   any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv)   any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $2,000,000 over the life of the Contract and (B) any Contract with respect to material Company Licensed Intellectual Property which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the Contract (other than (I) any Contract of the type described in Section 3.13(c)(i), (II) licenses to Off-the-Shelf Software, (III) licenses to Public Software, and (IV) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors);

(v)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Capstar or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Capstar or any of its Affiliates after the Closing;

(vi)   any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the life of the agreement;

(vii)   any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

(viii)   any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix)   any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x)   any Contract with any Person (A) pursuant to which any Group Company (or Capstar or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi)   any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $300,000, or (B) that provides for severance or any other post-termination payments or benefits;

(xii)   any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee, or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xiii)   any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiv)   any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xv)   any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xvi)   any Contract for the settlement or conciliation of a prior Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Capstar or any of its Affiliates after the Closing);

(xvii)   any Contract with any (x) Material Customer or (y) Material Supplier;

(xviii)   any Contract with any Governmental Entity;

(xix)   any Contract granting an exclusive or other material license in and to Company Licensed Intellectual Property, other than licenses for Off-the-Shelf Software;

(xx)   any Contract granting an exclusive or other material license in and to any Company-Owned Intellectual Property, other than incidental licenses granted in the ordinary course of business; and

(xxi)   any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $2,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)   (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the applicable Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto.

(c)   Section 3.7(c) of the Company Disclosure Schedules sets forth a list of each of the Material Suppliers and the Material Customers. Since December 31, 2020, no such Material Supplier or Material Customer has canceled, terminated or materially and adversely altered its relationship with the Company, or to the Company’s knowledge, threatened in writing to cancel or terminate its relationship with the Company. There have been no material disputes between the Company and any Material Supplier or Material Customer since the date of the Latest Balance Sheet.

Section 3.8   Absence of Changes. During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Capstar if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.9   Litigation. There is (and for the past three (3) years there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10   Compliance with Applicable Law. Each Group Company (a) currently conducts (and for the past three (3), has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, including those concerning any Group Company’s liability in the event of possible misuse of public funds granted by any Governmental Entity, and (b) has not received any written or to the Company’s knowledge, oral, communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, including those concerning any Group Company’s liability in the event of possible misuse of public funds granted by any Governmental Entity, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as would not be material to any Group Company, without limiting the foregoing, no Group Company has violated or, to the Company’s knowledge, is under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (i) Laws applicable to lending activities; (ii) the U.S. Foreign Corrupt Practices Act (FCPA); (iii) any comparable or similar Law of any jurisdiction; or (iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment. There are no circumstances, state of facts, necessary conditions which would reasonably be expected to cause or constitute the ground for any liability of any kind of any Group Companies, or the issuance against any of them of any material penalties, fines, sanctions, and/or forfeitures pursuant to Italian Legislative Decree no. 231 of 8 June 2001, as amended from time to time.

Section 3.11   Employee Benefit Plans.

(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) and (ii) all employee benefit plans sponsored by an entity other than the Company in which employees of the Group Companies participated during the three-year period prior to the date hereof.

(b)   True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered or made available to Capstar: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all summaries of material modifications thereto; (vi) the last three years of non-discrimination and compliance testing results; (vii) all non-routine written correspondence to and from any governmental agency; and (viii) all valuation reports with respect to Company Options.

(c)   Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and, to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

(d)   Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including without limitation ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past three (3) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e)   Each Employee Benefit Plan that is a group health plan is, and at all times has been, in compliance in all material respects with the Patient Protection and Affordable Care Act and all regulations thereunder. No Group Company has been assessed, or is reasonably likely to be assessed, Liability for assessable payments under, or has incurred or is reasonably expected to incur or to be subject to any material Tax or other material penalty under Sections 4980H, 4980D, 4980B of the Code or Sections 6055 or 6056 of the Code.

(f)   No Group Company nor any ERISA Affiliate has in the past three (3) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full and no facts exist that would reasonably be likely to result in Liability to any Group Company with respect to any such plan.

(g)   No Group Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law), and no Group Company has ever formally promised to provide such post-termination benefits.

(h)   Except as required by applicable Law, no Group Company has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(i)   Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder so that no payment under such Employee Benefit Plan will be subject to tax under Section 409A.

(j)   Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) result in, or cause the accelerated vesting of any Company Options or Restricted Shares, (iii) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan, or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)   The Group Companies have no obligation to make any tax “gross-up” or similar “make whole” payments, whether under Sections 409A or 4999 of the Code or otherwise.

(l)   Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Group Company (including severance, termination notice, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12   Environmental Matters.   Except as would not have a Company Material Adverse Effect:

(a)   None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or Liability under, any applicable Environmental Laws.

(b)   There is (for the past three (3) years there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to applicable Environmental Laws.

(c)   The Group Companies are in compliance with Environmental Laws. There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any

Hazardous Substances by the Group Companies in violation of, or which would reasonably be expected to give rise to Liability under, applicable Environmental Laws.

(d)   The Group Companies are in compliance with and have all Permits required pursuant to applicable Environmental Laws with respect to the operation of the Business as currently conducted.

(e)   The Group Companies have made available to Capstar copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current operations, properties or facilities of the Group Companies.

The representations and warranties in this Section 3.12 are the only representations and warranties with respect to environmental matters.

Section 3.13   Intellectual Property.

(a)   Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property that constitutes an issued or pending application for Patent owned, or purported to be owned, by or registered to a third party (each, a “Company Licensed Patent”), (iii) material unregistered Marks owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and each Company Licensed Patent as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) the issuance, registration or application number, as applicable, for such item, and (E) whether the Intellectual Property Rights covered by such an item arose from research and/or activities performed under a government (including US and foreign governments) research, educational institution, or other public funding contract. Except as set forth in Section 3.13(a) of the Company Disclosure Schedules, no (i) government, university, or other public funding, or (ii) facilities or personnel of a university, college, education facility, or research center was used in the development of any Company-Owned Intellectual Property.

(b)   As of the date of this Agreement, all necessary fees and filings with respect to all Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c)   A Group Company exclusively owns all right, title and interest in and to all Company-Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. Except as set forth in Section 3.13(c) of the Company Disclosure Schedules, no Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company-Owned Intellectual Property or Company Licensed Intellectual Property used or held for use in the business as currently conducted to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedule sets forth: (i) a list of all current Contracts for government (including US and foreign governments) sponsored or funded research and other activities; and (ii) a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by any of the Group Companies any right or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company-Owned Intellectual Property or Company Licensed Intellectual Property, in each case, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-exclusive licenses granted by the Group Companies in the ordinary course of business, and (D) non-disclosure agreements granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form that has been made available to Capstar. The applicable Group Company has rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company-Owned Intellectual Property and

the Company Licensed Intellectual Property constitute all of the Intellectual Property Rights owned, used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted. The Company Registered Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company-Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. Immediately following the Closing, each Group Company shall continue to own and possess or have the rights or licenses sufficient to use all of the Company-Owned Intellectual Property (including Company Software), Company Licensed Intellectual Property Licenses, and Company IT Systems to the same extent as prior to the Closing, and the transaction contemplated by this Agreement will not result in the loss or impairment of any Group Company’s rights therein.

(d)   Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the invention, improvement, modification or development of any material Company-Owned Intellectual Property (each such person, a “Creator”) have signed written agreements agreeing to maintain and protect the trade secrets and confidential information of all Group Companies. Except as set forth on Section 3.13(d) of the Company Disclosure Schedules, each Creator has signed written agreements agreeing to a present assignment to such Group Company all Intellectual Property Rights invented, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e)   Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by, possessed or used by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. Except as set forth on Section 3.13(e) of the Company Disclosure Schedules, to the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or of any written obligations with respect to such.

(f)   None of the Company-Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property.

(g)   Neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person.

(h)   Except as set forth on Section 3.13(h) of the Company Disclosure Schedules, there is and has never been any Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i)   Except as set forth on Section 3.13(i) of the Company Disclosure Schedules, to the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company-Owned Intellectual Property or Company Licensed Intellectual Property. Except as set forth on Section 3.13(i) of the Company Disclosure Schedules, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company-Owned Intellectual Property in any material respect.

(j)   Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written confidentiality obligations, any of the source code that is Company-Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company-Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to written confidentiality obligations with respect thereto.

(k)   Section 3.13(k) of the Company Disclosure Schedules sets forth all Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company-Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company-Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company-Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company-Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company-Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(l)   None of the Company IT Systems contain any viruses, worms, Trojan horses, bugs, faults or other harmful devices, errors, contaminants or effects that (i) disrupt or adversely affect the functionality of any Company IT Systems or Company Software, or (ii) enable or assist any Person to access any Company IT Systems or Company Software without authorization. Each Group Company maintains commercially reasonable security, disaster recovery, and business continuity procedures and technologies. Each Group Company uses commercially reasonable efforts to protect the confidentiality, operation, and internal and external security of the Company IT Systems and all information therein or transmitted thereby.

Section 3.14   Labor Matters.

(a)  Section 3.14(a) of the Company Disclosure Schedules contains a complete and accurate list of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis; (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) bonus and commission potential; (vi) date of hire; (vii) work location; (viii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (ix) the entity that employs the individual; and (x) the total amount of Change of Control Payment to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

(b)   Section 3.14(b) of the Company Disclosure Schedules contains a complete and accurate list of all Contingent Workers, showing for each such individual: (i) a description of his, her, or its services rendered; (ii) fees and other compensation paid and accrued to such Contingent Worker during calendar year 2020; (iii) fees and other compensation accrued and/or paid, whichever is greater, to such Contingent Worker thus far during calendar year 2021; (iv) actual or estimated hours worked per week; and (v) the primary location (e.g., U.S. state) from which services are performed.

(c)   Each Group Company currently classifies and has properly classified for the last three (3) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), except as has not and would not reasonably be expected to result in material Liability to the Group Companies, and is and has been otherwise in material compliance with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the last three (3) years, as Contingent Workers (as distinguished from employees) in accordance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

(d)   Each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including but not limited to fair employment practices, pay equity, the classification of independent contractors, and/or consultants and/or agents, the classification of employees as exempt or non-exempt for wage and hour purposes, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(e)   In the last three (3) years, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(f)   In the last three (3) years, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(g)   No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the last three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the last three (3) years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

(h)   No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related Pandemic Measure. Except as would not give rise to a material Liability, each Group Company has materially complied with (i) all applicable employment-related Pandemic Measures including, without limitation, all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act), and any other applicable COVID-19 related leave Law.

(i)   Except as set forth on Section 3.14(i) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or management-level or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management-level or key employee, or group of employees or Contingent Workers, has indicated an intention to terminate his, her or their employment or service arrangement with the Company.

(j)   Currently and within the three (3) years preceding the date of this Agreement, no Group Company has been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees, independent contractors, consultants or agents, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(k)   Except as set forth on Section 3.14(k) of the Company Disclosure Schedules, each employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

(l)   In the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made to any Group Company against any employee, officer, or director of any Group Company and no Group Company has otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company or any employee, officer, or director of any Group Company. In the last three (3) years, there have not been any internal investigations by or on behalf of any Group Company with respect to any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, or director of any Group Company, nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(m)   No Group Company (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(n)   There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(o)   True and complete copies of all work permits and labor market impact assessment opinion confirmations relating to employees of any Group Company have been made available to Capstar. Each Group Company is in compliance with all terms and conditions of the work permits and the labor market impact assessment confirmations. No audit by a Governmental Entity is being conducted, or to the Company’s knowledge, is pending in respect of any foreign workers.

Section 3.15   Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Capstar. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16   Tax Matters.

(a)   Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects. Each Group Company has made full and adequate provision in its books and records and interim financial statements for all Taxes which are not yet due and payable but which relate to periods ending on or before the Effective Time. No Group Company has received a refund of Taxes to which it was not entitled.

(b)   Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party. Each Group Company has, to the extent required under applicable Laws, duly charged, collected and remitted on a timely basis all material Taxes on any sale, supply or delivery whatsoever, made by it.

(c)   No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d)   No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)   There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)   During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)   No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)   In the past three (3) years, no written claims have been received by any Group Company from any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)   Each Group Company is a tax resident only in its jurisdiction of formation.

(m)   No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)   No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any Capstar Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.17   Brokers. Except for fees payable to Persons set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18   Real and Personal Property.

(a)   Owned Real Property. Section 3.18(a)(i) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all Owned Real Property. The Group Companies, have good and marketable title to the Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as set forth on Section 3.18(a)(ii) of the Company Disclosure Schedules, there are no Liens disclosed on existing policies of title insurance or existing surveys for any Owned Real Property. The Owned Real Property has the benefit of all material easements and rights of way, required to use and operate the Owned Real Property in all material respects in the manner in which the Owned Real Property is currently being used and operated by the Group Companies. No Group Company has since December 31, 2018 received written notice of any proposed special assessment that would reasonably be expected to materially and adversely affect the Owned Real Property. No Group Company is party to an agreement leasing, licensing or otherwise granting any Person the right to use or occupy the Owned Real Property, including any subtenants, which lease, license or grant is currently in effect or granted a security interest in the Owned Real Property which security interest is currently in effect (other than Permitted Liens), and the Owned Real Property is not made available for use by any third party. There are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any interest therein. There are not pending or, to the Company’s knowledge, threatened condemnation proceedings related to any of the Owned Real Property which would have a material adverse impact on the ability to use the Owned Real Property for the operation of the Business as currently conducted.

(b)   Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Capstar. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases in each case if such event would have a material adverse impact on the ability to use the Leased Real Property for the operation of the Business as currently conducted.

(c)   Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies used or held for use in the operation of the Company’s Business, except for assets disposed of in the ordinary course of business, and such material assets and properties constitute all of the material assets and properties of, or used by, the Group Companies necessary to operate the Business of the Group Companies in the same manner as presently conducted.

Section 3.19   Transactions with Affiliates.   Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20   Data Privacy and Security.

(a)   Except as set forth on Section 3.20(a) of the Company Disclosure Schedules, each Group Company has implemented written internal and external policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy Law (“Privacy and Data Security Policies”). Except as set forth on Section 3.20(a) of the Company Disclosure Schedules, for the past three (3) years, each Group Company has at all times complied in all material respects with all applicable Privacy Laws, the Privacy and Data Security Policies, and contractual obligations entered into by a Group Company relating to the Processing of Personal Data and any other applicable industry standards or requirements binding upon such Group Company (collectively, the “Privacy Requirements”).

(b)   The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity; or (iv) any state, federal, or international data protection authority, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy Requirements.

(c)   Except as set forth on Section 3.20(c) of the Company Disclosure Schedules, for the past three (3) years, (i) there has been no material unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and/or any of the service providers of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of any Group Company.

(d)   Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted in all material respects.

(e)   Each Group Company is, and at all times has been, in material compliance with all legal requirements that are applicable to each Group Company’s business as presently conduct pertaining to sales, marketing, and electronic communications, including, without limitation, the U.S. CAN-SPAM Act, the U.S. Telephone Consumer Protection Act (TCPA), and the Fair Credit Reporting Act (FCRA).

(f)   Each Group Company has reasonable procedures in place to ensure that the third parties with which such Group Company shares or transfers Personal Data are required to protect the confidentiality of the shared or transferred Personal Data in compliance with all applicable Privacy Requirements. Each Group Company has contractual arrangements with such third parties that comply with all applicable Privacy Requirements to the extent applicable to the third party’s services, use, or processing of Personal Data.

Section 3.21   Compliance with International Trade & Anti-Corruption Laws.

(a)   Each of the Group Companies is in material compliance with all Sanctions and Export Control Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(b)   There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company or their respective Representatives that relates to a violation of Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

(c)   Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the past five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i)-(iii) or any country or territory which is or has, during the past three (3) years, been the subject of or target of any comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

(d)   Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22   Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Capstar Holders or at the time of the Capstar Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23   Regulatory Compliance.

(a)   Section 3.23(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct their Business. The Group Companies and the Company Products are, and have been for the past three (3) years, in compliance in all material respects with Regulatory Permit requirements (or, in the case of any Regulatory Permit that was awarded to any Group Company during the past three (3) years, since the date of such award), and to the knowledge of the Company, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a partner, manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b)   There is (and for the past three (3) years there has been) no material Proceeding against any Group Company related to compliance with Healthcare Laws, and no such Proceedings have been threatened in writing. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Healthcare Laws.

(c)   All Company Products are being and have at all times been, whether by the Company or a third-party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, stored, marketed, distributed and sold in compliance in all material respects with Healthcare Laws or any applicable comparable Law. Company has made available to Capstar complete and correct copies of all material correspondence from any Governmental Entity that indicates lack of compliance with any Healthcare Law in connection with any Group Company facility or operation of the Business, including without limitation any Form FDA-483 observations, warning letters, untitled letters, courtesy letters or similar communications from the FDA. None of the Group Companies has received any correspondence from any Person that indicates lack of compliance in connection with the facilities or operations of the Business with Healthcare Laws or any applicable comparable Law. As of the date of this Agreement, none of the Group Companies has received any written notice that the FDA or other Governmental Entity has commenced, or threatened to initiate, any action to request the recall of any Company Product, or commenced or threatened to initiate any action to suspend or enjoin the research, development, testing, manufacturing, production, sale, distribution, import, or export of any Company Product. None of the Group Companies, nor to the knowledge of the Company, any facility at which any Company Product is or has been produced, manufactured or stored, has any unremediated or open notice of inspectional findings from any Governmental Entity. The Company does not market, distribute, handle or sell any product, or have any product in development, that is classified as a drug or biological product under the FDCA or the United States Public Health Service Act.

(d)   To the knowledge of the Company, the clinical trials conducted by or on behalf of the Group Companies or involving any Company Products are being and have been conducted in all material respects in accordance with all Regulatory Permits, applicable clinical trial protocols, informed consents and applicable requirements and Healthcare Laws, including those of the FDA and any comparable Governmental Entity.

(e)   To the knowledge of the Company and except as set forth in Section 3.23(e) of the Company Disclosure Schedules, as of the date of this Agreement, no Group Company, nor any contract research organization, clinical trial site, or other vendor conducting a clinical trial of any Company Product or engaged in the manufacture, testing, packaging, labeling, marketing, sale or distribution of any Company Product, has undergone any inspection related to any Company Product or has been the subject of any audit, inspection or investigation by or on behalf of any Governmental Entity related to any Company Product.

(f)   During the past three (3) years, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, and, to the knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, withdrawal, recall, or detention, or public health notification or safety alert relating to any Company Product or (ii) a termination or suspension of research, development, testing, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have a Company Material Adverse Effect. There are no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product pending or, to the Company’s knowledge, threatened against the Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g)   None of the Group Companies nor any of their respective directors, managers, officers, employees, or, to the Company’s knowledge, any of their respective individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors have been within the past three (3) years or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in disqualification, exclusion or debarment under state or federal statutes or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Entity, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. Section 335a or any similar Law; (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law; (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule or (D) disqualification under 21 CFR Section 812.119. None of the Group Companies nor, to the knowledge of the Company, any of their current or former members, officers, partners, employees, contractors or agents, is or has been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. None of the Group Companies nor to the knowledge of the Company any of their current or former members, officers, partners, employees, contractors or agents has been within the past three (3) years (i) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to or arising under any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened in writing, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, nonprosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity. None of the Group Companies nor to the knowledge of the Company any of their officers, directors, employees, agents or contractors have received notice from the FDA, any other Governmental Entity and/or any health insurance institution with respect to debarment, disqualification or restriction, and there is no act, omission, event, or circumstance of which Company is aware that would reasonably be expected to give rise to or lead to any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Group Company.

(h)   All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company involving Company Products have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing), and any material updates, changes, corrections or modification to such reports, documents, claims, permits and notices required under applicable Healthcare Laws have been submitted.

(i)   Except would not reasonably be expected to have a material adverse effect individually or in the aggregate, the Group Companies and, to the Company’s knowledge, their Representatives, and any other Persons acting for or on behalf of any of the foregoing, are and have been for the past three (3) years, in compliance with all Healthcare Laws. None of the Group Companies, any of their respective officers, directors, employees or agents, has directly or indirectly offered to pay any remuneration to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present customer, physician, health care provider, supplier, contractor, third party, or health care program in order to induce or directly or indirectly obtain business or payments for any item or service or for purchasing, leasing, ordering or arranging for or recommending, purchasing, leasing, or ordering any good, service or item. Within the past three (3) years, none of the Group Companies, nor any of their respective officers, directors, employees or agents, has submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Healthcare Laws.

(j)   To the Company’s knowledge, within the past three (3) years, no officer nor any other employee or agent of any Group Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental

Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(k)   Except as set forth on Section 3.23(k) of the Company Disclosure Schedules, there have been no Proceedings, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company related to product liability for the Company Products or the Group Company’s services.

(l)   No Company Product is, or has ever been, subject to reimbursement by any state or federal government health care programs, including without limitation Medicare, Medicaid, or TRICARE, or any private health care program, nor has any Group Company participated in or encouraged participation of others in federal reimbursement programs with respect to any Company Product.

Section 3.24   Investigation; No Other Representations.

(a)   The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Capstar Parties and (ii) it has been furnished with or given access to such documents and information about the Capstar Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.3(c)(i) and no other representations or warranties of any Capstar Party, any Capstar Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4, in the Ancillary Documents to which it is or will be a party and in the certificate delivered pursuant to Section 6.3(c)(i), none of the Capstar Parties, any Capstar Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY CAPSTAR PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE ANCILLARY DOCUMENTS OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.2(D)(I), NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, AND THE CAPSTAR PARTIES HEREBY AGREE THAT THEY ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY CAPSTAR PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY CAPSTAR PARTY OR ANY CAPSTAR NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, THE ANCILLARY DOCUMENTS OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.2(D)(I), IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE

REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY CAPSTAR PARTY OR ANY CAPSTAR NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CLAIMS AGAINST ANY PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 3, THE ANCILLARY DOCUMENTS OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.2(D)(I) BY SUCH PERSON.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE Capstar PARTIES

(a)   Subject to Section 8.8, except as set forth on the Capstar Disclosure Schedules, or (b) except as set forth in any Capstar SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Capstar Party hereby represents and warrants to the Company as follows:

Section 4.1   Organization and Qualification. Each Capstar Party is a corporation duly organized, incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2   Authority.  Each Capstar Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Capstar Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, the execution and delivery of this Agreement, the Ancillary Documents to which a Capstar Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such Capstar Party. This Agreement has been and each Ancillary Document to which a Capstar Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Capstar Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Capstar Party (assuming this Agreement has been and the Ancillary Documents to which such Capstar Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Capstar Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3   Consents and Requisite Governmental Approvals; No Violations.

(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Capstar Party with respect to such Capstar Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Capstar Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, (vi) the Capstar Stockholder Approval, (vii) the Sponsor Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Capstar Material Adverse Effect.

(b)   Neither the execution, delivery or performance by a Capstar Party of this Agreement nor the Ancillary Documents to which a Capstar Party is or will be a party nor the consummation by a Capstar Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Capstar Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Capstar Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Capstar Party or any of its properties or assets are bound or (iv) result in the creation of any

Lien upon any of the assets or properties (other than any Permitted Liens) of a Capstar Party, except in the case of clauses (ii) through (iv) above, as would not have a Capstar Material Adverse Effect.

Section 4.4   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Capstar Disclosure Schedules (which fees shall be the sole responsibility of the Capstar, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Capstar for which Capstar has any obligation.

Section 4.5   Information Supplied.   None of the information supplied or to be supplied by or on behalf of either Capstar Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Capstar Holders or at the time of the Capstar Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6   Capitalization of the Capstar Parties.

(a)   Section 4.6(a) of the Capstar Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding Capstar Shares as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of Capstar (except to the extent such concepts are not applicable under the applicable Law of Capstar’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Capstar and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Capstar) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Capstar Shares set forth on Section 4.6(a) of the Capstar Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Capstar Shares as a result of, or to give effect to, the Merger and assuming that no Capstar Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of Capstar.

(b)   After giving effect to the Merger and the transactions contemplated by this Agreement, (i) the Transaction Share Consideration will be duly authorized, validly issued and fully paid and non-assessable, (ii) will not be issued in violation of the Governing Documents of Capstar and (iii) will not be subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the Company) and will not be issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(c)   Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and Capstar, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Capstar, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Capstar, there is no obligation of Capstar, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Capstar.

(d)   The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, and as of the date hereof, all such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Capstar free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Capstar has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7   SEC Filings.   Capstar has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Capstar SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Capstar SEC Reports”). Each of the Capstar SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Capstar SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Capstar SEC Reports or the Additional Capstar SEC Reports (for purposes of the Additional Capstar SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all material respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Capstar SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Capstar SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all material respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Capstar SEC Reports.

Section 4.8   Trust Account.   As of the date of this Agreement, Capstar has an amount in cash in the Trust Account equal to at least $276,149,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of July 10, 2020 (the “Trust Agreement”), between Capstar and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Capstar SEC Reports to be inaccurate in any material respect or, to Capstar’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Capstar Holders who shall have elected to redeem their Capstar Class A Shares pursuant to the Governing Documents of Capstar or (iii) if Capstar fails to complete a business combination within the allotted time period set forth in the Governing Documents of Capstar and liquidates the Trust Account, subject to the terms of the Trust Agreement, Capstar (in limited amounts to permit Capstar to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Capstar) and then the Pre-Closing Capstar Holders. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Capstar and the Trust Agreement. Capstar has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Capstar, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Capstar has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Capstar Holders who have elected to redeem their Capstar Class A Shares pursuant to the Governing Documents of Capstar, each in accordance with the terms of and as set forth in the Trust Agreement, Capstar shall have no further obligation under either the Trust Agreement or the Governing Documents of Capstar to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9   Transactions with Affiliates.   Section 4.9 of the Capstar Disclosure Schedules sets forth all Contracts between (a) Capstar, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Capstar or the Sponsor, on the other hand (each Person identified in this clause (b), an “Capstar Related Party”), other than (i) Contracts with respect to a Capstar Related Party’s employment with, or the provision of services to, Capstar entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), or (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11. No Capstar Related Party (A) owns any interest in any material asset used in the business of Capstar, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Capstar or (C) owes any material amount to, or is owed material any amount by, Capstar. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “Capstar Related Party Transactions”.

Section 4.10   Litigation.   There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Capstar’s knowledge, threatened against or involving any Capstar Party that, if adversely decided or resolved, would be material to the Capstar Parties, taken as a whole, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. None of the Capstar Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Capstar Party pending against any other Person.

Section 4.11   Compliance with Applicable Law.   Each Capstar Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a Capstar Material Adverse Effect. Except as would not be material to Capstar, without limiting the foregoing, none of the Capstar Parties have violated or, to Capstar’s knowledge, are under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “Capstar Parties” for “Group Companies” in the definition thereof) and Laws applicable to lending activities; (b) the U.S. Foreign Corrupt Practices Act (FCPA); (c) any comparable or similar Law of any jurisdiction; or (d) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 4.12   Business Activities.

(a)   Since its incorporation, Capstar has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Capstar’s Governing Documents, there is no Contract binding upon any Capstar Party or to which any Capstar Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)   Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13   Internal Controls; Listing; Financial Statements.

(a)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of Capstar’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Capstar has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Capstar’s financial reporting and the preparation of Capstar’s financial statements for external purposes in accordance with GAAP and (ii) Capstar has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Capstar is made known to Capstar’s principal executive officer and principal financial officer by others within Capstar.

(b)   Capstar has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)   Since its initial public offering, Capstar has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Capstar Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no Proceeding pending or, to the knowledge of Capstar, threatened against Capstar by NYSE or the SEC with respect to any intention by such entity to deregister Capstar Class A Shares or prohibit or terminate the listing of Capstar Class A Shares on NYSE. Capstar has not taken any action that is designed to terminate the registration of Capstar Class A Shares under the Exchange Act.

(d)   The Capstar SEC Reports contain true and complete copies of the applicable Capstar Financial Statements. Except as disclosed in the Capstar SEC Reports, the Capstar Financial Statements (i) fairly present in all material respects the financial position of Capstar as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Capstar Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)   Capstar has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Capstar’s and its Subsidiaries’ assets. Capstar maintains and, for all periods covered by the Capstar Financial Statements, has maintained books and records of Capstar in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Capstar in all material respects.

(f)   Since its incorporation, Capstar has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Capstar to Capstar’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Capstar to Capstar’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Capstar who have a significant role in the internal controls over financial reporting of Capstar.

Section 4.14   No Undisclosed Liabilities.   Except for the Liabilities (a) set forth in Section 4.14 of the Capstar Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the Capstar Disclosure Schedules), (c) that are incurred in connection with or incident or related to a Capstar Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.11(d) or incurred in accordance with Section 5.11(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Capstar Financial Statements included in the Capstar SEC Reports, none of the Capstar Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15   Tax Matters.

(a)   Capstar has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Capstar has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)   Capstar has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)   Capstar is not currently the subject of a Tax audit or examination with respect to material taxes. Capstar has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)   Capstar has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Capstar Party which agreement or ruling would be effective after the Closing Date.

(f)   None of the Capstar Parties is and none of the Capstar Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)   None of the Capstar Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of Capstar, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.16   Investigation; No Other Representations.

(a)   Each Capstar Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Capstar Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.2(d)(i) and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Capstar Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.2(d)(i), none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17   Employees and Employee Benefit Plans.   None of the Capstar Parties (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any Employee Benefit Plans (substituting “Capstar Party” for “Group Company” in the definition thereof). Neither the execution and delivery of this Agreement or the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Capstar; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by Capstar’s officers and directors in connection with activities on Capstar’s behalf in an aggregate amount not in excess of the amount of cash held by Capstar outside of the Trust Account, Capstar has no unsatisfied material liability with respect to any officer or director.

Section 4.18   Properties.   Capstar does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights (other than Marks). Capstar does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 4.19   PIPE Investment.

(a)   Capstar has delivered to the Company a true, correct and complete copy of the Subscription Agreement entered into by Capstar with the PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Capstar solely for purposes of consummating the transactions contemplated hereby in the aggregate amount of the Subscription Agreement (the “PIPE Investment Amount”). As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Capstar and any PIPE Investor relating to the Subscription Agreement.

(b)   As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by Capstar or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Investment Amount.

Section 4.20   Compliance with International Trade & Anti-Corruption Laws.

(a)   Since Capstar’s incorporation, neither Capstar nor, to Capstar’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i)-(iii) or any country or territory which is or has, since Capstar’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b)   Since Capstar’s incorporation, neither Capstar nor, to Capstar’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.21   No Capstar Material Adverse Effect.   No Capstar Material Adverse Effect is occurring as of the date of this Agreement.

Section 4.22   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE ANCILLARY DOCUMENTS OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.3(C)(I), NONE OF THE CAPSTAR PARTIES, ANY CAPSTAR NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH CAPSTAR PARTY EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF MATERIALS RELATING TO THE BUSINESS

AND AFFAIRS OR HOLDINGS OF ANY CAPSTAR PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY CAPSTAR PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH CAPSTAR PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE ANCILLARY DOCUMENTS OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.3(C)(I), IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY CAPSTAR PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY CAPSTAR PARTY, ANY CAPSTAR NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CLAIMS AGAINST ANY PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 4, THE ANCILLARY DOCUMENTS OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.3(C)(I) BY SUCH PERSON.

ARTICLE 5

COVENANTS

Section 5.1   Conduct of Business of the Company.

(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by Capstar (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, Permits, properties and material business relations of the Group Companies, taken as a whole

(b)   Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Capstar (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), 5.1(b)(v), Section 5.1(b)(x), Section 5.1(b)(xii) or Section 5.1(b)(xiii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)  (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)   adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Stockholders Agreement;

(iv)   transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options and/or Company Warrants outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(v)   incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vi)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(vii)   except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), or (z) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $150,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $150,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company, (D) take any action to accelerate the vesting of any Company Options or Restricted Shares; (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (F) pay any special bonus or special remuneration to any director, officer or employee of any Group Company, (G) terminate or furlough the employment of any director, officer, management-level or key employee of any Group Company, or (H) enter into a settlement agreement with any current or former director, officer, or employee of any Group Company;

(viii)   make, change or revoke any material election concerning Taxes, claim any reserve that may cause a material income inclusion in any Tax period after Closing;

(ix)   enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Capstar or any of its Affiliates after the Closing);

(x)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xi)   change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xii)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiii)   make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xiv)   (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(ix) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(ix) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(ix);

(xv)   terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any Permit required for the operation of the Business as it is currently conducted; or

(xvi)   enter into any Contract or otherwise agree to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Capstar, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Capstar prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and reasonably consult with Capstar prior to the taking of any such action or omission to take such action and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Capstar promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing).

Section 5.2   Efforts to Consummate; Litigation.

(a)   Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Capstar)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the Capstar Parties, on the one hand, and the Company, on the other hand, shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Capstar shall promptly inform the Company of any communication between any Capstar Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Capstar of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (A) the Parties agree that if available to request early termination of the applicable waiting period under the HSR Act, and (B) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Capstar and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets, lines of business or facilities of any Group Company or any entity, facility, line of business or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Capstar’s and the Company’s prior written consent.

(b)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Capstar Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Capstar Party) or Capstar (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Capstar Party, the Company, or, in the case of the Company, Capstar in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Capstar Party, the Company, or, in the case of the Company, Capstar, the opportunity to attend and participate in such meeting or discussion.

(c)   Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Capstar, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Capstar, any of the Capstar Parties or any of their respective Representatives (in their capacity as a representative of a Capstar Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Capstar and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation. Notwithstanding the foregoing, Capstar shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Capstar or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

Section 5.3   Confidentiality and Access to Information.

(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Capstar and its Representatives during normal business hours (i) reasonable access to the directors, officers, books and records and of the Group Companies and (ii) virtual access to the premises and access to periodic updates with respect to the manufacturing build-out of the plants located in Calimera and Lecce in Puglia, Italy, in each case, in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Capstar or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any

Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Capstar Party, any Capstar Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Capstar shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Capstar Parties (in a manner so as to not interfere with the normal business operations of the Capstar Parties). Notwithstanding the foregoing, Capstar shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Capstar Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Capstar Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Capstar Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Capstar shall use, and shall cause the other Capstar Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Capstar Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Capstar shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4   Public Announcements.

(a)   Subject to Section 5.4(b), Section 5.8 and Section 5.9, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Capstar or, after the Closing, Capstar; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Capstar Party, or Capstar, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Capstar and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made or obtained under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Affiliates may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, of any Affiliate of the Sponsor.

(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Capstar prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Capstar shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Capstar shall consider such comments in good faith. The Company, on the one hand, and Capstar, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Capstar, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Capstar shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5   [Reserved.]

Section 5.6   Tax Matters.

(a)   Tax Treatment.

(i)   The Parties intend that, for U.S. federal and applicable state and local income tax purposes, (i) the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and (ii) the Company Stockholders shall be treated as the owners of the Earn Out Shares as of the Closing Date and such Earn Out Shares shall be treated as stock for purposes of Sections 368 and 354 of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required Capstar Stockholder Approval has been obtained Capstar and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of Capstar (“Newco”), with Newco being the surviving company in such merger.

(ii)   Capstar and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(iii)   If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Capstar and the Company shall deliver to Kramer Levin Naftalis & Frankel LLP and Goodwin Procter LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Goodwin Procter LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b)   Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

Section 5.7   Exclusive Dealing.

(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition

Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Capstar promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Capstar reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Capstar) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will cause the other Group Companies and its and their respective Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies that are inconsistent with this Section 5.7(a) will be deemed to be a breach of this Section 5.7(a) by the Group Companies.

(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Capstar Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Capstar Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Capstar Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Capstar Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Capstar Party (or any Affiliate or successor of any Capstar Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Capstar agrees to (A) notify the Company promptly upon receipt of any Capstar Acquisition Proposal by any Capstar Party, and to describe the material terms and conditions of any such Capstar Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Capstar Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. For clarity, any actions taken by any of the Representatives of Capstar that are inconsistent with this Section 5.7(b) will be deemed to be a breach of this Section 5.7(b) by Capstar. Capstar shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date hereof by any of the Capstar Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Capstar Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of Capstar or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Capstar Acquisition Proposal.

Section 5.8   Preparation of Registration Statement / Proxy Statement.   As promptly as reasonably practicable and no later than 45 days following the date of this Agreement, Capstar and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Capstar or the Company, as applicable), and Capstar shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Capstar which will be included therein as a prospectus, in connection with the registration under the Securities Act of the Capstar Shares to be issued in the Merger and which will be used as a proxy statement for the Capstar Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Capstar’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of Capstar and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Capstar or the Company, as applicable) with respect to any comments of the SEC or its staff and respond promptly thereto; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Capstar, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.8 or for including in any other statement, filing, notice or application made by or on behalf of Capstar to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.6(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Capstar Party, the Company, or, in the case of the Company, Capstar, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Capstar, the Company, or, in the case of the Company, Capstar (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Capstar shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Capstar Holders. Capstar shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Capstar Shares for offering or sale in any jurisdiction, and Capstar and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9   Capstar Stockholder Approval.   As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Capstar shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “Capstar Stockholders Meeting”) in accordance with the Governing Documents of Capstar, for the purposes of obtaining the Capstar Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a Capstar Stockholder Redemption. Capstar shall, through unanimous approval of its board of directors, recommend to its stockholders (the “Capstar Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of the issuance of the Capstar Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (iii) the adoption and approval of the amendments to the Governing Documents of Capstar contemplated by the Capstar Certificate of Incorporation and the Capstar Bylaws (the “Governing Document Proposals”); (iv) the adoption and approval of the Capstar Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (v) election of directors effective as of the Closing as contemplated by Section 5.17(a) and Section 5.17(b); (vi) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Capstar and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the Capstar Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that Capstar may adjourn the Capstar Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Capstar Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Capstar has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Capstar Holders prior to the Capstar Stockholders Meeting; provided that, without the consent of the Company, in no event shall Capstar adjourn the Capstar Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Capstar recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, Capstar covenants that none of the Capstar Board or Capstar nor any committee of the Capstar Board shall withdraw or modify, or propose publicly or by formal action of the Capstar Board, any committee of the Capstar Board or Capstar to withdraw or modify, in a manner adverse to the Company, the Capstar Board Recommendation or any other recommendation by the Capstar Board or Capstar of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.10   Merger Sub Stockholder Approval.   As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Capstar, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.11   Conduct of Business of Capstar.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Capstar shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the Capstar Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any Capstar Party or any of its Subsidiaries;

(b)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Capstar or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Capstar or any of its Subsidiaries, as applicable;

(c)   split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)   incur, create or assume any Indebtedness or other Liability;

(e)   make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Capstar or any of its Subsidiaries;

(f)   issue any Equity Securities of Capstar or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Capstar or any of its Subsidiaries;

(g)   enter into, renew, modify or revise any Capstar Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Capstar Related Party Transaction);

(h)   engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l)   change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(m)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11. Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Capstar Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Capstar Party from using the funds held by Capstar outside the Trust Account to pay any Capstar Expenses or from otherwise distributing or paying over any funds held by Capstar outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12   NYSE Listing.   Capstar shall use its reasonable best efforts to cause: (a) Capstar’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement to have been approved: (b) Capstar to satisfy all applicable initial and continuing listing requirements of NYSE; and (c) the Capstar Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on NYSE (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.13   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Capstar shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of Capstar pursuant to the Capstar Stockholder Redemption, (B) pay the amounts due to the underwriters of Capstar’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Capstar in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14   Transaction Support Agreements; Company Stockholder Approval; Subscription Agreements.

(a)   As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Capstar the Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b)   As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Capstar a true and correct copy of a written consent (in form and substance reasonably satisfactory to Capstar) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreement (the “Company Stockholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

(c)   From and after the date hereof, Capstar shall not modify or waive any provisions of a Subscription Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company.

Section 5.15   Capstar Indemnification; Directors’ and Officers’ Insurance.

(a)   Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each Capstar Party, as provided in the applicable Capstar Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Capstar will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Capstar shall advance, or caused to be advanced, expenses reasonably incurred in connection with such indemnification as provided in the applicable Capstar Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Capstar Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Capstar Party (the “Capstar D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Capstar D&O Person was a director or officer of any Capstar Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)   Capstar shall not have any obligation under this Section 5.15 to any Capstar D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Capstar D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)   The Capstar Parties shall purchase, at or prior to the Closing, and Capstar shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Capstar Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Capstar Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d)   If Capstar or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Capstar shall assume all of the obligations set forth in this Section 5.15.

(e)   The Capstar D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Capstar.

Section 5.16   Company Indemnification; Directors’ and Officers’ Insurance.

(a)   Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Capstar will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Capstar shall cause the applicable Group Companies to advance expenses reasonably incurred in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)   None of Capstar or the Group Companies shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)   The Company shall purchase, at or prior to the Closing, and Capstar shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d)   If Capstar or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Capstar shall assume all of the obligations set forth in this Section 5.16.

(e)   The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Capstar.

Section 5.17   Post-Closing Directors and Officers.

(a)   Capstar shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Capstar Board shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors; (ii) the members of the Capstar Board are the individuals determined in accordance with Section 5.17(b); (iii) the members of the compensation committee, audit committee and nominating committee of the Capstar Board are the individuals determined in accordance with Section 5.17(c); and (iv) the officers of Capstar (the “Officers”) are the individuals determined in accordance with Section 5.17(d).

(b)   The nine (9) individuals identified on Section 5.16(b) of the Company Disclosure Schedules shall be directors on the Capstar Board immediately after the Effective Time.

(c)   Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Capstar Holders, the Company and Capstar shall mutually agree to each director that will serve on the compensation committee, the audit committee and the nominating committee of the Capstar Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of NYSE and applicable Law.

(d)   The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Capstar Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 5.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.18   PCAOB Financials.

(a)   As promptly as reasonably practicable, but in no event later than August 15, 2021, the Company shall deliver to Capstar any audited or unaudited consolidated balance sheets of the Group Companies and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) and any required pro forma financial statements, in each case, that are required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)   The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Capstar in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Capstar with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.19   Capstar Incentive Equity Plan.

(a)   Prior to the effectiveness of the Registration Statement / Proxy Statement, the Capstar Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and Capstar may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Capstar, as applicable) (the “Capstar Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving for grant thereunder an initial number of Capstar Shares equal to eight percent (8%) of the fully diluted Capstar Shares as of immediately following the Effective Time, including the Capstar Shares issuable upon the exercise of Rollover Warrants. The Capstar Incentive Equity Plan will provide that the number of Capstar Shares reserved for issuance thereunder will automatically increase annually on the first day of each calendar year, beginning on January 1, 2023, by an amount equal to four percent (4%) of the number of Capstar shares outstanding on December 31 of the immediately preceding calendar year or such lesser amount as determined by the administrator of the Capstar Incentive Equity Plan.

(b)   Prior to the effectiveness of the Registration Statement / Proxy Statement, the Capstar Board shall approve the assumption by Capstar of the Gelesis, Inc. Gelesis, Inc. 2016 Stock Option and Grant Plan and Gelesis 2006 Stock Incentive Plan, which shall reflect that no further grants will be made on or after the Effective Time and such other changes as the Company and Capstar may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Capstar, as applicable) (the “Adopted Incentive Equity Plans”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving for grant thereunder the number of Capstar Shares that will be subject to the Rollover Options, as set forth on the Allocation Schedule.

Section 5.20   FIRPTA Certificates.   At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Capstar (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Capstar and (b) an IRS Form W-9 duly executed by the Company.

Section 5.21   Compliance with International Trade & Anti-Corruption Laws.

(a)   Within ninety (90) days from the Closing, the Company shall implement appropriate controls reasonably designed to promote compliance by each Group Company and their respective Representatives with Sanctions and Export Control Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(b)   Following the Effective Time, the Group Companies shall not directly or knowingly indirectly use or contribute the proceeds from any funds provided by Capstar or the Sponsor for any purpose that would breach the Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 6.1   Conditions to the Obligations of the Parties.The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by the Party for whose benefit such condition exists of the following conditions:

(a)   the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained;

(b)   each of the Company Stockholder Written Consent and the Company Preferred Stockholder Approval shall have been obtained and not been rescinded or amended in any respect;

(c)   no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be pending or in effect;

(d)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(e)   Capstar’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Capstar shall satisfy any applicable initial and continuing listing requirements of NYSE, and Capstar shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Capstar Shares to be issued pursuant to the Merger and the transactions contemplated by this Agreement shall have been approved for listing on NYSE;

(f)   after giving effect to the transactions contemplated hereby, Capstar shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

(g)   the Capstar Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.17(a) and Section 5.17(b); and

(h)   the Required Capstar Stockholder Approval shall have been obtained.

Section 6.2   Other Conditions to the Obligations of the Capstar Parties.   The obligations of the Capstar Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by Capstar (on behalf of itself and the other Capstar Parties) of the following further conditions:

(a)   (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (ii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)   the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)   since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing; and

(d)   at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Capstar:

(i)   a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Capstar;

(ii)   the Registration and Stockholder Rights Agreement duly executed by the stockholders of the Company set forth therein; and

(e)   the Available Cash shall not be less than the Minimum Cash, provided that the condition set forth in this Section 6.2(e) shall not apply upon the consummation and the effectiveness of the KLIM Financing.

Section 6.3   Other Conditions to the Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by the Company of the following further conditions:

(a)   (i) the Capstar Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (ii) the representations and warranties of the Capstar Parties contained in Article 4 of this Agreement (other than the Capstar Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Capstar Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Capstar Material Adverse Effect;

(b)   the Capstar Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)   at or prior to the Closing, Capstar shall have delivered, or caused to be delivered, the following documents to the Company:

(i)   a certificate duly executed by an authorized officer of Capstar, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii)   the Registration and Stockholder Rights Agreement duly executed by Capstar and the Sponsor; and

(d)   the Available Cash shall not be less than the Minimum Cash.

Section 6.4   Frustration of Closing Conditions.   The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the Capstar Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a Capstar Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 7

TERMINATION

Section 7.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)   by mutual written consent of Capstar and the Company;

(b)   by Capstar, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Capstar, and (ii) the Termination Date; provided, however, that none of the Capstar Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)   by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Capstar Party has failed to perform any covenant or agreement on the part of such applicable Capstar Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Capstar by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)   by either Capstar or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 18, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Capstar if any Capstar Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)   by either Capstar or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)   by either Capstar or the Company if the Capstar Stockholders Meeting has been held (including any adjournment thereof), has concluded, Capstar’s stockholders have duly voted and the Required Capstar Stockholder Approval was not obtained; or

(g)   by Capstar, if the Company does not deliver, or cause to be delivered to Capstar (i) a Transaction Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 5.14(a) on or prior to the Transaction Support Agreement Deadline or (ii) the Company Stockholder Written Consent in accordance with Section 5.14(b) on or prior to the Company Stockholder Written Consent Deadline.

Section 7.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.   Non-Survival.   Other than as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Capstar Non-Party Affiliate, in each case, except in the case of and without in any way limiting any remedies available with regard to Fraud. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Capstar and the Company prior to Closing and (b) Capstar and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Capstar and the Company prior to the Closing and (b) Capstar and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Subject to the foregoing, this Agreement may be amended before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub, provided that after any such stockholder approval, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization.

Section 8.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any Capstar Party prior to the Effective Time, to:
(b)

Capstar Special Purpose Acquisition Corp.
405 West 14th Street, Austin, TX 78701
Attention: Benjamin M. Hanson
E-mail:   ben@eqcapstrategies.com
with a copy (which shall not constitute notice) to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10033
Attention: Ernest Wechsler, Christopher Auguste, Adi Herman & Ilya Kontorovich
E-mail:   ewechsler@kramerlevin.com; cauguste@kramerlevin.com;
aherman@kramerlevin.com; ikontorovich@kramerlevin.com

(c)

If to the Company or to any Capstar Party after the Effective Time, to:
Gelesis, Inc.
Address: 501 Boylston Street, Suite 6102
Boston, MA 02116 Attention: Elliot Maltz, Chief Financial Officer
Email: emaltz@gelesis.com
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210 Attention: James T. Barrett; Eric J. Carlson
E-mail:   JBarett@goodwinlaw.com; ECarlson@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Capstar shall pay, or cause to be paid, all Unpaid Capstar Expenses and (b) if the Closing occurs, then Capstar shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Capstar Expenses.

Section 8.7   Construction; Interpretation.   The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Capstar, any documents or other materials posted to the electronic data room located dfsvenue.com under the project name “Gelesis” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (1) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8   Exhibits and Schedules.   All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Capstar Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Capstar Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Capstar Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11   Counterparts; Electronic Signatures.   This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12   Knowledge of Company; Knowledge of Capstar.   For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, after reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to Capstar’s knowledge” and “to the knowledge of Capstar” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Capstar Disclosure Schedules, after reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Capstar Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13   No Recourse.   Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Capstar Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Capstar Non-Party Affiliates, in the case of Capstar, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Capstar or any Non-Party Affiliate concerning any Group Company, any Capstar Party, this Agreement or the transactions contemplated hereby.

Section 8.14   Extension; Waiver.   The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Capstar Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Capstar Parties set forth herein or (c) waive compliance by the Capstar Parties with any of the agreements or conditions set forth herein. Capstar may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 8.4 of this Agreement.

Section 8.18   Trust Account Waiver.   Reference is made to the final prospectus of Capstar, filed with the SEC (File Nos. 333-239094 and 333-239630) on July 1, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that Capstar has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Capstar’s public stockholders (including overallotment shares acquired by Capstar’s underwriters, the “Public Stockholders”), and Capstar may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Capstar entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Capstar or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Capstar or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Capstar or its Affiliates).

Section 8.19   Conflicts and Privilege.   Capstar and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Capstar, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Capstar Group”), on the one hand, and (y) the Surviving Company and/or the Company or any of its Subsidiaries or Affiliates, on the other hand, Kramer Levin Naftalis & Frankel LLP (“Kramer”), may represent the Sponsor and/or any other member of the Capstar Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Capstar in a matter substantially related to such dispute, or may be handling ongoing unrelated matters for the Surviving Company and/or the Sponsor. Capstar and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications made prior to the Closing (in each case to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby) between or among Capstar, the Sponsor and/or any other member of the Capstar Group, on the one hand, and Kramer, on the other hand (the “Kramer Privileged Communications”), the attorney/client privilege, attorney work-product protection, and the expectation of client confidence shall survive the Merger and belong to the Capstar Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Capstar or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Capstar and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person other than the Capstar Group may use or rely on any of the Kramer Privileged Communications, whether located in the records or email server of Capstar, Surviving Company or their respective Subsidiaries, in any Proceeding against or involving any of the parties after the Closing, and Capstar and the Company agree not to assert that any privilege has been waived as to the Kramer Privileged Communications, by virtue of the Merger.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

By:	/s/ R. Steven Hicks
Name: R. Steven Hicks
Title: Chief Executive Officer

CPSR GELESIS MERGER SUB, INC.

By:	/s/ R. Steven Hicks
Name: R. Steven Hicks
Title: President

GELESIS, INC.

By:	/s/ Yishai Zohar
Name: Yishai Zohar
Title: President, Chief Executive Officer

EXHIBIT A

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 19, 2021, is made by and among Capstar Sponsor Group LLC, a Delaware limited liability company (the “Sponsor”), the other holders of Capstar Class B Common Stock set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Capstar Special Purpose Acquisition Corp., a Delaware corporation (“Capstar”), and Gelesis, Inc., a Delaware corporation (the “Company”). The Sponsor, the Other Class B Holders, Capstar and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Capstar, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby, (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Capstar or any other anti-dilution or similar protection with respect to all of the Capstar Class B Shares, such that the Capstar Class B Shares will convert into Capstar Class A Shares at the Closing on a one-to-one basis, and (c) the Sponsor will subject certain of the Capstar Class B Shares and Capstar Class A Warrants currently held by it to certain vesting conditions and potential forfeiture.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.   Agreement to Vote.   Each Class B Holder hereby agrees to vote at any meeting of the shareholders of Capstar, and in any action by written resolution of the shareholders of Capstar, all of such Class B Holder’s Capstar Class B Shares (together with any other Equity Securities of Capstar that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject Capstar Equity Securities”) in favor of the Transaction Proposals.

2.   Waiver of Anti-dilution Protection.   Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Capstar, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Capstar Class B Shares held by him, her or it convert into Capstar Class A Shares in connection with the transactions contemplated by the Business Combination Agreement, such that the Capstar Class B Shares held by him, her or it will convert into Capstar Class A Shares at the Closing on a one-to-one basis.

3.   Vesting of Shares and Warrants.

(a)   Vesting Securities.   The Sponsor agrees that, effective upon the Closing, the number of Capstar Class B Shares (the “Vesting Shares”) and Capstar Class A Warrants (the “Vesting Warrants”, and, together with the Vesting Shares, the “Vesting Securities”) held by the Sponsor set forth on Exhibit A hereto shall be subjected to and governed by the vesting and forfeiture provisions set forth herein.

(b)   Vesting Shares.   The Sponsor acknowledges and agrees that the Vesting Shares shall be subject to vesting from and after the Closing through and until the date that is five (5) years after the Closing Date (the “Sponsor Vesting Period”) in accordance with the following:

(i)

One third of the Vesting Shares shall vest (and no longer be subject to forfeiture) at such time during the Sponsor Vesting Period as: (x) the Capstar Stock Price is first equal to or exceeds $12.50 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days or (y) there is a Capstar Sale in which the Capstar Sale Price for the acquisition of the Capstar Shares is greater than or equal to $12.50 per share;

(ii)

One third of the Vesting Shares shall vest (and no longer be subject to forfeiture) at such time during the Sponsor Vesting Period as: (x) the Capstar Stock Price is first equal to or exceeds $15.00 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days or (y) there is a Capstar Sale in which the Capstar Sale Price for the acquisition of the Capstar Shares is greater than or equal to $15.00 per share; and

(iii)

One third of the Vesting Shares shall vest (and no longer be subject to forfeiture) at such time during the Sponsor Vesting Period as: (x) the Capstar Stock Price is first equal to or exceeds $17.50 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days or (y) there is a Capstar Sale in which the Capstar Sale Price for the acquisition of the Capstar Shares is greater than or equal to $17.50 per share.

(c)   Vesting Warrants.   The Sponsor acknowledges and agrees that the Eligible Vesting Warrants (as defined below) shall vest (and no longer be subject to forfeiture) at such time during the Sponsor Vesting Period as (x) the Capstar Stock Price is first equal to or exceeds $20.00 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days or (y) there is a Capstar Sale in which the Capstar Sale Price for the acquisition of the Capstar Shares is greater than or equal to $20.00 per share. Any Vesting Warrants that are not Eligible Vesting Warrants as of the Closing shall be deemed fully vested (and no longer be subject to forfeiture) as of the Closing. As used herein, “Eligible Vesting Warrants” means the number of Vesting Warrants equal to the product of (x) the number of Vesting Warrants set forth on Exhibit A hereto and (y) a fraction, the numerator of which is equal to the total number of Capstar Class A Shares redeemed pursuant to the Capstar Stockholder Redemption, other than any such redemptions by the PIMCO Private Funds, as of immediately prior to the Closing, and the denominator of which is equal to the total number of Capstar Class A Shares outstanding as of immediately prior to such Capstar Stockholder Redemption.

(d)   Forfeiture of Unvested Securities.   Vesting Securities that remain unvested on the first Business Day after the conclusion of the Sponsor Vesting Period shall be automatically void and of no further effect as of such date, and then surrendered by the Sponsor as promptly as practicable thereafter, without any consideration for such forfeiture or surrender.

4.   No Transfers.   Each Class B holder hereby agrees that, except as provided in that certain letter agreement dated as of July 1, 2020, by and among Capstar, the Class B Holders and certain other parties thereto (the “Insider Letter”), he, she or it shall not, directly or indirectly effect any Transfers (as defined in the Insider Letter) of Capstar Class B Shares from the date hereof until the Expiration Time, provided, that the transferee of any Transfer permitted by the Insider Letter must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

5.   Other Covenants.   During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 7.1 thereof (the “Expiration Time”), each Class B Holder hereby agrees to be bound by and subject to (i) Sections 5.3 (a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 5.7(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Capstar as if such Class B Holder is directly party thereto.

6.   Termination.   This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

7.   No Recourse.   Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto (but subject to the terms and conditions set forth therein), each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Capstar Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Capstar Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.   Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject Capstar Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a director, officer or employee of any Capstar Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Capstar Party or as an officer, employee or fiduciary of any Capstar Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Capstar Party.

9.   No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.   Incorporation by Reference.   Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Capstar Sponsor Group LLC

By:
Name:
Title:

Capstar Special Purpose Acquisition Corp.

By:
Name:
Title:

Gelesis, Inc.

By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]

OTHER CLASS B HOLDERS:

Kathryn Cavanaugh

John Ghiselli

James Whittenburg

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Other Class B Holders

1.	Kathryn Cavanaugh
2.	John Ghiselli
3.	James Whittenburg

EXHIBIT A

Vesting Securities

Capstar Class B Shares	1,709,250
Capstar Class A Warrants	2,506,416

EXHIBIT B

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 19th day of July, 2021, by and between Capstar Special Purpose Acquisition Corp., a Delaware corporation (“Issuer”), and the undersigned (“Subscriber”).

WHEREAS, concurrently with the execution and delivery of this Subscription Agreement, the Issuer, CPSR Gelesis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Issuer (“Merger Sub”) and Gelesis, Inc., a Delaware corporation (the “Company”), have entered into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “Combination Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company with the Company surviving as a wholly owned subsidiary of the Issuer (the “Merger”);

WHEREAS, in connection with the Merger, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Common Shares”) set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share (the “Share Purchase Price”), resulting in an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires upon the Closing hereunder to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer at or prior to the Closing (as defined below); and

WHEREAS, the Issuer has entered into, or substantially concurrently herewith is entering into, separate subscription agreements (the “Other Subscription Agreements”), pursuant to which certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) (each, an “Other Subscriber”) have agreed, severally and not jointly, to subscribe for and purchase, and the Issuer has agreed to issue and sell to such Other Subscribers, on the Closing Date, at the Share Purchase Price, Common Shares that, together with the Acquired Shares, total up to 11,000,000 Common Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.   Subscription.

(a)   Subject to the terms and conditions hereof, Subscriber hereby irrevocably subscribes for and agrees to purchase from the Issuer, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”). Subscriber acknowledges and agrees that the Issuer reserves the right to accept or reject the Subscription for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by the Issuer only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Issuer; the Issuer may do so in counterpart form.

(b)   If any change in the Common Shares shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number and type of Common Shares issued to the Subscriber and the number of Acquired Shares shall be appropriately adjusted to reflect such change.

2.   Closing.

(a)   Subject to the satisfaction or waiver of the conditions set forth in Sections 2(c) and 2(d), the closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and at a time immediately prior to, the closing of the Merger (such date, the “Closing Date”). Not less than ten (10) business days prior to the scheduled Closing Date (the “Scheduled Closing Date”), the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of the Scheduled Closing Date. For purposes of this Subscription Agreement, “business day” means any day on which the principal offices of the Securities and Exchange Commission (the “Commission”) in Washington, D.C. is open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not authorized or obligated to be closed in New York, New York; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter-in-place,” “non-essential employee” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

(b)   Subject to the satisfaction or waiver of the conditions set forth in Sections 2(c) and 2(d) (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing):

(i)   Subscriber shall deliver to the Issuer the Purchase Price for the Acquired Shares as soon as practicable on the Scheduled Closing Date (unless otherwise agreed by the Issuer) by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice against delivery to Subscriber of the Acquired Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or under the organizational documents of the Issuer), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and evidence of the issuance to Subscriber of the Acquired Shares from the Issuer’s transfer agent on and as of the Scheduled Closing Date; provided, that the Issuer’s obligation to issue the Acquired Shares to the Subscriber is contingent upon the Issuer having received the Purchase Price in full in accordance with this Section 2; provided, further, that if the Merger does not occur within four (4) business days of the Closing, the Issuer shall promptly (but not later than one (1) business day thereafter) return the Purchase Price by a lump-sum payment and in full amounts to Subscriber, and any book entries or share certificates shall be deemed cancelled and any share certificates shall be promptly (but not later than one (1) business day thereafter) returned to the Issuer.

(ii)   Each book entry for the Acquired Shares shall contain a notation, and each certificate (if any) evidencing the Acquired Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

(iii)   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary to consummate the Subscription as contemplated by this Subscription Agreement. The Issuer shall use all commercially reasonable efforts to provide Subscriber with at least ten (10) business days’ prior written notice of any additional documents that Subscriber shall be required to execute and deliver and additional actions by Subscriber as deemed to be practical and necessary to consummate the transactions as contemplated by this Subscription Agreement.

(c)   The Issuer’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by the Issuer, of each of the following conditions:

(i)   all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

(ii)   Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or non-compliance would not reasonably be expected to prevent, materially delay or materially impair the ability of the Subscriber or the Issuer to consummate the Closing;

(iii)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby; and

(iv)   all conditions precedent to the closing of the Merger set forth in the Combination Agreement shall have been satisfied or waived (as determined by the parties to the Combination Agreement and other than those conditions that (x) may only be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions as of the closing of the Merger or (y) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).

(d)   Subscriber’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by Subscriber, of each of the following conditions:

(i)   all representations and warranties of the Issuer contained in this Subscription Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Issuer of each of the representations, warranties and agreements of the Issuer contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date) except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)   the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or non-compliance would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of Subscriber or the Issuer to consummate the Closing; provided that for purposes of this Section 2(d)(ii), a covenant, agreement or condition of the Issuer shall only be deemed to have not been performed, satisfied or complied with by the Issuer if the Issuer has materially breached such covenant, agreement or condition and failed to cure within thirty (30) days after written notice thereof;

(iii)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby;

(iv)   no amendment or modification of the Combination Agreement (as the same exists on the date of this Subscription Agreement) shall have occurred that would materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent;

(v)   no suspension of the offering or sale of the Common Shares shall have been initiated or, to the Issuer’s knowledge, threatened, in any jurisdiction, including by the Commission, and the Acquired Shares shall have been approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance; and

(e)   there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the Other Subscribers unless the Subscriber has been offered substantially the same benefits.

(f)   In the event the Merger does not occur within four (4) business days of the Closing, the Issuer shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber by a lump-sum payment and in full amounts, and any book entries or share certificates shall be deemed cancelled and any share certificates shall be promptly (but not later than one (1) business day thereafter) returned to the Issuer.

(g)   In the event that a valid waiver is obtained by the Issuer from some of the Subscribers, but such waiver is not obtained unanimously from all Subscribers, the Issuer may still consummate the Closing with respect to the consenting Subscribers by relying on the consent from a portion of the Subscribers and excluding the non-consenting Subscribers from such Closing; provided that the closing conditions are otherwise satisfied with respect to the consenting Subscribers.

3.   Representations and Warranties of the Issuer. The Issuer represents and warrants that:

(a)   The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)   When issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Acquired Shares will be duly authorized, validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws (as amended to the Closing Date) or under the General Corporation laws of the State of Delaware.

(c)   This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and; assuming that this Subscription Agreement constitutes the valid and binding agreement of the Subscriber, this Subscription Agreement is enforceable against the Issuer in accordance with its respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d)   The execution and delivery by the Issuer of the Subscription Agreement, and the performance by the Issuer of its obligations under the Subscription Agreement do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”); (ii) the organizational documents of the Issuer; or (iii) any statute applicable to the Issuer or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement.

(e)   There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the Merger, or by the issuance of the Acquired Shares or the Common Shares to be issued pursuant to any Other Subscription Agreements.

(f)   The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) pursuant to the terms of the Combination Agreement as a condition to the closing of the Merger, (ii) the filings with the Commission, including, but not limited to, the filing of the Registration Statement (as defined below) and any amendment to the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2020 in connection with the Statement (as defined below), (iii) as required by applicable state or federal securities laws, (iv) as required by Nasdaq Capital Market (“Nasdaq”) or the NYSE, to the extent any Common Shares are, or are intended upon Closing to be, listed thereon (an “Applicable Exchange”), or (v) the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)   As of the date hereof, the authorized capital stock of the Issuer consists of 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), 100,000,000 Common Shares and 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”). As of the date hereof, (i) no shares of Preferred Stock are issued and outstanding, (ii) 27,600,000 Common Shares are issued and outstanding and (iii) 6,900,000 shares of Class B Common Stock are issued and outstanding. As of the date hereof, 21,320,000 warrants (made up of 7,520,000 private placement warrants and 13,800,000 public warrants) exercisable to purchase one Common Share at the price of $11.50 per Common Share (each, a “Warrant”) are issued outstanding and, immediately prior to Closing, no more than 21,320,000 Warrants shall be issued and outstanding.

(h)   The Issuer is in compliance with all applicable law, except where such non-compliance would not have a Material Adverse Effect. The Issuer has not received any written communication that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement.

(j)   Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

(k)   Except as otherwise noted herein or as set forth on Schedule C, (i) each Other Subscription Agreement reflects the same Share Purchase Price and other economic terms as, and other terms that are not materially more favorable to any Other Subscriber thereunder than, the terms of this Subscription Agreement, and (ii) the Issuer has not entered into any amendment to any Other Subscription Agreement, any side letter, or any other agreement or understanding or document of any similar kind with any Other Subscriber or any affiliate thereof in connection with or in relation to any Other Subscription Agreement that, taken together with such Other Subscription Agreement, renders the economic terms and all other substantive terms of the issuance and sale of Common Shares to such Other Subscriber pursuant to such Other Subscription Agreement more beneficial (on a per Common Share basis) to such Other Subscriber (considered with any such affiliate) than the terms of this Subscription Agreement, in each case, other than terms particular to the regulatory requirements of any Other Subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Common Shares.

(l)   The issued and outstanding Common Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer threatened against the Issuer by the Commission to deregister the Common Shares. As of the date hereof, the issued and outstanding Common Shares are listed for trading on the NYSE and there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer threatened against the Issuer by the NYSE to terminate such listing.

(m)   A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the Common Shares under the Exchange Act (the “SEC Documents”) is available to the undersigned via the Commission’s EDGAR system. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its initial registration of the Common Shares under the Exchange Act. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents.

(n)   Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

(o)   Except for placement fees payable to Citigroup Global Markets, Inc. (“Citi”) and UBS Securities LLC (“UBS”), in their capacity as placement agents for the offer and sale of the Acquired Shares (in such capacity, the “Placement Agents”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Issuer.

(p)   The Issuer is not a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)).

(q)   The Issuer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.   Subscriber Representations and Warranties. Subscriber represents and warrants to, and covenants with, the Issuer and the Placement Agents as follows:

(a)   No disclosure or offering document has been prepared in connection with the offer and sale of the Acquired Shares by the Placement Agents or their respective affiliates.

(b)   Subscriber (a) has conducted its own investigation of the Issuer based on information disclosed or made available to the Subscriber and the Acquired Shares and has not relied on any statements or other information provided by the Placement Agents concerning the Issuer or the Acquired Shares or the offer and sale of the Acquired Shares, (b) has had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary to make its decision to purchase the Acquired Shares, (c) has been offered the opportunity to ask questions of the Issuer and received answers thereto, including on the financial information, as Subscriber deemed necessary in connection with its decision to purchase the Acquired Shares, and (d) has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Acquired Shares.

(c)   Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in these projections. Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

(d)   Subscriber agrees that none of the Placement Agents shall be liable to the Subscriber (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the sale of the Acquired Shares. On behalf of Subscriber and its affiliates, Subscriber releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the sale of the Acquired Shares. Subscriber agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the sale of the Acquired shares. This undertaking is given freely and after obtaining independent legal advice.

(e)   Subscriber acknowledges that in connection with the issue and purchase of the Acquired Shares, the Placement Agents have not acted as its financial advisors or fiduciaries.

(f)   Subscriber is aware that Citi is acting as one of the Issuer’s Placement Agents and is acting as financial advisor to the Company in connection with the Merger.

(g)   Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(h)   Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity and capital markets transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Acquired Shares. Accordingly, Subscriber understands that the sale of the Acquired Shares meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(i)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(j)   The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber (a “Subscriber Material Adverse Effect”), or materially affect the legal authority or financial ability of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute applicable to the Subscriber or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority or financial ability of Subscriber to comply in all material respects with the terms of this Subscription Agreement.

(k)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, (iv) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, (v) has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete, and (vi) is not an entity formed for the specific purpose of acquiring the Acquired Shares.

(l)   Subscriber acknowledges and agrees that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber acknowledges and agrees that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges and agrees that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber acknowledges and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, disposition, pledge or transfer of any of the Acquired Shares.

(m)   Subscriber acknowledges and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by or on behalf of the Issuer, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, or any other person, expressly or by implication, other than those representations, warranties, covenants and agreements expressly included in this Subscription Agreement.

(n)   Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended, section 4975 of the Code, or any applicable similar law.

(o)   In making its decision to subscribe for and purchase the Acquired Shares, Subscriber has relied solely upon its own independent investigation. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agents or any of their respective affiliates, or any of their respective officers, directors, employees or representatives, concerning the Issuer, the Company or the Acquired Shares or the offer and sale of the Acquired Shares. Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, the Merger and the business of the Company, and Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Issuer’s filings made with the Commission.

(p)   Subscriber acknowledges that no person has made any written or oral representations (i) that any person will resell or repurchase the Acquired Shares; (ii) that any person will refund the purchase price of the Acquired Shares; or (iii) as to the future price or value of the Acquired Shares.

(q)   Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer, the Company or the Placement Agents, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer, the Company or the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising (including in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(r)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the Issuer’s filings with the Commission. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

(s)   Subscriber acknowledges and agrees that neither the Placement Agents nor any affiliate of the Placement Agents (nor any officer, director, employee or representative of any of the Placement Agents or any affiliate thereof) has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Subscriber acknowledges that the Placement Agents, any affiliate of any of the Placement Agents or any of their respective officers, directors, employees or representatives (i) have not made any representation as to the Issuer, the Company or the quality of the Acquired Shares, (ii) may have acquired non-public information with respect to the Issuer or the Company, which Subscriber agrees need not be provided to it, (iii) have made no independent investigation with respect to the Issuer, the Company or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer or the Company, (iv) have not acted as Subscriber’s financial advisor or fiduciary in connection with the issue and purchase of the Acquired Shares and (v) have not prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares.

(t)   Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and has determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(u)   Subscriber understands and agrees that no federal or state agency, securities commission or similar authority has reviewed, passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares, and that any representation to the contrary is an offense.

(v)   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

(w)   If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, and “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with the ERISA Plans, “Plans”) Subscriber represents and warrants that (i) neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Acquired Shares; and (ii) its purchase of the Acquired Shares will not result in a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code, or any applicable Similar Law.

(x)   Other than the Placement Agents, to the knowledge of Subscriber, there is no person acting or purporting to act in connection with the transactions contemplated herein who is entitled to any brokerage, finder’s or other commission or similar fee.

(y)   Subscriber has sufficient funds to pay the Purchase Price pursuant to Section 2.b(i).

(z)   Subscriber acknowledges that this Subscription Agreement requires Subscriber to provide certain personal information relating to Subscriber to the Issuer and the Placement Agents. Such information is being collected and will be used by the Issuer and the Placement Agents solely for the purposes of completing the offering, which includes, without limitation, determining the Subscriber’s eligibility to purchase the Acquired Shares under applicable securities laws, preparing and registering certificates representing securities or arranging for non-certificated, electronic delivery of same, and completing filings required by any securities regulatory authority or stock exchange. Such personal information may be disclosed by the Issuer or the Placement Agents, with prior written consent of the Subscriber, to (a) securities regulatory authorities and stock exchanges, (b) the Issuer’s registrar and transfer agent, (c) any government agency, board or other governmental entity and (d) any of the other parties involved in the offering on a needed basis, including the legal counsel of the Issuer, and may be included in record books in connection with the offering, so long as said other parties have been made aware of the sensitive degree of the received personal information and that they undertake to comply with the confidentiality provisions of the Subscription Agreement. By executing this Subscription Agreement, Subscriber consents to the foregoing collection, use and disclosure of such personal information; provided that except as specifically allowed above, such personal information shall be used or kept strictly confidential by the Issuer or any one of the Placement Agents and shall not be disclosed without the prior written consent of Subscriber.

(aa)   The Subscriber acknowledges that (i) the Staff of the Commission issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) the Issuer continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Documents and (iii) any restatement, revision or other modification of the SEC Documents in connection with such a review of the Statement or any subsequent guidance from the Staff of the Commission solely related to the Statement shall be deemed not material for purposes of this Agreement.

5.   Disclosure.

(a)   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Merger and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document such that from and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, nonpublic information received from the Issuer or any of its officers, directors or employees. Except with the express written consent of Subscriber and unless prior thereto the Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Issuer shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Issuer or the transactions contemplated herein from and after the filing of the Disclosure Document.

(b)   Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of any Applicable Exchange, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure and shall reasonably consult with Subscriber regarding such disclosure.

6.   No Short Sales.

Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing or termination of this Subscription Agreement, none of Subscriber or any person or entity acting on behalf of or in concert with Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Issuer prior to the Closing. For purposes of this Section 6, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and any transactions having like effect through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding anything to the contrary set forth herein, (a) nothing herein shall prohibit any entities under common management or that share an investment advisor with Subscriber that have no knowledge of this Agreement or of Subscriber’s participation in the transactions contemplated in this Agreement (including Subscriber’s controlled affiliates and/or other affiliates) from entering into any Short Sales and (b) if Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, this Section 6 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase Acquired Shares pursuant to this Agreement.

7.   Registration Rights.

a)   The Issuer agrees that, within forty-five (45) calendar days after the Closing Date (the “Filing Date”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies the Issuer that it will “review” the Registration Statement) following the Filing Date and (ii) ten (10) business days after the Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Issuer agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (x) the fourth anniversary of the Closing, (y) the date on which the Subscriber ceases to hold any Shares issued pursuant to this Subscription Agreement, or (z) the first date on which the Subscriber is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(i) (or Rule 144(i)(2), if applicable) (the “Effectiveness Period”). The Subscriber agrees to disclose its ownership to the Issuer upon request to assist it in making the determination described above. The Issuer will provide a draft of the Registration Statement to the Subscriber for review at least ten (10) days in advance of filing the Registration Statement. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), the Issuer will use commercially reasonable efforts to (1) qualify the Shares for listing on an Applicable Exchange, and (2) update or amend the Registration Statement as necessary to include the Shares. For as long as the Subscriber holds the Shares, the Issuer will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Subscriber), as applicable. Notwithstanding anything to the contrary contained herein, the Issuer may delay or postpone filing of such Registration Statement, and from time to time require the Subscriber not to sell the Shares under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of the Issuer determines in good faith that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Issuer or would require premature disclosure of information that could materially adversely affect the Issuer (each such circumstance, a “Suspension Event”); provided, however, that (i) the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period, and (ii) the Issuer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the undersigned of such securities as soon as practicable thereafter. The Issuer will use all commercially reasonable efforts to give Subscriber prior written notice of a Suspension Event. If so directed by the Issuer, the Subscriber will deliver to the Issuer or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. The Issuer’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Issuer such information regarding the Subscriber, the securities of the Issuer held by the Subscriber and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by the Issuer to effect the registration of such Shares, and shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations.

(b)   The Issuer shall use commercially reasonable efforts, if requested by the Subscriber, to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Shares, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Subscriber’s option, within three (3) business days of such request, if (A) the Shares are registered for resale under the Securities Act, (B) the Shares may be sold by the Subscriber without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, or (C) the Subscriber has sold or transferred, or proposes to sell or transfer within five (5) business days of such request, Shares pursuant to the Registration Statement or in compliance with Rule 144. The Issuer’s obligation to remove legends under this Section 7 may be conditioned upon the Subscriber providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends.

(c)   At its expense the Issuer shall advise the Subscriber in writing within two (2) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from the Issuer (which notice shall not contain any material non-public information regarding the Issuer) of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to the Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. The Issuer shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)   The Issuer shall indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), its officers, directors, members, managers, partners, shareholders, employees and agents of each of them, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Issuer by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Issuer, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of this Section 7. The Issuer shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

(e)   Each Subscriber shall, severally and not jointly, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Issuer by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Shares pursuant to the Registration Statement giving rise to such indemnification obligation. Each Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

(f)   If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d) and 7(e) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(f) from any person or entity who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 7(f) shall be individual, not joint and several, and in no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

(g)   For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares acquired by Subscriber pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event.

8.   Termination.

This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof other than as provided in this Section 8, upon the earliest to occur of (a) such date and time as the Combination Agreement is validly terminated in accordance with the terms therein, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2(c) or 2(d) are not capable of being satisfied by the End Date (as defined below) or (d) at the election of Subscriber, on or after the date 180 days following the date of this Subscription Agreement (the “End Date”), if the Closing has not occurred on or before such date; provided that nothing herein will relieve any party from liability for any fraud or willful material breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover any and all actual losses, liabilities or damages arising from such fraud or willful material breach. The Issuer shall promptly notify Subscriber of the termination of the Combination Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement, the Issuer shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber by a lump-sum payment and in full. Notwithstanding the above, it is agreed by the parties that the confidentiality provisions of this Subscription Agreement relating to information from the Issuer, Company and Subscriber shall survive the termination of this Subscription Agreement for a period of 2 years after the End Date.

9.   Trust Account Waiver.

Subscriber acknowledges that the Issuer is a blank check, special purpose acquisition company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public stockholders and the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the funds and other assets in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, and any claims of any kind any of them has or may in the future have, in any case arising out of this Subscription Agreement, in or to any funds or other assets held in the Trust Account, and agrees not to seek recourse against the Trust Account or the funds or assets held therein as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit any right, title, interest or claim of Subscriber to funds or other assets in the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Issuer, except to the extent that Subscriber has otherwise agreed with the Issuer to not exercise such redemption right.

10.   Miscellaneous.

(a)   Insofar as the parties to this Subscription Agreement are relying on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, prior to the Closing, (i) Subscriber agrees to promptly notify the Issuer, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber as set forth herein are no longer accurate in any material respect and (ii) the Issuer agrees to promptly notify Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties made by the Issuer as set forth herein are no longer accurate in any material respect. The parties to this Subscription Agreement hereby further acknowledge and agree that (x) the Placement Agents are third-party beneficiaries of the representations and warranties of the Issuer and Subscriber contained in this Subscription Agreement and (y) the Company is a third-party beneficiary of Sections 8(b), 10(c)(ii) and 10(f)(ii).

(b)   The Issuer and Subscriber are entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.

(c)   Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may not transfer or assign all or any portion of its rights under this Subscription Agreement, other than (i) an assignment of all or any portion of such rights to an affiliate, a fund or account managed by the same investment manager as Subscriber, or (ii) with the prior consent of the Issuer and the Company; provided that no such assignment shall relieve Subscriber of any of its obligations hereunder; provided, further, that no such assignment shall be valid unless and until Subscriber and each assignee executes and delivers to the Issuer an assignment and joinder agreement substantially in the form attached hereto as Schedule B, by which such assignee agrees to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and delivers to the Issuer Schedule A.

(d)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing for a period of three years. For the avoidance of doubt, if for any reason the Closing does not occur prior to, or concurrently with, the consummation of the Merger, all representations, warranties and agreements of the parties hereunder shall survive the consummation of the Merger and remain in full force and effect.

(e)   The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that the Issuer may file a upon, such heirs, executors copy of this Subscription Agreement with the Commission as an exhibit to a periodic report or a registration statement of the Issuer.

(f)   This Subscription Agreement may not be amended, modified, waived or supplemented (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver, or supplement is sought and (ii) without the prior written consent of Issuer and the Company; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party. No failure or delay of either the Issuer or Subscriber in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuer and Subscriber hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding, administrators, successors, legal representatives and permitted assigns.

(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)   This Subscription Agreement may be executed in one or more counterparts (including by facsimile, electronic mail or in .pdf or other electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(k)   Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(l)   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) if sent by email, when sent, provided that such transmission does not result in an “undeliverable” response, (c) one (1) business day after the date sent by reputable overnight carrier, or (d) five (5) business days after the date of mailing by certified or registered mail, in each case to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)if to the Issuer, to:

Capstar Special Purpose Acquisition Corp.
405 West 14th Street
Austin, TX 78701
Attention: Benjamin M. Hanson
Email: ben@eqcapstrategies.com
with required copies to (which copies shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Christopher S. Auguste
Email: cauguste@kramerlevin.com

Gelesis Inc.
501 Boylston Street, Suite 6102
Boston, MA 02116
Attention: Yishai Zohar, Chief Executive Officer
Email: yzohar@gelesis.com

Goodwin Proctor LLP
100 Northern Avenue
Boston, MA 02210
Attention: James Barrett
Email: JBarrett@goodwinlaw.com

(iii)	if to the Placement Agents, to:

Citigroup Global Markets, Inc.
388 Greenwich Street
New York, NY 10013
Attention: Richard Chand
Email: richard.chand@citi.com

UBS Securities LLC
1285 6th Avenue
New York, NY 10019
Attention: Robin Tang
Attention: John Delgado
Email: robin.tang@ubs.com
Email: john.delgado@ubs.com

with required copies to (which copies shall not constitute notice):

Winston & Strawn LLP
800 Capitol Street
Suite 2400
Houston, TX 77002
Attention: Michael Blankenship, Partner
Email: mblankenship@winston.com

(m)   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).

(n)   The parties agree that irreparable damage would occur if any provision of this Subscription Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement or to enforce specifically the performance of the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 10(m), in addition to any other remedy to which any party is entitled at law or in equity.

[Signature pages follow.]

IN WITNESS WHEREOF, the Issuer has caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

By:

Name:
Title:

Signature Page to Subscription Agreement — Issuer

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above.)	(Please print. Please indicate name and capacity of person signing above.)

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

☐ Joint Tenants with Rights of Survivorship ☐ Tenants-in-Common ☐ Community Property

State/Country of Formation or Domicile (if applicable):

Email Address:

Mailing Address for Notice to Subscriber:

Attention:

Business Address (if different):

Attention:

Telephone No.:

Facsimile No.:

Purchase Price*:	$

Acquired Shares:

* You must pay the Purchase Price by wire transfer of U.S. $ in immediately available funds to the account specified by the Issuer in the Closing Notice. To the extent the offering is oversubscribed, the number of Common Shares received may be less than the number of Common Shares subscribed for.

Signature Page to Subscription Agreement — Subscriber

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF U.S. SUBSCRIBER

This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A, Part B or Part C below and the applicable box in Part D below.

A.   QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
☐	Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***

B.   INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has checked below the box(es) for the applicable provision under which Subscriber qualifies as such:

☐

Subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, Massachusetts or similar business trust, partnership, or limited liability company that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000.

☐	Subscriber is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
☐	Subscriber is a “bank” as defined in Section 3(a)(2) of the Securities Act.
☐	Subscriber is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.
☐	Subscriber is a broker or dealer registered pursuant to Section 15 of the Exchange Act.
☐	Subscriber is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.
☐	Subscriber is an investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940.

☐	Subscriber is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.
☐	Subscriber is an investment company registered under the Investment Company Act of 1940.
☐	Subscriber is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.
☐	Subscriber is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.
☐

Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐	Subscriber is a Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act.
☐	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income

Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.
	☐	A bank;
	☐	A savings and loan association;
	☐	An insurance company; or
	☐	A registered investment adviser.
☐	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.
☐

Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐

Subscriber is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	Subscriber is an entity in which each of its equity owners (whether entities themselves or natural persons) are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act).
☐

Subscriber is an entity that is not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering and owns “investments” (as defined in Rule 2a51-1(b) under the Investment Company Act of 1940) in excess of $5,000,000.

☐

Subscriber is a natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

☐

Subscriber is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐

Subscriber is a “family office” as defined under the Investment Advisers Act of 1940, (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in the securities offered by the Issuer in this offering, and (iii) whose prospective investment in the securities offered by the Issuer in this offering is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment.

☐

Subscriber is a “family client,” as defined under the Investment Advisers Act, of a family office, whose prospective investment in the securities offered by the Issuer in this offering is directed by such family office, and such family office is one (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in the securities offered by the Issuer in this offering, and (iii) whose prospective investment in the securities offered by the Issuer in this offering is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment.

*** AND ***

C. AFFILIATE STATUS

(Please check the applicable box)

Subscriber:

☐	is
☐	is not

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

SCHEDULE B

FORM OF

SUBSCRIPTION ASSIGNMENT AND JOINDER AGREEMENT

This Subscription Assignment and Joinder Agreement (this “Assignment Agreement”), dated        , 2021, is made and entered into by and between          (“Subscriber”) and         (“Assignee”), and acknowledged and accepted by Capstar Special Purpose Acquisition Corp., a Delaware corporation (the “Issuer”).

WHEREAS, the Issuer and Subscriber entered into that certain Subscription Agreement (the “Subscription Agreement”), dated May     , 2021, pursuant to which Subscriber agreed to subscribe for and purchase Common Shares of the Issuer (the “Acquired Shares”);

WHEREAS, Subscriber desires to transfer and assign, to Assignee, Subscriber’s rights to subscribe for and purchase           of the Acquired Shares (the “Assigned Shares”), together with all rights and obligations of Subscriber under the Subscription Agreement with respect to such Assigned Shares.

NOW, THEREFORE, pursuant to Section 10(c) of the Subscription Agreement, and subject to acceptance by the Issuer by countersignature hereof:

1.   Subscriber hereby assigns its rights to subscribe for and purchase the Assigned Shares to Assignee.

2.   Assignee hereby (a) accepts and assumes the rights and obligations of Subscriber to subscribe for and purchase the Assigned Shares, and agrees to be bound by and subject to the terms and conditions of the Subscription Agreement with respect thereto, (b) makes the representations and warranties in Section 4 of the Subscription Agreement with respect to the Assigned Shares, and (c) delivers to the Issuer a completed Schedule B to the Subscription Agreement attached hereto.

3.   Notwithstanding the foregoing, this Assignment Agreement shall not relieve Subscriber of any of its obligations under the Subscription Agreement.

4.   Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.

[Signature Page Follows]

Schedule B-1

IN WITNESS WHEREOF, this Subscription Assignment and Joinder Agreement has been executed by Subscriber and Assignee, each by its duly authorized representative as of the date set forth above.

Name of Subscriber:

By:
Name:
Title:

Name of Assignee:

By:
Name:
Title

Acknowledged and agreed:

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.
By:
Name:
Title:

EXHIBIT C

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 19, 2021, by and among Capstar Special Purpose Acquisition Corp., a Delaware corporation (“Capstar”), and [·], a [·] (the “Stockholder”).1 Each of Capstar and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on July 19, 2021, Capstar, CPSR Gelesis Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Gelesis, Inc., a Delaware corporation (the “Company”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of Capstar, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive Capstar Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Business Combination Agreement and as a material inducement to Capstar and the other Capstar Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that Capstar and the other Capstar Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

[1]	As contemplated by the Business Combination Agreement, each Company Stockholder set forth on Schedule I to the Business Combination Agreement will enter into a separate Transaction Support Agreement.

AGREEMENT

1.    Company Stockholder Consent and Related Matters.

(a)   As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholder shall duly execute and deliver to the Company and Capstar the Company Stockholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.14(b) (Transaction Support Agreements; Company Stockholder Approval; Subscription Agreements) of the Business Combination Agreement. As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to Capstar pursuant to the Business Combination Agreement or (y) the time at which the Company is required to deliver to the Allocation Schedule to Capstar pursuant to the Business Combination Agreement), the Stockholder shall (i) duly execute and deliver to the Company and Capstar a written consent, in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreement, under which it irrevocably and unconditionally consents to the matters, actions and proposals contemplated by Section 5.14(b) (Transaction Support Agreements; Company Stockholder Approval; Subscription Agreements) of the Business Combination Agreement or (ii) execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to amend or otherwise modify the Governing Documents of the Company, the Company Stockholders Agreement and each other applicable Contract in the manner required by Section 5.14(b) (Transaction Support Agreements; Company Stockholder Approval; Subscription Agreements) of the Business Combination Agreement. Without limiting the generality of the foregoing in this Section 1(a), prior to the Closing, the Stockholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.

(b)   Without limiting any other rights or remedies of Capstar, the Stockholder hereby irrevocably appoints Capstar or any individual designated by Capstar as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c)   The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for Capstar entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Stockholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Stockholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2.    Other Covenants and Agreements.

(a)   The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Capstar and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b)   The Stockholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.7(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.

(c)   The Stockholder acknowledges and agrees that Capstar and the other Capstar Parties are entering into the Business Combination Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, Capstar and the other Capstar Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

(d)   The Stockholder hereby agrees to, in connection with the closing of the Merger, to execute a customary lock-up agreement with respect to any Capstar Shares received by such Stockholder in the Merger, which, in any event, shall terminate no later than 180 days from the Closing.

3.   Stockholder Representations and Warranties. The Stockholder represents and warrants to Capstar as follows:

(a)   If such Stockholder is not an individual, the Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)   If such Stockholder is not an individual, the Stockholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by Capstar), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)   None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect. (e)  The Stockholder is the record owner of the Subject

Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(iv) of the Business Combination Agreement, the Stockholder does not own, beneficially or of record, any Equity Securities of any Group Company. Except as otherwise expressly contemplated by the Company Stockholders Agreement, the Stockholder does not have the right to acquire any Equity Securities of any Group Company. The Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Stockholders Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer (as defined below) any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f)   There is no Proceeding pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g)   The Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Capstar Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the Capstar Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h)   In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Stockholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any Capstar Party (including, for the avoidance of doubt, none of the representations or warranties of any Capstar Party set forth in the Business Combination Agreement or any other Ancillary Document), any Capstar Non-Party Affiliate or any other Person, either express or implied, and the Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the Capstar Parties, any Capstar Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4.   Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of Capstar (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, offer, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise), grant of any option to purchase or otherwise dispose of or agreement to dispose of, establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position, entry into any swap or other arrangement, or public announcement of any intention to effect any of the foregoing.

5.   Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

6.   Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Shares[, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries]2 and (b) [nothing herein will be construed to limit or affect any action or inaction by such Stockholder as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company].3

7.   No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Non-Party Affiliate (other than the Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Capstar Non-Party Affiliate, and (b) none of the Company, any Company Non-Party Affiliates (other than the Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Capstar Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

[2]	Language to be included for individual shareholders.
[3]	Language to be included for individual shareholders.

If to Capstar, to:
Capstar Special Purpose Acquisition Corp. 405 West 14th Street Austin, TX 78701 Attention: E-mail:

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10033 Attention: E-mail:

If to the Stockholder, to:

[ ] [ ] [ ] Attention: [ ]

Facsimile: [ ]

Email: [ ]

with a copy (which shall not constitute notice) to:

[ ] [ ] [ ]

Attention: [ ]

Facsimile: [ ]

Email: [ ]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.   Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10.   Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and Capstar. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Stockholder without Capstar’s prior written consent (to be withheld or given in its sole discretion).

11.   Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12.   Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.   No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14.   Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

Schedule A

Owned Equity Securities

Security	Number
[·]	[·]

Schedule B

Terminated Agreements

1.   Ninth Amended and Restated Stockholders’ Agreement, dated December 5, 2019, by and among the Company and certain stockholders of the Company.

2.   Ninth Amended and Restated Registration Rights Agreement, dated December 5, 2019, by and among the Company and certain stockholders of the Company.

EXHIBIT D

FORM OF AMENDED AND RESTATED REGISTRATION

AND STOCKHOLDER RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”) is dated as of [      ], 2021, and is by and among Gelesis Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as Capstar Special Purpose Acquisition Corp.), Capstar Sponsor Group, LLC, a Delaware limited liability company (the “Sponsor”), the persons and entities listed on EXHIBIT A who hold beneficially and of record the type and number of securities (the “Sponsor Securities”) indicated next to their name in EXHIBIT A (each, a “Capstar Holder”) and certain former stockholders of Gelesis, Inc., a Delaware corporation and the entity that was merged with and into the Merger Sub (as defined below) contemporaneously with the execution and delivery of this Agreement (“Target”), listed on EXHIBIT B who hold beneficially and of record the type and number of shares of Common Stock, including Earn-Out Shares, and/or Equity Awards exercisable for shares of Common Stock (all as defined below) indicated next to their name in EXHIBIT B (each a “Target Holder”, and, collectively with the Sponsor and the Capstar Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the Capstar Holders are party to that certain Registration and Stockholders Rights Agreement, dated as of [             ], 2020 (the “Original Agreement”);

WHEREAS, the Company, CPSR Gelesis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Merger Sub”), and Target have entered into that certain Business Combination Agreement, dated as of July 19, 2021 (as amended, modified and/or supplemented from time to time, the “BCA”), pursuant to which, among other things, Merger Sub merged with and into Target, with Target continuing as the surviving company in the merger and, after giving effect to such merger, became a wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the BCA, the Holders received shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”);

WHEREAS, on the date hereof, pursuant to the BCA, certain Target Holders received shares of restricted Common Stock (the “Earn Out Shares”);

WHEREAS, on the date hereof; pursuant to the BCA, certain Target Holders received Rollover Options and Rollover Warrants, each as defined in the BCA (“Equity Awards”);

WHEREAS, on the date hereof, certain Target Holders and other investors, collectively, the “PIPE Investors”) purchased an aggregate of [·] shares of Common Stock (the “PIPE Shares”), in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of [·], 2021, entered into by and between the Company and each PIPE Investors (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 6.8 of the Original Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original Agreement) of at least a majority in interest of the Registrable Securities (as defined in the Original Agreement) at the time in question, and the Sponsor and the Capstar Holders are Holders in the aggregate of all of the Registrable Securities as of the date hereof;

WHEREAS, the Company, the Sponsor and the Capstar Holders desire to amend and restate the Original Agreement in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Sponsor and the Capstar Holders certain registration rights with respect to certain securities of the Company, and the Sponsor and the Capstar Holder will agree to certain restrictions on transfer with respect to Sponsor Securities;

WHEREAS, pursuant to Section 9(c) of the Ninth Amended and Restated Registration Rights Agreement (the “Target’s IRA/RRA”), the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Target and at least 70 percent (70%) of the holders of the issued and outstanding Preferred Stock of Target, and the Target and the Target Holders constitute the requisite majority for such purpose as of the date hereof; and

WHEREAS, the Target and the Target Holders desire to amend and restate the Target’s IRA/RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Target Holders certain registration rights with respect to certain securities of the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the other parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1   Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)   “Additional Holder” shall have the meaning given in Section 6.10.

(b)   “Additional Holder Common Stock” shall have the meaning given in Section 6.10.

(c)   “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not independently be required to be made at such time but for the Registration Statement being filed, or declared effective or the prospectus included therein being used to effect the offer or sales of securities, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

(d)   “Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Holder.

(e)   “Agreement” shall have the meaning given in the Preamble hereto.

(f)   “BCA” shall have the meaning given in the Preamble hereto.

(g)   “Block Trade” shall have the meaning set forth in Section 2.3(a).

(h)   “Board” shall mean the Board of Directors of the Company.

(i)   “Capstar Holders” shall have the meaning given in the Preamble hereto.

(j)   “Change in Control” shall mean the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group within the definition of Section 13 of the Exchange Act, including such persons’ Affiliates, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the voting power of all outstanding securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

(k)   “Closing” shall have the meaning given in the BCA.

(l)   “Closing Date” shall have the meaning given in the BCA.

(m)   “Commission” shall mean the Securities and Exchange Commission.

(n)   “Common Stock” shall have the meaning given in the Recitals hereto.

(o)   “Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

(p)   “Demanding Holder” shall have the meaning set forth in Section 2.1(d).

(q)   “Earn Out Shares” shall have the meaning given in the Recitals hereto.

(r)   “EDGAR” shall have the meaning given in Section 3.1(b).

(s)   “Equity Awards” shall have the meaning given in the Recitals hereto.

(t)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(u)   “Form S-1 Shelf” shall have the meaning given in Section 2.1(a).

(v)   “Form S-3 Shelf” shall have the meaning given in Section 2.1(a).

(w)   “Holder Information” shall have the meaning given in Section 4.1(b).

(x)   “Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

(y)   “Joinder” shall have the meaning given in Section 6.10.

(z)   “Lock-up” shall have the meaning given in Section 5.1.

(aa)   “Lock-up Parties” shall mean the Holders and their respective Permitted Transferees.

(bb)   “Lock-up Period” shall mean: (i) with respect to the Sponsor, the period beginning on the Closing Date and ending on the date that is the twelve (12) month anniversary of the Closing Date, provided, that this period will immediately expire pursuant to the terms of that certain letter agreement dated as of July 1, 2020 between the Company and such Holders if the closing sale price of the Common Stock as reported by the NYSE, or such other major securities exchange on which the Common Stock is then principally listed for trading if not the NYSE, equals or exceeds $12.00 per share for any twenty (20) trading days within any period of thirty (30) consecutive trading days that commences no earlier than the one-hundred-fiftieth (150th)day after the Closing Date; and (ii) with respect to each Capstar Holder and Target Holder, the period beginning on the Closing Date and ending on the date that is one-hundred-eighty (180) days after the Closing Date.

(cc)   “Lock-up Shares” shall mean the shares of Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Holders immediately following the Closing or shares of Common Stock issued or issuable with respect to or in exchange for Sponsor Securities, Earn Out Shares and Equity Awards on or after the Closing as permitted by this Agreement, but excluding all PIPE Shares purchased pursuant to Subscription Agreements.

(dd)   “Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

(ee)   “Merger” shall have the meaning given in the Recitals hereto.

(ff)   “Merger Sub” shall have the meaning given in the Recitals hereto.

(gg)   “Minimum Takedown Threshold” shall have the meaning set forth in Section 2.1(d).

(hh)   “Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

(ii)   “Original Agreement” shall have the meaning set forth in the Recitals hereto.

(jj)   “Other Coordinated Offering” shall have the meaning set forth in Section 2.3(a).

(kk)   “Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees: (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to, and in compliance with the requirements of, Section 5.1 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

(ll)   “Piggyback Registration” shall have the meaning set forth in Section 2.2(a).

(mm)  “PIPE Shares” shall have the meaning given in the Recitals hereto.

(nn)   “PIPE Investors” shall have the meaning given in the Recitals hereto.

(oo)   “Plan of Distribution” shall have the meaning set forth in Section 2.1(a).

(pp)   “Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(qq)  “Registrable Securities” shall mean: (v) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise, conversion or exchange of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the BCA, shares of Common Stock issued or issuable with respect to or in exchange for Sponsor Securities, Earn Out Shares and Equity Awards); (x) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise, conversion or exchange of any other equity security) of the Company acquired by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by a Holder who is an “affiliate” (as defined in Rule 144) of the Company; (y) any Additional Holder Common Stock; and (z) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (v), (x),(y) or (z) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that as to any particular Registrable Security, such security shall cease to be a “Registrable Security” upon the earliest of:

(i)   a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; or

(ii)   (a) such security shall have been otherwise transferred or been sold pursuant to Rule 144 (or any successor rule promulgated thereafter by the Commission) under the Securities Act, (b) a new certificated or uncertificated security not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company, (c) such Security shall have ceased to be outstanding, (d) such Security is eligible to be resold without regard to volume, public information, manner of sale or similar requirements of Rule 144, (e) the resale of such security is not prohibited by the Lock-Up, or (f) such security has been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145.

(rr)   The terms “register,” “registered” and “registration” shall refer to a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act and applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

(ss)   “Registration Expenses” shall mean the documented, out-of-pocket expenses of a registration, including, without limitation, the following:

(i)   all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(ii)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities;

(iii)   printing, messenger, telephone and delivery expenses;

(iv)   fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such registration;

(v)   fees and disbursements of counsel of the Company;

(vi)  all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and any amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers; and

(vii)   in an Underwritten Offering, Block Trade or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $35,000, without the consent of the Company) but not including (i) any other expenses of the Holders, or (ii) any underwriting discounts, brokerage or other commissions and transfer taxes, if any.

(tt)   “Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

(uu)   “Requesting Holders” shall have the meaning given in Section 2.1(e).

(vv)   “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

(ww)   “Restricted Securities” shall mean any Registrable Securities that were not issued to Holder pursuant to an effective registration statement in accordance with the Securities Act.

(xx)   “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(yy)   “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(zz)   “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(aaa)   “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(bbb)   “Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

(ccc)   “Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

(ddd)   “Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

(eee)   “Sponsor” shall have the meaning given in the Preamble hereto.

(fff)   “Sponsor Securities” shall have the meaning given in the Preamble hereto.

(ggg)   “Subscription Agreement” shall have the meaning given in the Preamble hereto.

(hhh)   “Subsequent Shelf Registration Statement” shall have the meaning set forth in Section 2.1(b).

(iii)   “Target” shall have the meaning given in the Preamble hereto.

(jjj)   “Target Holders” shall have the meaning given in the Preamble hereto.

(kkk)   “Target’s IRA/RRA” shall have the meaning given in the Preamble hereto.

(lll)   “Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly to: (i) sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security; (ii) establish or increase a put equivalent position or liquidate with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act; (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; and (iv) publicly announce any intention to effect any transaction specified in clause (i) through (iv) above. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

(mmm)   “Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

(nnn)   “Underwritten Offering” shall mean a registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

(ooo)   “Underwritten Shelf Takedown” shall have the meaning set forth in Section 2.1(d).

(ppp)   “Withdrawal Notice” shall have the meaning given in Section 2.1(f).

ARTICLE 2

REGISTRATION RIGHTS

2.1   Shelf Registration.

(a)   Filing.   Within forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” such Shelf Registration) following the initial filing date thereof and (b) ten (10) business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of all Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1(a), shall, for the avoidance of doubt, be subject to Section 3.4. The Company shall, if requested by the Holder, use its commercially reasonable efforts to: (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities; (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance with the Securities Act; and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) business days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act and no suspension of the effectiveness of such registration statement, or of sales thereunder, is then in effect, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume, public information, manner of sale or similar requirements, or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) business days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.1(a) may be conditioned upon the Holder timely providing such representations and other documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

(b)   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1(b) shall, for the avoidance of doubt, be subject to Section 3.4.

(c)   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of, on the one hand, the Holders of the Sponsor Securities and, on the other hand, the Target Holders for an aggregate of not more than two (2) additional registrations per calendar year.

(d)   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4 and any applicable Lock-up, at any time and from time to time when an effective Shelf is on file with the Commission the Sponsor or a Target Holder (any of the Sponsor or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the

Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, at least $20 million (the “Minimum Takedown Threshold”).All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the requested pricing date of the requested underwritten offering. The Company will keep the Holders reasonably apprised of Underwritten Shelf Takedown, with respect to which a piggyback opportunity is available, or any Underwritten Shelf Takedown. Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions. Subject to Section 2.3(d), the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable, nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Target Holders may each demand not more than a total of three (3) Underwritten Shelf Takedowns, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Agreement, and in any event not more than one (1) Underwritten Shelf Takedown each during any period of twelve (12) consecutive months. Any demands for a registered offering or takedown will be subject to the constraints of any applicable Lock-up, and such demand must be deferred until such constraints no longer apply. The Company shall not be required to effect more than one (1) Underwritten Shelf Takedown during any six (6) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

(e)   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of: (i) first, the Demanding Holders’ Registrable Securities that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown); and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of other requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

(f)   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless either: (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown; or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, or such Target Holder, as applicable, for purposes of Section 2.1(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown.

Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).

2.2   Piggyback Registration.

(a)   Piggyback Rights.   Subject to Section 2.3(c) and any applicable Lock-up, in connection with any Underwritten Shelf Takedown (whether pursuant to the exercise of a Demanding Holder’s demand rights or at the initiative of the Company with respect to an offering of Common Stock for its own account), other than with respect to registered primary offerings of the Company: (i) covered by a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto or Form S-8); (ii) where the Common Stock is not being sold for cash; (iii) where the offering is a bona fide offering of securities other than shares of Common Stock, even if such securities are convertible into or exercisable or exchangeable for shares of Common Stock, (v) a Block Trade; or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the filing date of the applicable “red herring” Prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2(b) and any applicable Lock-up, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2 to be included therein on the same terms and conditions as any similar securities of the Company included in the registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

(b)   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(i)   if the Underwritten Shelf Takedown is undertaken for the Company’s account, the Company shall include in any such takedown (1) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1) and (2), the shares of Common Stock or other equity securities, if any, as to which registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(ii)   if the Underwritten Shelf Takedown is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(iii)   if the Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such registration or registered offering securities in the priority set forth in Section 2.1(e).

(c)   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, two (2) business days prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d)   Effect of Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1(f), any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.

(e)   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.3   Block Trades; Other Coordinated Offerings.

(a)   Notwithstanding any other provision of this Article 2, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder notifies the Company that such Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $10 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided, that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

(b)   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.3(b).

(c)   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d)   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e)   A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1(d) hereof.

ARTICLE 3

COMPANY PROCEDURES

3.1   General Procedures.

(a)   In connection with any Shelf and/or Underwritten Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

(b)   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

(c)   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such registration, and to their respective counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the legal counsel of the Holders of Registrable Securities included in such Registration may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

(d)   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

(f)   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (i) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (ii) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

(j) in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l) in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration, on the date the Registrable Securities are delivered for sale pursuant to such registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the broker, placement agents or sales agent, if any, and the

Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration, use commercially reasonable efforts to (i) make senior executives of the Company reasonably available to participate in so-called “road shows” or meetings with institutional investors subject to reasonable prior arrangements to minimize disruption to the Company’s operations and the time commitment of such officers and (ii) enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect); and

(o) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriting marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.2 shall not affect the registration of the other Registrable Securities to be included in such registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

(a) (i) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement; (ii) upon written notice from the Company that the Commission has requested an amendment or supplement to a Registration Statement or Prospectus or additional information, or an event has occurred that requires the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) if the Company has, pursuant to a written insider trading compliance program adopted by the Board with respect to “insiders” including the relevant Holder, suspended transactions in the Company’s securities because of the existence of material non-public information, each of the Holders (in the case of (i) and (ii)) or the relevant Holder(s) (in the case of (iii)) shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (in the case of (i) or (ii)) or until the restriction on the ability of “insiders” to transact in the Company’s securities is removed (in the case of (iii)).

(b) Subject to Section 3.4(d), if the filing, initial effectiveness or continued use of a Registration Statement in respect of any registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4(b), the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

(c) Subject to Section 3.4(d), (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (ii) if, pursuant to Section 2.1(d), Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1(d) or 3.4.

(d) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4(b) or a registered offering pursuant to Section 3.4(c) shall be exercised by the Company, in the aggregate, for not more than (i) ninety (90) consecutive calendar days or (ii) more than one hundred and twenty (120) total calendar days during any period of twelve (12) consecutive months.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act), against all losses, claims, losses, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus, preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of the Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder.

(c) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1(a), 4.1(b) and 4.1(c) above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE 5

LOCK-UP

5.1 Lock-up. Each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”). Notwithstanding the foregoing, each Lock-up Party may Transfer Lock-up Shares during the Lock-up Period as follows (a) Transfers of shares of Common Stock acquired in open market transactions after the Closing; (b) through bona fide gifts or charitable contributions of shares of Common Stock, or any security convertible into or exercisable or exchangeable for Common Stock,; (c) Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild, a Holder who is an individual or any other person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (d) Transfers by will or intestate succession upon the death of the Holder who is an individual; (e) Transfers of shares of Common Stock pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (f) if the Lock-up Party is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control with the Lock-up Party, or (ii) distributions of shares of Common Stock to partners, limited liability company members of stockholders of the Lock-up Party pro rata, including, for the avoidance of doubt, where the Lock-up Party is a partnership, to its general partner or a successor partnership or fund by virtue of the Lock-up Party’s organizational documents or upon dissolution of the Lock-up Party; (g) if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (h) Transfers to the Company’s officers, directors or their affiliates or to any other Lock-up Party or any affiliates of such Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; or (i) Transfers to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under Sections 5.1(a) through 5.1(h); (j) pledges in connection with a bona fide mortgage or encumbrance to a financial institution, or pledges of shares of Common Stock, or any security convertible into or exercisable or exchangeable for Common Stock, as collateral for a recourse loan or debt transaction or enforcement thereunder, so long as the pledge is not part of a transaction or series of transactions for the purpose of Transferring to a counterparty the Lock-up Party’s market risk with respect to such shares or securities; (k) Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company or which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, however, that the transaction was approved by the Board or a duly authorized committee thereof; and provided, further, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; (l) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period; (m) Transfers of shares of Common Stock to the Company in connection with the repurchase of a Holder’s shares in connection with the termination of the Holder’s employment with the Company pursuant to contractual agreements with the Company; (n) Transfers of shares of Common Stock to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards; (o) Transfers of shares of Common Stock in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; or (p) Transfers to the Company through the exercise of a stock option granted under a stock incentive plan or stock purchase plan or a warrant, and the receipt by the Lock-up Holder from the Company of shares of Common Stock upon any such exercise, insofar as such option or warrant expires during the Lock-Up Period; provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; provided, however, that in the case of any Transfer pursuant to Section 5.1(b) through 5.1(i), each donee, distributee, or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement. For the avoidance of doubt, PIPE Shares shall never be subject to this Section 5.1 whether they are acquired by a Holder on the date hereof or are acquired by such Holder after the date hereof, whether from a PIPE Investor or from the Company.

ARTICLE 6

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) with respect to parties located in the United States, deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by internationally recognized courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [                 ], Attention: [·] or by email: [·], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Subject to Section 6.2(d) and Section 6.2(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor, the Capstar Holders and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor, which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to members of Sponsor (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), (ii) each of the Capstar Holders shall be permitted to transfer its rights hereunder as the Capstar Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Capstar Holder (it being understood that no such transfer shall reduce or multiply any rights of such Capstar Holder or such transferees) and (iii) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by such Target Holder to constituent owners of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees). Upon a transfer by the Sponsor pursuant to subsection (i) to members of Sponsor, the rights that are personal to the Sponsor shall be exercised by such members only with the consent of the Sponsor’s board of managers in accordance with the Sponsor’s operating agreement.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d) This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and this Section 6.2.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit C attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue.  NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.5 Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than the PIPE Investors who each have registration rights with respect to their PIPE Shares, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, (ii) upon a transfer by the Sponsor pursuant to Section 6.2.(a)(i), a majority-in-interest of such Permitted Transferees of the Sponsor (so long as such Permitted Transferees of the Sponsor hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company), and (ii) a Target Holder, for so long as such Target Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company) and each Target Holder (in each case, so long as such Target Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of C attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11 Prior Agreements

(a) The Company, the Sponsor and the Capstar Holders hereby agree that the Original Agreement is hereby terminated and replaced for all purposes by this Agreement and shall no longer have any force or effect.

(b) The Company, the Target and the Target Holders hereby agree that the Target’s IRA/RRA is hereby terminated and replaced for all purposes by this Agreement and shall no longer have any force or effect.

6.12 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original Agreement shall no longer be of any force or effect.

6.14 Adjustments.  If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

(signature page follows)

The parties are signing this Amended and Restated Registration and Stockholder Rights Agreement as of the date stated in the introductory clause.

COMPANY

GELESIS HOLDINGS, INC.

By:

Name:
Title:

[SIGNATURE PAGE TO THE AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT]

The parties are signing this Amended and Restated Registration and Stockholder Rights Agreement as of the date stated in the introductory clause.

SPONSOR

CAPSTAR SPONSOR GROUP, LLC

By:

Name:
Title:

[SIGNATURE PAGE TO THE AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT]

The parties are signing this Amended and Restated Registration and Stockholder Rights Agreement as of the date stated in the introductory clause.

HOLDERS
[ ]
By:

Name:
Title:

HOLDER
[ ]
By:

Name:
Title:

[SIGNATURE PAGE TO THE AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT]

The parties are signing this Amended and Restated Registration and Stockholder Rights Agreement as of the date stated in the introductory clause.

HOLDER
[ ]
By:

Name:
Title:

[SIGNATURE PAGE TO THE AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT]

The parties are signing this Amended and Restated Registration and Stockholder Rights Agreement as of the date stated in the introductory clause.

HOLDER
[ ]
By:

Name:
Title:

[SIGNATURE PAGE TO THE AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT]

EXHIBIT A

CAPSTAR HOLDERS

Sponsor Shares

Name Date of Issue	Name Date of Issue	Shares not subject to restrictions other than Lock-up	Shares Subject to vesting per Sponsor Support Letter/ Letter of Intent

Other Class B Shares

Name Date of Issue	Name Date of Issue	Shares not subject to restrictions other than Lock-up	Shares Subject to vesting per Sponsor Support Letter/ Letter of Intent

Warrants

Name	Date of Expiration	Warrants not subject to restrictions other than Lock-up	Warrants Subject to vesting per Sponsor Support Letter/ Letter of Intent

EXHIBIT B

TARGET HOLDERS

Target Shares

Name Date of Issue	Name Date of Issue	Shares not subject to restrictions other than Lock-up	Shares Subject to vesting per Sponsor Support Letter/ Letter of Intent

Other Class B Shares

Name Date of Issue	Name Date of Issue	Shares not subject to restrictions other than Lock-up	Shares Subject to vesting per Sponsor Support Letter/ Letter of Intent

Warrants

Name	Date of Expiration	Warrants not subject to restrictions other than Lock-up	Warrants Subject to vesting per Sponsor Support Letter/ Letter of Intent

EXHIBIT C

JOINDER AGREEMENT

EXHIBIT E

LETTER OF TRANSMITTAL

To Accompany Certificates Formerly Representing

Shares of Capital Stock of

Gelesis, Inc.

DESCRIPTION OF SURRENDERED CERTIFICATES

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s))	Certificate(s) Surrendered (Attach additional list if necessary)
	Certificate Number(s)	Total Number of Shares Represented By Certificate(s)

Total number of shares:

[ ]    If any certificate(s) representing shares of stock that you own have been lost or destroyed, check this box and see Instruction 8. Please fill out the remainder of this Letter of Transmittal and indicate here the number of shares of stock represented by the lost or destroyed certificates.        (Number of Shares)

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 4, and 5)	SPECIAL DELIVERY INSTRUCTIONS (See Instructions 1, 4 and 5)
To be completed ONLY if the shares for surrendered Certificates is to be issued in the name of someone other than the undersigned.	To be completed ONLY if the shares for surrendered Certificates is to be sent to someone other than the undersigned or to the undersigned at an address other than that shown above.
Issue check to:	Deliver check to:

Name:	Name:
(Please Print)	(Please Print)

Address:	Address:

(Include Zip Code)	(Include Zip Code)

(Tax Identification or Social Security No.)

IMPORTANT — STOCKHOLDERS SIGN HERE

(U.S. Holders Also Please Complete Substitute Form W-9 Below)

(Non-U.S. Holders Please Obtain and Complete Form W-8BEN or Other Form W-8)

(Must be signed by former registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) as evidenced by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Name(s):

X

Area Code and Telephone
Number:

Dated:	, .2021

GUARANTEE OF SIGNATURE(S)

(See Instructions 1 and 4)

Complete ONLY if required by Instruction 1.

FOR USE BY FINANCIAL INSTITUTION ONLY.

PLACE MEDALLION GUARANTEE IN SPACE BELOW.

Firm:

By:

Title:

Address:

TO BE COMPLETED BY ALL SURRENDERING U.S. HOLDERS

(See Instruction 6)

PAYER: CONTINENTAL STOCK TRANSFER & TRUST COMPANY
Name: Address:
SUBSTITUTE Form W-9	Check appropriate box: Individual/Sole Proprietor ☐ Corporation ☐ Partnership ☐ Other (specify) ☐ Exempt from Backup Withholding ☐
Department of the Treasury Internal Revenue Service

Part I. Please provide your taxpayer identification number in the space at right. If awaiting TIN, write “Applied For” in space at right and complete the Certificate of Awaiting Taxpayer Identification Number below.

SSN: OR EIN:
Part II. For Payees exempt from backup withholding, see the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” and complete as instructed therein.
Request for Taxpayer Identification Number (TIN) And Certification

Part III. Certification

Under penalties of perjury, I certify that:

(1)

The number shown on this form is my correct Taxpayer Identification Number (or, as indicated, I am waiting for a number to be issued to me):

(2)

I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interests or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)

I am a U.S. person (including a U.S. resident alien).

Certification Instructions — You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Signature:                  Date:            , 20

You must complete the following certificate if you wrote “applied for” in part I of this substitute form W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

  I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me hereafter will be subject to backup withholding tax until I provide a properly certified taxpayer identification number within 60 days of the date of this Substitute Form W-9.

Signature:
Date:

INSTRUCTIONS FOR LETTER OF TRANSMITTAL

1. Guarantee of Signature. Signatures on all Letters of Transmittal must be guaranteed by a financial institution that is a member of a Securities Transfer Association approved medallion program such as STAMP, SEMP or MSP (an “Eligible Institution”), except in cases where securities are surrendered (i) by a registered holder of the securities who has not completed either the box entitled “Special Payment/Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 4.

2. Delivery of Letter of Transmittal and Certificates. The Letter of Transmittal, properly completed and duly executed, together with the certificate(s) for the securities described should be delivered to Continental Stock Transfer & Trust Company in the envelope enclosed for your convenience.

THE METHOD OF DELIVERY OF CERTIFICATE(S) AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE OWNER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE DOCUMENTS WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE MATERIALS ARE ACTUALLY RECEIVED BY THE PAYING AGENT.

3. Inadequate Space. If the space provided on the Letter of Transmittal is inadequate, the certificate numbers and the number of shares should be listed on a separate schedule to be attached thereto.

4. Signatures of Letter of Transmittal, Stock Powers and Endorsements. When the Letter of Transmittal is signed by the registered owner(s) of the certificate(s) listed and surrendered thereby, no endorsements of certificates or separate stock powers are required.

If the certificate(s) surrendered is (are) owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any surrendered certificates are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If the Letter of Transmittal is signed by a person other than the registered owner of the certificate(s) listed, such certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificate(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Instruction 1.

If the Letter of Transmittal or any certificate or stock power is signed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others, acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence, satisfactory to Continental Stock Transfer & Trust Company, the Company’s transfer agent, of their authority to do so must be submitted.

5. Special Payment and Delivery Instructions. Indicate the name and address to which payment for the securities is to be issued and/or sent if different from the name and address of the person(s) signing the Letter of Transmittal.

6. Substitute Form W-9. Enter your social security or employer identification number, and complete, sign and date the Substitute W-9 certification. If you are a foreign person, you must provide a properly completed and executed Internal Revenue Service Form W-8BEN, which you can obtain from Continental Stock Transfer & Trust Company.

7. Additional Copies. Additional copies of the Letter of Transmittal may be obtained from the Reorganization Department of Continental Stock Transfer & Trust Company at the address listed below.

8. Lost, Stolen or Destroyed Certificates. If any stock certificates have been lost, stolen or destroyed, please so indicate on the front of the Letter of Transmittal, and additional paperwork will be sent to you to replace the lost, stolen or destroyed certificates.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by Continental Stock Transfer & Trust Company and the Company, and such determination shall be final and binding. Continental Stock Transfer & Trust Company and the Company reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Neither Continental Stock Transfer & Trust Company nor the Company is under any obligation to waive or to provide any notification of any irregularities or defects in the surrender of any certificates, nor shall Continental Stock Transfer & Trust Company or the Company be liable for any failure to give such notification.

For Information:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

917-262-2378

EXHIBIT F

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

Capstar Special Purpose Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is “Capstar Special Purpose Acquisition Corp.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 14, 2020 (the “Original Certificate”). The date of the filing of it amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 20, 2020, which amended and restated the Original Certificate in its entirety (the “Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate, and was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Gelesis Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion One Hundred Fifty million (1,150,000,000), of which (i) Nine Hundred million (900,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Two Hundred Fifty million (250,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

The powers (including voting powers), preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock then outstanding) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock then outstanding) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, for the issuance of one or more series of Undesignated Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The designations, powers, preferences and relative, participating, optional, special and other rights of each series of Undesignated Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Undesignated Preferred Stock at any time outstanding. The number of authorized shares of Undesignated Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock generally entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Undesignated Preferred Stock as a class.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes designated as “Class I,” “Class II,” and “Class III.” The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock), the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval of the Bylaws shall not be required unless mandated by this Certificate of Incorporation, the Bylaws, or applicable law.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

[End of Text]

THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this             day of                           , 2021.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT G

AMENDED AND RESTATED

BY-LAWS

OF

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record or a beneficial owner of shares of capital stock of the Corporation at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this By-law as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this By-law to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this By-law, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this By-law, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this By-law and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this By-law. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting;provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record or beneficial owner of shares of capital stock of the Corporation providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-law shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this By-law shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this By-law or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this

By-law. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this By-law, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this By-law. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this By-law, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder of the Corporation.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this By-law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

(c) Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, shall be required to amend or repeal any provision of this Article I, Section 2; provided, however, that if the Board of Directors recommends that stockholders of the Corporation approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, shall be required to amend or repeal any provision of this Article I, Section 3; provided, however, that if the Board of Directors recommends that stockholders of the Corporation approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b) Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e) When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

SECTION 5. Quorum. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9. Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provide that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate.

SECTION 6. Resignation. A director may resign at any time by giving written notice to the Chairman of the Board of Directors, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular meetings (including any annual meeting) of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board of Directors, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

SECTION 14. Presiding Director.  he Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board of the Board of Directors, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2. Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation. Any officer may resign by delivering his or her written resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 6. Removal. Except as otherwise provided by law or resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chairman of the Board. The Chairman of the Board of Directors, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12. Vice Presidents and Assistant Vice Presidents.  Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 15. Other Powers and Duties. Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

SECTION 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee, consultant or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the

Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board of Directors may authorize.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7. Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or Bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of By-laws.

(a) Amendment by Directors. Except as provided otherwise by law, these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders. Except as otherwise required by these By-Laws or by law, these By-laws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted                              ,                  and effective as of              ,                .

EXHIBIT H

GELESIS HOLDINGS, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Gelesis Holdings, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Administrator” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee. The Board shall cause the Administrator to satisfy the applicable requirements of any stock exchange on which the Stock may then be listed. For purposes of Awards to individuals who are subject to Section 16 of the Exchange Act, the Administrator shall be comprised of not less than two Non-Employee Directors who are independent within the meaning of any stock exchange on which the Stock is listed, Notwithstanding the foregoing, if such a committee does not exist, or for any other reason determined by the Board, the Board may act as the Administrator.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, fair market value shall mean the closing sale price of the Stock, as reported on such market on that date (or if there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations); provided, further if the Stock is not traded on any established market,.the amount determined by the Administrator shall take into account Sections 409A and 424 of the Code, to the extent applicable.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and where required to avoid additional taxes and interest under Section 409A of the Code, an event shall not be considered a Sale Event unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan.  The Plan shall be administered by the Administrator.

(b) Powers of Administrator.  The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the expiration date, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(c) or Section 6(d), as applicable, to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards.  Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award, which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either, or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [               ]1 shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus on January 1, 2023 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by (i) 4 percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Administrator (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed 14,000,000, cumulatively increased on January 1, 2023 and each January 1 thereafter by the lesser of the Annual Increase for such year or 20,000,000 shares of Stock, subject in all cases to adjustment as provided in Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

1 To be equal to 8% of fully diluted shares, per Section 5.19 of the Business Combination Agreement

(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for service as a Non-Employee Director shall not exceed $750,000; provided, however, that such amount shall be $1 million for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of these limitations, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors and Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards in the form of Stock Options or Stock Appreciation Rights may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” with respect to such individuals, within the meaning of Treasury Regulation Section 1.409A-1(5)(iii) or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive

Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise compliant with Section 409A.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased, which notice shall be in such form as determined by the Administrator. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Administrator may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Administrator for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Appreciation Right is otherwise compliant with Section 409A

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company shall accrue and shall not be paid to the grantee until and to the extent the restrictions with respect to such Restricted Shares have lapsed and such Restricted Shares are deemed vested. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at their original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that are settled in shares of Stock (or cash, to the extent explicitly provided for in the Award

Certificate) upon the satisfaction of such restrictions and conditions as are established at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate). Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee receives shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Restricted Stock Units, which may thereafter accrue additional equivalents. Any such deemed reinvestment shall be at Fair Market Value on the date of deemed reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or multiple installments, as set forth in the underlying Award Certificate. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amount received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such other amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or deferred, except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan and any Award.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another Affiliate;

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing; or

(iii) a transfer without any interruption from one form of Service Relationship to a different form of Service Relationship.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan, and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent unless required by applicable law or to preserve the intended tax treatment of such Award. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised or settled and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentences.

SECTION 18. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated

(d) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(e) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any individual any right to continued employment and/or service with the Company or any Subsidiary and do not limit in any way the right of the Company or any Subsidiary to terminate such employment or Service Relationship. The terms of Awards need not be the same with respect to each grantee, and Awards to any individual grantee need not be the same.

(f) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(g)   Clawback.   All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Administrator and as in effect from time to time; and (ii) applicable law.

SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective as of the date approved by the Board, subject to stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

Schedule I

Supporting Company Stockholders

PureTech Health LLC
HPSO SPV Limited
SSD2, LLC
CMS Medical Venture Investment (KL)
Yishai Zohar

Annex A-1

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Amendment to the Business Combination Agreement (this “Amendment”) is entered into as of November 8, 2021 (the “Amendment Effective Date”), by and among Capstar Special Purpose Acquisition Corp., a Delaware corporation (“Capstar”), CPSR Gelesis Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Gelesis, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Capstar, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of July 19, 2021 (as the same may be amended or modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may be amended by a written agreement signed by each of the Parties thereto; and

WHEREAS, Capstar, Merger Sub and the Company now desire to enter into this Amendment in order to amend the Business Combination Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Definitions.   Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Business Combination Agreement.

Amendment to Business Combination Agreement.   The Business Combination Agreement is hereby amended as follows:

The fourth recital to the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Stockholders, Capstar and the Company are entering into the letter agreement, substantially in the form attached hereto as Exhibit A (as the same may be amended or modified from time to time in accordance with its terms, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Stockholder has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Capstar or any other anti-dilution or similar protection with respect to the Capstar Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), such that the Capstar Class B Shares will convert into Capstar Class A Shares at the Closing on a one-to-one basis, and (c) subject certain of the Capstar Class B Shares and Capstar Class A Warrants currently held by the Sponsor to certain vesting conditions and potential forfeiture, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;”

A new definition is hereby added to Section 1.1 of the Business Combination Agreement as follows:

““Additional Transaction Share Consideration” means the number of Capstar Shares equal to the number of Forfeiture Shares (as defined in the Sponsor Letter Agreement) forfeited pursuant to Section 3(d) of the Sponsor Letter Agreement.”

The definition of “Aggregate Transaction Share Consideration” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Aggregate Transaction Share Consideration” means an aggregate number of Capstar Shares equal to (a) the Transaction Share Consideration, plus (b) the Rollover Vested Option Amount, plus (c) the Rollover Warrant Amount. For avoidance of doubt, Aggregate Transaction Share Consideration shall be equal to 67,500,000 Capstar Shares plus a number of Capstar Shares equal to the Additional Transaction Share Consideration, issuable either as Transaction Share Consideration or upon exercise of Vested Rollover Options or Rollover Warrants.

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The definition of “Equity Value” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Equity Value” means $675,000,000.”

The definition of “Transaction Share Consideration” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Transaction Share Consideration” means an aggregate number of Capstar Shares equal to (a)(1) the Equity Value, divided by (2) the Capstar Share Value, minus (b) the Rollover Vested Option Amount, minus (c) the Rollover Warrant Amount, plus (d) the Additional Transaction Share Consideration.”

Section 2.1(b)(i) of the Business Combination Agreement is hereby amended by replacing it in its entirety with the following:

“At the Effective Time, and subject to the terms of this Agreement, Capstar shall issue 23,483,250 restricted Capstar Shares (the “Earn Out Shares”) to Company Stockholders, holders of Company Options (whether Vested Company Options or Unvested Company Options) and holders of Company Warrants pro rata with the portion of the Aggregate Transaction Share Consideration plus the Rollover Unvested Option Amount allocated to each Company Stockholder, holder of Company Options and holder of Company Warrants pursuant to Section 2.3.”

The words “January 18, 2022” in Section 7.1(d) of the Business Combination Agreement are hereby deleted and replaced with “January 31, 2022”.

A new clause is hereby added to Section 6.3 of the Business Combination Agreement as Section 6.3(e) as follows:

(e)   the Sponsor Letter Agreement, as amended as of the date hereof to provide for the forfeiture of 1,983,750 Capstar Class B Shares immediately prior to the Effective Time, shall be in full force and effect and shall have not been further amended nor subjected to the waiver of any party thereto without the prior written consent of the Company.

Effect on the Business Combination Agreement.   Except as specifically amended by this Amendment, the Business Combination Agreement shall remain in full force and effect, and the Business Combination Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, each reference in the Business Combination Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the Business Combination Agreement, as the case may be, shall be deemed to refer to the Business Combination Agreement or such provision as amended by this Amendment, unless the context otherwise requires.

Miscellaneous.   The provisions of Sections 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (WAIVER OF JURY TRIAL), 8.16 (Submission to Jurisdiction), and 8.17 (Remedies) of the Business Combination Agreement are incorporated by reference into this Amendment mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

CAPSTAR:

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

By:	/s/ R. Steven Hicks
	Name:	R. Steven Hicks
	Title:	Chief Executive Officer

MERGER SUB:

CPSR GELESIS MERGER SUB, INC.

By:	/s/ R. Steven Hicks
	Name:	R. Steven Hicks
	Title:	President

COMPANY:

GELESIS, INC.

By:	/s/ Yishai Zohar
	Name:	Yishai Zohar
	Title:	President, Chief Executive Officer

A-1-3

Annex A-2

AMENDMENT TO SPONSOR LETTER AGREEMENT

This Amendment to the Sponsor Letter Agreement (this “Amendment”) is entered into as of November 8, 2021 (the “Amendment Effective Date”), by and among Capstar Sponsor Group LLC, a Delaware limited liability company (the “Sponsor”), Capstar Special Purpose Acquisition Corp., a Delaware corporation (“Capstar”), the other holders of Capstar Class B Common Stock set forth on Schedule I hereto (the “Other Class B Holders,” and, together with the Sponsor, collectively, the “Class B Holders”) and Gelesis, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Sponsor, Capstar, the Other Class B Holders and the Company entered into that certain Sponsor Letter Agreement, dated as of July 19, 2021 (as the same may be amended or modified from time to time in accordance with its terms, the “Sponsor Letter Agreement”), in connection with the execution of that certain Business Combination Agreement, dated as of July 19, 2021, by and among Capstar, CPSR Gelesis Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company (as the same may be amended or modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, Capstar, Merger Sub and the Company have entered into that certain Amendment to the Business Combination Agreement, dated as of the date hereof (the “BCA Amendment”); and

WHEREAS, in connection with the BCA Amendment, the Sponsor, Capstar, the Other Class B Holders and the Company wish to amend certain provisions of the Sponsor Letter Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Definitions.   Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Sponsor Letter Agreement.

Amendment to Sponsor Letter Agreement.   The Sponsor Letter Agreement is hereby amended as follows:

Section 3 of the Sponsor Letter Agreement is hereby amended and restated in its entirety as follows:

“3.   Treatment of Shares and Warrants

(a)   Subject Securities.   The Sponsor and the Other Class B Holders each agree that, effective upon the Closing, the number of Capstar Class A Warrants (the “Vesting Warrants”) and the number of Capstar Class B Shares (the “Forfeiture Shares”) held by the Sponsor and the Other Class B Holders set forth on Exhibit A hereto shall be subjected to and governed by the vesting and forfeiture provisions set forth herein.”

(b)   Vesting Warrants.   The Sponsor acknowledges and agrees that the Eligible Vesting Warrants (as defined below) shall vest (and no longer be subject to forfeiture) at such time during the period from and after the Closing through and until the date that is five (5) years after the Closing Date (the “Sponsor Vesting Period”) as (x) the Capstar Stock Price is first equal to or exceeds $20.00 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days or (y) there is a Capstar Sale in which the Capstar Sale Price for the acquisition of the Capstar Shares is greater than or equal to $20.00 per share. Any Vesting Warrants that are not Eligible Vesting Warrants as of the Closing shall be deemed fully vested (and no longer be subject to forfeiture) as of the Closing. As used herein, “Eligible Vesting Warrants” means the number of Vesting Warrants equal to the product of (x) the number of Vesting Warrants set forth on Exhibit A hereto and (y) a fraction, the numerator of which is equal to the total number of Capstar Class A Shares redeemed pursuant to the Capstar Stockholder Redemption, other than any such redemptions by the PIMCO Private Funds, as of immediately prior to the Closing, and the denominator of which is equal to the total number of Capstar Class A Shares outstanding as of immediately prior to such Capstar Stockholder Redemption.

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(c)   Forfeiture of Unvested Warrants.   Vesting Warrants that remain unvested on the first Business Day after the conclusion of the Sponsor Vesting Period shall be automatically void and of no further effect as of such date, and then surrendered by the Sponsor as promptly as practicable thereafter, without any consideration for such forfeiture or surrender.

(d)   Forfeiture Shares.   The Forfeiture Shares shall, as of immediately prior to the Effective Time, be surrendered by the Sponsor and the Other Class B Holders to Capstar for cancellation upon such surrender, without any consideration for such surrender.”

Exhibit A to the Sponsor Letter Agreement is hereby amended and restated in its entirety as attached hereto as Exhibit A to this Amendment.

Effect on the Sponsor Letter Agreement.   Except as specifically amended by this Amendment, the Sponsor Letter Agreement shall remain in full force and effect, and the Sponsor Letter Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, each reference in the Sponsor Letter Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the Sponsor Letter Agreement, as the case may be, shall be deemed to refer to the Sponsor Letter Agreement or such provision as amended by this Amendment, unless the context otherwise requires.

Miscellaneous.   The provisions of Sections 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (WAIVER OF JURY TRIAL), 8.16 (Submission to Jurisdiction), and 8.17 (Remedies) of the Business Combination Agreement are incorporated by reference into this Amendment mutatis mutandis.

[Signature Pages Follow]

A-2-2

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

SPONSOR:

CAPSTAR SPONSOR GROUP LLC

By:	/s/ R. Steven Hicks
	Name:	R. Steven Hicks
	Title:	Manager

CAPSTAR:

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.

By:	/s/ R. Steven Hicks
	Name:	R. Steven Hicks
	Title:	Chief Executive Officer

COMPANY:

GELESIS, INC.

By:	/s/ Yishai Zohar
	Name:	Yishai Zohar
	Title:	President, Chief Executive Officer

OTHER CLASS B HOLDERS:

/s/ Kathryn Cavanaugh
Kathryn Cavanaugh

/s/John Ghiselli
John Ghiselli

/s/ James Whittenburg
James Whittenburg

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EXHIBIT A

Vesting Warrants

Sponsor	Capstar Class A Warrants
2,506,416

Forfeiture Shares

Sponsor	Capstar Class B Shares
1,965,638
Kathryn Cavanaugh	5,175
John Ghiselli	5,175
James Whittenburg	7,762
TOTAL	1,983,750

A-2-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents will be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section.

Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors, a form of which is filed as Exhibit 10.6 to our Registration Statement on Form S-1 that was declared effective by the SEC on July 1, 2020. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the Business Combination Agreement to be filed as Exhibit 2.1 to this Registration Statement, we have agreed to continue to indemnify our current directors and officers and have agreed to the continuation of director and officer liability insurance covering our current directors and officers.

It is anticipated that the board of directors of New Gelesis will, in connection with consummating the Business Combination, approve and direct New Gelesis to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New Gelesis following the Business Combination.

Item 21.   Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†

Business Combination Agreement, dated as of July 19, 2021, by and among Capstar Special Purpose Acquisition Corp., CPSR Gelesis Merger Sub, Inc. and Gelesis, Inc. (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement).

2.2

Amendment to Business Combination Agreement, dated as of November 8, 2021, by and among Capstar Special Purpose Acquisition Corp., CPSR Gelesis Merger Sub, Inc. and Gelesis, Inc. (attached as Annex A-1 to the proxy statement/prospectus contained in this Registration Statement).

3.1

Form of Amended and Restated Certificate of Incorporation of Capstar Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registration Statement on Form S-1 of Capstar Special Purpose Acquisition Corp. (File No. 333-239094)).

3.2

By-laws of Capstar Special Purpose Acquisition Corp. (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Registration Statement on Form S-1 of Capstar Special Purpose Acquisition Corp. (File No. 333-239094)).

3.3	Form of Second Amended and Restated Certificate of Capstar Special Purpose Acquisition Corp. (attached as Exhibit G to the Business Combination Agreement).
3.4	Form of Second Amended and Restated Bylaws of Capstar Special Purpose Acquisition Corp (attached as Exhibit H to the Business Combination Agreement).
5.1#	Opinion of Kramer Levin Naftalis & Frankel LLP.
8.1#	Tax Opinion of Kramer Levin Naftalis & Frankel LLP
10.1	Form of Sponsor Letter Agreement (attached as Exhibit A to the Business Combination Agreement)
10.2	Amendment to Sponsor Letter Agreement, dated as of November 8, 2021 (attached as Annex A-2 to the proxy statement/prospectus contained in this Registration Statement)
10.3	Form of Subscription Agreement (attached as Exhibit B to the Business Combination Agreement).
10.4	Form of Transaction Support Agreement (attached as Exhibit C to the Business Combination Agreement).
10.5	Form of Amended and Restated Registration and Stockholder Rights Agreement (attached as Exhibit D to the Business Combination Agreement)
10.6*	Form of Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan (attached as Exhibit H to the Business Combination Agreement).
10.7*#	2016 Gelesis, Inc. Stock Option and Grant Plan.
10.8#	Royalty Assignment Agreement, dated as of December 18, 2009, by and among PureTech Ventures, LLC, Gelesis, Inc. and Gelesis LP
10.9#§	Second Amended and Restated Supply and Distribution Agreement, dated July 1, 2021, by and between Roman Health Pharmacy LLC and Gelesis Inc.
10.10#§	Pharmaceutical Distribution Agreement, dated as of Feb 12, 2020, between Gelesis, Inc. and Specialty Medical Drugstore, LLC ( d/b/a GoGoMeds)
10.11#§	License, Collaboration and Supply Agreement, dated June 18, 2020, by and between Gelesis Inc. and CMS Bridging DMCC
21.1#	Subsidiaries of Capstar Special Purpose Acquisition Corp.
23.1	Consent of Marcum LLP, independent registered accounting firm for CPSR.
23.2	Consent of KPMG LLP, independent registered accounting firm for Gelesis, Inc.

Exhibit Number	Description
23.3#	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 and Exhibit 8.1)
24.1#	Power of Attorney.
99.1#	Consent of Yishai Zohar to be named as a director.
99.2#	Consent of Raju Kucherlapati to be named as a director.
99.3#	Consent of Dominic Perks to be named as a director.
99.4#	Consent of Jane Wildman to be named as a director.
99.5#	Consent of Paul Fonteyne to be named as a director.
99.6#	Consent of Clayton Christopher to be named as a director.
99.7#	Consent of Kathryn Cavanaugh to be named as a director.
99.8	Consent of Alison Bauerlein to be named as a director.

101	Interactive Data File

†

The annexes, schedules, and certain exhibits to the Business Combination Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CPSR hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the Commission upon request.

*	Indicates a management contract or compensatory plan.
#	Previously filed.
§	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, in the State of Texas on the 13th day of December, 2021.

CAPSTAR SPECIAL PURPOSE ACQUISITION CORP.
By:	/s/ R. Steven Hicks
Name: R. Steven Hicks
Title: Chairman, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ R. Steven Hicks	Chairman, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 13, 2021
R. Steven Hicks

*	Lead Director	December 13, 2021
Rodrigo de la Torre

*	Director	December 13, 2021
Kathryn Cavanaugh

*	Director	December 13, 2021
John Ghiselli

*	Director	December 13, 2021
James Whittenburg

*By:	/s/ R. Steven Hicks
R. Steven Hicks
Attorney-in-Fact